As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. 333-130328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REFAC
(Exact name of registrant as specified in its charter)

Delaware	6794	98-0417107
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Robert L. Tuchman
Refac
One Bridge Plaza
Suite 550
Fort Lee, New Jersey 07024
(201) 585-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Banker, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Michael L. Fantozzi, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000

     Approximate date of commencement of proposed sale to the public: Upon completion of the merger referred to herein.
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount		Offering	Aggregate	Registration
Securities to be Registered	to be Registered		Price per Share	Offering Price	Fee(5)

Common stock, par value $0.001	4,830,041	(1)	$8.54 (2)	$41,232,858.13	$4,411.83

Common stock, par value $0.001	7,027,956	(3)	$4.08 (4)	$28,667,067.26	$3,067.38

TOTAL	11,857,997			$69,899,125.39	$7,479.21

(1)	Represents shares to be issued and shares issuable upon exercise of options to be issued by Refac in connection with the acquisition of OptiCare Health Systems, Inc., a Delaware corporation (“OptiCare”).

(2)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of OptiCare common stock reported by the American Stock Exchange on December 9, 2005.

(3)	Represents shares to be issued and shares issuable upon exercise of options to be issued by Refac in connection with the acquisition of U.S. Vision Inc., a Delaware corporation (“U.S. Vision”).

(4)	Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon the book value per share of U.S. Vision as of October 31, 2005 of $1.689 per share.

(5)	Computed in accordance with Rule 457(f) and Section 6(b) under the Securities Act by multiplying (A) the proposed maximum aggregate offering price for all securities to be registered by (B) 0.000107.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Dear Stockholder:
      As you may know, the board of directors of Refac, based upon the approval and recommendation of a special committee of its independent directors, has approved two merger agreements that would result in OptiCare Health Systems, Inc. and U.S. Vision, Inc. becoming wholly-owned subsidiaries of Refac. Refac, OptiCare and U.S. Vision are all controlled by Palisade Concentrated Equity Partnership, L.P., which beneficially owns approximately 91% of Refac’s outstanding common stock, 84% of OptiCare’s outstanding common stock (on a fully diluted basis) and 88% of U.S. Vision’s outstanding common stock. Pursuant to a proxy granted by Palisade on September 1, 2005, Refac beneficially owns 84% of OptiCare’s outstanding shares (on a fully diluted basis). Palisade may revoke this proxy at any time.
      In the OptiCare merger, Palisade will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the merger 0.0472 shares of Refac common stock.
      In the U.S. Vision merger, the U.S. Vision stockholders will receive 0.4141 shares of Refac common stock for each share of U.S. Vision common stock they own immediately prior to the merger.
      In connection with the mergers, the special committee of Refac’s board of directors received opinions from Mufson Howe Hunter & Company LLC to the effect that, as of the date of the opinion and based upon, and subject to, certain matters stated in such opinion, the consideration to be paid in each of the mergers was fair, from a financial point of view, to Refac stockholders (other than Palisade).
      Following the mergers, Refac stockholders will continue to own their existing shares of Refac common stock, which will not be affected by the mergers. However, because Refac will be issuing new outstanding shares of Refac’s common stock to OptiCare and U.S. Vision stockholders in the mergers, each stockholder’s Refac shares outstanding immediately prior to the mergers will represent a smaller percentage of the total number of shares of Refac outstanding after the mergers. The mergers will not affect the payment right that any Refac stockholder may have received in the February 2003 transaction with Palisade.
      We are holding our annual meeting of stockholders on March 6, 2006 in order to obtain the approvals necessary to consummate the mergers and to approve certain other matters as described in this joint proxy statement/ prospectus. At the annual meeting, we will ask you to adopt and approve the merger agreements, as amended, and approve the mergers, including the issuance of shares of Refac common stock in the mergers, to amend Refac’s certificate of incorporation to change the company’s name to Refac Optical Group, increase the number of authorized shares of common stock from 20,000,000 to 25,000,000, de-classify Refac’s board of directors and to vote on the other matters described in this joint proxy statement/ prospectus. Please carefully read the enclosed joint proxy statement/ prospectus in its entirety as well as the documents incorporated by reference herein for information about the merger agreements and the mergers.
      Our board of directors has unanimously determined that the merger agreements, as amended, and the mergers, including the issuance of shares in the mergers, are advisable to, fair to and in the best interests of our stockholders. Accordingly, the board of directors unanimously recommends that Refac stockholders vote “FOR” the adoption and approval of the merger agreements, as amended, and the approval of the mergers, including the issuance of shares of Refac common stock in the mergers, and “FOR” the other matters to be considered at the Refac annual meeting.
      Because Palisade, which currently owns approximately 91% of Refac’s outstanding common stock, has informed us that it intends to vote in favor of all proposals presented at the annual meeting, it is expected that the merger agreements, as amended, and the mergers, including the issuance of shares in the mergers, and the other proposals presented at the meetings will receive the requisite stockholder approval at the annual meeting.
      We expect to complete the mergers as soon as practicable after the annual meeting and expect that the mergers will be completed in March 2006.
      We look forward to the successful completion of the mergers and to your continued support as a stockholder of Refac.

Sincerely,

Robert L. Tuchman
Chief Executive Officer
February 13, 2006
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Refac common stock to be issued under this joint proxy statement/ prospectus or determined that this joint proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      This joint proxy statement/ prospectus is dated February 13, 2006, and is first being mailed to the stockholders of Refac, OptiCare Health Systems, Inc. and U.S. Vision Inc. on or about February 14, 2006.

Dear Stockholder:
      I am pleased to inform you that the board of directors of OptiCare Health Systems, Inc., based upon the approval and recommendation of a special committee of its independent directors, has approved a merger agreement that would result in OptiCare becoming a wholly-owned subsidiary of Refac. Refac has also entered into a merger agreement with U.S. Vision, Inc., which would result in U.S. Vision becoming a wholly-owned subsidiary of Refac. OptiCare, Refac and U.S. Vision are all controlled by Palisade Concentrated Equity Partnership, L.P., which beneficially owns approximately 91% of Refac’s outstanding common stock and owns 88% of U.S. Vision’s outstanding common stock. Palisade and Refac beneficially own approximately 84% of OptiCare’s outstanding common stock on a fully diluted basis.
      In the OptiCare merger, Palisade will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the merger 0.0472 shares of Refac common stock.
       Please see “Risk Factors” beginning on page 18 for a discussion of matters relating to Refac common stock.
       We are holding a special meeting of stockholders in order to obtain the approval necessary to consummate the OptiCare merger as described in this joint proxy statement/ prospectus. At the special meeting, we will ask you to adopt and approve the merger agreement. Such adoption will also constitute approval of the OptiCare merger. Please carefully read the enclosed joint proxy statement/ prospectus for information about the merger agreement and the merger.
      Our board of directors has unanimously determined that the merger agreement with Refac, as amended, and the merger are advisable to, fair to and in the best interests of our stockholders (other than Palisade and the other preferred stockholder). Accordingly, the board of directors unanimously recommends that OptiCare stockholders vote “FOR” the adoption and approval of the merger agreement, as amended, at the special meeting of stockholders.
      Because Palisade, which owns approximately 84% of OptiCare’s outstanding common stock (on a fully diluted basis), has informed us that it intends to vote in favor of all proposals presented at the special meeting, it is expected that the merger agreement, as amended, and the merger will receive the requisite stockholder approval at the special meeting.
      We expect to complete the merger as soon as practicable and expect the merger to be completed in March 2006.
      Please do not send in your stock certificates at this time. Promptly after the merger is completed you will receive instructions explaining how to exchange your stock certificates for stock certificates of Refac.
      We look forward to the successful completion of the merger.

Very truly yours,

Dean J. Yimoyines
Interim Chief Executive Officer
February 13, 2006
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Refac common stock to be issued under this joint proxy statement/ prospectus or determined that this joint proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      This joint proxy statement/ prospectus is dated February 13, 2006, and is first being mailed to the stockholders of Refac, OptiCare Health Systems, Inc. and U.S. Vision, Inc. on or about February 14, 2006.

One Bridge Plaza
Suite 550
Fort Lee, New Jersey 07024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 6, 2006
Dear Stockholders of Refac:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Refac, a Delaware corporation, will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 11:00 am Eastern time, for the following purposes:

1. To adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, OptiCare Merger Sub, Inc., a Delaware corporation, OptiCare Health Systems, Inc., a Delaware corporation, and solely with respect to certain sections, each of Dr. Dean J. Yimoyines, Linda Yimoyines and Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership and to approve the merger contemplated thereby, including the issuance of shares of Refac common stock in the merger. The Agreement and Plan of Merger and the amendment thereto are included as Annexes A and A.1 to the joint proxy statement/ prospectus accompanying this notice.

2. To adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, USV Merger Sub, Inc., a Delaware corporation, U.S. Vision, Inc., a Delaware corporation, and the stockholders of U.S. Vision, Inc. and to approve the merger contemplated thereby, including the issuance of shares of Refac common stock in the merger. The Agreement and Plan of Merger and the amendment thereto are included as Annexes B and B.1 to the joint proxy statement/ prospectus accompanying this notice.

3. To approve an amendment and restatement of Refac’s certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 25,000,000.

4. To approve an amendment and restatement of Refac’s certificate of incorporation to change the name of the company to Refac Optical Group.

5. To approve an amendment of Refac’s certificate of incorporation to de-classify the board of directors.

6. To elect three Class 3 directors and three Class 1 directors to Refac’s board of directors.

7. To amend the 2003 Stock Incentive Plan to increase the shares reserved for issuance from 500,000 to 1,250,000.

8. To transact any other business that may properly be brought before the meeting.
      Please refer to the attached joint proxy statement/ prospectus for further information with respect to the business to be transacted at the annual meeting.
      The close of business on January 18, 2006, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Refac annual meeting or any adjournments or postponements thereof. Only holders of record of shares of Refac common stock at the close of business on the record date are entitled to notice of, and to vote at, the Refac annual meeting, and any adjournment or postponement thereof.

      Whether or not you expect to attend the Refac annual meeting in person, we encourage you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the Refac annual meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/ prospectus.
      The board of directors of Refac unanimously recommends that Refac stockholders vote “FOR” each of the proposals presented at the meeting.

By Order of the Board of Directors,

Raymond A. Cardonne, Jr.
Secretary
February 13, 2006

87 Grandview Avenue
Waterbury, Connecticut 06708
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholders of OptiCare:
      NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of OptiCare Health Systems, Inc., a Delaware corporation, will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 10:00 am Eastern time for the following purpose:

1. To adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, OptiCare Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Refac, OptiCare Health Systems, Inc., a Delaware corporation, and solely with respect to certain sections, each of Dr. Dean J. Yimoyines, Linda Yimoyines and Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership. The Agreement and Plan of Merger and the amendment thereto are included as Annexes A and A.1 to the joint proxy statement/ prospectus accompanying this notice.
      Such adoption will also constitute approval of the OptiCare merger. In the OptiCare merger, Palisade will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the merger 0.0472 shares of Refac common stock. OptiCare will continue as the surviving corporation and a wholly-owned subsidiary of Refac.
      Please refer to the attached joint proxy statement/ prospectus for further information with respect to the business to be transacted at the special meeting.
      The close of business on January 18, 2006, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the OptiCare special meeting or any adjournments or postponements thereof. Only holders of record of shares of OptiCare common stock at the close of business on the record date are entitled to notice of, and to vote at, the OptiCare special meeting, and any adjournment or postponement thereof.
      Whether or not you expect to attend the OptiCare special meeting in person, we encourage you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the OptiCare special meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/ prospectus.
      The board of directors of OptiCare unanimously recommends that OptiCare stockholders vote “FOR” each of the proposals presented at the meeting.

By order of the Board of Directors,

Dean J. Yimoyines
Interim Chief Executive Officer
February 13, 2006

Refac
      Refac is a Securities and Exchange Commission (“SEC”) reporting company. Refac files annual, quarterly and current reports and other information with the SEC that have not been included in or delivered with this joint proxy statement/ prospectus. Refac will provide you with copies of this information, without charge, upon written or oral request to:

Refac
One Bridge Plaza
Suite 550
Fort Lee, New Jersey 07024
Attention: Chief Executive Officer
Telephone: (201) 585-0600
      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF INFORMATION BEFORE THE REFAC ANNUAL MEETING, REFAC SHOULD RECEIVE YOUR REQUEST NO LATER THAN FEBRUARY 28, 2006.
OptiCare Health Systems, Inc.
      OptiCare Health Systems, Inc., which we refer to as “OptiCare”, is an SEC reporting company. OptiCare files annual, quarterly and current reports and other information with the SEC that have not been included in or delivered with this joint proxy statement/ prospectus. OptiCare will provide you with copies of this information, without charge, upon written or oral request to:

OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, Connecticut 06708
Attention: Chief Executive Officer
Telephone: (203) 596-2236
      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF INFORMATION BEFORE THE OPTICARE SPECIAL MEETING, OPTICARE SHOULD RECEIVE YOUR REQUEST NO LATER THAN FEBRUARY 28, 2006.

Page

THE REFAC ANNUAL MEETING OF STOCKHOLDERS	75
Proposal 1. Adoption and Approval of the OptiCare Merger Agreement, as Amended, and OptiCare Merger, Including the Issuance of Shares in the OptiCare Merger	77
Proposal 2. Adoption and Approval of the U.S. Vision Merger Agreement, as Amended, and U.S. Vision Merger, Including the Issuance of Shares in the U.S. Vision Merger	77
Proposal 3. Amendment and Restatement of Refac’s Charter to Increase the Number Shares of Authorized Refac Common Stock from 20,000,000 to 25,000,000	78
Proposal 4. Amendment and Restatement of Refac’s Charter to Eliminate the Classified Board of Directors	78
Proposal 5. Amendment and Restatement of Refac’s Charter to Change the Name of the Company to Refac Optical Group	79
Proposal 6. Election of Directors	80
Proposal 7. Amendment of the 2003 Stock Incentive Plan	81
Security Ownership of Certain of Refac’s Beneficial Owners and Management	88
Compensation Committee Report On Executive Compensation	92
Certain Relationships and Related Transactions	94
Refac Audit Committee Report	96
THE OPTICARE SPECIAL MEETING OF STOCKHOLDERS	98
Proposal 1. Adoption and Approval of the OptiCare Merger Agreement, as Amended	100
OptiCare’s Officers and Directors	101
Security Ownership of Certain of OptiCare’s Beneficial Owners and Management	102
OptiCare’s Independent Public Accountants	104
REFAC BUSINESS	105
General	105
Financial Information About Segments	105
Intellectual Property Licensing	105
Patents and Trademarks	106
Employees	106
Financial Information About Foreign and Domestic Operations	106
Properties	106
Refac’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	107
OPTICARE BUSINESS	115
General	115
Description of Business Divisions	117
Managed Vision Division	117
Consumer Vision Division	123
Distribution and Technology Division	127
Trademarks, Domain Names and Assumed Names	127
Employees	128
Properties	128
Legal Proceedings	128
OptiCare Management’s Discussion and Analysis of Financial Condition and Results of Operations	130
U.S. VISION BUSINESS	149
General	149
Background and History	149

Annexes

A	OptiCare Merger Agreement
A.1	Amendment No. 1 to OptiCare Merger Agreement
B	U.S. Vision Merger Agreement
B.1	Amendment No. 1 to U.S. Vision Merger Agreement
C	Form of Proposed Restated Certificate of Incorporation of Refac
D.1	Opinion of Mufson, Howe, Hunter & Company — OptiCare Merger
D.2	Opinion of Mufson, Howe, Hunter & Company — U.S. Vision Merger
E	Opinion of The Woodward Group
F	Form of Proposed Amendment to Refac 2003 Stock Incentive Plan

QUESTIONS AND ANSWERS
      The following are some questions that you, as a stockholder of Refac (AMEX: REF) or OptiCare Health Systems, Inc. (AMEX: OPT), which we refer to as “OptiCare”, may have regarding the merger of OptiCare and OptiCare Merger Sub, Inc., which we refer to as the “OptiCare merger”, and the merger of U.S. Vision Inc., which we refer to as “U.S. Vision”, and USV Merger Sub, Inc., which we refer to as the “U.S. Vision merger”, and the other matters being considered at the annual meeting of stockholders of Refac and the special meeting of stockholders of OptiCare and brief answers to those questions. Refac and OptiCare urge you to read carefully the remainder of this joint proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the OptiCare merger and the U.S. Vision merger, which we refer to collectively as the “mergers”, and the other matters being considered at Refac’s annual meeting of stockholders and OptiCare’s special meeting of stockholders. Additional important information is also included in the annexes to this joint proxy statement/ prospectus.

Q:	Why are the stockholders of Refac and OptiCare receiving this joint proxy statement/ prospectus?

A:	Refac and OptiCare have agreed to the acquisition of OptiCare by Refac under the terms of a merger agreement that is described in this joint proxy statement/ prospectus and which we refer to as the OptiCare merger agreement. The OptiCare merger agreement and the amendment to the OptiCare merger agreement are attached to this joint proxy statement/ prospectus as Annexes A and A.1. Refac and U.S. Vision have agreed to the acquisition of U.S. Vision by Refac under the terms of a merger agreement that is described in this joint proxy statement/ prospectus and which we refer to as the U.S. Vision merger agreement. The U.S. Vision merger agreement and the amendment to the U.S. Vision merger agreement are attached to this joint proxy statement/ prospectus as Annexes B and B.1.

The stockholders of U.S. Vision have already taken the requisite action to approve and adopt the U.S. Vision merger agreement and the transactions contemplated by this merger agreement, including the merger. All of the stockholders of U.S. Vision executed and delivered a written consent constituting the required stockholder approval before entering into the U.S. Vision merger agreement.

This joint proxy statement/ prospectus contains important information about the mergers, the merger agreements, the annual meeting of the stockholders of Refac and the special meeting of the stockholders of OptiCare, which you should read carefully.

The enclosed voting materials allow Refac stockholders to vote their shares without attending Refac’s annual meeting and OptiCare stockholders to vote their shares without attending OptiCare’s special meeting.

Q:	Who are Palisade Concentrated Equity Partnership, L.P., Palisade Concentrated Holdings, LLC and Palisade Capital Management, L.L.C.?

A:	Palisade Concentrated Equity Partnership, L.P. (“Palisade”) is a private equity partnership that is managed by Palisade Capital Management, L.L.C., which we refer to as “PCM.” PCM is an investment advisory firm based in Fort Lee, New Jersey, with over $2 billion in assets under management. Palisade Concentrated Holdings, LLC (“Holdings”) is the general partner of Palisade.

Q:	What will happen in the mergers?

A:	Pursuant to the terms of the OptiCare merger agreement, OptiCare Merger Sub, Inc., a wholly-owned subsidiary of Refac, which we refer to as “OptiCare Merger Sub,” will merge with and into OptiCare, with OptiCare surviving and continuing as a wholly-owned subsidiary of Refac. Pursuant to the terms of the U.S. Vision merger agreement, USV Merger Sub, Inc., a wholly-owned subsidiary of Refac, which we refer to as “USV Merger Sub,” will merge with and into U.S. Vision, with U.S. Vision surviving and continuing as a wholly-owned subsidiary of Refac.

In the OptiCare merger, Palisade will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the OptiCare merger 0.0472 shares of Refac common stock.

U.S. Vision stockholders will receive 0.4141 shares of Refac common stock for each share of U.S. Vision common stock they own. Refac stockholders will continue to own their existing shares which will not be affected by the mergers. However, because Refac will be issuing new outstanding common stock to OptiCare and U.S. Vision stockholders in the mergers, each stockholder’s Refac shares outstanding immediately prior to the mergers will represent a smaller percentage of the total number of shares of Refac outstanding after the mergers. The mergers will not affect the payment right still held by any Refac stockholders that received this right in the February 2003 transaction with Palisade.

Based on the number of shares of Refac, OptiCare and U.S. Vision common stock and OptiCare preferred stock outstanding on January 18, 2006, the record date for the Refac annual meeting, we estimate that Refac will issue a total of approximately 4.5 million shares of common stock in the OptiCare merger and approximately 6.6 million shares of common stock in the U.S. Vision merger. Palisade currently owns approximately 91% of Refac’s outstanding common stock, and 88% of U.S. Vision’s outstanding common stock. Palisade and Refac beneficially own approximately 84% of OptiCare’s outstanding common stock on a fully diluted basis. Immediately after completion of the mergers, Palisade is expected to own approximately 88% of the outstanding shares of Refac common stock.

Q:	When do Refac, OptiCare and U.S. Vision expect the mergers to be completed?

A:	Refac, OptiCare and U.S. Vision expect that the mergers will be completed in March 2006. However, because completion of the mergers is subject to certain conditions, we cannot predict the actual timing. See “Summary of the Joint Proxy Statement/Prospectus — Conditions to Completion of the Mergers” on page 6.

Q:	What are the material federal income tax consequences of the mergers?

A:	OptiCare’s obligation to complete the OptiCare merger is conditioned on, among other things, OptiCare’s receipt of an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated as of the effective date of the OptiCare merger, substantially to the effect that, on the basis of the facts, representations, covenants and assumptions set forth or referred to in the opinion that is consistent with the state of facts existing at such time, the OptiCare merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS from adopting a contrary position. Although U.S. Vision’s obligation to complete the U.S. Vision merger is not conditioned on the receipt of an opinion of counsel, it is intended that the U.S. Vision merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Q:	Are Refac, OptiCare or U.S. Vision stockholders entitled to appraisal rights?

A:	Under Delaware law, Refac stockholders will not have dissenters’ rights of appraisal in connection with the approval and adoption of the merger agreements and the mergers, including the issuance of Refac common stock in the mergers. OptiCare stockholders will not have dissenters’ rights of appraisal in connection with the OptiCare merger and U.S. Vision stockholders will not have any dissenters’ rights of appraisal in connection with the U.S. Vision merger.

Q:	What are Refac’s stockholders voting on at the Refac annual meeting?

A:	Refac’s stockholders are voting on the following proposals:

• to adopt and approve the merger agreement with OptiCare, as amended, and the OptiCare merger, including the issuance of Refac common stock in the merger;

v

• to adopt and approve the merger agreement with U.S. Vision, as amended, and the U.S. Vision merger, including the issuance of Refac common stock in the merger;

• to approve an amendment and restatement of Refac’s certificate of incorporation, which we refer to in this joint proxy statement/ prospectus as the “Refac charter,” to increase the number of authorized shares of Refac common stock from 20,000,000 to 25,000,000, which is not a condition to the effectiveness of the mergers;

• to approve an amendment and restatement of Refac’s charter to change the company’s name to Refac Optical Group, which is not a condition to the effectiveness of the mergers;

• to approve an amendment and restatement of Refac’s charter to de-classify the board of directors, which is not a condition to the effectiveness of the mergers;

• to elect three Class 3 directors and three Class one directors to the Refac board of directors, which is not a condition to the effectiveness of the mergers; and

• to amend Refac’s 2003 Stock Incentive Plan to increase the number of shares reserved for issuance from 500,000 to 1,250,000, which is not a condition to the effectiveness of the mergers.

Refac’s stockholders are voting on each proposal separately. A vote on one proposal has no bearing on the other proposals or any other matter that may come before the Refac annual meeting.

Q:	What are OptiCare’s stockholders voting on at the OptiCare special meeting?

A:	OptiCare’s stockholders are voting on the following proposal:

• to adopt and approve the merger agreement with Refac, as amended. Such adoption will also constitute approval of the OptiCare merger.

Q:	Will U.S. Vision stockholders have a meeting to vote on the U.S. Vision merger?

A:	No. Delaware law allows stockholders to act by written consent instead of holding a meeting. Holders of all of the outstanding shares of U.S. Vision common stock have already executed and delivered a written consent voting those shares in favor of the U.S. Vision merger. Therefore, no vote is required on the part of U.S. Vision stockholders. We are not asking for a proxy from U.S. Vision stockholders, and U.S. Vision stockholders are requested not to send us a proxy.

Q:	What vote of Refac stockholders is required to approve the proposals at the Refac annual meeting?

A:	Stockholder adoption and approval of the merger agreements and the mergers, including the issuance of shares of Refac common stock in the mergers, requires the affirmative vote of the holders of at least 55% of the outstanding shares of Refac common stock entitled to vote at the annual meeting.

Each of the proposals to amend and restate Refac’s charter to increase the number of authorized shares from 20,000,000 to 25,000,000, change Refac’s name to Refac Optical Group and de-classify the board of directors requires the affirmative vote of the holders of a majority of the outstanding shares of Refac common stock entitled to vote at the annual meeting. These proposals are collectively referred to in this joint proxy statement/ prospectus as the “charter amendment proposals.”

A plurality of the votes of the shares of Refac common stock present, in person or by proxy, at the Refac annual meeting is necessary to elect each of the nominees to the Refac board of directors.

The approval of the amendment to the 2003 Stock Incentive Plan, which we refer to as the “stock plan amendment,” requires the affirmative vote of the holders of at least 55% of the outstanding shares of Refac common stock entitled to vote at the annual meeting.

Palisade owns approximately 91% of the outstanding shares of Refac and has indicated that it intends to vote in favor of all the proposals presented at the meeting. As a result, we expect that all the proposals presented at the meeting will be adopted and approved.

Q:	What vote of OptiCare stockholders is required to approve the proposals at the OptiCare special meeting?

A:	In accordance with the requirements of Delaware law and OptiCare’s certificate of incorporation, which we refer to in this joint proxy statement/ prospectus as the “OptiCare charter,” the affirmative vote of the holders of a majority of the outstanding shares of OptiCare common stock and preferred stock entitled to vote, voting together as a single class, in person or by proxy, is required to approve and adopt the OptiCare merger agreement, as amended, and the OptiCare merger.

Q:	How does the board of directors of Refac recommend that Refac Stockholders vote?

A:	The Refac board of directors unanimously recommends that Refac stockholders vote “FOR” the proposals to adopt and approve the merger agreements with each of OptiCare and U.S. Vision, as amended, and the mergers, including the issuance of shares of Refac common stock in the mergers. The Refac board of directors has determined that the merger agreements, as amended, and the mergers, including the issuance of shares of Refac common stock to OptiCare and U.S. Vision stockholders in the mergers, are advisable to, fair to and in the best interests of Refac and its stockholders, and has declared the issuance of shares of Refac common stock in the mergers to be advisable to its stockholders. The Refac board of directors unanimously approved each of the proposed charter amendment proposals and the stock plan amendment, and unanimously recommends that Refac stockholders vote “FOR” each of the charter amendment proposals.

The Refac board of directors unanimously recommends that Refac stockholders vote “FOR” the election of each of the nominees to the Refac board of directors.

For a more complete description of the recommendations of the Refac board of directors, see “The Mergers — Recommendation of Refac’s Board; Refac’s Reasons for the Mergers”.

Q:	How does the board of directors of OptiCare recommend that OptiCare stockholders vote?

A:	The OptiCare board of directors unanimously recommends that OptiCare stockholders vote “FOR” the proposal to adopt and approve the merger agreement with Refac, as amended. Such adoption will also constitute approval of the OptiCare merger. The OptiCare board of directors has determined that the OptiCare merger agreement, as amended, and the merger is advisable to, fair to and in the best interests of OptiCare and its stockholders. The OptiCare board of directors unanimously recommends that OptiCare stockholders vote “FOR” the proposal.

For a more complete description of the recommendations of the OptiCare board of directors, see “The Mergers — Recommendation of OptiCare’s Board; Opticare’s Reasons for the Mergers.”

Q:	When and where will the annual meeting of Refac stockholders and the special meeting of OptiCare stockholders be held?

A:	The Refac annual meeting will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 11:00 am Eastern time. The OptiCare special meeting will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 10:00 am Eastern time.

Q:	Who can attend and vote at the Refac annual meeting and the OptiCare special meeting?

A:	All Refac stockholders of record as of close of business on January 18, 2006, the record date for the Refac annual meeting, are entitled to receive notice and to vote at the Refac annual meeting. All OptiCare stockholders of record as of close of business on January 18, 2006, the record date for the OptiCare special meeting, are entitled to receive notice and to vote at the OptiCare special meeting.

Q:	What should Refac and OptiCare stockholders do now in order to vote on the proposals being considered at the Refac annual meeting and OptiCare special meeting?

A:	Stockholders of record of Refac as of the record date for the Refac annual meeting may now vote by proxy by completing, signing, dating and returning the enclosed Refac proxy card in the accompanying pre-addressed postage paid envelope. If you hold Refac shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Stockholders of record of OptiCare as of the record date for the OptiCare special meeting, may now vote by proxy by completing, signing, dating and returning the enclosed OptiCare proxy card in the accompanying pre-addressed postage paid envelope. If you hold OptiCare shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q:	Can Refac stockholders vote at Refac’s annual meeting?

A:	Yes. Refac stockholders may also vote in person by attending Refac’s annual meeting of stockholders. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at Refac’s annual meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Q:	Can OptiCare stockholders vote at OptiCare’s special meeting?

A:	Yes. OptiCare stockholders may also vote in person by attending OptiCare’s special meeting of stockholders. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at OptiCare’s special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Q:	Can Refac or OptiCare stockholders change their vote after delivering a proxy?

A:	Yes. Refac’s and OptiCare’s holders of record can change their vote at any time before their proxy is voted at the Refac annual meeting and the OptiCare special meeting, respectively, by:

• delivering a signed written notice of revocation to the Secretary of the respective company;

• signing and delivering a new, later dated proxy to the respective company; or

• attending the Refac annual meeting or OptiCare special meeting, respectively, and voting in person, although attendance alone will not revoke the proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	Should OptiCare and U.S. Vision stockholders send their stock certificates now?

A:	No. After the OptiCare merger is completed, OptiCare stockholders will receive written instructions from the exchange agent on how to exchange their OptiCare stock certificates for the merger consideration. If you are an OptiCare stockholder, please do not send in your OptiCare stock certificate before you receive the instructions from the exchange agent.

U.S. Vision stockholders will exchange their U.S. Vision stock certificates for the merger consideration at the closing of the U.S. Vision merger. If you are a U.S. Vision stockholder, please do not send in your stock certificate.

Q:	What should Refac or OptiCare stockholders do if they receive more than one set of voting materials?

A:	Refac or OptiCare stockholders may receive more than one set of voting materials for the Refac annual meeting or OptiCare special meeting, as the case may be, including multiple copies of this joint proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Refac or OptiCare shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your Refac or OptiCare shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this joint proxy statement/ prospectus, the enclosed proxy card, voting instructions or the letter of transmittal, you should contact:

if you are a Refac stockholder:

Refac One Bridge Plaza Fort Lee, New Jersey 07024 Attention: Chief Executive Officer Telephone: (201) 585-0600

if you are an OptiCare stockholder:

OptiCare Health Systems, Inc. 87 Grandview Avenue Waterbury, Connecticut 06708 Attention: Chief Executive Officer Telephone: (203) 596-2236

SUMMARY OF THE JOINT PROXY STATEMENT/ PROSPECTUS
      The following is a summary of information included in this joint proxy statement/ prospectus. This summary may not contain all of the information about the mergers that is important to you. For more complete descriptions of the mergers, we encourage you to read carefully this entire joint proxy statement/ prospectus, including the attached annexes.
The Companies

Refac (see page 105)

Refac
One Bridge Plaza
Fort Lee, New Jersey 07024
Telephone: (201) 585-0600
      Refac was incorporated in the state of Delaware in 1952 and for most of its history was engaged in intellectual property licensing activities. During the period from 1997 to 2002 it was also engaged in the business of product development and graphic design and had invested these creative resources, together with its licensing skills, in certain product development ventures. On March 22, 2002, Refac announced plans to reposition itself for sale or liquidation and by the end of 2002, it had disposed of all of its operating segments with the exception of its licensing business; it has limited the operations of that segment to managing certain existing license agreements and related contracts. Refac’s assets principally consist of cash and government securities. On February 28, 2003, Refac completed a merger with a wholly-owned subsidiary of Palisade and commenced a search for suitable acquisition candidates.

OptiCare Health Systems, Inc. (see page 115)

OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, Connecticut 06708
Telephone: (860) 596-2236
      OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing managed vision and professional eye care products and services. Through its Managed Vision Division it contracts with insurers, employer groups, managed care plans, HMOs and other third-party payers to manage claims payment and other administrative services of eye health benefits for contracting parties in fifteen states and provides insurance coverage relating to eye care products and services. On January 31, 2006, OptiCare’s board of directors approved a plan to sell OptiCare’s managed vision business. Also on that date, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent regarding the sale. OptiCare’s Consumer Vision Division provides eye care services and products to consumers through a total of 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and a manufacturing laboratory. All of the Consumer Vision Division’s operations are located in the State of Connecticut.

U.S. Vision, Inc. (see page 149)

U.S. Vision, Inc.
1 Harmon Drive
Glen Oaks Industrial Park
Glendora, New Jersey 08029
Telephone: (856) 228-1000
      U.S. Vision, Inc. is a leading store-within-a-store retailer of optical products and services in the United States. As of February 2, 2006, U.S. Vision operated 525 locations in 47 states and Canada, consisting of 517 licensed departments and 8 freestanding stores. As the primary optical licensee of J.C. Penney Company, Inc. (“J.C. Penney”), U.S. Vision operates 351 retail optical departments in J.C. Penney department stores. In addition, it operates 67 Sears retail optical departments, 49 retail optical departments in regional department stores, 30 optical departments at The Bay, a division of Hudson’s Bay Company, Canada’s oldest and largest traditional department store retailer, 13 departments within Meijer, a family-owned and operated grocery and general merchandise retailer superstore operating stores throughout the Midwest and seven departments within Macy’s department stores. U.S. Vision’s retail optical departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

OptiCare Merger Sub, Inc.

OptiCare Merger Sub, Inc.
c/o Refac
One Bridge Plaza
Fort Lee, New Jersey 07024
Telephone: (201) 585-0600
      OptiCare Merger Sub is a Delaware corporation and is wholly-owned by Refac. OptiCare Merger Sub was formed solely for the purpose of facilitating the OptiCare merger. If and when the merger takes place, OptiCare Merger Sub will be merged with and into OptiCare and Refac will own all of OptiCare’s outstanding shares.

USV Merger Sub, Inc.

USV Merger Sub, Inc.
c/o Refac
One Bridge Plaza
Fort Lee, New Jersey 07024
Telephone: (201) 585-0600
      USV Merger Sub is a Delaware corporation and is wholly-owned by Refac. USV Merger Sub was formed solely for the purpose of facilitating the U.S. Vision merger. If and when the merger takes place, USV Merger Sub will be merged with and into U.S. Vision and Refac will own all of U.S. Vision’s outstanding shares.
The Mergers

The OptiCare Merger (see page 55)
      Refac and OptiCare have agreed to the acquisition of OptiCare by Refac under the terms of the OptiCare merger agreement that is described in this joint proxy statement/ prospectus. We have attached the OptiCare merger agreement and amendment as Annexes A and A.1 to this joint proxy statement/ prospectus. Under the terms of the OptiCare merger agreement, OptiCare Merger Sub, a wholly-owned subsidiary of Refac, will merge with and into OptiCare with OptiCare surviving and continuing as a wholly-owned subsidiary of Refac. In the OptiCare merger, Palisade will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the OptiCare merger 0.0472 shares of Refac common stock.

The U.S. Vision Merger (see page 65)
      Refac and U.S. Vision have agreed to the acquisition of U.S. Vision by Refac under the terms of the U.S. Vision merger agreement that is described in this joint proxy statement/ prospectus. We have attached the U.S. Vision merger agreement and amendment as Annexes B and B.1 to this joint proxy statement/ prospectus. Under the terms of the U.S. Vision merger agreement, USV Merger Sub, a wholly-owned subsidiary of Refac, will merge with and into U.S. Vision, with U.S. Vision surviving and continuing as a wholly-owned subsidiary of Refac. In the U.S. Vision merger, U.S. Vision stockholders will be entitled to receive 0.4141 shares of Refac common stock for each share of U.S. Vision common stock they own.
      Refac stockholders will continue to own their existing shares which will not be affected by either of the mergers. However, because Refac will be issuing new shares to OptiCare’s and U.S. Vision’s stockholders in the mergers, each stockholder’s shares of Refac outstanding immediately prior to the mergers will represent a smaller percentage of the total number of shares of Refac outstanding after the mergers. The mergers also will not affect the payment right that any Refac stockholder may have received in the February 2003 transaction with Palisade.
      We encourage you to read the OptiCare and U.S. Vision merger agreements in their entirety.
Reasons for the Mergers; Recommendation of the Boards of Directors

Refac (see page 31)
      Refac’s board of directors has approved the merger agreements and the mergers, including the issuance of shares in the mergers. Refac’s board believes that the merger agreements and the mergers are advisable to, fair to and in the best interest of Refac and its stockholders (other than Palisade and its other affiliates) and recommends that you vote “FOR” the adoption of the merger agreements and approval of the mergers, including the issuance of shares in the mergers.
      In reaching its decision, the Refac board considered the recommendation of a special committee of independent directors and a number of factors that are described in more detail in “The Mergers — Recommendation of the Refac Board; Refac’s Reasons for the Mergers” beginning on page 31. The Refac board of directors did not assign relative weights to the factors described in that section. In addition, the Refac board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors.

OptiCare (see page 41)
      OptiCare’s board of directors has approved the merger agreement with Refac and the OptiCare merger. OptiCare’s board believes that the merger agreement and the merger are advisable to, fair to and in the best interest of OptiCare and its stockholders (other than Palisade and the other preferred stockholder).
      In reaching its decision, the OptiCare board considered the recommendation of a special committee of independent directors and a number of factors that are described in more detail in “The Merger — Recommendation of the OptiCare Board; OptiCare’s Reasons for the OptiCare Merger” beginning on page 41. The OptiCare board of directors did not assign relative weights to the factors described in that section. In addition, the OptiCare board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors.
Stockholder Votes Required for the Mergers; Refac and OptiCare Stockholders Entitled to Vote

Refac (see page 76)
      In accordance with the listing requirements of the American Stock Exchange and Refac’s by-laws, stockholder approval of the merger agreements and the mergers, including the issuance of shares of Refac common stock in the mergers, requires the affirmative vote of the holders of at least 55% of the outstanding shares of Refac common stock entitled to vote at the annual meeting.
      In accordance with the requirements of Delaware law and Refac’s by-laws, each of the charter amendment proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Refac common stock entitled to vote at the annual meeting.
      Each proposal presented at the Refac annual meeting is not conditioned upon the approval of any other proposal to be acted upon at the meeting.

      Refac stockholders can vote at the Refac annual meeting if they owned Refac common stock at the close of business on January 18, 2006, the record date for the Refac annual meeting. On that date, there were 6,984,676 shares of Refac common stock outstanding and entitled to vote. Refac stockholders can cast one vote for each share of Refac common stock that they owned on that date.

OptiCare (see page 99)
      In accordance with the requirements of Delaware law and OptiCare’s charter, the affirmative vote of the holders of a majority of the outstanding shares of OptiCare common stock and preferred stock entitled to vote, voting together as a single class, in person or by proxy, is required to approve and adopt the OptiCare merger agreement, as amended, and the OptiCare merger.
      OptiCare stockholders can vote at the OptiCare special meeting if they owned OptiCare common stock or preferred stock at the close of business on January 18, 2006, the record date for the OptiCare special meeting. On that date, there were 30,871,066 shares of OptiCare common stock outstanding and 82,776,106 shares of OptiCare common stock underlying the shares of OptiCare preferred stock outstanding, all entitled to vote. OptiCare stockholders can cast one vote for each share of OptiCare common stock and each share of OptiCare common stock underlying the preferred stock that they owned on that date.

U.S. Vision
      In accordance with the requirements of Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of U.S. Vision common stock entitled to vote, in person or by proxy, was required to approve and adopt the U.S. Vision merger agreement, as amended, and the U.S. Vision merger.
      Delaware law allows stockholders to act by written consent instead of holding a meeting. Before the execution of the U.S. Vision merger agreement, stockholders of U.S. Vision who own all of the outstanding shares of U.S. Vision common stock executed and delivered a written consent voting those shares in favor of the U.S. Vision merger agreement, as amended, and the U.S. Vision merger. Therefore, no vote is required on the part of U.S. Vision’s stockholders.
Opinions of Financial Advisors

Refac (see page 33)
      On August 8, 2005, Mufson Howe Hunter & Company, which we refer to as “Mufson”, financial advisor to Refac, delivered to the special committee of Refac’s board of directors its opinions that, as of that date and based upon and subject to the considerations described in its opinions, the merger consideration to be paid by Refac in respect of each outstanding share of OptiCare common stock and U.S. Vision common stock in the merger agreements was fair, from a financial point of view, to Refac and its stockholders other than Palisade. The full text of Mufson’s written opinions are attached to this joint proxy statement/ prospectus as Annexes D.1 and D.2. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Mufson’s opinions are directed to the special committee of Refac’s board of directors and do not constitute a recommendation to any stockholder as to any matters relating to the mergers.

OptiCare (see page 43)
      On August 18, 2005, The Woodward Group, which we refer to as “Woodward”, financial advisor to OptiCare, delivered to the special committee of OptiCare’s board of directors its written opinion that, as of August 17, 2005 and based upon and subject to the considerations described in its opinion, the merger consideration to be received in the OptiCare merger by the holders of the shares of OptiCare common stock pursuant to the OptiCare merger agreement was fair, from a financial point of view, to such holders other than Palisade and the other preferred stockholder. The full text of Woodward’s written opinion is attached to this joint proxy statement/ prospectus as Annex E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Woodward’s opinion is directed to the special committee of OptiCare’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the mergers.
Ownership of Refac Following the Mergers
      Based on the number of shares of Refac, OptiCare and U.S. Vision common stock and OptiCare preferred stock outstanding on February 2, 2006, we estimate that Refac will issue approximately 4.5 million shares of common stock in the OptiCare merger and approximately 6.6 million shares of common stock in the U.S. Vision merger. Palisade currently owns approximately 91% of the outstanding common stock of Refac and 88% of the outstanding common stock of U.S. Vision. Palisade and Refac beneficially own approximately 84% of OptiCare’s outstanding common stock on a fully diluted basis. Immediately after completion of the mergers, Palisade is expected to own approximately 88% of the outstanding shares of Refac common stock.
Interests of Certain Persons in the Mergers (see page 50)
      Refac stockholders should be aware that certain directors, executive officers and stockholders of Refac have interests in the mergers that may be different from, or in addition to, the interests of Refac stockholders generally. The Refac special committee and board of directors were aware of these additional interests and considered them, among other matters, when they approved and adopted the merger agreements.
      OptiCare stockholders should be aware that certain directors, executive officers and stockholders of OptiCare have interests in the OptiCare merger that may be different from, or in addition to, the interests of OptiCare stockholders generally. The OptiCare special committee and board of directors were aware of these additional interests and considered them, among other matters, when they approved and adopted the OptiCare merger agreement.
      U.S. Vision stockholders should be aware that certain directors, executive officers and stockholders of U.S. Vision have interests in the U.S. Vision merger that may be different from, or in addition to, the interests of U.S. Vision stockholders generally. The U.S. Vision board of directors were aware of these additional interests and considered them, among other matters, when they approved and adopted the U.S. Vision merger agreement.
      As of February 2, 2006, directors, nominees and executive officers of Refac and their affiliates beneficially owned 6,749,886 shares of Refac common stock, or approximately 92.69% of the shares of Refac common stock outstanding on that date, and directors and executive officers of OptiCare and their affiliates beneficially owned 108,072,491 shares of OptiCare (on an as converted to common stock basis), or approximately 91.6% of the shares of OptiCare outstanding on that date.
      Palisade currently owns approximately 91% of the outstanding common stock of Refac and 88% of the outstanding common stock of U.S. Vision. Palisade and Refac beneficially own approximately 84% of OptiCare’s outstanding common stock on a fully diluted basis. On September 1, 2005, Palisade granted Refac a proxy which entitles Refac to vote Palisade’s shares of OptiCare common stock in its discretion at any meeting of OptiCare’s stockholders and on every action by written consent of OptiCare’s stockholders. Palisade may revoke this proxy at any time.
Listing of Refac Common Stock and Delisting of OptiCare Common Stock (see page 55)
      Application has been made to have the shares of Refac common stock issued in the mergers approved for listing on the American Stock Exchange, where Refac’s common stock is currently traded under the symbol “REF.”
      If the OptiCare merger is completed, OptiCare common stock will no longer be listed on the American Stock Exchange and will be deregistered under the Securities Act of 1933, as amended (the “Securities Act”) and OptiCare will no longer file periodic reports with the SEC.

Conditions to Completion of the Mergers

The OptiCare Merger (see page 57)
      Each party’s obligation to complete the OptiCare merger is subject to the satisfaction or waiver of the following material conditions:

•	the approval and adoption by the Refac stockholders of the OptiCare merger agreement, as amended, and the merger, including the issuance of shares in the merger;

•	the absence of any legal restraints or prohibitions preventing completion of the OptiCare merger;

•	the representations and warranties of the other party included in the OptiCare merger agreement being true and correct, except to the extent that breaches of such representations and warranties would not have a material adverse effect on the representing party;

•	performance of the obligations of the other parties included in the OptiCare merger agreement in all material respects; and

•	the completion of the U.S. Vision merger prior to or simultaneously with the OptiCare merger.
      Refac’s obligation to complete the OptiCare merger is subject to the satisfaction or waiver of additional conditions, including:

•	absence of any events or developments since the date of the OptiCare merger agreement that would reasonably be expected to have a material adverse effect on OptiCare;

•	the conversion of all outstanding preferred stock of OptiCare by OptiCare preferred stockholders into shares of OptiCare common stock prior to the effective time of the OptiCare merger; and

•	OptiCare Eye Health Centers, Inc., a wholly-owned subsidiary of OptiCare, and OptiCare P.C., of which Dr. Dean J. Yimoyines, OptiCare’s Chairman and Interim Chief Executive Officer, is the sole stockholder, executing an amended and restated Professional Services and Support Agreement.
      OptiCare’s obligation to complete the OptiCare merger is also subject to the material compliance by U.S. Vision with the representations, warranties and covenants set forth in the U.S. Vision merger agreement and receipt by OptiCare of an opinion from OptiCare’s counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The U.S. Vision Merger (see page 67)
      Each party’s obligation to complete the U.S. Vision merger is subject to the satisfaction or waiver of the following material conditions:

•	the approval and adoption by the Refac stockholders of the U.S. Vision merger agreement, as amended, and the merger, including the issuance of shares in the merger;

•	the absence of any legal restraints or prohibitions preventing completion of the U.S. Vision merger;

•	the representations and warranties of the other parties included in the U.S. Vision merger agreement being true and correct, except to the extent that breaches of Refac’s or U.S. Vision’s representations and warranties would not have a material adverse effect on the representing party;

•	performance of the obligations of the other parties included in the U.S. Vision merger agreement in all material respects; and

•	the absence of any events or developments since the date of the U.S. Vision merger agreement that would reasonably be expected to have a material adverse effect on U.S. Vision or Refac.
      Each of Refac, OptiCare and U.S. Vision may waive the conditions to the performance of its respective obligations under the merger agreement to which it is a party even though one or more of these conditions has not been met. Neither party can give any assurance that all of the conditions to the mergers will be satisfied or waived or that any of the mergers will occur.
Termination of the Merger Agreements

The OptiCare Merger (see page 64)
      Refac and OptiCare may mutually agree to terminate the OptiCare merger agreement at any time. In addition, either company may decide, without the consent of the other, to terminate the OptiCare merger agreement in a number of circumstances, including if:

•	the OptiCare merger is not completed by or on April 30, 2006;

•	any governmental entity prohibits the OptiCare merger; or

•	the other party breaches its representations or warranties or fails to perform its covenants in the OptiCare merger agreement, which results in a failure of certain of the conditions to the completion of the OptiCare merger being satisfied.

The U.S. Vision Merger (see page 73)
      Refac and U.S. Vision may mutually agree to terminate the U.S. Vision merger agreement at any time. In addition, either company may decide, without the consent of the other, to terminate the U.S. Vision merger agreement in a number of circumstances, including if:

•	the U.S. Vision merger is not completed by or on April 30, 2006;

•	any governmental entity prohibits the U.S. Vision merger; or

•	the other party breaches its representations or warranties or fails to perform its covenants in the U.S. Vision merger agreement, which results in a failure of certain of the conditions to the completion of the U.S. Vision merger being satisfied.
Expenses (see pages 65 and 74)
      Generally, all fees and expenses incurred in connection with the merger agreements and the transactions contemplated by the merger agreements will be paid by the party incurring those expenses.
Treatment of Stock Options and Warrants (see pages 63 and 73)
      Upon completion of the mergers, options and warrants to purchase shares of OptiCare common stock or U.S. Vision common stock will be converted into options and warrants to purchase shares of Refac common stock and assumed by Refac.
Appraisal Rights
      Under Delaware law, Refac stockholders will not have dissenters’ rights of appraisal in connection with the mergers or the charter amendment. OptiCare stockholders will not have any dissenters’ rights of appraisal in connection with the OptiCare merger and U.S. Vision stockholders have waived their dissenters’ rights of appraisal in connection with the U.S. Vision merger.
Material United States Federal Income Tax Consequences of the Mergers

The OptiCare Merger (see pages 52 and 65)
      Refac and OptiCare intend the OptiCare merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to completion of the OptiCare merger that OptiCare receive a legal opinion from its counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The U.S. Vision Merger (see page 52 and 75)
      Refac and U.S. Vision intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Accounting Treatment (see page 54)
      Refac expects the closing of the OptiCare and U.S. Vision mergers to occur on approximately the same date and the mergers will be accounted for in a manner similar to a pooling of interest.
      See “Accounting Treatment” on page 54.
Regulatory and Third Party Approvals (see page 54)
      The OptiCare merger is conditioned on filing notices or other documentation with some of the state insurance departments under which OptiCare is licensed.
      See “Regulatory and Third Party Approvals” on page 54.
Other Refac Annual Meeting Proposals (see page 78)
      At the Refac annual meeting, Refac is also asking its stockholders to:

•	elect six directors to the Refac board of directors;

•	approve an amendment and restatement of Refac’s charter to increase the number of authorized shares of common stock from 20,000,000 to 25,000,000;

•	approve an amendment and restatement of Refac’s charter to change the name of the company to Refac Optical Group;

•	approve an amendment of Refac’s charter to de-classify the board of directors;

•	amend the 2003 Stock Incentive Plan to increase the number of authorized shares from 500,000 to 1,250,000; and

•	transact any other business as may properly come before the Refac annual meeting or any adjournments or postponements of the annual meeting.
      Approval by Refac stockholders of these other Refac annual meeting proposals is not a condition to completion of the mergers. The approval of the increase in the authorized shares of Refac common stock and the issuance of shares of Refac common stock in the mergers is not a condition to approval of the other annual meeting proposals.
      The Refac board of directors recommends that you vote “FOR” each of the proposals.

SUMMARY FINANCIAL INFORMATION
Comparative Per Share Data
      The following table shows per share data regarding earnings (losses) from continuing operations, book value and cash dividends for Refac, OptiCare and U.S. Vision on a historical, pro forma combined and pro forma equivalent basis. The pro forma per share data, which is presented for comparative purposes only, was derived by combining information from the historical consolidated financials statements of Refac, OptiCare and U.S. Vision using a method similar to the pooling method of accounting for the acquisition of the shares held by Palisade and the purchase method of accounting for the acquisition of shares not held by Palisade.
      The information listed as “equivalent pro forma” for U.S. Vision and OptiCare was obtained by multiplying the pro forma combined amounts by the 0.4141 U.S. Vision exchange ratio for U.S. Vision and by the 0.0472 and 0.0403 OptiCare exchange ratios, which blend to an exchange ratio of 0.0410, for OptiCare.
      The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) results of operations or financial position which would have been achieved if the mergers had been completed at the beginning of the periods or as of the dates indicated, or (2) the results of operations or financial position which may be achieved in the future.
      The pro forma financial information includes estimated adjustments to record certain assets and liabilities of U.S. Vision and OptiCare at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
      The following unaudited comparative per share data are derived from the historical consolidated financial statements of Refac and the historical consolidated financial statements of OptiCare and U.S. Vision. You should read the information below in conjunction with the financial statements and accompanying notes of Refac, included herein, and of OptiCare and U.S. Vision. You should also read the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus beginning on page 168.

	Historical			Proforma

					U.S. Vision	OptiCare
	Refac	U.S. Vision	OptiCare	Combined	Equivalent	Equivalent

Year ended December 31, 2004 for Refac and OptiCare and January 31, 2005 for U.S. Vision
Income (loss) per share from continuing operations:
Basic	$(0.03)	$0.07	$(0.02)	$(0.17)	$(0.07)	$(0.01)
Diluted	$(0.03)	$0.07	$(0.02)	$(0.17)	$(0.07)	$(0.01)
Book value per share	$4.46	$1.58	$0.11	$4.29	$1.78	$0.18
Cash dividends	$—	$—	$—	$—	$—	$—
Nine months ended September 30, 2005 for Refac and OptiCare and October 31, 2005 for U.S. Vision
Income (loss) per share from continuing operations:
Basic	$(0.03)	$0.11	$0.01	$0.16	$0.07	$0.01
Diluted	$(0.03)	$0.11	$0.00	$0.16	$0.07	$0.01
Book value per share	$4.47	$1.69	$0.18	$4.98	$2.06	$0.20
Cash dividends	$—	$—	$—	$—	$—	$—

Comparative Stock Prices And Dividends
      Refac common stock is quoted on the American Stock Exchange under the symbol “REF”.
      The following table sets forth, for the periods indicated, the high and low bid prices per share of common stock for Refac for the periods indicated as reported by American Stock Exchange.
Refac

	High	Low

Fiscal Year Ended December 31, 2003:
February 28, 2003 through March 31, 2003	$4.11	$3.46
Second Quarter ended June 30, 2003	5.15	4.31
Third Quarter ended September 30, 2003	5.06	4.75
Fourth Quarter ended December 31, 2003	5.25	4.76
Fiscal Year Ended December 31, 2004:
First Quarter ended March 31, 2004	$5.06	$4.72
Second Quarter ended June 30, 2004	4.80	4.68
Third Quarter ended September 30, 2004	4.83	4.65
Fourth Quarter ended December 31, 2004	4.66	4.11
Fiscal Year Ended December 31, 2005:
First Quarter ended March 31, 2005	$4.25	$4.10
Second Quarter ended June 30, 2005	6.10	4.10
Third Quarter ended September 30, 2005	8.00	5.86
Fourth Quarter ended December 31, 2005	8.50	7.75
      As of February 2, 2006 there were approximately 412 stockholders of record of Refac common stock. The number of record holders was determined from the records of Refac and its transfer agent, American Stock Transfer and Trust Company, and does not include beneficial owners of Refac’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. Refac believes the number of beneficial holders of its common stock is approximately 550.

      The following table sets forth, for the periods indicated, the high and low bid prices per share of common stock for OptiCare for the periods indicated as reported by American Stock Exchange. OptiCare common stock is quoted on the American Stock Exchange under the symbol “OPT.”
OptiCare Health Systems, Inc.

	High	Low

Fiscal Year Ended December 31, 2003:
First Quarter ended March 31, 2003	$0.95	$0.29
Second Quarter ended June 30, 2003	0.90	0.52
Third Quarter ended September 30, 2003	0.74	0.53
Fourth Quarter ended December 31, 2003	0.99	0.55
Fiscal Year Ended December 31, 2004:
First Quarter ended March 31, 2004	$0.85	$0.60
Second Quarter ended June 30, 2004	0.65	0.36
Third Quarter ended September 30, 2004	0.35	0.20
Fourth Quarter ended December 31, 2004	0.36	0.21
Fiscal Year Ended December 31, 2005:
First Quarter ended March 31, 2005	$0.44	$0.26
Second Quarter ended June 30, 2005	0.40	0.26
Third Quarter ended September 30, 2005	0.35	0.21
Fourth Quarter ended December 30, 2005	0.38	0.30
      As of February 2, 2006, there were approximately 205 stockholders of record of OptiCare common stock. The number of record holders was determined from the records of OptiCare’s transfer agent, Mellon Investor Services, LLC, and does not include beneficial owners of OptiCare’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. OptiCare believes the number of beneficial holders of its common stock is approximately 1,000.
      As of February 2, 2006, there were 8 stockholders of record of U.S. Vision common stock. The number of record holders was determined from the records of U.S. Vision.
      The following table lists the closing prices of Refac common stock and OptiCare common stock on August 22, 2005, the last trading day before we announced the proposed merger, and on February 2, 2006, the last practicable date prior to distribution of this document. The following table also presents the equivalent pro forma prices for OptiCare common stock on those dates for Palisade and other OptiCare stockholders, as determined by multiplying the closing prices of Refac common stock on those dates by 0.0403 and 0.0472, respectively, each representing the fraction of a share of Refac common stock that OptiCare stockholders electing to receive Refac common stock would receive in the merger for each share of OptiCare common stock based on a hypothetical average Refac common stock value of $6.31, which was the closing price of Refac common stock on August 22, 2005, the business day prior to the announcement of the proposed merger. The U.S. Vision common stock is not publicly traded.

			OptiCare Equivalent
			per Share for	OptiCare Equivalent
			Palisade and the	per Share for other
	Refac	OptiCare	Other Preferred	Shares of OptiCare
Dates	Common Stock	Common Stock	Stockholder	Common Stock

August 22, 2005	$6.31	$0.27	$0.25	$0.30
February 2, 2006	8.25	$0.33	$0.33	$0.39
      The market prices of both Refac common stock and OptiCare common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Refac common stock and OptiCare common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividend Policy
      Refac has not paid any cash dividends on its common stock since 1997. Refac does not expect to declare or pay any cash in the foreseeable future on its common stock.
      OptiCare has never paid any cash dividends on its common stock. OptiCare does not expect to declare or pay any cash or other dividends in the foreseeable future on its common stock. It is OptiCare’s present policy that any retained earnings will be used for repayment of indebtedness, working capital, capital expenditures and general corporate purposes. Furthermore, OptiCare is precluded from declaring or paying any cash dividends on its common stock, or making a distribution to its stockholders under the covenants of its revolving credit, term loan and security agreement with its senior lender, until the termination of such agreement and the repayment of all amounts due to such lender.
      U.S. Vision has never paid any cash dividends on its common stock. U.S. Vision does not expect to declare or pay any cash or other dividends in the foreseeable future on its common stock.

SELECTED FINANCIAL DATA
Selected Financial Data of Refac and Subsidiaries
      The following selected historical consolidated financial data has been derived from audited historical financial statements and should be read in conjunction with Refac’s consolidated financial statements beginning on page F-3 and the notes thereto and Refac Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 107.

	Nine Months	Nine Months
	Ended	Ended	Year Ended December 31,
	Sept. 30,	Sept. 30,
	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$2,354	$1,413	$1,779	$1,804	$6,415	$4,840	$9,004
Net income (loss) from continuing operations	$(186)	$(87)	$(239)	$(1,534)	$2,511	$2,764	$4,571
Income (loss) from discontinued operations — net of taxes	—	$10	$14	$38	$(1,697)	$(1,680)	$1,642
Loss from cumulative effect of change in accounting principle — net of taxes	—	—	—	—	$(2,083)	—
Net income (loss)	$(186)	$(77)	$(225)	$(1,496)	$(1,269)	$1,084	$2,929
Income (loss) per common share from continuing operations — basic	$(0.03)	$(0.01)	$(0.03)	$(0.27)	$0.66	$0.73	$1.20
Income (loss) per common share from discontinued operations — basic	—	$(0.00)	—	$0.01	$(0.44)	$(0.44)	$(0.43)
Loss per common share from cumulative effect of change in accounting principle — basic	—	—	—	—	$(0.55)	—	—
Income (loss) per common share on net income — basic	$(0.03)	$(0.01)	$(0.03)	$(0.26)	$(0.33)	$0.29	$0.77
Income (loss) per common share from continuing operations — diluted	$(0.03)	$(0.01)	$(0.03)	$(0.27)	$0.66	$0.73	$1.20
Income (loss) per common share from discontinued operations — diluted	—	$(0.00)	—	$0.01	$(0.44)	$(0.44)	$(0.43)
Loss per common share from cumulative effect of change in accounting principle — diluted	—	—	—	—	$(0.55)	—	—
Income (loss) per common share on net income — diluted	$(0.03)	$(0.01)	$(0.03)	$(0.26)	$(0.33)	$0.29	$0.77
Balance Sheet Data:
Total assets	$38,208	$38,461	$38,768	$39,023	$24,292	$24,387	$24,903
Dividends	—	—	—	—	—	—	—
Stockholders’ Equity	$31,446	$32,001	$31,197	$31,898	$21,340	$22,592	$22,754

Selected Financial Data of OptiCare
      The following selected historical consolidated financial data has been derived from historical financial statements and should be read in conjunction with OptiCare’s consolidated financial statements and the notes thereto beginning on page F-38 and OptiCare Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 130.
      During 2004, OptiCare sold the net assets of its technology operation in Florida and in 2005 it sold its distribution operation in New York, which was effective as of December 31, 2004, and both sales were accounted for as discontinued operations. During 2002, OptiCare sold the net assets of its retail optometry operations in North Carolina and accounted for the sale as a discontinued operation. Accordingly, historical amounts presented below have been restated to reflect discontinued operations treatment.

	Nine Months		Nine Months
	Ended		Ended	Year Ended December 31,
	September 30,		September 30,
	2005		2004	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Total net revenues	$44,212		$44,524	$58,903	$61,099	$60,855	$59,475	$68,409
Income (loss) from continuing operations(1)(2)	$998		$(248)	$38	$(7,053)	$4,842	$2,969	$(14,874)
Weighted average shares outstanding:
Basic	30,650		30,580	30,598	30,067	12,552	12,795	12,354
Diluted	108,540		30,580	30,598	30,067	51,172	13,214	12,354
Income (loss) from continuing operations per share available to common stockholders:
Basic	$0.01		$(0.03)	$(0.02)	$(0.25)	$0.35	$0.23	$(1.20)
Diluted	$0.00		$(0.03)	$(0.02)	$(0.25)	$0.09	$0.22	$(1.20)
Balance Sheet Data:
Net assets of discontinued operations	—		$5,272	$3,361	$9,493	$4,287	$13,892	$14,813
Total current assets	6,822		17,273	14,818	17,549	13,279	20,583	14,913
Goodwill and other intangibles, net	17,873		17,687	17,731	17,744	17,859	17,978	18,962
Total assets	30,164		43,549	39,814	45,855	45,105	59,742	55,513
Total current liabilities	10,528		26,829	16,386	23,628	10,558	17,139	49,454
Total debt (including current portion)(3)	3,417		10,135	10,356	12,593	19,321	34,286	34,312
Redeemable preferred stock	6,929	(4)	6,163	6,344	5,635	5,018	—	—
Total stockholders’ equity(5)	$11,342		$9,966	$5,565	$14,412	$10,652	$6,981	$3,877

(1)	Includes the effect of goodwill amortization of $943,000 in both 2001 and 2000. The amortization of goodwill was discontinued in 2002 pursuant to Statement of Financial Accounting Standards (SFAS) No. 142. Excludes preferred stock dividends of $585,000 and $528,000 for the nine months ended September 30, 2005 and 2004, respectively, and $709,000, $618,000 and $531,000 in 2004, 2003 and 2002, respectively, with respect to OptiCare’s Series B Preferred Stock.

(2)	As a result of its adoption of SFAS No. 145, OptiCare reclassified its previously reported gain from extinguishment of debt of approximately $8.8 million and related income tax expense of approximately $3.5 million in 2002 from an extraordinary item to continuing operations.

(3)	Balance at September 30, 2005 includes a subordinated loan from Refac of $1 million made on September 1, 2005.

(4)	Includes dividends on the Series B Preferred Stock totalling $199,000 for the 3rd quarter 2005.

(5)	See the Capitalization Table included in the Subsequent Event footnote No. 21 in OptiCare’s Notes to Consolidated Financial Statements on page F-72, which reflects the pro forma impact on OptiCare’s Debt and Stockholders’ Equity resulting from the distribution business sale on January 12, 2005 and the issuance of 280,618 shares of OptiCare’s Series D Preferred Stock.

Selected Financial Data of U.S. Vision
      The following selected historical consolidated financial data has been derived from audited historical financial statements and should be read in conjunction with U.S. Vision’s consolidated financial statements and the notes thereto beginning on page F-85 and U.S. Vision Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 158.

				Period	Period	Period	Period
				from	from	from	from
				May 31,	February 1,	November 1,	February 1,
	Nine	Nine		2003 to	2003 to	2002 to	2002 to
	Months	Months	Year	January 31,	May 30,	January 31,	October 31,	Year	Year
	Ended	Ended	Ended	2004	2003	2003	2002	Ended	Ended
	October 31,	October 31,	January 31,	(Successor	(Predecessor	(Successor	(Predecessor	January 31,	January 31,
	2005	2004	2005	Period)	Period)	Period)	Period)	2002	2001

	(In thousands)
Statements of Operations Data:
Net sales	$107,785	$95,043	$128,026	$78,123	$41,088	$26,336	$92,035	$119,496	$131,830
Income (loss) from continuing operations (1,2,3,4,5)	$1,694	$350	$968	$(3,309)	$(89)	$(1,236)	$(1,817)	$153	$4,286
Income (loss) from discontinued operations	(86)	(779)	(1,499)	(597)	(227)	(403)	(1,210)	(498)	509

Net income	$1,608	$(429)	$(531)	$(3,906)	$(316)	$(1,639)	$(3,027)	$(345)	$4,795

Income (loss) from continuing operations per common share basic and diluted	$0.11	$0.03	$0.07	$(0.28)	$(0.01)	$(0.15)	$(0.23)	$0.02	$0.55
Income (loss) from discontinued operations per common share basic and diluted	(0.01)	(0.06)	(0.11)	(0.05)	(0.03)	(0.05)	(0.16)	(0.06)	0.06

Net income (loss) per common share basic and diluted	$0.10	$(0.03)	$(0.04)	$(0.33)	$(0.04)	$(0.20)	$(0.39)	$(0.04)	$0.61

Weighted average shares outstanding basic and diluted(6)	15,828	13,974	14,068	11,999	8,193	8,193	7,804	7,803	7,803

	Period Ended

	October 31,	October 31,	January 31,	January 31,	May 31,	January 31,	November 1,	January 31,	January 31,
	2005	2004	2005	2004	2003	2003	2002	2002	2001

Balance Sheet Data:
Cash	$1,713	$1,153	$1,613	$678	$455	$0	$0	$357	$240
Working capital	6,634	5,859	6,851	6,518	3,597	10,819	7,304	19,961	20,460
Total assets	73,388	74,525	72,878	75,845	75,799	66.674	64,877	77,405	81,078
Long-term debt	23,767	30,041	27,138	33,769	30,272	43,041	38,510	15,915	18,384
Shareholders’ equity	26,801	21,667	24,692	20,596	21,882	4,507	6,146	49,101	49,446

(1)	Fiscal 2003 (successor period) includes a charge of $430,097 in connection with the termination of certain employees.

(2)	Fiscal 2003 (predecessor period) includes compensation expense of $543,000 to pay a special bonus to certain members of management. The bonus was funded by a capital contribution in that amount by the majority stockholders of U.S. Vision at that time.

(3)	Fiscal 2002 (predecessor period) includes a charge in the amount of $1,000,000 to resolve a dispute with a vendor that arose in connection with the renewal of its vision care agreement and compensation expense of $343,600 related to the grant of stock and warrants.

(4)	Fiscal 2001 includes a gain of $493,000 in connection with the sale of the frame manufacturing building located in Florida. This gain was offset by a charge of $204,000 for the write-off of furniture and fixtures and leasehold improvements in connection with the closure of approximately 40 under-performing stores.

(5)	Fiscal 2000 includes a charge of $752,000 for lease termination costs and the write-off of furniture and fixtures and leasehold improvements in connection with the closure of approximately 80 under-performing stores.

(6)	Diluted shares in fiscal 2000 were 7,836.

Summary Unaudited Pro Forma Financial Data
      The following table sets forth selected unaudited pro forma condensed combined financial data based upon combining information from the historical consolidated financials statements of Refac, OptiCare and U.S. Vision using a method similar to the pooling method of accounting for the acquisition of the shares held by Palisade and the purchase method of accounting for the acquisition of shares not held by Palisade.
      This information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus beginning on page 168.
      Unaudited Pro Forma Selected Financial Data:

	For the
	9 Months	For the	For the
	Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2005	2004	2003*

	(In thousands, except per share data)
Income Statement Data:
Total revenue	$154,351	$188,708	$130,779
Income (loss) from continuing operations	2,923	(2,918)	(11,781)
Balance Sheet Data:
Total assets	154,585	157,587	173,683
Long-term obligations	25,132	43,808	43,870
Per Share Data:
Income (loss) from continuing operations	$0.16	$(0.17)	$(0.94)
Cash dividends	—	—	—

*	Since Palisade did not gain common control of the entities until 2003, the combined pro forma financial information is limited to the periods of common control. Accordingly, the 2003 combined pro forma financial information presented includes the accounts of OptiCare for the entire year, the accounts of Refac, the registrant and the legal acquiror, for the ten month period ended December 31, 2003 and the accounts of U.S. Vision for the seven month period ended January 31, 2004.

RISK FACTORS
      The mergers and the investment in Refac common stock involve risk. Stockholders of Refac, OptiCare and U.S. Vision should consider the following factors, together with the other information included in this joint proxy statement/ prospectus, the annexes hereto and the documents incorporated by reference herein. Refac and OptiCare stockholders should also consider these risk factors in evaluating whether to vote in favor of the adoption of the merger agreements and approval of the mergers. If any of the following risks actually occurs, the business, financial condition and results of operations of any of Refac, OptiCare, U.S. Vision and/or the combined company may be seriously harmed. In that case, the trading price of Refac or OptiCare common stock may decline, and you may lose all or part of your investment in Refac or OptiCare. If the mergers do not occur, the trading price of Refac common stock and/or OptiCare common stock may decline.
Risks Related to the Mergers

The Number of Shares of Refac Common Stock that OptiCare and U.S. Vision Stockholders Receive in the Mergers will be based upon Fixed Exchange Ratios. The Value of the Shares of Refac Common Stock at the time OptiCare and U.S. Vision Stockholders Receive them Could be Less than the Value of those Shares Today.
      In the mergers, each OptiCare share (other than shares held by Palisade and shares issued upon conversion of preferred stock) and U.S. Vision share will be exchanged for 0.0472 and 0.4141 shares of Refac common stock, respectively. These exchange ratios will not be adjusted for any change in the market price of Refac common stock between the date of this joint proxy statement/ prospectus and the date that the OptiCare and U.S. Vision stockholders receive their consideration. On the date that the consideration is received by OptiCare and U.S. Vision stockholders, the market price of Refac common stock will likely be different, and may be lower, than the market price of shares of Refac common stock today as a result of changes in the financial condition or prospects of Refac, market reactions to the proposed mergers, general market and economic conditions and other factors. U.S. Vision and OptiCare stockholders should obtain current market quotations for Refac common stock and OptiCare stockholders should obtain current market quotations for OptiCare common stock. See “Comparative Stock Prices and Dividends” on page 10.

The Market Value of Refac Common Stock may be Affected by Factors Different from or in Addition to the Factors Affecting the Value of OptiCare Common Stock and U.S. Vision Common Stock.
      If the mergers are completed, all holders of outstanding shares of OptiCare and U.S. Vision immediately prior to the mergers will become holders of Refac common stock. Refac’s results of operations and business, as well as the market value of Refac’s common stock, may be affected by factors different from or in addition to those affecting the results of operations and business and the common stock value of each of OptiCare and U.S. Vision. For a discussion of OptiCare’s business, see “OptiCare Business” on page 115 and Consolidated Financial Statements of OptiCare Health Systems, Inc. beginning on page F-38. For a discussion of U.S. Vision’s business, see “U.S. Vision Business” on page 149 and Consolidated Financial Statements of U.S. Vision, Inc. beginning on page F-85.

OptiCare Stockholders are Not Likely to have Increased Liquidity with respect to the Refac Common Stock Received in the Merger.
      Both Refac and OptiCare are publicly-held companies. The average weekly trading volumes of the common stock of Refac and OptiCare for the twelve months ending January 27, 2006 were 4,534 shares and 24,760 shares, respectively. After the mergers, Palisade and other affiliates of Refac are expected to own approximately 87.7% and 0.8%, respectively, of Refac’s common stock, leaving only 11.5% held by other stockholders. Moreover, certain Refac stockholders have the right to sell their shares back to Refac at a price of $8.29 per share which, if exercised, will further reduce the number of freely tradable shares. Thus, Refac and OptiCare stockholders may not have increased liquidity following the mergers.

Risks Relating to the Combined Company’s Business Following the Mergers

The Operations of OptiCare and U.S. Vision are Different and the Operational Synergies may not be Significant.
      Refac has only five employees and minimal operational activity. U.S. Vision operates 517 of its 525 retail optical centers in host department stores in 47 states and Canada. OptiCare provides eye care services and products to consumers through a total of 18 integrated eye health centers and professional optometric practices, a surgery center and a laser correction center, all of which are located in Connecticut. It also has a managed care division located in Rocky Mount, North Carolina, which contracts with insurers, employer groups, managed care plans, HMOs and other third-party payers to manage claims payment and administration of eye health benefits for those contracting parties. These businesses are very different and Refac has not determined which areas of operations, if any, can be integrated and whether there will be any operational benefits from the mergers. While Refac anticipates that there will be some efficiencies in its corporate overhead costs, it is unable to estimate the amount at this time.

Successful Integration will be Complex and Time-Consuming
      Successful integration of Refac, OptiCare and U.S. Vision will require, among other things, establishing and implementing a strategic plan for the combined companies. We may not accomplish this integration successfully and any diversion of management’s attention to the integration effort and any difficulty encountered in combining or coordinating operations could cause the interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses. Furthermore, employee morale may suffer, and the companies may have difficulty retaining key personnel. There is no assurance that the combined company will be able to maintain or renew all of OptiCare’s and U.S. Vision’s current contracts and relationships.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 is Likely to be Costly.
      Over the next year, we will need to document and test the internal control procedures of the combined companies in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. This law requires annual management assessments of the effectiveness of our internal controls over financial reporting and, commencing with fiscal year 2006, a report by our independent auditors addressing these assessments. Our efforts to comply with this law will result in added expense and a diversion of management time from strategic activities to compliance activities.

Following the Mergers, Refac May not be able to Compete Effectively with Other Eye Care Distributors and Other Eye Care Services Companies which Have More Resources and Experience than Refac.
      On October 4, 2004, Luxottica Group S.p.A. (“Luxottica”), the parent of LensCrafters and the world leader in the design, manufacture and distribution of prescription frames and sunglasses in the mid- and premium-price categories, acquired Cole National Corporation (“Cole National”), a leading optical retailer which also operates Cole Managed Vision, a major national vision program, which we refer to as “CMV”. Prior to this acquisition, Luxottica was already the dominant optical retailer in the United States with more sales and resources than its competitors. Its acquisition of Cole National substantially lessens the ability of retail optical companies, including the combined company as a result of the mergers, to successfully compete with it.
      In addition, some companies in the retail optical business have substantially greater financial, technical, managerial, marketing and other resources and experience than the combined company is expected to have following the mergers. As a result, these other companies may compete more effectively than Refac and its subsidiaries following the mergers. The combined company will compete with other businesses, including other eye care services companies, hospitals, individual ophthalmology and optometry practices, other ambulatory surgery and laser vision correction centers, managed care companies, eye care clinics and providers of retail optical products. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing surgery and laser centers, as well as competitive eye care-related services.

      The failure to compete effectively with these and other competitors could have a material adverse effect on Refac’s business, financial condition and results of operations following the mergers.
      The retail optical industry engages in price-related promotions as a standard marketing practice. Several competitors have greater financial and other resources than Refac, which may enable such competitors to pursue more aggressive pricing and promotional strategies at the expense of profits for longer periods of time than the combined company.
      The combined company also faces the possibility of a decreased demand for eyeglasses and contact lenses as advances in, and the acceptability of, vision correction technologies, including laser surgery and other surgical vision correction procedures, continue to grow.

The Market Price of Refac Common Stock May Decrease as a Result of the Mergers.
      In the mergers, OptiCare and U.S. Vision stockholders will receive consideration comprised of Refac common stock. A number of factors may cause the market price of Refac common stock to fluctuate significantly after the mergers including:

•	the ability of Refac to establish and implement a successful strategic plan for the combined companies;

•	the realization of expected business opportunities and growth prospects from the mergers;

•	Refac’s operating results and the general operating results of companies in the retail optical industry;

•	the public’s reaction to Refac’s press releases, announcements and filings with the SEC;

•	changes in general conditions in the U.S. economy, financial markets or the retail optical industry;

•	natural disasters, terrorist attacks or acts of war;

•	other developments affecting Refac or its competitors; and

•	additional issuances of Refac securities.

Following the Mergers, Refac’s Business will Become Subject to Health Care Regulations, Which Could Materially Adversely Affect Refac’s Business, Financial Condition and Results of Operations.
      OptiCare and U.S. Vision are involved in the retail optical business. The businesses of these companies are currently subject to extensive federal and state governmental regulation and supervision, which will become applicable to Refac following the mergers. These regulations include, but are not limited to:

•	anti-kickback statutes;

•	self-referral laws;

•	insurance and licensor requirements associated with the managed care business;

•	civil false claims acts;

•	corporate practice of medicine restrictions;

•	fee-splitting laws;

•	facility license requirements and certificates of need;

•	regulation of medical devices, including laser vision correction and other refractive surgery procedures;

•	FDA and FTC guidelines for marketing laser vision correction; and

•	regulation of personally identifiable health information.
      We cannot assure you that these laws and regulations will not change or be interpreted in the future either to restrict or adversely affect the business activities of Refac and its subsidiaries or relationships with other eye care providers following the mergers.

      These laws and regulations have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. Neither federal nor state authorities have examined the agreements or activities of OptiCare or U.S. Vision with respect to these laws and regulations. We cannot assure you that any future review of the combined company’s business arrangements will not result in determinations that adversely affect operations. Any limitation on the ability of OptiCare or U.S. Vision to continue operating in the manner in which they have operated in the past could have an adverse effect on Refac’s business, financial condition and results of operations following the mergers. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit Refac’s expansion into such jurisdictions if we are unable to modify our operational structure to conform to such regulatory framework.

Changes in the Regulatory Environment Applicable to the Retail Eye Care Business, Including Health-Care Cost Containment Efforts by Medicare, Medicaid and Other Third-Party Payers may Adversely Affect Refac’s Profits Following the Mergers.
      The health care industry has experienced a trend toward cost containment as government and private third-party payers seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The revenues of U.S. Vision and OptiCare will be subject to pre-determined Medicare reimbursement rates for certain products and services, and decreases in Medicare reimbursement rates could have an adverse effect on Refac’s results of operations if we cannot offset these reductions through increases in revenues or decreases in operating costs. To some degree, prices for health care services and products are driven by Medicare reimbursement rates, so that non-Medicare business is also affected by changes in Medicare reimbursement rates. In addition, federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on Refac’s business, financial condition and results of operations following the mergers.

Risks Related to the Eye Care Industry, Including the Cost and Availability of Medical Malpractice Insurance, and Possible Adverse Long-Term Experience With Laser and Other Surgical Vision Correction Could Have a Material Adverse Effect on Refac’s Business, Financial Condition and Results of Operations Following the Mergers.
      The provision of eye care services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims. Insurance may not be adequate to satisfy claims or protect the combined company and its affiliated eye care providers, and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against Refac or its subsidiaries following the mergers could have a material adverse effect on the business, financial condition and results of operations of the combined company following the mergers.

Managed Care Companies Face Increasing Threats of Private-Party Litigation, Including Class Actions, Over the Scope of Care for Which Managed Care Companies Must Pay.
      Several large national managed care companies have been the target of class action lawsuits alleging fraudulent practices in the determination of health care coverage policies for their beneficiaries. Such lawsuits have, thus far, been aimed solely at full service managed care plans and not companies that specialize in specific segments, such as eye care. We cannot assure you that private party litigation, including class action suits, will not target eye care in the future, or that the combined company will not otherwise be affected by such litigation following the mergers.

Loss of the Services of Key Management Personnel Could Adversely Affect Refac’s Business.
      The successful completion of the mergers and integration of OptiCare and U.S. Vision depends upon the continued services of certain executive officers of Refac, OptiCare and U.S. Vision. We believe that the loss of certain of such executive officers during this period could have a material adverse effect on our business, financial condition and results of operations.
      Effective December 5, 2005, Christopher J. Walls, OptiCare’s Chief Executive Officer, President and General Counsel, resigned by mutual agreement with OptiCare’s board of directors. Dean J. Yimoyines, M.D., age 58, Chairman of OptiCare’s Board of Directors and former Chief Executive Officer, and Chairman, President and Chief Executive Officer of OptiCare’s medical affiliate, OptiCare P.C., will serve as the Interim Chief Executive Officer of OptiCare, pending the closing of the OptiCare merger. In connection with his resignation, Mr. Walls received a lump sum payment equal to one month’s salary, severance pay of $240,000, payable over a period of 12 months, and an annual bonus of $120,000. All of his restricted stock and stock options continued and were deemed to be fully vested as of December 5, 2005. Due to Dr. Yimoyines’s extensive experience with OptiCare, we do not believe that Mr. Walls’s resignation will have a material adverse effect on the business, financial condition or results of operations of OptiCare.

Following the Mergers, Palisade Will Continue to Own Sufficient Shares of Refac Common Stock to Control Refac’s Board of Directors and Control the Outcome of any Stockholder Vote.
      Palisade currently owns approximately 91% of Refac’s common stock. Following the mergers, Palisade is expected to own approximately 88% of Refac’s common stock and therefore will determine the outcome of all corporate matters requiring stockholder approval, including the election of all of our directors and material transactions.

Conflicts of Interest May Arise Between Palisade and Refac.
      Conflicts of interest may arise between Refac and Palisade and its affiliates in areas relating to past, ongoing and future relationships and other matters. These potential conflicts of interest include corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Palisade of Refac shares held by it, and the exercise by Palisade of its ability to control Refac’s management and affairs. In addition, following the mergers, one of Refac’s directors will continue to be an officer of PCM and a member of Holdings, both of which are affiliates of Palisade. There can be no assurance that any conflicts that may arise between Palisade and Refac will not have a material adverse effect on Refac’s business, financial condition and results of operations or our other stockholders.
      In connection with the formation of a new private equity partnership, PCM intends to consult with a group of senior experienced operating executives to assist it in the screening and selection of investment opportunities as well as ongoing monitoring and management of portfolio companies. Included in this group are Eugene K. Bolton, a director of Refac; Richard Huber, a director of OptiCare; Clark A. Johnson, a director of Refac and OptiCare and an owner of a 5% preferred, non-voting equity interest in PCM; Melvin Meskin, a director of Refac and OptiCare; Mark S. Newman, a director of Refac and OptiCare; and Jeffrey D. Serkes, a director of Refac. In most instances, it is expected that these persons would be compensated directly by the portfolio companies.
      Pursuant to employment agreements entered into on April 1, 2005, each of Robert L. Tuchman, Refac’s Chief Executive Officer, and Raymond A. Cardonne, Jr., Refac’s Chief Financial Officer, may enter into separate arrangements for his own account with PCM and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which he may become a member, partner, officer, director or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under his respective employment agreement. Messrs. Tuchman and Cardonne also have interests in the general partner of a private equity partnership recently formed by PCM.

OptiCare and U.S. Vision Have Not Had Profitable Operations in Recent Years, and We Cannot Assure that the Combined Company will be Profitable Following the Mergers.
      In recent years, OptiCare’s and U.S. Vision’s operations have not been profitable. OptiCare had net losses of $12.3 million and $8.3 million for the years ended December 31, 2003 and December 31, 2004, respectively. U.S. Vision had net losses of $4.22 million and $531,000 for the years ended January 31, 2004 and January 31, 2005, respectively. We cannot assure that efforts to improve profitability through, among other things, economies of scale and cost-efficiencies, will be successful or that the combined company will be profitable following the mergers.

If Refac Fails to Execute its Growth Strategy Following the Mergers, It May Not Be Profitable.
      Following the mergers, Refac intends to expand its operations through organic growth, strategic acquisitions and/or other business combination transactions in the eye care industry. Refac believes that OptiCare can become the largest optical retailer in the State of Connecticut by acquiring additional locations in existing markets to fill in excess capacity as well as in new markets within the State of Connecticut. U.S. Vision is already one of the leading store-within-a-store optical retailers in the United States. Refac believes that there is opportunity for U.S. Vision to increase the number of stores within the existing host stores in which it operates as well as open new host store relationships. It also intends to explore the possibility of acquiring one or more free standing optical chains that might become available for sale. There can be no assurance that any or all of these growth initiatives will prove to be profitable.
      Additionally, the growth strategy of the combined company depends in part on its ability to expand and successfully implement an integrated business model. Refac expects that this growth strategy will result in increased responsibilities for management and additional demands on management, operating and financial systems and resources. The combined company’s ability to expand will also depend upon its ability to hire and train additional staff and managerial personnel, and adapt, as necessary, its structure to comply with present or future legal requirements affecting arrangements with ophthalmologists and optometrists.
      If Refac is unable to make strategic acquisitions in the eye care industry and implement its internal growth strategy following the mergers, its business, financial condition, results of operations and ability to achieve and sustain profitability could be materially adversely affected.
Additional Risks Related to OptiCare’s Business

OptiCare’s Business is Substantially Dependent on a Professional Services and Support Agreement with a Professional Affiliate.
      The laws of the State of Connecticut (in which OptiCare conducts all of its operations) as well as some other states prohibit corporations that are not owned entirely by eye care professionals from (i) employing eye care professionals, (ii) receiving for their own account reimbursements from third-party payers for health care services rendered by licensed professionals; (iii) controlling clinical decision-making; or (iv) engaging in other activities that constitute the practice of ophthalmology or optometry. To comply with Connecticut law, OptiCare’s wholly-owned subsidiary, OptiCare Eye Health Centers, Inc., is party to a Professional Services and Support Agreement with OptiCare, P.C., a Connecticut professional corporation, of which Dr. Yimoyines, the current Chairman and Interim Chief Executive Officer of OptiCare, is the sole stockholder. Under this agreement, OptiCare, P.C. employs medical personnel and performs all ophthalmology and optometry services at OptiCare’s facilities in Connecticut.
      The OptiCare merger agreement provides that, at the closing, the Professional Services and Support Agreement will be amended to provide for a ten year renewable term and for the arbitration of any disputes that may arise.
      Conflicts of interests may also arise in connection with the Professional Services and Support Agreement, because Dean J. Yimoyines, the Chairman and Interim Chief Executive Officer of OptiCare, is the sole stockholder of OptiCare, P.C., the counterparty to such agreement.

If OptiCare’s Managed Vision Care Division Fails to Negotiate Profitable Capitated Fee Arrangements, it Could Have A Material Adverse Effect on the Results of Operations and Financial Condition of the Combined Company.
      Under some managed care contracts, known as “capitation” contracts, health care providers accept a fixed payment per member per month, whether or not a person covered by a managed care plan receives any services, and the health care provider is obligated to provide all necessary covered services to the patients covered under the agreement. Many of these contracts pass part of the financial risk of providing care from the payer, i.e., an HMO, health insurer, employee welfare plan or self-insured employer, to the provider. The growth of capitation contracts in markets which OptiCare serves could result in less certainty with respect to profitability and require a higher level of actuarial acumen than OptiCare currently uses to evaluate such contracts. We do not know whether OptiCare will be able to continue to negotiate arrangements on a capitated or other risk-sharing basis that prove to be profitable, or to pass the financial risks of providing care to other parties, or to accurately predict utilization or the costs of rendering services. In addition, changes in federal or state regulations of these contracts may limit OptiCare’s ability to transfer financial risks away from itself. Any such developments could have a material adverse effect on the business, financial condition and results of operations of the combined company following the mergers.

OptiCare is Dependent upon Letters of Credit or Other Forms of Third Party Security in Connection With Certain of its Contractual Arrangements and, thus, Would be Adversely Affected in the Event it is Unable to Obtain Such Credit As Needed.
      OptiCare has obtained letters of credit to secure its contractual commitments to certain managed care companies. If OptiCare is unable to maintain these letters of credit or secure replacement letters of credit, it may not be able to retain its existing contracts or obtain new contracts with certain managed care companies. The inability to do business with these managed care companies would have an adverse effect on the business, financial condition or results of operations of the combined company following the mergers.
Additional Risks Related to U.S. Vision’s Business

U.S. Vision’s Revenues Depend Largely Upon its Lease Arrangement with J.C. Penney Company, Inc.
      For the fiscal year ended January 31, 2005, 96.2% of U.S. Vision’s net sales were derived from sales in optical centers located within department stores. For the same period, net sales attributable to optical centers located within J.C. Penney stores represented approximately 69.3% of U.S. Vision’s sales. U.S. Vision is indirectly dependent on the operations and financial success of its host department stores. A decline in the sales, customer traffic or overall financial performance of J.C. Penney and its other host department stores, could have a material adverse effect on U.S. Vision’s business. It is anticipated that U.S. Vision will continue to rely upon several host stores for a majority of its revenues following the mergers. However, we cannot assure you that U.S. Vision will be able to maintain its relationships with Sears or its other host stores on favorable terms, if at all, following the mergers.
      U.S. Vision’s optical centers within J.C. Penney stores are subject to a master lease that expires in December 2007, but either party has the option to extend the term of the lease until December 2010. The master lease may be terminated early, but no more than 40 of U.S. Vision’s J.C. Penney optical centers may be closed by J.C. Penney in any calendar year for any reason, excluding any U.S. Vision stores closed by J.C. Penney as a result of a temporary or permanent closing of a J.C. Penney department store.
      The lease requires U.S. Vision to pay additional license fees to J.C. Penney should it enter into a licensed department agreement or similar arrangement with a national chain of department stores or large chain of discount stores that provides for more favorable terms and conditions relating to the amount and payment of license fees.
      A substantial change in U.S. Vision’s relationship with J.C. Penney resulting in the termination or change of optical center leases would have a material adverse effect on U.S. Vision’s business, financial condition and/ or results of operations.

U.S. Vision’s Revenues Also Depend Upon its Lease Arrangements with Other Department Stores
      Many of U.S. Vision’s retail optical departments located within other department stores are subject to lease arrangements that permit lease termination on short notice. There can be no assurance that any lease between U.S. Vision and a host store will not be terminated or its terms adversely changed. A substantial change in U.S. Vision’s relationship with one or more of its host department stores resulting in the termination or change of optical center leases could have a material adverse effect on its business, prospects, financial condition or results of operations.

U.S. Vision’s Business is Materially Dependent Upon the Revenues that it Derives as a Participating Provider under its Agreement with CMV.
      U.S. Vision’s business is materially dependent upon the revenues that it derives as a participating provider through CMV. U.S. Vision’s participating provider agreement with CMV expires on December 31, 2008. No assurance can be given that U.S. Vision will be able to renew this agreement when it terminates or extend the termination date on acceptable terms. If U.S. Vision is unable to renew or extend this agreement on acceptable terms, it would have a material adverse effect on the combined company’s business, financial condition or results of operations.

U.S. Vision’s Business is Materially Dependent upon a Single Laboratory.
      U.S. Vision finishes all of its merchandise at its optical laboratory, distribution and lens grinding facility. An interruption in production at the facility is likely to have a material adverse effect on the combined company’s business, financial condition or results of operations.

Failure to Have Vision Care Professionals Available in or Near U.S. Vision’s Vision Centers Would Adversely Affect its Ability to Win Managed Care and Host Store Contracts, and Could Prevent U.S. Vision From Operating in Some States.
      U.S. Vision’s business and marketing strategies emphasize the availability of independent optometrists in close proximity to its vision centers. Accordingly, U.S. Vision has made arrangements with licensed optometrists to provide eye examination services at or adjacent to its retail locations in those states where it is permitted. These independent optometrists sublease space and equipment from U.S. Vision or from the host store. While U.S. Vision and the optometrists do not share in each other’s revenues, U.S. Vision believes the presence of the optometrists offering eye exams at its stores helps to generate sales, leads to repeat customers and reinforces the quality and professionalism of each store. Any difficulties or delays in securing the services of these professionals could adversely affect its business.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This joint proxy statement/ prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of the management of each of Refac, OptiCare and U.S. Vision, the mergers, the markets for Refac common stock and OptiCare common stock and other matters. Statements in this joint proxy statement/ prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act.
      These forward-looking statements and other information relating to Refac, OptiCare and U.S. Vision are based upon the beliefs of their respective managements and assumptions made by and information currently available to each such company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may,” “could,” “would” or “should,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Refac, OptiCare and U.S. Vision, wherever they occur in this joint proxy statement/ prospectus, are necessarily estimates reflecting the best judgment of the respective managements of Refac, OptiCare and U.S. Vision and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/ prospectus.
      Factors that may cause actual results to differ materially from those contemplated by the forward-looking information include, among others, the following:

•	whether the OptiCare merger and U.S. Vision merger, if completed, will prove to be profitable acquisitions for Refac;

•	the ability of Refac to establish and implement a successful strategic plan for the combined companies;

•	the realization of expected business opportunities and growth prospects from the mergers;

•	the operating results of Refac, OptiCare and U.S. Vision and the general operating results of companies in the retail optical industry;

•	the public’s reaction to Refac’s press releases, announcements and filings with the SEC;

•	changes in general conditions in the U.S. economy, financial markets or the retail optical industry;

•	natural disasters, terrorist attacks or acts of war;

•	regulatory compliance;

•	other developments affecting Refac, OptiCare, U.S. Vision or their competitors; and

•	additional issuances of Refac or OptiCare securities.
      Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this joint proxy statement/ prospectus. All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this document and attributable to Refac, OptiCare or U.S. Vision or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements included or referred to in this section. Except to the extent required by applicable law or regulation, none of Refac, OptiCare or U.S. Vision undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events.
THE MERGERS
Background of the Mergers

History
      From its formation in 1952, Refac’s business related to intellectual property licensing. Refac became a public company in 1968 and its shares were listed on the American Stock Exchange in 1994.
      In 1997, Refac recognized that the projected income from its planned liquidation of its licensing-related securities and its matured licensing programs would assure profitability only for a limited period. At that time, it was concerned about the increasing costs and associated litigation risks in pursuing patent enforcement licensing projects and did not have the staffing or in-house expertise to attract or handle emerging technologies. Accordingly, the company broadened its investment interest to include new product development ventures involving well-known brands and made strategic acquisitions of creative firms specializing in industrial design and graphic design. It also formed new businesses, including a trademark licensing agency and a manufacturer and marketer of consumer electronics products. While the planned liquidation of licensing-related securities enabled the company to remain profitable through 2001, Refac’s other investments proved to be unprofitable.
      After considering Refac’s financial results, the market performance of its common stock and various other factors, in March 2002, Refac’s board of directors determined that the company’s stockholders would likely derive more value from a sale or liquidation of the company than from continued operations in its then current business segments. As a result, by the end of 2002, Refac had disposed of all of its operating segments, with the exception of its licensing business. Since then, the operations of Refac’s licensing business have been limited to managing certain existing license agreements and related contracts.
      On August 21, 2002, Refac entered into a merger agreement with Palisade, which owned 8.8% of Refac’s outstanding common stock at such time. Pursuant to this merger agreement, on February 28, 2003, Refac merged with a wholly-owned subsidiary of Palisade. The purpose of the transaction was to enable Palisade to use Refac as a vehicle for making acquisitions. Following the merger, which we refer to as the “Palisade merger”, Palisade beneficially owned approximately 80% of Refac’s outstanding common stock.
      In May 2003, Refac issued and sold additional shares of its common stock to Palisade for an aggregate price of approximately $17 million. As a result, Palisade owns approximately 91% of Refac’s outstanding common stock. The purpose of this investment was to provide Refac with additional capital to enable it to pursue more meaningful acquisitions.

Refac Acquisition Search
      Following the closing of the Palisade merger, Refac established acquisition criteria and started a search with a preference for companies in the consumer, financial, healthcare and services sectors. After looking for suitable acquisition candidates in these and other areas without success, in January 2004, Refac decided to focus its acquisition efforts on opportunities in the asset management sector of the financial services industry. In furtherance of this focus, Refac engaged a leading provider of executive search services to identify opportunities in this sector and to recruit individuals and/or teams to join Refac and build an asset management business.
      By November 2004, Refac had not identified any suitable acquisition candidates in the asset management sector of the financial services industry. Refac decided to expand its efforts by engaging a second search firm and directed the second firm to focus on the mid-capitalization equity companies.

Potential Transactions
      In early February 2005, Mr. Steven E. Berman, Chief Operating Officer of PCM, an investment advisory firm that is the investment manager to Palisade, suggested to Robert L. Tuchman, Chief Executive Officer of Refac, that it might be worthwhile to explore a potential business combination transaction among Refac, OptiCare and U.S. Vision, all of which are controlled by Palisade. Mr. Tuchman and Raymond A. Cardonne, Senior Vice President and Chief Financial Officer of Refac, were familiar with the management and operations of U.S. Vision through consulting services Refac had rendered to PCM following the closing of the Palisade merger in February 2003. In addition, in late January 2005, Mr. Tuchman attended a management meeting of OptiCare as a consultant to PCM.
      In mid-February, the subject was discussed again at a meeting of PCM executives, Martin L. Berman, Chief Executive Officer, Dennison T. Veru, Executive Vice President and Co-Investment Officer, and Steven E. Berman (each of whom is also a member of Holdings, the general partner of Palisade) and Messrs. Tuchman and Cardonne of Refac. At that time, PCM reiterated its belief that both OptiCare and U.S. Vision had good potential for organic growth, which would be enhanced by Refac’s strong financial condition. In addition to OptiCare’s and U.S. Vision’s growth possibilities, PCM noted that the retail optical industry was a consolidating industry and that following the acquisitions of U.S. Vision and OptiCare, Refac would have an opportunity for additional growth through acquisition. PCM also expressed its belief that the management of all three companies could work together to take advantage of the cost savings made possible through this combination.

      A meeting of the Refac board was held on March 21, 2005. At this meeting, the Refac board reviewed at length Refac’s acquisition search to date. The Refac board noted that Refac had been seeking an acquisition candidate since May 2003 and had focused on the asset management sector of the financial services industry since January 2004. Refac had expended considerable efforts in its search, including the retention of two of the leading industry search firms. Although the search firms had presented certain lift-out and acquisition candidates, none of those candidates met Refac’s criteria for an investment. After an extensive discussion, the board determined that Refac should continue with its search for appropriate asset management opportunities. However, since a year of focusing on the asset management sector had not produced any attractive acquisition opportunities, the board further determined that Refac should also consider potential acquisition candidates in other industries.
      At the same meeting, Mr. Tuchman informed the Refac board that Palisade had expressed interest in having Refac consider transactions with two affiliated companies, U.S. Vision and OptiCare. After full discussion, it was agreed that Refac’s executive officers should proceed in evaluating potential transactions with U.S. Vision and OptiCare. The Refac board noted potential conflicts of interests of several directors, officers and stockholders of Refac (See “Interests of Certain Persons in the Mergers” on page 50). The Refac board determined that a special committee of independent directors, comprised of Eugene K. Bolton and Jeffrey D. Serkes, should be formed to review, evaluate, negotiate and make recommendations with respect to the potential transactions with OptiCare and U.S. Vision. At this meeting, the Refac board also postponed the company’s annual meeting of stockholders, which was scheduled to be held in May 2005, so that any potential transaction could be presented to stockholders at the annual meeting.
      A meeting of U.S. Vision’s board of directors was held on March 23, 2005. In addition to the U.S. Vision board members, Messrs. Steven Berman and Robert Tuchman attended this meeting. Mr. Berman expressed Palisade’s interest in exploring a combination of U.S. Vision and OptiCare with Refac. Mr. Tuchman discussed the proposed transactions and answered questions. After full discussion, it was agreed that U.S. Vision’s executive officers should proceed in evaluating a potential transaction with Refac.
      On March 25, 2005, in connection with the announcement of its 2004 earnings, Refac announced that its acquisition search had been broadened to other industries.
      A meeting of OptiCare’s board of directors was held on March 28, 2005. In addition to the OptiCare board members, Messrs. Steven Berman and Robert Tuchman attended this meeting. Mr. Berman expressed Palisade’s interest in exploring a combination of OptiCare and U.S. Vision with Refac. Mr. Tuchman discussed the potential transaction and answered questions. After full discussion, it was agreed that OptiCare’s executive officers should proceed in evaluating a possible transaction with Refac. The OptiCare board noted potential conflicts of interests of several officers, directors and stockholders of OptiCare (see “Interests of Certain Persons in the Mergers” beginning on page 50). The OptiCare board determined that a special committee of independent directors, comprised of Norman S. Drubner and Richard L. Huber should be formed to review, evaluate, negotiate and make recommendations to the OptiCare board with respect to the potential transaction with Refac.
      On April 8, 2005, Refac announced that it was in discussions with OptiCare and U.S. Vision regarding a potential acquisition transaction and OptiCare announced that it was in discussions with Refac regarding a potential transaction.

Negotiations
      On April 19, 2005, Refac retained Mufson to serve as its financial advisor in connection with the transactions and to render an opinion to Refac stockholders (other than Palisade) regarding the fairness, from a financial point of view, of the consideration to be paid in the potential transactions. On June 7, 2005, OptiCare retained Woodward to serve as its financial advisor in connection with the transaction and to render an opinion regarding the fairness, from a financial point of view, of the consideration to be received in the potential transaction by OptiCare stockholders (other than Palisade and any related entities and affiliates).

      During the period from April 8, 2005 until May 2005, Refac, OptiCare and U.S. Vision exchanged information and had various telephone communications and meetings to generally discuss a possible transaction. Refac also conducted a comprehensive due diligence review of OptiCare and U.S. Vision, which continued until the execution of the merger agreements. During this period, Refac put its asset management acquisition search on hold.
      Between May and August 2005, Refac, OptiCare and U.S. Vision and their advisors had various meetings and conference calls to discuss the terms of a potential transaction. The parties and their advisors prepared and negotiated definitive documentation for the transactions. Refac and OptiCare also worked with their financial advisors regarding the determination of an exchange ratio.
      On June 20, 2005, Refac’s special committee sent a letter to OptiCare’s special committee proposing an exchange ratio of 0.0404 shares of Refac common stock per share of OptiCare common stock in the merger. On the same date, Refac’s special committee sent a letter to U.S. Vision proposing an exchange ratio of 0.4141 shares of Refac common stock per share of U.S. Vision common stock in the merger.
      On July 8, 2005, OptiCare’s special committee sent a letter to Refac’s special committee proposing an exchange ratio of 0.054 shares of Refac common stock per share of OptiCare common stock in the merger and requesting additional information about Refac and its plans for the combined company following the mergers. Discussions between the special committees and financial advisors of Refac and OptiCare ensued regarding the exchange ratio and the plans for the combined company.
      On July 27, 2005, Refac’s special committee sent a letter to OptiCare’s special committee explaining the analysis used by Refac and its financial advisors to determine the proposed exchange ratio of 0.0404. On July 29, 2005, Refac’s special committee and OptiCare’s special committee held a conference call to discuss the proposed exchange ratio. During this call, the OptiCare special committee proposed an exchange ratio of 0.0472, which would give the OptiCare shareholders approximately 28% of the outstanding common stock of the combined entity. On August 1, 2005, the OptiCare special committee responded in writing to the July 27, 2005 letter from the Refac special committee and reiterated its belief that an exchange ratio of 0.0472 was appropriate. Discussions between the committees continued and on August 5, 2005, the OptiCare special committee proposed an exchange ratio of 0.0472 for stockholders other than Palisade and the other preferred stockholder of OptiCare, subject to certain dilution protections. The committees then agreed on an exchange ratio of 0.0472 for each share of OptiCare common stock, other than shares held by Palisade and the other preferred stockholder. The committees further agreed that Refac’s outstanding common stock immediately after the OptiCare and U.S. Vision mergers would not exceed 19 million shares. In order to allow OptiCare’s public stockholders to receive an exchange ratio of 0.0472, Palisade agreed to accept a lower exchange ratio of approximately 0.0403 and OptiCare’s other preferred stockholder agreed to the same ratio for its preferred shares.
      On August 10, 2004, Refac executed a letter agreement with Palisade and OptiCare’s other preferred stockholder, whereby Palisade and such other stockholder agreed to convert all of their OptiCare preferred stock to common stock prior to the merger. Additionally, Palisade and such other stockholder agreed to an exchange ratio of 0.0403 with respect to the common stock issued upon conversion of their preferred shares.

Approval
      A meeting of the Refac special committee was held on August 8, 2005, to consider the proposed transactions with OptiCare and U.S. Vision. Mufson reviewed with the Refac special committee and the board its financial analysis of the OptiCare merger consideration and the U.S. Vision merger consideration and rendered oral opinions (which opinions were confirmed by delivery of written opinions dated August 8, 2005) to the effect that, as of the date of the opinions and based upon, and subject to, certain matters stated in such opinions, the consideration to be paid in the mergers was fair, from a financial point of view, to Refac stockholders (other than Palisade). The Refac special committee then unanimously adopted, and determined to recommend to Refac’s board that it adopt, the merger agreements with each of OptiCare and U.S. Vision, and the mergers, including the issuance of shares in the mergers. Refac’s full board of directors met immediately following the Refac special committee meeting. Based upon its review of the merger agreements, the Refac special committee’s recommendation and Mufson’s presentation and opinions, the Refac board unanimously adopted each of the merger agreements and the mergers, including the issuance of shares in the mergers and determined to recommend that the Refac stockholders adopt the merger agreements and the transactions contemplated thereby at Refac’s annual meeting of stockholders.
      A meeting of OptiCare’s board of directors was held on August 8, 2005. At this meeting, at which Refac representatives were present, the OptiCare special committee recommended that OptiCare’s board accept an exchange ratio of 0.0472, with respect to all shares other than the shares held by Palisade and the preferred shares held by the other preferred stockholder, with appropriate limits on dilution resulting from the U.S. Vision merger or otherwise. The OptiCare board authorized the special committee to continue discussions with Refac as to the form of the transaction and the terms of the OptiCare merger agreement.
      A meeting of the OptiCare special committee was held on August 18, 2005 to consider the proposed transaction with Refac. At this meeting, Woodward reviewed with the OptiCare special committee its financial analysis of the OptiCare merger consideration and rendered an oral opinion (which opinion was confirmed by delivery of a written opinion dated August 18, 2005) to the effect that, as of August 17, 2005, and based upon, and subject to, certain matters stated in such opinion, the consideration to be received in the merger by holders of shares of OptiCare common stock was fair, from a financial point of view, to such holders (other than Palisade and the other preferred stockholder). The OptiCare special committee then unanimously adopted, and determined to recommend to the OptiCare board that it adopt, the merger agreement with Refac, including the transactions contemplated thereby. OptiCare’s full board of directors met on August 22, 2005. Based upon its review of the merger agreement, the OptiCare special committee’s recommendation and Woodward’s opinion, the OptiCare board unanimously adopted the merger agreement and the merger and determined to recommend that OptiCare’s stockholders adopt the merger agreement and the merger.
      A meeting of U.S. Vision’s board of directors was held on August 22, 2005 to consider the proposed transaction with Refac. U.S. Vision’s board of directors unanimously adopted the merger agreement with Refac, including the transactions contemplated thereby, and determined that such agreement and transactions were advisable. On the same date, each of the U.S. Vision stockholders approved the merger agreement and the transactions contemplated thereby and signed a stockholder action by unanimous written consent with respect thereto.
      On August 22, 2005, Refac, OptiCare and OptiCare Merger Sub executed the OptiCare merger agreement, and Refac, U.S. Vision and USV Merger Sub executed the U.S. Vision merger agreement.

Refac Loan to OptiCare
      On September 1, 2005, Refac entered into a loan agreement and promissory note with OptiCare and its affiliate, OptiCare Eye Health Centers, Inc., pursuant to which Refac loaned to OptiCare and OptiCare Eye Health Centers, Inc. the principal amount of $1,000,000. The note was initially payable on January 25, 2007, provided that if the OptiCare merger is not completed by January 31, 2006, then the note would have been payable on March 31, 2006. Interest is payable on the note on a monthly basis at a rate equal to the base rate of Citibank, N.A., plus 5.5%. Additionally, on September 1, 2005, Refac entered into a subordination agreement with OptiCare and certain affiliates of OptiCare and CapitalSource Finance LLC, which we refer to as “CapitalSource”, the lender under OptiCare’s credit agreement, pursuant to which Refac agreed to subordinate its rights to the payment of principal and interest on the note in favor of CapitalSource.
      Refac also loaned OptiCare an additional amount of $1,400,000 on January 25, 2006, the date on which OptiCare’s term loan became due. The interest rate for this second loan is the greater of (i) 9% or (ii) the base rate of Citibank, N.A. plus 3.5%, which is the same as the interest rate that was under OptiCare’s term loan with CapitalSource. The maturity date of the second loan is January 25, 2007, provided that it shall be payable on June 30, 2006 if the OptiCare merger is not completed by April 30, 2006.
      In connection with the loan agreement and note, on September 1, 2005, Palisade granted to Refac a proxy which entitles Refac to vote Palisade’s shares of OptiCare common and preferred stock at Refac’s discretion at any meeting of OptiCare’s stockholders and on every action by written consent of OptiCare’s stockholders. Palisade may revoke this proxy at any time.
      On November 11, 2005, Refac and OptiCare amended the OptiCare merger agreement to extend the outside termination date to April 30, 2006. On December 5, 2005, Refac and U.S. Vision amended the U.S. Vision merger agreement to extend the outside termination date to April 30, 2006.
Recommendation of Refac’s Board; Refac’s Reasons for the Mergers
      The Refac board of directors has adopted and approved the merger agreements and the mergers, including the issuance of shares in the mergers, and determined that the merger agreements and the mergers, including the issuance of shares in the mergers, are advisable to, fair to, and in the best interests of Refac and its stockholders (other than Palisade and its affiliates). The Refac board of directors has also approved each of the charter amendment proposals. The board recommends that Refac stockholders vote “FOR” the merger agreements and the mergers, including the issuance of shares in the mergers, each of the charter amendment proposals and the amendment of the stock plan at the annual meeting of stockholders.
      Because of potential conflicts of interest of several directors and officers of Refac (see “Interests of Certain Persons in the Mergers” on page 50), Refac’s board of directors formed a special committee comprised entirely of independent directors to review, evaluate, negotiate and make recommendations to the board with respect to the potential transactions with OptiCare and U.S. Vision. The special committee is comprised of Eugene K. Bolton and Jeffrey D. Serkes.
      In reaching its determination to recommend unanimously that the board adopt and approve the merger agreements and the mergers, including the issuance of shares in the mergers, and the charter amendment proposals and recommend that Refac stockholders adopt and approve the merger agreements and the mergers, including the issuance of shares in the mergers, and the charter amendment proposals, the special committee consulted with management and the special committee’s legal and financial advisors.
      The special committee considered a number of factors and potential benefits of the mergers including, without limitation, the following:

•	Refac’s business, current financial condition, results of operations and the performance of its stock price since the completion of the Palisade merger in February 2003;

•	The fact that Refac liquidated most of its operations in 2002 and, since the end of 2002, its business has been limited to managing certain existing license agreements and related contracts and that it expects a significant decline in operating revenues related to such agreements and contracts during the balance of 2005 and estimates that its operating revenues will aggregate less than $200,000 in 2006;

•	The fact that Refac commenced an acquisition search in May 2003 which, since January 2004, has been focused on opportunities in the asset management sector of the financial services industry and that even with the assistance of two search firms has not been able to find a suitable acquisition candidate;

•	The business, current financial condition and the results of operations of each of OptiCare and U.S. Vision and the performance of OptiCare’s stock price;

•	The opportunities for organic growth for both OptiCare and U.S. Vision and potential for a future acquisition of one or more other companies in the eye care industry;

•	The opinions of Mufson, subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinions, that the consideration to be received pursuant to each of the mergers is fair, from a financial point of view, to Refac stockholders (other than Palisade and its affiliates);

•	The fact that Palisade, which beneficially owns 84% of OptiCare’s outstanding shares (on a fully diluted basis) agreed to vote its shares in favor of the OptiCare merger agreement and the OptiCare merger;

•	The fact that the U.S. Vision merger is not conditioned on the approval of U.S. Vision stockholders, because all of the stockholders of U.S. Vision executed and delivered a written consent constituting the required stockholder approval before entering into the U.S. Vision merger agreement;

•	The fact that the holders of all of the preferred stock of OptiCare have agreed to convert their holdings to common stock prior to the closing of the merger;

•	The fact that OptiCare and U.S. Vision stockholders will not have any appraisal rights in the mergers;

•	The terms of each of the merger agreements, including the representations and warranties made by OptiCare and U.S. Vision, the limited number and nature of the conditions to OptiCare’s and U.S. Vision’s obligations to consummate the mergers and the limited risk of non-satisfaction of these conditions; and

•	The fact that certain Refac stockholders have the right to require Refac to purchase the shares they acquired in the Palisade merger at $8.29 per share and that if most of these stockholders exercise this option, Refac may not qualify for continued listing on the American Stock Exchange.
      The special committee also considered and balanced against the potential benefits of the mergers a number of potentially adverse factors concerning the mergers including, without limitation, the following:

•	The results of operations of OptiCare and U.S. Vision in recent years and the fact that OptiCare’s and U.S. Vision’s operations had not been profitable during this period;

•	The highly competitive nature of the retail optical industry, the significant regulations to which the business of the combined company will be subject and the fact that Refac does not have any experience in this industry;

•	The potential conflicts of interests of (i) Palisade, as the largest stockholder of each of Refac, OptiCare and U.S. Vision, (ii) Refac directors, Melvin Meskin, Mark S. Newman, Clark A. Johnson, and Dennison T. Veru who are also directors of OptiCare and (iii) Refac director Dennison T. Veru who is an officer of PCM and a member of Holdings. (See “Interests of Certain Persons in the Mergers” on page 50);

•	The opportunities for growth and the potential for increased stockholder value if Refac were to continue seeking an acquisition candidate in the asset management sector of the financial services industry or in any other industry;

•	The challenges and costs of integrating the operations of Refac, OptiCare and U.S. Vision; and

•	The risk that the mergers might not be completed in a timely manner or at all.
      After taking into account all of the factors set forth above, Refac’s special committee determined that the benefits of the mergers outweigh the risks and that the merger agreements and the mergers, including the issuance of shares in the mergers, are advisable to, fair to and in the best interests of Refac and its stockholders (other than Palisade and its affiliates). The Refac special committee unanimously approved the merger agreements and the mergers, including the issuance of shares in the mergers, and each of the charter amendment proposals, and recommended to Refac’s board of directors that the board approve the merger agreements and the mergers, including the issuance of shares in the mergers, and each of the charter amendment proposals.
      After taking into account the recommendation of Refac’s special committee and all of the factors considered by the special committee and the potential conflicts of interest of certain persons in the mergers (See “Interests of Certain Persons in the Mergers” on page 50), Refac’s board of directors determined that the benefits of the mergers outweigh the risks and that the merger agreements and the mergers, including the issuance of shares in the mergers, are advisable to, fair to and in the best interests of Refac and its stockholders (other than Palisade and its affiliates). Refac’s board of directors has unanimously approved the merger agreements and the mergers, including the issuance of shares in the mergers, and each of the charter amendment proposals and recommends to Refac’s stockholders that they approve the merger agreements and the mergers, including the issuance of shares in the mergers, and each of the charter amendment proposals.
      Refac’s special committee and board of directors did not assign relative weights to the factors considered by them. In addition, Refac’s board and special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the committee and board may have given different weight to different factors.
Opinions of Refac’s Financial Advisor

Opinion on OptiCare Merger
      On August 8, 2005, Mufson rendered its opinion to the special committee and board of directors of Refac that the consideration to be paid for OptiCare in the OptiCare merger was fair, from a financial point of view, to the stockholders of Refac (other than Palisade). The full text of Mufson’s opinion is attached as Annex D.1 to this joint proxy statement/ prospectus. Stockholders should read Mufson’s opinion to understand the information reviewed, assumptions made, analyses prepared, matters considered by Mufson and the limitations of its opinion.
      Mufson’s opinion is for the use and benefit of the board of directors and opines only on the fairness of the consideration to be paid by Refac, from a financial point of view, in connection with the OptiCare merger. Mufson’s opinion is not a recommendation to Refac’s stockholders as to how they should vote with respect to the OptiCare merger, and does not opine as to the underlying decision by Refac to engage in the merger with OptiCare. The following is a summary of Mufson’s opinion and the analyses that Mufson prepared to support its opinion.
      In arriving at its opinion, Mufson, among other things:

•	reviewed a draft of the OptiCare merger agreement and related documents dated August 22, 2005;

•	reviewed OptiCare’s Quarterly Reports on Form 10-Q for the three months ended March 31, and June 30, 2005 and its Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004;

•	reviewed OptiCare’s budget for the year ending December 31, 2005 and forecasts prepared by the management of OptiCare for the four years ending December 31, 2008 and prepared discounted cash flow analyses from such forecasts;

•	reviewed the terms of recent financing transactions between OptiCare, its stockholders and Palisade;

•	discussed with members of the senior management of OptiCare the company’s business, operating results, financial condition, prospects and the implications of the merger;

•	compared stock prices, operating results, earnings estimates and financial condition of publicly traded eyewear manufacturers and specialty retailers, and managed care providers it deemed reasonably comparable to OptiCare, to similar data for OptiCare;

•	compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of eyewear manufacturers and specialty retailers, and managed care providers it deemed reasonably comparable to OptiCare, to similar data for OptiCare;

•	analyzed Refac’s stock price trading history, and reviewed its Quarterly Reports on Form 10-Q for the three months ended March 31, 2005 and June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004; and

•	reviewed certain other information and performed other analyses that it deemed appropriate.
      In arriving at its opinion, Mufson assumed that all information publicly available or furnished to it by Refac and OptiCare was accurate and complete. Mufson was not aware of any facts or circumstances that would make such information inaccurate or misleading, but they did not independently verify and do not assume any responsibility or liability for such information. With respect to the original four year forecasts furnished to Mufson by OptiCare, Mufson assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of OptiCare’s management as to the future results of operations and financial condition of OptiCare. OptiCare furnished Mufson with revised forecasts on August 1, 2005 which assumed faster growth and higher profitability, but Mufson did not rely on these forecasts because OptiCare’s management did not provide information on the underlying assumptions supporting the revised forecasts. Mufson assumed that the OptiCare merger would be completed as described in the OptiCare merger agreement, and also assumed that all material governmental, regulatory, or other consents required to consummate the OptiCare merger would be obtained without any material restrictions imposed on Refac or OptiCare. Mufson’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.
      In connection with rendering its opinion, Mufson performed certain financial, comparative and other analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Mufson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Mufson believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Mufson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Mufson’s control. None of Refac, OptiCare, Mufson or any other person assumes responsibility if future results differ materially from those assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.
      Merger Consideration. Mufson assumed an effective transaction value of $0.21 per common share (including preferred shares converted to common) of OptiCare, based on a value of $5.11 per share for Refac’s common stock and the average exchange ratio of 0.041 of a share of Refac common stock for each outstanding share of OptiCare common stock implied by the OptiCare merger agreement. Mufson noted that Refac is a holding company with the majority of its assets comprised of cash and cash equivalents and therefore not only relied upon its publicly traded stock price but also its equity value. Mufson, in consultation with Refac management, calculated Refac’s adjusted book value and the average daily closing price of its common stock from April 8, 2005 to July 28, 2005. These calculations resulted in a value of $5.11 for each share of Refac’s common stock.
      Comparable Publicly-Traded Companies Analysis. Mufson compared the operating results, financial condition and earnings estimates of certain publicly-traded companies to their stock prices and applied these comparisons to OptiCare to derive an implied range of values for OptiCare. Mufson selected publicly-traded companies that it believed were comparable to OptiCare but noted that none of the companies were identical to OptiCare. Mufson selected the following publicly-traded eyewear manufacturers and specialty retailers for this analysis: Luxottica Group SpA; Fielmann AG; Oakley, Inc.; De Rigo SpA; CPI Corp.; Marcolin SpA; Emerging Vision, Inc.; and Signature Eyewear, Inc. Mufson also selected the following publicly traded, managed care & related providers for this analysis: AMERIGROUP Corp.; Sierra Health Services, Inc.; Centene Corp.; Molina Healthcare, Inc.; Wellcare Health Plans, Inc.; Healthextras, Inc.; Crawford & Co.; CorVel Corp.; Metropolitan Health Networks, Inc.; and National Medical Health Card Systems, Inc.
      Using SEC filings, selected equity research reports and financial data from Capital IQ, Mufson calculated the enterprise values of these companies as a multiple of their earnings before interest, taxes, depreciation and amortization for the last twelve months ended closest to June 30, 2005 (“LTM EBITDA”) and LTM net sales. The enterprise value of each company was calculated by adding its long-term debt to the sum of the of the market value of its fully-diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and subtracting cash or cash equivalents. The following tables present the results of this analysis:
Eyewear Manufacturers and Specialty Retailers

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

All Companies
Median	6.4x	0.70x
High	19.1x	3.12x
Low	5.3x	0.38x
Small Capitalization Companies
Median	5.9x	0.57x
High	7.2x	1.05x
Low	5.3x	0.38x
Managed Care & Related Providers

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

All Companies
Median	8.0x	0.73x
High	20.2x	1.20x
Low	3.3x	0.26x
Small Capitalization Companies
Median	7.8x	0.56x
High	8.8x	0.90x
Low	7.7x	0.26x
      Because of the differences among the businesses, operations and prospects of the publicly-traded eyewear manufacturers and specialty retailers Mufson selected for this analysis and OptiCare, Mufson did not rely solely on the quantitative results of this analysis but also made qualitative judgments concerning differences between the these companies.
      Based upon this analysis, Mufson selected a range of enterprise value to estimated LTM EBITDA multiples of 6.4x to 7.9x based on comparable small-capitalization companies. Mufson believed that the small-capitalization companies were most comparable to OptiCare because of their size and financial condition but noted that all were more profitable than OptiCare. Mufson applied these multiples to OptiCare’s actual EBITDA for the year ended December 31, 2004 and its forecasted EBITDA for the year ending December 31, 2005 of $0.9 million and $2.0 million, respectively, resulting in an implied range of equity values per share of $0.04 to $0.13 based upon diluted shares outstanding of 110.3 million. In addition, Mufson, selected a range of multiples of estimated LTM net sales of 0.25x to 0.45x from the small-capitalization companies and applied these multiples to OptiCare’s actual net sales for the year ended December 31, 2004 and its forecasted net sales for the year ending December 31, 2005 of $57.0 million and $58.3 million respectively, resulting in an implied range of equity values per share of $0.11 to $0.22. Mufson noted that the transaction value of $0.21 fell within the implied range of equity values based on net sales multiples.
      Comparable Mergers & Acquisitions Analysis. Using publicly available information, Mufson reviewed and compared the purchase prices and valuation multiples paid in ten acquisitions of eyewear manufacturers and specialty retailers and twelve acquisitions of managed care & related providers that Mufson deemed comparable to the OptiCare merger. Mufson included the following merger and acquisition transactions:
Eyewear Manufacturers and Specialty Retailers

Effective Date	Acquiror	Target

Pending	Berkshire Partners LLC	National Vision, Inc.
March 22, 2005	Carl Zeiss Group	Sola International, Inc.
March 1, 2005	Moulin Global Eyecare Holdings, Ltd.	Eye Care Centers of America, Inc.
October 5, 2004	Luxottica Group SpA	Cole National Corp.
September 2, 2003	Luxottica South Pacific Pty, Ltd.	OPSM Group, Ltd.
October 31, 2002	Kayak Acquisition Corp.	OptiCare, Inc.
June 20, 2001	Eyeshop.com, Inc.	Sight Resource Corp.
April 4, 2001	Luxottica Group SpA	Sunglass Hut International, Inc.
February 23, 2001	Marcolin SpA	Creative Optics, Inc.
August 17, 2000	Bushnell Performance Optics, Inc.	Serengeti Eyewear, Inc.
Managed Care & Related Providers

Effective Date	Acquiror	Target

January 1, 2005	AMERIGROUP Corp.	CarePlus Health Plan, LLC
December 13, 2004	Pacificare Health Systems, Inc.	American Medical Security Grp,. Inc.
July 29, 2004	Unitedhealth Group, Inc.	Oxford Health Plans, Inc.
October 27, 2003	Unitedhealth Group, Inc.	Mid-Atlantic Medical
October 27, 2003	Anthem, Inc.	Wellpoint Health Networks
September 30, 2003	Centene Corp.	Family Health Plan (Medicaid only)
September 24, 2003	Wellpoint Health Networks, Inc.	Cobalt Corp.
September 1, 2003	Coventry Health Care, Inc.	Altius Health Plans, Inc.
March 17, 2003	AMERIGROUP Corp.	St. Augustine Medicaid
September 23, 2002	Unitedhealth Group, Inc.	AmeriChoice Corp.
January 31, 2002	WellPoint Health Networks, Inc.	RightChoice Managed Care, Inc.
June 19, 2000	Merck & Co., Inc.	ProVantage Health Service
Mufson calculated the enterprise values for each target company as a multiple of its LTM EBITDA and LTM net sales. The following tables present the results of this analysis:
Eyewear Manufacturers and Specialty Retailers

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

Median	9.0x	1.01x
High	10.5x	1.64x
Low	4.2x	0.27x

Managed Care & Related Providers

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

Median	8.75x	0.68x
High	12.66x	1.19x
Low	7.15x	0.17x
      Because of the differences between the businesses, operations and prospects of the publicly-traded eyewear manufacturers and specialty retailers Mufson selected for this analysis and OptiCare, Mufson did not rely solely on the quantitative results of this analysis but also made qualitative judgments concerning differences between the these companies.
      Based upon this analysis, Mufson selected a range of enterprise value to estimated LTM EBITDA multiples of 7.8x to 11.5x and applied these multiples to OptiCare’s actual EBITDA for the year ended December 31, 2004 and its forecasted EBITDA for the year ending December 31, 2005 of $0.9 million and $2.0 million, respectively, resulting in an implied range of equity values per share of $0.05 to $0.19 based upon fully diluted shares outstanding of approximately 110.3 million. In addition, Mufson, based on companies of similar size and profitability, selected a range of multiples of estimated LTM net sales of 0.31x to 0.51x and applied these multiples to OptiCare’s actual net sales for the year ended December 31, 2004 and its forecasted net sales for the year ending December 31, 2005 of $57.0 million and $58.3 million, respectively, resulting in an implied range of equity values per share of $0.15 to $0.25. Mufson noted that the transaction value of $0.21 fell within the implied range of equity values based on net sales multiples.
      Discounted Cash Flow Analysis. Mufson prepared a discounted cash flow analysis to derive a range of values for OptiCare assuming it continued to operate as an independent, stand-alone business and without giving effect to potential synergies from the OptiCare merger. Mufson utilized the original four year financial forecasts furnished to it by the management of OptiCare.
      Mufson calculated the present values of the projected free cash flows (net income plus depreciation and certain other non-cash expenses, less cash for working capital and capital expenditures) for the five fiscal years ending December 31, 2008 and the terminal value. To calculate a terminal value for OptiCare at the end of the forecast period, Mufson applied a range of 5.0 times to 8.0 times projected year ending December 31, 2008 EBITDA. Mufson used after-tax discount rates of 16.7 percent to 20.7 percent. Based on the foregoing, Mufson calculated the range of implied equity values per share for OptiCare of $0.17 to $0.28 based on OptiCare management’s forecasts. Mufson noted that the transaction value of $0.21 fell within the implied range of equity values based on its discounted cash flow analysis.
      Mufson, as part of its financial advisory business, is frequently engaged in rendering financial advice in connection with mergers and acquisitions and was selected by Refac’s board of directors based upon its qualifications, reputation and substantial experience in transactions similar to the OptiCare merger, as well as its familiarity with the eyewear industry. Mufson acted as the financial advisor to Refac in connection with the proposed OptiCare merger and U.S. Vision merger. Ultimately, Refac agreed to pay Mufson a fee of $150,000, of which $125,000 has been paid and $25,000 remains due at closing. In addition, Refac has agreed to indemnify Mufson for its reasonable out-of-pocket expenses and to indemnify Mufson against certain liabilities relating to or arising from this engagement.
      Opinion on U.S. Vision Merger. On August 8, 2005, Mufson rendered its opinion to the special committee and board of directors of Refac that the consideration to be paid for U.S. Vision in the U.S. Vision merger was fair, from a financial point of view, to the stockholders of Refac (other than Palisade). The full text of Mufson’s opinion is attached as Annex D.2 to this joint proxy statement/ prospectus. Stockholders should read Mufson’s opinion to understand the information reviewed, assumptions made, analyses prepared, matters considered by Mufson and the limitations of its opinion.

      Mufson’s opinion is for the use and benefit of the Refac board and opines only on the fairness of the consideration to be paid by Refac, from a financial point of view, in connection with the U.S. Vision merger. Mufson’s opinion is not a recommendation to Refac’s stockholders as to how they should vote with respect to the U.S. Vision merger, and does not opine as to the underlying decision by Refac to engage in the merger with U.S. Vision. Mufson did not recommend the specific consideration to be paid for U.S. Vision. The following is a summary of Mufson’s opinion and the analyses that Mufson prepared to support its opinion.
      In arriving at its opinion, Mufson, among other things:

•	reviewed a draft of the U.S. Vision merger agreement and related documents dated August 22, 2005;

•	reviewed the audited financial statements of U.S. Vision as of and for the years ended January 31, 2001, 2002, (2003 audited financials were not prepared), 2004 and 2005;

•	reviewed internally prepared, interim financial statements of U.S. Vision for the five months ended June 30, 2005 and forecast for the fiscal year ending January 31, 2006;

•	reviewed forecasts prepared by the management of U.S. Vision for the five years ending January 31, 2010 and prepared discounted cash flow analyses from such forecasts;

•	reviewed the terms of recent financing transactions between U.S. Vision, its stockholders and Palisade;

•	discussed with members of the senior management of U.S. Vision the company’s business, operating results, financial condition, prospects and the implications of the U.S. Vision merger;

•	compared stock prices, operating results, earnings estimates and financial condition of publicly traded eyewear manufacturers and specialty retailers it deemed reasonably comparable to U.S. Vision, to similar data for U.S. Vision;

•	compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of eyewear manufacturers and specialty retailers it deemed reasonably comparable to U.S. Vision, to similar data for U.S. Vision;

•	analyzed Refac’s stock price and trading history, and reviewed its Quarterly Reports on Form 10-Q for the three months ended March 31, 2005 and June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004; and

•	reviewed certain other information and performed other analyses that it deemed appropriate.
      In arriving at its opinion, Mufson assumed that all information publicly available or furnished to it by Refac and U.S. Vision was accurate and complete. Mufson was not aware of any facts or circumstances that would make such information inaccurate or misleading, but they did not independently verify and do not assume any responsibility or liability for such information. With respect to the forecasts furnished to Mufson by U.S. Vision, Mufson assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of U.S. Vision’s management as to the future results of operations and financial condition of U.S. Vision. However, Mufson also modified U.S. Vision’s forecasts, assuming slower same store sales growth and fewer new store openings. Mufson conducted only a limited physical inspection of U.S. Vision’s facilities and did not appraise any of the assets of U.S. Vision. Mufson assumed that the U.S. Vision merger would be completed as described in the merger agreement, and also assumed that all material governmental, regulatory, or other consents required to consummate the U.S. Vision merger would be obtained without any material restrictions imposed on Refac or U.S. Vision. Mufson’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.
      In connection with rendering its opinion, Mufson performed certain financial, comparative and other analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Mufson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Mufson believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Mufson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Mufson’s control. None of Refac, U.S. Vision, Mufson or any other person assumes responsibility if future results differ materially from those assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.
      Merger Consideration. Mufson assumed a transaction value of $2.12 per common share of U.S. Vision, based on a value of $5.11 per share for Refac’s common stock and the exchange ratio of 0.4141 of a share of Refac common stock for each share of U.S. Vision common stock established in the U.S. Vision merger agreement. Mufson noted that Refac is a holding company with the majority of its assets comprised of cash and cash equivalents and therefore not only relied upon its publicly traded stock price but also its equity value. Mufson, in consultation with Refac management, calculated Refac’s adjusted book value and the average daily closing price of its common stock for from April 8, 2005 to July 28, 2005. These calculations resulted in a value of $5.11 for each share of Refac’s common stock.
      Comparable Publicly-Traded Companies Analysis. Mufson compared the operating results, financial condition and earnings estimates of certain publicly-traded companies to their stock prices and applied these comparisons to U.S. Vision to derive an implied range of values for U.S. Vision. Mufson selected publicly-traded companies that it believed were comparable to U.S. Vision but noted that none of the companies were identical to U.S. Vision. Mufson selected the following publicly-traded, eyewear manufacturers and specialty retailers for this analysis: Luxottica Group SpA; Fielmann AG; Oakley, Inc.; De Rigo SpA; CPI Corp.; Marcolin SpA; Emerging Vision, Inc.; and Signature Eyewear, Inc.
      Using SEC filings, selected equity research reports and financial data from Capital IQ, Mufson calculated the enterprise values of these companies as a multiple of their LTM EBITDA and LTM net sales. The enterprise value of each company was calculated by adding its long-term debt to the sum of the market value of its fully-diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and subtracting cash or cash equivalents. The following table presents the results of this analysis:

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

All Companies
Median	6.4x	0.70x
High	19.1x	3.12x
Low	5.3x	0.38x
Small Capitalization Companies
Median	5.9x	0.57x
High	7.2x	1.05x
Low	5.3x	0.38x
      Because of the differences between the businesses, operations and prospects of the publicly-traded eyewear manufacturers and specialty retailers Mufson selected for this analysis and U.S. Vision, Mufson did not rely solely on the quantitative results of this analysis but also made qualitative judgments concerning differences between the these companies.

      Based upon this analysis, Mufson selected a range of multiples of estimated LTM EBITDA of 5.3x to 7.2x, the low and high of the small-capitalization companies. Mufson believed that the small-capitalization companies were most comparable to U.S. Vision because of their profitability, size, and financial condition. Mufson applied these multiples to U.S. Vision’s actual EBITDA for the year ended January 31, 2005 and its forecasted EBITDA for the year ending January 31, 2006 of $6.7 million and $9.5 million, respectively, resulting in an implied range of equity values per share of $0.60 to $2.65 based upon fully diluted shares outstanding of 15.9 million. In addition, Mufson selected a range of multiples of estimated LTM revenue of 0.40x to 0.50x from the small-capitalization companies and applied these multiples to U.S. Vision’s actual net sales for the year ended January 31, 2005 and its forecasted net sales for the year ending January 31, 2006 of $128.4 million and $140.4 million respectively, resulting in an implied range of equity values per share of $1.59 to $2.78. Mufson noted that the transaction value of $2.12 fell within the implied ranges of equity values.
      Comparable Mergers & Acquisitions Analysis. Using publicly available information, Mufson reviewed and compared the purchase prices and valuation multiples paid in 10 acquisitions of eyewear manufacturers and specialty retailers that Mufson deemed comparable to the merger. Mufson included the following merger and acquisition transactions:

Effective Date	Acquiror	Target

Pending	Berkshire Partners LLC	National Vision, Inc.
March 22, 2005	Carl Zeiss Group	Sola International, Inc.
March 1, 2005	Moulin Global Eyecare Holdings, Ltd.	Eye Care Centers of America, Inc.
October 5, 2004	Luxottica Group SpA	Cole National Corp.
September 2, 2003	Luxottica South Pacific Pty, Ltd.	OPSM Group, Ltd.
October 31, 2002	Kayak Acquisition Corp.	U.S. Vision, Inc.
June 20, 2001	Eyeshop.com, Inc.	Sight Resource Corp.
April 4, 2001	Luxottica Group SpA	Sunglass Hut International, Inc.
February 23, 2001	Marcolin SpA	Creative Optics, Inc.
August 17, 2000	Bushnell Performance Optics	Serengeti Eyewear, Inc.
      Mufson calculated the enterprise values for each target company as a multiple of its LTM EBITDA and LTM net sales. The following table presents the results of this analysis:

Enterprise Value as a
Multiple of:

	LTM	LTM
	EBITDA	Net Sales

Median	9.0x	1.01x
High	10.5x	1.64x
Low	4.2x	0.27x
      Because of the differences between the businesses, operations and prospects of the publicly-traded eyewear manufacturers and specialty retailers Mufson selected for this analysis and U.S. Vision, Mufson did not rely solely on the quantitative results of this analysis but also made qualitative judgments concerning differences between the these companies.
      Based upon this analysis, Mufson selected a range of multiples of estimated LTM EBITDA of 8.3x to 10.5x and applied these multiples to U.S. Vision’s actual EBITDA for the year ended January 31, 2005 and its forecasted EBITDA for the year ending January 31, 2006 of $6.7 million and $9.5 million, respectively, resulting in an implied range of equity values per share of $1.86 to $4.61 based upon fully diluted shares outstanding of approximately 15.9 million. In addition, Mufson, based on companies of similar size and profitability, selected a range of multiples of estimated LTM net sales of 0.50x to 0.60x and applied these multiples to U.S. Vision’s actual net sales for the year ended January 31, 2005 and its forecasted net sales for the year ending January 31, 2006 of $128.4 million and $140.4 million, respectively, resulting in an implied range of equity values per share of $2.40 to $3.67. Mufson noted that the transaction value of $2.12 fell within or below the implied ranges of equity values.
      Discounted Cash Flow Analysis. Mufson prepared a discounted cash flow analysis to derive a range of values for U.S. Vision assuming it continued to operate as an independent, stand-alone business and without giving effect to potential synergies from the merger. Mufson utilized the five year financial projections furnished to it by the management of U.S. Vision, as well as the projections modified by Mufson which assumed slower same store sales growth and fewer new store openings.
      Mufson calculated the present values of the projected free cash flows (net income plus depreciation and certain other non-cash expenses, less cash for working capital and capital expenditures) for the five fiscal years ending January 31, 2010 and the terminal value. To calculate a terminal value for U.S. Vision at the end of the forecast period, Mufson applied a range of 5.0x to 8.0x times projected year ending January 31, 2010 EBITDA. Mufson used after-tax discount rates of 14 percent to 18 percent.
      Based on the foregoing, Mufson calculated the range of implied equity values per share for U.S. Vision of $2.14 to $4.73 based on U.S. Vision management’s projections and $1.41 to $3.31 based on the modified projections. Mufson noted that the transaction value of $2.12 fell within or below the implied ranges of equity values.
      Mufson, as part of its financial advisory business, is frequently engaged in rendering financial advice in connection with mergers and acquisitions and was selected by Refac’s board of directors based upon its qualifications, reputation and substantial experience in transactions similar to the merger, as well as its familiarity with the eyewear industry. Mufson acted as the financial advisor to Refac in connection with the proposed U.S. Vision merger and OptiCare merger. Ultimately, Refac agreed to pay Mufson a fee of $150,000, of which $125,000 has been paid and $25,000 remains due at closing. In addition, Refac has agreed to indemnify Mufson for its reasonable out-of-pocket expenses and to indemnify Mufson against certain liabilities relating to or arising from this engagement.
Recommendation of OptiCare’s Board; OptiCare’s Reasons for the OptiCare Merger
      The OptiCare board of directors has approved the merger agreement with Refac and has determined that the merger agreement and the merger are advisable to, fair to and in the best interests of OptiCare and its stockholders (other than Palisade and the other preferred stockholder).
      Because of potential conflicts of interest of several of OptiCare’s directors and officers, OptiCare’s board of directors formed a special committee comprised entirely of independent directors to review, evaluate, negotiate and make recommendations to the board with respect to the potential transaction with Refac. The special committee was comprised of Norman S. Drubner and Richard L. Huber and is now comprised of only Mr. Huber following Mr. Drubner’s resignation from OptiCare’s board of directors effective December 31, 2005.
      In reaching its determination to recommend unanimously that the OptiCare board approve and adopt the merger agreement with Refac and the merger, the OptiCare special committee consulted with management and the special committee’s legal and financial advisors.
      The special committee considered a number of factors and potential benefits of the merger including, without limitation, the following:

•	The committee’s belief, based on its review and consideration of OptiCare’s business, the markets in which it competes, its prospects and competitive vulnerabilities, that the merger with Refac and affiliation with U.S. Vision provides an opportunity for OptiCare’s stockholders to carry forward their equity investment in a combined enterprise with a better prospect for success and higher equity value for the stockholders than continuing to pursue OptiCare’s current strategy of growing its own business;

•	The fact that all shares of OptiCare’s Series B preferred stock, including the related dividends and redemption rights, would be eliminated in the OptiCare merger.

•	The committee’s belief, after taking into account the current and historical financial condition, results of operations, competitive position, business prospects, opportunities and strategic objectives of each of Refac, OptiCare and U.S. Vision, including the potential risks involved in achieving those prospects and objectives, that (1) the financial prospects of OptiCare, U.S. Vision and Refac on a combined basis are more favorable than the financial prospects of OptiCare on a stand alone basis, (2) that a combined company would be able to compete more successfully, leading to a higher equity value and (3) that the merger consideration more than adequately reflects the long term value inherent in OptiCare as a stand alone company;

•	The historical and market prices of the Refac and OptiCare shares and the premium implied by the fixed 0.0472 exchange ratio based on the market prices of the OptiCare and Refac common stock as of recent dates before approval of the transaction;

•	The ability of a combined company with Refac’s cash resources to more effectively pursue, in a coordinated manner, acquisitions, strategic growth opportunities and other expansion strategies;

•	The elimination of the potential for conflicts of interest among the companies, enabling management to focus time and resources on the combined businesses and fully exploit the combined assets;

•	The possible reductions in costs associated with eliminating OptiCare’s status as a public company;

•	The freeing up of OptiCare management to focus on the day to day operations of OptiCare’s lines of business as a result of the elimination of the responsibilities of operating a public company;

•	The United States federal income tax consequences of the merger;

•	The ability of OptiCare’s stockholders, through the ownership of Refac common stock, to continue to participate in OptiCare’s growth, while also participating in a more diversified company, with broader access to capital markets and greater borrowing capacity to finance acquisition and expansion; and

•	The fact that the special committee received an opinion from Woodward that, as of August 17, 2005, and based upon and subject to the assumptions, limitations and qualifications described in such opinion, the exchange ratio is fair from a financial point of view to holders of OptiCare common stock other than Palisade and the other preferred stockholder.
      The OptiCare special committee also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including, without limitation, the following:

•	The results of operations of OptiCare and U.S. Vision in recent years and the fact that OptiCare’s and U.S. Vision’s operations had not been profitable during this period;

•	The highly competitive nature of the retail optical industry, the significant regulations to which the business of the combined company will be subject and the fact that Refac does not have any experience in the eye care industry;

•	The challenge and costs of integrating the operations of Refac, OptiCare and U.S. Vision; and

•	The factors discussed in this joint proxy statement/ prospectus under “Risk Factors”.
      In making its decision to approve the OptiCare merger agreement, the special committee also considered that because Palisade owns a majority of the outstanding stock of OptiCare, Refac and U.S. Vision, and had no interest in selling its OptiCare shares, the possibility of a third party offer to acquire OptiCare at a premium was minimal and could not occur without the consent of Palisade.
      After taking into account all of the factors set forth above, OptiCare’s special committee determined that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable to, fair to and in the best interests of OptiCare and its stockholders (other than Palisade and the other preferred stockholder). The OptiCare special committee unanimously approved the merger agreement with Refac and the merger and recommended to OptiCare’s board of directors that the board approve the merger agreement and the merger.
      After taking into account the recommendation of OptiCare’s special committee and all of the factors considered by the special committee, OptiCare’s board of directors determined that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable to, fair to and in the best interests of OptiCare and its stockholders (other than Palisade and the other preferred stockholder). OptiCare’s board of directors has unanimously approved the OptiCare merger agreement and the merger.
      OptiCare’s special committee and board of directors did not assign relative weights to the factors considered by them. In addition, OptiCare’s board and special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the OptiCare board may have given different weight to different factors.
Opinion of OptiCare’s Financial Advisor
      The special committee of OptiCare retained Woodward to act as its financial advisor in connection with the merger pursuant to an engagement letter dated as of June 7, 2005. In connection with Woodward’s engagement, the special committee requested that Woodward evaluate the fairness of the exchange ratio to holders of OptiCare common stock, other than Palisade or its affiliates. The engagement was later modified to also exclude the other preferred stockholder from the scope of Woodward’s fairness opinion. The special committee selected Woodward to act as its financial advisor based on Woodward’s experience, expertise and reputation and on its familiarity with OptiCare’s business gained in a number of prior engagements. Woodward routinely provides services relating to mergers and acquisitions to small-cap companies and has broad-based transaction and financial analysis expertise. Woodward has completed transactions in virtually every industry segment in the United States, Europe and the Pacific Rim.
      On August 18, 2005, the special committee met to review the proposed merger and the terms of the OptiCare merger agreement. During this meeting, Woodward reviewed with the special committee certain financial analyses, as described below, and rendered its oral opinion to the special committee, which was subsequently confirmed in writing, that as of August 17, 2005, and based upon and subject to various considerations set forth in the Woodward opinion, the .0472 exchange ratio was fair, from a financial point of view, to holders of OptiCare common stock, other than Palisade and the other preferred stockholder.
      The full text of Woodward’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Woodward in delivering its opinion, is attached as Annex E to this joint proxy statement/ prospectus. Stockholders should read this opinion carefully and in its entirety. The following description of the Woodward opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.
      Woodward delivered its opinion to the special committee in connection with the special committee’s consideration of the proposed merger, and only the special committee and the board of directors of OptiCare is permitted to rely on the opinion. The opinion does not constitute a recommendation to the stockholders of OptiCare as to how they should act with respect to the merger. The opinion addresses only the financial fairness of the exchange ratio to the OptiCare common stockholders other than Palisade and the other preferred stockholder as of August 17, 2005. It does not address the relative merits of the proposed merger or any alternatives to the proposed merger. Further, it does not address OptiCare’s underlying decision to proceed with or effect the merger, or any other aspect of the merger.

Summary of Woodward’s Financial Analyses
      In rendering its opinion to the OptiCare special committee, Woodward completed various financial analyses, including those described below. Woodward believes that selecting portions of its analyses or focusing on information in tabular form, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses performed by Woodward. Woodward arrived at its opinion based on the results of all analyses completed and factors considered and assessed as a whole.
      In performing its analyses, Woodward considered industry performance, general business and economic conditions and other matters, in addition to the business and prospects of OptiCare, U.S. Vision and Refac. The analyses completed by Woodward were prepared solely to determine the fairness, from a financial perspective, of the OptiCare merger to OptiCare’s stockholders other than Palisade and the other preferred stockholder, which we refer to as “OptiCare’s minority stockholders”. In preparing its opinion, Woodward did not independently evaluate or appraise any of the assets or liabilities of OptiCare, U.S. Vision or Refac. In addition, Woodward’s opinion does not address the relative merits of the OptiCare merger as compared to other business strategies or transactions that might be available to OptiCare or its underlying business decision to effect the OptiCare merger.
      Provided below is a summary of the principal financial analyses performed by Woodward in connection with providing its fairness opinion as of August 17, 2005.

Discounted Cash Flow Analysis
      Woodward performed discounted cash flow analyses of OptiCare, U.S. Vision and Refac to determine the implied equity values of each business under this methodology as part of its assessment of the exchange ratio.
      OptiCare. Woodward utilized forecasted free cash flows provided by OptiCare management for the fiscal years ending December 31, 2005 to 2010. These forecasts were provided to Woodward on June 16, 2005 and August 1, 2005. Woodward developed a weighted average cost of capital and applied this rate to the forecasted free cash flows to discount these to present value as of August 17, 2005.
      The weighted average cost of capital used by Woodward, based in part on comparable companies’ stock returns, was approximately 11.4% for the free cash flows projected by management as of June 16, 2005. Woodward discounted the incremental cash flows provided by management as of August 1, 2005 at a rate of 25%, given that these incremental cash flows were based on potential managed vision business resulting from one contract, which OptiCare believes is difficult to quantify unless and until it finalizes this contract and it is fully implemented. In developing the terminal value, Woodward discounted the final year of free cash flows from the original forecast at the approximate 11.4% weighted average cost of capital and the incremental cash flows provided in the August 1, 2005 forecast at a 25% discount rate.
      The implied equity value of OptiCare using the discounted cash flow methodology approximated $34.7 million.
      U.S. Vision. Woodward utilized forecasted free cash flows provided by U.S. Vision management for the fiscal years ending January 31, 2006 to 2010. In discounting these free cash flows to present value, Woodward developed a weighted average cost of capital and applied this rate to the forecasted free cash flows to discount these to present value as of August 17, 2005.
      The weighted average cost of capital used by Woodward, based on comparable companies, was approximately 10.2%. Woodward noted that the U.S. Vision weighted average cost of capital is less than OptiCare’s in part because the amount of debt assumed in the weighted average cost of capital for U.S. Vision is greater than that of OptiCare and the U.S. Vision cost of debt is less than OptiCare’s. In developing the terminal value, Woodward discounted the final year of free cash flows at the approximate 10.2% weighted average cost of capital.
      Woodward’s discounted cash flow analysis of U.S. Vision assumed funds necessary for reinvestment into the business would be available for this purpose and that the terms of its debt would be renegotiated to allow for such reinvestment and the repayment terms of its senior and subordinated debt would be renegotiated to allow for the timely repayment of the principal of and interest thereon.
      The implied equity value of U.S. Vision using the discounted cash flow methodology approximated $37.9 million.

      Refac. Woodard requested, but did not receive, a multi-year financial forecast from Refac; Woodward did receive a budget for the fiscal year ending December 31, 2005. Woodward therefore developed a forecast of free cash flows based on its interviews with Refac management and its review of Refac’s investment policy; historical sales general and administrative expenses; its expected corporate obligations; and expected expenditures in connection with the OptiCare and U.S. Vision mergers.
      In discounting these free cash flows to present value, Woodward developed a weighted average cost of capital and applied this rate to the forecasted free cash flows to discount these to present value as of August 17, 2005.
      The weighted average cost of capital used by Woodward, which utilized Refac’s historical stock returns, approximated 10.8%. Woodward did not use a terminal value in these calculations, given that the forecasted free cash flow results are negative in the majority of the periods, including the terminal year of the forecast.
      The result of this analysis, which incorporates Refac’s cash and marketable securities, expected cash payments, plus the present value of its free cash flows approximated $29.6 million.
      Woodward did not complete an analysis of Refac’s financial results relative to comparable, publicly traded businesses or merger and acquisition transactions, given that Refac does not conduct business operations involving the sale of products or material services and appears to have no direct competitors. Woodward noted that Refac’s unaudited book value as of June 30, 2005 approximated $31.6 million.

Comparable Merger and Acquisition Transaction Analysis
      OptiCare. Woodward analyzed “comparable” merger and acquisition transactions for OptiCare’s consumer and managed vision business segments to determine the purchase prices paid for these target companies relative to their revenues, net income and book values, to the extent disclosed. Woodward reviewed acquisitions completed during the past three years by competitors listed in OptiCare’s most recent Annual Report on Form 10-K, publicly traded “comparable” companies indicated below and companies operating in the eye care industry, including laser surgery and retail eyewear companies and businesses that serve the retail healthcare market through centers or retail sites in a manner similar to OptiCare. Woodward also reviewed acquisitions completed during the past three years in the insurance and managed care industries, including pharmacy benefit management companies. After completing these reviews, Woodward developed a list of “comparable” merger and acquisition transactions that it deemed relevant to this analysis.
      Woodward calculated the average, median and modified average valuation ratios from the pool of acquisition targets. The modified average was calculated as the mean of the entire pool, after elimination of the highest and lowest multiples.
      The multiples paid relative to revenues, net income and book values for the comparable merger and acquisition transactions analyzed for the consumer vision business segment are summarized below:

	Enterprise Value as a
	Multiple of:

		Net	Book
	Revenues	Income	Value

Average	0.83	18.66	2.52
Median	0.83	14.72	1.96
Modified Average	0.79	14.72	2.36
      Applying these multiples to OptiCare’s consumer vision business segment unaudited latest twelve months financial results as of June 30, 2005 implies the results indicated below, in thousands; Woodward did not utilize multiples of book value because OptiCare does not report book value by business segment.

	Low	Medium	High

Implied Enterprise Value Range	$9,354	$17,812	$26,270
IMPLIED ENTERPRISE VALUE	$17,812	Medium Value

      The multiples paid relative to revenues, net income and book values for the comparable merger and acquisition transactions analyzed for the managed vision business segment are summarized below:

	Enterprise Value as a
	Multiple of:

		Net	Book
	Revenues	Income	Value

Average	0.87	18.59	5.40
Median	0.61	18.40	5.63
Modified Average	0.66	17.43	5.03
      Applying these multiples to OptiCare’s managed vision business segment unaudited latest twelve months financial results as of June 30, 2005 implies the results indicated below, in thousands; Woodward did not utilize multiples of book value because OptiCare does not report book value by business segment.

	Low	Medium	High

Implied Enterprise Value Range	$15,759	$19,125	$22,492
IMPLIED ENTERPRISE VALUE	$19,125	Medium
      The managed vision business segment generated minimal profit during the twelve months ended June 30, 2005, as has been the case historically; Woodward therefore utilized multiples of revenues in analyzing this business segment through this methodology. With respect to the consumer vision business, Woodward utilized the multiples of revenues and net income for the comparable transactions reviewed.
      The purchase prices paid for the target companies’ stock and/or assets in Woodward’s merger and acquisition analyses are assumed to be enterprise values; Woodward therefore subtracted OptiCare’s third party interest bearing debt of approximately $3.7 million as of June 30, 2005 from the results. Aggregating the results of the merger and acquisition transaction analysis of OptiCare’s consumer and managed vision business segments, less third party interest bearing debt, results in an implied equity value of approximately $33.2 million.
      U.S. Vision. Woodward analyzed “comparable” merger and acquisition transactions to determine the purchase prices paid for these target companies relative to their revenues, net income and book values, to the extent disclosed. Woodward reviewed acquisitions completed during the past three years by publicly traded U.S. Vision “comparable” companies used in the publicly traded company analyses indicated below and companies operating in the eye care industry, including laser surgery and retail eyewear companies and businesses that serve the retail healthcare market. After completing these reviews, Woodward developed a list of “comparable” merger and acquisition transactions that it deemed relevant to this analysis. These transactions are the same as those utilized for the OptiCare consumer vision business segment.
      The multiples paid relative to revenues, net income and book values for the comparable merger and acquisition transactions analyzed are summarized below:

	Enterprise Value as a
	Multiple of:

		Net	Book
	Revenues	Income	Value

Average	0.83	18.66	2.52
Median	0.83	14.72	1.96
Modified Average	0.79	14.72	2.36

      Applying these multiples to U.S. Vision’s unaudited latest twelve months financial results as of June 30, 2005 implies the results indicated below, in thousands. Woodward only utilized multiples of revenues and net income for this analysis.

	Low	Medium	High

Implied Enterprise Value Range:	$54,705	$84,115	$113,525
IMPLIED ENTERPRISE VALUE	$69,410	Average of Low and Medium
      The purchase prices paid for the target companies’ stock and/or assets in Woodward’s merger and acquisition analyses are assumed to be enterprise values; Woodward therefore subtracted U.S. Vision’s third party interest bearing debt of approximately $28.2 million as of June 30, 2005 from the results, thus implying an equity value of approximately $41.2 million.

Analysis of Selected Publicly Traded Comparable Companies
      OptiCare. Woodward compiled a list of “comparable” publicly traded companies and their key financial statistics: revenues, EBIT, EBITDA, net income and book value for the consumer and managed vision business segments. By comparing these statistics to each “comparable” company’s market and enterprise values, as appropriate, Woodward determined valuation ratios or multiples, which it applied to OptiCare’s latest twelve month unaudited financial results for its consumer vision and managed vision business segment through June 30, 2005.
      For the consumer vision business segment Woodward reviewed the competitors listed in OptiCare’s most recent Annual Report on Form 10-K, none of which Woodward included in its analyses, because the businesses were either not publicly traded or engaged in broad retail business lines. Woodward also reviewed companies operating in the eye care industry, including laser surgery and retail eyewear companies and businesses that serve the retail healthcare market through centers or retail sites in a manner similar to OptiCare. For the managed vision business segment Woodward reviewed publicly traded businesses in the insurance and managed care industries, including pharmacy benefit management companies. Based on these characteristics, Woodward selected the following publicly traded companies for OptiCare’s consumer vision business segment: 1-800 Contacts, Inc.; American Dental Partners, Inc.; Emerging Vision, Inc.; LCA-Vision, Inc.; National Vision, Inc.; NovaMed, Inc.; Pediatrix Medical Group, Inc.; and TLC Vision Corporation. For OptiCare’s managed vision business segment, Woodward selected the following publicly traded companies: Alliance Healthcard, Inc.; The Amacore Group, Inc.; Centene Corporation; CorVel Corporation; Coventry Health Care, Inc.; HealthExtras, Inc.; Molina Healthcare, Inc.; Sierra Health Services, Inc.; and Wellcare Health Plans, Inc.
      For the consumer and managed vision business segments, Woodward calculated the average, median and modified average valuation ratios from the pool of public companies.
      These ratios for the consumer vision business segment for the direct competitors only are indicated below:

				Market Value as a
	Enterprise Value as a			Multiple of:
	Multiple of:
				Net	Book
	Revenues	EBIT	EBITDA	Income	Value

Average	0.78	13.20	9.95	30.80	5.28
Median	0.82	11.43	9.33	13.27	4.03
Modified Average	0.82	11.43	9.33	13.27	4.03

      Applying these ratios to the unaudited latest twelve months financial results as of June 30, 2005 for OptiCare’s consumer vision business segment results in the following implied values, in thousands:

	Low	Medium	High

Implied Enterprise Value Range	$7,265	$16,690	$26,115
IMPLIED ENTERPRISE VALUE	$11,977	Average of Low and Medium
      The ratios for the managed vision business segment for businesses with less than $500 million in revenues are indicated below; these do not include a modified average because of the limited sample size:

				Market Value as a
	Enterprise Value as a			Multiple of:
	Multiple of:
				Net	Book
	Revenues	EBIT	EBITDA	Income	Value

Average	0.91	10.81	7.29	15.88	3.45
Median	0.91	10.81	7.29	15.88	3.45
      Applying these ratios to unaudited latest twelve months financial results as of June 30, 2005 for OptiCare’s managed vision business segment results in the following implied values, in thousands:

	Low	Medium	High

Implied Enterprise Value Range	$1,176	$12,432	$23,689
IMPLIED ENTERPRISE VALUE	$12,432	Medium Value
      Because the managed vision business segment generated negative EBIT for the latest twelve months, Woodward only used multiples of revenues and EBITDA and did not average the low and medium results indicated above. Woodward did not use book value multiples in this methodology because OptiCare does not report book value for its business segments.
      After aggregating the implied value results for OptiCare’s consumer and managed vision business segments, less third party interest bearing debt of approximately $3.7 million, Woodward applied to the indicated public company comparable implied values a control premium of 23.4% per MergerStat 2005. This resulted in an implied equity value of approximately $25.5 million.
      U.S. Vision. Woodward compiled a list of “comparable” publicly traded companies and their key financial statistics: revenues, EBIT, EBITDA, net income and book value. Woodward compared these statistics to each “comparable” company’s market and enterprise value, as appropriate, to determined valuation ratios which Woodward applied to U.S. Vision’s unaudited latest twelve months financial results as of June 30, 2005.
      The comparable companies reviewed by Woodward included companies operating in the eye care industry, including laser surgery and retail eyewear companies and businesses that serve the retail healthcare market. Based on these characteristics, Woodward selected the following publicly traded companies for its analysis of U.S. Vision: 1-800 Contacts, Inc.; American Dental Partners, Inc.; Emerging Vision, Inc.; LCA-Vision, Inc.; National Vision, Inc.; NovaMed, Inc.; Pediatrix Medical Group, Inc.; OptiCare Health Systems, Inc.; and TLC Vision Corporation. The ratios in the U.S. Vision analysis are different than those generated through the OptiCare consumer vision analysis because the U.S. Vision analysis includes the results of OptiCare.
      Woodward calculated the average, median and modified average valuation ratios from the pool of public companies. The modified average was calculated as the mean of the entire pool, after elimination of the highest and lowest multiples.

      This analysis resulted in the following ratios, using the direct competitors only:

				Market Value as a
	Enterprise Value as a			Multiple of:
	Multiple of:
				Net	Book
	Revenues	EBIT	EBITDA	Income	Value

Average	0.63	11.87	8.60	30.80	4.14
Median	0.64	9.67	6.93	13.27	2.78
Modified Average	0.64	9.67	6.93	13.27	2.78
      Applying these ratios to U.S. Vision’s unaudited latest twelve months financial results as of June 30, 2005 results in the following implied values, in thousands:

	Low	Medium	High

U.S. Vision’s Implied Enterprise Value Range	$53,901	$73,425	$92,949
IMPLIED ENTERPRISE VALUE	$63,663	Average of Low and Medium
      Using the above implied enterprise value Woodward subtracted third party interest bearing debt of approximately $28.2 million, and applied to the indicated public company comparable implied value a control premium of 23.4% per MergerStat 2005. This resulted in an implied equity value of approximately $43.8 million.

Contribution Analysis
      Based on the above analyses, Woodward believes that the approximate equity values of OptiCare, U.S. Vision and Refac are as indicated below:

OptiCare	U.S. Vision	Refac

$25.5 - $33.2 million	$37.9 - $41.2 million	$29.6 - $31.6 million
Implied, aggregate value post-Merger: $93 - $106 million
      Based on OptiCare common stock shares outstanding as of June 30, 2005, assuming all preferred shares were converted into common stock shares and including in-the-money stock options and warrants as of August 17, 2005, minority stockholders, owned approximately 11.58% of OptiCare’s equity, implying an aggregate value of approximately $3.0 to $3.8 million or $0.23 to $0.29 per share.
      Post-merger, assuming 18,247,845 Refac common stock shares will be issued and outstanding and based on the exchange ratio of 0.0472, the minority stockholders will own approximately 3.37% of Refac’s equity, implying an aggregate value of approximately $3.1 - $3.6 million or $0.24 to $0.27 per share, using current outstanding shares held by the minority stockholders, thus providing implied value to the minority stockholders that is within the existing, applicable value range.
      In assessing the proportional values of each of the entities in the OptiCare merger, Woodward could not fully consider pro forma results, given that OptiCare, U.S. Vision and Refac had not completed these analyses as of August 17, 2005.

Other Factors
      Because the common stock shares of OptiCare and Refac are thinly traded, Woodward did not rely on the stock prices posted for the shares of these companies; Woodward does note, however, that as of August 17, 2005 the posted per share value of OptiCare common stock was $0.24. Woodward notes that minority stockholders will benefit from elimination of OptiCare’s Series B preferred stock as a result of the OptiCare merger, whereby OptiCare’s Series B preferred stock will be eliminated, as will the dividends and redemption rights of this class of stock. Woodward’s opinion is qualified in its entirety by the assumptions and limitations included in its written opinion.

      Pursuant to the terms of the engagement letter, OptiCare has agreed to pay Woodward a fee of $65,000 in connection with rendering the opinion. In addition, OptiCare has agreed to reimburse Woodward for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Woodward and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement.
Interests of Certain Persons in the Mergers

Refac
      Refac stockholders should be aware that certain directors, executive officers and stockholders of Refac have interests in the mergers that may be different from, or in addition to, the interests of Refac stockholders generally. The Refac special committee and board of directors were aware of these additional interests and considered them, among other matters, when they approved and adopted the merger agreements, the mergers, including the issuance of shares in the mergers, and the charter amendments. Such interests include the following:

•	Palisade, which beneficially owns approximately 91% of Refac’s outstanding common stock, also beneficially owns 84% of OptiCare’s outstanding shares (on a fully diluted basis) and 88% of U.S. Vision’s outstanding common stock;

•	Melvin Meskin and Mark S. Newman, directors of Refac, are also directors of OptiCare and hold options to purchase 110,000 and 290,000 shares of OptiCare common stock, respectively. Mr. Meskin also owns 150,000 shares of OptiCare common stock and was a consultant to OptiCare from 2002 to 2004.

•	Clark A. Johnson, a director of Refac, is also a director of OptiCare and holds 226,000 shares and options to purchase 80,000 shares of OptiCare common stock. Mr. Johnson also owns a 5% preferred, non-voting equity interest in PCM;

•	Dennison T. Veru, a director of Refac and OptiCare, is also an officer and member of PCM and Holdings. Mr. Veru was appointed to the Refac and OptiCare boards on May 9, 2005 and August 8, 2005, respectively, to fill the vacancies caused by the resignation of Mark S. Hoffman. Mr. Hoffman was an officer and member of PCM until September 30, 2005;

•	Mark N. Kaplan, a director of Refac, is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which has provided legal services to Refac since 1982 and is representing Refac in connection with the mergers. Mr. Kaplan and Skadden, Arps, Slate, Meagher & Flom LLP have also from time to time represented, and continue to represent, Palisade and certain of its affiliates, including the representation of Palisade in connection with its acquisition of control of U.S. Vision in May 2003. Such law firm has provided to Refac a legal opinion regarding the issuance of Refac common stock in the mergers. In addition, Mr. Kaplan is the trustee for certain trusts for the benefit of the children of one of PCM’s principals; and

•	Pursuant to employment agreements entered into on April 1, 2005, each of Robert L. Tuchman, Refac’s Chief Executive Officer, and Raymond A. Cardonne, Jr., Refac’s Chief Financial Officer, may enter into separate arrangements for his own account with PCM and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which he may become a member, partner, officer, director or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under his employment agreement. Messrs. Tuchman and Cardonne also have interests in the general partner of a private equity partnership recently formed by PCM.

OptiCare
      OptiCare stockholders should be aware that certain directors, executive officers and stockholders of OptiCare have interests in the OptiCare merger that may be different from, or in addition to, the interests of

OptiCare stockholders generally. The OptiCare special committee and board of directors were aware of these additional interests and considered them, among other matters, when they approved and adopted the OptiCare merger agreement. Such interests include the following:

•	Palisade, which beneficially owns 84% of OptiCare’s outstanding shares (on a fully diluted basis), owns 91% of Refac’s outstanding common stock and 88% of U.S. Vision’s outstanding common stock;

•	On September 1, 2005, Palisade granted Refac a proxy which entitles Refac to vote Palisade’s shares of OptiCare common stock in its discretion at any meeting of OptiCare’s stockholders and on every action by written consent of OptiCare’s stockholders. Palisade may revoke this proxy at any time;

•	Melvin Meskin and Mark S. Newman, directors of OptiCare, are also directors of Refac.

•	Clark A. Johnson, a director of OptiCare, is also a director of Refac and owns a 5% preferred, non-voting equity interest in PCM; and

•	Dennison T. Veru, a director of OptiCare, is also a director of Refac and an officer and member of PCM and Holdings. Mr. Veru was appointed to the board on May 9, 2005, upon the resignation of Mark S. Hoffman, who was an officer and member of Holdings until September 30, 2005, and was until May 9, 2005 a director of Refac.

•	OptiCare is party to an employment agreement with Jason M. Harrold, President of its Managed Vision Division. Certain change of control terms under this agreement will be triggered upon the closing of the merger. Under this agreement, Mr. Harrold could be entitled to receive a lump sum payment equal to his annual salary if within one year after the merger his duties are materially diminished, he is relocated more than 50 miles, he is terminated without cause or his agreement is not renewed.
Management and Operations Following the Mergers
      Upon the completion of the mergers, it is expected that J. David Pierson will succeed Mr. Tuchman as Refac’s Chief Executive Officer and that Mr. Tuchman will serve as Refac’s Senior Vice President and will continue as its General Counsel and a member of the board of directors and its executive committee.
      Mr. Pierson joined Refac as its President and Chief Operating Officer on June 20, 2005. From 1996 to 2001, he served as President of Licensed Brands for Cole National, a leading optical retailer. During his tenure with Cole National, he led the expansion of vision care products and services from 650 stores to more than 1,100 under the banners of Sears Optical, Target and BJ’s Wholesale Clubs. Through more than thirty years in retailing, Mr. Pierson has managed operations, merchandising and strategic planning and implementation in a variety of positions with Sears, Target Stores and Federated Department Stores. Most recently, from March 2001 to April 2004, he served as the Chairman, President and Chief Executive Officer of CPI Corporation (NYSE: CPY), which provides portrait photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. During the period after he left CPI Corporation and before joining Refac, he served as a consultant to several companies, including some in the retail optical business.
      Additionally, Clark A. Johnson is expected to become the non-executive Chairman of Refac’s Board of Directors.
      While maintaining its corporate headquarters at One Bridge Plaza, Fort Lee, New Jersey, Refac will establish a corporate office of approximately 3,500 square feet of space located in Glendora, New Jersey. OptiCare and U.S. Vision are expected to operate as divisions of Refac. Since the core business will be retail optical, Refac expects to sell or pursue another strategic alternative with respect to OptiCare’s managed care business. On January 31, 2006, OptiCare’s board of directors approved a plan to sell OptiCare’s managed vision business. Also on that date, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent regarding the sale.
      The current operating executives of each company are expected to remain in their positions following the mergers. However, the directors of OptiCare and U.S. Vision are expected to resign at the closing of the mergers and will be replaced with members of Refac’s management and/or board. For information on Refac’s board composition following the annual meeting and the mergers, see “Proposal 6. Election of Directors” starting on page 80. Since Palisade will beneficially own approximately 88% of Refac’s outstanding common stock following the mergers, it will continue to control the combined company.
Material United States Federal Income Tax Consequences of the Mergers
      The following is a discussion of the material United States federal income tax consequences of the mergers generally applicable to holders of OptiCare and U.S. Vision common stock. This discussion is based on and subject to the Internal Revenue Code, as amended, the regulations of the United States Treasury Department, IRS rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement/ prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion.
      This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of OptiCare or U.S. Vision common stock. Moreover, this discussion does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under certain United States federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their OptiCare and U.S. Vision common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of OptiCare and U.S. Vision common stock as part of a hedge, straddle or conversion transaction.
If an entity treated as a partnership for U.S. federal income tax purposes holds OptiCare or U.S. Vision common stock, the U.S. federal income tax treatment of a partner therein will generally depend on the status of the partner and upon the activities of the partnership. Partners in partnerships holding OptiCare or U.S. Vision common stock should consult their tax advisors.
      This discussion assumes that OptiCare and U.S. Vision stockholders hold their shares of OptiCare and U.S. Vision common stock as capital assets.
      OptiCare’s obligation to complete the OptiCare merger is conditioned on, among other things, OptiCare’s receipt of an opinion from Mintz, Levin, Cohn, Glovsky & Popeo, P.C., dated the effective date, substantially to the effect that, on the basis of the facts, representations, covenants and assumptions set forth or referred to in the opinion that is consistent with the state of facts existing at such time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. Although U.S. Vision’s obligation to complete the U.S. Vision merger is not conditioned on the receipt of an opinion of counsel, it is intended that the U.S. Vision merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Except as provided below in “OptiCare Merger — Different Consideration”, if the mergers are treated in this manner:

•	No gain or loss will be recognized by OptiCare or U.S. Vision as a result of the mergers;

•	No gain or loss will be recognized by a stockholder of U.S. Vision who receives in exchange for all of his, her or its shares of U.S. Vision common stock solely shares of Refac common stock, except for any gain recognized with respect to cash received instead of fractional shares of Refac common stock;

•	No gain or loss will be recognized by a stockholder of OptiCare who receives in exchange for all of his, her or its shares of OptiCare common stock solely shares of Refac common stock, except for any gain recognized with respect to cash received instead of a fractional share of Refac common stock;

•	The aggregate tax basis of the shares of Refac common stock received by holders of OptiCare or U.S. Vision common stock who exchange all of their OptiCare or U.S. Vision common stock, as the case may be, for shares of Refac common stock generally will be the same as the aggregate tax basis of the shares of OptiCare or U.S. Vision common stock surrendered in exchange therefor reduced by any amount allocable to a fractional share of Refac common stock for which cash is received; and

•	The holding period of the shares of Refac common stock received by a U.S. Vision or OptiCare stockholder generally will include the holding period of shares of U.S. Vision or OptiCare common stock surrendered in exchange therefor.

OptiCare Merger — Different Consideration
      In the OptiCare merger, Palisade and the other OptiCare preferred stockholder will receive approximately 0.0403 shares of Refac common stock for each share of OptiCare common stock surrendered while each other share of OptiCare common stock will be converted into 0.0472 shares of Refac common stock. It is possible that the IRS could conclude that the fair market value of each share of OptiCare common stock surrendered in the merger is less than the fair market value of 0.0472 shares of Refac common stock received in the merger and that the OptiCare stockholders who receive 0.0472 shares of Refac common stock are receiving more than their proportionate share of Refac common stock in the merger. In such case, the additional shares of Refac common stock received by a stockholder of OptiCare would be taxable as income. The aggregate tax basis of the additional shares of Refac common stock would be the fair market value of such Refac common stock at the effective time of the OptiCare merger and the holding period of such additional shares would begin at the effective time of the OptiCare merger.
      An OptiCare or U.S. Vision stockholder who receives cash instead of a fractional share of Refac common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder’s adjusted tax basis in shares of OptiCare or U.S. Vision common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder’s holding period in the shares of OptiCare or U.S. Vision common stock exchanged for the cash in lieu of a fractional share of Refac common stock is greater than one year.
      None of Refac, OptiCare or U.S. Vision has requested, nor does it intend to request, an advance ruling from the Internal Revenue Service as to the federal income tax consequences of either of the mergers. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in the opinion received from Mintz, Levin, Cohn, Glovsky & Popeo, P.C., or in this discussion, or that a court will not sustain such a challenge.
      Tax matters are very complicated, and the tax consequences of the mergers to each OptiCare and U.S. Vision stockholder will depend on the facts of that stockholder’s situation. Stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the mergers, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Accounting Treatment
      Palisade is a private equity fund that has a controlling interest in each of Refac, OptiCare and U.S. Vision. Accordingly, the mergers will be deemed to be a combination of entities under common control. Refac expects the closing of the OptiCare and U.S. Vision mergers to occur on approximately the same date and the mergers will be accounted for in a manner similar to a pooling of interest. As such, shares of OptiCare and U.S. Vision acquired by Refac in the mergers from Palisade will be recorded in Refac’s consolidated financial statements at historical cost from the earliest dates of common control by Palisade of each of these two entities and Refac. The shares of OptiCare and U.S. Vision acquired by Refac in the mergers from shareholders other than Palisade will be recorded at fair value.
      Pursuant to FAS No. 141, the historical financial statements of Refac, the entity receiving the transferred operations, will be restated retrospectively for all periods during which Refac was under common control with OptiCare and U.S. Vision, respectively, through Palisade’s ownership in these companies. Common control is defined as more than 50% of the voting ownership of two or more entities. Palisade acquired collective common control of OptiCare and Refac on February 28, 2003 and U.S. Vision became under common control on May 30, 2003. The share ownership allocable to persons other than Palisade during these applicable periods of common control will be treated as minority interests in the restated financial statements up until the date of completion of the mergers. The historical financial statements for periods prior to March 1, 2003 will be those of OptiCare, since it was the first of the entities to be combined that was controlled by Palisade. In addition, OptiCare will be required to apply push-down accounting to its historical financial statements in order to reflect Palisade’s basis, which was obtained through new common and preferred stock issuances by OptiCare. Palisade acquired the majority of its interest in U.S. Vision through the purchase of common stock from existing stockholders. At such time, U.S. Vision applied pushdown accounting to its historical financial statements to reflect Palisade’s basis. The adjusted basis of accounting to be reflected in OptiCare’s financial statements along with the adjusted basis of accounting already reflected in U.S. Vision’s historical financial statements will be reflected in Refac’s restated combined/consolidated financial statements following the mergers.
Federal Securities Laws Consequences; Resale Restrictions
      The shares of Refac common stock that will be issued to OptiCare and U.S. Vision stockholders in the mergers will be freely transferable, except for restrictions applicable to “affiliates” of OptiCare and U.S. Vision and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of OptiCare or U.S. Vision may resell shares of Refac common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of OptiCare or U.S. Vision generally include executive officers, directors and holders of more than 10% of the outstanding common stock of OptiCare or U.S. Vision. The merger agreements require each of OptiCare and U.S. Vision, as appropriate, to use its reasonable best efforts to cause each of its directors and executive officers who OptiCare or U.S. Vision believes may be deemed to be affiliates of OptiCare or U.S. Vision to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the shares of Refac common stock issued to them in the mergers unless such sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.
      This joint proxy statement/ prospectus does not cover any resales of the shares of Refac common stock to be received by OptiCare and U.S. Vision stockholders in the mergers, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any resale.
Regulatory and Third Party Approvals
      The OptiCare merger is conditioned on filing notices or other documentation with some of the state insurance departments under which OptiCare is licensed. In Connecticut, North Carolina and Tennessee, OptiCare will need to file a notice of the transaction. In Florida, OptiCare will need to file a notice of the transaction within 30 days after the transaction as well as provide copies of the closing documents with any changes to OptiCare’s organizational structure. In New Jersey, OptiCare has already filed notice of the merger. In New York and South Carolina, no reporting is required. In Texas, OptiCare has obtained an exemption from its notice requirements.
      There are no material approvals required in connection with the U.S. Vision merger.
Listing of Refac Common Stock and Delisting and Deregistration of OptiCare Common Stock
      Application has been made to have the shares of Refac common stock issued in the mergers and the additional shares reserved for issuance under the 2003 Stock Incentive Plan and the converted U.S. Vision and OptiCare stock options approved for listing on the American Stock Exchange, where Refac’s common stock is currently traded under the symbol “REF.”
      If the merger is completed, OptiCare common stock will no longer be listed on the American Stock Exchange and will be deregistered under the Securities Act and OptiCare will no longer file periodic reports with the SEC.
The OptiCare Merger Agreement
      The following summary describes certain material provisions of the OptiCare merger agreement and the amendment, which are included in this joint proxy statement/ prospectus as Annexes A and A.1, respectively, and are incorporated by reference into this joint proxy statement/ prospectus. This summary may not contain all of the information about the OptiCare merger agreement that is important to you. You are encouraged to read carefully in its entirety the OptiCare merger agreement and the amendment, which are attached as Annexes A and A.1, respectively.

Structure of the Merger
      The OptiCare merger agreement provides for the merger of OptiCare Merger Sub, a wholly-owned subsidiary of Refac, with and into OptiCare. As a result of the merger, OptiCare Merger Sub, will cease to exist and OptiCare will continue as the surviving corporation and a wholly-owned subsidiary of Refac.

Completion and Effectiveness of the Merger
      The closing of the merger will occur as soon as practicable after the conditions to completion of the merger included in the OptiCare merger agreement are satisfied or waived, unless the parties agree otherwise in writing. See the section entitled “— Conditions to Completion of the Merger” below. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State.
      Refac and OptiCare are working to complete the merger as soon as practicable and expect that the merger will be completed in March 2006. However, because completion of the merger is subject to several conditions, Refac and OptiCare cannot predict the actual timing.
      The officers of OptiCare immediately prior to the merger will remain in their positions following the merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of OptiCare are expected to resign at the closing of the merger and will be replaced with members of Refac’s management and/or board.

Merger Consideration
      In the OptiCare merger, Palisade will receive 0.04029244 shares of Refac common stock for each share of OptiCare common stock owned by it immediately prior to the merger and preferred stockholders will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock issued to them upon conversion of OptiCare preferred stock. All other shares of OptiCare common stock outstanding immediately prior to the merger will be converted into the right to receive in the merger 0.0472 shares of Refac common stock.

      Refac will not issue fractional shares of Refac common stock in the merger. As a result, each holder of shares of OptiCare common stock who would otherwise be entitled to receive fractional shares of Refac common stock in the merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of the amount of the fractional interest in a share of Refac common stock to which that stockholder is entitled by an amount equal to the average of the closing sale prices of one share of Refac common stock on the American Stock Exchange for each of the five consecutive trading days ending with the trading day which is two days prior to the effective time of the merger.
      Upon completion of the merger, each outstanding option or warrant to purchase OptiCare common stock, whether or not then exercisable, will be converted into an option or warrant, as applicable, to purchase Refac common stock as described further under “OptiCare Stock Options and Warrants” below.
      The exchange ratios in the merger will be adjusted to reflect the effect of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or other like change with respect to Refac common stock or OptiCare common stock having a record date on or after the date of the OptiCare merger agreement and prior to completion of the OptiCare merger.
      At the effective time of the merger, each share of OptiCare common stock held by OptiCare or any direct or indirect wholly-owned subsidiaries of OptiCare immediately prior to the merger will be automatically cancelled and extinguished, and none of OptiCare or any of its direct or indirect wholly-owned subsidiaries will receive any securities of Refac or other consideration in exchange for those shares.

Exchange of OptiCare Stock Certificates for Refac Stock Certificates
      Refac has retained American Stock Transfer and Trust Company as the exchange agent for the merger to handle the exchange of shares of OptiCare common stock for the merger consideration, including the payment of cash for fractional shares. Promptly after the effective time of the OptiCare merger, Refac will deposit with the exchange agent stock certificates for the merger consideration and cash to be paid in lieu of fractional shares.
      Holders of OptiCare common stock who properly surrender their OptiCare stock certificates in accordance with the exchange agent’s instructions will receive a certificate representing Refac common stock and cash in lieu of any fractional share of Refac common stock. After the effective time of the OptiCare merger, each certificate representing shares of OptiCare common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the items listed in the preceding sentence. Following completion of the OptiCare merger, OptiCare will not register any transfers of OptiCare common stock outstanding on its stock transfer books prior to the OptiCare merger.
      To effect the exchange of shares of OptiCare common stock, the exchange agent will, as soon as reasonably practicable after the effective time of the OptiCare merger, mail to each record holder of shares of OptiCare common stock a letter of transmittal and instructions for surrendering the certificates representing shares of OptiCare common stock for the merger consideration. Upon surrender of certificates representing shares of OptiCare common stock for cancellation, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the merger consideration. The surrendered certificates representing OptiCare common stock will be cancelled.
      Refac will only issue the merger consideration and cash in lieu of a fractional share in a name other than the name in which a surrendered OptiCare stock certificate is registered if the certificate is properly endorsed or otherwise in proper form and any applicable stock transfer taxes have been paid.

Withholding Rights
      Refac will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of OptiCare common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or under any provision of state, local or foreign law. For a description of certain tax consequences of the OptiCare merger, see “The Mergers — Material United States Federal Income Tax Consequences.”

Termination of Exchange Fund
      Six months after the effective time of the OptiCare merger, Refac may require the exchange agent to deliver to Refac all cash and shares of Refac common stock held by the exchange agent. Thereafter, OptiCare stockholders must look only to Refac for payment of the merger consideration.

No Liability
      None of Refac, OptiCare, OptiCare Merger Sub or the exchange agent will be liable to any holder of a certificate representing shares of OptiCare common stock or any cash payable in lieu of any fractional shares of Refac common stock delivered to a public official under any applicable abandoned property, escheat or similar law. If any stock certificates representing shares of OptiCare common stock have not been surrendered prior to five years after the effective time of the OptiCare merger, any cash, shares, dividends or distributions with respect to these stock certificates will become the property of Refac, to the extent permitted by law.

Conditions to Completion of the OptiCare Merger
      The obligations of Refac and OptiCare to complete the OptiCare merger are subject to the satisfaction or waiver of the following conditions on or before the closing date:

•	the approval and adoption of the OptiCare merger agreement by OptiCare stockholders;

•	the approval and adoption by Refac stockholders of the OptiCare merger agreement and the OptiCare merger, including the issuance of shares in the merger;

•	the registration statement of which this joint proxy statement/ prospectus is a part must be declared effective under the Securities Act and the registration statement must not be subject to any stop order or proceeding seeking a stop order and all state securities authorizations necessary to issue Refac common stock in the merger must have been received;

•	the receipt of all material governmental and regulatory consents, approvals, orders and authorizations required to complete the merger;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the OptiCare merger;

•	the absence of any litigation by any governmental entity seeking to prohibit or restrain the OptiCare merger or that otherwise would have a material adverse effect on the combined company;

•	the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being true and correct at and as of the effective time of the OptiCare merger as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied with its agreements and covenants in the OptiCare merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect; and

•	the closing of the U.S. Vision merger prior to or simultaneously with the OptiCare merger.
      Refac’s obligation to complete the OptiCare merger is subject to the satisfaction or waiver of the following additional conditions on or before the closing date:

•	the absence of any facts, events, changes, effects, developments, conditions or occurrences, since the date of the OptiCare merger agreement, that would reasonably be expected to have a material adverse effect on OptiCare;

•	the delivery by OptiCare to Refac of certificates from the Secretary of State of Delaware as to the good standing of OptiCare;

•	the delivery by OptiCare of certain letters from its affiliates for purposes of Rule 145 of the Securities Act;

•	the conversion of all outstanding preferred stock of OptiCare by preferred stockholders into shares of OptiCare common stock; and

•	OptiCare Eye Health Centers, Inc. (a wholly-owned subsidiary of OptiCare) and OptiCare P.C., shall have executed an Amended and Restated Professional Services and Support Agreement.
      OptiCare’s obligation to complete the OptiCare merger is also subject to the receipt by OptiCare of an opinion from OptiCare’s tax counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and U.S. Vision’s satisfaction of representations and warranties and compliance with covenants set forth in the U.S. Vision merger agreement.
      “Material adverse effect,” when used in reference to Refac or OptiCare, means a material adverse effect on:

•	the business, assets, financial condition or results of operations of the referenced company and its subsidiaries, taken as a whole;

•	the ability of the referenced company to perform its obligations under the OptiCare merger agreement; or

•	the ability of the referenced company to complete the OptiCare merger and related transactions.
      However, any facts, events, changes, effects, developments or occurrences will not be deemed to have a material adverse effect if they relate to:

•	the economy in general in the U.S., which events, changes, effects, developments, conditions or occurrences do not disproportionately affect the referenced company relative to the other participants in industry in which it operates; or

•	any change in the referenced company’s stock price or trading volume, in and of itself.
      There can be no assurance that these conditions will be satisfied, including: the absence of court orders or injunctions prohibiting the merger; the absence of events resulting in or that would reasonably be likely to result in a material adverse effect; and the receipt of required material governmental and regulatory approvals.

Representations and Warranties
      The OptiCare merger agreement contains customary representations and warranties of Refac and OptiCare, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the OptiCare merger. The representations and warranties of Refac and OptiCare included in the OptiCare merger agreement relate to:

•	corporate organization, standing and power;

•	subsidiaries;

•	capital structure;

•	authority, execution and delivery and enforceability;

•	absence of conflicts and required filings and consents;

•	SEC filings and undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2004;

•	information supplied for inclusion in this joint proxy statement/ prospectus;

•	the opinion of each party’s financial advisor;

•	litigation; and

•	compliance with applicable laws.
      The OptiCare merger agreement also includes an additional representation of Refac regarding its ownership of OptiCare stock and additional representations and warranties of OptiCare relating to:

•	environmental matters;

•	intellectual property

•	employee benefit plans;

•	labor and other employment matters;

•	material agreements;

•	real estate and other properties;

•	tax matters;

•	products liability; and

•	brokers used in connection with the OptiCare merger agreement.

Conduct of Business Before Completion of the OptiCare Merger
      General Restrictions on Operations. Refac and OptiCare have agreed to restrictions on their activities until either the completion of the OptiCare merger or the termination of the OptiCare merger agreement, except as specifically permitted by the OptiCare merger agreement. In general, each of Refac and OptiCare is required to:

•	conduct its business only in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees; and

•	use all commercially reasonable efforts to preserve its current relationships with its customers, suppliers, licensors, licensees, lessors, distributors and other persons with which it has business dealings in order that its goodwill and ongoing business will not be impaired at the time of the completion of the OptiCare merger.
      In addition, Refac and OptiCare will not, directly or indirectly, take any action that would, or would reasonably be expected to, result in any of the representations and warranties made by it in the OptiCare merger agreement becoming untrue or result in any condition to the effectiveness of the OptiCare merger not being satisfied.
      Additional Restrictions on OptiCare’s Interim Operations. In addition, OptiCare has agreed that, prior to the completion of the OptiCare merger, unless otherwise approved in writing by Refac, which consent will not be unreasonably withheld, or as required by the OptiCare merger agreement, neither it nor any of its subsidiaries will:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of OptiCare to that subsidiary’s security holders;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to the terms of stock options and warrants outstanding as of the date of the OptiCare merger agreement or pursuant to the conversion of preferred stock or convertible debt outstanding as of the date of the OptiCare merger agreement;

•	purchase, redeem or otherwise acquire any shares of capital stock of OptiCare, or securities convertible into capital stock of OptiCare, other than pursuant to the terms of stock options and warrants outstanding as of the date of the OptiCare merger agreement or pursuant to the conversion of preferred stock or convertible debt outstanding as of the date of the OptiCare merger agreement;

•	issue, deliver, sell or grant any shares of its capital stock, or voting securities, or securities convertible into capital stock or voting securities, other than the issuance of OptiCare common stock pursuant to the terms of stock options and warrants outstanding as of the date of the OptiCare merger agreement or pursuant to the conversion of preferred stock;

•	amend or otherwise change its charter, by-laws or other organizational documents;

•	acquire or agree to acquire any equity interest in or material assets or business of any person, or except purchases of inventory in the ordinary course of business consistent with past practice;

•	grant to any current or former employee, officer, director or independent contractor any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of the merger agreement or in the ordinary course of business consistent with past practice;

•	grant to any current or former employee, officer, director or independent contractor any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of the OptiCare merger agreement;

•	enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any current or former employee, officer, director or independent contractor, except in the ordinary course of business consistent with past practice;

•	enter into any change of control, severance or similar agreement with any current or former employee, officer, director or independent contractor;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, except in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or benefit plan, except in the ordinary course of business consistent with past practice, or take any action to accelerate any rights or benefits or make any material determinations, under any collective bargaining agreement or benefit plan;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of OptiCare, other than as may have been required by a change in generally accepted accounting principles or any governmental entity;

•	sell, lease, license, transfer, pledge or otherwise dispose of or subject to any lien any properties or assets that have a fair market value, individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

•	other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date of the OptiCare merger agreement or any refinancing of the existing credit facility or line of credit that does not exceed the amount borrowable under the existing credit facility or line of credit (i) incur any indebtedness for borrowed money or guarantee the indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities or (iii) guarantee any debt securities of another person;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in any wholly-owned subsidiary, individually in excess of $100,000 or in the aggregate in excess of $1,000,000;

•	make or agree to make any new capital expenditures, other than for emergency repairs necessary to avoid significant disruption to OptiCare’s business consistent with past practices;

•	make any material tax election or settle or compromise any material tax liability or refund, other than tax elections required by law;

•	cancel any indebtedness owed to it or waive any claims or rights of substantial value or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it is a party, except in the ordinary course of business consistent with past practice;

•	cancel, terminate, or adversely modify or amend any material contract of OptiCare, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration, except in the ordinary course of business consistent with past practice;

•	enter into any contract having a duration of more than one year and total payment obligations of OptiCare in excess of $1,000,000, other than contracts terminable within one year or the renewal, on substantially similar terms, of any contract existing on the date of the OptiCare merger agreement; or

•	authorize, commit or agree to take any of the actions above.
      Additional Restrictions on Refac’s Interim Operations. In addition, Refac has agreed that, prior to the completion of the OptiCare merger, unless otherwise approved in writing by OptiCare, which consent will not be unreasonably withheld, or as required by the OptiCare merger agreement, it will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Refac to that subsidiary’s security holders;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to the terms of stock options and warrants outstanding as of the date of the OptiCare merger agreement;

•	purchase, redeem or otherwise acquire any shares of capital stock of Refac, or securities convertible into capital stock of Refac, other than pursuant to the terms of stock options and warrants outstanding as of the date of the OptiCare merger agreement or pursuant to the terms of the put option under the Agreement and Plan of Merger, dated August 19, 2002, among Palisade, Palisade Merger Corp. and Refac, as amended;

•	issue, deliver, sell or grant any shares of its capital stock or voting securities, or securities convertible into capital stock or voting securities, other than (i) pursuant to the terms of Refac’s stock options and warrants or the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date of the OptiCare merger agreement, (ii) grants of Refac equity awards and stock options pursuant to its benefit plans and (iii) pursuant to the U.S. Vision merger agreement;

•	amend or otherwise change its charter or by-laws, other than pursuant to the charter amendment proposals;

•	acquire or agree to acquire any equity interest in or business of any person, or acquire or agree to acquire any material assets other than the acquisition of U.S. Vision pursuant to the U.S. Vision merger agreement;

•	sell, lease, license, transfer, pledge or otherwise dispose of or subject to any lien any properties or assets that have a fair market value, individually, in excess of $250,000 or, in the aggregate, in excess of $2,500,000;

•	(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities or (iii) guarantee any debt securities of another person;

•	cancel any indebtedness owed to it or waive any claims or rights of substantial value or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it is a party, except in the ordinary course of business consistent with past practice; or

•	authorize, commit or agree to take any of the actions above.

Advice of Changes
      Refac and OptiCare will also promptly advise each other of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party.
      Refac and OptiCare will promptly advise each other of (i) any representation or warranty made by it in the OptiCare merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the OptiCare merger agreement. However, no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the OptiCare merger agreement.
      Palisade has also agreed to inform OptiCare of such changes with respect to U.S. Vision.

Access to Information
      During the period prior to the effective time of the OptiCare merger, OptiCare will, and will cause its subsidiaries to, afford to Refac and its representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records. During that period, OptiCare will promptly provide to Refac all information concerning its business, properties and personnel as Refac reasonably requests.

Regulatory Approvals
      Refac and OptiCare will use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete the OptiCare merger and the other transactions contemplated by the merger agreement, as promptly as practicable. Such actions include:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings challenging the OptiCare merger agreement or the completion of the OptiCare merger; and

•	executing and delivering any additional instruments necessary to complete the OptiCare merger and other transactions contemplated by the OptiCare merger agreement.
      In addition, Refac and OptiCare have agreed that, subject to applicable law, each will (i) promptly notify the other party of any written communication to that party from any governmental entity with respect to the OptiCare merger agreement and the OptiCare merger and permit the other party to review in advance any proposed written communication to the foregoing, (ii) consult with the other party in advance with respect to, and give the other party the opportunity to attend and participate at, any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning the OptiCare merger agreement and the OptiCare merger and (iii) furnish the other party with copies of all correspondence, filings, and written communications between it and its representatives on the one hand and any governmental entity on the other hand, with respect to the OptiCare merger agreement and the OptiCare merger.

Public Announcements
      Refac and OptiCare will consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the OptiCare merger and the other transactions contemplated by the OptiCare merger agreement. Neither party will issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Conversion of Preferred Stock
      Each holder of outstanding preferred stock of OptiCare has agreed to convert all of its preferred stock into shares of OptiCare common stock in accordance with the terms of such preferred stock on or before the closing of the OptiCare merger.

Professional Services and Support Agreement
      At the closing of the OptiCare merger, OptiCare will cause its wholly-owned subsidiary, OptiCare Eye Health Centers, Inc., and Dr. Yimoyines, OptiCare’s Chairman and Interim Chief Executive Officer, will cause OptiCare P.C., of which he is the sole stockholder, to execute an Amended and Restated Professional Services and Support Agreement substantially in the form agreed to by Refac.

OptiCare Stock Options and Warrants
      Refac has agreed to assume the outstanding OptiCare stock options and warrants at the effective time of the OptiCare merger. Under the OptiCare merger agreement, each outstanding option and warrant to purchase shares of OptiCare common stock will be converted into an option or warrant to purchase Refac common stock. Each stock option and warrant so converted will continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such stock option or warrant was issued, except that, as of the effective time of the OptiCare merger:

•	each stock option will be exercisable for that number of whole shares of Refac common stock equal to the product of the number of shares of OptiCare common stock that were issuable upon exercise of such stock option or warrant immediately prior to the effective time of the OptiCare merger multiplied by 0.0472, rounded to the nearest whole number of shares of Refac common stock; and

•	the per share exercise price for each share of Refac common stock issuable upon exercise of each stock option or warrant so converted will be equal to the number determined by dividing the exercise price per share of OptiCare common stock at which such stock option or warrant was exercisable immediately prior to the effective time of the OptiCare merger by 0.0472, rounded to the nearest whole cent.
      OptiCare has agreed to use its reasonable best efforts to obtain all consents necessary to allow for the conversion of the company’s stock options and warrants described above.
      Shares of OptiCare common stock which are unvested or are subject to a repurchase option, risk of forfeiture or other condition will be exchanged for shares of Refac common stock subject to the same restrictions. No later than 30 days following the filing of its first Annual Report on Form 10-K after the merger, Refac must file a registration statement on Form S-8 with respect to the shares of Refac common stock underlying options assumed by Refac under the OptiCare merger agreement and must use commercially reasonable efforts to maintain the effectiveness of such registration statement as long as such options remain outstanding.

Indemnification
      Following the merger, Refac must cause OptiCare to continue to indemnify OptiCare’s current and former directors and officers to the fullest extent permitted by Delaware law for acts occurring prior to the closing of the merger, pursuant to the provisions of OptiCare’s current charter and by-laws, and such obligations shall survive the merger. Additionally, for a period of three years, Refac must cause OptiCare to maintain its current (or equivalent) directors’ and officers’ liability insurance for acts occurring prior to the closing of the merger, provided that the annual premium payment shall not exceed 150% of OptiCare’s current annual premium. These indemnification obligations must be assumed by a third party acquiror in connection with any merger or sale of substantially all of the assets of Refac or OptiCare.

Termination of the OptiCare Merger Agreement
      Termination by Refac or OptiCare. Refac and OptiCare may terminate the OptiCare merger agreement at any time before the effective time of the OptiCare merger if both parties mutually agree in writing to the termination. In addition, the OptiCare merger agreement may be terminated at any time before the effective time of the OptiCare merger by written notice of either Refac or OptiCare if:

•	the OptiCare merger is not completed on or before April 30, 2006, except that this right to terminate the OptiCare merger agreement is not available to any party whose failure to fulfill any obligation under the OptiCare merger agreement has been the cause of, or results in, the failure of the OptiCare merger to occur on or before such date; or

•	any governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the OptiCare merger, and the order, decree, ruling or other action has become final and nonappealable.
      Termination by Refac. Refac may terminate the OptiCare merger agreement by written notice at any time prior to completion of the OptiCare merger if OptiCare breaches or fails to perform in any material respect any of its representations, warranties or covenants included in the OptiCare merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of OptiCare or the performance by OptiCare of its obligations under the OptiCare merger agreement and the breach or failure to perform cannot be or has not been cured within 10 days after giving written notice to OptiCare of the breach.
      Termination by OptiCare. OptiCare may terminate the OptiCare merger agreement by written notice at any time prior to completion of the OptiCare merger if Refac breaches or fails to perform in any material respect any of its representations, warranties or covenants included in the OptiCare merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Refac or the performance by Refac of its obligations under the OptiCare merger agreement and the breach or failure to perform cannot be or has not been cured within 10 days after giving written notice to Refac of the breach.

Effect of Termination
      In the event of termination of the OptiCare merger agreement by either Refac or OptiCare in accordance with the terms of the OptiCare merger agreement, the OptiCare merger agreement will immediately become void and have no effect. Refac, OptiCare Merger Sub and OptiCare will not have any liability or obligation to the other parties, except to the extent that the termination results from the material breach by a party of any representation, warranty or covenant set forth in the OptiCare merger agreement, and other than certain other general provisions which will survive the termination.

Amendments, Extensions and Waivers
      Amendments. The OptiCare merger agreement may be amended by the parties at any time prior to the effective time of the OptiCare merger by an instrument in writing signed on behalf of each of the parties, provided, however, that no amendment may be approved by the OptiCare board without having been recommended by the OptiCare special committee. However, after the approval of the OptiCare merger agreement by the OptiCare stockholders or the Refac stockholders, there will be no amendment to the OptiCare merger agreement made that by law requires further approval by the stockholders of OptiCare or Refac without the further approval of the stockholders of OptiCare or Refac. Except as provided in the immediately preceding sentence, no amendment to the OptiCare merger agreement will require the approval of the stockholders of OptiCare.
      Extensions and Waivers. At any time prior to the effective time of the OptiCare merger, any party to the OptiCare merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties included in the OptiCare merger agreement or in any document delivered pursuant to the OptiCare merger agreement; or

•	waive compliance by the other parties with any of the agreements or conditions included in the OptiCare merger agreement.
      Except as described above in the section “— Amendments,” no extension or waiver by OptiCare will require the approval of the stockholders of OptiCare, but shall require the recommendation of the OptiCare special committee. Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the OptiCare merger agreement to assert any of its rights under the OptiCare merger agreement or otherwise will not constitute a waiver of those rights.

Fees and Expenses
      All fees and expenses incurred in connection with the OptiCare merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed.

Tax Treatment
      Refac and OptiCare intend that the OptiCare merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      Tax matters are very complicated and the tax consequences of the OptiCare merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the OptiCare merger to you.
The U.S. Vision Merger Agreement
      The following summary describes certain material provisions of the U.S. Vision merger agreement and the amendment, which are included in this joint proxy statement/ prospectus as Annexes B and B.1, respectively, and are incorporated by reference into this joint proxy statement/ prospectus. This summary may not contain all of the information about the U.S. Vision merger agreement that is important to you. You are encouraged to read carefully in its entirety the U.S. Vision merger agreement and the amendment, which are attached as Annexes B and B.1, respectively.

Structure of the U.S. Vision Merger
      The U.S. Vision merger agreement provides for the merger of USV Merger Sub, a wholly-owned subsidiary of Refac, with and into U.S. Vision. As a result of the U.S. Vision merger, USV Merger Sub, will cease to exist and U.S. Vision will continue as the surviving corporation and a wholly-owned subsidiary of Refac.

Completion and Effectiveness of the U.S. Vision Merger
      The closing of the U.S. Vision merger will occur as soon as practicable after the conditions to completion of the U.S. Vision merger included in the U.S. Vision merger agreement are satisfied or waived, unless the parties agree otherwise in writing. See the section entitled “— Conditions to Completion of the U.S. Vision Merger” below. The U.S. Vision merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State.
      Refac and U.S. Vision are working to complete the U.S. Vision merger as soon as practicable and expect that the merger will be completed in March 2006. However, because completion of the U.S. Vision merger is subject to several conditions, Refac and U.S. Vision cannot predict the actual timing.
      The officers of U.S. Vision immediately prior to the U.S. Vision merger will remain in their positions following the U.S. Vision merger. The directors of U.S. Vision are expected to resign at the closing of the merger and to be replaced with members of Refac’s management and/or board.

Merger Consideration
      Upon completion of the U.S. Vision merger, each share of U.S. Vision common stock outstanding immediately prior to the effective time of the U.S. Vision merger will be cancelled and retired and converted into the right to receive 0.4141 shares of Refac common stock. Refac will not issue fractional shares of Refac common stock in the U.S. Vision merger. As a result, each holder of shares of U.S. Vision common stock who would otherwise be entitled to receive fractional shares of Refac common stock in the U.S. Vision merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of the amount of the fractional share interest in a share of Refac common stock to which that stockholder is entitled by an amount equal to the average of the closing sale prices of a share of Refac common stock on the American Stock Exchange for each of the five consecutive trading days ending with the trading day which is two days prior to the effective time of the U.S. Vision merger.
      Upon completion of the U.S. Vision merger, each outstanding option or warrant to purchase U.S. Vision common stock, whether or not then exercisable, will be converted into an option or warrant to purchase Refac common stock as described further under “U.S. Vision Stock Options and Warrants” below.
      The exchange ratio in the U.S. Vision merger (0.4141 shares of Refac common stock for each share of U.S. Vision common stock) will be adjusted to reflect the effect of any reclassification, recapitalization, split-up, combination, exchange or shares or readjustment, stock dividend or other like change with respect to Refac common stock or U.S. Vision common stock having a record date on or after the date of the U.S. Vision merger agreement and prior to completion of the U.S. Vision merger.
      At the effective time of the U.S. Vision merger, each share of U.S. Vision common stock held by U.S. Vision or any direct or indirect wholly-owned subsidiaries of U.S. Vision immediately prior to the U.S. Vision merger will be automatically cancelled and extinguished, and none of U.S. Vision or any of its direct or indirect wholly-owned subsidiaries will receive any securities of Refac or other consideration in exchange for those shares.

Exchange of U.S. Vision Stock Certificates for Refac Stock Certificates
      At the closing of the U.S. Vision merger, all holders of U.S. Vision common stock will surrender their U.S. Vision stock certificates and receive from Refac or its agent a certificate representing Refac common stock and cash in lieu of any fractional shares of Refac common stock. The surrendered certificates representing U.S. Vision common stock will be cancelled.
      Following completion of the U.S. Vision merger, U.S. Vision will not register any transfers of U.S. Vision common stock outstanding on its stock transfer books prior to the U.S. Vision merger.
      Refac will only issue the merger consideration and cash in lieu of a fractional share in a name other than the name in which a surrendered U.S. Vision stock certificate is registered if the certificate is properly endorsed or otherwise in proper form and any applicable stock transfer taxes have been paid.

Withholding Rights
      Refac will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of U.S. Vision common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or under any provision of state or local law. For a description of certain tax consequences of the U.S. Vision merger, see “The Mergers — Material United States Federal Income Tax Consequences.”

Conditions to Completion of the U.S. Vision Merger
      The obligations of Refac and U.S. Vision to complete the U.S. Vision merger are subject to the satisfaction or waiver of the following conditions:

•	the registration statement of which this joint proxy statement/ prospectus is a part must be declared effective under the Securities Act and the registration statement must not be subject to any stop order or proceeding seeking a stop order and all state securities authorizations necessary to issue Refac common stock in the U.S. Vision merger have been received;

•	the receipt of all material governmental and regulatory consents, approvals, orders and authorizations required to complete the U.S. Vision merger;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the U.S. Vision merger;

•	the absence of any litigation by any governmental entity seeking to prohibit or restrain the U.S. Vision merger or that otherwise would have a material adverse effect on the combined company;

•	the representations and warranties of the other party (other than the U.S. Vision stockholders), disregarding all qualifications and exceptions relating to materiality or material adverse effect, being true and correct at and as of the effective time of the U.S. Vision merger as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the other party having performed or complied with its agreements and covenants in the U.S. Vision merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect;

•	the absence of any facts, events, changes, effects, developments, conditions or occurrences, since the date of the U.S. Vision merger agreement, that would reasonably be expected to have a material adverse effect on the other party; and

•	the delivery by the other party of a certificate from the Secretary of State of Delaware as to its good standing.
      Refac’s obligation to complete the U.S. Vision merger is subject to the satisfaction or waiver of the following additional conditions:

•	the delivery by U.S. Vision of certain letters from its affiliates for purposes of Rule 145 of the Securities Act; and

•	the representations and warranties of the U.S. Vision stockholders being true and correct at and as of the effective time of the U.S. Vision merger as if they were made on that date, and the receipt of a certificate from each of the U.S. Vision stockholders to that effect.

      “Material adverse effect,” when used in reference to Refac or U.S. Vision, means a material adverse effect on:

•	the business, assets, financial condition or results of operations of the referenced company and its subsidiaries, taken as a whole;

•	the ability of the referenced company to perform its obligations under the U.S. Vision merger agreement; or

•	the ability of the referenced company to complete the U.S. Vision merger and related transactions.
      However, any facts, events, changes, effects, developments or occurrences will not be deemed to have a material adverse effect if they relate to:

•	the economy in general in the U.S. or regulatory or political conditions in the U.S. in general, including acts of war or terrorism, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect the referenced company relative to the other participants in the industry in which it operates; or

•	with respect to Refac, any change in Refac’s stock price or trading volume, in and of itself.
      There can be no assurance that these conditions will be satisfied, including: the absence of court orders or injunctions prohibiting the U.S. Vision merger and the absence of events resulting in or that would reasonably be likely to result in a material adverse effect.

Representations and Warranties
      The U.S. Vision merger agreement contains customary representations and warranties of Refac, U.S. Vision and U.S. Vision’s stockholders, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the U.S. Vision merger. The representations and warranties of Refac, U.S. Vision and U.S. Vision’s stockholders included in the U.S. Vision merger agreement relate to:

•	corporate organization, standing and power;

•	subsidiaries;

•	capital structure;

•	authority, execution and delivery and enforceability;

•	absence of conflicts and required filings and consents;

•	financial statements and undisclosed liabilities;

•	the absence of certain changes or events since January 31, 2005;

•	information supplied for inclusion in this joint proxy statement/ prospectus;

•	litigation;

•	compliance with applicable laws;

•	tax matters; and

•	opinions of financial advisors.
      The U.S. Vision merger agreement also contains additional representations and warranties of U.S. Vision relating to:

•	environmental matters;

•	intellectual property;

•	employee benefit plans;

•	labor and other employment matters;

•	material agreements;

•	real estate and other properties;

•	products liability; and

•	brokers used in connection with the U.S. Vision merger agreement.
      In addition, the U.S. Vision merger agreement contains a representation of Refac with respect to its SEC filings and representations and warranties of U.S. Vision’s stockholders relating to:

•	authorization of the U.S. Vision merger agreement;

•	ownership of U.S. Vision shares; and

•	waiver of appraisal rights under Delaware law.

Conduct of Business Before Completion of the U.S. Vision Merger
      General Restrictions on Operations. Refac and U.S. Vision have agreed to restrictions on their activities until either the completion of the U.S. Vision merger or the termination of the U.S. Vision merger agreement, except as specifically permitted by the U.S. Vision merger agreement. In general, each of Refac and U.S. Vision is required to:

•	conduct its business only in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees; and

•	use all commercially reasonable efforts to preserve its current relationships with its customers, suppliers, licensors, licensees, lessors, distributors and other persons with which it has business dealings in order that its goodwill and ongoing business will not be impaired at the time of the completion of the U.S. Vision merger.
      In addition, Refac, U.S. Vision and U.S. Vision’s stockholders will not, directly or indirectly, take any action that would, or would reasonably be expected to, result in any of the representations and warranties made by them in the U.S. Vision merger agreement becoming untrue or result in any condition to the effectiveness of the U.S. Vision merger not being satisfied.
      Additional Restrictions on U.S. Vision’s Interim Operations. In addition, U.S. Vision has agreed that, prior to the completion of the U.S. Vision merger, unless otherwise approved in writing by Refac, which consent will not be unreasonably withheld, or as required by the U.S. Vision merger agreement, neither it nor any of its subsidiaries will:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of U.S. Vision to that subsidiary’s security holders;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to the terms of stock options and warrants outstanding as of the date of the U.S. Vision merger agreement or pursuant to the conversion of convertible debt outstanding as of the date of the U.S. Vision merger agreement;

•	purchase, redeem or otherwise acquire any shares of capital stock of U.S. Vision, or securities convertible into capital stock of U.S. Vision, other than pursuant to the terms of stock options and warrants outstanding as of the date of the U.S. Vision merger agreement or pursuant to the conversion of convertible debt outstanding as of the date of the U.S. Vision merger agreement;

•	issue, deliver, sell or grant any shares of its capital stock, or voting securities, or securities convertible into capital stock or voting securities, other than the issuance of U.S. Vision common stock pursuant to the terms of stock options and warrants outstanding as of the date of the U.S. Vision merger agreement;

•	amend or otherwise change its certificate of incorporation, by-laws or other organizational documents;

•	acquire or agree to acquire any equity interest in or material assets or business of any person, acquire any material assets, except purchases of inventory in the ordinary course of business consistent with past practice;

•	grant to any current or former employee, officer, director or independent contractor any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of the merger agreement or in the ordinary course of business consistent with past practice;

•	grant to any current or former employee, officer, director or independent contractor any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of the U.S. Vision merger agreement;

•	enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any current or former employee, officer, director or independent contractor, except in the ordinary course of business consistent with past practice;

•	enter into any change of control, severance or similar agreement with any current or former employee, officer, director or independent contractor;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, except in the ordinary course of business consistent with past practice;

•	amend, waive or otherwise modify the terms of any employee option;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or benefit plan, except in the ordinary course of business consistent with past practice, or take any action to accelerate any rights or benefits or make any material determinations, under any collective bargaining agreement or benefit plan;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of U.S. Vision, other than as may have been required by a change in generally accepted accounting principles or any governmental entity;

•	sell, lease, license, transfer, pledge or otherwise dispose of or subject to any lien any properties or assets that have a fair market value, individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

•	other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date of the U.S. Vision merger agreement or any refinancing of the existing credit facility or line of credit that does not exceed the amount borrowable under the existing credit facility or line of credit (i) incur any indebtedness for borrowed money or guarantee the indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities or (iii) guarantee any debt securities of another person;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in any wholly-owned subsidiary, individually in excess of $100,000 or in the aggregate in excess of $1,000,000;

•	make or agree to make any new capital expenditures, other than for emergency repairs necessary to avoid significant disruption to U.S. Vision’s business consistent with past practices;

•	make any material tax election or settle or compromise any material tax liability or refund, other than tax elections required by law;

•	cancel any indebtedness owed to it or waive any claims or rights of substantial value or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it is a party, except in the ordinary course of business consistent with past practice;

•	cancel, terminate, or adversely modify or amend any material contract of U.S. Vision, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration, except in the ordinary course of business consistent with past practice;

•	enter into any contract having a duration of more than one year and total payment obligations of U.S. Vision in excess of $1,000,000, other than contracts terminable within one year or the renewal, on substantially similar terms, of any contract existing on the date of the U.S. Vision merger agreement; or

•	authorize, commit or agree to take any of the actions above.
      Additional Restrictions on Refac’s Interim Operations. In addition, Refac has agreed that, prior to the completion of the U.S. Vision merger, unless otherwise approved in writing by U.S. Vision, which consent will not be unreasonably withheld, or as required by the U.S. Vision merger agreement, it will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Refac to that subsidiary’s security holders;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to the terms of stock options and warrants outstanding as of the date of the U.S. Vision merger agreement;

•	purchase, redeem or otherwise acquire any shares of capital stock of Refac, or securities convertible into capital stock of Refac, other than pursuant to the terms of stock options and warrants outstanding as of the date of the U.S. Vision merger agreement, or pursuant to the terms of the put option under the Agreement and Plan of Merger, dated August 19, 2002, among Palisade, Palisade Merger Corp. and Refac, as amended;

•	issue, deliver, sell or grant any shares of its capital stock or voting securities, or securities convertible into capital stock or voting securities, other than (i) pursuant to the terms of Refac’s stock options and warrants or the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date of the U.S. Vision merger agreement, (ii) grants of Refac equity awards and stock options pursuant to its benefit plans and (iii) pursuant to the OptiCare merger agreement;

•	amend or otherwise change its charter or by-laws, other than pursuant to the charter amendment proposals;

•	acquire or agree to acquire any equity interest in or business of any person, or acquire or agree to acquire any material assets other than the acquisition of OptiCare pursuant to the OptiCare merger agreement;

•	sell, lease, license, transfer, pledge or otherwise dispose of or subject to any lien any properties or assets that have a fair market value, individually, in excess of $250,000 or, in the aggregate, in excess of $2,500,000;

•	other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date of the U.S. Vision merger agreement or any refinancing of the existing credit facility or line of credit that does not exceed the amount borrowable under the existing credit facility or line of credit (i) incur any indebtedness for borrowed money or guarantee the indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities or (iii) guarantee any debt securities of another person;

•	cancel any indebtedness owed to it or waive any claims or rights of substantial value or waive the benefits of, or agreed to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it is a party, except in the ordinary course of business consistent with past practice; or

•	authorize, commit or agree to take any of the actions above.

Advice of Changes
      Refac, on the one hand, and U.S. Vision and U.S. Vision’s stockholders, on the other hand, will promptly advise each other of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Refac or U.S. Vision, respectively.
      In addition, Refac, on the one hand, and U.S. Vision and its stockholders, on the other hand, will promptly advise each other, of (i) any representation or warranty made in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the merger agreement. However, no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

Access to Information
      During the period prior to the effective time of the U.S. Vision merger, U.S. Vision will, and will cause its subsidiaries to, afford to Refac and its representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records. During that period, U.S. Vision will promptly provide to Refac all information concerning its business, properties and personnel as Refac reasonably requests.

Regulatory Approvals
      Refac and U.S. Vision will use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the U.S. Vision merger agreement, as promptly as practicable. Such actions include:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings challenging the U.S. Vision merger agreement or the completion of the U.S. Vision merger; and

•	executing and delivering any additional instruments necessary to complete the merger and other transactions contemplated by the U.S. Vision merger agreement.
      In addition, Refac and U.S. Vision have agreed that, subject to applicable law, each will (i) promptly notify the other party of any written communication to that party from any governmental entity with respect to the U.S. Vision merger agreement and the U.S. Vision merger and permit the other party to review in advance any proposed written communication to the foregoing, (ii) consult with the other party in advance with respect to, and give the other party the opportunity to attend and participate at, any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning the

U.S. Vision merger agreement and the U.S. Vision merger and (iii) furnish the other party with copies of all correspondence, filings, and written communications between it and its representatives on the one hand and any governmental entity on the other hand, with respect to the U.S. Vision merger agreement and the U.S. Vision merger.

Public Announcements
      Refac, U.S. Vision and U.S. Vision’s stockholders will consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the U.S. Vision merger and the other transactions contemplated by the U.S. Vision merger agreement. Neither party will issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

U.S. Vision Stock Options and Warrants
      Refac has agreed to assume the outstanding U.S. Vision stock options and warrants at the effective time of the U.S. Vision merger. Under the U.S. Vision merger agreement, each outstanding option and warrant to purchase shares of U.S. Vision common stock will be converted into an option or warrant to purchase Refac common stock. Each stock option and warrant so converted will continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such stock option or warrant was issued, except that, as of the effective time of the U.S. Vision merger:

•	each stock option will be exercisable for that number of whole shares of Refac common stock equal to the product of the number of shares of U.S. Vision common stock that were issuable upon exercise of such stock option or warrant immediately prior to the effective time of the U.S. Vision merger multiplied by 0.4141, rounded to the nearest whole number of shares of Refac common stock; and

•	the per share exercise price for each share of Refac common stock issuable upon exercise of each stock option or warrant so converted will be equal to the quotient determined by dividing the exercise price per share of U.S. Vision common stock at which such stock option or warrant was exercisable immediately prior to the effective time of the U.S. Vision merger by 0.4141, rounded to the nearest whole cent.
      U.S. Vision has agreed to use its reasonable best efforts to obtain all consents necessary to allow for the conversion of the company’s stock options and warrants described above.

Indemnification
      Following the merger, Refac must indemnify U.S. Vision’s current directors and officers to the fullest extent permitted by Delaware law for claims arising in connection with the U.S. Vision merger agreement and the U.S. Vision merger.

Termination of the U.S. Vision Merger Agreement
      Termination by Refac or U.S. Vision. Refac and U.S. Vision may terminate the U.S. Vision merger agreement at any time before the effective time of the U.S. Vision merger if both parties mutually agree in writing to the termination. In addition, the U.S. Vision merger agreement may be terminated at any time before the effective time of the U.S. Vision merger by written notice of either Refac or U.S. Vision if:

•	the U.S. Vision merger is not completed on or before April 30, 2006, except that this right to terminate the U.S. Vision merger agreement is not available to any party whose failure to fulfill any obligation under the U.S. Vision merger agreement has been the cause of, or results in, the failure of the U.S. Vision merger to occur on or before such date; or

•	any governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the U.S. Vision merger, and the order, decree, ruling or other action has become final and nonappealable.
      Termination by Refac. Refac may terminate the U.S. Vision merger agreement by written notice at any time prior to completion of the U.S. Vision merger if U.S. Vision or any of its stockholders breaches or fails to perform in any material respect any of its representations, warranties or covenants included in the U.S. Vision merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of U.S. Vision or its stockholders or the performance by U.S. Vision or its stockholders of their obligations under the U.S. Vision merger agreement and the breach or failure to perform cannot be or has not been cured within 10 days after giving written notice to U.S. Vision of the breach.
      Termination by U.S. Vision. U.S. Vision may terminate the U.S. Vision merger agreement by written notice at any time prior to completion of the U.S. Vision merger if Refac breaches or fails to perform in any material respect any of its representations, warranties or covenants included in the U.S. Vision merger agreement, which would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Refac or the performance by Refac of its obligations under the U.S. Vision merger agreement and the breach or failure to perform cannot be or has not been cured within 10 days after giving written notice to Refac of the breach.

Effect of Termination
      In the event of termination of the U.S. Vision merger agreement by either Refac or U.S. Vision in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect. Refac, USV Merger Sub, U.S. Vision and U.S. Vision’s stockholders will not have any liability or obligation to the other parties, except to the extent that the termination results from the material breach by a party of any representation, warranty or covenant set forth in the U.S. Vision merger agreement, and other than certain other general provisions which will survive the termination.

Amendments, Extensions and Waivers
      Amendments. The U.S. Vision merger agreement may be amended by the parties at any time prior to the effective time of the U.S. Vision merger by an instrument in writing signed on behalf of each of the parties. However, any amendment affecting any representation, warranty or covenant of any stockholder of U.S. Vision will not be made without the consent of such stockholder.
      Extensions and Waivers. At any time prior to the effective time of the U.S. Vision merger, Refac (with respect to U.S. Vision and its stockholders) and U.S. Vision (with respect Refac) may:

•	extend the time for the performance of any of the obligations or other acts of the other;

•	waive any inaccuracies in the representations and warranties of the other included in the U.S. Vision merger agreement or in any document delivered pursuant to the U.S. Vision merger agreement; or

•	waive compliance by the other with any of the agreements or conditions included in the U.S. Vision merger agreement.
      No extension or waiver by U.S. Vision will require the approval of the stockholders of U.S. Vision. Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The failure of any party to the U.S. Vision merger agreement to assert any of its rights under the U.S. Vision merger agreement or otherwise will not constitute a waiver of those rights.

Fees and Expenses
      All fees and expenses incurred in connection with the U.S. Vision merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed.

Tax Treatment
      Refac and U.S. Vision intend that the U.S. Vision merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      Tax matters are very complicated and the tax consequences of the U.S. Vision merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the U.S. Vision merger to you.
THE REFAC ANNUAL MEETING OF STOCKHOLDERS
Meeting Information

Date, Time and Place
      The annual meeting of Refac stockholders will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 11:00 am Eastern time.

Purpose of the Refac Annual Meeting
      At the Refac annual meeting, stockholders will be asked to:

•	adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, OptiCare Merger Sub, OptiCare, and solely with respect to certain sections, each of Dr. Dean J. Yimoyines, Linda Yimoyines and Palisade, copies of which are attached as Annexes A and A.1 to this joint proxy statement/ prospectus, and to approve the merger contemplated thereby, including the issuance of shares of Refac common stock in the merger;

•	adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, USV Merger Sub, U.S. Vision, and the stockholders of U.S. Vision, copies of which are attached as Annexes B and B.1 to this joint proxy statement/ prospectus, and to approve the merger contemplated thereby, including the issuance of shares of Refac common stock in the merger;

•	approve an amendment and restatement of Refac’s charter to increase the number of authorized shares of Refac common stock from 20,000,000 to 25,000,000;

•	approve an amendment and restatement of Refac’s charter to de-classify the board of directors;

•	approve an amendment and restatement of Refac’s charter to change the company’s name to Refac Optical Group;

•	elect six directors to Refac’s board of directors;

•	amend the 2003 Stock Incentive Plan to increase the shares reserved for issuance from 500,000 to 1,250,000; and

•	transact any other business that may properly be brought before the meeting.

Other Matters
      Refac does not expect that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the annual meeting.

Refac Record Date; Shares Entitled to Vote
      Only Refac stockholders of record at the close of business on January 18, 2006, the record date for the annual meeting, will be entitled to notice of, and to vote at, the annual meeting.
      On the record date, there were 6,984,676 outstanding shares of Refac common stock, par value $0.001 per share, entitled to vote at the Refac annual meeting, the holders of which are entitled to one vote per share.

Quorum
      The presence, in person or by proxy, at the meeting of the holders of 55% of the shares of common stock issued and outstanding and entitled to vote will constitute a quorum. Under applicable Delaware law, in tabulating the votes, abstentions (including broker non-votes) will be disregarded and will have no effect on the outcome of the vote.

Votes Required
      The affirmative vote of at least 55% of the shares of common stock issued and outstanding and entitled to vote is required to adopt and approve the OptiCare merger agreement and the merger contemplated thereby, including the issuance of shares of Refac common stock in the OptiCare merger.
      The affirmative vote of at least 55% of the shares of common stock issued and outstanding and entitled to vote at the Refac annual meeting is required to adopt and approve the U.S. Vision merger agreement and the merger contemplated thereby, including the issuance of shares of Refac common stock in the U.S. Vision merger.
      The affirmative vote of at least a majority of the shares of common stock issued and outstanding and entitled to vote at the Refac annual meeting is required to approve each of the charter amendment proposals.
      The affirmative vote of at least 55% of the shares of common stock issued and outstanding and entitled to vote at the Refac annual meeting is required to approve the amendment to the 2003 Stock Incentive Plan.
      The affirmative vote of a plurality of the votes cast by the holders of Refac common stock present at the Refac annual meeting is required for the election of four directors to serve on the Refac board of directors.

Voting by Refac Directors and Executive Officers
      On January 18, 2006, the record date for the meeting, directors, nominees and executive officers of Refac and their affiliates owned and were entitled to vote 6,394,719 shares of Refac common stock, or approximately 91.55% of the shares of Refac common stock outstanding on that date.

Voting of Proxies
      A proxy card is enclosed for the use of Refac stockholders of record. Refac asks that Refac stockholders of record complete and sign the accompanying proxy card and return it to Refac as soon as possible in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy card is returned properly executed, the shares of Refac common stock represented by it will be voted at the Refac annual meeting in accordance with the instructions included in the proxy card.
      If a proxy card is returned without indication as to how to vote, the shares of Refac common stock represented by each proxy will be considered to be voted in favor of all matters for consideration at the Refac annual meeting. Unless Refac stockholders check the box on their proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Refac annual meeting.
      Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the Refac annual meeting or voting in person at the Refac annual meeting or submitting a signed proxy card at the Refac annual meeting.

      Please sign, date and return the enclosed proxy card whether or not you plan to attend the annual meeting in person.

Revocability of Proxies
      Refac stockholders have the power to revoke their proxies at any time before such proxies are voted at the annual meeting. A Refac stockholder of record can revoke his, her or its proxy in one of three ways: (1) by sending a signed notice of revocation; (2) by granting a new, valid proxy bearing a later date; or (3) by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given, but attendance alone will not revoke any proxy previously given. If a Refac stockholder chooses either of the first two methods, such stockholder must submit a notice of revocation or a new proxy to the Chief Executive Officer of Refac at One Bridge Plaza, Suite 550, Fort Lee, New Jersey 07024, before the beginning of the Refac annual meeting. If a Refac stockholder’s shares are held by a broker, bank or nominee (that is, in street name), such stockholder must contact that broker, bank or nominee to change his, her or its vote.
Solicitation of Proxies
      This solicitation is made on behalf of the Refac board of directors and Refac will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Refac’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication.
      The Refac board of directors recommends that Refac stockholders vote “FOR” the proposals to (1) adopt and approve the OptiCare merger agreement, as amended, and the OptiCare merger, including the issuance of shares in the OptiCare merger, (2) adopt and approve the U.S. Vision merger agreement, as amended, and the U.S. Vision merger, including the issuance of shares in the U.S. Vision merger (3) approve each of the charter amendment proposals, (4) elect four directors to serve on Refac’s board of directors and (5) amend the 2003 Stock Incentive Plan.

Proposal 1.	Adoption and Approval of the OptiCare Merger Agreement, as Amended, and OptiCare Merger, Including the Issuance of Shares in the OptiCare Merger
      As discussed elsewhere in this joint proxy statement/ prospectus, Refac stockholders are being asked to consider and vote on a proposal to approve and adopt the OptiCare merger agreement, as amended, and the OptiCare merger, including the issuance of shares in the OptiCare merger. Refac cannot issue Refac common shares to OptiCare stockholders, which is necessary to effect the merger of OptiCare and OptiCare Merger Sub, a wholly-owned subsidiary of Refac, unless 55% of the outstanding shares of Refac common stock entitled to vote at the Refac annual meeting approve and adopt the OptiCare merger agreement, as amended, and the OptiCare merger, including issuance of shares of Refac common stock in the OptiCare merger.
      You should read this joint proxy statement/ prospectus carefully in its entirety for more detailed information concerning the OptiCare merger agreement, as amended, and the OptiCare merger. In particular, you are directed to the OptiCare merger agreement and the amendment, which are attached as Annexes A and A.1, respectively, to this joint proxy statement/ prospectus.
The Refac board of directors recommends a vote “FOR” Proposal 1.

Proposal 2.	Adoption and Approval of the U.S. Vision Merger Agreement, as Amended, and U.S. Vision Merger, Including the Issuance of Shares in the U.S. Vision Merger
      As discussed elsewhere in this joint proxy statement/ prospectus, Refac stockholders are being asked to consider and vote on a proposal to approve and adopt the U.S. Vision merger agreement, as amended, and the U.S. Vision merger, including the issuance of shares in the U.S. Vision merger. Refac cannot issue shares of Refac common stock to U.S. Vision stockholders, which is necessary to effect the merger of U.S. Vision and USV Merger Sub, a wholly-owned subsidiary of Refac, unless 55% of the outstanding shares of Refac common stock entitled to vote at the Refac annual meeting approve and adopt the U.S. Vision merger agreement, as amended, and U.S. Vision merger, including the issuance of shares of Refac common stock in the U.S. Vision merger.
      You should read this joint proxy statement/ prospectus carefully in its entirety for more detailed information concerning the U.S. Vision merger agreement, as amended, and the U.S. Vision merger. In particular, you are directed to the U.S. Vision merger agreement and the amendment, which are attached as Annexes B and B.1, respectively, to this joint proxy statement/ prospectus.
The Refac board of directors recommends a vote “FOR” Proposal 2.

Proposal 3.	Amendment and Restatement of Refac’s Charter to Increase the Number Shares of Authorized Refac Common Stock from 20,000,000 to 25,000,000
      As discussed elsewhere in this joint proxy statement/ prospectus, Refac stockholders are being asked to consider and vote on a proposal to approve an amendment to the charter of Refac to increase the authorized capital stock of Refac from 20,000,000 shares to 25,000,000 shares.
      Refac currently has 20 million shares of common stock authorized and approximately 7 million shares outstanding and 575,000 shares reserved for issuance under the 2003 Stock Incentive Plan and outstanding options and warrants, leaving about 12.5 million shares available for issuance. Refac is expected to issue a total of approximately 11 million shares in the U.S. Vision and OptiCare mergers and must reserve an additional 750,000 shares in connection with the conversion of options in the two mergers. Additionally, upon the adoption of Proposal 6, Refac will be required to reserve approximately 750,000 shares for issuance in connection with the amendment of the 2003 Stock Incentive Plan. Refac is seeking to increase its authorized shares by 5 million, to provide additional shares to be available for other corporate purposes.
      A copy of the proposed charter amendment is attached to this joint proxy statement/ prospectus as Annex C.
      You should read this joint proxy statement/ prospectus carefully in its entirety for more detailed information concerning the merger agreements and the mergers. In particular, you are directed to the merger agreements and the amendments thereto with each of OptiCare and U.S. Vision, which are attached as Annexes A and A.1 and Annexes B and B.1, respectively, to this joint proxy statement/ prospectus.
The Refac board of directors recommends a vote “FOR” Proposal 3.
      Under Refac’s by-laws and Delaware law, Proposal 3 must be approved by at least a majority of Refac’s outstanding shares of common stock entitled to vote at the Refac annual meeting.

Proposal 4.	Amendment and Restatement of Refac’s Charter to Eliminate the Classified Board of Directors
      Refac’s charter currently provides for the classification of its board of directors into three classes, with each class being elected every three years. The board of directors has determined that the restated charter should be amended to repeal these provisions and to make certain conforming changes as appropriate and has unanimously adopted resolutions approving such amendment and restatement, declaring its advisability and recommending such amendment and restatement to Refac’s stockholders. Refac is asking its stockholders to approve the amendment and restatement of its charter to eliminate the classified board of directors. Under Refac’s by-laws and Delaware law, Proposal 4 must be approved by at least a majority of Refac’s outstanding shares of common stock entitled to vote at the Refac annual meeting. A copy of the proposed charter amendment is attached to this joint proxy statement/ prospectus as Annex C.
      If Proposal 4 is approved by our stockholders, at the time that Refac files an amended and restated charter with the Delaware Secretary of State, Refac’s classified board structure will be eliminated. The current term of office of each director will end at Refac’s 2007 annual meeting of stockholders, and all directors will thereafter be elected for one-year terms at each annual meeting of stockholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on Refac’s board of directors will hold office until the next annual meeting of stockholders.

      The board has considered the merits of the classified board structure, taking a variety of perspectives into account. While the board believes that the classified board structure has promoted continuity and stability and reinforced a commitment to a long-term point of view, it recognizes the growing sentiment of stockholders that the annual election of directors would increase the board’s accountability to our stockholders. In light of corporate governance trends and stockholder sentiment, the board has determined that the classified board structure should be eliminated.
      If Proposal 4 is adopted at the annual meeting, at the time that Refac files the restated charter with the Delaware Secretary of State, the board of directors also intends to amend and restate Refac’s by-laws to eliminate the provisions regarding a classified board of directors and make certain other conforming changes.
The Refac board of directors recommends a vote “FOR” Proposal 4.

Proposal 5.	Amendment and Restatement of Refac’s Charter to Change the Name of the Company to Refac Optical Group
      On December 7, 2005, Refac’s board of directors approved for submission to the stockholders a proposed amendment and restatement of the Refac’s charter to change the name of the company from Refac to Refac Optical Group If stockholders approve Proposal 5, Article I of the charter will be amended and restated to read in its entirety as follows: “The name of Refac is Refac Optical Group (the “Corporation”).” A copy of the proposed charter amendment is attached to this joint proxy statement/ prospectus as Annex C.
      Refac is asking its stockholders to approve the amendment and restatement of its charter to change the company’s name to Refac Optical Group. Under Refac’s by-laws and Delaware law, Proposal 5 must be approved by at least a majority of Refac’s outstanding shares of common stock entitled to vote at the Refac annual meeting.
      Following the mergers, Refac’s business will primarily involve the retail eye care business. Refac’s board of directors is recommending the approval of the name change because it believes the name “Refac Optical Group” will better reflect the company’s business and growth strategies following the mergers. The board further believes that it will provide the company with a cohesive, instantly-recognizable identity associated with the retail eye care industry.
      If stockholders approve Proposal 5, shortly before the closing date of the mergers, we will file an amended and restated charter with the Delaware Secretary of State.
      Once the name change is effected, the company will legally be known as “Refac Optical Group”. The company will maintain its trading symbol of “REF.” It will be necessary for Refac to reflect its name change on its stationery, bank accounts, domain name, stock certificates and various other administrative and communications materials. We do not expect these name change costs to be material.
The Refac board of directors recommends a vote “FOR” Proposal 5.
Charter Amendment Proposals; Reservation of Rights
      The proposed amendment and restatement of Refac’s restated charter is set forth in Annex C to this joint proxy statement/ prospectus. If Proposals 3, 4 and 5 are approved by the requisite vote of Refac’s stockholders, the amended and restated charter will be filed with the State of Delaware shortly before closing of the mergers.
      The Refac board of directors reserves the right to abandon the adoption of any of the proposed amendments to Refac’s restated charter without further action by the stockholders at any time before the filing of the amended and restated charter with the Delaware Secretary of State, even if Proposals 3, 4 and 5 have been approved by the stockholders at the annual meeting and all other conditions to such adoption have been satisfied.
      Although the Refac board of directors does not currently anticipate exercising its rights to abandon any of the proposed amendments, nor does it contemplate specific events that would trigger abandonment, the board will defer or abandon one or more of the proposed amendments if, in its business judgment, it determines that such amendment is no longer in the best interests of Refac or its stockholders.
Proposal 6.     Election of Directors
      Refac’s charter and by-laws currently provide that the board of directors is divided into three classes: Class 1 directors, Class 2 directors and Class 3 directors. The members of each of the three classes of directors are elected each year for a three-year term. The stockholders will elect three Class 3 directors at the annual meeting to serve for a two-year term expiring at Refac’s annual meeting of stockholders in 2008, and three Class 1 directors to serve for a three year term expiring at Refac’s 2009 annual meeting of stockholders, each subject to the adoption of Proposal 4, or until their respective successors have been elected and qualified, or until the earliest of their death, resignation or retirement.
      If Proposal 4 is adopted and approved at the annual meeting, Refac will amend and restate its charter and by-laws to eliminate the classified board of directors. Upon the amendment of Refac’s charter, the terms of all of Refac’s directors will expire at the 2007 annual meeting of stockholders. From and after the 2007 annual meeting of stockholders, all directors will be elected to serve one year terms.
      The Refac board of directors is currently comprised of nine directors.

Nominees for Election as Directors

Class 3
      Unless instructed otherwise, the proxies named on the enclosed proxy card intend to vote the shares of Refac common stock that they represent to elect the following persons as Class 3 directors, subject to the adoption of Proposal 4:

MELVIN MESKIN — Mr. Meskin, age 61, became a director of Refac on February 28, 2003 and the non-executive Chairman of the Board on March 26, 2003. He was, until his retirement on December 31, 2001, Vice President-Finance-National Operations for Verizon, the combined Bell Atlantic/ GTE telecommunications company. Mr. Meskin joined New York Telephone in 1970 and held a variety of line and staff assignments with the company over a 31-year career. In 1994, he was named Vice President-Finance and treasurer for NYNEX Telecommunications. When Bell Atlantic and NYNEX merged, he was appointed Vice President-Finance and Comptroller of Bell Atlantic. He is a director of, and from 2002 to 2004, was a consultant to, OptiCare.

JEFFREY D. SERKES — Mr. Serkes, age 46, became a director of Refac on February 28, 2003. Since July 2003, he has been the Senior Vice President and Chief Financial Officer of Allegheny Energy, Inc. From June 2002 until he joined Allegheny Energy, Inc., he was principally engaged in real estate investment and development. From August 1994 to May 2002, Mr. Serkes held a variety of financial management positions for IBM, including: Vice President, Finance, Sales & Distribution from June 1999 to May 2002, Vice President and Treasurer from January 1995 to May 1999 and Assistant Treasurer from August 1994 to December 1994. Prior to joining IBM, Mr. Serkes held a variety of treasury management positions with RJR Nabisco, Inc.

DENNISON T. VERU — Mr. Veru, age 44, was elected to the Refac board on May 9, 2005 to fill the vacancy created when Mark S. Hoffman resigned. He is being nominated for the first time for election by stockholders at this annual meeting. Since March 2000, he has been the Executive Vice President and Co-Investment Officer of PCM, a private investment firm which is an affiliate of Palisade. In July 2004, he became of member of PCM. From November 1992 until December 1999, he served as President and Director of Research of Awad & Associates, a money management division of Raymond James Financial. Mr. Veru is also a director of OptiCare.

Class 1
      Unless instructed otherwise, the proxies named on the enclosed proxy card intend to vote the shares of Refac common stock that they represent to elect the following persons as Class 1 directors, subject to the adoption of Proposal 4:

CLARK A. JOHNSON — Mr. Johnson, age 73, has been a director of Refac since 2000. He has been the Chairman of PSS World Medical, Inc., a national distributor of medical equipment and supplies to physicians, hospitals, nursing homes, and diagnostic imaging facilities since October 2000. Mr. Johnson served as Chairman and Chief Executive Officer of Pier 1 Imports from March 1985 to June 1998 and is former Executive Vice President and Director of the Wickes Companies, Inc. He is a director of the following public companies: MetroMedia International Group, Neurologix, Inc., OptiCare and PSS World Medical, Inc. It is expected that Mr. Johnson will become the non-executive Chairman of Refac’s board of directors at the board meeting that will follow Refac’s annual meeting of stockholders.

MARK N. KAPLAN — Mr. Kaplan, age 75, has been a director of Refac since 1967. He is Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP and was a member of such law firm from 1979 to 1998. Mr. Kaplan also serves as a director of the following public companies: American Biltrite Inc., Autobytel, Inc., DRS Technologies, Inc., Congoleum Corporation and Volt Information Sciences, Inc.

JEFFREY A. COLE — Mr. Cole, age 63, is president of Cole Limited, a business consulting firm and was appointed Class 1 director on January 19, 2006. From 1984 to June 2003, he served as chairman, chief executive officer and director of Cole National, one of the world’s largest optical retailers. He remained on Cole National’s board until October 2004 when Cole National was acquired by Luxottica S.p.A. He is a member of the supervisory Board of Directors of Pearle Europe, B.V., a leading optical retailer in Europe. He has been a director of Hartmarx Corporation since 1990.

Election of the directors of Refac will require the affirmative vote of a plurality of the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
The Refac board of directors recommends a vote “FOR” Proposal 6.
Proposal 7.     Amendment of the 2003 Stock Incentive Plan
      Refac’s board of directors has recommended, and at the meeting the stockholders will be asked to approve, an amendment to the Refac 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares reserved for issuance from 500,000 to 1,250,000. The following is a summary of material provisions of the plan and as such is subject to the actual terms of the plan, a copy of which was filed with the SEC as Exhibit B to Refac’s 2003 annual meeting proxy statement.
      The purpose of the plan is to align the interests of officers, other employees, directors and consultants of Refac and its subsidiaries with Refac’s stockholders, and to attract, motivate and retain the best available executive personnel and key employees by permitting them to acquire an, or increase their, equity interest in Refac.
      The plan provides for the grant of stock options intended to be “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock options not intended to be ISOs (“Nonqualified Options” and collectively with the ISOs, the “Options”), and awards of restricted shares of Refac common stock (“Restricted Stock”; and together with Options, “Awards”). Awards may be granted to officers, other employees, directors and consultants of Refac and its subsidiaries.
      As of February 2, 2006, the market value of the Refac common stock was $8.25 per share. During any twelve-month period during the term of the plan, no participant can receive Options to purchase shares of Refac common stock which in the aggregate exceed thirty percent of the total number of shares of Refac common stock authorized for issuance pursuant to the plan. In the event that Refac’s board determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate event affects the Refac common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, then Refac’s board will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment will be made in accordance with Section 424 of the Code.
      The plan will be administered by Refac’s board, which may establish one or more committees which may be authorized to grant Awards to, and administer such Awards with respect to, those participants who are subject to Section 16 (“Section 16 Participants”) of the Exchange Act or who are executive officers of Refac. Any such committee that is authorized to grant Awards to Section 16 Participants will, to the extent necessary to comply with Rule 16b-3 promulgated under the Exchange Act, be comprised of two or more “non-employee directors” within the meaning of such Rule, and any such committee that is authorized to grant Awards to executive officers of Refac will be comprised of two or more “outside directors” within the meaning of Section 162(m) of the Code. In the case of Awards to be granted to other participants, Refac’s board may delegate to a committee or to members of Refac’s management the authority, subject to such guidelines as Refac’s board may approve and to ratification by Refac’s board or a committee, to make grants of Awards to, and administer such Awards with respect to, such participants. Refac’s board will have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the plan, to administer the plan and exercise all the powers and authority either specifically granted to it under the plan or necessary or advisable in connection with the administration of the plan, including, without limitation, the authority to grant Awards, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the persons to whom and the time or times at which Awards will be granted, to determine the type and number of Awards to be granted, the terms, conditions, restrictions and performance criteria relating to any Award and to determine whether an Award may be settled, cancelled, forfeited, exchanged, or surrendered or accelerated or an Option may be repriced to a lower exercise price. In addition, Refac’s board has the authority to make adjustments in performance goals in recognition of unusual or non-recurring events affecting Refac or the financial statements of Refac, or in response to changes in applicable laws or accounting principles, and to make all other determinations deemed necessary or advisable for the administration of the plan, consistent with the terms and provisions thereof.
      The agreements evidencing Options will set forth the terms and conditions of such Options. The Option price generally will not be less than 100% of the fair market value (as defined in the plan) of the shares of Refac common stock covered by the Option on the date of grant and the term of Options will not be greater than ten years. ISOs granted to individuals who at the time of grant own more than ten percent of the total combined voting power of all classes of stock of Refac will have an exercise price of at least 110% of the fair market value of the shares of Refac common stock covered by such Option on the date of grant and the term of such Option will not be greater than five years. The Option price must be paid in full at the time of exercise and may be paid in cash, in shares of Refac common stock having a fair market value equal to such Option price, in a combination of cash and Refac common stock or, in the sole discretion of Refac’s board, through a cashless exercise procedure, which may include an exercise through a registered broker-dealer pursuant to procedures which are, from time to time, deemed by Refac’s board to be acceptable.
      The agreement evidencing a Restricted Stock Award will set forth the terms and conditions of such Award. At the time of the grant of Restricted Stock, Refac’s board may impose such restrictions or conditions to the vesting of such Award as it, in its sole discretion, deems appropriate. Such conditions may include (without limitation) the achievement of performance goals which may be set forth in the Award agreement. Such performance goals may (without limitation) be based on an increase in the trading price of Refac common stock, achievement of certain goals relating to Refac’s return on assets, return on equity or earnings per share, in each case, determined in accordance with generally accepted accounting principles. Prior to the vesting of a share of Restricted Stock, such shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Except to the extent otherwise set forth in the agreement evidencing such Restricted Stock Award, the holder thereof will possess all incidents of ownership of such shares, including the right to receive dividends with respect to such shares and to vote such shares.
      In the event that a Change in Control of Refac (as defined in the plan) occurs, all outstanding Options will become immediately exercisable in full and all restrictions with respect to shares of Restricted Stock will lapse. The Agreement setting forth the terms of Awards will include the terms and conditions applicable to such Award upon the termination of the Award holder’s employment or service as a director or consultant.
      The Refac board of directors may at any time and from time to time alter, amend, suspend, or terminate the plan in whole or in part; provided, that no amendment which requires stockholder approval under applicable law in order for the plan to continue to comply with Sections 422 or 162(m) of the Code or in order for the plan to continue to comply with the rules and regulations of any exchange or other trading market on which the Refac common stock are traded will be effective unless the same is approved by the requisite vote of the stockholders of Refac.

Federal Income Tax Consequences
      The following discussion of certain relevant federal income tax effects applicable to Options is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions.
      Nonqualified Stock Options. A participant generally will not be taxed upon the grant of a Nonqualified Option. Rather, at the time of exercise of such Nonqualified Option (and in the case of an untimely exercise of an ISO), the participant will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. Refac will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.
      If shares acquired upon exercise of a Nonqualified Option (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.
      Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant of an ISO. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of Refac or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of Refac or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to Nonqualified Options.
      If stock acquired pursuant to the timely exercise of an ISO is later disposed of, and if the stock is a capital asset of the participant, the participant will, except as noted below, recognize short-term or long-term capital gain or loss (depending upon the length of time such shares were held by the participant) equal to the difference between the amount realized upon such sale and the option price. Refac, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the participant. If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to participant upon exercise (a “disqualifying disposition”), any gain realized by the participant generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the participant, as short-term or long-term capital gain (depending upon the length of time such shares were held by the participant) to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of his ordinary income. In such case, Refac may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income.
      The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.
      Awards Granted. Refac’s board has the sole discretion to determine the number of shares to be made subject to individual Awards under the plan and as of the date hereof, grants with respect to 495,000 shares have been made. No grants have been made, however, with respect to those shares for which stockholder approval is sought pursuant to this Proposal 7.
      Vote Required. If a quorum is present at the annual meeting, approval of the plan will require the affirmative vote of stockholders representing at least 55% of the shares issued and outstanding on the record date and entitled to vote. Your proxy will be voted FOR this proposal, unless you vote against it or abstain, except that broker proxies will only be voted FOR this proposal if the beneficial owner of the shares instructs the broker to so vote.

Board Recommendation
The board recommends that you vote for Proposal 7.
Refac’s Board of Directors and Committees

Class 2 Directors Continuing in Office
      Following are the current Refac Class 2 directors, whose terms expire in 2007. Accordingly, these directors are not up for re-election at the meeting.
      EUGENE K. BOLTON — Mr. Bolton, age 61, has been a director since the Meeting of Stockholders held on May 7, 2004. He was, until his retirement on February 1, 2004, Executive Vice President — Domestic Equities for GE Asset Management. Mr. Bolton joined the General Electric Company in 1964 in the Medical Systems business and held a variety of line and staff assignments with the company over a 39-year career. In 1984, he was named Chief Financial Officer of what is now GE Asset Management. In 1991, he became responsible for the entire U.S. Equity operation, which he managed until his retirement.
      MARK S. NEWMAN — Mr. Newman, age 55, has been a director since May 7, 2004. He is the Chairman of the Board, President and Chief Executive Officer of DRS Technologies, Inc. (“DRS”), a publicly-traded company and a leading supplier of defense electronics systems to government and commercial customers worldwide. He joined DRS in 1973, served many years as its Chief Financial Officer, was named a Director in 1988, became President and Chief Executive Officer in 1994, and was elected Chairman of the Board in 1995. Mr. Newman is a past Chairman of the American Electronics Association, the Vice Chairman of the New Jersey Technology Council and a member of the Board of Governors of the Aerospace Industries Association of America. In addition to serving as Chairman of the Board of DRS, he is a director and chairman of the audit committee of the following public companies: OptiCare and Congoleum Corporation.
      ROBERT L. TUCHMAN — Mr. Tuchman, age 62, has been a director of Refac since 1991. He has been Refac’s President and Chief Executive Officer since 1997. He also served as Refac’s Chairman from 1997 until March 26, 2003, when Melvin Meskin was elected as the non-executive Chairman of the Board. Mr. Tuchman is also Refac’s General Counsel and served as its President and Chief Operating Officer from 1991 to 1997. Upon completion of the mergers, it is expected that J. David Pierson will succeed Mr. Tuchman as Refac’s Chief Executive Officer and that Mr. Tuchman will serve as Refac’s Senior Vice President and continue as a director and the General Counsel of Refac.

      Upon completion of the mergers, the board is expected to increase its size from 9 directors to 12 directors and nominate the following persons to fill the resulting vacancies:

DEAN J. YIMOYINES, M.D. — Dr. Yimoyines, age 58, has served as Chairman of the Board and Chief Executive Officer of OptiCare since August 13, 1999. Dr. Yimoyines was the Chief Executive Officer of OptiCare August 1999 to January 2005 and was appointed as the Interim Chief Executive Officer on December 5, 2005. Dr. Yimoyines also served as President of OptiCare from August 1999 to June 2002. Dr. Yimoyines is a founder of OptiCare Eye Health Centers, Inc. and has served as the Chairman, President and Chief Executive Officer of OptiCare Eye Health Centers, Inc. since 1985. Dr. Yimoyines graduated with distinction from the George Washington School of Medicine. He is a graduate of the OPM (Owner/ President Management) program at Harvard Business School and is a Fellow of the American Academy of Ophthalmology.

DAVID C. STONE — Mr. Stone, age 58, is a member of the Bar of the State of Michigan and has been a partner in the law firm of Bodman LLP since 2004. For the previous sixteen years, he was a principal in the law firm of Stone, Biber & O’Toole. Mr. Stone concentrates his practice in corporate and business law, including corporate governance, mergers and acquisitions, finance and estate planning. He is a director of U.S. Vision.

JOSEPH W. MARINO — Mr. Marino, age 66, is a private investor. He was the President and Chief Executive Officer of The Marco Group, Inc. an operator of post-secondary vocational schools from 1984 until November 1, 2004 and was Senior Vice President from November 1, 2004 until his retirement on July 1, 2005. He is a director of U.S. Vision and JM Financial Management Corp.

American Stock Exchange Listing Requirements
      The Refac common stock is listed on the American Stock Exchange, which generally requires that a majority of the board of directors consist of independent directors and has certain independence requirements for the nomination of directors and approval of executive compensation committees. However, these requirements do not apply to companies of which more than 50% of the voting power is held by an individual, group or another company. Accordingly, since Palisade owns approximately 91% of Refac’s voting securities, Refac is not subject to these independence requirements.
Refac Board Committees
      During 2005, the Refac board of directors maintained as standing committees an audit committee and a compensation committee. Refac does not have a nominating committee. The American Stock Exchange rules provide that since Palisade holds more than 50% of the outstanding Refac common stock, Refac is not required to have a nominating committee or to have board nominees approved by a majority of the independent directors. All of the nominees for election at this meeting were proposed by Palisade and approved by the full board. Palisade owns approximately 91% of Refac’s outstanding common stock.
      Audit Committee. The Refac audit committee consists of Jeffrey D. Serkes (Chair), Eugene K. Bolton and Mark S. Newman, each of whom is an independent director as defined by the listing standards of the American Stock Exchange. The audit committee meets periodically with Refac’s independent auditors to review plans for the audit of Refac’s financial statements and the audit results and authorizes, in its sole discretion, the engagement or discharge of the independent auditors and reviews financial statements, accounting policies, tax and other matters for compliance with the requirements of the Financial Accounting Standards Board and government regulatory agencies.
      Each member of the audit committee is “financially sophisticated”, in that such member has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to, being or having been a chief executive officer, chief financial officer and/or other senior officer with financial oversight responsibilities. The Refac board has determined that each of the audit committee members is financially sophisticated with the meaning of the rules of the American Stock

Exchange and is a “financial expert”, as that term is defined under Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
      The Refac board adopted a written charter of the audit committee on May 12, 2000 which is reviewed annually and pursuant thereto was amended on March 26, 2003, March 22, 2004 and March 21, 2005.
      Compensation Committee. The Refac board has a compensation committee which administers the executive compensation and benefit plans and grants under such plans. From January 1, 2005 to May 9, 2005, the compensation committee consisted of Jeffrey D. Serkes (Chair), Mark S. Hoffman and Clark A. Johnson. On May 9, 2005, Mr. Hoffman resigned from the Refac board and Dennison T. Veru was appointed as his replacement on the Board and the committee. On December 7, 2005, Mr. Serkes resigned from the compensation committee and Melvin Meskin was appointed to the committee and designated as its chairman. For further information regarding executive compensation, see “Compensation Committee Report on Executive Compensation,” below.
      Meetings of the Board and its Committees. During 2005, Refac’s board of directors met six times, the audit committee met four times and the compensation committee met three times. In 2005, each director, during the period for which he served as a director, attended 75% or more of the aggregate of (i) the board meetings and (ii) the meetings held by the committees on which he served, except for Mark Hoffman who attended 1 of the 2 board meetings and 2 of the 3 compensation committee meetings that took place while he was a director.
      On January 19, 2006, Refac’s board of directors established an executive committee and elected Messrs. Cole, Meskin, Serkes, Tuchman and Veru as its initial members.
      It is Refac’s policy that directors are invited and encouraged to attend the annual meeting of stockholders. Six directors, constituting all of the directors at such point in time, attended the last annual meeting of stockholders, which was held on May 7, 2004.
      Directors’ Compensation. The Refac board has adopted a policy of paying a fixed annual retainer of $15,000, payable in quarterly installments of $3,750, to each director who is not also an employee of Refac or a member, partner or executive officer of PCM or Palisade. In addition, during 2005, Refac paid retainers of $30,000 to the chairman of the board and $15,000 to Jeffrey D. Serkes, who served as the chairman of the audit committee and, until December 7, 2005, the compensation committee. Accordingly, in 2005, Melvin Meskin, chairman, received total compensation of $45,000, Mr. Serkes received total compensation of $30,000 and Eugene K. Bolton, Clark A. Johnson, Mark N. Kaplan and Mark S. Newman each received total compensation of $15,000.
      Except as otherwise provided in this joint proxy statement/prospectus, no director received any compensation from Refac in 2005.
Code of Ethics
      The Refac board has adopted an Amended and Restated Code of Ethics for its Senior Financial Officers and Refac’s Chief Executive Officer and Chief Financial Officer have signed the code and will be held to the standards outlined. In addition, the Refac board has adopted an Amended and Restated Code of Ethics and Conduct applicable to all employees, officers and directors of Refac. Copies of both codes of ethics are available at the Refac’s website at http://www.refac.com.

Compensation of Refac’s Executive Officers
      The following table presents the aggregate compensation for services in all capacities paid or payable by Refac and its subsidiaries in respect of the years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and Refac’s other executive officer, who are together referred to as the “Named Executives” in this joint proxy statement/prospectus. Refac’s compensation committee and board are currently considering granting bonuses to Messrs. Tuchman and Cardonne for 2005 performance. The amount of any such bonus remains to be determined by the committee and the board.

Summary Compensation Table

				Securities
	Annual Compensation			Underlying
				Options
Name, Age and Position	Year	Salary	Bonus	(#)

Robert L. Tuchman, age 63	2005	$319,000	$1,002,062	100,000
Chief Executive Officer and General Counsel	2004	$300,000	$400,000	—
	2003	$300,000	$800,000	25,000
J. David Pierson, age 59	2005	$187,000	$7,000	150,000
President and Chief Operating Officer
Raymond A. Cardonne, age 39	2005	$194,000	$250,515	50,000
Chief Executive Officer and General Counsel	2004	$175,000	—	—
	2003	$175,000	$313,744	15,000

Option Grants and Exercises in Last Fiscal Year
      During 2005, the following Named Executives were issued stock options pursuant to the 2003 Stock Incentive Plan as described below. Refac has not issued any stock appreciation rights.

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees	Price	Expiration
Name	Granted(1)	in 2005	per Share	Date	5%	10%

Robert L. Tuchman	100,000	33.3%	$4.12	4/1/2015	$886,595	$1,584,752
J. David Pierson	150,000	50.0%	$4.92	6/20/2010	$804,674	$1,161,094
Raymond A. Cardonne	50,000	16.7%	$4.12	4/1/2015	$443,298	$792,376
Fiscal Year-End Option Values
      No options were exercised by the Named Executives in 2005. The following table reflects the “In-the-Money Options” held by the Named Executives as of December 31, 2005.

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year-End		at Fiscal Year-End

		Not		Not
Name	Exercisable	Exercisable	Exercisable	Exercisable

Robert L. Tuchman	78,333	66,666	$219,583	$276,667
J. David Pierson	50,000	100,000	$167,500	$335,000
Raymond A. Cardonne, Jr.	40,167	33,333	$128,728	$138,333

Equity Compensation Plan Information
      The following table sets forth information as of December 31, 2005, with respect to compensation plans (including individual compensation arrangements) under which equity securities of Refac are authorized for issuance:

			Number of
	Number of Securities to be	Weighted Average	Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

	(a)	(b)	(c)
Equity compensation plans approved by securityholders	523,500	$5.75	5,000
Equity compensation plans not approved by security holders(1)	50,000	$4.92	—

Total	573,500	$5.68	5,000

(1)	Refac granted to Cole Limited, Inc. (“CL”), options to purchase 50,000 shares of Refac common stock at a per share exercise price of $4.92, which is equal to the fair market value of Refac’s common stock on the date of the grant. Although these options were not issued pursuant to any option plan, they are governed by the same terms set forth in Refac’s 2003 Stock Incentive Plan.
Security Ownership of Certain of Refac’s Beneficial Owners and Management
      The following table shows: (i) the number of shares of Refac common stock that each of Refac’s directors, nominees and executive officers beneficially owned, or had the right to acquire beneficial ownership of as of, or within sixty days after February 2, 2006; (ii) the number of shares of Refac common stock that each of such persons is expected to beneficially own, or have the right to acquire beneficial ownership of within sixty days after, the closing of the OptiCare and U.S. Vision mergers; and (iii) the percentage of the outstanding shares of Refac common stock that such ownership constitutes:

	Amount and Nature	Percent of	Post-Merger
	of Beneficial	Class as of	Amount and Nature
	Ownership as of	February 2,	of Beneficial	Post-Merger
Name of Beneficial Owner	February 2, 2006	2006	Ownership	Percent of Class

Palisade Capital Management, L.L.C.(1)	6,306,387	91.04%	15,804,896	87.66%
Eugene K. Bolton(2)	13,333	*	13,333	*
Raymond A. Cardonne, Jr.(3)	40,750	*	40,750	*
Jeffrey A. Cole(4)	100,000	1.43%	100,000	*
Clark A. Johnson(5)	22,000	*	36,443	*
Mark N. Kaplan(6)	24,565	*	24,565	*
Melvin Meskin(7)	40,000	*	52,272	*
Mark S. Newman(8)	13,334	*	27,022	*
J. David Pierson(9)	50,000	*	50,000	*
Jeffrey D. Serkes(10)	30,000	*	30,000	*
Robert L. Tuchman(11)	109,517	1.56%	109,517	*
Dennison T. Veru(12)	6,306,387	91.04%	15,804,896	87.66%
Officers, nominees and directors as a Group (11 persons)(13)	6,749,886	92.69%	16,288,798	88.49%

*	Represents less than 1% of the outstanding shares of Refac common stock.

(1)	Based upon the Schedule 13D filed with the SEC by Palisade and PCM, on September 1, 2005 such entities beneficially owned in the aggregate 6,306,387 shares of Refac common stock. PCM and Palisade are both located at One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024. Palisade is a private equity partnership managed by PCM, an investment advisory firm. Post-merger shares include

(i) 3,741,509 shares of Refac common stock expected to be received in the OptiCare merger, and (ii) 5,757,000 shares of Refac common stock expected to be received in the U.S. Vision merger.

(2)	Includes 13,334 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(3)	Includes 40,167 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(4)	Includes 50,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(5)	Includes 20,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately. Post-merger shares include (i) 10,667 shares of Refac common stock expected to be received in the OptiCare merger and (ii) 3,776 shares of Refac common stock issuable upon exercise of options expected to be received in the OptiCare merger.

(6)	Includes 20,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(7)	Includes 40,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately. Post-merger shares include (i) 7,080 shares of Refac common stock expected to be received in the OptiCare merger and (ii) 5,192 shares of Refac common stock issuable upon exercise of options expected to be received in the OptiCare merger.

(8)	Includes 13,334 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately. Post-merger shares include options to acquire 13,688 shares of Refac common stock expected to be received in the OptiCare merger.

(9)	Includes 50,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(10)	Includes 30,000 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(11)	Includes 78,333 shares of Refac common stock which may be acquired upon the exercise of options which are exercisable immediately.

(12)	Includes 6,306,387 shares beneficially owned by PCM, of which Mr. Veru is a managing director. Post-merger shares include (i) 3,741,509 shares of Refac common stock expected to be received by PCM in the OptiCare merger, and (ii) 5,757,000 shares of Refac common stock expected to be received by PCM in the U.S. Vision merger. Mr. Veru disclaims ownership of such shares.

(13)	Includes an aggregate of 338,501 shares of Refac common stock which such persons may acquire upon the exercise of options, which are exercisable immediately or within sixty days of the Refac record date, and 6,306,387 shares beneficially owned by PCM, of which Mr. Veru is an Executive Vice President and Co-Investment Officer. Mr. Veru disclaims beneficial ownership of such shares. Post-merger shares include (i) 3,759,256 shares of Refac common stock expected to be received by such persons in the OptiCare merger, (ii) 22,656 shares of Refac common stock issuable upon the exercise of options and warrants expected to be received by such persons in the OptiCare merger, and (iii) 5,757,000 shares of Refac common stock expected to be received by such persons in the U.S. Vision merger.

Employment Contracts and Consulting Agreement
      Old Tuchman Employment Agreement. Refac was party to an employment contract with Mr. Tuchman, which became effective upon the completion of the Palisade merger, and, as amended and restated, terminated on March 31, 2005.
      Although the agreement terminated, it provided for the payment of incentive compensation based on Mr. Tuchman’s success in the repositioning of Refac. Pursuant thereto, Mr. Tuchman is entitled to an aggregate incentive payment of $1,002,062, of which $581,250 was paid on August 31, 2005 and of which $420,812 is payable in March 2006.

      Under Mr. Tuchman’s old employment agreement, Mr. Tuchman was granted options to purchase 100,000 shares of old Refac common stock pursuant to Refac’s 1990 Stock Option Plan. In 1996, Mr. Tuchman exercised all of these options.. In connection with such exercise, Refac provided Mr. Tuchman with a loan of $375,000 (which was reduced to $365,000 after Mr. Tuchman paid back $10,000). The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004. As of February 2, 2006, the note was current and the principal balance was $308,000.
      Old Cardonne Employment Agreement. Refac was also party to an employment contract with Mr. Cardonne. As amended and restated, this agreement became effective upon the completion of the Palisade merger and terminated on March 31, 2005.
      Although this agreement terminated, it provided for the payment of incentive compensation based on Mr. Cardonne’s success in the repositioning of Refac. On August 31, 2005, Mr. Cardonne received an incentive payment of $250,515.
      New Tuchman and Cardonne Employment Agreements. On April 1, 2005, Refac entered into new employment agreements with Messrs. Tuchman and Cardonne. Pursuant to these agreements, Messrs. Tuchman and Cardonne will be paid base salaries of $325,000 and $200,000 per annum, respectively, throughout the term of the agreements, which in each case commenced on April 1, 2005 and will extend through December 31, 2006. In addition, Refac in its discretion may pay them additional incentive compensation in cash and/or equity upon the achievement of certain performance goals. In the event of a termination of employment by Refac without Cause (as defined in the agreements) or by the executive for Good Reason (as defined in the agreements), the executive will be entitled to receive a lump sum payment equal to the sum of his base salary through the end of the term plus any accrued or deferred compensation. In addition, Refac will provide each executive with continued life, health and welfare benefits, and an automatic fringe benefit until the earlier of the end of the term or until the executive receives similar benefits from a subsequent employer. Upon a termination of employment for Cause or as a result of the executive’s death, the executive will be entitled to receive any accrued or deferred compensation through the date of termination of employment. If, during the term, the executive is unable to perform his duties as a result of a Disability (as defined in the agreements), then the executive will continue to receive his full salary until his employment is terminated, provided that such payments will be reduced by the amounts, if any, paid to the executive under any disability plan of Refac or Social Security disability insurance.
      Following the termination of the executive’s employment as a result of disability, the executive will be entitled to receive any accrued or deferred compensation through the date of termination of employment plus any benefits under Refac’s disability policies.
      On April 1, 2005, Messrs. Tuchman and Cardonne also received options to purchase 100,000 and 50,000 shares of Refac’s common stock, respectively, each at an exercise price of $4.12 per share. Each option grant was one-third vested on the date of grant with an additional one-third scheduled to vest on each of April 1, 2006 and April 1, 2007. The options expire on April 1, 2015. Notwithstanding the vesting schedule, in the event that the executive’s employment terminates for Good Reason, without Cause, upon death or Disability or on or after the expiration of the term of the agreements, then the options will immediately become fully vested and will remain exercisable for the remainder of the term of the option (except that upon a termination for Good Reason solely as a result of a Change in Control, as defined in the agreements, the options will remain exercisable for one year following the date of termination of employment). Upon a termination of the executive’s employment by Refac for Cause, the options will terminate immediately whether vested or unvested.
      The agreements provide for a non-compete covenant that restricts each executive from engaging in certain defined competitive activities for one year following the executive’s termination of employment irrespective of the reason for such termination.

      Upon the completion of the mergers, it is intended that J. David Pierson will succeed Mr. Tuchman as Refac’s Chief Executive Officer. Thereupon, Mr. Tuchman will serve as Refac’s Senior Vice President, General Counsel and a member of the board of directors and its executive committee.
     J. David Pierson
      Refac entered into an employment agreement with J. David Pierson effective as of June 20, 2005, pursuant to which Mr. Pierson is employed as President and Chief Operating Officer of Refac. From 1996 to 2001, Mr. Pierson served as President of Licensed Brands for Cole National, a leading optical retailer. During his tenure with Cole National, he led the expansion of vision care products and services from 650 stores to more than 1,100 under the banners of Sears Optical, Target and BJ’s Wholesale Clubs. Through more than thirty years in retailing, Mr. Pierson has managed operations, merchandising and strategic planning and implementation in a variety of positions with Sears, Target Stores and Federated Department Stores. Most recently, from March 2001 to April 2004, he served as the Chairman, President and Chief Executive Officer of CPI Corporation (NYSE: CPY), which provides portrait photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. After leaving CPI Corporation, he served as a consultant to several companies including some in the retail optical business.
      It is expected that Mr. Pierson will become Refac’s Chief Executive Officer upon the completion of the merger. The agreement has an initial term of two years but will be automatically renewed unless terminated by either party. Under the agreement, Mr. Pierson is paid a base salary of $350,000 and will be eligible to earn a target annual bonus in an amount equal to 50% of his base salary with the opportunity for an additional payment if targets are exceeded. A portion of any annual bonus may be paid in the form of equity, as determined by Refac’s board of directors in its sole discretion.
      Mr. Pierson received a signing bonus equal to $7,000 and shall be entitled to reimbursement of relocation costs up to a maximum of $75,000. Mr. Pierson is entitled to an automobile fringe benefit and to participate in any employee benefit plan that Refac generally makes available to its executive employees. In the event of a termination of employment by Refac without Cause (as defined in the agreement) or by Mr. Pierson for Good Reason (as defined in the agreement), Mr. Pierson will be entitled to receive a lump sum payment equal to the sum of his base salary through the end of the term. In addition, Refac will provide Mr. Pierson with continued life, health and welfare benefits until the earlier of (i) the end of the term or (ii) the time at which Mr. Pierson becomes eligible to receive health and medical benefits from a subsequent employer.
      Upon a termination of employment for Cause, without Good Reason or as a result of Mr. Pierson’s death or Disability (as defined in the Agreement) Mr. Pierson is entitled to receive any accrued compensation through the date of termination of employment. Concurrently with the execution of the agreement, Mr. Pierson received options to purchase 150,000 shares of Refac’s common stock with a per share exercise price equal to fair market value on the date of grant. The option, which was granted under the Plan, was vested with respect to 50,000 shares on the date of grant and will vest with respect to an additional 50,000 shares on the first and second anniversaries of the date of grant, provided Mr. Pierson remains employed by Refac. Notwithstanding the vesting schedule, in the event that Mr. Pierson’s employment terminates for Good Reason, without Cause, or upon death or Disability (in each case, as defined in the agreement), then the options will immediately become fully vested and shall remain exercisable for the remainder of their terms.
      Upon a termination of Mr. Pierson’s employment by Refac for Cause (as defined in the agreement), the option will terminate immediately whether vested or unvested. Upon a termination of Mr. Pierson’s employment by Mr. Pierson without Good Reason, all unvested options will terminate immediately and vested options will remain exercisable for 90 days. Pursuant to the terms of the Plan, the option will become fully vested upon a Change in Control of Refac (as defined in the Plan). The agreement provides for, among other restrictive covenants, a non-compete covenant that restricts Mr. Pierson from engaging in certain defined competitive activities for one year following Mr. Pierson’s termination of employment irrespective of the reason for such termination.

Consulting Agreement with Cole Limited, Inc.
      On June 20, 2005, Refac also entered into a consulting agreement with Cole Limited, Inc. (“CL”), a consulting firm headed by Jeffrey A. Cole. The consulting agreement has a term of one year. The consulting agreement provides that CL will serve as an independent contractor and will advise Refac on its optical interests and the operations of its subsidiaries and divisions, including developing a strategic plan, assisting on acquisition opportunities, assisting in financing and advising on corporate and retail operations. Except for the right to continue to provide consulting services to or on behalf of HAL International N.V., Pearle Europe, B.V., GrandVision Group or any of their affiliated entities, the services under the Consulting Agreement will generally be provided on an exclusive basis to Refac and all such services shall be exclusively rendered by Mr. Cole. Mr. Cole will be required to devote such time as is reasonably necessary to perform the services contemplated by the consulting agreement, which time shall be no more than 5 days per calendar month.
      The consulting agreement provides that CL will receive annual compensation of $100,000, payable in equal monthly installments, plus reimbursement for certain reasonable expenses. Concurrently with the execution of the consulting agreement, CL received options to purchase 50,000 shares of Refac’s common stock with a per share exercise price equal to fair market value on the date of grant. One third of such options vested upon the date of grant, one-third vested on October 1, 2005 and the remaining one-third will vest on February 1, 2006. Mr. Cole was appointed as a Class 1 Director to Refac’s board on January 19, 2006 and is included as a nominee to Refac’s board in Proposal 6.
Compensation Committee Report On Executive Compensation
      From January 1, 2005 to May 9, 2005, the compensation committee consisted of Jeffrey D. Serkes (Chair), Mark S. Hoffman and Clark A. Johnson. On May 9, 2005, Mr. Hoffman resigned from the Refac board and the vacancies created on both the board and the compensation committee were filled by Dennison T. Veru. On December 7, 2005, Mr. Serkes resigned from the committee and Melvin Meskin was appointed to the committee and designated as its chairman. While the committee administered and decided upon executive compensation, stock option and benefit plans and grants under such plans, Refac’s overall compensation strategy, including a determination of compensation paid to the Chief Executive Officer and General Counsel of Refac, Robert L. Tuchman, the President and Chief Operating Officer, J. David Pierson, and the Vice President and Chief Financial Officer, Raymond A. Cardonne, Jr., was ratified by the entire Refac board.

Objectives
      The committee’s primary objective is to retain the most highly qualified executive officers and to ensure that their compensation structure aligns their interests with those of the stockholders of Refac. Messrs. Tuchman, Pierson and Cardonne were the only key executives for whom the committee was responsible for administering compensation in 2005.

Employment Agreements
      During 2005, Refac had employment agreements with Mr. Tuchman, Mr. Pierson and Mr. Cardonne. The prior employment agreements with Mr. Tuchman and Mr. Cardonne expired on March 31, 2005. Upon such expiration, Refac entered into new employment agreements with Messrs. Tuchman and Cardonne which extend through December 31, 2006. On June 20, 2005, Refac entered into an employment agreement with Mr. Pierson, which has an initial term of two years with a provision for successive one year automatic renewals unless terminated by either party.
      In considering the advisability of using employment agreements, the Refac board determined that their use was in the best interest of Refac because it facilitated Refac’s ability to retain the services of highly qualified executive officers and provided stability during the period that Refac was pursuing its acquisition strategy and also enabled it to recruit a senior operating executive officer with extensive experience in retail optical, which will be the focus of the post-merger combined companies. Each executive officer’s employment agreement separately reflects the terms that the Committee felt were necessary and appropriate to retain the services of such officer.

Components of Executive Compensation
      Refac’s executive compensation program consists of cash and equity compensation components.
      Cash Compensation. Cash compensation is comprised of base salaries, signing bonuses, retention payments and cash incentive bonuses. During 2005, cash compensation levels for Messrs. Tuchman, Pierson and Cardonne were determined by the provisions of their respective employment agreements with Refac. The terms and conditions of these employment agreements are discussed in detail above under “Employment Contracts and Consulting Agreement”.
      Incentive Compensation. Messrs. Tuchman and Cardonne were also entitled to additional cash compensation in the form of incentive compensation based upon the amount of liquid distributable assets (as defined in Refac’s merger agreement with Palisade, which merger was completed on February 28, 2003) as of June 30, 2005. Pursuant thereto, Mr. Tuchman is entitled to an aggregate incentive payment of $1,002,062, of which $581,250 was paid on August 31, 2005 and of which $420,812 is payable in March 2006. On August 31, 2005, Mr. Cardonne received an incentive payment of $250,515.
      Equity Compensation. On April 1, 2005, Messrs. Tuchman and Cardonne were each granted options under Refac’s 2003 Stock Incentive Plan to acquire 100,000 and 50,000 shares, respectively, at $4.12 per share. On June 20, 2005, Mr. Pierson was granted options under Refac’s 2003 Stock Incentive Plan to acquire 150,000 shares at $4.92 per share.
      Chief Executive Officer Compensation. Mr. Tuchman has served as Chief Executive Officer of Refac since January 6, 1997. Mr. Tuchman’s compensation has been governed by the terms of an employment contract between Mr. Tuchman and Refac, entered into at the time he joined Refac in 1991. The contract was amended in each of 1994, 1996, 1999, March 2002, August 2002, November 2002, January 2003 and November 2003 and expired on March 31, 2005. On April 1, 2005, Refac entered into a new employment agreement with Mr. Tuchman which extends through December 31, 2006. The bonuses that were paid to Mr. Tuchman in the three most recent completed fiscal years are disclosed above in the bonus column of the Summary Compensation Table.

Deductibility of Compensation
      Section 162(m) of the Code generally limits to $1,000,000 Refac’s federal income tax deduction for compensation paid in any year to each of its Chief Executive Officer and the four other highest paid executive officers, to the extent such compensation is not “performance-based” within the meaning of Section 162(m). The Committee will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m), although the Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Committee’s judgment, it is in Refac’s best interest to do so.

The Compensation Committee of the Board

Melvin Meskin, Chair

Clark A. Johnson

Dennison T. Veru

Compensation Committee Interlocks and Insider Participation
      During their service as members of the board in 2005, none of the committee members received any compensation from Refac other than their fees as directors of Refac.

Comparison of Cumulative Total Stockholder Return
      Refac’s common stock was first issued and registered with the SEC on February 28, 2003, the closing date of the Palisade merger. On such date, the old Refac common stock, existing prior to the merger, was canceled and de-registered. Since the Refac common stock has been registered only since February 28, 2003, pursuant to Item 402(l)(2) of Regulation S-K Refac has provided a comparison of stockholder return from and after such date.
      The following graph provides information on the cumulative total return, assuming reinvestment of dividends (if any), for the period commencing on February 28, 2003, and ending on December 31, 2005, of Refac’s common stock as compared to the American Stock Exchange Index and a published industry index, referred to below as the “Industry Index,” which includes companies in Standard Industrial Classification Code 6794 (Patent Owners and Lessors), which is Refac’s primary SIC reporting code.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG REFAC,
AMEX MARKET INDEX AND SIC CODE INDEX
ASSUMES $100 INVESTED ON FEBRUARY 28, 2003
ASSUMES DIVIDENDS (IF ANY) ARE REINVESTED
FISCAL YEAR ENDED DECEMBER 31, 2005

		Year Ended December 31,
	February 28,
Description	2003	2003	2004	2005

Refac	100.00	119.95	103.41	201.22
Industry Index (SIC Code 6794)	100.00	179.49	207.32	222.52
American Stock Exchange Index	100.00	135.31	154.94	170.88
Certain Relationships and Related Transactions
      Mark N. Kaplan is Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, which has provided legal services to Refac since 1982.
      PCM on behalf of itself and/or its portfolio companies requests, from time to time, that Refac provide certain consulting services. In consideration for these services, during the period from July 1, 2003 to March 31, 2005, PCM paid Refac a basic monthly retainer of $5,000, subject to quarterly adjustment based upon the services actually rendered during such quarter. Under this arrangement, Refac earned $75,000 and $21,000, respectively, for services rendered during 2004 and 2005.

      Pursuant to the employment agreements entered into on April 1, 2005, each of Refac’s Chief Executive Officer and Chief Financial Officer may enter into separate arrangements for his own account with Palisade and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which he may become a member, partner, officer, director or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under such employment agreement. Given this new arrangement, Refac has not provided any services to PCM after the quarter ended March 31, 2005 and does not expect to do so in the future unless such services can be rendered by employees other than such officers. In addition, in accordance with this provision, each will have an interest in the general partner of a private equity partnership recently formed by PCM.
      From February 2004 to July 2005, Refac provided consulting services directly to Neurologix, Inc., a public company in which PCM beneficially owns approximately 26% of the outstanding capital stock, at a basic monthly retainer of $5,000, subject to quarterly adjustment based upon the services actually rendered during such quarter. Under this arrangement, Refac earned $44,000 for services rendered during 2005.
      Jeffrey A. Cole was appointed to Refac’s board of directors on January 19, 2006. On July 18, 2005, CL, a consulting firm controlled by Mr. Cole purchased 50,000 shares of Refac common stock at a price of $4.92 per share pursuant to a Stock Purchase Agreement, dated as of June 20, 2005, between Refac and CL. The stock purchase agreement was attached as Exhibit 10.5 to Refac’s Current Report on Form 8-K filed with the SEC on June 25, 2005. Refac is also party to a consulting agreement, dated as of June 20, 2005 with CL. The agreement terminates on May 31, 2006. The agreement provides that CL will serve as an independent contractor and will advise Refac on its optical interests and the operations of its subsidiaries and divisions, including developing a strategic plan, assisting on acquisition opportunities, assisting in financing and advising on corporate and retail operations. The agreement provides that CL will receive annual compensation of $100,000, payable in equal monthly installments, plus reimbursement for certain reasonable expenses. Concurrently with the execution of such agreement, CL received options to purchase 50,000 shares of Refac common stock, with a per share exercise price equal to fair market value on the date of grant. One third of such options vested upon the date of grant, and one-third vested on each of October 1, 2005 and February 1, 2006.
      On September 1, 2005, Refac entered into a loan agreement and promissory note with OptiCare and its affiliate OptiCare Eye Health Centers, Inc., pursuant to which Refac loaned to OptiCare and OptiCare Eye Health Centers, Inc. the principal amount of $1,000,000. The note, as amended, is payable on January 25, 2007, but provides that if the OptiCare merger is not completed by April 30, 2006, then the note will become payable on June 30, 2006. Interest is payable on the note on a monthly basis at a rate equal to the base rate of Citibank, N.A., plus 5.5%. Additionally, on September 1, 2005, Refac entered into a subordination agreement with OptiCare and certain affiliates of OptiCare and CapitalSource, the lender under OptiCare’s credit agreement, pursuant to which Refac agreed to subordinate its rights to the payment of the note in favor of CapitalSource.
      Refac also loaned OptiCare an additional amount of $1,400,000 on January 25, 2006, the date on which OptiCare’s term loan became due. The interest rate for this second loan is the greater of (i) 9% or (ii) the base rate of Citibank, N.A. plus 3.5%, which is the same as the interest rate that was under OptiCare’s term loan with CapitalSource. The maturity date of the second loan is January 25, 2007, provided that it shall be payable on June 30, 2006 if the OptiCare merger is not completed by April 30, 2006.
      In connection with the loan agreement and note, on September 1, 2005, Palisade granted to Refac a proxy which entitles Refac to vote Palisade’s shares of OptiCare common and preferred stock at Refac’s discretion at any meeting of OptiCare’s stockholders and on every action by written consent of OptiCare’s stockholders. Palisade may revoke this proxy at any time.
      Other related party transactions include management indebtedness (see “Employment Contracts and Consulting Agreement”) and the maintenance of brokerage accounts at PCS for Refac’s marketable securities (principally, treasury notes being held to maturity).
      Except as otherwise provided in this proxy statement, since January 1, 2005, there has not been at any time any relationship or related transaction which Refac would be required to disclose under Item 404 of Regulation S-K.

Refac Audit Committee Report
      The board has an Audit Committee comprised of three directors. All members of the Audit Committee currently meet the independence and qualification standards for audit committee membership set forth in the listing standards of the American Stock Exchange.
      The Audit Committee oversees Refac’s financial process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the 2004 Annual Report on Form 10-K with management and the auditors including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Refac’s management is responsible for the preparation, presentation and integrity of Refac’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Grant Thornton LLP (“Grant Thornton”), are responsible for performing an independent audit of the consolidated financial statements which are prepared in accordance with generally accepted accounting principles.
      In performing its oversight function, the Committee reviewed with Refac’s independent auditors such auditors’ judgments as to the quality, not just the acceptability, of Refac’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards Nos. 61 and 90. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Refac and received the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.
      The Committee discussed with Refac’s independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Refac’s internal controls, and the overall quality of Refac’s financial reporting.
      In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee set forth below and in its charter, the Audit Committee recommended to the Refac board (and the Refac board has approved) that the audited financial statements be included in Refac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      It should be noted that although the members of the Audit Committee are financially sophisticated they are not professionally engaged in the practice of auditing or accounting, are not employed by Refac for accounting, financial management or internal control purposes and are not experts in the fields of accounting or auditing, including the determination of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Refac’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Grant Thornton is in fact “independent.”

The Audit Committee of the Board

Jeffrey D. Serkes, Chair
Eugene K. Bolton
Mark S. Newman

Refac’s Independent Registered Public Accounting Firm
      Grant Thornton served as the independent registered public accounting firm for Refac for the fiscal year ended December 31, 2004. Grant Thornton does not have any direct or indirect financial interest in Refac in any capacity other than that of independent registered public accounting firm. A representative of the firm will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement, if such representative desires to do so.
Principal Accounting Firm Fees
      The following table sets forth the aggregate fees billed to Refac for the fiscal years ended December 31, 2004 and 2003 by Refac’s principal accounting firm, Grant Thornton:

Description	2004	2003

Audit fees	$110,000	$113,000
Audit related fees	—	—
Tax fees	72,000	133,000
All other fees	—	—

Total	$182,000	$246,000

      Audit Fees. In fiscal 2003 and 2004, these services consisted of fees billed for professional services rendered for the audit of Refac’s financial statements and review of the interim financial statements included in quarterly reports. In 2003, these services also included a review of Refac’s merger proxy statement, accounting research on director stock options and a review of Refac’s registration statement for its stock incentive plans.
      Tax Fees. The tax fees related to professional services billed for tax compliance and tax advice and primarily consisted of assistance in a pending IRS examination, preparation of various tax returns and advice on other tax-related matters.
      SEC rules require all audit and non-audit engagements provided by our independent auditor, Grant Thornton, be approved by Refac’s audit committee or be entered into pursuant to pre-approval policies and procedures established by Refac’s audit committee. Refac’s audit committee has considered such non-audit fees, and has determined that such fees are compatible with maintaining Grant Thornton’s independence.
      Refac’s audit committee has adopted a pre-approval policy that grants the chairman of the Refac audit committee the sole authority to approve up to $10,000 in non-budgeted services. All other services must be approved by the Refac audit committee. None of the services provided by the independent auditors was pre-approved by the audit committee under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
Section 16(a) Beneficial Ownership Reporting Compliance
      Based solely on its review of Forms 3, 4 and 5 filed under Section 16(a) of the Securities Exchange Act of 1934, as amended, and amendments thereto, Refac believes that all of its officers, directors and other principal stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2005 except as follows: Messrs. Tuchman and Cardonne filed their Form 4s with respect to stock options granted on April 1, 2005 one day late, due to a delay in obtaining updated EDGAR codes.
Solicitation of Proxies
      The cost of preparing, assembling and mailing this joint proxy statement/ prospectus, the Notice of Annual Meeting of Stockholders and the enclosed proxy will be borne by Refac. In addition to the solicitation of proxies by use of the mails, Refac may solicit proxies personally and by telephone and telegraph.

Stockholder Communication with Directors
      The Refac board has adopted a written policy on stockholder and interested party communications with directors, a copy of which is available on Refac’s corporate website at http://www.refac.com.
      Under the policy, stockholders and other interested parties may contact any member (or all members) of the Refac board, any board committee or any chair of any such committee by mail. To communicate with the board, any individual directors or any group or committee of directors, correspondence should be addressed to the board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Refac’s secretary at One Bridge Plaza, Suite 550, Fort Lee, New Jersey 07024.
      All communications received as set forth in the preceding paragraph will be directed to Refac’s General Counsel (who is currently a director and Refac’s Chief Executive Officer) for the sole purpose of determining whether the contents represent a message to Refac’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Other Matters
      Refac’s board does not know of any other matters which are likely to be brought before the annual meeting of stockholders. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.
Proposals By Refac Stockholders
      Proposals of stockholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the 2007 annual meeting of stockholders of Refac, which is currently scheduled to be held on June 8, 2007, must be received by Refac at Refac’s principal executive offices by October 17, 2006 if they are to be included in Refac’s proxy statement and proxy relating to such meeting.
THE OPTICARE SPECIAL MEETING OF STOCKHOLDERS
Meeting Information

Date, Time and Place
      The special meeting of OptiCare stockholders will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on Monday, March 6, 2006, beginning at 10:00 am Eastern time.

Purpose of the OptiCare Special Meeting
      At the OptiCare special meeting, stockholders will be asked to:

•	adopt and approve the Agreement and Plan of Merger, dated as of August 22, 2005, as amended, by and among Refac, OptiCare Merger Sub, OptiCare, and solely with respect to certain sections, each of Dr. Dean J. Yimoyines, Linda Yimoyines and Palisade, copies of which are attached as Annexes A and A.1 to this joint proxy statement/ prospectus; such adoption will also constitute approval of the merger and other transactions contemplated by the merger agreement; and

•	transact any other business that may properly be brought before the meeting.

Other Matters
      OptiCare does not expect that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting.

OptiCare Record Date; Shares Outstanding and Entitled to Vote
      Only OptiCare stockholders of record at the close of business on January 18, 2006, the record date for the annual meeting, will be entitled to notice of, and to vote at, the special meeting.
      On the record date, there were outstanding 30,871,066 shares of OptiCare common stock, 51,243,486 shares of OptiCare common stock issuable upon conversion of OptiCare Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, 20,307,900 shares of OptiCare common stock issuable upon conversion of OptiCare Series C Preferred Stock and 11,224,720 shares OptiCare common stock issuable upon conversion of OptiCare Series D Preferred Stock, entitled to vote at the OptiCare special meeting. Each holder of OptiCare common stock as of the record date will be entitled to one vote for each share of common stock held on all matters to come before the special meeting and may vote in person or by proxy authorized in writing. Each share of preferred stock is entitled to one vote for each share of common stock into which such holder’s shares are convertible.

Quorum
      The presence, in person or by proxy, at the meeting of the holders of a majority of the shares of OptiCare common and preferred stock issued and outstanding and entitled to vote will constitute a quorum. Under applicable Delaware law and OptiCare’s charter and bylaws, in tabulating the votes, abstentions (including broker non-votes) will be disregarded and will have no effect on the outcome of the vote.

Votes Required
      The affirmative vote of at least a majority of the shares of common and preferred stock issued and outstanding and entitled to vote is required to adopt and approve the OptiCare merger agreement, as amended. Such adoption will also constitute approval of the OptiCare merger.

Voting by OptiCare Directors and Executive Officers
      As of January 18, 2006, the current directors and executive officers of OptiCare and their affiliates owned and were entitled to vote 103,147,036 shares of OptiCare common (on an as converted to common stock basis), or approximately 90.8% of the voting power of the shares of OptiCare common and preferred stock outstanding on that date.

Voting of Proxies
      A proxy card is enclosed for the use of OptiCare stockholders of record. OptiCare asks that OptiCare stockholders of record complete and sign the accompanying proxy card and return it to OptiCare as soon as possible in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy card is returned properly executed, the shares of OptiCare common and preferred stock represented by it will be voted at the OptiCare special meeting in accordance with the instructions included in the proxy card.
      If a proxy card is returned without indication as to how to vote, the shares of OptiCare common and preferred stock represented by each proxy will be considered to be voted in favor of all matters for consideration at the OptiCare special meeting. Unless OptiCare stockholders check the box on their proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the OptiCare special meeting.
      Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the OptiCare special meeting or voting in person at the OptiCare special meeting or submitting a signed proxy card at the OptiCare special meeting.
      Please sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

Revocability of Proxies
      OptiCare stockholders have the power to revoke their proxies at any time before they are voted at the special meeting. An OptiCare stockholder of record can revoke his, her or its proxy in one of three ways: (1) by sending a signed notice of revocation; (2) by granting a new, valid proxy bearing a later date; or (3) by attending the special meeting and voting in person, which will automatically cancel any proxy previously given, but attendance alone will not revoke any proxy previously given. If an OptiCare stockholder chooses either of the first two methods, such stockholder must submit a notice of revocation or a new proxy to the Chief Executive Officer of OptiCare at 87 Grandview Avenue, Waterbury, Connecticut 06708, before the beginning of the OptiCare special meeting. If an OptiCare stockholder’s shares are held by a broker, bank or nominee (that is, in street name), such stockholder must contact that broker, bank or nominee to change his, her or its vote.

Solicitation of Proxies
      This solicitation is made on behalf of the OptiCare board of directors and OptiCare will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by OptiCare’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication.
      The OptiCare board of directors recommends that OptiCare stockholders vote “FOR” the proposal to adopt and approve the OptiCare merger agreement, as amended, and the OptiCare merger.

Proposals By OptiCare Stockholders
      Following the OptiCare merger, OptiCare will become a wholly-owned subsidiary of Refac. The merger is expected to be completed in March 2006. Thus, it is expected that OptiCare will not have another meeting of stockholders as a public company. If OptiCare determines to hold such a meeting, OptiCare will issue a press release regarding the submission of stockholder proposals for such meeting pursuant to applicable law.

Proposal 1.	Adoption and Approval of the OptiCare Merger Agreement, as Amended
      As discussed elsewhere in this joint proxy statement/ prospectus, OptiCare stockholders are being asked to consider and vote on a proposal to approve and adopt the OptiCare merger agreement, as amended, and the OptiCare merger. The OptiCare merger may not be completed, unless a majority of the outstanding shares of OptiCare common and preferred stock entitled to vote at the OptiCare special meeting approve and adopt the OptiCare merger agreement, as amended. Such adoption will also constitute approval of the OptiCare merger.
      Because Palisade, which owns approximately 84% of OptiCare’s outstanding common stock (on a fully diluted basis), has informed us that it intends to vote in favor of all proposals presented at the special meeting, it is expected that the merger agreement, as amended, and the merger will receive the requisite stockholder approval at the special meeting.
      You should read this joint proxy statement/ prospectus carefully in its entirety for more detailed information concerning the OptiCare merger agreement, as amended, and the OptiCare merger. In particular, you are directed to the OptiCare merger agreement and the amendment, which are attached as Annexes A and A.1, respectively, to this joint proxy statement/ prospectus.
The OptiCare board of directors recommends a vote “FOR” OptiCare Proposal 1.

OptiCare Equity Compensation Plan Information
      The following table provides certain aggregate information with respect to all of OptiCare’s equity compensation plans in effect as of December 31, 2005.

Number of securities
remaining available for
future issuance under
equity compensation
	Number of securities to be	Weighted-average	plans (excluding
	issued upon exercise of	exercise price of	securities reflected in
	outstanding options	outstanding options	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	5,338,575	$0.93	2,671,216
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	5,338,575	$0.93	2,671,216

(1)	These plans consist of the 1999 Performance Stock Program, the Amended and Restated 1999 Employee Stock Purchase Plan, the 2000 Professional Employee Stock Purchase Plan and the Amended and Restated 2002 Stock Incentive Plan.

(2)	OptiCare does not have any equity compensation plans that have not been approved by its stockholders.
OptiCare’s Officers and Directors
      The following table sets forth, as of February 2, 2006, OptiCare’s executive officers and directors and their principal occupation and employer:

Dean J. Yimoyines, M.D. Chairman and Interim Chief Executive Officer	Mark S. Newman Director Chairman, President and Chief Executive Officer, DRS Technologies, Inc.
Richard L. Huber Director Chief Executive Officer, Norte Sur	Dennison T. Veru Director Executive Vice President and Co-Investment Officer, Palisade Capital Management, L.L.C.
Clark A. Johnson Director Chairman, PSS World Medical, Inc.	Gordon A. Bishop(1) President, Consumer Vision Division
Melvin Meskin Director Chairman, Refac	Jason M. Harrold President, Managed Vision Division

(1)	Mr. Bishop has notified OptiCare that he will resign effective February 28, 2006. OptiCare has selected David Gaio to succeed Mr. Bishop as the President of the Consumer Vision Division. Mr. Gaio currently serves as an Executive Vice President for the Consumer Vision Division. During 2005, Mr. Gaio was responsible for the day-to-day operations of this division.
Audit Committee of the OptiCare Board of Directors
      Norman S. Drubner resigned as a member of the OptiCare board effective December 31, 2005. Mr. Drubner was an “independent” member of the audit committee of the OptiCare board and no other member of the OptiCare board is “independent” under the listing standards of the American Stock Exchange. In order to maintain compliance with the listing standards of the American Stock Exchange, the OptiCare board has (i) determined that it is in the best interests of OptiCare and its stockholders to appoint Melvin Meskin to fill the vacancy on the audit committee of the OptiCare board created by the resignation of Mr. Drubner and (ii) appointed Mr. Meskin to the audit committee of the OptiCare board. Mr. Meskin was a consultant to OptiCare through 2004 and, therefore, is not an “independent” director under the applicable listing standards of the American Stock Exchange, but he may serve on the audit committee of the OptiCare board for up to two years pursuant to a limited exception from the American Stock Exchange’s requirement that all members of a listed company’s audit committee be “independent.”
Security Ownership of Certain of OptiCare’s Beneficial Owners and Management
      The following table sets forth, as of February 2, 2006, certain information regarding the beneficial ownership of the outstanding voting stock by: (i) each person who is known by OptiCare to own 5% or more of any class of OptiCare’s voting stock (the holdings of certain unrelated entities listed below are based on shareholdings disclosed in their public filings), (ii) each of OptiCare’s current directors, (iii) each named executive officer and (iv) all of OptiCare’s executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708.

	OptiCare Common		Refac Common Stock
	Stock Beneficially		Beneficially Owned
	Owned as of		After the
	February 2, 2006		OptiCare Merger(2)

Name of Beneficial Owner(1)	Number	Percent	Number	Percent

Palisade Concentrated Equity Partnership, L.P.(3)	95,922,652	84.2%	15,804,896	87.7%
Dean J. Yimoyines, M.D., Chairman and Interim Chief	8,784,334	7.6%	356,001	2.0%
Executive Officer(4)
Vincent S. Miceli, Corporate Controller and Chief Accounting Officer(5)	5,000	*	236	*
Gordon A. Bishop, President, Consumer Vision Division(6)	203,000	*	9,582	*
William A. Blaskiewicz, former Vice President and Chief Financial Officer(7)	284,287	*	13,418	*
Norman S. Drubner, Esq., former Director(8)	644,489	*	30,420	*
Jason M. Harrold, President, Managed Vision Division(9)	237,729	*	11,221	*
Dennison T. Veru, Director(10)	95,922,652	84.2%	15,804,896	87.7%
Richard L. Huber, Director(11)	320,000	*	15,104	*
Clark A. Johnson, Director(12)	306,000	*	36,443	*
Melvin Meskin, Director(13)	260,000	*	52,272	*
Mark S. Newman, Director(14)	290,000	*	27,022	*
Christopher J. Walls, Esq., former Chief Executive Officer, President and General Counsel(15)	815,000	*	38,468	*
All executive officers and directors as a group — 12 persons	108,072,491	91.6%	16,286,341	90.3%

*	Less than 1%

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group. The percentage of outstanding OptiCare common stock set forth opposite the name of each stockholder has been determined in accordance with Securities and Exchange Commission Rule 13d-3(d)(1), without regard to OptiCare common stock acquirable within 60 days hereafter under options, warrants, and convertible securities beneficially owned by persons other than such stockholder, but includes shares of OptiCare common stock issuable upon conversion of all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Each share of Series B Preferred Stock entitles the holder to one vote for each of the ten shares of OptiCare common stock into which it is convertible. Each share of Series C Preferred Stock entitles the holder to one vote for each 50 shares of OptiCare common stock into which it is convertible. Each share of Series D Preferred Stock entitles the holder to one vote for each 40 shares of OptiCare common stock into which it is convertible.

(2)	The number of shares of Refac common stock includes shares owned prior to and issued as a result of both the OptiCare and U.S. Vision mergers. The number of shares of Refac common stock issued as a result of the OptiCare merger is calculated taking into effect only the vested portion of options and warrants whether or not such options or warrants are in-the-money.

(3)	OptiCare common stock beneficially owned by Palisade Concentrated Equity Partnership, L.P., or Palisade, consists of 19,375,000 shares of OptiCare common stock presently issued and outstanding; 46,283,852 shares of OptiCare common stock issuable upon conversion of Series B Preferred Stock; 20,162,800 shares of OptiCare common stock issuable upon conversion of Series C Preferred Stock; and 10,101,000 shares of OptiCare common stock issuable upon conversion of Series D Preferred Stock. Palisade ownership represents approximately 84% of the voting stock. The number of shares of Refac common stock beneficially owned by Palisade after the OptiCare merger (a) includes 6,306,387 shares of Refac common stock and 13,902,439 shares of U.S. Vision common stock beneficially owned by Palisade before the OptiCare merger and (b) is calculated based on the Series B Preferred Stock ceasing to increase in liquidation value as of June 30, 2005, per the OptiCare merger agreement. The address of Palisade is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

(4)	Includes 180,000 shares of OptiCare common stock and 1,748,950 shares of OptiCare common stock issuable upon the exercise of outstanding options owned by Dr. Yimoyines. Also includes the following securities held by Linda Yimoyines, wife of Dr. Yimoyines: 374,925 shares of OptiCare common stock; 5,211,639 shares of OptiCare common stock issuable upon conversion of Series B Preferred Stock; 145,100 shares of OptiCare common stock issuable upon conversion of Series C Preferred Stock; and 1,123,720 shares of OptiCare common stock issuable upon conversion of Series D Preferred Stock. Dr. Yimoyines disclaims beneficial ownership of securities held by his wife. Dr. Yimoyines ownership represents approximately 0.2% of the voting stock and Ms. Yimoyines ownership represents approximately 6.0% of the voting stock. The number of shares of Refac common stock beneficially owned by Dr. Yimoyines after the OptiCare merger is calculated based on the Series B Preferred Stock ceasing to increase in liquidation value as of June 30, 2005, per the OptiCare merger agreement. Dr. Yimoyines was appointed Interim Chief Executive Officer of OptiCare effective December 5, 2005.

(5)	Consists of 5,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Miceli.

(6)	Includes 153,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Bishop. On November 11, 2005, OptiCare received the resignation of Mr. Bishop effective February 28, 2006. During 2005, David Gaio was responsible for the day-to-day operations of the Consumer Vision Division.

(7)	Consists of 284,287 shares of OptiCare common stock held by Mr. Blaskiewicz. Mr. Blaskiewicz resigned as OptiCare’s Vice President and Chief Financial Officer effective July 15, 2005.

(8)	Includes 350,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Drubner. On December 22, 2005, OptiCare received the resignation of Mr. Drubner effective December 31, 2005.

(9)	Includes 222,729 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Harrold.

(10)	OptiCare common stock beneficially owned by Mr. Veru consists of 19,375,000 shares of OptiCare common stock owned by Palisade; 46,283,852 shares of OptiCare common stock issuable upon conversion of Series B Preferred Stock owned by Palisade; 20,162,800 shares of OptiCare common stock issuable upon conversion of Series C Preferred Stock owned by Palisade; and 10,101,000 shares of OptiCare common stock issuable upon conversion of Series D Preferred Stock. The number of shares of

Refac common stock beneficially owned by Mr. Veru after the OptiCare merger (a) includes 6,306,387 shares of Refac common stock and 13,902,439 shares of U.S. Vision common stock beneficially owned by Mr. Veru before the OptiCare merger and (b) is calculated based on the Series B Preferred Stock ceasing to increase in liquidation value as of June 30, 2005, per the OptiCare merger agreement. Mr. Veru is a managing director of Palisade Capital Management, LLC, an affiliate of Palisade.

(11)	Consists of 320,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Huber.

(12)	Includes 80,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Johnson. The number of shares of Refac common stock beneficially owned by Mr. Johnson after the OptiCare merger includes 22,000 shares of Refac common stock beneficially owned by Mr. Johnson before the OptiCare merger.

(13)	Includes 110,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Meskin. The number of shares of Refac common stock beneficially owned by Mr. Meskin after the OptiCare merger includes 40,000 shares of Refac common stock beneficially owned by Mr. Meskin before the OptiCare merger.

(14)	Consists of 290,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Newman. The number of shares of Refac common stock beneficially owned by Mr. Newman after the OptiCare merger includes 13,334 shares of Refac common stock beneficially owned by Mr. Newman before the OptiCare merger.

(15)	Consists of 70,000 shares of OptiCare common stock and 745,000 shares of OptiCare common stock issuable upon the exercise of outstanding options held by Mr. Walls. Mr. Walls resigned by mutual agreement with the OptiCare board of directors as OptiCare’s Chief Executive Officer, President and General Counsel effective December 5, 2005.

OptiCare’s Independent Public Accountants
      Deloitte & Touche LLP (“Deloitte & Touche”) served as the independent registered public accountants for OptiCare for the fiscal year ended December 31, 2004. A representative of Deloitte & Touche will be present at the meeting and will have the opportunity to make a statement, if such representative desires to do so, and is expected to be available to respond to appropriate questions.

REFAC BUSINESS
General
      Refac was incorporated in the State of Delaware in 1952. For most of its history, Refac was engaged in intellectual property licensing activities. During the period from 1997 to 2002, it was also engaged in the business of product development and graphic design and had invested these creative resources, together with its licensing skills, in certain product development ventures. On March 22, 2002, Refac announced plans to reposition itself for sale or liquidation and by the end of 2002, it had disposed of all of its operating segments with the exception of its licensing business and it had limited the operations of that segment to managing certain existing license agreements and related contracts.
      On February 28, 2003, Refac completed a merger with a wholly-owned subsidiary of Palisade. The combined company continued under the name Refac and its common stock trades on the American Stock Exchange under the ticker symbol “REF”. After the merger with Palisade, Palisade owned approximately 80% of the combined company’s outstanding common stock. On March 28, 2003, Refac entered into a stock purchase agreement with Palisade, which closed on May 19, 2003. Under the terms of the stock purchase agreement, Palisade acquired an additional 3,469,387 new shares of Refac’s common stock, at a price of $4.90 per share, or an aggregate price of approximately $17 million. As a result, Palisade owns approximately 91% of Refac’s outstanding common stock. Palisade intends to use Refac as a vehicle for making acquisitions and the purpose of the stock purchase transaction was to provide Refac with additional capital for making these acquisitions.
      From January 27, 2004 to March 21, 2005, Refac focused its acquisition efforts on opportunities in the asset management sector of the financial services industry. On March 21, 2005, the Refac’s board of directors decided to broaden the scope of the acquisition search to include other industries and, on April 8, 2005, Refac announced that it had entered into acquisition discussions with two affiliated companies, U.S. Vision and OptiCare.
Financial Information About Segments
      In furtherance of its plan to reposition itself for sale or liquidation, Refac sold its Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002. As a result, information regarding segments is not presented.
Intellectual Property Licensing
      Since 1952, Refac has been performing patent and technology licensing, which includes the negotiation and administration of licenses and joint ventures involving patents, know-how and related trademarks. Refac has not undertaken any new technology licensing projects during its last six fiscal years, during which time it focused on managing established licensing relationships. In August 2002, Refac sold its Heli-Coil and Dodge licensing rights and Gough licensing property. Since then, Refac has limited its licensing activities to managing its remaining license agreements and related contracts.
      Refac’s contract with Patlex Corporation (“Patlex”) accounted for approximately 76% of its total revenues from continuing operations in 2004. Its income under this contract is based upon revenues derived by Patlex from the licensing of two laser patents, the most significant of which (U.S. Patent No. 4,704,583) expired in November 2004. The remaining patent (U.S. Patent No. 4,746,201) expired in May 2005. As a result of the expirations of these patents and based upon conversations with the management of Patlex, Refac estimates that the Patlex income will be significantly lower in 2005 as compared to 2004 and is not expected to continue in 2006.
      Refac does not believe that the loss or termination of any contract it has with its clients or licensees would have a material adverse effect on its business.

Patents and Trademarks
      Refac does not own any patents or trademarks that it deems important to its patent and technology licensing business.
Employees
      As of February 2, 2006, Refac had a total of five full-time employees.
Financial Information About Foreign and Domestic Operations
      Refac’s current licensing business is conducted entirely in the United States. Information concerning the aggregate of Refac’s foreign source revenues from domestic operations for the three years ended December 31, 2004 is set forth in Note 9 of the Notes to Refac’s Consolidated Financial Statements, included herein (see page F-19).
Properties
      Refac occupies approximately 4,800 square feet at One Bridge Plaza, Fort Lee, New Jersey 07024 under a lease which expires on June 30, 2009.
      Refac also leases approximately 26,000 gross rentable square feet at The Hudson River Pier, 115 River Road, Edgewater, New Jersey 07020 under a sublease which expires on November 15, 2009. These premises had previously been used by Refac for its corporate headquarters and the creative studios for its product development and graphic design business segments, which were sold in 2002. As of the date of this joint proxy statement/ prospectus, approximately 15,500 and 9,200 gross rentable square feet have been subleased through October 31, 2009 and November 14, 2009, respectively. On November 28, 2005, one of the subtenants commenced an action against Refac alleging that Refac had represented that the leased unit consisted of approximately 9,574 gross rentable square feet whereas it only actually has 6,833 square feet. The complaint asks for damages, a return of the security deposit and rescission of the sublease. Refac believes that the subtenant’s claims are without merit and has counterclaimed for $705,000, the balance of the rent due under the sublease, plus other compensatory damages.

Refac’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Results of Continuing Operations — Year Ended December 31, 2004
      Revenues from continuing operations for 2004 were $1,779,000 as compared to $1,804,000 for the same period in 2003. Revenues from licensing-related activities decreased by $165,000 during 2004, mostly related to the termination of Refac’s agreement with OXO International (“OXO”) (see Note 15C to Refac’s Condensed Financial Statements in the Index to Financial Statements), offset by an increase in revenues from its agreement with Patlex Corporation (“Patlex”). OXO accounted for $360,000 of Refac’s licensing-related revenue during 2003. Offsetting the decline in licensing-related revenues were revenues from related party consulting which increased by $140,000.
      Revenues from continuing operations for 2003 were $1,804,000 as compared to $6,415,000 for the same period in 2002. The $4,611,000 revenue decrease was due primarily to the fact that Refac had a $4,374,000 non-recurring gain in 2002 from the sale of its Heli-Coil, Dodge and Gough licensing properties. In addition, Refac’s recurring license fees decreased by $267,000 in 2003 as compared to 2002, which decline was partially offset by consulting income of $30,000.
      Revenues from continuing operations are summarized as follows:

	For the Years Ended
	December 31,

Description	2004	2003	2002

Revenues from licensing-related activities	90%	98%	32%
Gains on sale of licensing rights	—	—	68%
Consulting income	10%	2%	—
Total	100%	100%	100%
      Refac’s income from its contract with Patlex is variable and is based upon revenues derived by Patlex from the licensing of two laser patents. The larger revenue producing of the two patents licensed by Patlex Corporation is the Gas Discharge Laser Patent (U.S. Patent No. 4,704,583), which expired on November 3, 2004. The other patent is the Brewster’s Angle Patent (U.S. Patent No. 4,746,201) which expires on May 24, 2005. As a result of the expiration of the Gas Discharge Patent and the subsequent expiration of the Brewster’s Angle Patent on May 24, 2005, the Patlex income will be significantly lower in 2005 as compared to 2004. Other license agreements are expected to provide gross revenues of approximately $220,000 in 2005, after which such gross revenues will decrease significantly.
      Expenses from licensing-related activities consist principally of amounts paid to licensors at contractually-stipulated percentages of Refac’s specific patent and product revenues and, in addition, include expenses related to the administration of licensing relationships and contracts. These expenses increased by $5,000 in 2004 as compared to 2003 and decreased by $154,000 in 2003 as compared to 2002. As a percentage of licensing revenues, these expenses were 8%, 7% and 13% in 2004, 2003 and 2002, respectively. The decreases in expenses in 2003 as compared to 2002 is principally due to the absence of license fees paid to the licensor of the Heli-Coil and Dodge licensing rights after such properties were sold in 2002 as well as a decrease in licensing-related salaries and benefits as Refac focused on managing existing relationships.
      Selling, General and Administrative (“SG&A”) Expenses — These expenses decreased by $1,610,000 in 2004 as compared to 2003. This reduction is primarily the result of the absence in 2004 of certain non-recurring expenses that were incurred in 2003, such as merger-related costs of $484,000 and accelerated depreciation of leasehold improvements associated with a reduction of Refac’s leased premises in Edgewater, New Jersey of $273,000, and decreases in management incentive compensation of $1,136,000 and professional fees of $208,000 offset by the amortization of $350,000 in executive search firm retainer fees and amounts payable under the Retirement Agreement with Refac’s founder and former chief executive officer of $100,000. SG&A expenses increased by $1,850,000 in the year ended December 31, 2003 as compared to 2002. The increase was primarily due to an increase of management incentive compensation of $1,428,000, accelerated depreciation of leasehold improvements that are no longer in use of $273,000 offset by a decrease in non-recurring expenses associated with the repositioning of Refac of $420,000. The balance of the increase ($568,000) was principally attributable to the fact that Refac allocated a portion of its general and administrative expenses to discontinued operations in 2002.
      Dividends, Interest and Other Income — Dividend and interest income for 2004 was $477,000 as compared to $323,000 for the same period in 2003. Dividend and interest income increased by $154,000 during 2004, mostly related to rising interest rates. Additionally, in 2004, Refac had $105,000 in other income which consisted of income from a settlement with one of its subtenants, (see Note 15D to Refac’s Condensed Financial Statements in the Index to Financial Statements) offset by an estimated loss on its leasehold in Edgewater, New Jersey (see Note 5A to Refac’s Condensed Financial Statements in the Index to Financial Statements).
      Dividend and interest income for 2003 was $323,000 as compared to $147,000 for the same period in 2002. The $176,000 increase was due primarily to the additional cash available for investing from the realization of income tax refunds due to Refac and Palisade’s investment of approximately $17 million in Refac in May 2003.
      Income Taxes — In 2004, Refac had a loss before taxes from continuing operations of $369,000 and a net tax benefit of $130,000 or approximately 35% of such loss. The effective income tax rate on continuing operations in 2004 differs from the federal statutory rate of 34% principally due to the dividend received exclusion. In 2003 and 2002, the effective tax rate on continuing operations was 31% and 36%, respectively. The effective tax rate for 2003 was affected by expenses, principally merger related, that were expensed for financial reporting purposes but are not deductible for income tax purposes.
      During 2004, Refac received a federal income tax refund of $579,000 resulting from carrying back a net operating loss incurred in 2003. During 2003, Refac received federal income tax refunds of $4,254,000 resulting from carrying back a net capital loss incurred in 2002 with respect to its sale of Refac International, Ltd. (“RIL”) and its 2002 net operating loss. Even though Refac has received these tax refund payments, it remains subject to Internal Revenue Service (“IRS”) audit with respect thereto and, should there be an assessment for any amounts determined to have been erroneously refunded, interest would be payable on the amount assessed. Currently, in accordance with a requirement to examine refund claims over $2,000,000, the IRS is reviewing Refac’s tax refunds received in 2003. While the IRS has advised Refac that its review does not constitute an audit, it can change the scope of its review at any time and can initiate an examination on all open tax years. In connection with the pending review and the outcome of any audit that IRS may initiate, Refac has established a reserve of approximately $275,000 as of December 31, 2004. While Refac believes that this reserve is adequate, since the IRS has not completed its review and the statute of limitations has not passed, no assurances can be given as to the sufficiency of this reserve.
      Refac’s income tax receivable of $23,000 as of December 31, 2004 is based upon its ability to carry back its 2001 foreign tax credit for federal income tax purposes to a prior tax year.
      As of December 31, 2004, Refac had deferred tax assets relating to the State of New Jersey aggregating $287,000 of which $168,000 is attributable to New Jersey net operating loss carryforwards of $953,000 and $1,882,000 in 2004 and 2003, respectively, which can be applied against any New Jersey taxable income Refac might earn during the seven year period after the year in which such carryforward was recognized for tax purposes. Refac cannot determine whether it will generate any New Jersey taxable income. Due to such uncertainty, Refac has estimated that none of its New Jersey related deferred taxes assets will be realized and has established a full valuation allowance. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
      As of December 31, 2004, Refac had federal deferred tax assets aggregating $1,027,000 of which $312,000 is attributable to federal net operating loss carryforwards of $912,000 and $5,000 in 2004 and 2003, respectively, which can be used during the twenty year period after the year in which such carryforward was recognized for tax purposes. No valuation allowance has been taken for Refac’s federal deferred tax assets. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.

      Inflation — Refac’s income from licensing operations has not in the past been materially affected by inflation due to the variable nature of the majority of the payments received. Income from current licensing activities is derived from domestic sources only.
      Results of Discontinued Operations — In furtherance of its plan to reposition itself for sale or liquidation, Refac sold its Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002. Income from discontinued operations in 2003 and 2004 were principally attributable to the receipt of variable purchase price payments in connection with the sale of Refac’s Product Design Group.
      Subsequent Event — In the first quarter of 2005, Refac received $1,500,000 from the former president of its trademark licensing subsidiary as its interest in a litigation brought by a former client against Taco Bell. (See Note 10 to the Notes to Refac’s Condensed Financial Statements in the Index to Financial Statements.)
Results of Continuing Operations — Nine Months Ended September 30, 2005
      Revenues from continuing operations for the three months ended September 30, 2005 were $326,000, as compared to revenues of $519,000 for the same period in 2004. Revenues from licensing-related activities decreased by $148,000 in the second quarter of 2005 primarily due to a $147,000 decline in revenues received from Patlex. Contributing to the decline in revenues from continuing operations was a decrease in related party consulting income of $45,000.
      Revenues from continuing operations for the nine months ended September 30, 2005 were $2,354,000 as compared to revenues of $1,413,000 for the same period in 2004. Revenues from licensing-related activities increased by $1,021,000, in the nine month period ended September 30, 2005, primarily due to the non-recurring settlement payment of $1,500,000 relating to a lawsuit brought by a former client of Refac Licensing, Inc. (“RL”) against Taco Bell Corp. offset by a $477,000 decline in revenues relating to Refac’s agreement with Patlex. Offsetting the increase in licensing-related revenues was a decline in revenues from related party consulting services of $80,000.
      Revenues from continuing operations for the three and nine months are summarized as follows:

	For the		For the
	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

Description	2005	2004	2005	2004

Licensing-related activities	98%	90%	97%	90%
Related party consulting services	2%	10%	3%	10%
Total	100%	100%	100%	100%
      Refac’s income from its contract with Patlex is variable and is based upon revenues derived by Patlex from the licensing of two laser patents. The larger revenue producing of the two patents licensed by Patlex Corporation is the Gas Discharge Laser Patent (U.S. Patent No. 4,704,583), which expired on November 3, 2004. The other patent is the Brewster’s Angle Patent (U.S. Patent No. 4,746,201) which expired on May 24, 2005. As a result of the patent expirations, the Patlex income will be significantly lower in 2005 as compared to 2004 and is not expected to continue after the three months ended September 30, 2005. Other license agreements are expected to provide gross revenues of approximately $56,000 during the fourth quarter of 2005, after which such gross revenues will decrease significantly.
      Expenses from the licensing of intellectual property rights consist principally of amounts paid to licensors at contractually stipulated percentages of Refac’s related licensing revenues and, expenses related to the administration of the license rights and related licenses. As a percentage of licensing revenues, these expenses were 4% and 7% for the nine months ended September 30, 2005 and 2004, respectively. During the three month periods ended September 30, 2005 and 2004 these expenses were 9% and 7% of licensing revenues, respectively.
      General and administrative expenses were $659,000 higher in the third quarter of 2005 as compared to 2004. This increase is primarily due to costs incurred in connection with the possible acquisition of two affiliated companies of $322,000, an increase in salaries of $137,000, an increase in consulting fees of $75,000 and a decline in subleasing income, resulting in increased rental expense of $82,000. Such increases were partially offset by a decrease in management incentive compensation of $34,000.
      General and administrative expenses increased by $1,038,000 in the nine month period ended September 30, 2005 as compared to the previous year. This increase is primarily due to merger-related costs of $792,000, an increase in salaries of $168,000, an increase in professional fees of $53,000, an increase in consulting fees of $79,000 and a decline in subleasing income, resulting in increased rental expense of $254,000. Such increases were partially offset by decreases in management incentive compensation of $150,000 and recruitment fee expenses of $253,000.
      Dividend and interest income increased by $186,000 and $442,000, respectively, for the three and nine month periods ended September 30, 2005 as compared to the previous year primarily as a result of increased interest rates.
      Other expenses increased by $74,000 for three month period ended September 30, 2005 as compared to the previous year due to an increase in the estimated loss on Refac’s leasehold in Edgewater, New Jersey. Other expenses increased by $179,000 for the nine month period ended September 30, 2005 as compared to the previous year due to an increase in the estimated loss on Refac’s leasehold in Edgewater, New Jersey.
      Income Taxes — At the end of each interim reporting period, Refac makes an estimate of the effective income tax rate expected to be applicable for the full year. This estimate is used in providing for income taxes on a year-to-date basis and may change in subsequent interim periods. Income taxes have been included in the accompanying financial statements for the nine months ended September 30, 2005 on the basis of an estimated annual tax of 644% of the net income before taxes. The tax rate differs from the 34% statutory federal corporate income tax rate primarily as a result of merger related expenses that were deducted for financial reporting purposes but are not deductible for federal income tax purposes offset by the balance in a reserve that had been established in a prior period with respect to a tax examination that was concluded in June 2005. For the nine months ended September 30, 2004, Refac had a tax benefit of 36% of its loss before taxes from continuing operations.
      During 2004, Refac received a federal income tax refund of $579,000 resulting from carrying back a net operating loss incurred in 2003. During 2003, Refac received federal income tax refunds of $4,254,000 resulting from carrying back a net capital loss incurred in 2002 with respect to its sale of RIL and its 2002 net operating loss. In accordance with a requirement to examine refund claims over $2,000,000, the IRS reviewed Refac’s tax returns for tax years 1997 through 2003. This examination was concluded in June 2005 with Refac and IRS agreeing to a $121,000 reduction in the refund claim, which together with interest, Refac has paid. After taking into account this agreement, Refac had an excess of $43,000 in its reserve for the examination which it credited to tax expense as of June 30, 2005. While Refac believes this matter is now closed, these tax refund payments do remain subject to IRS audit until the statute of limitations has passed.
      As of September 30, 2005, Refac had deferred tax assets relating to the State of New Jersey aggregating $218,000 of which $147,000 is attributable to New Jersey net operating loss carryforwards which can be applied against any New Jersey taxable income Refac might earn during the seven year period after the year in which such carryforward was recognized for tax purposes. Due to the uncertainty surrounding the timing and amounts of future New Jersey taxable income, Refac has estimated that none of its New Jersey related deferred taxes assets will be realized and has established a full valuation allowance. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
      As of September 30, 2005, Refac had federal deferred tax assets aggregating $698,000. No valuation allowance has been taken for Refac’s federal deferred tax assets. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
      Results of Discontinued Operations — In furtherance of its 2002 plan to reposition itself for sale or liquidation, Refac sold its Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002. Income from discontinued operations in 2004 was principally attributable to the receipt of variable purchase price payments in connection with the sale of Refac’s Product Design Group.

Liquidity and Capital Resources
      The following table sets forth Refac’s cash and cash equivalents, available for sale securities and investments being held to maturity (exclusive of the restricted investments being held to maturity discussed below) as of September 30, 2005 and December 31, 2004:

	September 30,	December 31,
Description	2005	2004

Cash and cash equivalents	1,089,000	$457,000
Available for sale securities	—	1,000,000
Investments being held to maturity	28,875,000	29,342,000

Total	29,964,000	$30,799,000

      Operating activities used $270,000 of cash during the nine months ended September 30, 2005. The principal use of net cash flows from operating activities during such period were merger related expenses ($791,000) and the payment of management incentive compensation ($818,000), offset by the receipt of a $1,500,000 settlement payment relating to a lawsuit brought by a former client of RL against Taco Bell Corp.
      Investing activities provided $704,000 of cash during the nine months ended September 30, 2005 principally from the redemption of investments being held to maturity, offset by the issuance of a $1,000,000 unsecured loan to OptiCare.
      Financing activities provided $198,000 from the exercise of stock options and the sale of common stock in a private placement, partially offset by the stockholders exercising their Payment Rights (see below).
      Refac believes its liquidity position is adequate to meet all of its current operating needs and existing obligations. However, Refac cannot predict what acquisition or business development opportunities will become available to it and the amount of capital resources that may be required to take advantage of any such opportunities. Refac does not have any long-term debt and has not established any acquisition-related lines of credit.
      As of September 30, 2005, Refac’s portfolio of investments being held to maturity consists of U.S. Treasury Notes bought with an original maturity of six months or less. The portfolio is invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in support of Refac’s acquisition plans.
      Pursuant to Refac’s merger agreement, dated as of August 19, 2002, as amended, with Palisade (the “Palisade Merger Agreement”, and the Palisade merger, it has restricted $5,260,000 of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement). As of September 30, 2005 a total of 16,330 shares have been redeemed for a total amount of $135,000. As of September 30, 2005, this amount is being shown as a short-term asset on the balance sheet as the exercise period, as extended by Refac, for the Payment Right (as defined in the Palisade Merger Agreement) is until September 30, 2006. This right to sell the shares is non-transferable and is limited to stockholders who held their shares continuously from the date of the Palisade merger through August 8, 2005, the date that the LDA (defined below) calculation was finalized. Since Refac does not have direct access to stockholder trading information, Refac has not reduced the Contingent Fund based upon a trading estimate. The Contingent Fund will be adjusted if Refac becomes aware of any actual sales of common stock issued in connection with the merger. The final calculation of the Payment Right has been made and finalized at $8.29 per share. As of November 11, 2005, the closing price of Refac’s common stock was $8.25 per share. Any Contingent Fund amounts that are related to Payment Rights that are not properly exercised on or before September 30, 2006 will become unrestricted.
      Refac has commitments under leases covering its facilities (see Note 13 to Refac’s Condensed Financial Statements in the Index to Financial Statements) and under a 1996 Retirement Agreement with its founder and former chief executive officer, which provides an annuity of $100,000 per annum during his life as well as medical and health benefits for him and his spouse during their lives. Provision was made for amounts payable under the Retirement Agreement in Refac’s 1996 financial statements based upon his then life expectancy. As of December 31, 2003, such liability was fully amortized. Starting in 2004, such amounts payable are being expensed.
      The following table represents Refac’s future material, long-term contractual obligations as of September 30, 2005:

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	One Year	1 - 3 Years	3 - 5 Years	5 Years

Operating Lease Obligations	$2,557,000	$610,000	$1,265,000	$682,000	—
Purchase Obligations(1)	$67,000	$67,000	—	—	—
Management Incentive Compensation(2)	$421,000	$421,000	—	—	—

(1)	See Note 10 to the Notes to Unaudited Interim Condensed Financial Statements of Refac.

(2)	See Note 9 to the Notes to Unaudited Interim Condensed Financial Statements of Refac.
      The obligation table above does not reflect income from sublease agreements.
      The following table sets forth Refac’s cash and cash equivalents, available for sale securities and investments being held to maturity (exclusive of the restricted investments being held to maturity discussed below) for 2004, 2003 and 2002:

Description	2004	2003	2002

Cash and cash equivalents	$457,000	$799,000	$3,330,000
Available for sale securities	1,000,000	1,000,000	—
Investments being held to maturity	29,342,000	28,682,000	11,714,000

Total	$30,799,000	$30,481,000	$15,044,000

      The principal source of net cash flows from operating activities for the years ended December 31, 2004 and 2003 was the realization of income tax refunds due to Refac.
      Net cash from financing activities was primarily from Palisade’s investment of approximately $17 million in Refac in May 2003.
      The cash proceeds from operations and financing activities were invested in held to maturity securities and available for sale securities.
Contractual Obligations
      Refac has commitments under leases covering its facilities (see Notes to the Consolidated Financial Statements) and under a 1996 retirement agreement with its founder and former chief executive officer, which provides an annuity of $100,000 per annum during his life as well as medical and health benefits for him and his spouse during their lives. Provision was made for amounts payable under the retirement agreement in Refac’s 1996 financial statements based upon his then life expectancy. As of December 31, 2003, such liability was fully amortized. Starting in 2004, such amounts payable have been expensed.

      The following table represents Refac’s future material, long-term contractual obligations as of December 31, 2004:

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	One Year	1 - 3 Years	3 - 5 Years	5 Years

	(In thousands)
Operating lease Obligations	$2,946,000	592,000	1,222,000	1,132,000	—
Management Incentive Compensation (see Note 5B)	$1,239,000	1,239,000	—	—	—
      The obligation table above does not reflect income from sublease agreements.
Critical Accounting Policies
      As a result of the terms of the Palisade Merger, a projection of Refac’s projected “Liquid Distributable Assets” (as defined in the Palisade Merger Agreement and referred to herein as “LDA”) has been required for the calculation of the Payment Right, and the related Contingent Fund and temporary equity account as well as the management incentive compensation accrual. The calculation of the final LDA has been completed and the related Payment Right, Contingent Fund and management incentive compensation accrual have been updated to reflect the final calculation.
New Accounting Pronouncements
      In May 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of Accounting Principles Board Opinion (“APB”) No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“FAS 154”). FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. FAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of FAS 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of FAS 154 is not expected to have a material impact on Refac’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123(R) — Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”), and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the fair value of the instruments issued. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.
      SFAS No. 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of SFAS 123(R). The second method is the modified retrospective application, which requires that Refac restates prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The new standard will be effective for Refac as of the fiscal year ended December 31, 2006. Refac is still evaluating the impact the adoption of this standard will have on its financial statements.
Quantitative and Qualitative Disclosures About Market Risk
      As of September 30, 2005, Refac had investments held to maturity including restricted investments held to maturity of $32,855,000 primarily consisting of U.S. treasury bills with original maturities at the date of purchase of six months or less. These highly liquid investments are subject to interest rate and interest income risk and will decrease in value if market interest rates increase. Because Refac has the positive intent and ability to hold these investments until maturity, it does not expect any decline in value of its investments caused by market interest rate changes. Declines in interest rates over time will, however, reduce Refac’s interest income. Refac has no derivative instruments, debt, or foreign operations. It does not use derivative financial instruments in its investment portfolio.

OPTICARE BUSINESS
      OptiCare is a corporation formed under the laws of the State of Delaware in 1994. OptiCare is headquartered in Waterbury, Connecticut and, as of February 2, 2006, OptiCare and its professional affiliate had approximately 332 employees.
General
      OptiCare is an integrated eye care services company focused on providing managed vision and professional eye care products and services. On September 10, 2004, OptiCare sold its technology operation, CC Systems, Inc. and on January 12, 2005 it sold its distribution division which was comprised of Wise Optical and the Buying Group. The effective date of the distribution division sale was December 31, 2004. As a result of the sales, OptiCare now operates in two distinct segments of the eye care market which, together, cover a substantial portion of this market:

•	The Managed Vision Division contracts with insurers, employer groups, managed care plans, HMOs and other third-party payers to manage claims payment and other administrative services of eye health benefits for contracting parties in fifteen states and to provide insurance coverage relating to certain eye care products and services. On January 31, 2006, OptiCare’s board of directors approved a plan to sell OptiCare’s managed vision business. Also on that date, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent regarding the sale. OptiCare expects to complete the sale of its managed vision business by April 30, 2006.

•	The Consumer Vision Division sells retail optical products to consumers and owns and/or operates integrated eye health centers, professional optometric practices and surgical facilities in Connecticut. OptiCare also owns a manufacturing laboratory in Connecticut, in which prescription eyeglasses are fabricated and supplied to all of OptiCare’s Connecticut locations. Additionally, OptiCare’s lab manufacturing services are integrated into some of its Managed Vision programs that are administered in Connecticut.
Recent Developments

New Capital Structure
      On January 12, 2005, OptiCare (including certain of its subsidiaries) closed a series of transactions which resulted in a major restructuring of its debt, equity and voting capital stock. Taken together, these transactions lowered OptiCare’s long-term debt and accounts payable by approximately $6.1 million and $1.5 million, respectively, and increased its equity by approximately $4.4 million.
      The transactions included, among other things, the following:

•	Palisade, OptiCare’s majority stockholder, purchased, for approximately $4.0 million in cash, 252,525 shares of OptiCare’s Series D Preferred Stock, par value $0.001 per share, which are convertible into 10,101,000 shares of OptiCare common stock and Linda Yimoyines, the spouse of OptiCare’s Chairman and Interim Chief Executive Officer, purchased for approximately $445,000 in cash, 28,093 shares of OptiCare’s Series D Preferred Stock which are convertible into 1,123,720 shares of OptiCare common stock. Each holder of OptiCare’s Series D Preferred Stock is entitled to vote, on an as converted basis, on all matters with the holders of common stock and receive dividends equally and ratably with the holders of common stock in an amount equal to the dividends such holder would receive if it had converted its OptiCare Series D Preferred Stock into common stock on the date the dividends are declared.

•	OptiCare Acquisition Corp., OptiCare’s wholly-owned subsidiary, entered into an Asset Purchase Agreement with Wise Optical, LLC and AECC/ Pearlman Buying Group, LLC, both entities formed by Dean J. Yimoyines, M.D., OptiCare’s Interim Chief Executive Officer, and the current President and Chief Executive Officer of OptiCare’s medical affiliate, OptiCare P.C., and a current chairman of the OptiCare board of directors, pursuant to which OptiCare sold, effective as of December 31, 2004, substantially all of the assets and certain liabilities of the distribution division, which consisted of the contact lens distributor, Wise Optical, and the Optical Buying Group, for an aggregate purchase price of $4,150,000, less a working capital adjustment of $575,000 and closing costs and other direct costs of $349,000.

•	OptiCare, together with certain of its subsidiaries, entered into the Third Amendment to the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement with CapitalSource, OptiCare’s senior lender. The Loan Amendment amends the terms of the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of March 29, 2004, as amended by the Waiver and First Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 16, 2004, and the Second Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 27, 2004, to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3,000,000) to ($6,500,000). Without this Amendment, OptiCare would have been in violation of the tangible net worth covenant at December 31, 2004. Under the revolving credit, term loan and security agreement, as amended; OptiCare must maintain a tangible net worth of at least ($3,000,000) after February 1, 2005.

The Eye Care Industry

Overview
      The eye care market includes both eye care services (including the systems and equipment for delivering such services) and optical products.
      In the eye care services sector, eye health professionals, including ophthalmologists and optometrists, provide diagnostic eye examinations and treatment interventions to address complex eye and vision conditions, including disease and/or lack of functionality of the eyes. The most common conditions addressed by eye care professionals are nearsightedness, farsightedness and astigmatism. These eye and vision conditions are treated with surgical intervention (notably, laser surgery), prescription glasses, contact lenses or some combination of these treatments.
      The optical products sector of the eye care market consists of the manufacture, distribution and sale of corrective lenses, eyeglasses, frames, contact lenses and other related optical products.
      In the U.S., ophthalmologists and optometrists have traditionally delivered eye care services. Optical products are typically dispensed by opticians and eye care professionals. Ophthalmologists are specifically trained physicians who have completed four years of medical school, obtained a medical degree and have received specialty training in ophthalmology. Ophthalmologists are licensed to conduct diagnostic examinations and to perform ophthalmic surgery. Optometrists complete four years of optometry school and are generally licensed to perform routine eye examinations and prescribe corrective optical devices (principally eyeglasses and contact lenses). Optometrists do not perform surgery, but often provide pre- and post-operative care. Many optometrists are also licensed to prescribe topical pharmaceutical products. Opticians measure, fabricate, fit and adjust glasses as requested by patients and as prescribed by doctors. They also perform routine repairs and dispense eyeglasses and contact lenses.
      OptiCare does business in both sectors of this market (i.e., by providing eye care services and selling optical products). OptiCare also does business across both sectors of this market (i.e., by providing managed vision services with respect to both eye care services and optical products).

Eye Care Services and Products
      OptiCare expects the demand for optical products and eye care services to show steady growth. OptiCare believes that the aging of the population, including the baby boom generation, will increase the demand for optical products and eye care services such as the medical and surgical treatment of such common disorders as glaucoma, macular degeneration, diabetic retinopathy and cataracts. For instance, glaucoma affects approximately 3 million people in the U.S. and is projected by industry sources to double by 2030. Approximately 2.7 million cataract surgeries were performed in 2002, and that number is expected to increase to approximately 3.2 million by 2007. Since patients over the age of 65 are most affected by these eye disorders, the Medicare program is the primary payer for treatment, including surgical treatment, of these disorders.

Managed Vision Services
      According to a managed care national statistics publication, national managed care enrollment in 2004 in health maintenance organizations was 68.8 million and in preferred provider organizations it was 109.0 million. Almost all health care insurance plans cover medical/surgical treatment of eye disorders and many also provide vision care benefits, including routine eye exams and optical products.
      OptiCare believes that enrollment in health care insurance plans, which provide coverage of eye care services, will continue to grow. OptiCare expects this trend will be supported by managed care plans offering enhanced vision and eye care benefits in order to more aggressively compete for potential membership.
      Furthermore, vision care coverage is the fastest growing employee benefit. Vision is a low-cost, high perceived value benefit, rated by employees as one of the three most important benefits. According to the Hay Group, a Philadelphia-based consulting firm, in their 2001 Hay Benefits Report, 65% of employers provided some form of vision care coverage, compared to 50% in 1997 and 58% in 1999. Consent to cite this report was neither sought nor obtained.
Description of Business Divisions
      OptiCare’s business operations are managed through two divisions which, together, cover a substantial portion of the eye care market: Managed Vision and Consumer Vision.
Managed Vision Division
      Description. OptiCare’s Managed Vision Division contracts with insurers, employer groups, managed care plans, HMOs and other third-party payers to manage claims payment and administration of eye health benefits for those contracting parties in Connecticut, Colorado, Florida, Georgia, Louisiana, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Wisconsin. The typical range of benefits administered includes well eye exams, prescription optical products and medical and surgical services related to eye care.
      On January 31, 2006, OptiCare’s board of directors approved a plan to sell OptiCare’s managed vision business. Also on that date, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent regarding the sale. OptiCare expects to complete the sale of its managed vision business by April 30, 2006.
      OptiCare leveraged its leadership position in key markets to build a strong provider base of eye care professionals: ophthalmologists, optometrists and opticians. OptiCare verifies and approves the credentials of these providers, as required, ensuring they meet plan and regulatory standards. OptiCare educates these providers concerning the plan benefits which it administers and then streamlines the authorization and claims payment process. OptiCare believes that its managed vision services provide significant value to third-party payers by delivering high quality managed eye care benefits to plan members and comprehensive, cost-effective administrative services to the third-party payers.
      OptiCare believes that it is well positioned to compete for all types of eye care contracts because of its managed care expertise, sophisticated information systems, third party provider relationships and operating history.
      Strategy. Recognizing the significant growth potential of this market segment, OptiCare is:

•	Positioning itself to contract for business directly with employer groups and other associations, thereby reaching another sector of the third-party payer market and broadening the base of its revenue stream;

•	Increasing its membership lives, which will enable it to offer cost advantages by directing volume to targeted markets, thereby increasing the value of its services to the practitioners who contract with it; and

•	Offering non-insurance related products, including Administrative Services Only (“ASO”) and Internal Revenue Code (“IRC”) Section 125 plans, with benefits that include the administration of well eye examinations and/or prescription optical products.
      Market Position. As of December 31, 2004, OptiCare administered eye care benefit programs, delivered through networks of eye care professionals nationwide, for approximately 3.1 million benefit enrollees under capitation (i.e., payment by an insurer to a managed care entity or network of a fixed amount per member or per enrollee each month, quarter or year) and/or fee-for-service arrangements.
      Customers. The customers of OptiCare’s Managed Care Vision Division include insurers, managed care plans, HMOs and other third-party payers. With the advent of OptiCare’s Direct-to-Employer suite of products, its customer base is being enlarged to include, among others, employers, employer groups, unions, trade organizations and municipalities.
      Most of OptiCare’s contracts have terms of one to three years and contain an automatic renewal provision for additional one-year periods and grant either party the right to terminate the contract upon 90-180 days’ notice.
      Products and Services. OptiCare is distinguished in the eye care insurance industry because it offers a number of different risk-bearing contractual relationships for its clients. In addition to traditional “Managed Care Vision Benefits,” described in the first point below, OptiCare offers a suite of products, which it refers to as its “Direct-to-Employer” products, described in the second, third and fourth points below.

•	Managed Care Vision Benefits — OptiCare administers vision benefits for health plans under capitation and fee-for-service arrangements. Benefits administered under these programs are for well vision, preventive exams and optical hardware in addition to medical and surgical eye care benefits. OptiCare assumes partial or full financial risk with respect to the majority of the enrollees for which it administers vision benefits. OptiCare has been administering benefits of this nature for more than ten years.

•	Insured Vision Plan — OptiCare provides insurance coverage for well vision, preventive examinations and optical hardware through Fidelity Security Life Insurance Company and through its captive insurance company, OptiCare Vision Insurance Company, Inc.

•	Section 125 Vision Plan — This vision benefit allows qualified groups and individuals to participate in vision programs for well vision, preventive examinations and optical hardware on a pre-tax basis.

•	ASO Vision Plan — OptiCare administers benefits on a fee basis for well vision, preventive examinations and optical hardware for qualified groups which are self-funded.
      Operations. The following are the principal components of OptiCare’s Managed Vision operations:

•	Provider Contracting — Upon obtaining a managed care contract, OptiCare typically defines and/or develops a network of ophthalmologists, optometrists and opticians, facilities and anesthesiologists to provide the eye care services required under the contract. Generally, OptiCare attempts to contract first with eye care professionals with whom it has an existing contractual relationship. Additionally, OptiCare seeks to enter into contracts with independent eye care professionals as well as to work in conjunction with its partners to build networks that meet set access standards.

•	Provider Credentialing — Under several contracts, OptiCare “credentials” eye care professionals (i.e., establish to both its, and the third-party payer’s satisfaction, the credentials of such professionals) who provide the eye care services specified under the contract to the third-party payer’s members. In addition to its network enrollment process, OptiCare credentials when requested by the health plan or as required by state law consistent with the standards established by those plans or applicable law. In those instances, OptiCare undertakes a review process on each prospective eye care professional, which includes obtaining a copy of the state license and Drug Enforcement Agency number, verifying hospital privileges, liability insurance and board certification and reviewing work history.

•	In conducting its credentialing reviews, OptiCare applies the national standards — set by the National Committee for Quality Assurance — by which health plans are measured for compliance with quality assurance initiatives. OptiCare was re-audited for continued accreditation in late 2004 and subsequently re-awarded accreditation in January 2005 through December 2006 as a Credentialing Verification Organization by the National Committee for Quality Assurance for all of the eleven elements tested. Eye care professionals, who are credentialed for OptiCare’s panels, are currently re-credentialed every three years.

•	Claims Payment — For most contracted payers, OptiCare pays claims to its network providers for services rendered in the fulfillment of vision benefits for members. OptiCare also has Internet capabilities for authorizations (if needed), direct claim submission and claim tracking. Additionally, OptiCare accepts claims via electronic data interchange, enabling providers to send claims through their own practice management software. OptiCare believes these enhancements have continued to help lower its cost of operations, improve service and speed the payment cycle to its providers.

•	Systems — To enhance its claims payment administration, OptiCare utilizes proprietary systems, which allow it to strictly follow Center for Medicare and Medicaid Services’ rules for payment of eye care claims. In addition, OptiCare has posted on-line its clinical criteria for treatment of every eye care condition for which it provides covered services. OptiCare’s providers can use its secure web server to check these criteria and to inform themselves of new or modified criteria as changes occur.

•	Utilization Management — OptiCare’s Utilization Management staff ensures that established clinical criteria are followed in provision of services and benefits to members. Using proprietary clinical criteria for eye care procedures that are based on Center for Medicare and Medicaid Services’ local carrier policy and the American Academy of Ophthalmology’s guidelines; OptiCare works with eye care professionals to determine appropriate eye care treatments. While these practices are intended to reduce unnecessary procedures – and therefore costs — there can be no assurance that such costs may not become excessive.

•	Plan Member Relations — Service representatives answer plan members’ questions relating to their benefits and the status of their claims and help resolve complaints relating to their eye care treatment. OptiCare believes that its issue-resolution structure is unique to the industry and increases plan members’ satisfaction with their eye care benefits.

•	Provider Relations — OptiCare continuously educates providers concerning the various plan benefits being administered. In addition, with the assistance of OptiCare’s staff, providers may obtain any required authorizations prior to performing certain eye care procedures.

•	Quality Management — OptiCare’s Quality Management Department tracks complaints and concerns and conducts surveys for members, providers and payers to ensure that all parties are satisfied with the services and the service levels provided. Department personnel also recommend, or take, steps to address conditions from which valid complaints have arisen. In addition, OptiCare performs retrospective-outcome studies and other quality assessment studies on the care rendered by its network of providers.

•	Claim Data Analysis — OptiCare’s financial analysts review claim and other data to provide feedback to management and to the insurance companies and other payers with which it has claims payment contracts concerning its performance, enabling management to maintain profitability while providing excellent service.

Legal and Compliance
      OptiCare’s Managed Vision Division is subject to the following legal requirements and regulations:

Licensing Requirements. Many states impose licensure requirements on health insurance companies, HMOs and other companies that engage in the business of insurance, pre-paid health care or defined managed care activities. In some states, these laws do not apply to the discounted fee-for-service or capitation programs between insurers and provider networks contracting with those insurers.

Certain states, however, such as Texas, where OptiCare works on a capitated basis, require that the risk-bearing entity (e.g., the managed care company) be licensed for capitated arrangements unless that entity qualifies under certain exceptions (such as that it be a professional corporation which is owned by eye care providers). OptiCare does not qualify for such an exception. As a risk-bearing entity, OptiCare is currently licensed and operates its capitated arrangements through a wholly-owned, single-service HMO subsidiary, AECC Total Vision Health Plan of Texas, Inc.

If OptiCare is required to become licensed under the laws of states other than Texas for its Managed Care Vision Benefits products, the licensure process could be lengthy and time consuming. In states where OptiCare already is conducting such business, unless the regulatory authority permits it to continue to operate while the licensure process is progressing, OptiCare could suffer losses of revenue that would result in material adverse changes in its business while the licensing process is pending. In addition, licensing requirements may mandate strict financial and other requirements OptiCare may not immediately be able to meet and which, if waivers or other exemptions are not available, might cause OptiCare to withdraw from those states or otherwise cause a material adverse change to its business, operations or financial position. The same risks may not apply to the same degree for OptiCare’s Direct-to-Employer suite of products due to its relationship with Fidelity Security Life Insurance Company, which is licensed to write life and health insurance in all 50 states (except in New York, where it may write only reinsurance). Once licensed, OptiCare would be subject to regulatory compliance and required to report to the licensing authority.

Some states require licensing for companies providing administrative services in connection with a managed care business. OptiCare currently holds third-party administrator licenses in Florida, North Carolina, South Carolina and Texas. OptiCare may seek licenses in the states which they are required for eye care networks, if needed. In the event such licensure is required and OptiCare is unable to obtain a license, OptiCare may be forced to withdraw from that state, which could have a material adverse effect on its business.

OptiCare has a Preferred Provider Network license in Connecticut, an Organized Delivery System Certification in New Jersey and an Individual Practice Association in New York.

The licensing requirements described can also serve as a barrier to entry to competition in states where such licensure is required.

Regulation of OptiCare’s Captive Insurance Subsidiary. OptiCare’s Captive Insurance Company subsidiary, OptiCare Vision Insurance Company is a licensed Captive Insurance Company domiciled in South Carolina. It is subject to regulation and supervision by the South Carolina Department of Insurance, which requires OptiCare to maintain $500,000 of unencumbered capital and surplus via a letter of credit.

Regulation of OptiCare’s HMO Subsidiary. OptiCare’s Texas HMO subsidiary, AECC Total Vision Health Plan of Texas, Inc., is a licensed single service HMO. It is subject to regulation and supervision by the Texas Department of Insurance, which has broad administrative powers relating to standards of solvency, minimum capital and surplus requirements, maintenance of required reserves, payment of dividends, statutory accounting and reporting practices and other financial and operational matters. The Texas Department of Insurance requires that stipulated amounts of paid-in-capital and surplus be maintained at all times. OptiCare’s Texas HMO subsidiary is required by terms of an Order of the Commissioner of Insurance, dated August 12, 1999, as modified in November 2003, to maintain a minimum net worth of $500,000. Dividends payable to OptiCare by its Texas HMO subsidiary are generally limited to the lesser of 10% of statutory-basis capital and surplus or net income of the preceding year excluding realized capital gains. In addition, OptiCare’s agreement with the Texas Department of Insurance required OptiCare to pledge investments of $250,000 at December 31, 2004 and December 31, 2003.

Direct-to-Employer Insurance Products. Fidelity Security Life Insurance Company, a carrier licensed to write life and health insurance in all 50 states (in New York, reinsurance only), underwrites OptiCare’s insured product. Fidelity has been rated A- (Excellent), based on an analysis of financial position and operating performance by A.M. Best Company, an independent analyst of the insurance industry. OptiCare’s insured product, offered through Fidelity, is reinsured through OptiCare Vision Insurance Company, Inc., its wholly-owned subsidiary, which is domiciled in South Carolina and has received approval to operate as a captive insurance company from the South Carolina Department of Insurance.

Preferred Provider Networks. OptiCare previously registered as a preferred provider network (“PPN”) with the Connecticut Office of Health Care Access. In 2003, this regulatory function was transferred to the Department of Insurance and the definition of a PPN was revised to focus on entities assuming financial risk. OptiCare has received approval from the Department of Insurance for a PPN in Connecticut. Many states have provider network licensure registration requirements and many of these mandate that an organization have specified financial reserves or insolvency protections and provide financial reporting and disclosures to state officials. OptiCare’s activities over time in Connecticut and/or in various other states may subject it to regulation under such arrangements, and its ability to comply with these requirements or to secure the necessary regulatory approval cannot be assured.

“Any Willing Provider” Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any qualified and licensed provider who is willing to abide by the terms of the network’s contracts. These laws could limit OptiCare’s ability to develop effective managed care networks in such states. However, OptiCare believes that if such legislation were adopted that the unique medical management and eye care claim data analysis services it offers would provide great value to its clients. There are currently no states in which OptiCare operates its managed care business that have “any willing provider” requirements, although some states do impose certain anti-discrimination requirements for ophthalmologists and optometrists. Further, with the introduction of its Direct-to-Employer suite of products, OptiCare has added business lines which would not be directly affected by the adoption of “any willing provider” requirements in the states in which it does such business.

Health Insurance Portability and Accountability Act — Administrative Simplification. The Health Insurance Portability and Accountability Act (“HIPAA”), passed in 1996 by Congress, requires the Department of Health and Human Services (“HHS”) to enact standards for information sharing, security and the use, disclosure and confidentiality of patients’ protected health information. The HHS, in its administrative simplification provisions, has published three sets of final regulations implementing healthcare transactions and privacy standards under HIPAA. These regulations apply to what are termed “covered entities” (i.e., health plan, health care clearinghouse and healthcare provider) and, under terms of the regulations, in certain instances OptiCare may be a covered entity and in other instances OptiCare may be classified as a “business associate” of an independent covered entity. In addition, state laws may place additional limitations on the use or disclosure of patients’ information.

The first set of final regulations requires covered entities to use uniform standards, including data reporting, formatting and coding, for common healthcare transactions. The Standards for Electronic Transactions Final Rule was published in August 2000 and became effective in October 2003. OptiCare implemented the appropriate compliance initiatives, including systems enhancements, for the electronic transaction and code set requirements and believes it is in compliance with this regulation.

The second set of final regulations imposes new standards relating to the privacy of individually identifiable health information. The Standards for Privacy and Individually Identifiable Health Informa-

tion Final Rule was published in December 2000 and became effective in April 2001 with a compliance date of April 2003. These standards require covered entities to comply with rules governing the use and disclosure of protected health information. The standards also require covered entities to enter into certain contractual provisions with any business associate to whom individually identifiable information is disclosed. OptiCare implemented appropriate compliance initiatives, including systems enhancements, training and administrative efforts, required to be compliant with the HIPAA Privacy Regulations and believes it is in compliance with this regulation.

A third set of regulations under HIPAA, the Final Rule for Security Standards, was published in February 2003 with a compliance date of April 2005. The Final Rule establishes minimum security requirements for covered entities to protect health information in electronic form. In some cases, OptiCare will also have to comply with applicable state regulations regarding privacy and medical information. OptiCare has created a security plan that includes administrative, technical and physical security safeguards to ensure its adherence to the regulations by the compliance date. While OptiCare will incur costs to become compliant with the HIPAA regulations, OptiCare believes this will not have a significant overall impact on its results of operations. OptiCare will continue to monitor new developments under HIPAA and the regulations and pronouncements issued thereunder to ensure compliance.

In addition to its administrative simplification provisions, HIPAA also imposes criminal penalties for fraud against any healthcare benefit program, for theft or embezzlement involving healthcare and for false statements in connection with the payment of any health benefits. These HIPAA fraud and abuse provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of HHS’s Office of Inspector General, to exclude participants from federal healthcare programs. Although OptiCare does not know of any current violations of the fraud and abuse provisions of HIPAA, if it were found to be in violation of these provisions, the government could seek penalties against it including exclusion from participation in government payer programs. Significant fines could cause liquidity problems for OptiCare and adversely affect its results of operations.

Interpretation and Implications. Many of the laws described provide for civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. OptiCare’s agreements and activities have not been examined by federal or state authorities under these laws and regulations. There can be no assurance that a review of OptiCare’s business arrangements will not result in determinations that adversely affect OptiCare’s operations or that certain material agreements between OptiCare and eye care providers or third-party payers will not be held invalid or unenforceable.

In addition, some of these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit OptiCare’s expansion into, or ability to continue operations within, such jurisdictions if it is unable to modify its operational structure to conform to such a regulatory framework. Any limitation on OptiCare’s ability to continue operating in the manner in which it has operated in the past could have an adverse effect on its business, financial condition and results of operations.

Competition
      OptiCare’s Managed Vision Division competes with several regional and national eye health companies, which provide services to health plans, associations, employer groups and various other payers. OptiCare’s largest competitor is Vision Service Plan of America. OptiCare also competes for managed care contracts with HMOs, PPOs and private insurers, many of which have larger provider networks and greater financial and other resources than OptiCare does. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, information systems, operating efficiencies and price.

Consumer Vision Division

Description
      The Consumer Vision Division provides eye care services and products to consumers through a total of 18 retail optical locations and two surgery centers, one of which is a laser correction center which OptiCare owns and operates in Connecticut. In the integrated eye health centers, comprehensive eye care services are provided by ophthalmologists and optometrists. OptiCare also conducts all management, billing, systems and related procedures for the operation of these facilities.

Strategy
      OptiCare is seeking to improve the profitability of its Consumer Vision Division by generating higher volume through existing locations. To do so, OptiCare is trading on its promise of “better doctors, better training and better care” and its wide selection of quality brand name and private label products which span a wide range of price points. Furthermore, OptiCare is continuing to test marketing programs to increase optical sales and implementing profit improvement plans throughout the Consumer Vision Division to better define its customer base.

Market Position
      OptiCare is the second largest optical retailer in Connecticut.

Customers
      OptiCare’s customers and patients are individuals who come to OptiCare for eye exams, spectacle frames, corrective lenses, surgery and non-prescription eyewear, such as sunglasses. OptiCare is not dependent upon customers or patients of any particular age, gender, ethnic origin or from any particular community or economic strata.

Products and Services
      Integrated Eye Health Centers. Through OptiCare’s nine integrated eye health centers, comprehensive eye care services are provided to individual patients. Such services include medical and surgical treatment of eye diseases and disorders by ophthalmologists, and vision measuring and non-surgical eye care correction and treatment services by optometrists.

Professional Optometric Practices
      OptiCare’s professional optometric practice locations provide vision correction services by optometrists, and/or sell eyeglasses and other optical products. These facilities are either free-standing or are located within OptiCare’s fully integrated eye health centers. OptiCare’s professional optometric practices provide all customary optical goods and are supported by OptiCare’s billing, collection and information systems. OptiCare operates 18 retail optical locations in Connecticut (nine of those facilities also offer medical services and are referred to as the “integrated eye health centers” discussed above).

Surgical Centers
      OptiCare owns and operates two surgery centers in Connecticut, one of which is a laser correction center. In its ambulatory surgery center in Waterbury, Connecticut, ophthalmic surgeons perform a range of eye care surgical procedures, including cataract surgery and surgical treatment of glaucoma, macular degeneration and diabetic retinopathy. In its laser center in Danbury, Connecticut, OptiCare uses a VISX excimer laser for the correction of nearsightedness, farsightedness and astigmatism. In these centers, OptiCare bills patients (or their insurers, HMOs, Medicare, Medicaid or other responsible third-party payers) for use of the surgery facility. OptiCare’s surgeons bill the patients separately for their services. For laser correction, patients are billed directly and, generally, OptiCare is not reimbursed by third-party payers. OptiCare’s ambulatory facility in Waterbury is state licensed and approved for the payment of facility fees by most health plans and is Medicare approved.

Manufacturing Laboratory
      OptiCare also has a complete manufacturing facility in Connecticut, with high quality equipment, in which lenses are fabricated, surfaced and ground to specifications and supplied to all of its Connecticut locations. Additionally, OptiCare’s lab manufacturing services are integrated into some of its Managed Vision programs that are administered in Connecticut.
      Operations. For OptiCare’s integrated eye health centers, professional optometric practices and surgical centers, OptiCare contracts with a professional corporation, OptiCare P.C., which employs ophthalmologists and optometrists, to provide surgical, medical, optometric and other professional services to patients. OptiCare provides management services to OptiCare P.C. under a renewable professional services and support agreement. OptiCare refers to OptiCare P.C. as its “professional affiliate.”
      OptiCare purchases most of its eyeglass frames, ophthalmic lenses and other optical goods and devices through its recently sold buying group operation. In addition, most of OptiCare’s contact lenses were and will continue to be provided by Wise Optical which was also sold as part of the distribution business sale which took place on January 12, 2005. In connection with the sale of the distribution business, OptiCare entered into a supply agreement with AECC/ Pearlman Buying Group, LLC and Wise Optical LLC. The supply agreement is a four year commitment to purchase, on a non-exclusive basis $4.2 million of optical products per year through AECC/ Pearlman Buying Group, LLC from certain designated manufacturers and suppliers. This annual commitment includes the purchase of approximately $1.3 million of contact lenses a year from Wise Optical LLC. Under the supply agreement, OptiCare is also obligated to pay AECC/ Pearlman Buying Group, LLC an annual fee based on the total of all purchases it makes under the supply agreement. If the supply agreement is terminated because of OptiCare’s default, OptiCare must make a buyout payment of between $0.8 million and $0.2 million depending on when the supply agreement is terminated.

Legal and Compliance
      OptiCare’s Consumer Vision Division is subject to numerous federal and state laws and regulations, including the following:

Surgical Facility Regulations. OptiCare’s licensed ophthalmic outpatient surgical facility in Waterbury, Connecticut is subject to the terms of Certificate of Need approvals from the Office of Health Care Access and licensure under the provisions of the Connecticut Public Health Code. The facility also is a participating provider under the federal Medicare and Connecticut Medicaid programs and has provider agreements with various commercial and governmental third-party payers. Violation of any of the terms and conditions of the Certificate of Need approvals and the Connecticut Public Health Code license governing the facility’s operation could result in fines or other sanctions against the facility and its operators, including OptiCare being enjoined or precluded from further operation of the facility. Failure to adhere to the terms of participation for the Medicare or Medicaid programs or a violation of billing or other requirements for the public and private third-party payment programs governing the facility could result in civil or criminal sanctions against the facility and its operators, refund obligations or claims denials and/or termination or exclusion from participation in Medicare, Medicaid or other payer programs. The structure of relationships involving the facility and clinicians providing services in conjunction with the facility also is subject to federal fraud and abuse statutes (including the anti-kickback statute) and related state and federal authorities.

Excimer Laser Regulation. Medical devices, including the excimer laser used in OptiCare’s Danbury, Connecticut laser surgery center, are subject to regulation by the U.S. Food and Drug Administration (“FDA”). Failure to comply with applicable FDA requirements could subject OptiCare, its affiliated providers or laser manufacturers to enforcement action, product seizures, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements could result in a limitation on, or prohibition of, OptiCare’s use of excimer lasers. Currently, the FDA recognizes that physicians may, in their medical judgment, determine that a particular FDA approved laser is appropriate to use for a particular procedure, even if such use has not been evaluated by the FDA. The FDA’s policy on such non-FDA approved use is that it falls under the practice of medicine and is not within the jurisdiction of the FDA. If the FDA was to adversely change its policy with regard to non-FDA approved uses, or take any other adverse regulatory action, it could have a detrimental effect on OptiCare’s use of excimer lasers.

Regulation of Laser Vision Marketing. The marketing and promotion of laser correction and other vision correction surgery procedures in the U.S. is subject to regulation by the FDA and the Federal Trade Commission (“FTC”). The FDA and FTC have released a joint communiqué on the requirements for marketing these procedures in compliance with the laws administered by both agencies. The FTC staff also issued more detailed staff guidance on the marketing and promotion of these procedures. It has been monitoring marketing activities in this area through a non-public inquiry to identify activities that may require further FTC attention. The FDA has traditionally taken the position that the promotion and advertising of lasers by manufacturers and physicians should be limited to the uses approved by the FDA. Although the FDA does not prevent non-approved uses of excimer lasers, the FDA reserves the right to regulate advertising and promotion of non-FDA-approved uses.

Corporate Practice of Ophthalmology and Optometry. The laws of a number of states prohibit corporations that are not owned entirely by eye care professionals from:

•	Employing eye care professionals;

•	Receiving for their own account reimbursements from third-party payers for health care services rendered by licensed professionals;

•	Controlling clinical decision-making; or

•	Engaging in other activities that constitute the practice of ophthalmology or optometry.

To comply with these requirements, OptiCare:

•	Performs only non-professional services;

•	Contracts with its professional affiliate (which is owned by a licensed ophthalmologist), which in turn employs or contracts with licensed ophthalmologists or optometrists to provide professional services to patients;

•	Does not represent to the public or customers that it provides professional eye care services (which is done by the professional affiliate);

•	Does not exercise influence or control the professional practices or clinical judgments of eye care practitioners employed by the professional affiliate; and

•	Only dispenses prescription ophthalmic products under the sole supervision of the employees of the professional affiliate.

OptiCare’s agreement with its professional affiliate specifically provides that all decisions required by law to be made by licensed ophthalmologists or optometrists shall be made only by such licensed persons, and that OptiCare shall not engage in any services or activities which would constitute the practice of ophthalmology or optometry. If health care regulations and their interpretations change in the future, OptiCare may have to revise the terms of such agreement to comply with regulatory changes.

Prohibitions of Certain Referrals. The Omnibus Budget Reconciliation Act of 1993 includes a provision that significantly expands the scope of the Ethics in Patient Referral Act, also known as the “Stark Law.” The provisions of the Stark Law originally prohibited a physician from referring a Medicare or Medicaid patient to any entity for the provision of clinical laboratory services if the physician or a family member of the physician had an ownership interest in or compensation relationship with the entity. Revisions to the Stark Law since 1993 prohibit a referral to an entity in which the physician or a family member has a prohibited ownership interest or compensation relationship if the referral is for any of a list of

“designated health services,” which includes “prosthetic devices.” Under federal authority and the standards imposed by various state Medicaid programs, eyeglasses and contact lenses for patients who have undergone certain ophthalmic procedures would be considered prosthetic devices covered by the Stark Law and regulations. The Stark regulations provide that the prohibition of referrals for these types of eyewear does not apply if the arrangement between the physician and the eyewear seller conforms to the Medicare and Medicaid anti-kickback statute (42 USC Section 1320a-7b), referred to as the Anti-Kickback Statute, and other regulatory requirements. There can be no assurance that future interpretations of such laws and future regulations promulgated thereunder will not affect OptiCare’s existing relationship with its professional affiliate.

State Fee-Splitting and Anti-Kickback Laws. Most states have laws which prohibit the paying or receiving of any remuneration, direct or indirect, that is intended to induce referrals for health care products or services and prohibit “fee-splitting” by health care professionals with any party except other health care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person or entity for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services other than the generation of business, even if the payment is based on a percentage of the revenues of the professional practice. In addition, to the extent OptiCare is engaged in the direct delivery of vision care services in a jurisdiction it has to comply with those statutes. There is no express statute on this specific subject in Connecticut.

Federal Anti-Kickback Statute. The federal Anti-Kickback Statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of “federal health care program” patients, or in return for the purchase, lease or order of any item or service that is covered by a “federal health care program.” A “federal health care program” includes Medicare, Medicaid, TRICARE, and certain other state programs funded by the federal government, among others. Pursuant to this law, the federal government has pursued a policy of increased scrutiny of transactions among health care providers in an effort to reduce potential fraud and abuse relating to government health care costs. The Anti-Kickback Statute provides criminal penalties for individuals or entities participating in federal health care programs who knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services reimbursed under such programs. In addition to federal criminal penalties, the Anti-Kickback Statute provides for civil monetary penalties and exclusion of violators from participation in federal health care programs. A violation of the Anti-Kickback Statute requires the existence of all of these elements: (i) the offer, payment, solicitation or receipt of remuneration; (ii) the intent to induce referrals; (iii) the ability of the parties to make or influence referrals of patients; (iv) the provision of services that are reimbursable under any federal health care program; and (v) patient coverage under any federal health care program.

To OptiCare’s knowledge, there have been no case law decisions regarding service agreements similar to that which it has with its professional affiliate that would indicate that such agreements violate the Anti-Kickback Statute. Because of the breadth of the Anti-Kickback Statute and the government’s active enforcement thereof, there can be no assurance, however, that future interpretations of such laws will not require modification of OptiCare’s existing relationship with its professional affiliate. If OptiCare’s services agreement is ever determined to be in violation of the Anti-Kickback Statute, it is likely that there would be a material adverse impact on its business, financial condition and results of operation.

Advertising Restrictions. Many states have laws that prohibit licensed eye care professionals from using advertising that includes any name other than their own, or from advertising in any manner that is likely to mislead a person to believe that a non-licensed professional is eligible to be engaged in the delivery of eye care services. Advertising is prohibited if it is undertaken in a manner that is deemed inappropriate for a professional or likely to mislead. There are regulatory requirements in Connecticut delineating certain specific advertising requirements with which OptiCare must comply.

Additionally, the Federal Trade Commission Act prohibits false and deceptive advertising. The FTC and FDA prohibit advertising or promotion of non-FDA approved uses of laser systems. Although non-FDA approved uses of a device are deemed to be within the medical discretion of a physician, promotion of non-FDA approved uses is prohibited. Both the FTC and FDA require that advertising or promotional statements be limited to laser applications that have been reviewed by the FDA. OptiCare’s services agreement with its professional affiliate provides that all advertising shall conform to these requirements, but there can be no assurance that the interpretation of the applicable laws or OptiCare’s advertising will not inhibit it or result in legal violations that could have a material adverse effect on OptiCare’s business, financial condition or results of operation.

Health Insurance Portability and Accountability Act — Administrative Simplification. This federal statute and its regulations, discussed above in “— Managed Vision Division” is applicable to the Consumer Vision Division as well.

Interpretation and Implications. The laws described above provide for civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. OptiCare’s agreements and activities have not been examined by federal or state authorities under these laws and regulations. There can be no assurance that review of OptiCare’s business arrangements will not result in determinations that adversely affect its operations or that certain material agreements between it and eye care providers or third-party payers will not be held invalid and unenforceable. Any limitation on OptiCare’s ability to continue operating in the manner in which it has operated in the past could have an adverse effect on OptiCare’s business, financial condition and results of operations.

In addition, these types of laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit OptiCare’s expansion into such jurisdictions if it is unable to modify its operational structure to conform to such regulatory framework.

Competition
      The most direct competition for OptiCare’s Consumer Vision Division is with independent ophthalmologists and optometrists, as well as with regional operators of retail optical locations. On a national basis, companies that compete in this sector include retail optical chains, such as LensCrafters, Cole Vision, Pearle Vision, Wal-Mart, Eye Care Centers of America, Consolidated Vision Group, Costco Wholesale, U.S. Vision and D.O.C. Optics. Retail optical operators compete on price, service, product availability and location.
      Several of OptiCare’s competitors have greater financial and other resources than it has or may charge less for certain services than it does. However, OptiCare believes the integrated nature of its business model provides significant competitive advantages in the marketplace.
Distribution and Technology Division
      In 2004, the operations comprising OptiCare’s Distribution and Technology segment were sold. In September 2004, OptiCare sold its technology operation, CC System, Inc. and in January 2005, it sold both its Buying Group operation and its contact lens distributor Wise Optical. The effective date of the January 2005 transaction was December 31, 2004.
Trademarks, Domain Names and Assumed Names
      OptiCare owns the following U.S. trademark registrations: OPTICARE and the miscellaneous curve design, which is the OptiCare Health Systems, Inc. logo; EYE CARE FOR A LIFETIME; EYEWEAR AND EYE CARE FOR A LIFETIME; CONNECTICUT VISION CORRECTION; LOSE THE GLASSES, KEEP THE VISION; THE DIFFERENCE IS CLEAR; and KEEPING YOU AHEAD OF THE CURVE. OptiCare also maintains a common law trademark in CLAIM IT.

      OptiCare owns the following domain names: opticare.com; opticare.net; opticare-ehn.com; opticarevisionplan.com; myvisionplan.com; opticarenas.net; ncfbvision.com; ncfbvision.net; opticarevisionplans.net; opticarevisionplan.net; and opticare-ehn.net.
      OptiCare considers these trademarks, domain names and assumed names important to its business. However, OptiCare’s business is not dependent on any individual trademark or trade name.
Employees
      As of February 2, 2006, OptiCare and its professional affiliate had approximately 332 employees, including 78 ophthalmologists, optometrists and opticians and 38 ophthalmic assistants. These numbers include an aggregate of approximately 38 part-time personnel who work fewer than 30 hours per week. OptiCare believes that its relations with its employees are good. OptiCare is not a party to any collective bargaining agreement.
Properties
      OptiCare has executive offices in Waterbury, Connecticut and Rocky Mount, North Carolina.
      The Waterbury facility, which contains corporate offices and an integrated eye health center, is leased under three separate leases with remaining terms of six, six and eight years, respectively. These leases have renewal options of 20, 20 and 10 years, respectively. The combined base rent is $807,364 per year for a total of 43,592 square feet.
      The facility in Rocky Mount which contains OptiCare’s office for its Managed Vision Division is leased under one lease which began on August 1, 2002 and expires on August 1, 2007. The base rent for this facility is $145,626 per year for 15,316 square feet.
      The facilities in Waterbury, Connecticut described above are each leased from parties that are affiliated or associated with OptiCare’s Interim Chief Executive Officer. In addition, the Interim Chief Executive Officer or a related party has a minority ownership interest in OptiCare’s properties in Norwalk and New Milford, Connecticut.
      OptiCare leases 17 additional offices in the state of Connecticut principally for its Consumer Vision operation. These leases have remaining terms of up to ten years. Many of these leases are also subject to renewal options. OptiCare believes its properties are adequate and suitable for its business as presently conducted.
      In connection with the sale of the distribution business, the lease obligation on the facility occupied by Wise Optical located in Yonkers, New York remained with OptiCare. The lease term on the facility was scheduled to expire in June 2011. At December 31, 2004, OptiCare estimated its potential exposure on the lease to be approximately $1.3 million and recorded a provision for this amount which was included in the loss on disposal of discontinued operations for the year ended December 31, 2004. During the nine months ended September 30, 2005, OptiCare paid $157,000 in rent payments related to this lease. On October 21, 2005, OptiCare entered into a surrender agreement with the landlord of the Yonkers facility. OptiCare paid $125,000 to the landlord and also agreed to forgo $85,000 in a rent deposit that it had paid at the inception of the lease in January 2003. In return, the landlord released OptiCare from any and all financial obligations regarding the lease of the Yonkers facility, effective September 30, 2005, and the landlord will release OptiCare from all other obligations under the lease agreement, effective December 31, 2005. As a result of this transaction, OptiCare adjusted its estimated provision to cover any potential exposure on the Yonkers lease obligation down to $125,000 at September 30, 2005.
Legal Proceedings
      Health Service Organization (“HSO”) Lawsuits. OptiCare has reached settlement with all but one of the HSO practices with which it was in litigation in the matter of In re PrimeVision Health, Inc. Contract Litigation, MDL 1466, which was previously reported in its Annual Report on Form 10-K for the year ended

December 31, 2004. These settlements resulted in cash payments to OptiCare and mutual termination of the related HSO service agreements. OptiCare is continuing to discuss settlement with the remaining practice; however there can be no assurance that the parties will be able to reach mutually agreeable settlement terms. OptiCare is unable to form an opinion as to the likely outcome or the amount or range of potential loss, if any.
      Other Litigation. OptiVest, LLC v. OptiCare Health Systems, Inc., OptiCare Eye Health Centers, Inc. and Dean Yimoyines was filed in the Superior Court, Judicial District of Waterbury, Connecticut on January 14, 2002. Plaintiff is a Connecticut limited liability corporation that entered into an Asset Purchase Agreement for certain of OptiCare’s assets. OptiCare believes it properly cancelled the Asset Purchase Agreement pursuant to its terms. Plaintiff maintains that it incurred expenses in investigating a potential purchase of certain assets and that OptiCare misled it with respect to OptiCare’s financial condition and, as a result, Plaintiff has suffered damages. Plaintiff seeks specific performance of the Asset Purchase Agreement and an injunction prohibiting OptiCare from interfering with concluding the transactions contemplated by the Asset Purchase Agreement. Further, Plaintiff alleges a breach of contract with regard to the Asset Purchase Agreement. Plaintiff further alleges OptiCare engaged in innocent misrepresentation, negligent misrepresentation, intentional and fraudulent misrepresentation and unfair trade practices with respect to the Asset Purchase Agreement.
      The parties agreed to non-binding mediation, which began in April 2003. At the mediation, OptiVest, LLC agreed to withdraw its lawsuit and continue to attempt to resolve this matter through non-binding mediation. OptiVest, LLC has withdrawn its lawsuit; however, non-binding mediation has not been successful and the parties have exchanged discovery information and will proceed with an arbitration hearing which was originally scheduled for March 2005 but was postponed and has not yet been rescheduled.
      In the normal course of business, OptiCare is both a plaintiff and defendant in lawsuits incidental to its current and former operations. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2004 cannot be ascertained. OptiCare’s management is of the opinion that, after taking into account the merits of defenses and established reserves, the ultimate resolution of these matters will not have a material adverse effect in relation to OptiCare’s consolidated financial position or results of operations.

OptiCare Management’s Discussion and Analysis of
Financial Condition and Results of Operations
      The following discussion may be understood more fully by reference to OptiCare’s Condensed Financial Statements, Notes to OptiCare’s Consolidated Financial Statements included herein.
Overview
      OptiCare is an integrated eye care service company focused on vision benefits management (managed vision) and retail optical sales and eye care services to consumers and patients (consumer vision).
      Throughout 2004, OptiCare implemented cost cutting measures and programs designed to increase sales and product margins at its contact lens distributor, Wise Optical. However,OptiCare was unable to increase sales or improve product margins and operating income at Wise Optical, which negatively impacted its results of operations in 2004. As a result of the continued troubles at Wise Optical, on January 12, 2005, OptiCare’s wholly-owned subsidiary, OptiCare Acquisition Corp., entered into an Asset Purchase Agreement with Wise Optical, LLC and AECC/ Pearlman Buying Group, LLC, both entities formed by Dean J. Yimoyines, M.D., OptiCare’s current Chairman and Interim Chief Executive Officer, and the current President and Chief Executive Officer of OptiCare’s medical affiliate, OptiCare P.C., pursuant to which OptiCare sold, effective as of December 31, 2004, substantially all of the assets and certain liabilities of its Distribution division, which consisted of Wise Optical, and OptiCare’s Optical Buying Group, for an aggregate purchase price of approximately $4.2 million less a working capital adjustment of approximately $0.6 million and estimated closing costs and other direct costs of approximately $0.3 million.
      In addition, in May 2004, OptiCare’s board of directors approved management’s plan to exit and dispose of its technology business, CC Systems, Inc. OptiCare completed the sale of the net assets of CC Systems on September 10, 2004.
      As a result of selling these businesses, OptiCare now has the following two reportable operating segments: (1) Managed Vision and (2) Consumer Vision. Its Managed Vision segment contracts with insurers, managed care plans and other third party payers and employer groups to manage claims payment administration of eye health benefits for those contracting parties and to provide insurance. Its Consumer Vision segment sells retail optical products to consumers and operates integrated eye health centers and surgical facilities in Connecticut where comprehensive eye care services are provided to patients.
      OptiCare has financed its operations and certain acquisitions through a term loan and revolving credit facility with Capital Source, portions of which OptiCare’s majority stockholder, Palisade has guaranteed. In connection with the sale of certain assets of its Distribution division on January 12, 2005, OptiCare amended the terms of its term loan and revolving credit facility with CapitalSource to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3.0) million to ($6.5) million. Without this amendment, OptiCare would have been in violation of the tangible net worth covenant at December 31, 2004. Pursuant to the terms of the revolving credit facility, as amended, OptiCare must maintain a tangible net worth of at least ($3.0) million after February 1, 2005. OptiCare’s management believes it will comply with its future financial covenants; however, if OptiCare incurs operating losses in the future and fails to comply in the future with its financial covenants or otherwise defaults on its debt, OptiCare’s creditors could foreclose on its assets.
      On April 8, 2005, OptiCare announced that Refac, an affiliated company, expressed an interest in exploring an acquisition of OptiCare in a stock transaction and that OptiCare and Refac had entered into discussions regarding same. On August 22, 2005, OptiCare announced that it had entered into an agreement and plan of merger with Refac. Under the terms of the OptiCare merger agreement, as amended, (i) each of OptiCare’s preferred stockholders (other than Palisade) will receive 0.0403 shares of Refac common stock for each share of OptiCare’s common stock underlying OptiCare’s preferred stock they hold, (ii) Palisade will receive 0.04029244 shares of Refac common stock for each share of OptiCare’s common stock it holds and (iii) each other of OptiCare’s stockholders will receive 0.0472 shares of Refac common stock for each share of OptiCare’s common stock they hold and OptiCare will become a wholly-owned subsidiary of Refac. As a condition to the OptiCare merger, OptiCare’s preferred stockholders have agreed to convert all of their preferred stock into OptiCare’s common stock prior to the OptiCare merger. The OptiCare merger requires the approval of the holders of at least 55% of the outstanding shares of Refac common stock and approval of a majority of OptiCare shares. OptiCare expects that the OptiCare merger will be consummated on or before April 30, 2006. Refac also announced that it had entered into a definitive agreement with U.S. Vision, another affiliated company, which is privately-held and operates the 6th largest retail optical chain in the United States, under which Refac will acquire U.S. Vision.
      OptiCare, Refac and U.S. Vision are all controlled by Palisade which beneficially owns approximately 84% of OptiCare’s outstanding common stock (on a fully diluted basis), 91% of Refac’s outstanding common stock and 88% of U.S. Vision’s outstanding common stock.
      On January 31, 2006, OptiCare’s board of directors approved a plan to sell OptiCare’s managed vision business. Also on that date, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent regarding the sale. OptiCare expects to complete the sale of its managed vision business by April 30, 2006.
Results of Operations

Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004
      Managed Vision revenue. Managed Vision revenue represents fees received under OptiCare’s managed care contracts. Managed Vision revenue increased to approximately $6.6 million for the three months ended September 30, 2005 compared to approximately $6.5 million for the three months ended September 30, 2004, an increase of approximately $0.1 million or 1.6%. The increase in Managed Vision revenue relates primarily to approximately $0.8 million in sales from new contracts entered into and sales growth in existing contracts. These sales increases were partially offset by approximately $0.7 million in lower revenues related to membership declines experienced by two of OptiCare’s larger customers.
      Effective September 1, 2005, the Texas state legislature reinstated a vision benefit in its CHIP program. OptiCare previously administered these benefits for a number of health plans in Texas until the benefit was eliminated in September 2003. OptiCare has successfully negotiated a number of new contracts under this reinstated program. In July 2005, CIGNA informed OptiCare of its intention to terminate or renegotiate certain aspects of the five contracts with OptiCare. For the three months ended September 30, 2005, total revenues derived from these five contracts approximated 12% of OptiCare’s consolidated revenues. Three of the five contracts cover both routine vision care, including exams and/or hardware, and medical/surgical procedures and the two remaining contracts cover routine vision care only. CIGNA has indicated that it will terminate all of the contracts as they relate to the routine vision care. To date, OptiCare has received four contract termination notices with effective dates of December 1, 2005 and January 1, 2006, respectively. In subsequent discussions, CIGNA has extended two of the contracts on a renegotiated basis as they relate to medical/surgical procedures only. OptiCare believes, however, that the potential impact from the termination or renegotiated CIGNA contracts will be mitigated in part by the new contracts OptiCare has entered into related to the Texas CHIP program.
      Product sales revenue. Product sales primarily include the sale of optical products through OptiCare’s Consumer Vision segment. Product sales revenue remained relatively flat at approximately $2.9 million for the three months ended September 30, 2005 and September 30, 2004.
      Other services revenue. Other services revenue primarily includes revenue earned from providing eye care services in OptiCare’s Consumer Vision segment. Other services revenue increased to approximately $5.3 million for the three months ended September 30, 2005 compared to approximately $4.8 million for the three months ended September 30, 2004, an increase of approximately $0.5 million or 11.4%. This increase is primarily due to increased services volume in the medical, optometry and surgical areas attributable to an increase in the number of patients seen in the third quarter 2005 as compared to 2004. OptiCare expects services revenue to remain at these levels or to increase slightly in the future.

      Other income. Other income represents non-recurring settlements on HSO contracts. Other income for the three months ended September 30, 2005 was approximately $0.1 million. There were no non-recurring settlements on HSO contracts for the three months ended September 30, 2004. Further OptiCare believes income from these settlements will be negligible in the future.
      Medical claims expense. Medical claims expense decreased to approximately $4.8 million for the three months ended September 30, 2005 compared to approximately $4.9 million for the three months ended September 30, 2004. The MLR representing medical claims expense as a percentage of Managed Vision revenue decreased to 71.8% for the three months ended September 30, 2005 from 75.0% for the three months ended September 30, 2004. The favorable change in MLR is a result of changes to existing contracts and the performance of new contracts entered into in the latter half of 2004.
      Cost of product sales. Cost of product sales, which are primarily optical products sold through OptiCare’s Consumer Vision operation, remained relatively constant at approximately $1.0 million for the three months ended September 30, 2005 compared to approximately $1.1 million for the three months ended September 30, 2004.
      Cost of services. Cost of services increased to approximately $2.1 million for the three months ended September 30, 2005 compared to approximately $1.9 million for the three months ended September 30, 2004, an increase of approximately $0.2 million or 12.0%. This increase is primarily due to an increase in the volume of services provided in the Consumer Vision area in this period of 2005 compared to 2004.
      Selling, general and administrative expenses. SG&A expenses decreased to approximately $6.3 million for the three months ended September 30, 2005 compared to approximately $6.6 million for the three months ended September 30, 2004. The three month period ended September 30, 2005 includes approximately $0.2 million in one-time merger related expenses. Excluding the one-time merger expenses, SG&A expenses decreased approximately $0.5 million or 7.8%. The decrease in 2005 is primarily due to a decrease in compensation expense associated with staff reductions at the corporate level.
      Discontinued Operations. Income from discontinued operations of approximately $0.9 million for the three months ended September 30, 2005 relates to OptiCare’s settlement of the Yonkers lease obligation. On October 21, 2005, OptiCare entered into a surrender agreement with the landlord of the Yonkers facility. OptiCare paid $125,000 to the landlord and also agreed to forgo $85,000 in a rent deposit that OptiCare had paid at the inception of the lease in January 2003. In return, the landlord released OptiCare from any and all financial obligations regarding the lease of the Yonkers facility, effective September 30, 2005, and the landlord will release OptiCare from all other obligations under the lease agreement, effective December 31, 2005. As a result of this transaction, OptiCare adjusted its estimated provision to cover any potential exposure on the Yonkers lease obligation down to $125,000 at September 30, 2005. The offset to this adjustment of approximately $0.9 million was treated as income from discontinued operations in the three months ended September 30, 2005, since the original provision was included in the loss on disposal of discontinued operations for the year ended December 31, 2004. The loss from discontinued operations of approximately $1.3 million for the three months ended September 30, 2004 relates to the operating losses of CC Systems, Inc. and the distribution business and also includes an adjustment to the loss on the disposal of CC Systems, Inc. which was sold in September 2004.
      Interest expense. Interest expense decreased to approximately $0.2 million for the three months ended September 30, 2005 from approximately $0.3 million for the three months ended September 30, 2004, a decrease of approximately $0.1 million or 41.3%. The decrease in interest expense is primarily due to a decrease in the average outstanding debt balance resulting from OptiCare’s $6.3 million debt pay down in January 2005. Cash proceeds received from the sale of the distribution business and the issuance of OptiCare’s Series D preferred stock were used in part for the debt pay down.
      Income tax expense. Income tax expense recorded for the three months ended September 30, 2004 primarily represents minimum state tax expense. For the three months ended September 30, 2005, OptiCare has offset its income tax expense, with the releasing of valuation allowances that were setup to offset the net operating loss deferred tax assets.

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004
      Managed Vision revenue. Managed Vision revenue increased to approximately $19.4 million for the nine months ended September 30, 2005 compared to approximately $18.9 million for the nine months ended September 30, 2004, an increase of approximately $0.5 million or 3.0%. The increase in Managed Vision revenue relates primarily to approximately $2.1 million in sales from new contracts entered into in 2004 and sales growth in existing contracts. These sales increases were partially offset by approximately $1.6 million in lower revenues related to membership declines experienced by two of OptiCare’s larger customers.
      Effective September 1, 2005, the Texas state legislature reinstated a vision benefit in its CHIP program. OptiCare previously administered these benefits for a number of health plans in Texas until the benefit was eliminated in September 2003. OptiCare has successfully negotiated a number of new contracts under this reinstated program. In July 2005, CIGNA informed OptiCare of its intention to terminate or renegotiate certain aspects of the five contracts with OptiCare. For the nine months ended September 30, 2005, total revenues derived from these five contracts approximated 12% of OptiCare’s consolidated revenues. Three of the five contracts cover both routine vision care, including exams and/or hardware, and medical/surgical procedures and the two remaining contracts cover routine vision care only. CIGNA has indicated that it will terminate all of the contracts as they relate to routine vision care. To date OptiCare has received four contract termination notices with effective dates of December 1, 2005 and January 1, 2006, respectively. In subsequent discussions, CIGNA has extended two of the contracts on a renegotiated basis as they relate to medical/ surgical procedures only. OptiCare believes, however, that the potential impact from the termination or renegotiated CIGNA contracts will be mitigated in part by the new contracts OptiCare has entered into related to the Texas CHIP program.
      Product sales revenue. Product sales primarily include the sale of optical products through OptiCare’s Consumer Vision segment. Product sales revenue remained relatively flat at approximately $8.8 million for the nine months ended September 30, 2005 compared to approximately $8.9 million for the same period of 2004.
      Other services revenue. Other services revenue primarily includes revenue earned from providing eye care services in OptiCare’s Consumer Vision segment. Other services revenue decreased to approximately $15.1 million for the nine months ended September 30, 2005 compared to approximately $15.3 million for the nine months ended September 30, 2004, a decrease of approximately $0.2 million or 1.2%. This decrease is primarily due to decreased services volume in the medical, optometry and surgical areas attributable to decline in the number of patients seen in the first half of 2005 as compared to 2004, which were slightly offset by increased volume in the third quarter of 2005 compared to the same period of 2004.
      Other income. Other income represents non-recurring settlements on HSO contracts. Other income for the nine months ended September 30, 2005 was approximately $0.8 million compared to approximately $1.5 million for the nine months ended September 30, 2004, representing a decrease of approximately $0.7 million or 41.8%, which resulted from a decrease in the number of settlements in the nine months ended September 30, 2005. Furthermore, OptiCare believes income from these settlements will be negligible in the future.
      Medical claims expense. Medical claims expense remained relatively flat at approximately $14.2 million for the nine months ended September 30, 2005 compared to approximately $14.3 million for the same period of 2004. The MLR decreased to 73.1% in 2005 from 75.7% in 2004. The favorable change in MLR is a result of changes to existing contracts and the performance of new contracts entered into 2004.
      Cost of product sales. Cost of product sales, which are primarily optical products sold through OptiCare’s Consumer Vision operation, remained relatively constant at approximately $3.1 million for the nine months ended September 30, 2005 compared to approximately $3.2 million for the nine months ended September 30, 2004.
      Cost of services. Cost of services decreased to approximately $5.7 million for the nine months ended September 30, 2005 compared to approximately $6.4 million for the nine months ended September 30, 2004, a decrease of approximately $0.7 million or 10.1%. This decrease is primarily due to a decrease in the volume of services provided in the Consumer Vision area in this period of 2005 compared to 2004.

      Selling, general and administrative expenses. SG&A expenses decreased to approximately $18.7 million for the nine months ended September 30, 2005 compared to approximately $19.3 million for the nine months ended September 30, 2004. The nine month period ended September 30, 2005 includes approximately $0.3 million in one-time merger related expenses. Excluding the one-time merger expenses, SG&A expenses decreased approximately $0.9 million or 4.7%. The decrease in 2005 is primarily due to a decrease in compensation expense associated with staff reductions at the corporate level.
      Interest expense. Interest expense decreased to approximately $0.6 million for the nine months ended September 30, 2005 from approximately $0.9 million for the nine months ended September 30, 2004, a decrease of approximately $0.3 million or 37.6%. The decrease in interest expense is primarily due to a decrease in the average outstanding debt balance resulting from OptiCare’s $6.3 million debt pay down in January 2005. Cash proceeds received from the sale of the distribution business and the issuance of OptiCare’s Series D preferred stock were used in part for the debt pay down.
      Discontinued Operations. Income from discontinued operations of approximately $0.9 million for the nine months ended September 30, 2005 relates to OptiCare’s settlement of the Yonkers lease obligation. On October 21, 2005, OptiCare entered into a surrender agreement with the landlord of the Yonkers facility. OptiCare paid $125,000 to the landlord and also agreed to forgo $85,000 in a rent deposit that OptiCare had paid at the inception of the lease in January 2003. In return, the landlord released OptiCare from any and all financial obligations regarding the lease of the Yonkers facility, effective September 30, 2005, and the landlord will release OptiCare from all other obligations under the lease agreement, effective December 31, 2005. As a result of this transaction, OptiCare adjusted its estimated provision to cover any potential exposure on the Yonkers lease obligation down to $125,000 at September 30, 2005. The offset to this adjustment of approximately $0.9 million was treated as income from discontinued operations in the nine months ended September 30, 2005, since the original provision was included in the loss on disposal of discontinued operations for the year ended December 31, 2004. The loss from discontinued operations of approximately $3.8 million for the nine months ended September 30, 2004 relates to the operating losses of CC Systems, Inc. and the distribution business and also includes the loss on the disposal of CC Systems, Inc. which was sold in September 2004.
      Income tax expense. Income tax expense recorded for the nine months ended September 30, 2005 and September 30, 2004 primarily represents minimum state tax expense. For the nine months ended September 30, 2005, OptiCare has offset its income tax expense, other than the minimum state tax expense, with the releasing of valuation allowances that were setup to offset the net operating loss deferred tax assets.
Results of Continuing Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Managed Vision revenue. Managed Vision revenue represents fees received under OptiCare’s managed care contracts. Managed Vision revenue decreased to approximately $25.5 million for the year ended December 31, 2004, from approximately $28.1 million for the year ended December 31, 2003, a decrease of approximately $2.6 million or 9.3%. The decrease resulted from approximately $3.2 million of lost revenue from terminated and modified contracts that resulted from changes made by the Texas State Legislature to its Medicaid and CHIP programs, $2.3 million of lost revenue resulting from a decline in membership in existing contracts with one of OptiCare’s large health plan customers, which were partially offset by increases in revenue of $2.6 million from new contracts and approximately $0.3 million from net growth in existing contracts.
      Product sales revenue. Product sales primarily include the sale of optical products through OptiCare’s Consumer Vision segment. Product sales revenue increased to approximately $11.6 million for the year ended December 31, 2004, from approximately $11.3 million for the year ended December 31, 2003, an increase of approximately $0.3 million or 2.7%. This increase is primarily due to an increase in consumer vision product sales, primarily from an increase in purchasing volume as a result of sales incentives.

      Other services revenue. Other services revenue includes revenue earned from providing eye care services in OptiCare’s Consumer Vision segment and HSO services. Services revenue increased to approximately $19.9 million for the year ended December 31, 2004, from approximately $19.0 million for the year ended December 31, 2003, an increase of approximately $0.9 million or 4.7%. This increase includes an approximate $1.1 million increase in Consumer Vision services revenue due to increased services volume in the optometry and surgical areas due to increased doctor coverage. These increases were offset by an approximate $0.2 million decrease in fees collected under OptiCare’s HSO agreements primarily due to disputes with certain physician practices, which are parties to these agreements, and due to HSO settlements which cancelled these agreements. OptiCare has reached settlement with all but one of the HSO practices with which it was in litigation in the matter of In re Prime Vision Health, Inc. Contract Litigation, MDL 1466, which was previously reported in its Annual Report on Form 10-K for the year ended December 31, 2004. These settlements resulted in cash payments to OptiCare and mutual termination of the related HSO service agreements. OptiCare is continuing to discuss settlement with the remaining practice; however, there can be no assurance that the parties will be able to reach mutually agreeable settlement terms. OptiCare is unable to form an opinion as to the likely outcome or the amount or range of potential loss, if any. While OptiCare expects future HSO revenue to decline, it believes this will be more than offset by growth in Consumer Vision.
      Other income. Other income represents non-recurring settlements on health service organization contracts. Other income decreased to approximately $1.9 million for the year ended December 31, 2004 from approximately $2.7 million for the year ended December 31, 2003, as a result of fewer settlements.
      Medical claims expense. Medical claims expense decreased to $19.2 million for the year ended December 31, 2004, from approximately $22.0 million for the year ended December 31, 2003, a decrease of approximately $2.8 million or 12.7%. The MLR representing medical claims expense as a percentage of Managed Vision revenue decreased to 75.2% in 2004 from 78.3% in 2003. The year-over-year reduction in the MLR is primarily attributable to an unusually high claims experience in 2003 related to a utilization spike with CHIP and Medicaid Programs under OptiCare’s management immediately prior to the elimination of vision benefits announced and initiated by the Texas State Legislature beginning in the third quarter of 2003.
      Cost of product sales. Cost of product sales increased to approximately $4.1 million for the year ended December 31, 2004, from approximately $3.8 million for the year ended December 31, 2003, an increase in product sales approximately $0.3 million or 7.9%. This increase relates to OptiCare’s Consumer Vision business primarily as a result of a shift in product mix to products with higher costs.
      Cost of services. Cost of services increased to approximately $8.3 million for the year ended December 31, 2004, compared to approximately $8.0 million for the year ended December 31, 2003, an increase of approximately $0.3 million or 3.8%. The increase in cost of services is due to the increase in Consumer Vision services.
      Selling, general and administrative expenses. SG&A expenses increased to approximately $25.1 million for the year ended December 31, 2004, from approximately $24.2 million for the year ended December 31, 2003, an increase of approximately $0.9 million or 3.7%. Of this increase, approximately $0.5 million relates to increased corporate compliance costs. The remaining increase is attributable to costs incurred as part of OptiCare’s direct-to-employer initiative in the Managed Vision segment and increased costs in Consumer Vision segment related to increased sales volume.
      Interest expense. Interest expense decreased to approximately $1.2 million for the year ended December 31, 2004 from approximately $2.0 million for the year ended December 31, 2003, a decrease of $0.8 million or 40%. The decrease in interest expense is primarily due to a decrease in the average outstanding debt balance, mainly as a result of the conversion of approximately $16.2 million of debt to preferred stock in May 2003.
      Income tax expense (benefit). Income tax expense of less than $0.1 million for the year ended December 31, 2004 primarily represents minimum state tax expense. For the year ended December 31, 2003, OptiCare recorded approximately $4.9 million of income tax expense from continuing operations, which includes approximately $7.1 million of tax expense to establish a full valuation allowance against OptiCare’s deferred tax assets and is partially offset by an approximate $2.2 million income tax benefit on OptiCare’s loss from continuing operations. The valuation allowance was established based on the weight of historic available evidence, that it is more likely than not that the deferred tax assets will not be realized.
      Discontinued operations. In May 2004, OptiCare’s board of directors approved its management’s plan to dispose of its technology business, CC Systems, Inc. and in accordance with SFAS No. 144 this business is reported as a discontinued operation. OptiCare completed the sale of the net assets of CC Systems on September 10, 2004. The loss on discontinued operations of approximately $1.4 million includes a loss on disposal of approximately $1.0 million, based on the fair value of the net assets held for sale, and the loss from operations of CC Systems during the period of approximately $0.4 million. In December 2004, OptiCare’s board of directors approved its management’s plan to dispose of its distribution business, which was comprised of its contact lens distributor, Wise Optical and its Buying Group operation. In accordance with SFAS No. 144 the distribution business is reported as a discontinued operation. The loss on discontinued operations of approximately $8.4 million includes a loss on disposal of approximately $4.4 million, based on the fair value of the net assets held for sale, and the loss from operations of the distribution business of approximately $4.0 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Managed Vision revenue. Managed Vision revenue represents fees received under OptiCare’s managed care contracts. Managed Vision revenue decreased to approximately $28.1 million for the year ended December 31, 2003, from approximately $29.4 million for the year ended December 31, 2002, a decrease of approximately $1.3 million or 4.5%. During the second quarter of 2003 the Texas state legislature made changes to its Medicaid program and as a result HMO Blue, with whom OptiCare maintained a Medicaid contract, withdrew from Texas’ Medicaid program effective September 1, 2003. Therefore, OptiCare’s contract with HMO Blue terminated on September 1, 2003. This contract generated revenue of approximately $1.7 million in 2003 compared to approximately $2.5 million in 2002. In addition and also effective September 1, 2003, the Texas state legislature decided to no longer fund a vision benefit in its CHIP program or provide vision hardware benefits to those in its Medicaid programs over the age of 21. OptiCare maintained a number of contracts through this program that reduced benefits and/or terminated on September 1, 2003 and these contracts generated revenues of approximately $2.0 million in 2003 and approximately $2.2 million in 2002. Other decreased revenue of approximately $2.0 million was primarily from contracts not renewed in 2003, and was partially offset by increased revenue of approximately $1.5 million from new contracts and growth in existing contracts.
      Product sales revenue. Product sales primarily include the retail sale of optical products in OptiCare’s Consumer Vision segment. Product sales revenue increased to approximately $11.3 million for the year ended December 31, 2003, from approximately $10.8 million for the year ended December 31, 2002, an increase of approximately $0.5 million or 4.6%. The increase is primarily attributable to increases in the average prices of units sold.
      Other services revenue. Other services revenue includes revenue earned from providing eye care services in OptiCare’s Consumer Vision segment and HSO services. Services revenue increased to approximately $19.0 million for the year ended December 31, 2003, from approximately $18.3 million for the year ended December 31, 2002, an increase of approximately $0.7 million or 3.8%. This increase includes an approximate $1.5 million increase in Consumer Vision services revenue due to increased services volume in the optometry and surgical areas due to increased doctor coverage. This increase was partially offset by an $0.8 million decrease in fees collected under OptiCare’s HSO agreements primarily due to disputes with certain physician practices, which are parties to these agreements, and due to HSO settlements which cancelled these agreements for the future.
      Other income. Other income represents non-recurring settlements on health service organization contracts. Other income increased to approximately $2.7 million for the year ended December 31, 2003 from approximately $2.3 million for the year ended December 31, 2002.

      Medical claims expense. Medical claims expense decreased to $22.0 million for the year ended December 31, 2003, from approximately $22.3 million for the year ended December 31, 2002, a decrease of approximately $0.3 million. The MLR increased to 78.3% in 2003 from 75.9% in 2002. The MLR was lower in 2002 primarily due to a favorable adjustment to the reserve of approximately $0.6 million in 2002 from a contract settlement. Excluding this adjustment, MLR for 2002 would have been 77.9% compared to 78.3% in 2003. In addition, the MLR in 2003 was negatively impacted by the recent change in the Texas state legislature, which no longer funds a vision benefit in its CHIP program and vision hardware to Medicaid recipients over the age of 21. As a result, OptiCare experienced an increase in claims as utilization increased prior to the elimination of the benefit.
      Cost of product sales. Cost of product sales decreased to approximately $3.8 million for the year ended December 31, 2003, from approximately $4.1 million for the year ended December 31, 2002, a decrease of approximately $0.3 million or 7.9%. This decrease in cost of sales is due to a decrease in product costs in the Consumer Vision business primarily resulting from a shift in product mix to higher margin products as a result of sales incentives.
      Cost of services. Cost of services increased to approximately $8.0 million for the year ended December 31, 2003, compared to approximately $7.6 million for the year ended December 31, 2002, an increase of approximately $0.4 million or 5.3%. This increase is due to the increase in Consumer Vision services.
      Selling, general and administrative expenses. SG&A expenses increased to approximately $24.2 million for the year ended December 31, 2003, from approximately $23.4 million for the year ended December 31, 2002, an increase of $0.8 million or less than 1%. This increase is primarily attributable to costs OptiCare incurred as part of its direct-to-employer initiative in the Managed Vision segment, including legal, consulting, compensation costs for a new sales force and other professional fees.
      Gain (loss) from early extinguishment of debt. The approximate $1.9 million loss from early extinguishment of debt for the year ended December 31, 2003, primarily represents the write-off of deferred debt issuance costs and debt discount associated with the exchange of approximately $16.2 million of debt for OptiCare Series C Preferred Stock, which occurred on May 12, 2003 and the amendment of the term loan with CapitalSource on November 13, 2003. The approximate $8.8 million gain on extinguishment of debt for the year ended December 31, 2002 was the result of the capital restructuring in January 2002. The 2002 gain is comprised of approximately $10.0 million of forgiveness of principal and interest by Bank Austria, OptiCare’s former senior secured lender, and was partially offset by the write-off of $1.2 million of related unamortized deferred financing fees and debt discount.
      Interest expense. Interest expense decreased to approximately $2.1 million for the year ended December 31, 2003 from approximately $3.0 million for the year ended December 31, 2002, a decrease of $0.9 million. This decrease in interest expense is primarily due to the decrease in the average outstanding debt balance, primarily due to the conversion of debt to preferred stock in May 2003.
      Income tax expense (benefit). For the year ended December 31, 2003, OptiCare recorded approximately $4.9 million of income tax expense from continuing operations, which includes approximately $7.1 million of tax expense to establish a full valuation allowance against its deferred tax assets and is partially offset by an approximate $2.2 million income tax benefit on OptiCare’s loss from continuing operations. The valuation allowance was established based on the weight of historic available evidence, that it is more likely than not that the deferred tax assets will not be realized. The tax expense for the year ended December 31, 2002 of approximately $2.5 million was primarily due to approximately $3.5 million of tax expense associated with the approximate $8.8 million gain on extinguishment of debt, partially offset by an approximate $1.0 million of tax benefit on other operating losses.
      Discontinued operations. In May 2002, OptiCare’s board of directors approved its plan to dispose of the net assets used in the retail optical and optometry practice locations OptiCare operated in North Carolina. On August 12, 2002, OptiCare consummated the sale of those assets, which resulted in an approximate $4.4 million loss on disposal in 2002, including income tax expense of approximately $0.3 million. OptiCare reported approximately $0.3 million of income from discontinued operations, net of tax, for the year ended December 31, 2002, representing income from this operation prior to disposal.
Critical Accounting Policies
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of OptiCare’s financial statements. OptiCare’s management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other facts that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions. The accounting policies and judgments, estimates and assumptions are described in greater detail below and in Note 3 to the Consolidated Financial Statements for the year ended December 31, 2004.
      OptiCare’s management believes critical accounting estimates are used in determining the adequacy of the allowance for doubtful accounts, insurance disallowances, managed care claims accrual, valuation allowance for deferred tax assets and in evaluating goodwill and intangibles for impairment.

Services Revenue
      Through its affiliated professional corporation, OptiCare P.C., OptiCare’s Consumer Vision Division provides to consumers comprehensive eye care services, including medical and surgical treatment of eye diseases and disorders by ophthalmologists, and vision measuring and non-surgical treatments and correction services by optometrists. OptiCare charges a fee for providing the use of our ambulatory surgery center by professionals for surgical procedures. OptiCare’s ophthalmic, optometric and ambulatory surgery center services are recorded at established rates, reduced by an estimate for contractual allowances. Contractual allowances arise due to the terms of certain reimbursement contracts with third-party payers that provide for payments to OptiCare at amounts different from its established rates. The contractual allowance represents the difference between the charges at established rates and estimated recoverable amounts and is recognized in the period the services are rendered. The contractual allowance is estimated based on an analysis of historical collection experience in relation to amounts billed and other relevant information. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized as adjustments to revenue in the period of final settlements. Historically, OptiCare has not had significant adjustments to these estimates.

Medical Claims Expense
      Claims expense is recorded as provider services are rendered and includes an estimate for claims incurred but not reported. Reserves for estimated insurance losses are determined on a case by case basis for reported claims, and on estimates based on OptiCare’s experience for loss adjustment expenses and incurred but not reported claims. These liabilities give effect to trends in claims severity and other factors which may vary as the losses are ultimately settled. OptiCare believes that its estimates of the reserves for losses and loss adjustment expenses are reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations in the period of the adjustment. Historically, OptiCare has not had significant adjustments to this estimate.

Goodwill
      Goodwill, which arises from the purchase price exceeding the assigned value of net assets of acquired businesses, represents the value attributable to unidentifiable intangible elements being acquired. Of the total goodwill included on OptiCare’s consolidated balance sheet, approximately 72% is recorded in its Managed Vision segment and 28% in its Consumer Vision segment.
      On an annual basis, or as circumstances dictate, OptiCare’s management reviews goodwill and evaluates events or other developments that may indicate impairment in the carrying value. The evaluation methodology for potential impairment is inherently complex, and involves significant management judgment in the use of estimates and assumptions. OptiCare uses multiples of revenue and earnings before interest, taxes, depreciation and amortization of comparable entities to value the reporting unit being evaluated for goodwill impairment.
      OptiCare evaluates impairment using a two-step process. First, it compares the aggregate fair value of the reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then it compares the implied fair value of the reporting unit’s goodwill with its carrying amount. The implied fair value is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to the implied fair value. Adverse changes in OptiCare’s business climate, revenues or profitability could require further reductions to the carrying value of its goodwill in future periods.
      Events that may indicate goodwill impairment include significant or adverse changes in business or economic climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, and the sale or expected sale/disposal of a reporting unit. Due to uncertain market conditions it is possible the financial information used to support OptiCare’s goodwill may change in the future, which could result in non-cash charges that would adversely affect OptiCare’s results of operations and financial condition. See Note 9 to the Consolidated Financial Statements for the year ended December 31, 2004.

Income Taxes
      OptiCare accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes” which requires an asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The determination of the likelihood that deferred tax assets can be realized is based on the examination of available evidence, which involves estimates and assumptions. OptiCare considers future market growth, forecasted earnings, future taxable income and known future events in determining the need for a valuation allowance. In the event OptiCare was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period such determination is made. In the third quarter of 2003, OptiCare recorded a valuation reserve against its entire deferred tax assets due to historical operating losses. As OptiCare experiences future profitability, it expects to reduce or eliminate the valuation reserve. See Note 18 to Consolidated Financial Statements for the year ended December 31, 2004.
Liquidity and Capital Resources

Liquidity
      The following table summarizes OptiCare’s significant contractual obligations (in thousands) at December 31, 2004 that impact its liquidity.

Contractual Obligations	2005	2006	2007	2008	2009	Thereafter	Total

Debt	$332	$1,475	$8,549	$—	$—	$—	$10,356
Operating leases	2,572	2,486	2,275	1,885	1,504	10,062	20,784
Capital leases	11	13	6	—	—	—	30

	$2,915	$3,974	$10,830	$1,885	$1,504	$10,062	$31,170

      OptiCare’s long-term debt is explained in detail in Note 10. Operating leases and capital leases are explained in detail in Note 12 to OptiCare’s Consolidated Financial Statements for the year ended December 31, 2004.
      OptiCare’s primary sources of liquidity have been cash flows generated from operations in its Managed Vision and Consumer Vision segments, other income from litigation settlements and borrowings under its term loan and revolving credit facility with CapitalSource and recently, borrowings under its loan from Refac. OptiCare has continued to settle outstanding litigation with positive results through September 2005, but expects future revenue from these settlements to be negligible in the future.
      As of September 30, 2005, OptiCare had cash and cash equivalents of approximately $2.1 million and additional availability under its revolving credit facility with CapitalSource of approximately $1.6 million. OptiCare’s over advance facility with CapitalSource expired on August 31, 2005 and its term loan with CapitalSource becomes due on January 26, 2006. On September 1, 2005, Refac made a subordinated loan to OptiCare of $1.0 million. On January 25, 2006, Refac made an additional subordinated loan to OptiCare of $1.4 million.
      As a result of operating losses in OptiCare’s condensed consolidated financial statements for the three months ended March 31, 2004, OptiCare was not in compliance with the minimum fixed charge ratio covenant under its term loan and revolving credit facility with CapitalSource as of March 31, 2004. In addition, it was not in compliance with this covenant as of April 30 or May 31, 2004. As discussed below, OptiCare amended its term loan and revolving credit facility with CapitalSource on August 16, 2004 and received a waiver from CapitalSource for any non-compliance with this covenant as of March 31, 2004, April 30, 2004, May 31, 2004 and June 30, 2004.
      On January 12, 2005, OptiCare amended the term loan and revolving credit facility with CapitalSource to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3.0) million to ($6.5) million. Without this amendment, OptiCare would have been in violation of the tangible net worth covenant at December 31, 2004. Under the term loan and revolving credit facility, as amended, OptiCare must maintain a tangible net worth of at least ($3.0) million after February 1, 2005. OptiCare paid CapitalSource $12,500 in financing fees in connection with this amendment. OptiCare has been in compliance with all of its covenants at each month end for the period January 31, 2005 through September 30, 2005.
      The following table sets forth a year-over-year comparison of the components of OptiCare’s liquidity and capital resources for the nine months ended September 30, 2005 and 2004:

	2005	2004	Change

	(In millions)
Cash and cash equivalents	$2.1	$3.0	$(0.9)
Cash provided by (used in):
Operating activities	(0.6)	3.4	(4.0)
Investing activities	2.8	0.3	2.5
Financing activities	(2.3)	(2.4)	0.1
      Net cash used in operating activities was approximately $0.6 million for the nine months ended September 30, 2005 compared to approximately $3.4 million of net cash provided by operations for the nine months ended September 30, 2004. The decrease of approximately $4.0 million in net cash from operating activities in the nine months ended September 30, 2005 compared to nine months ended September 30, 2004 is primarily attributable to an approximate $5.2 million net increase in the non-cash components of working capital in 2005 compared to 2004. This amount was offset in part by an increase of approximately $1.2 million in net income from continuing operations in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The increase in the non-cash components of working capital resulted primarily from a decrease in accounts payable and accrued expenses of approximately $5.3 million and an approximate $0.1 million net increase in other assets and liabilities. The decrease of approximately $5.3 million in accounts payable and accrued expenses resulted primarily from expenses associated with the sale of the distribution business, including professional fees being settled in 2005.

      Net cash provided by investing activities was approximately $2.8 million for the nine months ended September 30, 2005 compared to approximately $0.3 million of net cash provided by investing activities for the nine months ended September 30, 2004. Net cash provided by investing activities in 2005 included approximately $3.4 million in proceeds received related to the sale of the distribution business in January 2005 and approximately $0.1 million of payments received on notes receivable both of which were partially offset by approximately $0.2 million used to purchase fixed assets, approximately $0.2 million used for earn out payments related to an acquisition and approximately $0.2 million of managed care deposits. Net cash provided by investing activities in 2004 included $0.7 million in proceeds received related to the sale of CC Systems, OptiCare’s technology business, in September 2004 and approximately $0.1 million of payments received on notes receivable both of which were partially offset by approximately $0.3 million used to purchase fixed assets and approximately $0.2 million of managed care deposits.
      Net cash used in financing activities was approximately $2.3 million for the nine months ended September 30, 2005 compared to approximately $2.4 million of net cash used in financing activities for the nine months ended September 30, 2004. Net cash used in financing activities in 2005 resulted primarily from approximately $7.8 million in debt repayments under OptiCare’s revolving credit facility and term loan with Capital Source, offset in part by cash proceeds received of approximately $4.4 million from the issuance of OptiCare’s Series D preferred stock and $1.0 million from the subordinated loan from Refac. Debt repayments of approximately $7.8 million were made in part with cash proceeds received from the sale of the distribution business, the subordinated loan from Refac and from the issuance of OptiCare’s Series D preferred stock. Net cash used in financing activities in 2004 was primarily attributable to approximately $2.4 million in debt repayments under OptiCare’s revolving credit facility and term loan with Capital Source.
      OptiCare incurred operating losses in 2004 due primarily to substantial operating losses at Wise Optical. In January 2005, OptiCare sold its distribution business including the Wise Optical operation. In September 2004, OptiCare sold its technology business, CC Systems, Inc. The sale of these operations generated cash proceeds and reduced demands on working capital and corporate personnel. In addition, in January 2005, OptiCare sold 280,618 shares of its newly created Series D preferred stock, which is convertible into OptiCare’s common stock, for an aggregate price of approximately $4.4 million.
      In addition, in 2003 the Managed Vision segment began shifting away from the lower margin and long sales cycle of OptiCare’s third party administrator (“TPA”) style business to the higher margin and shortened sales cycle of a direct-to-employer business. This direct-to-employer business also removes some of the volatility that is often experienced in OptiCare’s TPA-based revenues. OptiCare continues to grow its direct-to-employer business; however, the direct-to-employer business continues to be relatively small in comparison to the overall Managed Vision business. OptiCare experienced significant improvements in revenue and profitability in the Consumer Vision segment from 2003 to 2004, largely from growth in existing store sales and enhanced margins as a result of sales incentives. In the nine month period ended September 30, 2005, revenue and profitability in the Consumer Vision segment have remained relatively constant with the comparable period of 2004.
      OptiCare believes the combination of the above initiatives executed in the operating segments will continue to improve its liquidity and should ensure compliance with CapitalSource covenants in the future. OptiCare believes that its future cash flow from operations, borrowings under its amended term loan and revolving credit facility with CapitalSource, borrowings under its subordinated loan agreement with Refac and operating and capital lease financing will provide OptiCare with sufficient funds to finance its operations for the next 12 months, including the purchase of certain operating equipment.

The CapitalSource Loan and Security Agreement
      As of September 30, 2005, OptiCare had borrowings of $1.5 million outstanding under its term loan with CapitalSource, $0.9 million of advances outstanding under its revolving credit facility with CapitalSource and $1.6 million of additional availability under this revolving credit facility. OptiCare’s temporary over-advance facility with CapitalSource expired on August 31, 2005. OptiCare’s term loan with CapitalSource was paid on January 25, 2006 and its revolving credit facility matures on January 25, 2007.

      In January 2002, as part of a debt and equity restructuring, OptiCare entered into a credit facility with CapitalSource consisting of a $3.0 million term loan and a $10.0 million revolving credit facility. In February 2003, in connection with its acquisition of Wise Optical, the revolving credit facility was amended to $15.0 million. Although OptiCare may borrow up to $15.0 million under the revolving credit facility, the maximum amount that may be advanced is limited to the value derived from applying advance rates to eligible accounts receivable and inventory.
      OptiCare did not meet its minimum fixed charge ratio covenant in the third and fourth quarter of 2003, primarily due to operating losses incurred at Wise Optical. However, on November 14, 2003, OptiCare entered into an amendment of the terms of its term loan and credit facility with CapitalSource which, among other things,

(i) increased the term loan by $0.3 million and extend the maturity date of the term loan from January 25, 2004 to January 25, 2006,

(ii) extended the maturity date of the revolving credit facility from January 25, 2005 to January 25, 2006,

(iii) permanently increased the advance rate on eligible receivables of Wise Optical from 80% to 85%,

(iv) temporarily increased the advance rate on eligible inventory of Wise Optical from 50% to 55% through March 31, 2004,

(v) provided access to a $0.7 million temporary over-advance bearing interest at prime plus 5 1/2%, which was repaid by March 1, 2004, and was guaranteed by Palisade,

(vi) through March 31, 2004, waived the non-compliance with the minimum fixed charge ratio covenant, and

(vii) changed the net worth covenant from ($27) million to tangible net worth of ($10) million.
      In connection with the foregoing amendment, OptiCare paid CapitalSource $80,000 in financing fees. The amendment also included an additional $150,000 termination fee if OptiCare terminated the revolving credit facility prior to December 31, 2004. Additionally, if OptiCare terminates the revolving credit facility pursuant to a refinancing with another commercial financial institution, it must pay CapitalSource, in lieu of the termination fee, a yield maintenance amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2006, and (ii) the total interest and fees actually paid to CapitalSource on the revolving credit facility prior to the termination date or date of prepayment.
      OptiCare did not meet its fixed charge ratio covenant in January and February 2004. Accordingly, on March 29, 2004, OptiCare amended and restated the terms of its term loan and revolving credit facility with Capital Source which incorporated all of the changes embodied in the above amendments and: (i) confirmed that the temporary over-advance was repaid as of February 29, 2004, (ii) changed the expiration date of the waiver of its fixed ratio covenant from March 31, 2004 to February 29, 2004 and (iii) reduced the tangible net worth covenant from ($10) million to ($2) million. In connection with this amendment, OptiCare agreed to pay $25,000 to CapitalSource in financing fees.
      OptiCare was not in compliance with the minimum fixed charge ratio covenant under its term loan and revolving credit facility with CapitalSource as of March 31, 2004. In addition, OptiCare was not in compliance with this covenant as of April 30, 2004 or May 31, 2004. It was in compliance with the covenant as of June 30, 2004. In connection with a waiver and amendment to the term loan and revolving credit facility with CapitalSource entered into on August 16, 2004, OptiCare received a waiver from CapitalSource for any non-compliance with this covenant as of March 31, 2004, April 30, 2004, May 31, 2004 and June 30, 2004.
      The August 16, 2004 waiver and amendment also amended the term loan and revolving credit facility to, among other things, (i) extend the maturity date of the revolving credit facility from January 25, 2006 to January 25, 2007, (ii) provide access to a $2.0 million temporary over-advance bearing interest at prime plus

5 1/2%, and in no event less than 6%, which is to be repaid in eleven monthly installments of $100,000 commencing on October 1, 2004 with the remaining balance to be repaid in full by August 31, 2005, which is guaranteed by OptiCare’s largest stockholder, Palisade, (iii) change the fixed charge ratio covenant from between 1.5 to 1 to not less than 1 and to extend the next test period for this covenant to March 31, 2005, (iv) decrease the minimum tangible net worth financial covenant from ($2.0) million to ($3.0) million and (v) add a debt service coverage ratio covenant of between 0.7 to 1.0 for the period October 31, 2004 to February 28, 2005. In addition, the waiver and amendment increased the termination fee payable if OptiCare terminates the revolving credit facility by 2.0% and increased the yield maintenance amount payable, in lieu of the termination fee, if OptiCare terminates the revolving credit facility pursuant to a refinancing with another commercial financial institution, by 2.0%. The yield maintenance amount was also changed to mean an amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2007 and (ii) the total interest and fees actually paid to CapitalSource on the revolving credit facility prior to the termination or repayment date. On August 17, 2004, OptiCare paid CapitalSource $25,000 in financing fees in connection with this waiver and amendment.
      In addition, on August 27, 2004, OptiCare amended its loan agreement with CapitalSource to eliminate a material adverse change as an event of default or to prevent further advances under the loan agreement. This amendment eliminates the lender’s ability to declare a default based upon subjective criteria as described in consensus 95-22 issued by the FASB Emerging Issues Task Force (“EITF”). Palisade provided a $1.0 million guarantee against the loan balance due to CapitalSource related to this amendment. OptiCare paid CapitalSource $15,000 in financing fees in connection with this amendment.
      On January 12, 2005, OptiCare amended the term loan and revolving credit facility with CapitalSource to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3.0) million to ($6.5) million. Without this amendment, OptiCare would have been in violation of the tangible net worth covenant at December 31, 2004. Under the term loan and revolving credit facility, as amended, OptiCare must maintain a tangible net worth of at least ($3.0) million after February 1, 2005. OptiCare paid CapitalSource $12,500 in financing fees in connection with this amendment.
      The term loan and revolving credit facility with CapitalSource are subject to the second amended and restated revolving credit, term loan and security agreement dated March 29, 2004, as amended on August 16, 2004, August 27, 2004 and January 12, 2005. The revolving credit, term loan and security agreement contains certain restrictions on the conduct of OptiCare’s business, including, among other things, restrictions on incurring debt, purchasing or investing in the securities of, or acquiring any other interest in, all or substantially all of the assets of any person or joint venture, declaring or paying any cash dividends or making any other payment or distribution on OptiCare’s capital stock, and creating or suffering liens on its assets. OptiCare is required to maintain certain financial covenants, including a minimum fixed charge ratio and to maintain a minimum net worth, both as discussed above. Upon the occurrence of certain events or conditions described in the revolving credit, term loan and security agreement (subject to grace periods in certain cases), including its failure to meet the financial covenants, the entire outstanding balance of principal and interest would become immediately due and payable.
      Pursuant to the revolving credit, term loan and security agreement, as amended, OptiCare’s term loan with CapitalSource matures on January 25, 2006 and its revolving credit facility matures on January 25, 2007. OptiCare is required to make monthly principal payments of $25,000 on the term loan with the balance due at maturity. Although OptiCare may borrow up to $15.0 million under the revolving credit facility, the maximum amount that may be advanced is limited to the value derived from applying advance rates to eligible accounts receivable and inventory. The advance rate under its revolving credit facility is 85% of all eligible accounts receivable and 50 to 55% of all eligible inventory. The $0.9 million reduction in OptiCare’s inventory value as a result of the mathematical and fundamental errors in accounting and reconciliation for inventory reduced its borrowing availability under this formula from $2.5 million to $1.9 million at March 31, 2004. The interest rate applicable to the term loan equals the prime rate plus 3.5% (but not less than 9.0%) and the interest rate applicable to the revolving credit facility is prime rate plus 1.5% (but not less than 6.0%).

      If OptiCare terminates the revolving credit facility prior to December 31, 2005, OptiCare must pay CapitalSource a termination fee of $600,000. If OptiCare terminates the revolving credit facility after December 31, 2005 but prior to the expiration of the revolving credit facility the termination fee is $450,000. Additionally, if OptiCare terminates the revolving credit facility pursuant to a refinancing with another commercial financial institution, OptiCare must pay CapitalSource, in lieu of the termination fee, a yield maintenance amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2007 and (ii) the total interest and fees actually paid to CapitalSource on the revolving credit facility prior to the termination date or date of prepayment.
      OptiCare’s subsidiaries guarantee payments and other obligations under the revolving credit facility and OptiCare (including certain subsidiaries) has granted a first-priority security interest in substantially all its assets to CapitalSource. OptiCare also pledged the capital stock of certain of its subsidiaries to CapitalSource.
      OptiCare believes that it will be able to comply with its financial covenants under its amended credit facility with CapitalSource. However, if OptiCare incurs operating losses and fails to comply with its financial covenants or otherwise defaults on its debt, its creditors could foreclose on its assets, in which case OptiCare would be obligated to seek alternate sources of financing. There can be no assurance that alternate sources of financing will be available to OptiCare on terms acceptable to it, if at all. If additional funds are needed, OptiCare may attempt to raise such funds through the issuance of equity or convertible debt securities. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of OptiCare’s stockholders will be reduced and its stockholders may experience dilution of their interest in OptiCare. If additional funds are needed and are not available or are not available on acceptable terms, OptiCare’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures may be significantly limited and may have a material adverse impact on the business and operations.

The Refac Loan Agreement
      On September 1, 2005, Refac entered into a loan agreement and promissory note with OptiCare and its affiliate OptiCare Eye Health Centers, Inc., pursuant to which Refac loaned to OptiCare and OptiCare Eye Health Centers, Inc. the principal amount of $1,000,000. The note, as amended, is payable on January 25, 2007, but provides that if the OptiCare merger is not completed by April 30, 2006, then the note will become payable on June 30, 2006.
      Interest is payable on the note on a monthly basis at a rate equal to the base rate of Citibank, N.A., plus 5.5%. Additionally, on September 1, 2005, Refac entered into a subordination agreement with OptiCare and certain affiliates of OptiCare and CapitalSource, the lender under OptiCare’s credit agreement, pursuant to which Refac agreed to subordinate its rights to the payment of the note in favor of CapitalSource. Refac also loaned OptiCare an additional amount of $1,400,000 on January 25, 2006, the date on which OptiCare’s term loan became due. The interest rate for this second loan is the greater of (i) 9% or (ii) the base rate of Citibank, N.A. plus 3.5%, which is the same as the interest rate that was under OptiCare’s term loan with CapitalSource. The maturity date of the second loan is January 25, 2007, provided that it shall be payable on June 30, 2006 if the OptiCare merger is not completed by April 30, 2006.

OptiCare Series B Preferred Stock
      As of September 30, 2005, OptiCare had 3,204,959 shares of OptiCare Series B Preferred Stock issued and outstanding. Subject to the senior liquidation preference of the OptiCare Series C and Series D Preferred Stock described below, the OptiCare Series B Preferred Stock ranks senior to all other currently issued and outstanding classes or series of its stock with respect to dividends, redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution. Each share of Series B Preferred Stock is convertible into a number of shares of common stock equal to such share’s current liquidation value, divided by a conversion price of $0.14, subject to adjustment for dilutive issuances. The number of shares of common stock into which each share of OptiCare Series B Preferred Stock is convertible will increase over time because the liquidation value of OptiCare Series B Preferred Stock, which was $2.16 per share as of September 30, 2005, increases at a rate of 12.5% per year, compounded annually.

OptiCare Series C Preferred Stock
      As of September 30, 2005, OptiCare had 406,158 shares of OptiCare Series C Preferred Stock issued and outstanding. The OptiCare Series C Preferred Stock has an aggregate liquidation preference of approximately $16.2 million and ranks senior to all other currently issued and outstanding classes or series of OptiCare’s stock with respect to liquidation rights with exception of the OptiCare Series D Preferred Stock. Each share of OptiCare Series C Preferred Stock is convertible into 50 shares of common stock and has the same dividend rights, on an as converted basis, as OptiCare’s common stock.

OptiCare Series D Preferred Stock
      In January 2005, OptiCare issued and sold an aggregate of 280,618 shares of the newly created OptiCare Series D Preferred Stock, which are initially convertible into an aggregate of 11,224,720 shares of OptiCare’s common stock, to Palisade and Ms. Yimoyines, the spouse of OptiCare’s Chairman and Interim Chief Executive Officer, for an aggregate purchase price of approximately $4.4 million. Each share of OptiCare Series D Preferred Stock has a senior liquidation preference over all other series and classes of its currently outstanding capital stock equal to (a) $15.84 and (b) an amount in cash equal to all accrued but unpaid dividends thereon. Each share of OptiCare Series D Preferred Stock is initially convertible, at the option of the holder, into 40 shares of OptiCare’s common stock based on an initial conversion price of $0.396. The conversion price is subject to adjustment for dividends on OptiCare common stock and subdivisions and/or reclassifications of OptiCare common stock. Each holder of OptiCare Series D Preferred Stock is entitled to vote, on an as converted basis, on all matters with the holders of OptiCare common stock and receive dividends equally and ratably with the holders of OptiCare common stock in an amount equal to the dividends such holder would receive if it had converted its OptiCare Series D Preferred Stock into OptiCare common stock on the date the dividends are declared.
Impact of Reimbursement Rates
      OptiCare’s revenue is subject to pre-determined Medicare reimbursement rates which, for certain products and services have decreased over the past three years. A decrease in Medicare reimbursement rates could have an adverse effect on OptiCare’s results of operations if OptiCare cannot manage these reductions through increases in revenues or decreases in operating costs. To some degree, prices for health care are driven by Medicare reimbursement rates, so that OptiCare’s non-Medicare business is also affected by changes in Medicare reimbursement rates.
Recent Accounting Pronouncements
      In November 2002, FASB’s Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. The interpretation provides guidance on the guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. OptiCare adopted the disclosure requirements of the interpretation as of December 31, 2002. Effective January 1, 2003, additional provisions of FIN No. 45 became effective and were adopted by OptiCare. The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that OptiCare record a liability for the fair value of such guarantees in the balance sheet. The adoption of FIN No. 45 did not have a material impact on OptiCare’s financial position or results of operations.
      Effective January 1, 2003, OptiCare adopted SFAS No. 143, “Accounting For Asset Retirement Obligations”. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this statement did not have a material impact on OptiCare’s financial position or results of operations.

      Effective January 1, 2003, OptiCare adopted SFAS No. 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”. SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishment are effective for fiscal years beginning after May 15, 2002. As a result of OptiCare’s adoption of SFAS No. 145, OptiCare reclassified its previously reported gain from extinguishment of debt of approximately $8.8 million and related income tax expense of approximately $3.5 million in 2002 from an extraordinary item to continuing operations.
      Effective January 1, 2003, OptiCare adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and nullified EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No 94-3 had recognized the liability at the commitment date of an exit plan. There was no effect on OptiCare’s financial statements as a result of such adoption.
      Effective January 1, 2003, OptiCare adopted SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 and Accounting Principles Board Opinion (“APB”) No. 28, “Interim Financial Reporting,” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. OptiCare elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for the stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than fair market value at the measurement date. In December 2004, the FASB issued SFAS No. 123(R). For disclosure regarding stock options had compensation cost been determined in accordance with SFAS No. 123, see below.
      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. The consolidation provisions of this interpretation are required immediately for all variable interest entities created after January 31, 2003, and OptiCare’s adoption of these provisions did not have a material effect on its financial position or results of operations. For variable interest entities in existence prior to January 31, 2003, the consolidation provisions of FIN 46 are effective December 31, 2003 and did not have a material effect on OptiCare’s financial position or results of operations.
      In December 2003, the FASB issued a revised version of FIN 46 (“FIN 46R”), which incorporated a number of modifications and changes to the original version. FIN 46R replaced FIN 46 and, subject to certain special provisions, was effective no later than the end of the first reporting period that ended after December 15, 2003 for entities considered to be special-purpose entities and no later than the end of the first reporting period that ended after March, 15, 2004 for all other variable interest entities. OptiCare adopted FIN 46R in the fourth quarter of 2003 and did not have a material effect on OptiCare’s financial position or results of operations.
      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments. This statement is generally effective for contracts entered into or modified after

June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on OptiCare’s financial position or results of operations.
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on OptiCare’s financial position or results of operations.
      EITF 03-6 supersedes the guidance in Topic No. D-95, Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share, and requires the use of the two-class method of participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF Issue 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of Opinion 25 and SFAS No. 123, EITF Issue 03-6 is effective for reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The adoption of EITF Issue 03-6 is not expected to have a material impact on OptiCare’s consolidated financial statements.
      In December 2004, the FASB issued Statement 123R. Statement 123R eliminates the option to apply the intrinsic value measurement provisions of Opinion 25. Rather Statement 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, (usually the vesting period). Statement 123R will also require companies to measure the cost of employee services received in exchange for Employee Stock Purchase Plan (“ESPP”) awards and OptiCare will be required to expense the grant date fair value of OptiCare ’s ESPP awards. Statement 123R became effective for OptiCare ’s fiscal quarter beginning July 1, 2005. Based on the number of stock options outstanding as of December 31, 2004, the effect of the adoption of Statement 123R would be to increase annual compensation expense by approximately $0.2 million commencing in OptiCare ’s fiscal quarter beginning July 1, 2005. However, based on Securities and Exchange Commission Release 2005-57, OptiCare has elected to defer the adoption of Statement 123R until January 1, 2006. As a result, OptiCare will not incur any compensation expense in 2005 related to stock options.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which supersedes APB Opinion No. 20, “Accounting Changes” and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It established, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retroactively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154, which is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. OptiCare does not expect the adoption of SFAS 154 to have a material impact on its consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risk
      OptiCare is subject to market risk from exposure to changes in interest rates based on its financing activities under its credit facility with CapitalSource and the loan from Refac, due to their variable interest rates. The nature and amount of its indebtedness may vary as a result of future business requirements, market conditions and other factors. The extent of OptiCare’s interest rate risk is not quantifiable or predictable due to the variability of future interest rates and financing needs.
      OptiCare does not expect changes in interest rates to have a material effect on income or cash flows in the year 2005, although there can be no assurances that interest rates will not significantly change. A 10% change in the interest rate payable by OptiCare on its variable rate debt would have increased or decreased the nine-month interest expense by approximately $41,000 assuming that OptiCare’s borrowing level is unchanged. OptiCare did not use derivative instruments to adjust its interest rate risk profile during the nine months ended September 30, 2005.

U.S. VISION BUSINESS
General
      U.S. Vision is a leading store-within-a-store retailer of optical products and services in the United States. As of February 2, 2006, U.S. Vision operated 525 locations in 47 states and Canada, consisting of 517 licensed department and 8 freestanding stores. As the primary optical licensee of J.C. Penney, U.S. Vision operates 351 retail optical departments in J.C. Penney department stores. In addition, U.S. Vision operates 67 Sears retail optical departments, 49 retail optical departments in regional department stores, 30 optical departments at The Bay, a division of Hudson’s Bay Company, Canada’s oldest and largest traditional department store retailer and 13 departments within Meijer, a family owned and operated grocery and general merchandise retailer superstore operating stores throughout the Midwest and 7 retail optical departments within Macy’s department stores.
Background and History
      U.S. Vision’s predecessor was founded in 1967 by William A. Schwartz, Jr., its president and chief executive officer. In 1990, U.S. Vision completed a leveraged buyout of Royal International Optical Corporation (“Royal”), and became a publicly traded retail optical company. Royal, which was then based in Dallas, Texas, operated 658 retail stores, 258 of which were in host department stores and 400 of which were freestanding stores. U.S. Vision also acquired Royal’s main prescription laboratory facility and four regional laboratories, along with Styl-Rite Optical Manufacturing Co., Inc., a wholly-owned subsidiary of Royal, which manufactured, imported and distributed optical frames and sunglasses principally for sale in Royal’s retail optical stores, as well as for sale to third party optical retailers.
      At the time of the acquisition, Royal was J.C. Penney’s primary domestic optical licensee. Since the acquisition, U.S. Vision has expanded its relationship with J.C. Penney and currently operates 351 JCP Optical departments pursuant to a department store lease which expires on December 1, 2007 and can be extended by either party for an additional three years. While U.S. Vision has expanded its host store business, today, it operates only 11 freestanding stores, one laboratory and does not manufacture any optical frames or sunglasses.
      In December 1994, a majority of U.S. Vision’s outstanding common stock was acquired by Royal Associates Acquisition Partnership and, in May 1995, U.S. Vision went private by effecting a 1,000-for-1 reverse stock split and deregistering its common stock for trading. In December 1997, U.S. Vision became a publicly-held company again when it completed a public offering and subsequently went private on October 30, 2002 through a merger with Kayak Acquisition Corp. (“Kayak”). On May 30, 2003, Palisade acquired approximately 88% of U.S. Vision’s outstanding capital stock of which 6,349,644 shares were acquired from stockholders and 3,894,258 shares were acquired from U.S. Vision. These shares were purchased at $2.05 per share for an aggregate purchase price of $21 million. Since that time, Palisade has purchased 3,658,537 additional shares of U.S. Vision’s common stock for $7,500,000 and today it beneficially owns approximately 88% of U.S. Vision’s outstanding common stock.
Products and Services

Merchandise Selection.
      U.S. Vision carries a full selection of men’s, women’s and children’s eyeglass frames, a complete line of spectacle lenses, a complete line of contact lenses, plano and prescription sunglasses, ready made readers and ancillary products for eyeglasses and contact lenses.
      Prescription eyewear and accessories accounted for 87% of U.S. Vision’s sales during fiscal 2004, which ended January 31, 2005. U.S. Vision offers a wide selection of designer and private label branded eyewear. Designer eyeglass frames offered include Guess, Revlon, Halston, Dockers, Chaps and Eddie Bauer, among others and, at certain stores, Giorgio Armani, Kenneth Cole, Calvin Klein, Polo By Ralph Lauren, Gucci, Fendi and Christian Dior. The private label branded eyeglass frames are marketed under trademarked names such as Arizona, Ashley Stewart, Joneswear, Oliver Winston, City Slickers and Rascals, among others. U.S. Vision also offers its customers a wide variety of value-added eyewear features and services such as lightweight, virtually unbreakable polycarbonate lenses, including progressive lenses and photochromic lenses, as well as scratch resistant and anti-reflective coatings. In addition to the framed eyewear, U.S. Vision carries a complete line of contact lenses marketed by major manufacturers such as Bausch & Lomb, Ciba Vision, CooperVision and Johnson & Johnson, including daily wear and extended wear soft contact lenses and cosmetic tinted lenses. During fiscal 2004, contact lenses accounted for approximately 13% of U.S. Vision’s sales.
Pricing
      U.S. Vision maintains a promotional pricing strategy, which stresses a quality product delivered at a competitive price. Its frames and lenses are generally competitively priced, with prices varying based on market locations. While U.S. Vision typically earns a higher gross margin on its private-label lines, designer frames generally command premium prices, resulting in higher gross profit dollars per transaction.

Full Customer Service
      U.S. Vision enjoys strong working relationships with its department store host chains. As a leading store-within-a-store retailer, it understands the importance of customer satisfaction and the need to make an optical purchase a positive experience for the host store customer. As a result, it emphasizes superior service from a knowledgeable, well-trained and courteous staff.
Managed Vision Care
      Managed care programs are marketed directly to employers or employee benefit plan sponsors and insurance companies such as General Motors, Metropolitan Life, Aetna, CIGNA, AARP, Prudential and Blue Cross/ Blue Shield. Managed care programs give employers the opportunity to offer their employees a group discount at retail optical locations of participating providers with minimal direct cost to the employer. The discounts vary under the plans from fixed percentage discounts to fixed dollar amounts with the balance paid by the subscriber. It has been U.S. Vision’s experience that participants frequently apply their discounts and allowances toward the purchase of premium eyeglass products and related accessories. Management believes that these plans encourage many of the managed care participants to have vision examinations on a regular basis which favorably impacts U.S. Vision’s business as well as customer traffic in the host stores. According to industry sources, managed vision care plans represented 35% to 40% of the unit volume of the optical retail market in 2002.
      Since 1991, U.S. Vision has been a participating provider of managed vision care benefits primarily through Cole Managed Vision (“CMV”), a national vision care program operated by a subsidiary of Cole National, a leading operator of retail optical stores and a competitor of U.S. Vision. U.S. Vision’s business is materially dependent upon the revenues that it derives through this relationship and during the fiscal years ended January 31, 2005, 2004 and 2003, participants of CMV accounted for approximately 29%, 38% and 34%, respectively, of U.S. Vision’s revenues. During the term of the CMV Agreement, U.S. Vision generally cannot become a participating provider in any other managed vision network without permission of CMV.
      The Participating Provider Agreement, dated as of June 1, 1997, as amended, between CMV and U.S. Vision, was further amended on February 6, 2004 to extend the termination date to December 31, 2008 and to modify the fee structure. The current fee structure requires U.S. Vision to pay a fixed fee per store to participate in the discount plan network and a per claim fee for the funded benefit participants. Such fees are subject to annual increases of 3% on each January 1st plus other adjustments, depending upon changes in the number of plan providers and covered lives. Fees paid or accrued to CMV during the fiscal years ended January 31, 2005, 2004 and 2003 aggregated approximately $3.5 million, $2.6 million and $2.6 million, respectively. In addition, U.S. Vision pays CMV a monthly fee for its share of the Sears Optical national advertising efforts and contributes to the marketing costs for selected CMV vision plans.

      In October 2004, Luxottica, which owns optical retail giants LensCrafters and Sunglass Hut, as well as EyeMed Vision Care (“EyeMed”), a leading managed vision care organization, purchased Cole National. EyeMed recently announced that it was integrating its EyeMed Vision Care and CMV into one managed vision care company and its website claims that over 120 million members count on it for their vision care needs. The impact of this integration on U.S. Vision’s business is currently unknown.
Store Operations

Location and Layout.
      U.S. Vision operates most of its stores on the premises of national and regional department stores in the United States and Canada. It operates principally under the “J.C. Penney Optical” (351 locations), “Sears Optical” (67 locations), “Marshall Field’s Optical” (22 locations), “Boscov’s Optical” (23 locations), “The Optical Boutique at Macy’s” (7 locations), “Vision Centers @ Meijer” (13 locations) and “The Bay Optical” (30 locations) brands. These locations are operated under lease or license arrangements through which the host store collects the sales receipts, retains an agreed upon percentage of sales and remits the remainder to U.S. Vision periodically.
      U.S. Vision’s leased retail optical departments typically range in size from 500 to 800 square feet and are often located within the host department store near the host store’s other licensed departments such as the beauty salon and photography studio. To the extent possible, U.S. Vision’s stores follow a standard merchandise layout plan which is designed to emphasize fashion, invite customer browsing and enhance the customer’s shopping experience. Within each host department store, U.S. Vision’s optical departments are similar in appearance and are operated under uniform standards and procedures. When a leased department prototype design for host stores is changed, these changes are applied to all of U.S. Vision’s new and remodeled retail optical departments.
      U.S. Vision has 8 freestanding stores, which operate under various trade names such as Royal Optical, Service Optical and Wall & Ochs and are located in malls and shopping centers. These stores generally range in size from 900 to 1,400 square feet. U.S. Vision’s focus is on its leased department optical stores and it has not opened any freestanding stores during the past five years. As the leases for its existing freestanding stores expire, U.S. Vision evaluates whether the store’s contribution to profit before overhead warrants a short-term lease extension or renewal for a term not exceeding one-year. If so, it seeks to negotiate such extension or renewal with the landlord.
      The chart below gives a breakdown of U.S. Vision’s stores by U.S. state and Canadian province:

Number of
State	Stores

United States
Alabama	8
Alaska	1
Arizona	7
Arkansas	10
California	48
Colorado	6
Connecticut	6
Delaware	2
Florida	41
Georgia	14
Idaho	2
Illinois	33
Indiana	13
Iowa	2

Number of
State	Stores

Kansas	2
Kentucky	9
Louisiana	6
Maine	6
Maryland	13
Massachusetts	1
Michigan	25
Minnesota	13
Mississippi	2
Missouri	11
Montana	3
Nebraska	2
Nevada	2
New Hampshire	8
New Jersey	14
New Mexico	2
New York	18
North Carolina	7
North Dakota	6
Ohio	24
Oregon	3
Pennsylvania	41
South Carolina	3
South Dakota	2
Tennessee	7
Texas	29
Utah	3
Vermont	1
Virginia	12
Washington	10
West Virginia	3
Wisconsin	12
Wyoming	2
Canada
Province

Alberta	6
British Columbia	4
Manitoba	2
Ontario	11
Quebec	6
Saskatchewan	1

Store Management
      U.S. Vision’s store management structure consists of field managers and store managers. The store managers, along with two to three associates known as “Optechs”, are responsible for the day-to-day operations of each of the retail optical departments. Field managers are each assigned responsibility for the sales, customer relations and daily operations for a number of stores in their assigned geographic area.
On-Site Independent Optometrist
      U.S. Vision has made arrangements with licensed optometrists to provide eye examination services at or adjacent to its retail locations in those states where it is permitted. These independent optometrists sublease space and equipment from U.S. Vision or from the host store. U.S. Vision and the optometrists do not share in each other’s revenues. U.S. Vision believes the presence of the optometrists offering eye exams at its stores helps to generate eyeglass sales, leads to repeat customers and reinforces the quality and professionalism of each store.
Relationship with Host Stores
      U.S. Vision believes that it has excellent relationships with the host stores in which it operates. Its primary host store relationship is with J.C. Penney where U.S. Vision currently maintains 351 stores under a lease which expires on December 1, 2007 but can be renewed by either party for an additional three year period to December 1, 2010. Notwithstanding the above, J.C. Penney has the right to terminate, without cause, up to 40 optical departments in any calendar year. This limitation, however, does not apply if J.C. Penney closes an entire J.C. Penney department store, either temporarily or permanently. In addition, the lease requires the approval of J.C. Penney for any sale or transfer of the majority of the capital stock or assets of U.S. Vision. This lease provides for an adjustment in the rent should U.S. Vision enter into a relationship with another national chain of department stores or large chain of discount stores on terms which are more favorable to that host store.
      Although U.S. Vision’s leases with the other host stores are terminable upon relatively short notice, it has never had a lease terminated other than in connection with a store closing, relocation or major remodeling. These leases also provide for monthly lease payments based upon the net sales at each location.
The Market for Retail Optical Products
      According to the Jobson Optical Group, a leading source of business intelligence in the retail optical business, the amount spent in the U.S. on vision related products and services at all retail optical locations was $22.81 billion in 2004, up slightly from the $22.75 billion spent in 2003. Management believes that the factors contributing to the historical growth in the U.S. retail optical industry include: (i) the aging of the U.S. population; (ii) increase in penetration of managed vision care; (iii) emphasis on fashion and brand names in prescription eyewear; and (iv) continued advancements in lens product technology.
      The retail optical industry in the U.S. is highly fragmented, with the top ten retail optical chains accounting for 20.6% of the total U.S. vision care business at retail optical locations in 2004. There is a current industry trend towards consolidation, which is primarily due to a shift in consumer buying patterns toward retail optical chains and superstores from independent retailers. U.S. Vision’s management believes this shift has occurred as a result of better product selection, quality and consistency, pricing and convenience offered by retail optical chains. The retail optical chains are able to offer better pricing and promotional practices as a result of greater purchasing power due to size. According to the Jobson Optical Group, independent retailers (optometrists, opticians and ophthalmologists) accounted for 52.1% of the amount spent on vision related products and services in 2004 (compared to 52.7% in 2003). U.S. Vision’s management believes independent optical retailers will continue to lose market share to optical chains and superstores, creating consolidation opportunities.

Marketing and Advertising
      U.S. Vision engages in a variety of marketing and promotional efforts to maintain and strengthen its customer base. Its advertising program is targeted at the department store consumer and is designed to convey a message of value, fashion, convenience and trust to its customer base. U.S. Vision works closely with each of its host stores to design advertising programs that convey this message in a manner consistent with that of the host store, targeted at their specific customer base. These advertising promotions generally mention the availability of on-site professional eye examinations and U.S. Vision’s acceptance, as a participating provider of managed vision care benefits, of the discounts and allowances offered by managed vision care plans. These targeted inserts are mailed to selected customers based on previous spending patterns at the host store. U.S. Vision augments these programs by providing local advertising in individual geographic markets. It has an in-house advertising department, which permits it to respond quickly to fashion trends, competitor advertising and promotional initiatives.
      In addition, under the CMV Participating Provider Agreement, U.S. Vision pays Cole National a monthly fee for its share of the Sears Optical national advertising efforts and contributes to the marketing costs for selected CMV vision plans.
Optical Laboratory
      U.S. Vision operates a 60,000 square foot modern optical laboratory and lens grinding facility adjacent to its headquarters in Glendora, New Jersey. Customer orders for prescription eyewear, sunglasses and contact lenses are transmitted daily from each of the store locations to the central laboratory. For its U.S. locations, customer orders are placed at the retail stores and are transmitted in real-time into the central optical laboratory through U.S. Vision’s point of service “POS” system. At the laboratory, the lenses are ground, cut, finished and custom fitted to optical frames in the size and style selected by the customer. The finished eyewear is then shipped to the retail store for delivery to the customer, overnight if premium service is specified and, if not, within a few working days. Most prescription lenses are completed from semi-finished polycarbonate or plastic lenses obtained from third-party suppliers. These lenses are finished in a highly technical process that grinds the surface of the lens to fit the prescription utilizing modern grinding equipment, much of it computer-guided. The lenses are then custom fitted to optical frames in the size and style selected by the customer. Other prescriptions, including many standard prescriptions, can be manufactured by cutting and edging a pre-finished lens, also purchased from a third-party supplier, to fit the frames selected. Contact lenses, accessories and non-prescription sunglass orders are filled from available stock and shipped to the retail optical departments.
Purchasing
      As a leading retailer of eyewear in the United States, U.S. Vision purchases significant quantities of frames, lenses and contact lenses from its suppliers. In fiscal 2004, its three largest suppliers, accounted for approximately 32%, 15% and 7%, respectively, of U.S. Vision’s total merchandise purchases. U.S. Vision believes that frames, lenses and contact lenses are readily available at competitive prices from other suppliers.
      Under the terms of a long-term supply agreement, U.S. Vision is required to purchase certain amounts of its merchandise requirements from one of its vendors at market rates. This vendor provided U.S. Vision with extended payment terms for initial purchases of merchandise under this agreement in the sum of $4 million, which amount is evidenced by a 6% promissory note due November 1, 2007.
      U.S. Vision also has a long-term supply agreement with another vendor that requires it to purchase a certain percentage of its merchandise requirements from this vendor at market rates. This vendor has also provided U.S. Vision with extended payment terms for initial purchases of merchandise under its agreement with U.S. Vision in the sum of $3 million, which amount is evidenced by a 6% promissory note due April 15, 2007. However, this note provides for an increase in the interest rate from 6% to 16% if U.S. Vision fails to reach specified purchase targets which, to date, it has failed to meet and will not meet during the remaining term of the promissory note. This vendor has waived the higher interest rate through January 31, 2005 and is currently discussing a possible waiver for the current fiscal year based upon new achievable targets for the future.

      In connection with a long-term supply for eyeglass frames with a third vendor, U.S. Vision received a loan from this vendor in the sum of $3 million, which is evidenced by a 6% promissory note due January 31, 2008. Due to this vendor’s insolvency and its inability to give U.S. Vision adequate assurance of performance of its obligations under the frame supply agreement, U.S. Vision maintains that this vendor has repudiated such agreement. It has been able to purchase its frame requirements from other vendors and intends to hold this vendor accountable for any damages caused by its breach.
      Each of the promissory notes due to U.S. Vision’s merchandise vendors is subordinate to U.S. Vision’s obligations to Commerce Bank, N.A., which become due January 31, 2008. Further, the supply agreements with U.S. Vision’s merchandise vendors provide for the automatic extension of the due date for all amounts subject to the initial extended payment terms or loan, as the case may be, to match the term of any extension of the supply agreements.
Management Information Systems
      During fiscal 2003, U.S. Vision completed the installation and implementation of an integrated management information system, which includes a point-of-service order entry system at each of its optical stores, and new manufacturing and financial systems at its corporate headquarters. This new integrated system facilitates the transmission of the order to the laboratory and provides U.S. Vision’s stores with improved order pricing and costing capability. It also provides U.S. Vision’s stores with the capability to capture sales and customer information, including prescription data, enhancing its ability to monitor sales and merchandise trends and to improve customer service after the sale. In addition, the automated order entry system enables the stores to validate, at the time of sale, whether a particular frame selected by the customer is in stock and whether the combination of the customer’s prescription, selected lenses and frame is within manufacturing tolerances.
Competition
      In general, the retail optical industry is highly competitive and fragmented. U.S. Vision principally operates as a store-within-a-store optical retailer under the licensed brands of the host stores with which it has license or lease agreements. Principal competitors in this segment include Cole National (Sears Optical, Target and BJ’s Wholesale Club), Wal-Mart, National Vision, Inc. (Wal-Mart and Fred Meyer), Costco and Shopko.
      In addition to the store-within-a-store optical retailers, U.S. Vision competes with (i) national and regional optical retail chains; (ii) independent practitioners (including opticians, optometrists and ophthalmologists who operate an optical dispensary within their practice) and (iii) health maintenance organizations. Additionally, U.S. Vision faces the possibility of a decreased demand for eyeglasses and contact lenses as advances in, and the acceptability of, vision correction technologies, including laser surgery and other surgical vision correction procedures continue to grow.
      Several of U.S. Vision’s competitors have significantly greater financial resources than it does. The retail optical industry engages in price-related promotions as a standard marketing practice and some of U.S. Vision’s competitors are able to pursue more aggressive pricing and promotional strategies (at the expense of profits) for longer periods of time than U.S. Vision can.
      U.S. Vision believes that its relationship with its host stores and its participation in CMV plans are important competitive advantages that it enjoys. According to Jobson Optical Group’s 2003 Managed Vision Care Report, CMV manages funded benefits for approximately 14 million participants and discount benefits for more than 80 million participants. As a participating provider under CMV, a significant amount of traffic is directed to U.S. Vision’s retail optical stores, which not only favorably impacts U.S. Vision’s revenues, but also helps the host store by making it a destination.

Employees
      As of February 2, 2006, U.S. Vision had 2,037 full-time and part-time employees, of which 1,554 were employed in retail outlets, 372 were employed in manufacturing and distribution in its laboratory in Glendora, New Jersey, and 111 were employed in administrative, marketing and managerial positions at U.S. Vision’s headquarters in Glendora.
      U.S. Vision has never experienced a work stoppage attributable to labor disputes and past attempts to unionize U.S. Vision’s employees have been rejected by employee vote. U.S. Vision believes that the historical decision of the employees not to unionize is attributable, at least in part, to its worker friendly environment. While U.S. Vision believes that its current relationship with its employees is good, no assurances can be given that further unionization efforts will not occur in the future. If U.S. Vision’s employees were to vote for unionization, U.S. Vision’s business could be materially adversely affected.
Government Regulation
      U.S. Vision is subject to a variety of federal, state and local laws, rules and regulations affecting the health care industry and the delivery of health care services. State and local legal requirements vary widely among jurisdictions and are subject to frequent change. Federal legal requirements are also subject to change.
      Relationships between U.S. Vision and independent optometrists and ophthalmologists are subject to federal, state and local laws and regulations. State laws generally prohibit the practice of medicine and optometry by unlicensed practitioners. In addition, many states prohibit medical practitioners and optometrists from splitting fees with business corporations such as U.S. Vision and prohibit the practice of medicine and optometry by corporate entities. Some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts to provide professional services with business corporations or lay persons. Some states prohibit U.S. Vision from computing its fee for rent, equipment leases and management services provided by it based on a percentage of the gross revenue of the ophthalmologists and the optometrists. Such requirements are particularly comprehensive in California and Texas, where U.S. Vision operates 48 and 29 stores, respectively. Further, some states restrict the location of optometric offices in relation to optical stores and regulate advertising and the solicitation of prospective patients.
      Relationships between U.S. Vision and independent ophthalmologists and optometrists are also subject to the fraud and abuse provisions of the federal Social Security Act which include the “anti-kickback” laws. The anti-kickback laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare of Medicaid covered services, items or equipment. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities and exclusion from participation in the Medicare and Medicaid programs. Several states, including states in which U.S. Vision operates, have adopted similar laws that cover patients with private health insurance coverage as well as those covered by government programs. Although management believes that it is not in violation of the anti-kickback laws, the applicability of these provisions has been subject to only limited judicial and regulatory interpretation. In addition, certain of U.S. Vision’s products must comply with standards set by the FDA.
      U.S. Vision, as well as the independent optometrists providing services in or adjacent to its stores, from time to time receives inquiries from regulatory bodies regarding compliance with applicable state and local regulations. If U.S. Vision’s relationships with ophthalmologists and optometrists are challenged, it may be required to alter the manner in which it conducts its business. There can be no assurance that a review of U.S. Vision’s business by courts or regulatory authorities will not result in determinations that could adversely affect operations or that new laws, regulations or interpretations of current laws and regulations will not have a material adverse effect on U.S. Vision’s business, financial condition or results of operations.
Properties
      U.S. Vision owns a 20,000 square foot facility in Glendora, New Jersey, which serves as its corporate headquarters, a neighboring 24,000 square foot distribution facility, a neighboring 60,000 square foot optical laboratory, and a neighboring 1,800 square foot corporate annex used to support its corporate headquarters. Refac plans on leasing 3,500 square feet in the distribution facility.
      U.S. Vision’s 8 freestanding store locations are subject to lease arrangements which contain varying terms and are not subject to short notice lease termination provisions. The leases provide for monthly base lease payments plus, under certain circumstances, include an additional rent provision based on a percentage of U.S. Vision’s sales at each location. U.S. Vision’s current focus is on its leased department optical stores and it has not opened any freestanding stores during the past five fiscal years. As the leases for its existing freestanding stores expire, U.S. Vision evaluates whether the store’s contribution to profit before overhead warrants a short-term lease extension or renewal for a term not exceeding one-year, in which case it seeks to negotiate such extension or renewal with the landlord.
Legal Proceedings
      U.S. Vision is subject to various pending and threatened litigation from time to time in the ordinary course of its business. Although all litigation involves some degree of uncertainty, in the opinion of management, liabilities, if any, arising from such litigation or threat thereof are not expected to have a material adverse effect on the financial position, results of operations, or cash flows of U.S. Vision.

U.S. Vision Management’s Discussion and Analysis of Financial
Condition and Results of Operations
General Overview
      This discussion and analysis of U.S. Vision’s financial condition and results of operations is based upon U.S. Vision’s financial statements, appearing in the Index to Financial Statements in this joint proxy statement/ prospectus. Those financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires U.S. Vision to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. U.S. Vision bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of the assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      U.S. Vision’s net sales consist primarily of retail sales of prescription eyewear and contact lenses, net of refunds and allowances for customer returns. The company’s sales are influenced by customer traffic in U.S. Vision’s host department stores, the successful implementation of its promotional programs and U.S. Vision’s participation in various managed vision care plans. The principal components of U.S. Vision’s cost of sales include the cost of materials, including eyeglass frames and lenses, as well as manufacturing, assembly, labor and overhead costs associated with operating its centralized optical laboratory. Prices of frames vary widely, from inexpensive to high-end designer brands.
      U.S. Vision’s SG&A expenses include primarily labor-related expenses at the store level, rent and occupancy costs, managed vision care costs, advertising and administrative expenses. The rent U.S. Vision pays to its host stores is calculated as a percentage of net sales within each retail optical department. Freestanding store rent is generally a fixed monthly payment plus, in many cases, a percentage of net sales above certain revenue levels.
      U.S. Vision’s fiscal year ends on January 31. Accordingly, references herein to “fiscal 2004,” “fiscal 2003,” and “fiscal 2002” refer to U.S. Vision’s fiscal years ended January 31, 2005, January 31, 2004, and January 31, 2003, respectively.

Results of Operations for the Three and Nine Months Ended October 31, 2005 and 2004
      The following table sets forth selected statement of operations data expressed as a percentage of net sales for the periods indicated:

	Three Months		Nine Months
	Ended		Ended
	October 31,		October 31,

	2005	2004	2005	2004

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	31.5	30.6	31.5	31.1

Gross profit	68.5	69.4	68.5	68.9
Operating expenses:
Selling, general and administrative	64.2	63.0	62.0	62.7
Depreciation and amortization	3.9	4.0	3.7	4.1

Operating income (loss)	0.4	2.4	2.8	2.1
Interest expense, net	1.2	1.7	1.2	1.7

Income (loss) before income tax provision and discontinued operations	(0.8)	0.7	1.6	0.4
Income tax provision	0.1	0.0	0.0	0.0

Income (loss) from continuing operations	(0.9)	0.7	1.6	0.4
Loss from discontinued operations (net of tax)	(0.2)	(0.9)	(0.1)	(0.8)

Net income (loss)	(1.1)%	(0.2)%	1.5%	(0.4)%

Three Months Ended October 31, 2005 Compared to Three Months Ended October 31, 2004
      Net sales increased $3.5 million, or 11.2%, from $31.6 million for the three months ended October 31, 2004 to $35.1 million for the three months ended October 31, 2005. This increase in net sales was the result of a significant increase in the number of transactions partially offset by a decrease in the average transaction price. As compared to the third quarter of fiscal 2004, comparable transaction volume increased by 34.2% while the average transaction price decreased by 17.3%. U.S. Vision believes the increase in transaction volume and decrease in average transaction price is due to U.S. Vision’s sales promotions during the period, which in general, were focused on driving volume through value offerings. Certain of the third quarter’s value offerings shifted U.S. Vision’s sales mix towards products that have both lower average transaction values and margins.
      Gross profit increased $2.1 million, or 9.7% from $21.9 million for the three months ended October 31, 2004 to $24.0 million for the three months ended October 31, 2005. Gross profit as a percentage of net sales for the three months ended October 31, 2005 decreased to 68.5% from 69.4% for the same period in the prior year as a result of the shift in U.S. Vision’s sales mix described above.
      SG&A expenses increased $2.6 million, or 13.4% from $19.9 million for the three months ended October 31, 2004 to $22.5 million for the three months ended October 31, 2005. SG&A, as a percentage of net sales, increased to 64.2% for the three months ended October 31, 2005, from 63.0% for the same period ended October 31, 2004. The increase in SG&A expenses is primarily due to an increase in retail payroll, advertising, and rent and occupancy costs.
      Interest expense decreased $99,000 or 18.8%, from $528,000 for the three months ended October 31, 2004 to $429,000 for the three months ended October 31, 2005. The decrease in interest expense was due to a lower outstanding balance on U.S. Vision’s revolving line of credit and a reduction in the outstanding principal on its term loan. The lower balances on U.S. Vision’s revolving line of credit and its term loan more than offset the impact of higher interest rates as compared to the third quarter of fiscal 2004.

      Loss from discontinued operations decreased $220,000 from $281,000 for the three months ended October 31, 2004 to $61,000 for the three months ended October 31, 2005. The quarter ended October 31, 2005 reflects the results of operation for five under performing stores that were closed during fiscal 2005 while the quarter ended October 31, 2004 reflects the results of operations for 43 stores that were closed as of the end of fiscal 2004 and the five stores closed in fiscal 2005.

Nine Months Ended October 31, 2005 Compared to Nine Months Ended October 31, 2004
      Net sales increased $12.7 million, or 13.4%, from $95.0 million for the nine months ended October 31, 2004 to $107.7 million for the nine months ended October 31, 2005. This increase in net sales was the result of a significant increase in the number of transactions partially offset by a decrease in the average transaction price. As compared to the nine months ended October 31, 2004, comparable transaction volume increased by 29.1% while the average transaction price decreased by 10.9%. U.S. Vision believes the increase in transaction volume and decrease in average transaction price is due to its decision to focus its sales promotions on the value conscious consumer. These promotions typically result in a significant increase in volume but a lower average transaction price.
      Gross profit increased $8.5 million, or 12.9% from $65.4 million for the nine months ended October 31, 2004 to $73.9 million for the nine months ended October 31, 2005. Gross profit as a percentage of net sales for the nine months ended October 31, 2005 decreased to 68.5% from 68.9% for the same period in the prior year. U.S. Vision was able to maintain its margins despite the decrease in the average transaction price described above because it has been able to reduce the costs of its frames and lenses through aggressive sourcing and by focusing its sales efforts on increasing the sale of higher margin add-ons.
      SG&A expenses increased $7.2 million, or 12.1% from $59.6 million for the nine months ended October 31, 2004 to $66.8 million for the nine months ended October 31, 2005. SG&A, as a percentage of net sales, decreased to 62.0% for the nine months ended October 31, 2005, from 62.7% for the same period ended October 31, 2004 as U.S. Vision leveraged its increase in sales volume and maintained a tight control on operating expenses.
      Interest expense decreased $351,000 or 21.8%, from $1.6 million for the nine months ended October 31, 2004 to $1.3 million for the nine months ended October 31, 2005. The decrease in interest expense was due to a lower outstanding balance on U.S. Vision’s revolving line of credit and a reduction in the outstanding principal on its term loan and other debt. The lower balances on U.S. Vision’s revolving line of credit and its term loan and other debt more than offset the impact of higher interest rates as compared to the nine months ended October 31, 2004.
      Loss from discontinued operations decreased $693,000 from $779,000 for the nine months ended October 31, 2004 to $86,000 for the nine months ended October 31, 2005. The nine month period ended October 31, 2005 reflects the results of operation for five under performing stores that were closed during the period while the nine month period ended October 31, 2004 reflects the results of operations for 43 stores that were closed as of the end of fiscal 2004 and the five stores closed in fiscal 2005.
Liquidity and Capital Resources
      U.S. Vision’s primary source of cash for the first nine months of fiscal 2005 was from operations. Cash and working capital at October 31, 2005, were $1.7 and $6.6 million, respectively, compared to $1.6 and $6.9 million, respectively, at January 31, 2005.
      For the nine months ended October 31, 2005, cash provided by operating activities was $6.4 million compared to $6.0 million for the nine months ended October 31, 2004. As compared to the nine months ended October 31, 2004, cash flow from operations in the current period was positively impacted by an increase in net income of $2.0 million. However, the impact of the increase in net income was offset by the change in operating assets and liabilities, primarily from an increase in inventory as result of U.S. Vision’s higher sales volume.

      Cash used in investing activities in the first nine months of fiscal 2005 was $2.0 million compared to a use of $1.3 million for the same period in the prior year. Total capital expenditures during the first nine months of fiscal 2005 of $3.0 million ($2.0 million, net of amount financed and accounted for as capital leases) were primarily for improvement of existing facilities and systems and the opening of ten new stores. Capital expenditures for all of fiscal 2005 are projected to be approximately $5.1 million. Of this amount U.S. Vision expects that $3.0 million will be for the improvement of existing systems and facilities and $2.1 million for the new stores.
      Cash used in financing activities for the nine months ended October 31, 2005 and 2004 was $4.3 million. During the nine months ended October 31, 2005, U.S. Vision repaid $3.4 million of term loan and other debt, had net repayments on its revolving line of credit of $1.4 million and raised $500,000 through the sale of 244,000 shares of its common stock.
      U.S. Vision’s principal external source of liquidity is its $17.5 million revolving line of credit with Commerce Bank, N.A. The revolving line of credit facility bears interest at the lower of the prime rate as published in the Wall Street Journal plus 150 basis points, or the 30 day LIBOR plus 375 basis points, which was 7.8% as of October 31, 2005, and matures in October 2007. As of October 31, 2005, U.S. Vision had $10.0 million outstanding under its revolving line of credit and $7.5 million of additional availability. The loan agreement prohibits the payment of dividends to stockholders and U.S. Vision must maintain certain financial ratios including a specified net worth level, current ratio, minimum debt coverage, maximum leverage and a fixed charge ratio. As of October 31, 2005, U.S. Vision was in compliance with all the financial covenants. U.S. Vision does not believe that the financial covenants set forth in its revolving line of credit will have an adverse impact on its operations or future plans.
      Based upon U.S. Vision’s current operations and new store opening plans, it believes it can fund its working capital and capital expenditure needs for the foreseeable future through borrowings under the revolving line of credit and cash generated from operations.
Results of Operations for the Fiscal Years Ended January 31, 2005, 2004 and 2003
      The following table sets forth the percentage relationship to net sales of certain income statement data. As noted elsewhere in this joint proxy statement/ prospectus, U.S. Vision was acquired by Kayak on October 31, 2002 and by Palisade on May 30, 2003. In order to provide the most beneficial performance comparison, the period February 1, 2003 to May 30, 2003 of the predecessor entity and the period May 31, 2003 to January 31, 2004 of the successor entity have been combined to represent a full fiscal year period for 2004 and the period of February 1, 2002 to October 31, 2002 of the predecessor entity and the period

November 1 to January 31, 2003 of the successor entity have been combined to represent a full fiscal period for 2003. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Fiscal Year Ended
	January 31,

	2005	2004	2003

Net sales	100.0%	100.0%	100.0%
Cost of sales	31.3	30.8	30.7

Gross profit	68.7	69.2	69.3
Operating expenses:
Selling, general and administrative	62.3	64.8	65.1
Other charges	0.0	.8	1.1
Depreciation and amortization	4.0	4.1	4.6

Operating income (loss)	2.4	(0.5)	(1.5)
Interest expense, net	1.6	2.3	1.1

Income (loss) before income tax provision and discontinued operations	0.8	(2.8)	(2.6)
Income tax provision	0.0	0.0	0.0

Net income (loss) before discontinued operations	0.8	(2.8)	(2.6)
Loss from discontinued operations (net of tax)	(1.2)	(0.7)	(1.3)

Net income (loss)	(0.4)%	(3.5)%	(3.9)%

Fiscal 2004 Compared to Fiscal 2003
      Net sales increased $8.8 million, or 7.4%, from $119.2 million in fiscal 2003 to $128.0 million for fiscal 2004. This increase in net sales was primarily the result of an increase in average transaction prices, and to a lesser extent an increase in the number of transactions. As compared to fiscal 2003, comparable transaction volume increased by 1.4% while the average transaction price increased by 4.4%. U.S. Vision believes that the increase in average transaction volume and price is due to the success of its sales promotions during the period, which were focused on driving volume through value offerings.
      Gross profit increased $5.5 million, or 6.7% from $82.4 million in fiscal 2003 to $87.9 million in fiscal 2004. Gross profit as a percentage of net sales for fiscal 2004 declined to 68.7% from 69.2% for fiscal 2003. The decline is primarily due to variations in U.S. Vision’s sales mix, with more sales occurring for products (such as contact lenses), which have a lower average gross profit.
      SG&A expenses increased $2.4 million, or 3.2% from $77.3 million for fiscal 2003 to $79.7 million for fiscal 2004. SG&A, as a percentage of net sales, decreased from 64.8% for fiscal 2003 to 62.3% for fiscal 2004 as U.S. Vision leveraged its increase in sales volume and maintained a tight control on operating expenses.
      Other charges in fiscal 2003 of $973,000 consisted of severance in the amount of $430,000 in connection with a corporate downsizing and a special bonus paid to certain members of U.S. Vision’s management in the amount of $543,000. The special bonus was paid on May 30, 2003, when the majority shareholders of U.S. Vision at that time made a capital contribution of $543,000 to U.S. Vision. This capital contribution was funded by the majority shareholders from the proceeds of the sale of their U.S. Vision common stock to Palisade.
      Interest expense decreased $571,000 or 21.3%, from $2.7 million for fiscal 2003 to $2.1 million for fiscal 2004. The decrease in interest expense was due to a lower outstanding balance on U.S. Vision’s revolving line of credit and a reduction in the outstanding principal on its term loan.
      Loss from discontinued operations for the fiscal year ended January 31, 2005 of $1.5 million reflects the results of five under performing stores closed during the first nine months of fiscal 2005 and 43 under performing stores closed during the fiscal year ended January 31, 2005. Loss from discontinued operations for the year ended January 31, 2004 of $824,000 reflects the results of the five stores closed during fiscal 2005, the 43 stores closed during fiscal 2004 and another 33 under performing stores closed during fiscal 2003.

Fiscal 2003 Compared to Fiscal 2002
      Net sales increased $842,000, or 0.7%, from $118.4 million in fiscal 2002 to $119.2 million for fiscal 2003. This increase in net sales was primarily the result of an increase in average transaction prices offset by a decrease in transaction volume. As compared to fiscal 2002, comparable transaction volume decreased by 2.5% while the average transaction price increased by 3.9%. The decrease in average transaction volume and increase in average transaction price is due to a change in U.S. Vision’s sales promotions during the period. In fiscal 2002, U.S. Vision’s base sales promotion was 2 pairs for $99. This promotion was phased out early in fiscal 2003 and replaced primarily by single pair promotions, which by their nature generate a higher transaction price but less volume than the 2 for $99 promotion.
      Gross profit increased $353,000 or 0.4% from $82.1 million in fiscal 2002 to $82.4 million in fiscal 2003. Gross profit as a percentage of net sales for fiscal 2003 was 69.2% as compared to 69.3% for fiscal 2002.
      SG&A expenses increased $260,000, or 0.3% from $77.0 million in fiscal 2002 to $77.3 million in fiscal 2003. SG&A, as a percentage of net sales, decreased to 64.8% for fiscal 2003 from 65.1% for fiscal 2002 as U.S. Vision controlled its operating expenses.
      Other charges in fiscal 2003 of $973,000 consisted of severance in the amount of $430,000 in connection with a corporate downsizing and a special bonus paid to certain members of U.S. Vision ’s management in the amount of $543,000. The special bonus was paid on May 30, 2003, when the majority shareholders of U.S. Vision at that time made a capital contribution of $543,000 to U.S. Vision. This capital contribution was funded by the majority shareholders from the proceeds of the sale of their U.S. Vision common stock to Palisade. Other charges in fiscal 2002 of $1,344,000 consisted of a $1,000,000 payment to settle a dispute related to transaction fees and shared advertising obligations that arose in connection with the renewal of U.S. Vision’s vision care agreement and $344,000 of compensation expense related to the grant of fully vested warrants and common stock to certain officers of U.S. Vision.
      Interest expense increased $1.3 million or 99.6%, from $1.4 million for fiscal 2002 to $2.7 million for fiscal 2003. The increase in interest expense was due to a higher outstanding balance on U.S. Vision’s revolving line of credit and a significant increase in U.S. Vision’s debt due to the acquisition of U.S. Vision by Kayak on October 31, 2002.
      Loss from discontinued operations for the year ended January 31, 2004 of $824,000 reflects the results of five under performing stores closed during fiscal 2005, 43 under performing stores closed during fiscal 2004 and 33 under performing stores closed during fiscal 2003. Loss from discontinued operations for the year ended January 31, 2003 of $1.6 million includes the results of the stores closed during fiscal 2005, 2004 and 2003 and an additional 27 under performing stores closed during fiscal 2002.
Quarterly Fluctuations
      U.S. Vision’s financial position and results of operations are slightly affected by seasonal fluctuations in sales and operating profits. U.S. Vision’s sales and operating profits are generally lower in the fourth quarter, due to the Christmas season, which has historically been a period of reduced sales of prescription optical products. This trend has been mitigated somewhat by the increase in vision care sales under plans which are on a calendar year basis and require participants to use or lose their benefits annually. Quarterly sales can also be affected by the timing and amount of sales contributed by new stores. Accordingly, the results of operations for interim periods are not necessarily indicative of results for the entire fiscal year.
      On May 30, 2003 Palisade purchased 88% of U.S. Vision’s common stock. Due to the significant change in ownership, the financial statements reflect the push down of Palisade’s acquisition cost. As a result of this change in the basis of accounting, the second quarter of fiscal 2003 is split between the predecessor and successor periods.

      The following tables set forth certain unaudited financial data for the interim periods indicated:

	Fiscal 2004 Quarter Ended				Fiscal 2003

							Sixty Two
						Thirty Days	Days
					Three	Ended	Ended	Three	Three
					Months	May 30,	July 31,	Months	Months
					Ended	2003	2003	Ended	Ended
	April 30,	July 31,	Oct. 31,	Jan. 31,	April 30,	(Predecessor	(Successor	Oct. 31,	Jan. 31,
	2004	2004	2004	2005	2003	Period)	Period)	2003	2004

Net sales	$33,299	$30,192	$31,551	$32,984	$31,195	$9,893	$19,260	$31,173	$27,690
Gross profit	23,165	20,376	21,898	22,510	21,685	6,821	13,390	21,699	18,840
% of net sales	69.6%	67.5%	69.4%	68.2%	69.5%	68.9%	69.5%	69.6%	68.0%
Operating income (loss)	$1,824	$(596)	$737	$1,118	$1,412	$(484)	$50	$(690)	$(1,000)
Income (loss) from continuing operations	$1,273	$(1,132)	$209	$618	$649	$(738)	$(370)	$(1,350)	$(1,589)
Loss from discontinued operations	(159)	(339)	(281)	(720)	(178)	(49)	(88)	(236)	(273)
Net income (loss)	$1,114	$(1,471)	$(72)	$(102)	$471	$(787)	$(458)	$(1,586)	$(1,862)
Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.08)	$0.01	$0.04	$0.08	$(0.09)	$(0.03)	$(0.12)	$(0.12)
Net income (loss)	$0.08	$(0.10)	$(0.01)	$(0.01)	$0.06	$(0.10)	$(0.04)	$(0.14)	$(0.15)
Income Taxes
      As of January 31, 2005, U.S. Vision had federal and state net operating loss carryforwards of approximately $38.1 million, which will begin to expire in the year 2006. Approximately $7.8 million of these carryforwards are available to offset future taxable income without limitation and approximately $30.3 million of these carryforwards (the “Restricted NOLs”) are significantly limited due to ownership changes. Approximately $732,000 of the Restricted NOLs will become available for use each year through the year 2023. Approximately $17.6 million of the Restricted NOLs are expected to expire unutilized.
Liquidity and Capital Resources
      Cash flows from operating activities provided net cash for fiscal 2004, 2003 and 2002 of $6.7 million, $1.9 million and $1.4 million, respectively. Other sources of cash are cash on hand and funding from U.S. Vision’s revolving line of credit facility. As of January 31, 2005, U.S. Vision had $1.6 million cash available to meet its obligations. Working capital at January 31, 2005, 2004 and 2003 was $6.8 million, $6.5 million and $10.9 million, respectively.

      Capital expenditures, net of amount financed and accounted for as capital leases, in fiscal 2004, 2003 and 2002 were $1.7 million, $1.9 million and $1.9 million, respectively. The table below sets forth the components of total capital expenditures for fiscal 2004, 2003 and 2002.

	Fiscal Year Ended January 31,

	2005	2004	2003

	(Dollars in thousands)
Expenditure category:
Lab Equipment	$691	$522	$534
Information Systems	688	1,470	1,240
Store maintenance	474	447	689
New Stores	63	241	110
Other	69	105	54

Total Capital Expenditures	$1,985	$2,785	$2,627

      Financing activities resulted in a use of cash of $4.1 million for fiscal 2004 and a source of cash of $656,000 and $172,000 in fiscal 2003 and 2002, respectively. U.S. Vision sold 2.3 million shares of its stock in fiscal 2004 and 2.0 million shares in fiscal 2003 and received proceeds of $4.6 million and $4.0 million, respectively. The proceeds were used for working capital and to repay debt. During fiscal 2003 U.S. Vision repurchased 673,000 shares of its common stock for $1.4 million. In fiscal 2003, U.S. Vision received $3.0 million in connection with the sale of subordinated notes to a vendor. During fiscal 2004, 2003 and 2002, U.S. Vision repaid $4.5 million, $11.1 million and $2.2 million, respectively, of principal on its senior term loan, subordinated notes and other long-term debt. U.S. Vision had net repayments of $4.2 million in fiscal 2004 and net borrowings of $5.6 million and $3.2 million in fiscal 2003 and 2002, respectively, on its revolving line of credit.
      On October 30, 2002, U.S. Vision went private through a merger with Kayak (consisting of certain U.S. Vision shareholders and members of U.S. Vision’s management). The total acquisition cost, including transaction expenses, was $29.3 million and was funded by a $15 million senior term loan, $8 million of subordinated vendor debt, $4.4 million of management subordinated notes and $1.9 million from U.S. Vision’s revolving line of credit. On May 30, 2003, Palisade purchased 10,243,902 shares, or approximately 88% of U.S. Vision’s outstanding capital stock of which 6,349,644 shares were acquired from stockholders and 3,894,258 shares were acquired from U.S. Vision. These shares were purchased at $2.05 per share for an aggregate purchase price of $21 million. In connection with this transaction, Palisade repaid the $4.4 million of subordinated management loans.
      U.S. Vision’s principal external source of liquidity is its $17.5 million revolving line of credit with Commerce Bank, N.A. The revolving line of credit facility bears interest at the lower of the prime rate as published in the Wall Street Journal plus 150 basis points, or the 30 day LIBOR rate plus 375 basis points, which was 6.3% as of January 31, 2005, and matures in October 2007. As of January 31, 2005, U.S. Vision had $11.4 million outstanding under its revolving line of credit and $6.1 million of additional availability. The loan agreement prohibits the payment of dividends to U.S. Vision stockholders and U.S. Vision must maintain certain financial ratios including a specified net worth level, current ratio, minimum debt coverage, maximum leverage and a fixed charge ratio. As of January 31, 2005, U.S. Vision was in compliance with all the financial covenants. U.S. Vision does not believe that the financial covenants set forth in its revolving line of credit will have an adverse impact on its operations or future plans.
      Based upon U.S. Vision’s current operations and new store opening plans, U.S. Vision believes it can fund its working capital and capital expenditure needs for the foreseeable future through borrowings under the revolving line of credit and cash generated from operations.

Commitments and Contractual Obligations
      The following table discloses aggregate information about U.S. Vision’s contractual cash obligations as of January 31, 2005 and the periods in which payment are due.

	Payments Due by Period

		Less			More
		Than	1 to 3	3 to 5	Than
	Total	1 Year	Years	Years	5 Years

Long-term debt obligations:(1)
Senior Term Loan	6,402	4,225	2,177	—	—
Revolving Line of Credit	11,433	—	11,433	—	—
Vendor Subordinated Notes	10,000	—	10,000	—	—
Other	3,896	719	560	590	2,027

Total	31,731	4,944	24,170	590	2,027
Capital lease obligations	813	431	308	74	—
Operating lease obligations	863	389	321	153	—

Total future payments on contractual obligations	33,407	5,764	24,799	817	2,027

(1)	Does not include interest that would have been payable on outstanding long-term debt obligations.
Effects of Inflation
      U.S. Vision believes that the effects of inflation on its operations have not been material during the past three years.
Critical Accounting Policies and Estimates
      U.S. Vision’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that U.S. Vision make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
      On an ongoing basis, U.S. Vision evaluates its estimates and judgments, and incorporates any changes in such estimates and judgments into the accounting records underlying its consolidated financial statements. U.S. Vision bases its estimates and judgments on historical experience and on various other factors that U.S. Vision believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      U.S. Vision has identified the policies described in Note 2 to the Notes to Consolidated Financial Statements of U.S. Vision for the years ended January 31, 2005 and 2004 included in the Index to Financial Statements in this joint proxy statement/ prospectus as critical to its business operations and the understanding of its results of operations. The impact and any associated risks related to these policies on U.S. Vision’s business operations is discussed throughout U.S. Vision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect its reported and expected financial results.
Pending Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after December 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. U.S. Vision is required to adopt SFAS No. 123(R) in the first quarter of the fiscal year ended January 31, 2007. Under

SFAS No. 123(R), U.S. Vision must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective methods requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retrospective method would record compensation expense for all unvested stock options beginning with the first period presented. U.S. Vision is currently evaluating the requirements of SFAS No. 123(R) and its impact on U.S. Vision’s consolidated financial position and consolidated results of operations. U.S. Vision has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures.
Quantitative and Qualitative Disclosures About Market Risk
      U.S. Vision’s earnings are affected by changes in interest rates due to the impact those changes have on the interest expense payable by U.S. Vision under its revolving line of credit, the outstanding balance of which was $11.4 million as of January 31, 2005. A 1% change in the underlying prime rate or the 30-day LIBOR rate, as the case may be, would result in an $114,000 change in the annual amount of interest paid by U.S. Vision based on the impact the hypothetical change in interest rates would have on its revolving line of credit outstanding as of January 31, 2005.
      U.S. Vision currently does not hold any derivative instruments and does not earn income denominated in foreign currencies. All of its revenue is recognized in U.S. dollars. Because less than 10% of U.S. Vision’s revenues currently are derived from sales of optical products outside of the U.S., U.S. Vision does not believe it has any significant foreign currency exchange risk and, as a result, does not hedge against foreign currency exchange rate changes. To the extent that changes in interest rates and currency exchange rates affect general economic conditions, U.S. Vision would be affected by such change.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
Introduction
      The following unaudited pro forma combined financial statements give effect to the acquisitions by Refac (the “Company” or “Refac”) of the outstanding capital stock of OptiCare Health Systems, Inc. (“OptiCare”) and U.S. Vision, Inc. (“USV”). The acquisitions will be effectuated through the issuance of Refac common stock in exchange for the capital stock of OptiCare and USV. Palisade Concentrated Equity Partnership, L.P. (“Palisade”) is a private equity fund that has a controlling interest in all three of the entities being combined. Accordingly, the combination of the three entities is deemed to be a combination of entities under common control. The acquisitions (the “Transactions”) will occur simultaneously and will be accounted for in a manner similar to a pooling of interest.
      Since Palisade did not gain common control of the entities until 2003, the combined pro forma financial statements are limited to the periods of common control and are reflected for the two-year period ended December 31, 2004 and the nine month period ended September 30, 2005. Since OptiCare was the first of the entities to be combined that was controlled by Palisade, the 2003 combined pro forma financial statements include the accounts of OptiCare for the entire year. In addition, the accounts of Refac, the registrant and the legal acquiror, and USV are included from March 1, 2003 and May 31, 2003, respectively, since these were the earliest dates of common control of these two entities by Palisade. In the combining statement of operations, Refac’s 2003 operating results are included for the entire year and the two month period, January 1, 2003 to February 28, 2003, is eliminated as part of the pro forma adjustments. In the case of USV, the combining statement of operations includes USV’s results from May 31, 2003 to January 31, 2004 only as USV had a change in its basis of accounting as of May 31, 2003 due to the acquisition of USV by Palisade and the month of June 2003 is eliminated as part of the pro forma adjustments so that the combined pro forma financial statements only reflect seven months of results of operations for USV, which is the number of months that Palisade owned USV through December 31, 2003. The 2004 and interim 2005 combined pro forma financial statements will include the accounts of all three companies for the periods presented. There is no pro forma financial information presented for 2002 since it would solely reflect the operations of OptiCare.
      The unaudited pro forma combined balance sheets on December 31, 2003, December 31, 2004 and September 30, 2005 include the accounts of all three entities. The unaudited combined statement of operations for the year ended December 31, 2003 reflects the combined results of operations of OptiCare for the full year and the results of operations of Refac (the legal acquiror) from March 1, 2003 to December 31, 2003 and the results of operations of USV from July 1, 2003 to January 31, 2004. The unaudited pro forma combined statement of operations for the year ended December 31, 2004 reflects the results of operations of Refac and OptiCare for the twelve months ended December 31, 2004 and USV for the twelve months ended January 31, 2005. The unaudited pro forma combined statement of operations for the nine month period ended September 30, 2005 reflects the results of operations of Refac and OptiCare for the nine months ended September 30, 2005 and USV for the nine months ended October 31, 2005.
      The acquisition of the minority interest in both OptiCare and USV have been accounted for as the acquisition of shares from a minority stockholder at fair value. Accordingly, under pro forma rules such portion of the transaction is reflected in the unaudited pro forma combined statement of operations as of January 1, 2004 and in the unaudited pro forma combined balance sheet as of September 30, 2005.
      Since the transaction is being accounted for in a manner similar to a pooling of interests, discontinued operations will be included in the restated historical financial statements in subsequent filings under the Securities Exchange Act of 1934, as amended. While pro forma rules typically require that pro forma presentations exclude discontinued operations, we did not exclude them in this instance as we believe it is the general intent of the unaudited pro forma combined financial statements to reflect the anticipated presentation of the Company’s historical restated financial statements in subsequent filings under the Securities Exchange Act of 1934, as amended.

      The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial statements do not purport to represent what the Company’s financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company’s financial position or results of operations for any future period. The pro forma adjustments do not include adjustments to conform the accounting policies of the individual companies as the impact of conforming is not expected to be material. The unaudited pro forma combined financial statements should be read in conjunction with the individual companies’ historical financial statements and notes thereto.
      In addition, the unaudited pro forma combined financial statements do not take into account the plan adopted on January 31, 2006 by the Board of Directors of OptiCare to sell its managed vision business. In furtherance thereof, on January 31, 2006, OptiCare, Refac and a nationally recognized managed care provider entered into a non-binding letter of intent to sell the managed vision business to this managed care provider for $7.5 million in cash. The sale of the managed vision business is expected to be completed by April 30, 2006. OptiCare, however, expects to incur a goodwill impairment charge of approximately $4.8 million in the last quarter of 2005.

Refac
Pro Forma Combined Balance Sheet
September 30, 2005

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(15)	Adjustments		Combined	Adjustments		Combined

ASSETS
Cash and cash equivalents	$1,089	$2,142	$1,713			$4,944			$4,944
Royalties and accounts receivable, net	296	2,122	8,294			10,712			10,712
Notes receivable — current portion	29					29			29
Investments being held to maturity	28,875					28,875			28,875
Inventories, net	—	1,808	19,006			20,814			20,814
Prepaid expenses and other current assets	502	750	441			1,693			1,693
Restricted cash and investments being held to maturity	5,260					5,260			5,260

Total current assets	36,051	6,822	29,454	—		72,327	—		72,327

Property and equipment, net	610	2,084	32,026			34,720			34,720
Licensed department agreements			11,481			11,481	2,402	(9),(10)	13,883
Managed Care Contracts				4,239	(1),(2)	4,239			4,239
Managed Care Software				287	(1),(2)	287			287
HSO contracts				—	(1),(2)	—			—
Goodwill		16,888		5,547	(1)	22,435	1,350	(9),(10)	23,785
Other intangibles, net		985				985			985
Notes receivable, less current portion	1,085	712		(1,000	)(8)	797			797
Deferred income taxes	439					439			439
Restricted cash		1,639				1,639			1,639
Deferred debt issuance costs, net		270				270			270
Other assets	23	764	427			1,214			1,214

Total assets	$38,208	$30,164	$73,388	$9,073		$150,833	$3,752		$154,585

Refac
Pro Forma Combined Balance Sheet — (Continued)
September 30, 2005

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(15)	Adjustments		Combined	Adjustments		Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$38	$1,028	$6,428			$7,494			$7,494
Accrued expenses	870	1,587	5,162			7,619			7,619
Accrued salaries and related expenses		2,290	2,095			4,385			4,385
Claims payable and claims IBNR		2,153				2,153			2,153
Customer deposits		211	4,260			4,471			4,471
Deferred revenue	81					81			81
Deferred incentive compensation	421					421			421
Current portion of long-term debt		2,519	4,398	(1,000	)(8)	5,917			5,917
Current portion of capital lease obligations		54	477			531			531
Other current liabilities	92	686				778			778

Total current liabilities	1,502	10,528	22,820	(1,000)		33,850	—		33,850
Long-term debt, net of current portion		898	2,925			3,823			3,823
Capital lease obligations net of current portion		115	795			910			910
Revolving line of credit			10,047			10,047			10,047
Subordinated vendor debt			10,000			10,000			10,000
Other long-term liabilities		352				352			352
Minority Interest				7,204	(3),(5)	7,204	(7,204	)(9)	—
Temporary capital	5,260	6,929		(878	)(3),(7)	11,311	(6,051	)(9)	5,260
Preferred stock		1				1	(1	)(9)	—
Common stock	7	31	15	(13	)(3),(5)	40	(22	)(9)	18
Additional paid-in capital	22,955	83,051	29,614	(32,339	)(1),(3),(5),(7)	103,281	67,124	(9),(10)	170,405
Unearned compensation	(135)					(135)	(175	)(10)	(310)
Retained earnings (accumulated deficit)	9,262	(71,741)	(2,828)	36,099	(1),(2),(3),(5)	(29,208)	(49,919	)(9)	(79,127)
Treasury stock	(306)					(306)			(306)
Receivable from issuance of common stock	(337)					(337)			(337)

Total stockholders’ equity	31,446	11,342	26,801	3,747		73,336	17,007		90,343

Total liabilities and stockholders’ equity	$38,208	$30,164	$73,388	$9,073		$150,833	$3,752		$154,585

Refac
Pro Forma Combined Statement of Operations
Nine Months Ended September 30, 2005

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(15)	Adjustments		Combined	Adjustments		Combined

Net revenues:
Managed vision		$19,439				$19,439			$19,439
Product sales		8,837	107,785			116,622			116,622
Other services		15,088				15,088			15,088
Licensing-related activities	2,289					2,289			2,289
Related party consulting services and other	65	848				913			913

Total revenues	2,354	44,212	107,785	—		154,351	—		154,351

Operating expenses:
Medical claims expense		14,216				14,216			14,216
Cost of product sales		3,108	33,933			37,041			37,041
Cost of services		5,730				5,730			5,730
Licensing-related activities	90					90			90
Selling, general and administrative	2,798	18,724	66,833			88,355	(1,255	)(11),(12)	87,100
Depreciation and amortization		833	4,013	838	(2)	5,684			5,684

Total operating expenses	2,888	42,611	104,779	838		151,116	(1,255)		149,861

Operating income (loss)	(534)	1,601	3,006	(838)		3,235	1,255		4,490
Other income (expenses):
Dividends and interest	746			(10	)(8)	736			736
Interest expense		(553)	(1,264)	10	(8)	(1,807)			(1,807)
Other	(179)					(179)			(179)

Income (loss) from continuing operations before income tax expense and minority interest	33	1,048	1,742	(838)		1,985	1,255		3,240
Income tax expense	219	50	48			317			317
Minority interest				195	(4),(6)	195	(195	)(13),(14)	—

Income (loss) from continuing operations	(186)	998	1,694	(1,033)		1,474	1,450		2,923
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes and minority interest		920	(86)	(136	)(4),(6)	698	136	(13),(14)	834

Net income (loss)	$(186)	$1,918	$1,608	$(1,169)		$2,171	$1,586		$3,757

Basic and diluted earnings per share:
From continuing operations									$0.16
From discontinued operations									$0.05

Total									$0.21

Basic weighted average shares outstanding									18,101,746

Diluted weighted average shares outstanding									18,219,879

Footnotes to 2005 Pro Forma Financial Statements
      1. To record the push down of Palisade’s basis in its investments in OptiCare at September 30, 2005.
      2. To record the amortization expense related to the OptiCare managed care contracts, managed care fixed asset step-up and health service organization contracts for the nine months ended September 30, 2005.
      3. To record the minority interest liability related to the OptiCare minority shareholders’ at September 30, 2005.
      4. To record the minority interest expense related to the OptiCare minority shareholders’ for the nine months ended September 30, 2005.
      5. To record the minority interest liability related to the USV minority shareholders’ at October 31, 2005.
      6. To record the minority interest expense related to the USV minority shareholders’ for the nine months ended October 31, 2005.
      7. To record the reversal of the third quarter 2005 accrued dividends on the OptiCare Series B perferred stock pursuant to the Merger Agreement which stipulates that the Series B dividends will no longer accrue beyond June 30, 2005.
      8. To eliminate the inter-company note receivable/payable and accrued interest on the loan Refac made to OptiCare.
      9. To record the issuance of 11,092,131 shares of Refac common stock in exchange for 100% of the outstanding capital stock of OptiCare and USV.
      10. To record the exchange of OptiCare and USV stock options and warrants pursuant to the merger agreements.
      11. To record the amortization of the unearned compensation which was recorded in connection with the exchange of unvested OptiCare and USV stock options.
      12. To eliminate $1,384,000 in non-recurring merger-related expenses incurred by Refac, OptiCare and USV that are directly attributable to the transactions reflected in the pro forma.
      13. To eliminate the minority interest expense related to the OptiCare minority shareholders’ for the nine months ended September 30, 2005.
      14. To eliminate the minority interest expense related to the USV minority shareholders’ for the nine months ended October 31, 2005.
      15. The financial position and results of operations of USV are as of October 31, 2005 and for the nine months then ended.

Refac
Pro Forma Combined Balance Sheet
December 31, 2004

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma	Pro Forma
	Refac	Systems, Inc.	Inc.(12)	Adjustments		Combined	Adjustments(7)	Combined

ASSETS
Cash and cash equivalents	$457	$2,228	$1,613			$4,298		$4,298
Royalties and accounts receivable, net	286	2,164	8,435			10,885		10,885
Notes receivable — current portion	64	82				146		146
Investments being held to maturity	29,342					29,342		29,342
Inventories, net		1,851	17,447			19,298		19,298
Income taxes receivable	23					23		23
Prepaid expenses and other current assets	803	599	404			1,806		1,806
Restricted cash and investments being held to maturity	5,416					5,416		5,416
Assets held for sale		7,894				7,894		7,894

Total current assets	36,391	14,818	27,899	—		79,108	—	79,108

Property and equipment, net	747	2,628	33,049			36,424		36,424
Licensed department agreements			11,481			11,481		11,481
Managed Care Contracts				4,727	(1),(2)	4,727		$4,727
Managed Care Software				437	(1),(2)	437		437
HSO Contracts				159	(1),(2)	159		159
Goodwill		16,663		804	(1),(3)	17,467		17,467
Other intangibles, net		1,068				1,068		1,068
Available for sale securities	1,000					1,000		1,000
Notes receivable, less current portion	141	734				875		875
Deferred income taxes	489					489		489
Restricted cash		1,413				1,413		1,413
Assets held for sale, non-current		1,150		—	(1),(3)	1,150		1,150
Deferred debt issuance costs, net		342				342		342
Other assets		998	449			1,447		1,447

Total assets	$38,768	$39,814	$72,878	$6,127		$157,587	$—	$157,587

Refac
Pro Forma Combined Balance Sheet
December 31, 2004 — (Continued)

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(12)	Adjustments		Combined	Adjustments(7)		Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$685	$2,727	$5,466			$8,878			$8,878
Accrued expenses		1,874	5,609			7,483			7,483
Accrued salaries and related expenses		2,743	1,741			4,484			4,484
Claims payable and claims IBNR		1,897				1,897			1,897
Customer deposits		223	2,944			3,167			3,167
Deferred revenue	142					142			142
Deferred incentive compensation	1,239					1,239			1,239
Current portion of long-term debt		332	4,944			5,276			5,276
Current portion of capital lease obligations		11	344			355			355
Liabilities of held for sale businesses		5,683				5,683			5,683
Other current liabilities	89	896				985			985

Total current liabilities	2,155	16,386	21,048	—		39,589	—		39,589
Long-term debt, net of current portion		10,024	5,354			15,378			15,378
Capital lease obligations net of current portion		19	351			370			370
Revolving line of credit			11,433			11,433			11,433
Subordinated vendor debt			10,000			10,000			10,000
Other long-term liabilities		1,476				1,476			1,476
Minority Interest				5,151	(4),(6)	5,151			5,151
Temporary capital	5,416	6,344		(642	)(4)	11,118	(5,702	)(8)	5,416
Preferred stock		1				1	(1	)(8)	—
Common stock	7	31	15	(13	)(4),(6)	40	(24	)(8)	16
Additional paid-in capital	22,238	79,192	29,114	(36,854	)(1),(4),(6)	93,690	5,727	(8)	99,417
Retained earnings (accumulated deficit)	9,448	(73,659)	(4,437)	38,485	(1),(2),(3),(4),(6)	(30,163)			(30,163)
Treasury stock	(159)					(159)			(159)
Receivable from issuance of common stock	(337)					(337)			(337)

Total stockholders’ equity	31,197	5,565	24,692	1,618		63,072	5,702		68,774

Total liabilities and stockholders’ equity	$38,768	$39,814	$72,878	$6,127		$157,587	$—		$157,587

Refac
Pro Forma Combined Statement of Operations
Year Ended December 31, 2004

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(12)	Adjustments		Combined	Adjustments		Combined

Net revenues:
Managed vision		$25,495				$25,495			$25,495
Product sales		11,580	128,026			139,606			139,606
Other services		19,907				19,907			19,907
Licensing-related activities	1,609					1,609			1,609
Related party consulting services and other	170	1,921				2,091			2,091

Total revenues	1,779	58,903	128,026	—		188,708	—		188,708
Operating expenses:
Medical claims expense		19,156				19,156			19,156
Cost of product sales		4,128	40,077			44,205			44,205
Cost of services		8,322				8,322			8,322
Licensing-related activities	124					124			124
Selling, general and administrative	2,606	25,053	79,733			107,392	172	(9)	107,564
Depreciation and amortization		965	5,174	2,188	(2)	8,327			8,327
Goodwill impairment				1,325	(3)	1,325			1,325

Total operating expenses	2,730	57,624	124,984	3,513		188,851	172		189,023

Operating income (loss)	(951)	1,279	3,042	(3,513)		(143)	(172)		(315)
Other income (expenses):
Dividends and interest	582					582			582
Interest expense		(1,190)	(2,115)			(3,305)			(3,305)

Income (loss) from continuing operations before income tax expense and minority interest	(369)	89	927	(3,513)		(2,866)	(172)		(3,038)
Income tax (benefit) expense	(130)	51	(41)			(120)			(120)
Minority interest				(520	)(5),(7)	(520)	520	(10)(11)	—

Income (loss) from continuing operations	(239)	38	968	(2,993)		(2,226)	(692)		(2,918)
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes and minority interest		(3,973)	(1,499)	748	(5),(7)	(4,724)	(748	)(10),(11)	(5,472)
Gain (loss) on disposal of discontinued operations, net of income taxes and minority interest	14	(4,405)		(2,037	)(3),(5)	(6,428)	(1,283	)(10)	(7,711)

Income (loss) from discontinued operations	14	(8,378)	(1,499)	(1,289)		(11,152)	(2,031)		(13,183)

Net loss	$(225)	$(8,340)	$(531)	$(4,282)		$(13,378)	$(2,723)		$(16,101)

Basic and diluted loss per share:
From continuing operations									$(0.17)
From discontinued operations									$(0.79)

Total									$(0.96)

Basic and diluted weighted average shares outstanding									16,695,757

Footnotes to 2004 Unaudited Pro Forma Condensed Combined Financial Information
      1. To record the push down of Palisade’s basis in its investments in OptiCare at December 31, 2004.
      2. To record the amortization expense related to the OptiCare managed care contracts, managed care fixed asset step-up and health services organization contracts for the year ended December 31, 2004.
      3. To record the goodwill impairment charge for the managed care reporting unit pursuant to SFAS 142 for the year ended December 31, 2004 and to reflect the additional loss on disposal of discontinued operations resulting from the goodwill writedown associated with OptiCare’s discontinued operations for the year ended December 31, 2004.
      4. To record the minority interest liability related to the OptiCare minority shareholders’ at December 31, 2004.
      5. To record the minority interest expense related to the OptiCare minority shareholders’ for the year ended December 31, 2004.
      6. To record the minority interest liability related to the USV minority shareholders’ at January 31, 2005.
      7. To record the minority interest expense related to the USV minority shareholders’ for the year ended January 31, 2005.
      8. To record the issuance of 8,991,679 shares of Refac common stock in exchange for 100% of Palisade’s outstanding capital stock of OptiCare and USV.
      9. To record the amortization of the unearned compensation which was recorded in connection with the exchange of unvested OptiCare and USV stock options.
      10. To eliminate the minority interest expense related to the OptiCare minority shareholders’ for the year ended December 31, 2004.
      11. To eliminate the minority interest expense related to the USV minority shareholders’ for the year ended January 31, 2005.
      12. The financial position and results of operations of USV are as of January 31, 2005 and for the year then ended.

Refac
Pro Forma Combined Balance Sheet
December 31, 2003

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma	Pro Forma
	Refac	Systems, Inc.	Inc.(10)	Adjustments		Combined	Adjustments	Combined

ASSETS
Cash and cash equivalents	$799	$1,695	$678			$3,172		$3,172
Royalties and accounts receivable, net	478	2,044	9,242			11,764		11,764
Notes receivable — current portion	302	105				407		407
Investments being held to maturity	28,682					28,682		28,682
Inventories, net		1,773	17,536			19,309		19,309
Income taxes receivable	636					636		636
Prepaid expenses and other current assets	899	354	334			1,587		1,587
Assets held for sale		11,578				11,578		11,578

Total current assets	31,796	17,549	27,790	—		77,135	—	77,135
Property and equipment, net	777	2,761	36,083			39,621		39,621
Licensed department agreements			11,481			11,481		11,481
Managed Care Contracts				5,377	(1),(2)	5,377		5,377
Managed Care Software				635	(1),(2)	635		635
HSO Contracts				1,499	(1),(2)	1,499		1,499
Goodwill		16,565		2,129	(1)	18,694		18,694
Other intangibles, net		1,179				1,179		1,179
Available for sale securities	1,000					1,000		1,000
Notes receivable, less current portion	205	791				996		996
Deferred incentive compensation	34					34		34
Deferred income taxes	468					468		468
Restricted investments held to maturity	4,743					4,743		4,743
Restricted cash		1,158				1,158		1,158
Assets held for sale, non- current		4,670		3,320	(1)	7,990		7,990
Deferred debt issuance costs, net		398				398		398
Other assets		784	491			1,275		1,275

Total assets	$39,023	$45,855	$75,845	$12,960		$173,683	$—	$173,683

Refac
Pro Forma Combined Balance Sheet
December 31, 2003 — (Continued)

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(10)	Adjustments		Combined	Adjustments		Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$693	$734	$6,721			$8,148			$8,148
Accrued expenses		1,184	4,532			5,716			5,716
Accrued salaries and related expenses		2,186	1,055			3,241			3,241
Claims payable and claims IBNR		1,534				1,534			1,534
Customer deposits			3,321			3,321			3,321
Deferred revenue	145					145			145
Deferred incentive compensation	400					400			400
Current portion of long-term debt		10,818	4,923			15,741			15,741
Current portion of capital lease obligations		10	720			730			730
Liabilities of held for sale businesses		6,755				6,755			6,755
Other current liabilities	198	407				605			605

Total current liabilities	1,436	23,628	21,272	—		46,336	—		46,336
Deferred incentive compensation	946					946			946
Long-term debt, net of current portion		1,775	8,962			10,737			10,737
Capital lease obligations net of current portion			468			468			468
Revolving line of credit			15,616			15,616			15,616
Subordinated vendor debt			8,723			8,723			8,723
Other long-term liabilities		405	208			613			613
Minority Interest				6,767	(3),(5)	6,767			6,767
Temporary capital	4,743	5,635		(568	)(3)	9,810	(5,067	)(7)	4,743
Preferred stock		1				1	(1	)(7)	—
Common stock	7	30	13	(12	)(3),(5)	38	(23	)(7)	15
Additional paid-in capital	22,742	79,700	24,489	(36,413	)(1),(3),(5)	90,518	5,091	(7)	95,609
Retained earnings (accumulated deficit)	9,673	(65,319)	(3,906)	43,186	(1),(2),(3),(5)	(16,366)			(16,366)
Treasury stock	(159)					(159)			(159)
Receivable from issuance of common stock	(365)					(365)			(365)

Total stockholders’ equity	31,898	14,412	20,596	6,761		73,667	5,067		78,734

Total liabilities and stockholders’ equity	$39,023	$45,855	$75,845	$12,960		$173,683	$—		$173,683

Refac
Pro Forma Combined Statement of Operations
Year Ended December 31, 2003

		Opticare
		Health	U.S. Vision,	Combination			Pro Forma		Pro Forma
	Refac	Systems, Inc.	Inc.(10)	Adjustments		Combined	Adjustments		Combined

Net revenues:
Managed vision		$28,111				$28,111			$28,111
Product sales		11,295	78,123			89,418	(9,964	)(9)	79,454
Other services		18,971				18,971			18,971
Licensing-related activities	1,774					1,774	(283	)(8)	1,491
Related party consulting services and other	30	2,722				2,752			2,752

Total revenues	1,804	61,099	78,123			141,026	(10,247)		130,779
Operating expenses:
Medical claims expense		22,000				22,000			22,000
Cost of product sales		3,837	24,194			28,031	(3,057	)(9)	24,974
Cost of services		8,001				8,001			8,001
Licensing-related activities	119					119	(19	)(8)	100
Selling, general and administrative	4,216	24,165	51,779			80,160	(7,785	)(8),(9)	72,375
Loss from early extinguishment of debt		1,896				1,896			1,896
Depreciation and amortization		1,282	3,356	2,611	(2)	7,249	(408	)(9)	6,841
Other charges			430			430			430

Total operating expenses	4,335	61,181	79,759	2,611		147,886	(11,269)		136,617
Operating income (loss)	(2,531)	(82)	(1,636)	(2,611)		(6,860)	1,022		(5,838)
Other income (expenses):
Dividends and interest	323					323	(41	)(8)	282
Interest expense		(2,044)	(1,669)			(3,713)	201	(9)	(3,512)

Income (loss) from continuing operations before income tax expense and minority interest	(2,208)	(2,126)	(3,305)	(2,611)		(10,250)	1,182		(9,068)
Income tax (benefit) expense	(674)	4,927	4			4,257	449	(8)	4,706
Minority interest				(1,976	)(4),(6)	(1,976)	(17	)(9)	(1,993)

Income (loss) from continuing operations	(1,534)	(7,053)	(3,309)	(635)		(12,531)	750		(11,781)
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes and minority interest		(5,300)	(597)	995	(4),(6)	(4,902)	26	(9)	(4,876)
Gain (loss) on disposal of discontinued operations, net of income taxes and minority interest	38					38	(6	)(8)	32

Income (loss) from discontinued operations	38	(5,300)	(597)	995		(4,864)	20		(4,844)

Net income (loss)	$(1,496)	$(12,353)	$(3,906)	$360		$(17,395)	$770		$(16,625)

Basic and diluted loss per share:
From continuing operations									$(0.94)
From discontinued operations									$(0.39)

Total									$(1.33)

Basic and diluted weighted average shares outstanding									12,472,459

Footnotes to 2003 Unaudited Pro Forma Condensed Combined Financial Information
      1. To record the push down of Palisade’s basis in its investments in OptiCare at December 31, 2003.
      2. To record the amortization expense related to the OptiCare managed care contracts, managed care fixed asset step-up and health services organization contracts for the year ended December 31, 2003.
      3. To record the minority interest liability related to the OptiCare minority shareholders’ at December 31, 2003.
      4. To record the minority interest expense related to the OptiCare minority shareholders’ for the year ended December 31, 2003.
      5. To record the minority interest liability related to the USV minority shareholders’ at January 31, 2004.
      6. To record the minority interest expense related to the USV minority shareholders’ for the eight month period ended January 31, 2004.
      7. To record the issuance of 8,101,879 shares of Refac common stock in exchange for 100% of Palisade’s outstanding capital stock of Opticare and USV.
      8. To eliminate the operating results of Refac from January 1, 2003 to February 28, 2003 since Refac came under common control as of February 28, 2003.
      9. To eliminate the results of operations for USV for the month of June 2003.
      10. The financial position and results of operations of USV are as of January 31, 2004 and for the period May 31, 2003 through January 31, 2004.

DESCRIPTION OF REFAC CAPITAL STOCK
      The following is a summary of the terms and provisions of Refac’s capital stock. The rights of Refac stockholders are governed by Delaware law, Refac’s Restated Certificate of Incorporation and Refac’s Amended and Restated By-Laws. This summary is qualified in its entirety by reference to the governing corporate instruments of Refac to which we have referred you to and applicable provisions of the Delaware General Corporations Law. To obtain a copy of Refac’s Restated Certificate of Incorporation and Amended and Restated By-Laws, see “Where You Can Find More Information” beginning on page 192.
General
      Refac’s authorized shares consist of 20,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share for a total of 21,000,000 shares of stock. At the annual meeting of Refac stockholders to be held on March 6, 2006, an amendment and restatement of Refac’s charter to increase the number of authorized shares of common stock from 20,000,000 to 25,000,000 is proposed.
Common Stock
      The holders of Refac common stock are entitled to attend any meetings of Refac and each share of common stock is entitled to one vote on all matters submitted to a vote of Refac stockholders. The holders of Refac common stock are entitled to receive such dividends as may be declared by the board of directors.
      All shares of Refac common stock will participate equally in the distribution of property remaining after payment of liquidation preferences on preferred stock, and after satisfaction of all other claims, on liquidation, dissolution or winding up of the affairs of Refac. Such shares will also equally participate in all dividends declared by the Refac board.
      Common stockholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of Refac common stock are duly authorized, validly issued, fully paid and nonassessable.
      Refac common stock is traded on the American Stock Exchange under the symbol “REF.” The registrar and transfer agent is American Stock Transfer & Trust Company.
Preferred Stock
      The Refac board may, without stockholder approval, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences and terms and conditions of issue.
      Refac has not issued any shares of preferred stock to date, and Refac has no plan to issue any shares of preferred stock.

COMPARISON OF RIGHTS OF REFAC, OPTICARE AND U.S. VISION
STOCKHOLDERS AND CORPORATE GOVERNANCE MATTERS
      As a result of the mergers, holders of OptiCare common stock and holders of U.S. Vision common stock will become holders of Refac common stock. See “The Mergers — The OptiCare Merger Agreement — Merger Consideration” and “The Mergers — The U.S. Vision Merger Agreement — Merger Consideration” beginning on page 55 and page 65, respectively. The rights of Refac stockholders are governed by applicable Delaware law and the provisions of Refac’s Restated Certificate of Incorporation and Amended and Restated By-Laws.
      The following is a summary of the material differences between the rights of Refac stockholders and OptiCare and U.S. Vision stockholders. Because the rights of all of Refac’s, OptiCare’s and U.S. Vision’s stockholders are governed by Delaware law, these differences arise principally from differences between each of Refac’s, OptiCare’s and U.S. Vision’s respective certificates of incorporation and by-laws.
      The following does not provide a complete description of the specific rights of Refac stockholders under Refac’s Restated Certificate of Incorporation and Amended and Restated By-Laws. This summary is qualified in its entirety by reference to the governing corporate instruments of Refac, OptiCare and U.S. Vision. You should read those documents for a complete understanding of all the differences between the rights of Refac stockholders and those of OptiCare and U.S. Vision stockholders. See “Where You Can Find More Information” beginning on page 192.

Provision	Refac	OptiCare	U.S. Vision

Authorized Capital Stock	Refac’s charter authorizes it to issue up to 21,000,000 shares of stock, consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

At the annual meeting of Refac, an amendment and restatement of Refac’s charter to increase the number of authorized shares of common stock from 20,000,000 to 25,000,000 is proposed.	OptiCare’s charter authorizes it to issue up to 155,000,000 shares of stock, consisting of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

		OptiCare’s preferred stock currently consists of Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.	U.S. Vision’s certificate of incorporation authorizes it to issue up to 25,000,000 shares of stock, consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.
Voting Rights	Under Refac’s charter and by-laws, common stockholders are entitled to vote at all stockholder meetings and are entitled to cast one vote for each share of stock held by them as of the record date fixed by the Refac board of directors.	Under OptiCare’s charter and by-laws, the common stockholders are entitled to vote at all stockholder meetings and are entitled to cast one vote for each share of stock held by them as of the record date fixed by the OptiCare board of directors.	Under U.S. Vision’s certificate of incorporation and by- laws, common stockholders are entitled to vote at all stockholder meetings and are entitled to cast one vote for each share of stock held by them as of the record date

Provision	Refac	OptiCare	U.S. Vision

Votes may be cast in person or by proxy.	Votes may be cast in person or by proxy. Except as provided below, common stockholders have the exclusive right to vote for the election of directors and for all other purposes, and preferred stockholders are not entitled to receive notice of any meetings at which they are not entitled to vote or consent.

Holders of Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to vote in the same manner and with the same effect as holders of common stock on all matters to be voted on by of common stockholders, voting together and not as separate classes.

Each share of Series B preferred stock entitles the holder to one vote for each of the shares of common stock into which it is convertible. Each share of Series C and Series D preferred stock entitles the holder to one vote for each of the 50 and 40 shares of common stock into which it is convertible, respectively.

		OptiCare’s by-laws provide that as long as Palisade owns more than 50% of the voting power of OptiCare, (i) the Series B preferred stock may be	fixed by the U.S. Vision board of directors. Votes may be cast in person or by proxy.

Provision	Refac	OptiCare	U.S. Vision

redeemed only with the approval of a majority of the independent directors of OptiCare and (ii) OptiCare may not take certain actions without the approval of a majority of the independent directors. The special voting provisions section may not be amended without the approval of a majority of (i) the independent directors or (ii) stockholders other than Palisade or its transferees.
Cumulative Voting	Refac’s charter does not provide for cumulative voting. Holders of Refac’s common stock do not have cumulative voting rights in connection with the election of directors.	OptiCare’s charter provides that there will be no cumulative voting for the election of directors.	U.S. Vision’s certificate of incorporation provides that there will be no cumulative voting for the election of directors.
Stockholders Meetings
Annual Meetings	Refac’s by-laws provide that annual meetings will be held at such date, time and place and time as is designated by the board.	OptiCare’s by-laws provide that annual meetings will be held at such date, time and place and time as is designated by the board, which date shall be within 13 months subsequent to the last annual meeting of stockholders.	U.S. Vision’s by-laws provide that annual meetings will be held at such date, time and place and time as is designated by the board.
Special Meetings	Refac’s by-laws provide that special meetings of stockholders may be called by the board of directors, the chief executive officer or secretary and must be called by the chief executive officer or secretary at the request of a majority of the stockholders.	OptiCare’s by-laws provide that special meetings of stockholders may be called by the chairman of the board of directors, by the president or by the board of directors, or by written order of a majority of the directors, and must be called by the chairman of the board, the president or the secretary at the request in writing of stockholder owning a majority of	U.S. Vision’s by-laws provide that special meetings of stockholders may be called by the board of directors, the president, or one or more stockholders holding, in the aggregate, at least one- tenth of the shares entitled to vote.

Provision	Refac	OptiCare	U.S. Vision

the common stock of OptiCare issued and outstanding and entitled to vote.
Quorum	Refac’s by-laws provide that at all stockholder meetings a quorum shall consist of the holders of at least 55% of the shares of capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy.	OptiCare’s by-laws provide that at all stockholder meetings a quorum shall consist of the holders of at least a majority of the shares of capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy.	U.S. Vision’s by-laws provide that at all stockholder meetings a quorum shall consist of the holders of at least a majority of the shares of capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy.
Notice of Stockholder Meetings	Refac’s by-laws provide that written notice of every meeting of stockholders will be given not less than 10 nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting, except that where the matter to be acted upon at the meeting is a merger or consolidation of Refac, or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting.	OptiCare’s by-laws provide that written notice of every meeting of stockholders will be given not less than 10 nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting.	U.S. Vision’s by-laws provide that written notice of every meeting of stockholders will be given not less than 10 nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting.
Proxies	Refac’s by-laws provide that each proxy must be in writing executed by the stockholder giving the proxy or his or her authorized attorney. Every proxy shall be revocable unless and until voted, except where an irrevocable proxy permitted by statute has been given.	OptiCare’s by-laws provide that all proxies shall be received and taken charge of by the secretary. Every proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient to support an irrevocable power.	Not addressed.
Actions by Written Consent	Refac’s by-laws allow actions to be taken by stockholders by written consent without a meeting and without prior notice, if a consent	OptiCare’s by-laws allow actions to be taken by stockholders by written consent without a meeting and without prior notice, if a	U.S. Vision’s by-laws allow actions to be taken by stockholders by written consent without a meeting and without prior notice, if a

Provision	Refac	OptiCare	U.S. Vision

	in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted.	consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted.	consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted.
Matters Relating to the Board of Directors
Number	Refac’s by-laws provide that the number of directors may be increased by the stockholders or by the board of directors or may be decreased by the stockholders.	OptiCare’s by-laws provide that the number of directors will be determined by the board of directors and must be set forth in the notice of any meeting of stockholders for the purpose of electing directors.	U.S. Vision’s by-laws provide that the number of directors may not be less than one.
Quorum	Refac’s by-laws provide that a majority of the total number of directors then in office shall constitute a quorum.	OptiCare’s by-laws provide that a majority of the total number of directors then in office shall constitute a quorum.	U.S. Vision’s by-laws provide that a majority of the total number of directors then in office shall constitute a quorum.
Classification of Directors	Refac’s charter and by- laws provide that the board of directors shall be divided into three classes as nearly equal in number as possible with each class’ terms expiring on a staggered basis.

	If Proposal 4 is adopted at Refac’s annual meeting, the classified board will be eliminated.	OptiCare’s charter and by-laws do not provide for a classified board of directors.	U.S. Vision’s certificate of incorporation and by- laws do not provide for a classified board of directors.
Resignation and Removal of Directors	Refac’s by-laws provide that a director may resign at any time by giving written notice. Directors may be removed for cause at any time by the vote of a majority of the outstanding common stock.	OptiCare’s by-laws provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	U.S. Vision’s by-laws provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Provision	Refac	OptiCare	U.S. Vision

Vacancies of the Board	Refac’s by-laws provide that a vacancy occurring for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, the sole remaining director, or by the stockholders.	OptiCare’s by-laws provide that a vacancy occurring for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office or by the sole remaining director.	U.S. Vision’s by-laws provide that a vacancy occurring for any reason may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a majority of the stockholders then entitled to vote. Directorships resulting from an increase in the authorized number of directors may be filled by the stockholders or the board of directors for a term of office continuing only until the next director election.
Preemptive Rights	Refac’s charter does not grant any preemptive rights to its stockholders.	OptiCare’s charter does not grant any preemptive rights to its stockholders.	U.S. Vision’s certificate of incorporation does not grant any preemptive rights to its stockholders.
Dividends	Refac’s by-laws provide that dividends on Refac’s stock may be paid at such times and in such amounts as the board of directors may determine.	OptiCare’s by-laws provide that dividends on OptiCare’s stock may be paid at such times and in such amounts as the board of directors may determine.	U.S. Vision’s by-laws provide that dividends may be declared by the directors.
Holders of OptiCare’s Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock are entitled to receive, in preference to the holders of common stock or any other junior stock, dividends in an amount equal to the amount of dividends they would receive if their preferred shares had been converted into common stock on the date on which dividends are declared on the common stock. The Series B 12.5% Voting Cumulative Convertible Participating Preferred

Provision	Refac	OptiCare	U.S. Vision

Stock accumulates an increase in liquidation value at an annual rate of 12.5%.
Holders of OptiCare’s Series C Preferred Stock and Series D Preferred Stock are entitled to receive, equally, ratably and on a parity with the common stockholders, dividends in amounts equal to the amount of dividends such holders would receive if their shares were converted into common stock on each date on which dividends are declared on common stock.
Limitation of Personal Liability of Directors	Refac’s charter provides that no director shall be personally liable to Refac or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.	OptiCare’s charter provides that no director shall be personally liable to OptiCare or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.	U.S. Vision’s certificate of incorporation provides that no director shall be personally liable to U.S. Vision or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
Indemnification of Directors and Officers	Refac’s by-laws provide for indemnification of its directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees of Refac, respectively, to the fullest extent permitted by Delaware law. The by-laws also require Refac to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.	OptiCare’s by-laws provide that OptiCare will indemnify any person made or threatened to be made a party or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she is or was a director, officer, employee or agent of OptiCare or is or was serving at the request of OptiCare as a director, officer employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and	U.S. Vision’s by-laws provide for indemnification of its directors, officers, agents and employees as well as any person who served as an officer or functionary of another enterprise at the request of U.S. Vision for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees of U.S. Vision, respectively, to the fullest extent permitted by Delaware law so long as certain standards of

Provision	Refac	OptiCare	U.S. Vision

The charter provides similar indemnification rights. Indemnification protections afforded under the charter and the by-laws are not mutually exclusive.	reasonably incurred by such person in connection with such proceeding. Further, OptiCare may advance expenses necessary to defend such proceedings.

The charter provides similar indemnification rights to the fullest extent permissible by law, as amended. Indemnification protections afforded under the charter and the by-laws are not mutually exclusive.	conduct are met. The by-laws also allow U.S. Vision to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

The certificate of incorporation provides similar indemnification rights.

Indemnification protections afforded under the certificate of incorporation and the by-laws are not mutually exclusive.
Anti-Takeover Matters
Rights Plans	Refac has no company rights plan in place.	OptiCare has no company rights plans in place.	U.S. Vision has no company rights plans in place.
Certain Business Combination Restrictions
Section 203 of the Delaware General Corporation Law protects publicly-traded Delaware corporation, such as Refac and OptiCare, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. A corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law.	Refac’s charter includes an election that Refac not be subject to or governed by Section 203 of the Delaware General Corporation Law.	Under Section 203(b)(4) of the Delaware General Corporation Law, Section 203 does not apply to OptiCare because it has less than 2000 stockholders of record.	Under Section 203(b)(3) of the Delaware General Corporation Law. Section 203 does not apply to U.S. Vision because its shares are not listed on an exchange and it has less than 2000 stockholders of record.

Provision	Refac	OptiCare	U.S. Vision

Amendments to Constituent Documents
Delaware law provides that an amendment to a corporation’s charter requires that the board of directors adopt a resolution setting forth the proposed amendment and that a majority of the voting power of the then outstanding capital stock approve the amendment, although the charter may provide for a greater vote.	The Refac charter does not include any provisions regarding amendment. As a result, Delaware law applies.

Refac’s charter and by- laws provide that the board of directors or stockholders may alter or repeal the by-laws.	OptiCare’s charter includes a provision reserving OptiCare’s rights to amend the charter in accordance with applicable law.

OptiCare’s charter and by-laws provide that the board of directors, subject to stockholder approval, may make, alter or repeal the by- laws.	The U.S. Vision certificate of incorporation does not include any provisions regarding amendment. As a result, Delaware law applies.

U.S. Vision’s certificate of incorporation and by- laws provide that the board of directors shall be authorized to make, alter or repeal the by- laws.
LEGAL MATTERS
      Mark N. Kaplan is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which has provided legal services to Refac since 1982 and represents Refac in connection with the merger agreements and the mergers. Mr. Kaplan and Skadden, Arps, Slate, Meagher & Flom LLP have also from time to time represented, and continue to represent, Palisade and certain of its affiliates. In addition, Mr. Kaplan is the trustee for certain trusts for the benefit of the children of one of the principals of PCM. Such law firm has provided Refac a legal opinion regarding the issuance of Refac common stock in connection with the mergers.
      The law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will provide to OptiCare an opinion that the OptiCare merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code.
EXPERTS
      The financial statements of Refac as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this joint proxy statement/ prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of OptiCare as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this joint proxy statement/ prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the fact that, effective January 1, 2002, OptiCare changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standard No. 142) and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of U.S. Vision, Inc. at January 31, 2005 and 2004 and for the year ended January 31, 2005 and the period from May 31, 2003 to January 31, 2004 (Successor Period) and the period from February 1, 2003 to May 30, 2003 (Predecessor Period) and the consolidated financial statements of U.S. Vision, Inc. at January 31, 2003, and for the period from November 1, 2002 to January 31, 2003

(Successor Period) and the period from February 1, 2002 to October 31, 2002 (Predecessor Period), included in the joint proxy statement of Refac and OptiCare Health Systems, Inc., which is referred to and made a part of this prospectus and registration statement of Refac, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Refac and OptiCare file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at Station Place, 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Refac and OptiCare, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website pertaining to Refac is expressly not incorporated by reference in this joint proxy statement/ prospectus.
      Refac has filed with the SEC a registration statement of which this joint proxy statement/ prospectus forms a part. The registration statement registers the shares of Refac common stock to be issued to OptiCare and U.S. Vision stockholders in connection with the mergers. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Refac’s common stock.
      You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Refac or OptiCare, respectively, by requesting them in writing or by telephone at the following addresses:

Refac
One Bridge Plaza
Suite 550
Fort Lee, New Jersey 07024
Attention: Secretary
Telephone: (201) 585-0600

OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, Connecticut 06708
Attention: Chief Executive Officer
Telephone: (203) 596-2236
      These documents are available from Refac or OptiCare, as appropriate, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/ prospectus forms a part. Stockholders may also obtain printed copies of the Annual Reports on Form 10-K filed with the SEC by each of Refac and OptiCare without charge upon written request to the applicable company at the address above.
      If you are a stockholder of Refac or OptiCare and would like to request documents, please do so by February 28, 2006, to receive them before the Refac annual meeting of stockholders or the OptiCare special meeting of stockholders. If you request any documents from Refac or OptiCare, Refac or OptiCare will mail them to you by first class mail, or another equally prompt means, within one business day after Refac or OptiCare receives your request.

      This document is a prospectus of Refac, proxy statement of Refac for the Refac annual meeting and proxy statement of OptiCare for the OptiCare special meeting. Neither Refac nor OptiCare has authorized anyone to give any information or make any representation about the merger or Refac or OptiCare that is different from, or in addition to, that included in this joint proxy statement/ prospectus. Refac has supplied all information included in this joint proxy statement/ prospectus relating to Refac and OptiCare and U.S. Vision have supplied all information included in this joint proxy statement/ prospectus relating to OptiCare and U.S. Vision, respectively. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF INFORMATION BEFORE THE REFAC ANNUAL MEETING REFAC OR OPTICARE SHOULD RECEIVE YOUR REQUEST NO LATER THAN FEBRUARY 28, 2006.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Refac
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets of Refac at December 31, 2004 and 2003	F-4
Consolidated Statements of Operations of Refac and Subsidiaries for the Three Fiscal Years Ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows of Refac and Subsidiaries for the Three Fiscal Years Ended December 31, 2004, 2003 and 2002	F-6
Consolidated Statement of Changes in Stockholders’ Equity of Refac and Subsidiaries for the Three Fiscal Years Ended December 31, 2004, 2003 and 2002	F-7
Notes to Consolidated Financial Statements of Refac and Subsidiaries	F-8
Unaudited Interim Balance Sheets of Refac at September 30, 2005 and December 31, 2004	F-25
Unaudited Interim Statements of Operations of Refac for the Three and Nine Months Ended September 30, 2005 and 2004	F-26
Unaudited Interim Condensed Statements of Cash Flows of Refac for the Nine Months Ended September 30, 2005 and 2004	F-27
Notes to Unaudited Interim Condensed Financial Statements of Refac	F-28

Consolidated Financial Statements of OptiCare Health Systems, Inc.
Report of Independent Registered Public Accounting Firm	F-38
OptiCare Health Systems, Inc. and Subsidiaries Consolidated Balance Sheets at December 31, 2004 and 2003	F-39
Consolidated Statements of Operations of OptiCare Health Systems, Inc. and Subsidiaries for the Three Fiscal Years Ended December 31, 2004, 2003 and 2002	F-40
Consolidated Statements of Cash Flows of OptiCare Health Systems, Inc. and Subsidiaries for the Three Fiscal Years Ended December 31, 2004, 2003 and 2002	F-41
Consolidated Statements of Changes in Stockholders’ Equity of OptiCare Health Systems, Inc. and Subsidiaries for the Fiscal Years Ended December 31, 2004, 2003 and 2002	F-42
Notes to Consolidated Financial Statements of OptiCare Health Systems, Inc. and Subsidiaries	F-43
Unaudited Interim Condensed Consolidated Balance Sheets of OptiCare Health Systems, Inc. and Subsidiaries at September 30, 2005 and 2004	F-73
Unaudited Interim Condensed Consolidated Statement of Operations of OptiCare Health Systems, Inc. and Subsidiaries for the Nine Months Ended September 30, 2005 and 2004	F-74
Unaudited Interim Condensed Consolidated Statement of Cash Flows of OptiCare Health Systems, Inc. and Subsidiaries for the Nine Months Ended September 30, 2005 and 2004	F-75
Notes to Unaudited Interim Condensed Consolidated Financial Statements of OptiCare Health Systems, Inc. and Subsidiaries	F-76

Consolidated Financial Statements of U.S. Vision, Inc.
Report of Independent Registered Public Accounting Firm	F-85
Consolidated Balance Sheets of U.S. Vision, Inc. at January 31, 2005 and 2004	F-86
 Consolidated Statements of Operations of U.S. Vision, Inc. for the year ended January 31, 2005, the period from May 31, 2003 to January 31, 2004 (Successor Period), and the period from February 1, 2003 to May 30, 2003 (Predecessor Period)
F-87
 Consolidated Statements of Changes in Shareholder’s Equity of U.S. Vision, Inc. for the year ended January 31, 2005, the period ended January 31, 2004 (Successor Period) and the period ended May 30, 2003 (Predecessor Period)
F-88

Page

 Consolidated Statements of Cash Flows of U.S. Vision, Inc. for the year ended January 31, 2005, the period from May 31, 2003 to January 31, 2004 (Successor Period) and the period from February 1, 2003 to May 30, 2003 (Predecessor Period)
F-89
Notes to Consolidated Financial Statements of U.S. Vision, Inc. for the years ended January 31, 2005 and 2004	F-90
Report of Independent Registered Public Accounting Firm	F-101
Consolidated Balance Sheet of U.S. Vision, Inc. at January 31, 2003	F-102
 Consolidated Statements of Operations of U.S. Vision, Inc. for the period from November 1, 2002 to January 31, 2003 (Successor Period) and the period from February 1, 2002 to October 31, 2002 (Predecessor Period)
F-103
 Consolidated Statements of Changes in Shareholder’s Equity of U.S. Vision, Inc. for the period from November 1, 2002 to January 31, 2003 (Successor Period) and the period from February 1, 2002 to October 31, 2002 (Predecessor Period)
F-104
 Consolidated Statements of Cash Flows of U.S. Vision, Inc. for the period from November 1, 2002 to January 31, 2003 (Successor Period) and the period from February 1, 2002 to October 31, 2002 (Predecessor Period)
F-105
Notes to the Consolidated Financial Statements of U.S. Vision, Inc. for the fiscal year ended January 31, 2003	F-106
Unaudited Condensed Consolidated Balance Sheets of U.S. Vision, Inc. at October 31, 2005 and January 31, 2005	F-116
Unaudited Condensed Consolidated Statements of Operations of U.S. Vision, Inc. for three and nine months ended October 31, 2005 and 2004	F-117
Unaudited Condensed Consolidated Statements of Cash Flows of U.S. Vision, Inc. for the nine months ended October 31, 2005 and 2004	F-118
Notes to the Unaudited Condensed Consolidated Financial Statements of U.S. Vision, Inc. for the nine months ended October 31, 2005 and 2004	F-119

Refac Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders of Refac
      We have audited the accompanying balance sheets of Refac as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004, and the related consolidated statement of operations, stockholders’ equity and cash flows of Refac and Subsidiaries for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Refac as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2004, and the consolidated results of operations and cash flows for Refac and Subsidiaries for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Notes 13 and 14 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Assets,” and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets,” respectively, on January 1, 2002.

/s/ Grant Thornton LLP

GRANT THORNTON LLP
New York, New York
March 15, 2005

REFAC
BALANCE SHEETS
At December 31, 2004 and 2003

	December 31,

	2004	2003

	(Amounts in thousands,
	except share and
	per share data)
ASSETS
Current Assets
Cash and cash equivalents	$457	$799
Royalties and accounts receivable	286	478
Notes receivable — current portion	64	302
Investments being held to maturity	29,342	28,682
Income taxes receivable	23	636
Prepaid expenses, deferred income taxes and other current assets	803	899
Restricted investments being held to maturity	5,416	—

Total current assets	36,391	31,796

Property and equipment — net	747	777
Available for sale securities	1,000	1,000
Notes receivable	141	205
Deferred incentive compensation	—	34
Deferred income taxes and other assets	489	468
Restricted investments being held to maturity	—	4,743

Total Assets	$38,768	$39,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$685	$693
Deferred revenue	142	145
Deferred incentive compensation	1,239	400
Other liabilities	89	198

Total current liabilities	2,155	1,436

Deferred incentive compensation		946
Commitments and Contingencies
Temporary Equity	5,416	4,743
Stockholders’ Equity
Common stock, $.001 par value; authorized 20,000,000 shares; issued 7,016,049 as of December 31, 2004 and 7,006,049 as of December 31, 2003	7	7
Additional paid-in capital	22,238	22,742
Retained earnings	9,448	9,673
Treasury stock, at cost, 22,656 shares of common stock, $.001 par value	(159)	(159)
Receivable from issuance of common stock	(337)	(365)

Total stockholders’ equity	31,197	31,898

Total Liabilities and Stockholders’ Equity	$38,768	$39,023

The accompanying notes are an integral part of these financial statements.

REFAC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Years Ended December 31,

	2004	2003	2002

	(Amounts in thousands, except share and per
	share data)
Revenues
Licensing-related activities	$1,609	$1,774	$2,041
Gain on sale of licenses	—	—	4,374
Related party consulting services	170	30	—

Total revenues	1,779	1,804	6,415

Costs and Expenses
Licensing-related activities	124	119	273
Selling, general and administrative expenses	2,606	4,216	2,366

Total costs and expenses	2,730	4,335	2,639

Other Income and Expenses
Dividends, interest and other income	582	323	147

Total other income and expenses	582	323	147

Income (loss) before provision for taxes on income	(369)	(2,208)	3,923
Provision (benefit) for taxes on income	(130)	(674)	1,412

Net income (loss) from continuing operations	(239)	(1,534)	2,511
Gain (loss) from discontinued operations — net of provision (benefit) for taxes of $15, $21 and ($5,017), respectively	14	38	(1,697)
Cumulative effect of change in accounting principle — net of $1,073 tax benefit	—	—	(2,083)

Net loss	$(225)	$(1,496)	$(1,269)

Basic earnings (loss) per share:
From continuing operations	$(0.03)	$(0.27)	$0.66
From discontinued operations	—	$0.01	$(0.44)
From cumulative effect in change in accounting principle	—	—	$(0.55)

Total	$(0.03)	$(0.26)	$(0.33)

Basic weighted average shares outstanding	6,992,105	5,717,128	3,796,429
Diluted earnings (loss) per share:
From continuing operations	$(0.03)	$(0.27)	$0.66
From discontinued operations	—	$0.01	$(0.44)
From cumulative effect in change in accounting principle	—	—	$(0.55)

Total	$(0.03)	$(0.26)	$(0.33)

Diluted weighted average shares outstanding	6,992,105	5,717,128	3,812,302
The accompanying notes are an integral part of the consolidated financial statements.

REFAC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Years Ended December 31,

	2004	2003	2002

	(Amounts in thousands)
Cash Flows from Operating Activities
Net loss	$(225)	$(1,496)	$(1,269)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	169	422	207
Loss on settlement agreement	13	—	—
Loss on disposal of assets	—	—	1,003
Cumulative effect of changing method of accounting for goodwill	—	—	3,156
Additional impairment of goodwill	—	—	2,811
Impairment of long-lived assets	—	—	115
Deferred income taxes and other assets	(171)	149	(238)
Compensation expense related to director options	—	48	—
Loss on sale of assets	2	6	—
Loss associated with appraisal rights settlement	—	29	—
Income tax benefit on stock option exercise	24	—	—
(Increase) decrease in assets:
Royalties and accounts receivable	192	189	2,977
Prepaid expenses and other current assets	(41)	(414)	(96)
Inventory	—	—	2,140
Security deposit	(10)	—	—
Income taxes receivable	613	3,273	(3,909)
Deferred incentive compensation	331	1,632	(1,666)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(8)	495	(588)
Deferred revenue	(3)	10	(180)
Deferred incentive compensation	(107)	(1,054)	2,000
Other liabilities	(109)	(21)	(75)

Net cash provided by operating activities	670	3,268	6,388

Cash Flows from Investing Activities
Proceeds from (purchase of) investments being held to maturity	(1,332)	(21,711)	(11,069)
Purchase of available for sale securities	—	(1,000)	—
Proceeds from (issuance of) Notes receivable	289	213	(720)
Proceeds on disposal of assets	—	2	72
Additions to property and equipment	(141)	(24)	(48)

Net cash used in investing activities	(1,184)	(22,520)	(11,765)

Cash Flows from Financing Activities
Proceeds from sale of common stock	—	16,869	—
Appraisal rights settlement cost	—	(187)	—
Proceeds from repayment of officer loan	28	—	10
Proceeds from exercise of stock options	144	39	7

Net cash provided by financing activities	172	16,721	17

Net increase (decrease) in cash and cash equivalents	(342)	(2,531)	(5,360)
Cash and cash equivalents at beginning of year	799	3,330	8,690

Cash and cash equivalents at end of year	$457	$799	$3,330

Income taxes paid	—	—	$83
For supplemental disclosure of non-cash investing and financing activities, see notes to the consolidated financial statements.
The accompanying notes are an integral part of the consolidated financial statements.

REFAC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Common Stock		Common Stock
	Par Value $.10		Par Value $.001		Additional		Treasury Stock		Receivable from
					Paid-In	Retained			Issuance of
	Shares	Amount	Shares	Amount	Capital	Earnings	Shares	Amount	Common Stock

	(Amounts in thousands, except share data)
Balance, December 31, 2001	5,450,887	$545			$9,984	$26,312	1,655,626	$(13,874)	$(375)
Issuance of common stock upon exercise of stock options	2,750	—			7
Net loss						(1,269)
Repayment of note receivable from officer									10

Balance, December 31, 2002	5,453,637	$545	—	—	$9,991	$25,043	1,655,626	$(13,874)	$(365)
Issuance of common stock upon exercise of stock options	1,500				4
Merger	(5,455,137)	(545)	3,512,006	4	542	(13,874)	(1,655,626)	13,874
Modification of non-employee director stock options					48
Appraisal rights settlement					(14)		22,656	(159)
Issuance of common stock upon exercise of stock options			2,000	—	35
Stock issuance to Palisade			3,469,387	3	16,878
Net Loss						(1,496)

Balance, December 31, 2003	—	—	6,983,393	$7	$22,742	$9,673	22,656	$(159)	$(365)
Issuance of common stock upon exercise of stock options			10,000		$144
Tax benefit from exercise of stock option					$24
Repayment of note receivable from officer									$28
Temporary Equity					$(672)
Net Loss						(225)

Balance, December 31, 2004	—	—	6,993,393	$7	$22,238	$9,448	22,656	$(159)	$(337)

The accompanying notes are an integral part of the consolidated financial statements.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

1.	Business and Summary of Significant Accounting Policies
      For most of its history, Refac (the “Company”) was engaged in intellectual property licensing activities. During the period from 1997 to 2002, it was also engaged in product development and graphic design and invested these creative resources, together with its licensing skills, in certain product development ventures. The Company operates solely in the United States.

A.	Basis of Presentation
      On March 22, 2002, the Company announced that it was repositioning itself for sale or liquidation. Since that date, the Company has disposed of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. The statements of operations for the periods reflect the restatement for discontinued operations.
      On August 19, 2002, the Company entered into a merger agreement with Palisade Concentrated Equity Partnership, L.P. (“Palisade”), which provided for the merger (the “Palisade Merger”) of a Palisade subsidiary with the Company. On February 28, 2003, the Company’s stockholders adopted the merger agreement, as amended, (the “Palisade Merger Agreement”) and the Palisade Merger was consummated. See Note 2.
      On March 28, 2003, the Company entered into a stock purchase agreement with Palisade, which closed on May 19, 2003. Pursuant thereto, Palisade acquired an additional 3,469,387 new shares of the Company’s common stock, at a price of $4.90 per share, or an aggregate price of approximately $17,000,000. Following the completion of the stock purchase transaction, Palisade’s ownership increased to approximately 90% of the Company’s outstanding shares. The purpose of the stock purchase transaction was to provide the Company with additional capital for making acquisitions.
      In accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the Creative Consulting Services and Manufacture and Marketing of Consumer Products groups are included in the statement of operations as discontinued operations, net of taxes, as they were sold in 2002 pursuant to the Company’s repositioning.
      The Company’s operations in the licensing of intellectual property rights are not considered held for sale because of the Company’s intent to manage certain outstanding licensing-related agreements through their termination. While the Company’s licensing operations are still considered a continuing business, it has not undertaken any new technology licensing projects during the current or preceding six fiscal years and, given the current focus of the Company, it is highly unlikely that it will undertake any such projects in the future. The statement of operations reflects the results of the licensing of intellectual property rights in its results of continuing operations.

B.	Principles of Consolidation
      As of, and subsequent to, December 31, 2002, the Company did not have any subsidiaries. The accompanying consolidated statement of operations, consolidated statement of cash flows, and consolidated statement of changes in stockholder’s equity for 2002 include the accounts of the Company and all of its then majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

C.	Investments
      The Company categorizes and accounts for its investment holdings as “Held to maturity securities” or “Available for sale securities.” Held to maturity securities are recorded at their amortized cost. This

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
categorization is based upon the Company’s positive intent and ability to hold these securities to maturity. Available for sale securities are recorded at cost which approximates fair value due to the nature of the instrument. Dividends from such securities are reported in dividend and interest income.

D.	Income Taxes
      The Company accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”. Deferred income taxes arise from temporary difference in the basis of assets and liabilities for financial reporting and income tax purposes and from net operating loss carryforwards. SFAS 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In forming a conclusion as to a valuation allowance, the Company reviews and considers all available positive and negative evidence, including the Company’s current and past performance, the market environment in which the company operates, length of carryback and carryforward periods and existing business or acquisitions that are likely to result in future profits.

E.	Stock Based-Compensation
      The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock compensation awards under the intrinsic method of Accounting Principles Board (APB) Opinion No. 25 (see Note 8). Opinion No. 25 requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. All options awarded under all of our plans are granted with an exercise price equal to the fair market value on the date of the grant. The following table presents the effect on the Company’s net earnings and earnings per share for the years ended December 31, 2004, 2003 and 2002 had it adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation.”

	2004	2003	2002

Net loss, as reported	$(225,000)	$(1,496,000)	$(1,269,000)
Less: Total stock-based employee and director compensation expense determined under fair value based on methods for awards granted, modified, or settled, net of related tax effects	(103,000)	(150,000)	(220,000)
Add: Additional compensation expense for modification of non-employee director stock options, net of related tax effect	—	48,000	—
Pro forma net loss	$(328,000)	$(1,598,000)	$(1,489,000)
Loss per share, as reported
Basic	$(0.03)	$(0.26)	$(0.33)
Diluted	$(0.03)	$(0.26)	$(0.33)
Pro forma loss per share
Basic	$(0.05)	$(0.28)	$(0.39)
Diluted	$(0.05)	$(0.28)	$(0.39)
      There were no options granted in 2002. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004 and 2003, respectively: no dividend yields; expected volatility of 48 and 56 percent; risk-free

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest rates of 4.0 and 2.5 percent; and expected lives of 4.7 and 4.5 years. The weighted-average fair value of options granted were $2.17 and $2.20 per share for the years ended December 31, 2004 and 2003, respectively.

F.	Earnings Per Share
      The following reconciles basic and diluted shares used in earnings per share computations:

	2004	2003	2002

Basic shares	6,992,105	5,717,128	3,796,429
Dilution: Stock options and warrants	—	—	15,873

Diluted shares	6,992,105	5,717,128	3,812,302

      There are 217,750 and 139,500 options, respectively, excluded from the earnings per share computation for the twelve month periods ended December 31, 2004 and 2003, since their effect would be anti-dilutive. In 2002, options to purchase 152,500 shares of common stock were not included in the computation of diluted net income per share because the exercise prices of those options were greater than the average market price of the common stock.

G.	Cash and Cash Equivalents
      The Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents.

H.	Revenue Recognition
      Royalty revenue is recognized when the licensee sells the product or as otherwise provided for in the license agreement. Nonrecurring lump sum payments that represent settlements of licensing-related claims are recognized when the settlements occur and collectibility is reasonably assured. Consulting revenues are recognized as services are performed.

I.	Using Estimates in Financial Statements
      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

J.	Intangibles
      Patents are amortized on a straight-line basis over their statutory life or expected useful life, whichever is shorter. As of December 31, 2004, the only intangible assets on the Company’s books were patents with a net book value of $3,000.
      In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets” which were issued July 20, 2001. The new standards require that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. In addition, all intangible assets acquired through contractual or legal right, or which are capable of being separately sold, transferred, licensed, rented or exchanged must be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer subject to amortization, but are subject to at least an annual assessment for impairment by applying a fair value based test. Accordingly, commencing January 1, 2002, the Company no longer amortizes goodwill and as of June 30,

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2002, it performed a transitional fair value based impairment test and recorded an impairment loss at January 1, 2002, as a cumulative effect of a change in accounting principle. In addition, the Company recorded an impairment loss in the fiscal quarter ended June 30, 2002.

K.	Property and Equipment
      Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the lives of the respective leases.

L.	Reclassifications
      Certain reclassifications have been made to the prior period financial statements to conform them to the current presentation.

M.	Fair Value of Financial Instruments
      The Company’s financial instruments principally consist of cash and cash equivalents, notes receivable and marketable securities. The carrying amount of cash and cash equivalents approximate fair value due to the short-term maturity of the instruments. Notes Receivable are recorded at fair value due to the interest rates on these notes approximating current market interest rates. Marketable securities include investments held to maturity and available for sale securities. Investments held to maturity are recorded at amortized cost, which approximates fair value, because their short-term maturity results in the interest rates on these securities approximating current market interest rates. The Company’s available for sale securities are recorded at cost which approximates fair value due to the nature of the instrument.

N.	New Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R) — Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the fair value of the instruments issued. As originally issued in 1995, Statement 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.
      Statement 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123(R). The second method is the modified retrospective application, which requires that the Company restates prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The new standard will be effective for the Company in the first interim reporting period beginning after June 15, 2005. The Company is still evaluating the impact the adoption of this standard will have on its financial statements.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Palisade Merger
      On February 28, 2003, the Company completed a merger with a wholly-owned subsidiary of Palisade which is referred to herein as the Palisade Merger. Under the terms of the Palisade Merger, for each share of the Company’s common stock, par value $.10 per share (“Old Refac Common Stock”), owned immediately prior to the effective time of the merger, stockholders (other than Palisade and stockholders who properly exercised appraisal rights) received or are expected to receive (i) $3.60 in cash, (ii) 0.2 shares of common stock, par value $.001 per share (“Common Stock”), and (iii) the non-transferable right (the “Payment Right”) to sell the shares of the Common Stock to the Company for a price (the “Payment Amount”) which depends upon the Company’s liquid distributable assets (“LDA”) as of June 30, 2005. This right to sell the shares is limited to stockholders who held their shares at the completion of the Palisade Merger and continue to hold their shares until the amount of liquid distributable assets at June 30, 2005 is determined.
      The Company has treated the Palisade Merger as a recapitalization for accounting purposes and has adjusted the difference in the par value of the Old Refac Common Stock and the Common Stock from common stock to additional paid-in capital. Pursuant to the Palisade Merger Agreement, the treasury stock owned by the Company at the effective time of the Palisade Merger has been cancelled with a corresponding decrease to the Company’s retained earnings.
      As the Payment Right represents a non-transferable right of stockholders to sell to the Company their shares of Common Stock received in the Palisade Merger for cash, the estimated Payment Amount ($8.10 per share as of December 31, 2004) has been reflected on the balance sheet as temporary equity with a similar amount reducing additional paid-in capital. Subsequent changes in the estimated Payment Amount through June 30, 2005, computed on a quarterly basis, will increase or decrease the temporary equity amount with an offsetting increase or decrease in additional paid-in capital.
      Pursuant to the Palisade Merger Agreement, the Company has restricted a portion of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement) reserved to pay the Payment Amount. The classification of these investments in the Balance Sheet is determined based on the term of the collateral requirement and not the maturity date of the underlying securities.
      In April 2003, the Company settled a claim with dissenting stockholders which had demanded appraisal rights in connection with the Palisade Merger. Under the terms of the settlement, the Company purchased 113,280 shares of Old Refac Common Stock held by such dissenting stockholders for $595,000 or $5.25 per share. The Company then exchanged these shares for the merger consideration consisting of $408,000 and 22,656 shares of Common Stock. No other stockholders have appraisal rights with respect to the Palisade Merger.

3.	Related Party Transactions
      Palisade Capital Management, L.L.C. (“PCM”), the investment adviser to Palisade, on behalf of itself and/or its portfolio companies, requests, from time to time, that the Company provide certain consulting services. In consideration for these services, PCM pays the Company a basic monthly retainer of $5,000, subject to quarterly adjustment based upon the services actually rendered during such quarter. Either party has the right to terminate this agreement at any time without any prior notice. Under this arrangement, the Company earned $75,000 and $30,000, respectively, for services rendered during 2004 and 2003.
      As of February 2004, the Company agreed to provide consulting services directly to Neurologix, Inc., a public company in which PCM beneficially owns approximately 29% of the outstanding capital stock at a basic monthly retainer of $5,000, subject to quarterly adjustment based upon the services actually rendered during such quarter. Either party has the right to terminate this agreement at any time without any prior notice. Under this arrangement, the Company earned $95,000 for services rendered during 2004.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other related party transactions include management indebtedness (see Note 5B), a subleasing arrangement with Palisade Capital Securities, LLC (“PCS”), an affiliate of Palisade and PCM, under which it occupied approximately 1,185 gross rentable square feet through June 21, 2004 (see Note 5A) and maintenance of brokerage accounts at PCS for the Company’s marketable securities (principally, treasury notes being held to maturity).

4.	Income Taxes
      Tax Refund — During 2004, the Company received a federal income tax refund of $579,000 resulting from carrying back a net operating loss incurred in 2003. During 2003, the Company received federal income tax refunds of $4,254,000 resulting from carrying back a net capital loss incurred in 2002 with respect to its sale of Refac International, Ltd. (“RIL”) and its 2002 net operating loss. Even though the Company has received these tax refund payments, it remains subject to Internal Revenue Service (“IRS”) audit with respect thereto and, should there be an assessment for any amounts determined to have been erroneously refunded, interest would be payable on the amount assessed. Currently, in accordance with a requirement to examine refund claims over $2,000,000, the IRS is reviewing the Company’s tax refunds received in 2003. While the IRS has advised the Company that its review does not constitute an audit, it can change the scope of its review at any time and can initiate an examination on all open tax years. In connection with the pending review and the outcome of any audit that IRS may initiate, the Company has established a reserve of approximately $275,000 as of December 31, 2004. While the Company believes that this reserve is adequate, since the IRS has not completed its review and the statute of limitations has not passed, no assurances can be given as to the sufficiency of this reserve.
      Income Taxes Receivable — The Company’s income tax receivable as of December 31, 2004 is based upon its ability to carry back a 2001 foreign tax credit for federal income tax purposes to a prior tax year.
      Income Tax Provision — The provision (benefit) for taxes on income from continuing operations for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002

Federal	$34,000	$(730,000)	$2,167,000
Deferred	(164,000)	96,000	(847,000)
State and local	—	(40,000)	92,000

	$(130,000)	$(674,000)	$1,412,000

      The provision (benefit) for taxes on income from continuing operations for the years ended December 31, 2004, 2003 and 2002 differed from the amount computed by applying the statutory federal income tax rate of 34% as follows:

	2004	2003	2002

Statutory rate	(34)%	(34)%	34%
Permanent differences related to merger	—	5%	—
State and local	—	(2)%	2%
Dividend Received Exclusion	(1)%	—	—

Provision (benefit) for taxes on income	(35)%	(31)%	36%

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred Taxes — Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes. The tax effect of temporary differences that gave rise to deferred tax assets are as follows:

	December 31,

	2004	2003

Deferred tax assets:
Assets transferred to the Company from former subsidiaries	$201,000	$512,000
Management incentive compensation	482,000	391,000
Federal and state net operating loss carryforwards	480,000	173,000
Deferred rent and contingent loss on leasehold	67,000	75,000
Depreciation, insurance policies and other	84,000	—

Total deferred tax assets	1,314,000	1,151,000
Less: Valuation allowance	287,000	297,000

Net deferred tax assets	$1,027,000	$854,000

      As of December 31, 2004, the Company had deferred tax assets relating to the State of New Jersey aggregating $287,000 of which $168,000 is attributable to New Jersey net operating loss carryforwards of $953,000 and $1,882,000 in 2004 and 2003, respectively, which can be applied against any New Jersey taxable income the Company might earn during the seven year period after the year in which such carryforward was recognized for tax purposes. The Company cannot determine whether it will generate any New Jersey taxable income. Due to such uncertainty, the Company has estimated that none of its New Jersey related deferred taxes assets will be realized and has established a full valuation allowance. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
      As of December 31, 2004, the Company had federal deferred tax assets aggregating $1,027,000 of which $312,000 is attributable to federal net operating loss carryforwards of $912,000 and $5,000 in 2004 and 2003, respectively, which can be used during the twenty year period after the years in which such carryforwards were recognized for tax purposes. No valuation allowance has been taken for the Company’s federal deferred tax assets. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.

5.	Commitments

A.	Leasehold Obligations
      In May 1999, the Company relocated its corporate offices and creative studio to newly constructed leased facilities in Edgewater, New Jersey pursuant to a lease that expires on November 16, 2009. In October 2001, the Company subleased a portion of these premises, together with furniture, for an annualized payment of $270,000 through May 2005. This subtenant has informed the Company that it has made arrangements for other space when the sublease terminates and therefore will not be renewing the sublease. Accordingly, the Company is now seeking to find another subtenant for these premises. In connection with the sale of the Company’s Graphic Design Group, the Company also entered into a sublease with the acquiring company for 3,492 square feet of commercial rentable space. The sublease expires in mid-November 2009, which is co-terminus with the Company’s master lease. In connection with the sale of the Company’s Product Design Group, the Company entered into a sublease with the acquiring company for 9,574 square feet of commercial rentable space, which sublease was terminated by mutual agreement on October 5, 2004. See Note 15D for more information regarding such settlement. In January 2005, the Company subleased this space to a new tenant under a sublease which extends through October 31, 2009 with rental payments commencing in June 2005.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In February 2003, the Company and its landlord amended the master lease to reduce the rentable square footage by 9,757 square feet and the aggregate rent payable over the remaining term of the lease by $840,000. Taking this amendment into account, the annual rent due under the lease in 2005 and thereafter is $457,000 subject to a maximum cost of living increase of 2.5% per annum.
      From May 1, 2003 through June 18, 2004, the Company occupied approximately 1,185 gross rentable square feet in Fort Lee, New Jersey under a sublease with PCS, an affiliate of PCM, at a monthly rent of $3,000. On June 19, 2004, the Company relocated to new space in the same building encompassing 4,751 gross rentable square feet under a direct lease with the landlord. This lease expires on June 30, 2009 and provides for a five-year renewal option. Under the lease, the Company was required to pay $55,000 toward the construction of the premises. As of December 31, 2004, the base rent for the balance of the initial term aggregated $677,000, subject to escalations for increases in real estate taxes and operating costs.
      The following table reflects the net rental expense (income) covering all Company facilities for the years ended December 31, 2002, 2003 and 2004.

			Net Rent
	Rental	Sublease	Expense
Year	Expense	Income	(Income)

2002	$617,000	$360,000	$257,000
2003	$508,000	$592,000	$(84,000)
2004	$525,000	$548,000	$(23,000)
      The future minimum rental payments required under operating leases for fiscal 2005 through fiscal 2009 are $592,000 in 2005, $603,000 in 2006, $619,000 in 2007, $632,000 in 2008 and $500,000 in 2009 when all leases terminate. These future minimum lease payments do not include future sublease rental income for fiscal 2005 through fiscal 2009 of $307,000 in 2005, $274,000 in 2006, $285,000 in 2007, $291,000 in 2008, $252,000 in 2009 when all subleases terminate.
      Based upon a discounted cash flow analysis as of December 31, 2004, the Company determined that the projected leasehold expenses of its leasehold in Edgewater, New Jersey exceed the projected leasehold income by $96,000. Accordingly, it recorded a contingent loss, and established a corresponding reserve that will be updated on a quarterly basis as necessary.

B.	Employment Agreements and Incentive Compensation
      The Company is party to an employment contract with its President and Chief Executive Officer, which became effective upon the completion of the Palisade Merger, and, as amended and restated, has a term ending on March 31, 2005. During the term, the officer is entitled to an annual base salary of $300,000. Upon completion of the Palisade Merger, the officer received a signing bonus of $800,000 and the entitlement to retention payments totaling $500,000. In addition, he is entitled to incentive compensation equal to an aggregate of 16% of “GLDA”. “GLDA” is defined in the employment agreement as the sum of the following:

•	the liquid distributable assets of the Company as of June 30, 2005, as calculated under the Palisade Merger Agreement, plus

•	the signing bonus, retention and incentive compensation payments paid or payable to him and the signing bonus and incentive compensation payments paid or payable to the Company’s Vice President as a result of the Palisade Merger, less

•	the sum of $17,844,000.
      In 1996, the officer exercised options previously granted under the Company’s 1990 Stock Option Plan to purchase 100,000 shares of Old Refac Common Stock. In connection with such exercise, the Company

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
provided the officer with a loan of $375,000 (which was reduced to $365,000 after the officer paid back $10,000). The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004. As of December 31, 2004, the note was current and the principal balance was $337,000.
      The Company is also party to an employment contract with its Vice President and Chief Financial Officer. As amended and restated, the officer’s current employment agreement became effective upon the completion of the Palisade Merger, and has a term ending on March 31, 2005. During the term, the officer is entitled to an annual base salary of $175,000. Upon completion of the Palisade Merger, the officer received a signing bonus of $314,000. In addition, he is entitled to the payment of incentive compensation equal to an aggregate of 4% of “GLDA.” “GLDA” is determined in the same manner as under the President and Chief Executive Officer’s employment agreement.
      As a result of such amendments to the employment agreements, these officers received signing bonuses aggregating $1,114,000 on February 28, 2003. Additionally, as of December 31, 2004, the Company estimated that the management incentive compensation payable could aggregate $1,140,000, inclusive of a $294,000 adjustment in December 2004 due to the Company’s receipt in February 2005 of $1,500,000 from the former president of its trademark licensing subsidiary in payment of its interest in a litigation brought by a former client against Taco Bell (See Note 10). An amendment to the President and Chief Executive Officer’s agreement in November 2003 extended the term from March 31, 2004 to March 31, 2005 and recast the payment schedule for the retention bonuses. Such retention payments aggregating $500,000 which had been scheduled to be paid prior to March 31, 2004 were recast to be payable in fifteen (15) equal consecutive monthly installments of $33,000 commencing on January 1, 2004. The officer received $400,000 in such retention payments during 2004.

C.	Deferred Compensation/ Post-Retirement Benefits
      On December 13, 1996, the Company entered into a retirement agreement with its then Chairman and Chief Executive Officer. For a period of three years, from July 1, 1997 to June 30, 2000, the former chairman acted as a consultant to the Company. The retirement agreement also provides for an annuity of $100,000 per annum during his life; medical and health benefits for him and his spouse during their lives; and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,000 for such retirement benefits, which represented the present value of the expected payments, following the consultancy period, based upon his then estimated life expectancy and recorded the corresponding liability. The Company began making payments during the second half of 2000 which had the effect of reducing the liability to zero as of December 31, 2003. Starting in January 2004, payments are being treated as a current charge in the year made.

6.	Investments Held to Maturity and Available for Sale Securities
      Investments held to maturity at December 31, 2004 consist of U.S. Treasury Notes with an amortized cost of $34,758,000. All U.S. Treasury Notes mature in 2005. Pursuant to the Palisade Merger Agreement the Company has restricted $5,416,000 of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement). Investments held to maturity at December 31, 2003 consisted of U.S. Treasury Notes and corporate bonds with an amortized cost of $33,425,000.
      Available for sale securities at December 31, 2004 consist of $1,000,000 of variable cumulative preferred stock from a single issuer with a dividend rate which is determined by an auction method every forty-nine days.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property and Equipment
      Property and equipment consists of the following:

	December 31,

	2004	2003

Leasehold improvements	$932,000	$876,000
Furniture and fixtures	352,000	289,000
Computer software and equipment	70,000	61,000
Office and other equipment	23,000	12,000

	1,377,000	1,238,000
Less: Accumulated depreciation	(630,000)	(461,000)

	$747,000	$777,000

      Depreciation and amortization aggregated $169,000, $422,000 and $207,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

8.	Stockholders’ Equity

Stock Option Plans
      The Company measures compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.
      In May 1990, stockholders approved the 1990 Stock Option and Incentive Plan (the “1990 Plan”) that authorized the issuance of up to 300,000 shares of the Company’s pre-merger common stock, par value $.10 per share (“Old Refac Common Stock”), and, in May 1997, the 1990 Plan was amended to provide for a 100,000 share increase in the number of authorized shares. As of March 14, 2000, no further grants were allowed under the 1990 Plan. Upon the closing of the Palisade Merger, the 1990 Plan was terminated.
      In May 1998, the stockholders approved the 1998 Stock Option and Incentive Plan (the “1998 Plan”) that authorized the issuance of up to 300,000 shares of Old Refac Common Stock. On January 23, 2003, the 1998 Plan was amended, effective as of the Palisade Merger, to provide that in the event that the services of a non-employee director terminate for any reason, all director options that are outstanding and held by such non-employee director at the time of such termination shall remain exercisable by such non-employee director for the remainder of the original term of such director option. As a result of this amendment, the options held by certain directors were remeasured and a compensation expense of approximately $48,000 was recorded in the year ended December 31, 2003. Upon the closing of the Palisade Merger, the 1998 Plan was terminated.
      In addition to the 1990 Plan and the 1998 Plan outlined above, in January 1998, the Company granted an employee options to purchase 50,000 shares of Old Refac Common Stock which were canceled in January 2002. Warrants to purchase 200,000 shares of Old Refac Common Stock which were issued in 1997 expired in April 2002 and non-qualified stock options to purchase 165,000 shares of Old Refac Common Stock issued in 1997 have been forfeited or cancelled as of December 2004.
      In January 2004, the Company also granted to the principal of one of the executive search firms engaged in recruiting individuals and/or teams within the asset management industry an option to purchase 25,000 shares of the Company’s common stock at a per share exercise price of $5.02, which was equal to the fair market value of the Company’s common stock on the date of grant (see Note 12). The option vests upon the first anniversary date of the closing of the transaction contemplated in the engagement agreement (the “Closing”) and shall have a term of five years from the date of grant. The fair value of the

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
option will be measured using the Black-Scholes option-pricing model as of the Closing (if any) and expensed in its entirety as of such date.
      The table below summarizes all option activity for the pre-merger options with respect to the Old Refac Common Stock, excluding the warrant:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	2004	Price	2003	Price	2002	Price

Outstanding at beginning of year	232,500	$6.47	244,000	$6.32	485,750	$6.88
Options granted	—	—	—	—	—	—
Options exercised	(50,000)	2.88	(11,500)	3.42	(2,750)	2.70
Options forfeited	—	—	—	—	(239,000)	7.49

Outstanding at end of year	182,500	$7.45	232,500	$6.47	244,000	$6.32

Exercisable at end of year	182,500	$7.45	232,500	$6.47	244,000	$6.32

      The following table summarizes all option data for the pre-merger options with respect to the Old Refac Common Stock as of December 31, 2004:

			Weighted	Weighted		Weighted
Price Range			Average	Average	Exercisable at	Average
		Outstanding at	Contract Life	Exercise	December 31,	Exercise
Minimum	Maximum	December 31, 2004	(Years)	Price	2004	Price

$2.50	$3.50	40,000	1.22	$2.50	40,000	$2.50
$3.51	$4.70	7,500	4.96	$3.81	7,500	$3.81
$4.71	$7.10	10,000	3.96	$6.88	10,000	$6.88
$7.11	$9.50	125,000	2.20	$9.30	125,000	$9.30

Total		182,500	2.20	$7.45	182,500	$7.45

      Pursuant to the Palisade Merger Agreement, upon the exercise of any pre-merger options, the optionee is entitled to receive the following: (i) if the option is exercised on or prior to June 30, 2005, the Merger Consideration as defined in the Palisade Merger Agreement or (ii) if the option is exercised after June 30, 2005, $3.60 in cash (from Palisade) and 0.2 shares of the Company’s post-merger common stock, par value $.001 per share (“Common Stock”).
      In June 2003, the stockholders approved the 2003 Stock Option and Incentive Plan (the “2003 Plan”) that authorizes the issuance of up to 500,000 shares of Common Stock. The 2003 Plan authorizes the issuance of various incentives to employees (including officers and directors) including stock options, stock appreciation rights, and restricted performance stock awards. The 2003 Plan allows the Board to determine type, shares and terms of the grants. The table below summarizes all option activity for options granted to employees and directors under the 2003 Plan after the Palisade Merger:

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	2004	Price	2003	Price

Outstanding at beginning of year	150,000	$4.64	—	—
Options granted	45,000	4.72	150,000	4.64
Options exercised	—	—	—	—
Options forfeited	—	—	—	—

Outstanding at end of year	195,000	$4.66	150,000	$4.64

Exercisable at end of year	115,001	$4.65	50,000	$4.64

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the data, as of December 31, 2004, for options granted after the Palisade Merger under the 2003 Plan:

			Weighted	Weighted		Weighted
Price Range		Outstanding at	Average	Average	Exercisable at	Average
		December 31,	Contract Life	Exercise	December 31,	Exercise
Minimum	Maximum	2004	(Years)	Price	2004	Price

$4.20	$4.70	115,000	8.24	$4.49	75,001	$4.49
$4.71	$5.02	80,000	6.60	$4.90	40,000	$4.94

Total		195,000	7.57	$4.66	115,001	$4.65

      The following table sets forth information as of December 31, 2004, adjusted to reflect the terms of the Merger, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Corporation are authorized for issuance.

	Number of Securities
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
	Warrants and Rights	Warrants and Rights	for Future Issuance
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	231,500	$5.10	305,000
Equity compensation plans not approved by security holders	25,000	$5.02	—

Total	256,500	$5.09	305,000

Preferred Stock
      The Company has 1,000,000 shares of preferred stock, $.001 par value per share, authorized, none of which have been issued.

9.	Concentrations and Foreign Source Income
      The Company has a contract with Patlex which accounted for approximately 76%, 56% and 20% of the Company’s total revenues from continuing operations for 2004, 2003 and 2002, respectively. The Company’s income from its contract with Patlex is variable and is based upon revenues derived by Patlex from the licensing of two laser patents. The more significant of the two patents licensed by Patlex Corporation is the Gas Discharge Laser Patent, which expired in November 2004. The other patent expires in May 2005. As a result of the expiration of these patents, the Patlex income will be significantly lower in 2005 as compared to 2004.
      The Company did not have any foreign source revenues from its domestic licensing-related activities in 2003 or 2004. In 2002, it had foreign source revenues of $290,000 and $56,000 from Europe and Asia, respectively.

10.	Wrench versus Taco Bell Litigation
      By Agreement, dated as of January 31, 2002, the Company and Ms. Arlene Scanlan, who was then President of Refac Licensing, Inc. (“RL”), agreed to a termination of her employment agreement and stock options and to a conveyance of her 19% interest in RL to the Company. This termination agreement requires Ms. Scanlan to pay the Company 50% of the first $3,000,000 that she, or any entity controlled by her, may receive relating to a certain lawsuit brought by a former client of RL against Taco Bell Corp. On January 27,

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2005, the lawsuit was settled and the Company received payment of $1,500,000, representing the Company’s share of the settlement, on February 4, 2005. This amount will be recorded as revenue from licensing-related activities in the fiscal quarter ended March 31, 2005.

11.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following:

	Years Ended
	December 31,

	2004	2003

Accounts payable	$10,000	$11,000
Amounts payable under service agreements	71,000	26,000
Accounting and auditing	91,000	77,000
Deferred rent	72,000	87,000
Legal	28,000	46,000
Payroll	—	100,000
Tax reserve	281,000	275,000
Reserve on rental loss	96,000	—
Other	36,000	71,000

Total	$685,000	$693,000

12.	Asset Management
      On January 27, 2004, the Company announced that it would focus its acquisition efforts on opportunities in the asset management sector of the financial services industry. In furtherance thereof, the Company has engaged two providers of executive search services to identify opportunities in this segment and to recruit individuals and/or teams within the industry to join the Company and build this business (see Note 8). One agreement provides for the payment of a non-refundable retainer of $300,000, which was amortized over a five month period beginning February 1, 2004, and the other agreement, which was signed on October 11, 2004, provides for a non-refundable retainer of $100,000 that is being amortized over a six month period commencing October 1, 2004. In both instances, the retainer is creditable against a success-based fee based upon the first year total cash compensation of the team members recruited. Although this search in ongoing, no assurance can be given that the Company will be successful in its recruitment efforts, or if it is, that it will be able to build a profitable asset management business.

13.	Business Combinations and Intangible Assets — Accounting for Goodwill
      In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, “Business Combinations” and in July 2001, SFAS 142, “Goodwill and Other Intangible Assets.” The new standards require that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, all intangible assets acquired through contractual or legal right, or which are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer subject to amortization, but are subject to at least an annual assessment for impairment by applying a fair value based test. The Company adopted SFAS 142 as of January 1, 2002 and in compliance with this standard discontinued the amortization of goodwill. With the sale of the Company’s Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002, the Company no longer has goodwill on its balance sheet.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the quarter ended June 30, 2002, the Company completed the steps required to value the carrying value of goodwill existing at January 1, 2002. As a result, a non-cash charge of $2,083,000 net of tax, or ($0.55) per share was recorded as a cumulative effect of change in accounting principle in the statement of operations for the six months ended June 30, 2002. At June 30, 2002, the Company designated the Creative Consulting Services and Manufacture and Marketing of Consumer Products segments as Assets Held for Sale under provisions of SFAS 144. Based on actual terms of the sale of the Graphic Design Group (see Note 15A), which took place on August 5, 2002, and terms that were then being discussed with Product Genesis, LLC (see Note 15D), the Company determined the fair value of the reporting units were less than the book values and recorded a goodwill impairment charge of $2,811,000. The Company has recorded this impairment charge, net of tax benefits, in losses from discontinued operations in the fiscal quarter ended June 30, 2002. The Company subsequently sold the Product Design Group on September 20, 2002.
      The following pro forma table shows the effect of the cumulative effect of change in accounting principle on the Company’s net loss recorded for the year ended December 31, 2002, as follows:

Reported net loss	$(1,269)
Cumulative effect of change in accounting principle, net of tax	(2,083)
Adjusted net income	$814
Reported net loss per share — Basic and Diluted	$(0.33)
Adjustment for cumulative effect of change in accounting principle — Basic and Diluted	$(0.55)
Adjusted net income per share — Basic and Diluted	$0.22

14.	Accounting for the Impairment or Disposal of Long-lived Assets
      Prior to January 1, 2002, the Company estimated the recoverability of its long-term assets by consideration of the estimated future undiscounted cash flow from the operations of the business segments to which those long-term assets relate. As of January 1, 2002, the Company adopted the provisions of SFAS 144, and now evaluates the recoverability of its long-term assets under the provisions thereof. While such provisions retain the considerations the Company has previously made in evaluating the recoverability of its long-term assets as discussed above, SFAS 144 provides an additional triggering event to require an impairment test — a current expectation that, more likely than not, a long-term asset or asset group will be sold or disposed of significantly before the end of its previously estimated useful life. Assets that are considered to be “held for sale” are measured at the lower of carrying amount or fair value, less the costs to sell. Once an asset is determined to be “held for sale,” depreciation on such asset ceases. Long-term assets to be disposed of by sale may not be classified as held for sale, however, until the period in which all of the following criteria are met:

•	management commits to a plan to sell the asset or group,

•	the asset or group is available for immediate sale in its present condition,

•	actions to complete the plan to sell have been initiated,

•	it is probable the sale will be completed within one year,

•	the asset or group is being actively marketed at a reasonable price, and

•	it is unlikely that significant change will be made to the plan or that it will be withdrawn.
      Based upon the above criteria, the assets of the Creative Consulting Services and the Manufacture and Marketing of Consumer Products Groups became considered held for sale during the second quarter of 2002 and evaluated under SFAS 144. In such valuation, the Company used the actual terms of the sale of the

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Graphic Design Group (see Note 15D below) and the terms that were then being discussed with the company that subsequently acquired the Product Design Group.
      In connection with SFAS 144, the following tables summarize the revenues and pretax loss of the reported discontinued operations of the Assets Held for Sale for the year ended December 31, 2002:

			Consumer	Total
Year Ended	Graphic	Product	Products	Discontinued
December 31, 2002	Design Group	Design Group	Group	Operations

Revenues	$785,000	$1,469,000	$2,168,000	$4,422,000
Pretax loss	(1,148,000)	(3,639,000)	(1,927,000)	(6,714,000)

15.	Business and Asset Dispositions

A.	Sale of the Graphic Design Group
      In furtherance of its plan to reposition itself for sale or liquidation, on August 5, 2002, the Company sold certain assets, including certain accounts receivable, furniture and equipment, customer lists and goodwill, subject to certain liabilities, of the Graphic Design Group to a company formed by its president and former owner. The transaction was effective as of August 1, 2002 and the purchase price was $371,000 consisting of a lump-sum payment due on or before August 31, 2002 of $54,000 and a 6% promissory note for $317,000, which is payable in sixty (60) equal consecutive monthly installments of $6,000 commencing January 1, 2003. As of December 31, 2004, the unpaid principal balance under this note was $205,000.
      As part of this transaction, the Company also entered into a sublease with the acquiring company for 3,492 square feet of commercial rentable space. The sublease expires in mid-November 2009, which is co-terminus with the Company’s master lease. As of December 31, 2004, the rent for the remaining term of the sublease was $440,000.

B.	Sale of Licensing-Related Assets
      On August 19, 2002, Refac International, Ltd. (“RIL”) sold its Gough licensing property and royalties receivable to Gough Holdings (Engineering), Ltd. (“GHE”) for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002. GHE paid the first two installments aggregating $140,000 but asked the Company for an accommodation on the $100,000 third installment which was due on September 30, 2003. The Company agreed to accept payment of $30,000 in cash and GHE’s promissory note for the balance of $70,000. This note was payable in seven (7) equal consecutive monthly installments of $10,000 each, with interest at the rate of 10% per annum, with the first installment becoming due on November 1, 2003. On April 14, 2004, the Company and GHE entered into a discounted payment settlement agreement pursuant to which the Company received $215,000 on April 15, 2004. In connection with this settlement, the Company recorded a loss of $12,000 in the first quarter of 2004.
      On August 19, 2002, RIL sold its Heli-Coil and Dodge licensing rights, related sublicense agreements and monies due thereunder after June 30, 2002 to Newfrey LLC (formerly Emhart LLC) for $4,000,000. The proceeds from this sale were received in August 2002.

C.	OXO International
      On September 20, 2002, RIL amended its agreement with OXO International (“OXO”), a division of World Kitchen, Inc. This amendment, which was approved by the court overseeing OXO’s bankruptcy, provided for payments to the Company of $550,000 of which $10,000 was for past due royalties; $180,000 for royalties for the six month period ending December 31, 2002 and $360,000 for royalties for the year ending December 31, 2003. In February 2004, OXO made the final payment due under this obligation.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

D.	Sale of the Product Design Group
      On September 20, 2002, RIL sold its Product Design Group to Product Genesis, LLC (“PG”) for a variable purchase price based upon 2 1/2% of net revenues up to an aggregate of $300,000. Due to the uncertainties of collection of the purchase price, the Company did not allocate any cost basis to this contract right and recorded the $36,000 received in 2003 from PG as income from such discontinued operations. In December 2003, PG notified the Company that it was discontinuing its product design operations and, in January 2004, it advised the Company that it had entered into an agreement with Factors NY, LLC, a company wholly-owned by a former employee of PG, to purchase the goodwill and certain assets of PG. Pursuant to an agreement, dated February 10, 2004, PG paid the Company the sum payment of $30,000 in full settlement of the contingent balance of the variable purchase price.
      The Company also entered into a sublease with PG for 9,574 square feet of commercial rentable space with a termination date of November 15, 2009. On December 22, 2003, by lease amendment, the Company released its security interest in PG’s machinery, equipment, furniture, fixtures and chattels located at the leased premises in consideration of a cash security deposit in the sum of $75,000. PG’s sale of the business referred to in the preceding paragraph did not include this sublease.
      On July 6, 2004, PG, through a turnaround consultant, notified the Company that due to extreme financial hardship, neither PG, nor its affiliated companies, Product Genesis, Inc. (“PG-INC”) and Product Genesis Business Trust (“PGBT”), which had guaranteed PG’s obligations under the sublease would be able to pay the rent for July 2004, or any further rent or be further bound by the sublease. No further rental payments were made after such notice.
      On October 5, 2004, the Company entered into a settlement agreement with PG, PG-INC and PGBT whereby it agreed to a termination of the sublease and a mutual release in consideration of the application of the $75,000 security deposit to rent, the payment of $150,000 in cash and $50,000 over a period of thirty-five months commencing on November 1, 2004. PG paid the $50,000, which was evidenced by a promissory note, in full in November 2004. In addition, under the settlement agreement PG conveyed title to the Company to all of the furniture and equipment it had left at the premises and waived a claim it had against the Company for reimbursement of $20,000 in leasehold construction costs it had incurred.

E.	Sale of Refac International, Ltd.
      On September 30, 2002, the Company completed the transfer of the assets and assumption of the liabilities of its subsidiary, RIL, to the Company, excluding the capital stock of Refac Consumer Products, Inc. (“RCP”), a manufacturer of a line of consumer electronics products, and certain trademarks, patents and a patent application relating to RCP’s business. After such transfer, the Company sold RIL to RCP Products, LLC, a limited liability company established by a former employee, for $50,000 plus a variable purchase price based upon 2 1/2% of the revenues received in excess of $1,000,000 from the sale of its consumer electronics products during the eight year period commencing January 1, 2003, up to a maximum of $150,000 in any given year and a cumulative total of $575,000. Due to the uncertainties of collection of the purchase price, the Company has not allocated any cost basis to this contract right and will record any monies that it may receive from RCP Products, LLC with respect thereto as income from such discontinued operations. As of December 31, 2004, the Company had not received any variable purchase price payments and based upon information provided by the purchaser, it does not expect to receive any such payments in the future.

REFAC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Unaudited Selected Quarterly Financial Data

	2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Total revenues	$403,000	$491,000	$519,000	$366,000
Cost of revenues	31,000	30,000	31,000	32,000
Net income (loss) from continuing operations	(174,000)	(39,000)	126,000	(152,000)
Net income (loss)	$(169,000)	$(39,000)	$131,000	$(148,000)
Net income (loss) from continuing operations per basic and diluted shares	$(0.02)	$(0.01)	$0.02	$(0.02)
Net income (loss) per basic and diluted shares	$(0.02)	$(0.01)	$0.02	$(0.02)

	2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Total revenues	$451,000	$543,000	$346,000	$464,000
Cost of revenues	29,000	28,000	30,000	32,000
Net loss from continuing operations	(1,256,000)	(102,000)	(96,000)	(80,000)
Net loss	$(1,247,000)	$(83,000)	$(92,000)	$(74,000)
Net loss from continuing operations per basic and diluted shares	$(0.34)	$(0.02)	$(0.01)	$(0.01)
Net loss per basic and diluted shares	$(0.34)	$(0.02)	$(0.01)	$(0.01)

REFAC
BALANCE SHEETS
At September 30, 2005 (unaudited) and December 31, 2004

	September 30,	December 31,
	2005	2004

	(Amounts in thousands,
	except share and per share
	data)
ASSETS
Current Assets
Cash and cash equivalents	$1,089	$457
Royalties and accounts receivable	296	286
Notes receivable — current portion	29	64
Investments being held to maturity	28,875	29,342
Income taxes receivable	—	23
Prepaid expenses and other current assets	502	803
Restricted cash and investments being held to maturity	5,260	5,416

Total current assets	36,051	36,391

Property and equipment — net	610	747
Available for sale securities	—	1,000
Notes receivable	1,085	141
Deferred income taxes and other assets	462	489

Total Assets	$38,208	$38,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$908	$685
Deferred revenue	81	142
Deferred incentive compensation	421	1,239
Other liabilities	92	89

Total current liabilities	1,502	2,155

Temporary Equity	5,260	5,416
Stockholders’ Equity
Common stock, $.001 par value; authorized 20,000,000 shares; issued 7,074,049 as of September 30, 2005 and 7,016,049 as of December 31, 2004	7	7
Additional paid-in capital	22,955	22,238
Unearned compensation	(135)	—
Retained earnings	9,262	9,448
Treasury stock, $.001 par value; at cost; 38,986 shares of common stock as of September 30, 2005 and 22,656 as of December 31, 2004	(306)	(159)
Receivable from issuance of common stock	(337)	(337)

Total stockholders’ equity	31,446	31,197

Total Liabilities and Stockholders’ Equity	$38,208	$38,768

See accompanying notes to the condensed financial statements.

REFAC
STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended
September 30, 2005 and 2004 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Amounts in thousands, except share and per share data)
Revenues
Licensing-related activities	$321	$469	$2,289	$1,268
Related party consulting services	5	50	65	145

Total revenues	326	519	2,354	1,413

Costs and Expenses
Licensing-related activities	29	31	90	92
General and administrative expenses	1,068	409	2,798	1,760

Total costs and expenses	1,097	440	2,888	1,852

Other Income and Expenses
Dividend and interest income	294	108	746	304
Other expense	(74)	—	(179)	—

Total other income and expenses	220	108	567	304

Income (loss) before provision or benefit for taxes	(551)	187	33	(135)
Provision (benefit) for taxes on income (loss)	(97)	61	219	(48)
Net income (loss) from continuing operations	(454)	126	(186)	(87)
Income from discontinued operations — net of taxes	—	5	—	10

Net income (loss)	$(454)	$131	$(186)	$(77)

Basic and diluted income (loss) per share:
From continuing operations	$(0.06)	$0.02	$(0.03)	$(0.01)
From discontinued operations	—	0.00	—	0.00

Net income (loss)	$(0.06)	$0.02	$(0.03)	$(0.01)

Basic weighted average shares outstanding	7,039,399	6,993,393	7,009,615	6,991,678
Diluted weighted average shares outstanding	7,039,399	6,996,963	7,009,615	6,991,678
See accompanying notes to the condensed financial statements.

REFAC
CONDENSED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 and 2004 (unaudited)

	Nine Months Ended
	September 30,

	2005	2004

	(Amounts in thousands)
Cash Flows from Operating Activities	$(270)	$(321)
Cash Flows from Investing Activities
Issuance of notes receivable	(1,000)	—
Repayment of notes receivable	91	274
Proceeds from investments being held to maturity	61,580	60,955
Purchase of investments being held to maturity	(59,957)	(46,434)
Purchase of fixed assets	(10)	(141)

Net cash provided by (used in) investing activities	704	14,654

Cash Flows from Financing Activities
Purchase of treasury stock pursuant to Payment Rights	(147)	—
Proceeds from stock purchase	246	—
Proceeds from exercise of stock options	99	144

Net cash provided by financing activities	198	144

Net increase (decrease) in cash and cash equivalents	632	14,477
Cash and cash equivalents at beginning of period	457	799

Cash and cash equivalents at end of period	$1,089	$15,276

See accompanying notes to the condensed financial statements.

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS
For the Nine Months ended September 30, 2005 and 2004 (unaudited)
      1. The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q for quarterly reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three (3) and nine (9) month periods ended September 30, 2005 are not indicative of the results that may be expected for the year ended December 31, 2005. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report for the year ended December 31, 2004.
      2. From January 27, 2004 to March 21, 2005, the Company focused its acquisition efforts on opportunities in the asset management sector of the financial services industry (see Note 12A). On March 21, 2005, the Company’s Board of Directors (the “Board”) decided to broaden the scope of the acquisition search to include other industries and, on April 8, 2005, the Company announced that it had entered into acquisition discussions with two affiliated companies, U.S. Vision, Inc. (“U.S. Vision”), which operates 523 retail optical locations in 47 states and Canada, consisting of 512 licensed departments and 11 freestanding stores, and OptiCare Health Systems, Inc. (“OptiCare”), which operates 18 retail optical centers in the State of Connecticut and is a managed vision care provider in the United States. Refac, U.S. Vision and OptiCare are all controlled by Palisade Concentrated Equity Partnership, L.P. (“Palisade”), which, as of September 30, 2005, owned approximately 89% of Refac’s outstanding common stock, 88% of U.S. Vision’s outstanding common stock and 84% of OptiCare’s outstanding common stock (on a fully diluted basis). On August 22, 2005, Refac signed merger agreements with U.S. Vision, Inc. and OptiCare Health Systems, Inc. (see Note 12B). In view of the costs associated with the Company’s acquisition plans, the uncertainty as to when, and if, an acquisition will be completed, the non-recurring nature of the settlement payment relating to a lawsuit brought by a former client of Refac Licensing, Inc. (“RL”) against Taco Bell Corp. (see Note 15), and the expected termination of, income from the Company’s contract with Patlex Corporation, the results for the nine month period ended September 30, 2005 cannot be considered indicative of the results to be expected for the entire year.
      3. As a result of a corporate repositioning, during 2002, the Company disposed of its then operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Creative Consulting Services and Manufacture and Marketing of Consumer Products groups are included in the statement of operations as discontinued operations, net of taxes, as they have been sold pursuant to the Company’s repositioning.
      4. The Company’s operations in the licensing of intellectual property rights are not considered held for sale because of the Company’s intent to manage certain outstanding licensing-related agreements through their termination. While the Company’s licensing operations are still considered a continuing business, it has not undertaken any new technology licensing projects during the current or preceding six fiscal years and it is highly unlikely that it will undertake any such projects in the future. The statement of operations reflects the results of the licensing of intellectual property rights in continuing operations.
      5. On August 19, 2002, the Company entered into a merger agreement with Palisade, which provided for the merger (the “Palisade Merger”) of a Palisade subsidiary with the Company. On February 28, 2003, the Company’s shareholders adopted the merger agreement, as amended (the “Palisade Merger Agreement”) and the Palisade Merger was consummated. Under the terms of the Palisade Merger, for each share of the Company’s common stock, par value $.10 per share (“Old Refac Common Stock”), owned immediately prior to the effective time of the merger, stockholders (other than Palisade and stockholders who properly exercised appraisal rights) received or are expected to receive (i) $3.60 in cash, (ii) 0.2 shares of common stock, par

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
value $.001 per share (“Common Stock”), and (iii) the non-transferable right (the “Payment Right”) to sell the shares of the Common Stock to the Company for a price (the “Payment Amount”) which is dependent upon the Company’s liquid distributable assets (“LDA”) as of June 30, 2005. Such calculation has been made and finalized at $8.29 per share. This right to sell the shares is non-transferable and is limited to stockholders who held their shares continuously from the date of the Palisade Merger through August 8, 2005, the date that the LDA calculation was finalized. On August 26, 2005, the Company mailed instructions regarding the exercise of the Payment Right to those stockholders that might hold such right.
      The Company has treated the Palisade Merger as a recapitalization for accounting purposes and has adjusted the difference in the par value of the Old Refac Common Stock and the Common Stock from common stock to additional paid-in capital. Pursuant to the Palisade Merger Agreement, the treasury stock owned by the Company at the effective time of the Palisade Merger has been cancelled with a corresponding decrease to the Company’s retained earnings.
      As the Payment Right represents a non-transferable right of stockholders to sell to the Company their shares of Common Stock received in the Palisade Merger for cash, the Payment Amount ($8.29 per share) has been reflected on the balance sheet as temporary equity with a similar amount reducing additional paid-in capital. Subsequent changes in the estimated number of shares still having this Payment Right will be computed on a quarterly basis through September 30, 2006. Based upon same, the Company will decrease the temporary equity amount with an offsetting increase in additional paid-in capital.
      Pursuant to the Palisade Merger Agreement, the Company has restricted a portion of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement) reserved to pay the Payment Amount. As of September 30, 2005, this amount is being shown as a short-term asset on the balance sheet as the exercise period, as extended by the Company, for the Payment Right is until September 30, 2006.
      As of September 30, 2005, stockholders holding an aggregate of 16,330 shares have exercised their Payment Rights. Any Contingent Fund amounts that are related to Payment Rights that are not properly exercised on or before September 30, 2006 will become unrestricted.

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
      6. The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” The Statement requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock compensation awards under the intrinsic method of Accounting Principles Board Opinion No. 25. Opinion No. 25 requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. All options awarded under all of the Company’s plans are granted with an exercise price at least equal to the fair market value on the date of the grant. The following table presents the effect on the Company’s net earnings and earnings per share for the three and nine month periods ended September 30, 2005 and 2004 had it adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation.”

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Description	2005	2004	2005	2004

Net income (loss), as reported	$(454,000)	$131,000	$(186,000)	$(77,000)
Less: Total stock-based employee compensation expense determined under fair value based on methods for awards granted, modified, or settled, net of related tax effect	(49,000)	(19,000)	(221,000)	(86,000)
Pro forma net income (loss)	$(503,000)	$112,000	$(407,000)	$(163,000)
Income (loss) per share, as reported
Basic	$(0.06)	$0.02	$(0.03)	$(0.01)
Diluted	$(0.06)	$0.02	$(0.03)	$(0.01)
Pro forma income (loss) per share
Basic	$(0.07)	$0.02	$(0.06)	$(0.02)
Diluted	$(0.07)	$0.02	$(0.06)	$(0.02)
      The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model.
      7. The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations pursuant to SFAS No. 128, “Earnings Per Share.”

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Description	2005	2004	2005	2004

Basic shares	7,039,399	6,993,393	7,009,615	6,991,678
Dilution: stock options	—	3,570	—	—
Diluted shares	7,039,399	6,996,963	7,009,615	6,991,678
Income (loss) from continuing operations	$(454,000)	$126,000	$(186,000)	$(87,000)
Basic income (loss)	$(0.06)	$0.02	$(0.03)	$(0.01)
Diluted income (loss)	$(0.06)	$0.02	$(0.03)	$(0.01)
      There are approximately 95,308 and 193,822 options excluded from the earnings per share computation for the three and nine month periods ended September 30, 2005, respectively, since their effect would be anti-dilutive. There were approximately 4,212 options excluded from the earnings per share computation for the nine month periods ended September 30, 2004 since their effect would be anti-dilutive.

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
8.     Related Party Transactions
      Palisade Capital Management, L.L.C. (“PCM”), the investment manager for Palisade, on behalf of itself and/or portfolio companies of funds that it manages, had requested, from time to time, that the Company provide certain consulting services. In consideration for these services, during the period from July 1, 2003 to March 31, 2005, PCM paid the Company a basic monthly retainer of $5,000 subject to quarterly adjustment, by mutual agreement, at the end of each calendar quarter to reflect the services rendered during such quarter. Under this arrangement, the Company earned $21,000 with respect to services rendered during the quarter ended March 31, 2005. The Company earned $25,000 and $65,000 under this arrangement with respect to services rendered during the three and nine month periods ended September 30, 2004, respectively.
      Pursuant to employment agreements entered into on April 1, 2005, each of the Company’s Chief Executive Officer and Chief Financial Officer may enter into separate arrangements for his own account with Palisade and/or any of its affiliated companies that are engaged in private equity or investment management pursuant to which he may become a member, partner, officer, director or stockholder of such entity or may provide consulting or professional services thereto provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under such employment agreement. Given this new arrangement, the Company has not provided any services to PCM after the quarter ended March 31, 2005 and does not expect to do so in the future unless such services can be rendered by employees other than such officers.
      From February 2004 to July 2005, the Company provided consulting services directly to Neurologix, Inc., a public company in which PCM beneficially owns approximately 26% of the outstanding capital stock, at a basic monthly retainer of $5,000 subject to quarterly adjustment, by mutual agreement, at the end of each calendar quarter to reflect the services rendered during such quarter. Under this arrangement, the Company earned $5,000 and $44,000 with respect to services rendered during the three and nine month periods ended September 30, 2005. During the three and nine month periods ended September 30, 2004 the Company earned $25,000 and $80,000, respectively, for services rendered for such periods.
      On September 1, 2005, pursuant to the terms of a loan agreement, the Company made an unsecured loan to OptiCare in the sum of $1,000,000. This loan is evidenced by a promissory note which provides for monthly interest at an annual rate equal to the prime rate of Citibank, N.A., plus 5.5%. The promissory note has a maturity date that is contingent on the date that the Company’s merger with OptiCare is completed. If the merger is completed on or before January 31, 2006, the maturity date of the loan is January 26, 2007. If it is not consummated on or before January 31, 2006, then the maturity date of the loan is March 31, 2006. However, notwithstanding the maturity date, payment of any principal or interest under this note is subordinated in right of payment to the prior payment in full in cash of OptiCare’s obligations to its senior lender. In connection with this loan agreement and note, on September 1, 2005, Palisade granted to the Company a revocable proxy, which entitles the Company to vote Palisade’s stock in OptiCare at any meeting of OptiCare’s stockholders and on every action by written consent of OptiCare’s stockholders.
      Other related party transactions include management indebtedness (see Note 9) and maintenance of brokerage accounts at Palisade Capital Securities (“PCS”), an affiliate of Palisade and PCM, for the Company’s marketable securities (principally, U.S. treasury bills being held to maturity).
9.     Employment Agreements and Incentive Compensation
      On June 20, 2005, the Company hired a new President and Chief Operating Officer under an employment agreement that has an initial term of two years but will be automatically renewed unless terminated by either party. Under the agreement, the officer will be paid a base salary of $350,000 and will be eligible to earn a target annual bonus in an amount equal to 50% of his base salary with the opportunity for an additional payment if targets are exceeded. A portion of any annual bonus may be paid in the form of equity,

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
as determined by the Board of Directors in its sole discretion. The officer received a signing bonus equal to $7,000 and is entitled to reimbursement of relocation costs up to a maximum of $75,000. Concurrent with the execution of the agreement, the officer received options to purchase 150,000 shares of the Company’s common stock with an exercise price of $4.92 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on June 20, 2006 and one-third on June 20, 2007.
      The Company is party to an employment agreement with its Chief Executive Officer, which became effective as of April 1, 2005 and has a term ending on December 31, 2006. During the term, the officer is entitled to an annual base salary of $325,000 and the Company, in its sole discretion, may pay him additional incentive compensation in cash and/or equity upon the achievement of certain performance goals. Concurrent with the execution of the agreement, the officer received an option to purchase 100,000 shares of the Company’s common stock at $4.12 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on April 1, 2006 and one-third on April 1, 2007.
      Under his prior employment agreement, upon completion of the Palisade Merger, the officer received a signing bonus of $800,000 and retention payments totaling $500,000. In November 2003, this employment agreement was amended to extend the term from March 31, 2004 to March 31, 2005 and to recast the schedule for the retention bonuses so that they became payable in fifteen (15) equal consecutive monthly installments of $33,000 commencing on January 1, 2004. The officer received the final $100,000 in such retention payments during the first quarter of 2005.
      In addition, he is entitled to incentive compensation equal to an aggregate of 16% of “GLDA”. “GLDA” is defined in the employment agreement as the sum of the following:

•	the LDA of the Company as of June 30, 2005, as calculated under the Palisade Merger Agreement, plus

•	the signing bonus, retention and incentive compensation payments paid or payable to him and the signing bonus and incentive compensation payments paid or payable to the Company’s Vice President as a result of the Palisade Merger, less

•	the sum of $17,844,000.
      In August 2005 this incentive compensation was determined to be equal to $1,002,000, of which $581,000 was paid and $421,000 is being deferred until March 2006.
      In 1996, the officer exercised options previously granted under the Company’s 1990 Stock Option Plan to purchase 100,000 shares of Old Refac Common Stock. In connection with such exercise, the Company provided the officer with a loan of $375,000 (which was reduced to $365,000 after the officer paid back $10,000). The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004. As of September 30, 2005, the note was current and the principal balance was $337,000.
      The Company is also party to an employment agreement with its Senior Vice President and Chief Financial Officer. The officer’s current employment agreement became effective as of April 1, 2005 and has a term ending on December 31, 2006. During the term, the officer is entitled to an annual base salary of $200,000 and the Company, in its sole discretion, may pay him additional incentive compensation in cash and/or equity upon the achievement of certain performance goals. Concurrent with the execution of the agreement, the officer received options to purchase 50,000 shares of the Company’s common stock with an exercise price of $4.12 per share, which was equal to the fair market value of the underlying stock on the date of grant, with one-third vesting on the date of grant. The balance of two-thirds will vest as follows: one-third on April 1, 2006 and one-third on April 1, 2007. Under his prior employment agreement, upon completion of

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
the Palisade Merger, the officer received a signing bonus of $314,000. In addition, in August, 2005 he received $251,000 in incentive compensation, which is an aggregate of 4% of “GLDA.” “GLDA” is determined in the same manner as under the Chief Executive Officer’s employment agreement.
10.     Consulting Agreement
      On June 20, 2005, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Cole Limited, Inc. (“CL”), a consulting firm headed by Jeffrey A. Cole. The Consulting Agreement has a term of one year starting June 1, 2005. The Consulting Agreement provides that CL will serve as an independent contractor and will advise the Company on its optical interests and the operations of its subsidiaries and divisions, including developing a strategic plan, assisting on acquisition opportunities, assisting in financing and advising on corporate and retail operations.
      The Consulting Agreement provides that CL will receive annual compensation of $100,000, payable in equal monthly installments, plus reimbursement for certain reasonable expenses. Concurrently with the execution of the Consulting Agreement, CL received options to purchase 50,000 shares of the Company’s common stock with an exercise price of $4.92, the fair market value on the date of grant. One third of such options vested upon the date of grant, and one-third vested on October 1, 2005 and the remaining one-third will vest on February 1, 2006. Under EITF 96-18, the stock options granted to CL are being accounted for under variable accounting. Under such accounting, the Company is required, on a quarterly basis, to recognize additional expense relating to any unvested options depending on increases in the fair value of such options measured at the end of a quarterly period. The Company has expensed $53,000 for these stock options during the nine month period ended September 31, 2005. The Company also intends to include Mr. Cole as a nominee to the Board at the next annual meeting of stockholders.
      In addition, on June 20, 2005, the Company and CL entered into a stock purchase agreement whereby CL agreed to purchase 50,000 shares of the Company’s common stock at a price of $4.92 per share in a private placement transaction. The stock purchase was completed on July 19, 2005.
11.     Income Taxes
      Tax Refund — During 2004, the Company received a federal income tax refund of $579,000 resulting from carrying back a net operating loss incurred in 2003. During 2003, the Company received federal income tax refunds of $4,254,000 resulting from carrying back a net capital loss incurred in 2002 with respect to its sale of Refac International, Ltd. (“RIL”) and its 2002 net operating loss. In accordance with a requirement to examine refund claims over $2,000,000, the IRS reviewed the Company’s tax returns for tax years 1997 through 2003. This examination was concluded in June 2005 with the Company and IRS agreeing to a $121,000 reduction in the refund claim, which, together with interest, the Company has paid. After taking into account this agreement, the Company had an excess of $43,000 in its reserve for the examination which it credited to tax expense as of June 30, 2005. While the Company believes this matter is now closed, these tax refund payments do remain subject to IRS audit until the statute of limitations has passed.
      Income Tax Provision — At the end of each interim reporting period, the Company makes an estimate of the effective income tax rate expected to be applicable for the full year. This estimate is used in providing for income taxes on a year-to-date basis and may change in subsequent interim periods. Income taxes have been included in the accompanying financial statements for the nine months ending September 30, 2005 on the basis of an estimated annual tax of 644% of the net income before taxes. The tax rate differs from the 34% statutory federal corporate income tax rate primarily as a result of merger related expenses that were deducted for financial reporting purposes but are not deductible for federal income tax purposes offset by the reversal of the balance in a reserve that had been established in a prior period with respect to a tax examination that was concluded in June 2005. For the nine months ending September 30, 2004, the Company had a tax benefit of 36% of its loss before taxes from continuing operations.

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
      As of September 30, 2005, the Company had deferred tax assets relating to the State of New Jersey aggregating $218,000 of which $147,000 is attributable to New Jersey net operating loss carryforwards which can be applied against any New Jersey taxable income the Company might earn during the seven year period after the year in which such carryforward was recognized for tax purposes. Due to the uncertainty surrounding the timing and amounts of future New Jersey taxable income, the Company has estimated that none of its New Jersey related deferred taxes assets will be realized and has established a full valuation allowance. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
      As of September 30, 2005, the Company had federal deferred tax assets aggregating $698,000. No valuation allowance has been taken for the Company’s federal deferred tax assets. The need for a valuation allowance will continue to be reviewed periodically and adjusted as necessary.
12.     Acquisition Status

A.	Pending Mergers with U.S. Vision and OptiCare
      On April 8, 2005, the Company announced that it has entered into acquisition discussions with two affiliated companies, U.S. Vision and OptiCare. The Board formed a Special Committee consisting of independent directors to consider, evaluate and negotiate these proposed acquisitions and to make recommendations regarding same to the Board. The Special Committee engaged a financial advisor which provided investment banking services and rendered fairness opinions in connection with these proposed acquisitions. On August 22, 2005, the Company signed Merger Agreements with U.S. Vision and OptiCare. For information on a $1,000,000 unsecured loan that the Company made to OptiCare on September 1, 2005, see Note 8.

B.	Prior Focus on Asset Management Opportunities
      From January 27, 2004 to April 8, 2005, the Company focused its acquisition efforts on opportunities in the asset management sector of the financial services industry. In furtherance thereof, the Company had engaged two providers of executive search services to identify opportunities in this segment and to recruit individuals and/or teams within the industry to join the Company and build this business. The Company paid the first provider a non-refundable retainer of $300,000, which was amortized over a five month period beginning February 1, 2004, and the second provider was paid a non-refundable retainer of $100,000, which was amortized over a six month period commencing October 1, 2004.
13.     Business and Asset Dispositions

A.	Sale of the Graphic Design Group
      In furtherance of its 2002 plan to reposition itself for sale or liquidation, on August 5, 2002, the Company sold certain assets, including certain accounts receivable, furniture and equipment, customer lists and goodwill, subject to certain liabilities, of its Graphic Design Group to DM2, LLC (“DM2”), a company formed by its president and former owner, David Annunziato. The transaction was effective as of August 1, 2002 and the purchase price was $371,000 consisting of a cash payment of $54,000 and a secured 6% promissory note for $317,000, payable in sixty (60) equal consecutive monthly installments of $6,000 commencing on January 1, 2003. As of June 30, 2005, the unpaid balance under this note was $182,000. In connection with this sale, the Company also entered into a sublease with DM2 for 3,492 square feet of commercial rentable space through November 14, 2009 which, as of June 30, 2005 had an aggregate remaining rent obligation of $398,000.
      In June 2005, DM2 defaulted on the note and the sublease and threatened to file for bankruptcy protection. On August 3, 2005, the Company entered into a settlement agreement with DM2 which provided for the cancellation of the promissory note and the termination of the Company’s security interest in DM2’s machinery, equipment, furniture, fixtures and accounts receivables in consideration of DM2’s payment to the

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
Company of the sum of $75,000 and issuance of a new promissory note in the principal amount of $116,000. This new note is payable in forty-eight (48) equal consecutive monthly installments commencing September 15, 2005 of approximately $2,400 each, plus interest at the rate of 6% per annum on the unpaid balance and is jointly and severally guaranteed by Mr. Annunziato and his wife. The Company also agreed to a termination of the sublease and, on August 19, 2005, DM2 vacated and surrendered the premises and conveyed to the Company all of its right, title and interest in and to all of the furniture and fixtures located at such premises. The security deposit in the sum of $20,000 held by the Company under the sublease was applied to unpaid rent and damages.

B.	Sale of Licensing-Related Assets
      On August 19, 2002, RIL sold its Gough licensing property and royalties receivable to Gough Holdings (Engineering), Ltd. (“GHE”) for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002. GHE paid the first two installments aggregating $140,000 but asked the Company for an accommodation on the $100,000 third installment which was due on September 30, 2003. The Company agreed to accept payment of $30,000 in cash and GHE’s promissory note for the balance of $70,000. This note was payable in seven (7) equal consecutive monthly installments of $10,000 each, with interest at the rate of 10% per annum, with the first installment becoming due on November 1, 2003. On April 14, 2004, the Company and GHE entered into a discounted payment settlement agreement pursuant to which the Company received $215,000 on April 15, 2004. In connection with this settlement, the Company recorded a loss of $12,000 in the first quarter of 2004.

C.	Sale of the Product Design Group
      On September 20, 2002, RIL sold its Product Design Group to Product Genesis, LLC (“PG”) for a variable purchase price based upon 2 1/2% of net revenues up to an aggregate of $300,000. Due to the uncertainties of collection of the purchase price, the Company did not allocate any cost basis to this contract right and recorded the $36,000 received in 2003 from PG as income from such discontinued operations. In December 2003, PG notified the Company that it was discontinuing its product design operations and, in January 2004, it advised the Company that it had entered into an agreement with Factors NY, LLC, a company wholly-owned by a former employee of PG, to purchase the goodwill and certain assets of PG. Pursuant to an agreement, dated February 10, 2004, PG paid the Company the sum of $30,000 in full settlement of the contingent balance of the variable purchase price.
      The Company also entered into a sublease with PG for 9,574 square feet of commercial rentable space with a termination date of November 15, 2009. On December 22, 2003, by lease amendment, the Company released its security interest in PG’s machinery, equipment, furniture, fixtures and chattel located at the leased premises in consideration of a cash security deposit in the sum of $75,000. PG’s sale of the business referred to in the preceding paragraph did not include this sublease.
      On July 6, 2004, PG, through a turnaround consultant, notified the Company that due to extreme financial hardship, neither PG nor its affiliated companies, Product Genesis, Inc. (“PG-INC”) and Product Genesis Business Trust (“PGBT”), which had guaranteed PG’s obligations under the sublease, would be able to pay the rent for July 2004, or any further rent or be further bound by the sublease. No further rental payments were made after such notice.
      On October 5, 2004, the Company entered into a settlement agreement with PG, PG-INC and PGBT whereby it agreed to a termination of the sublease and a mutual release in consideration of the application of the $75,000 security deposit to rent, the payment of $150,000 in cash and $50,000 over a period of thirty-five months commencing on November 1, 2004. PG paid the $50,000, which was evidenced by a promissory note, in full in November 2004. In addition, under the settlement agreement PG conveyed title to the Company to

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
all of the furniture and equipment it had left at the premises and waived a claim it had against the Company for reimbursement of $20,000 in leasehold construction costs it had incurred.

D.	Sale of RIL
      On September 30, 2002, the Company completed the transfer of the assets and assumption of the liabilities of its subsidiary, RIL, to the Company, excluding the capital stock of Refac Consumer Products, Inc. (“RCP”), a manufacturer of a line of consumer electronics products, and certain trademarks, patents and a patent application relating to RCP’s business. After such transfer, the Company sold RIL to RCP Products, LLC, a limited liability company established by a former employee, for $50,000 plus a variable purchase price based upon 2 1/2% of the revenues received in excess of $1,000,000 from the sale of its consumer electronics products during the eight year period commencing January 1, 2003, up to a maximum of $150,000 in any given year and a cumulative total of $575,000. Due to the uncertainties of collection of the purchase price, the Company has not allocated any cost basis to this contract right and will record any monies that it may receive from RCP Products, LLC with respect thereto as income from such discontinued operations. As of September 30, 2005, the Company had not received any variable purchase price payments and, based upon information provided by the purchaser, it does not expect to receive any such payments in the future.
14.     Leaseholds
      In May 1999, the Company relocated its corporate offices and creative studio to newly constructed leased facilities in Edgewater, New Jersey pursuant to a lease that expires on November 16, 2009. In October 2001, the Company subleased two units consisting of approximately 5,882 and approximately 5,706 rental square feet, together with furniture, for an annualized payment of $270,000, which sublease expired on May 31, 2005.
      In March 2002, the Company announced that it was repositioning itself for sale or liquidation and, in furtherance thereof, it sold its Product Design and Graphic Design Groups. In connection with such sales, in August 2002, the Company entered into a sublease with DM2, the purchaser of its Graphic Design Group, covering approximately 3,492 feet of rentable space and, in September 2002, it entered into a sublease with PG, the purchaser of its Product Design Group, covering approximately 9,574 square feet of rentable space. In February 2003, the Company and its landlord amended the master lease to reduce the rentable square footage by approximately 9,757 square feet and the aggregate rent payable over the then remaining term of the lease by $840,000.
      In October 2004, the sublease with PG was terminated by mutual agreement (see Note 13D for more information regarding such settlement) and, in August 2005, the sublease with DM2 was terminated by mutual agreement (see Note 13A for more information regarding such settlement).
      In January 2005, the Company subleased the 9,574 rentable square foot unit previously occupied by PG to a new tenant under a sublease which extends through October 31, 2009 with rental payments that commenced in June 2005. The base rent for the remaining term of the sublease is $750,000. On November 1, 2005, this tenant advised the Company that it was terminating the sublease effective December 31, 2005, claiming that the Company had intentionally and maliciously misrepresented the amount of the rentable square footage in the sublease. The tenant has also demanded a return of the security deposit and damages in the sum of $40,000. The Company believes that the tenant’s claims are without merit and that the sublease is still in full force and effect and is enforceable in accordance with its terms. In the event that litigation ensues, the Company intends to vigorously assert its position.
      In May 2005, the Company subleased the 5,882 rentable square foot unit to a new subtenant under a sublease which extends through October 31, 2009 with rental payments commencing in September 2005. The base rent for the remaining term of the sublease is $504,000.

REFAC
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
      On August 30, 2005, the Company entered into an amendment of its master lease, effective as of November 1, 2005, pursuant to which it paid the landlord $30,000, surrendered the 5,706 and 3,492 rentable square feet units and recaptured the 9,757 rentable square feet unit that it had surrendered in February 2003. Simultaneously with this amendment to the master lease, it subleased the 9,757 rentable square feet unit to a new subtenant under a sublease which extends through November 14, 2009 with rental payments commencing in November 15, 2005. The total rent for the remaining term of this sublease is $715,000.
      After giving effect to the August 30, 2005 amendment, the base rent for the remaining term of the master lease is $1,926,000. The annual base rent for 2005 is $458,000 and $467,000 thereafter, subject to real estate tax escalations and a maximum cost of living increase of 2.5% per annum.
      Based upon a discounted cash flow analysis as of December 31, 2004, the Company determined that the projected expenses of its leasehold in Edgewater, New Jersey exceed the projected income by $96,000. Accordingly, the Company recorded a contingent loss, and established a corresponding reserve. The Company updates the analysis on a quarterly basis, and for the nine months ended September 30, 2005, it has recorded a contingent loss of $187,000, along with a corresponding increase to the reserve. Such analysis will continue to be updated quarterly during the balance of the term of the leasehold.
      From May 1, 2003 through June 18, 2004, the Company occupied approximately 1,185 gross rentable square feet in Fort Lee, New Jersey under a sublease with PCS, an affiliate of PCM, at a monthly rent of $3,000. On June 19, 2004, the Company relocated to new space in the same building encompassing 4,751 gross rentable square feet under a direct lease with the landlord. This lease expires on June 30, 2009 and provides for a five-year renewal option. Under the lease, the Company was required to pay $55,000 toward the construction of the premises. As of September 30, 2005, the base rent for the balance of the initial term aggregated $515,000, subject to escalations for increases in real estate taxes and operating costs.
15.     Wrench versus Taco Bell Litigation
      By Agreement, dated as of January 31, 2002, the Company and Ms. Arlene Scanlan, who was then President of RL, agreed to a termination of her employment agreement and stock options and to a conveyance of her 19% interest in RL to the Company. This termination agreement required Ms. Scanlan to pay the Company 50% of the first $3,000,000 that she received relating to a certain lawsuit brought by a former licensing client of RL against Taco Bell Corp. On January 27, 2005, the lawsuit was settled and on February 4, 2005 the Company received payment of $1,500,000, representing the Company’s share of the settlement. This amount was recorded as revenue from licensing-related activities in the fiscal quarter ended March 31, 2005.

OptiCare Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
OptiCare Health Systems, Inc.
Waterbury, Connecticut
      We have audited the accompanying consolidated balance sheets of OptiCare Health Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OptiCare Health Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 3 to the consolidated financial statements, on January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standard No. 142.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
March 29, 2005

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
For the Fiscal Years Ended December 31, 2004 and 2003

	December 31,

	2004	2003

	(Amounts in
	thousands, except
	share and per share
	data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,228	$1,695
Accounts receivable, net	2,164	2,044
Inventories	1,851	1,773
Assets held for sale	7,894	11,578
Notes receivable	82	105
Other current assets	599	354

Total Current Assets	14,818	17,549

Property and equipment, net	2,628	2,761
Goodwill	16,663	16,565
Intangible assets, net	1,068	1,179
Assets held for sale, non-current	1,150	4,670
Deferred debt issuance costs, net	342	398
Notes receivable, less current portion	734	791
Restricted cash	1,413	1,158
Other assets	998	784

TOTAL ASSETS	$39,814	$45,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,727	$734
Claims payable and claims incurred but not reported	1,897	1,534
Accrued salaries and related expenses	2,743	2,186
Accrued expenses	1,874	1,184
Current portion of long-term debt	332	10,818
Current portion of capital lease obligations	11	10
Liabilities of held for sale business	5,683	6,755
Other current liabilities	1,119	407

Total Current Liabilities	16,386	23,628
NON-CURRENT LIABILITIES:
Long-term debt, less current portion	10,024	1,775
Capital lease obligations, less current portion	19	—
Other liabilities	1,476	405

Total Non-Current Liabilities	11,519	2,180

COMMITMENTS AND CONTINGENCIES (Notes 10, 12, and 19)
Series B 12.5% Redeemable, Convertible Preferred Stock at Aggregate Liquidation Preference–Related Party	6,344	5,635
STOCKHOLDERS’ EQUITY:
Series C Preferred Stock, $.001 par value ($16,251 aggregate liquidation preference); 406,158 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	1	1
Common Stock, $0.001 par value; 150,000,000 shares authorized; 30,638,283 and 30,386,061 shares issued and outstanding at December 31, 2004 and 2003, respectively	31	30
Additional paid-in-capital	79,192	79,700
Accumulated deficit	(73,659)	(65,319)

TOTAL STOCKHOLDERS’ EQUITY	5,565	14,412

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,814	$45,855

See notes to consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Year Ended December 31,

	2004	2003	2002

	(Amounts in thousands, except share
	and per share data)
NET REVENUES:
Managed vision	$25,495	$28,111	$29,426
Product sales	11,580	11,295	10,826
Other services	19,907	18,971	18,257
Other income	1,921	2,722	2,346

Total net revenues	58,903	61,099	60,855

OPERATING EXPENSES:
Medical claims expense	19,156	22,000	22,311
Cost of product sales	4,128	3,837	4,098
Cost of services	8,322	8,001	7,616
Selling, general and administrative	25,053	24,165	23,411
(Gain) loss from early extinguishment of debt	—	1,896	(8,789)
Depreciation	848	1,168	1,721
Amortization	117	114	119
Interest	1,190	2,044	3,010

Total operating expenses	58,814	63,225	53,497

Income (loss) from continuing operations before income tax	89	(2,126)	7,358
Income tax expense	51	4,927	2,516

Income (loss) from continuing operations	38	(7,053)	4,842
Discontinued Operations:
Income (loss) from discontinued operations, net of income tax	(3,973)	(5,300)	337
Loss on disposal of discontinued operations, net of income tax expense of $342 in 2002	(4,405)	—	(4,434)

Loss from discontinued operations	(8,378)	(5,300)	(4,097)

Net income (loss)	(8,340)	(12,353)	745
Preferred stock dividends	(709)	(618)	(531)

Net income (loss) available to common stockholders	$(9,049)	$(12,971)	$214

EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations:
Basic	$(0.02)	$(0.25)	$0.35
Diluted	$(0.02)	$(0.25)	$0.09
Loss from discontinued operations:
Basic	$(0.28)	$(0.18)	$(0.33)
Diluted	$(0.28)	$(0.18)	$(0.08)
Net income (loss):
Basic	$(0.30)	$(0.43)	$0.02
Diluted	$(0.30)	$(0.43)	$0.01
See notes to consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Year Ended December 31,

	2004	2003	2002

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(8,340)	$(12,353)	$745
(Income) loss on discontinued operations	8,378	5,300	4,097

Income (loss) from continuing operations	38	(7,053)	4,842
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	848	1,168	1,721
Amortization	117	114	119
Deferred income taxes	—	4,800	3,000
Bad debt (income) expense	(46)	162	173
Non-cash interest expense	149	958	258
Non-cash (gain) loss on early extinguishment of debt	—	1,867	(8,789)
Non-cash gain on contract settlements	(12)	(529)	—
Non-cash compensation charges	181	178	—
Loss on disposal of fixed assets	—	62	—
Changes in operating assets and liabilities
Accounts receivable	(74)	(219)	436
Inventories	(78)	23	29
Other assets	(563)	9	(160)
Accounts payable and accrued expenses	3,575	(236)	(2,501)
Other liabilities	1,783	(111)	(45)
Cash (used by) provided by discontinued operations	(3,038)	(3,964)	686

Net cash provided by (used in) operating activities	2,880	(2,771)	(231)

INVESTING ACTIVITIES:
Purchases of property and equipment, net of disposals	(715)	(749)	(750)
Purchase of notes receivable	—	—	(1,350)
Payments received on notes receivable	183	458	658
Refund of security deposits	—	775	—
Purchase of restricted investments	(260)	(900)	—
Investments in acquisitions, excluding cash	(65)	(6,192)	—
Net proceeds from sale of discontinued operations	700	—	3,862

Net cash (used in) provided by investing activities	(157)	(6,608)	2,420

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	314	23,474
Net increase (decrease) in revolving credit facility	(2,004)	8,837	(4,917)
Proceeds from exercise of warrants	—	—	2,450
Proceeds from issuance of stock	20	144	4,000
Principal payments on long-term debt	(300)	(988)	(25,143)
Equipment financing	238	—
Payment of financing costs	(128)	(261)	(1,445)
Principal payments on capital lease obligations	(16)	(58)	(58)

Net cash (used in) provided by financing activities	(2,190)	7,988	(1,639)

Increase (decrease) in cash and cash equivalents	533	(1,391)	550
Cash and cash equivalents at beginning of year	1,695	3,086	2,536

Cash and cash equivalents at end of year	$2,228	$1,695	$3,086

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,016	$1,061	$1,359
Cash paid (received) for income taxes	46	76	45
Reduction of debt in exchange for reduction of receivables	—	86	1,011
Conversion of senior subordinated debt to Series C Preferred Stock	—	16,251	—
See notes to consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Fiscal Years Ended December 31, 2004, 2003 and 2002

	Series A		Series C
	Preferred Stock		Preferred Stock		Common Stock		Additional
							Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

	(Amounts in thousands, except share data)
Balance at December 31, 2001	418,803	$1	—	—	12,815,092	$13	$60,679	$(53,711)	$6,982
Issuance of common stock	—	—	—	—	17,525,000	17	2,433	—	2,450
Cancellation of shares	(418,803)	(1)	—	—	(1,426,102)	(1)	(375)	—	(377)
Issuance of warrants	—	—	—	—	—	—	1,383	—	1,383
Dividends on redeemable preferred stock	—	—	—	—	—	—	(531)	—	(531)
Net income for 2002	—	—	—	—	—	—	—	745	745

Balance at December 31, 2002	—	$—	—	—	28,913,990	$29	$63,589	$(52,966)	$10,652
Issuance of preferred stock	—	—	406,158	$1	—	—	16,113	—	16,114
Issuance of common stock	—		—	—	1,555,000	1	651	—	652
Cancellation of shares	—	—	—	—	(82,929)	—	(35)	—	(35)
Dividends on redeemable preferred stock	—	—	—	—	—	—	(618)	—	(618)
Net loss for 2003	—	—	—	—	—	—	—	(12,353)	(12,353)

Balance at December 31, 2003	—	$—	406,158	$1	30,386,061	$30	$79,700	$(65,319)	$14,412
Issuance of common stock	—	—	—	—	375,000	1	199	—	200
Issuance of warrants	—	—	—	—	—	—	33	—	33
Cancellation of shares	—	—	—	—	(122,778)	—	(31)	—	(31)
Dividends on redeemable preferred stock	—	—	—	—	—	—	(709)	—	(709)
Net loss for 2004	—	—	—	—	—	—	—	(8,340)	(8,340)

Balance at December 31, 2004	—	$—	406,158	$1	30,638,283	$31	$79,192	$(73,659)	$5,565

See notes to consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2004, 2003 and 2002

1.	Organization and Basis of Presentation
      OptiCare Health Systems, Inc. and subsidiaries (the “Company”) is an integrated eye care services company focused on vision benefits management (managed vision) and consumer vision services, including medical, surgical and optometric services and optical retail. The Company contracts with OptiCare, P.C., a professional corporation, which employs ophthalmologists and optometrists to provide the surgical, medical, optometric and other professional services to patients.
      In September 2004, the Company sold its Technology business, CC Systems, Inc. and in January 2005, sold its Distribution business which was comprised of Wise Optical and the Buying Group. The effective date of the distribution transaction was December 31, 2004. In accordance with Statement of Financial Accounting Standards (“SFAS”) 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” both sales were accounted for as discontinued operations. Amounts in the financial statements and related notes for the periods December 31, 2003 and December 31, 2002 have been reclassified to reflect treatment as held for sale.

2.	Management’s Plan
      The Company incurred net operating losses in 2003 that continued into 2004, due primarily to substantial operating losses at Wise Optical. In January 2005, the Company sold its Distribution business including the Wise Optical operation. In September 2004, the Company also sold its Technology business, CC Systems, Inc. The sale of these operations generated cash proceeds and reduced demands on working capital and corporate personnel. In addition, in January 2005, the Company sold 280,618 shares of newly created Series D Preferred Stock (“Series D Preferred Stock”) for an aggregate price of $4,445,000.
      In addition, in 2003 the Managed Vision segment began shifting away from the lower margin and long sales cycle of the Company’s third party administrator (“TPA”) style business to the higher margin and shortened sales cycle of a direct-to-employer business. This new direct-to-employer business also removes some of the volatility that is often experienced in the Company’s TPA-based revenues. The Company now has the sales force and infrastructure necessary to expand our direct-to-employer business and expects increased profitability as a result of this product shift that has led to new contracts. The Company experienced significant improvements in revenue and profitability in the Consumer Vision segment from 2003 to 2004, largely from growth in existing store sales and enhanced margins as a result of sales incentives that the Company expects to continue. OptiCare has also continued to settle outstanding HSO litigation with positive results through March of 2005.
      The Company believes the combination of the above initiatives executed in the operating segments will continue to improve the Company’s liquidity and should ensure compliance with covenants in the loan agreement with CapitalSource Finance LLC (“CapitalSource”) in the future.

3.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its affiliate OptiCare P.C. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
      The Company considers investments purchased with an original maturity of three months or less when purchased to be cash equivalents.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables
      Receivables are stated net of allowances for doubtful accounts. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance from bad debts. We determine the allowance based on historical experience and other currently available evidence. Adjustments to the allowance are recorded to bad debt expense, which is included in operating expenses. Gross receivables are stated net of contractual allowances and insurance disallowances. (See also “Services Revenue” below)

Inventories
      Inventories primarily consist of eyeglass frames, lenses, sunglasses, contact lenses and surgical supplies. Inventories are valued at the lower of cost or market, determined on the first-in, first-out “FIFO” basis.

Property and Equipment
      Property and equipment are recorded at cost net of accumulated depreciation. Leasehold improvements are being amortized over the term of the lease or the life of the improvement, whichever is shorter. Depreciation and amortization are provided primarily using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated
Classification	Useful Life

Furniture, fixtures and equipment	5 - 7 years
Leasehold improvements	7 - 10 years
Computer hardware and software	3 - 5 years

Deferred Debt Issuance Costs
      Deferred debt issuance costs are being amortized on the straight-line method, which approximates the interest method, over the term of the related debt and such amortization is included in interest expense. Amortization expense of deferred debt issuance costs totaled $121 and $248 for the years ended December 31, 2004 and 2003, respectively.

Goodwill and Other Intangible Assets
      Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination accounted for as a purchase. Intangible assets, which represent purchased service and non-compete agreements, are amortized over their contract life and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
      The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (see “New Accounting Pronouncements” below), which was adopted by the Company on January 1, 2002. In accordance with this standard, goodwill and other intangible assets with indefinite useful lives are no longer subject to amortization, but are reviewed by the Company for impairment on an annual basis, or more frequently if events or circumstances indicate potential impairment. The evaluation methodology for potential impairment is inherently complex, and involves significant management judgment in the use of estimates and assumptions. The Company uses multiples of earnings before interest, taxes, depreciation and amortization of comparable entities to value the reporting unit being evaluated for goodwill impairment.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company evaluates impairment using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then we compare the implied fair value of the reporting unit’s goodwill with its carrying amount. The implied fair value is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to the implied fair value.

Managed Vision Revenue
      The Company provides vision care services, through its managed vision care business, as a preferred provider to HMOs, PPOs, third party administrators and insurance indemnity programs. The contractual arrangements with these entities operate primarily under capitated programs. Capitation payments are accrued when they are due under the related contracts at the agreed-upon per-member, per-month rates. Revenue from non-capitated services, such as fee-for-service and other preferred provider arrangements, is recognized when the services are provided and the Company’s customers are obligated to pay for such services. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies.

Product Sales Revenue
      The Company recognizes revenue on product sales at the time of delivery to the customer. Product sales revenue include sales of optical products to customers through the retail optometry centers that the Company manages.

Services Revenue
      The Company (through its affiliated professional corporation) provides comprehensive eye care services to consumers, including medical and surgical treatment of eye diseases and disorders by ophthalmologists, and vision measuring and non-surgical correction services by optometrists. The Company also charges a fee for providing the use of its ambulatory surgery center to professionals for surgical procedures. The Company’s ophthalmic, optometric and ambulatory surgery center services are recorded at established rates reduced by an estimate for contractual allowances. Contractual allowances arise due to the terms of certain reimbursement contracts with third-party payors that provide for payments to the Company at amounts different from its established rates. The contractual allowance represents the difference between the charges at established rates and estimated recoverable amounts and is recognized in the period the services are rendered. The contractual allowance recorded is estimated based on an analysis of collection experience in relation to amounts billed and other relevant information. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized as adjustments to revenue in the period of final settlements.
      The Company’s Health Services Organization (“HSO”) provides marketing, managed care and other administrative services to individual ophthalmology and optometry practices under agreements between the Company and each practice. HSO revenue is recognized monthly at a contractually agreed upon fee, based on a percentage of cash collections by the HSO practices.

Other Income
      Revenue from HSO settlements are recognized in other income when received. The Company expects future revenue from HSO settlements to be minimal and that all remaining contract settlements will be finalized by the end of the second quarter 2005.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Medical Claims Expense
      Claims expense is recorded as provider services are rendered and includes an estimate for claims incurred but not reported.
      Reserves for estimated insurance losses are determined on a case by case basis for reported claims, and on estimates based on Company experience for loss adjustment expenses and incurred but not reported claims. These liabilities give effect to trends in claims severity and other factors which may vary as the losses are ultimately settled. The Company’s management believes that the estimates of the reserves for losses and loss adjustment expenses are reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations in the period of the adjustment.

Cost of Product Sales
      Cost of product sales is comprised of optical products including eyeglasses, contact lenses and other optical goods.

Cost of Services
      Cost of services represents the direct costs associated with services revenue. These costs are primarily comprised of medical and other service provider wages, as well as medical and other supplies and costs incidental to other services revenue.

Malpractice Claims
      The Company purchases insurance to cover medical malpractice claims. The current insurance contract for medical malpractice is written on a claims made basis. There are known claims and incidents as well as potential claims from unknown incidents that may be asserted from past services provided. Management believes that these claims, if asserted, would be settled within the limits of insurance coverage.

Insurance Operations
      The Company’s managed vision care business includes a wholly-owned subsidiary which is a licensed single service HMO in Texas (the “Texas HMO”) and a licensed captive insurance company domiciled in South Carolina, OptiCare Vision Insurance Company (“OVIC”). OVIC is subject to the regulation and supervision by the South Carolina Department of Insurance that requires us to maintain $500 of unencumbered capital and surplus via a letter of credit. The Texas HMO is subject to regulation and supervision by the Texas Department of Insurance, which has broad administrative powers relating to standards of solvency, minimum capital and surplus requirements, maintenance of required reserves, payments of dividends, statutory accounting and reporting practices, and other financial and operational matters. The Texas Department of Insurance requires that stipulated amounts of paid-in-capital and surplus be maintained at all times. Our Texas HMO subsidiary is required by terms of an Order of the Commissioner of Insurance, dated August 12, 1999, as modified in November 2003, to maintain a minimum net worth of $500. Dividends payable by the Texas HMO to the Company are generally limited to the lesser of 10% of statutory-basis capital and surplus or net income of the preceding year excluding realized capital gains. In addition, the Company’s agreement with the Texas Department of Insurance, required the Company to pledge investments of $250, at December 31, 2004 and December 31, 2003.

Income Taxes
      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” which requires an asset and liability method of accounting for deferred income taxes. Under the asset

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of historic available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Redeemable Convertible Preferred Stock
      In January 2002 the Company issued 3,204,959 shares of Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock (“Series B Preferred Stock”). Each share of Series B Preferred Stock is, at the holder’s option, immediately convertible into a number of shares of common stock based on such share’s current liquidation value. Each share of Series B Preferred Stock must be redeemed in full by the Company on December 31, 2008. (See also Note 16)
      SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” requires an issuer to classify a mandatorily redeemable instrument as a liability if it represents an unconditional obligation requiring the Company to redeem the instrument by transferring its assets at a specified or determinable date or upon an event that is certain to occur. The Company’s convertible redeemable preferred stock is not classified as a liability due to its conversion feature.

Stock-based Compensation
      SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. As permitted under SFAS No. 123 and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of Financial Accounting Standards Board (“FASB”) Statement No. 123”, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations, and provides the pro forma disclosure. Accordingly, compensation cost for the stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the measurement date over the amount an employee must pay to acquire the stock.
      Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS No. 123, and has been determined as if the Company accounted for its employee stock options granted subsequent to December 31, 1995, under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004, 2003 and 2002:

	2004	2003	2002

Risk free interest rate	3.3%	3.0%	3.0%
Dividends	—	—	—
Volatility factor	.675	.60	.60
Expected Life	5 years	5 years	5 years

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

	Year Ended December 31,

	2004	2003	2002

Net income (loss) as reported	$(8,340)	$(12,353)	$745
Less: Total stock-based employee compensation expense determined under Black-Scholes option pricing model, net of related tax effects	(152)	(357)	(519)

Pro forma net income (loss)	$(8,492)	$(12,710)	$226

Earnings (loss) per share — As reported:
Basic	$(0.30)	$(0.43)	$0.02
Diluted	$(0.30)	$(0.43)	$0.01
Earnings (loss) per share — Pro forma:
Basic	$(0.30)	$(0.44)	$(0.02)
Diluted	$(0.30)	$(0.44)	$0.00

Fair Value of Financial Instruments
      SFAS No. 107, as amended, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of fair value information for certain assets and liabilities for which it is practicable to estimate that value. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, long-term debt and redeemable preferred stock.
      The Company considers the carrying amount of cash and cash equivalents, accounts receivable, notes receivable, accounts payable and accrued liabilities to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization or their current market rate of interest. The carrying amount of long term debt approximates fair value due to the variable interest rate. Using available market information, the Company determined that the fair value at December 31, 2004 of the redeemable preferred stock was $16,313 compared to a carrying value of $6,344.

Concentrations
      The Company’s principal financial instrument subject to potential concentration of credit risk is accounts receivable which is unsecured. The Company records receivables from patients and third party payors related to eye health services rendered. The Company does not believe that there are any substantial credit risks associated with receivables due from governmental agencies and any concentration of credit risk from other third party payors is limited by the number of patients and payors. The Company does not believe that there is any substantial credit risks associated with other receivables due from any of its other customers.
      The Company has seven managed vision contracts with two insurers, CIGNA and United HealthCare, which account for approximately 27% of the Company’s consolidated revenue in 2004. The consolidated revenues for 2004 exclude the revenues of both the Technology operation, CC Systems, Inc., which was sold in September 2004, and the Distribution business, which was sold in January 2005. The operating results for these two businesses are reflected in Discontinued Operations. (See Note 6)

Estimates
      In preparing financial statements, management is required to make estimates and assumptions, particularly in determining the adequacy of the allowance for doubtful accounts, insurance disallowances, managed

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
care claims accrual, deferred taxes and in evaluating goodwill and intangibles for impairment, that affect the reported amounts of assets and liabilities as of the balance sheet date and results of operations for the year. Actual results could differ from those estimates.

Reclassifications
      Certain prior year amounts have been reclassified in order to conform to the current year presentation.

New Accounting Pronouncements
      In November 2002, FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued. The interpretation provides guidance on the guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. The Company adopted the disclosure requirements of the interpretation as of December 31, 2002. Effective January 1, 2003, additional provisions of FIN No. 45 became effective and were adopted by the Company. The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that the Company record a liability for the fair value of such guarantees in the balance sheet. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.
      Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting For Asset Retirement Obligations”. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.
      Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”. SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishment are effective for fiscal years beginning after May 15, 2002. As a result of the Company’s adoption of SFAS No. 145, the Company reclassified its previously reported gain from extinguishment of debt of approximately $8.8 million and related income tax expense of approximately $3.5 million in 2002 from an extraordinary item to continuing operations.
      Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and nullified EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No 94-3 had recognized the liability at the commitment date of an exit plan. There was no effect on the Company’s financial statements as a result of such adoption.
      Effective January 1, 2003, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for the stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than fair market value at the

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
measurement date. For disclosure regarding stock options had compensation cost been determined in accordance with SFAS No. 123, see Pro forma Disclosure for Stock Based Compensation above. In December 2004, the FASB issued SFAS No. 123, Share-Based Payments (revised 2004). (SFAS No. 123R). See below.
      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. The consolidation provisions of this interpretation are required immediately for all variable interest entities created after January 31, 2003, and the Company’s adoption of these provisions did not have a material effect on its financial position or results of operations. For variable interest entities in existence prior to January 31, 2003, the consolidation provisions of FIN No. 46 are effective December 31, 2003 and did not have a material effect on the Company’s financial position or results of operations.
      In December 2003, the FASB issued a revised version of FIN 46 (“FIN 46R”), which incorporated a number of modifications and changes to the original version. FIN 46R replaced FIN 46 and, subject to certain special provisions, was effective no later than the end of the first reporting period that ended after December 15, 2003 for entities considered to be special-purpose entities and no later than the end of the first reporting period that ended after March, 15, 2004 for all other variable interest entities. The Company adopted FIN 46R in the fourth quarter of 2003 and did not have a material effect on the Company’s financial position or results of operations.
      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments. This statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.
      EITF 03-6 supersedes the guidance in Topic No. D-95, Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share, and requires the use of the two-class method of participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF Issue 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of Opinion 25 and SFAS No. 123, EITF Issue 03-6 is effective for reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The adoption of EITF Issue 03-6 did not have a material impact on the Company’s consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued SFAS No. 123, Share-Based Payments (revised 2004) (“SFAS No. 123R”). This statement eliminates the option to apply the intrinsic value measurement provisions of APB Opinion No. 25. Rather the Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, the requisite period (usually the vesting period). SFAS No. 123R will also require companies to measure the cost of employee services received in exchange for Employee Stock Purchase Plan (ESPP) awards and the Company will be required to expense the grant date fair value of the Company’s ESPP awards. SFAS No. 123R will be effective for the Company’s fiscal quarter beginning July 1, 2005. Based on the number of stock options outstanding as of December 31, 2004, the effect of the adoption of SFAS No. 123R would be to increase compensation expense by approximately $0.2 million in the Company’s fiscal quarter beginning July 1, 2005.

4.	Discontinued Operations
      In May 2004, the Company’s Board of Directors approved management’s plan to exit the technology business, which as comprised of CC Systems, Inc. (formerly reported in the Company’s Distribution and Technology segment) and to dispose of the Company’s CC System Division. The Company completed the sale of the net assets of CC Systems, Inc. on September 10, 2004. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the disposal of CC Systems, Inc. is accounted for as a discontinued operation. In connection with the sale, the Company received $700 in cash. Additional consideration provided by the buyer included the surrender of 82,500 shares of the Company’s common stock which had a fair market value of approximately $21 and the forgiveness of an unsecured promissory note payable owed by the Company which had an outstanding balance of $71 at the time of the sale. The Company recorded a $1,005 loss on the disposal of discontinued operations based on the fair value of the net assets held for sale. Amounts in the financial statements and related notes for the periods December 31, 2003 and December 31, 2002 have been reclassified to reflect treatment as held for sale.
      On February 7, 2003, the Company acquired substantially all of the assets and certain liabilities of the contact lens distribution business of Wise Optical Vision Group, Inc. (“Wise Optical”), a New York corporation. The Company acquired Wise Optical to become a leading optical product distributor. The aggregate purchase price of Wise Optical was $7,949 and consisted of approximately $7,290 of cash, 750,000 shares of the Company’s common stock that had an estimated fair market value of $330 at the time of acquisition, and transaction costs of approximately $329. Funding for the acquisition was obtained via the Company’s revolving credit note with CapitalSource.
      Wise Optical experienced substantial operating losses in 2003 and 2004. These losses were largely attributable to significant expenses incurred by Wise Optical, including integration costs (primarily severance and stay bonuses and legal and professional fees), weakness in gross margins and an operating structure built to support a higher sales volume. In September 2003, the Company began implementing strategies and operational changes designed to improve the operations of Wise Optical. These efforts included developing the sales force, improving customer service, enhancing productivity, eliminating positions and streamlining our warehouse and distribution processes. The Company believed these changes would lead to increased sales, improved gross margins and reduced operating costs. Wise Optical continued to experience substantial operating losses in 2004 in spite of the strategies and operating changes that were implemented.
      The results of operations of Wise Optical are included in the consolidated financial statements as part of discontinued operations from February 1, 2003, which was the effective date of the acquisition for accounting purposes. The net loss on a pro forma basis for the years ended December 31, 2003 and 2002 including the operations of Wise Optical as if the acquisition had closed effective January 1, of both years is $12,026 and $10,762, respectively.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the Company’s Board of Directors approved management’s plan to exit the Distribution business, which was comprised of Wise Optical and the Buying Group, (formerly reported in the Company’s Distribution segment) and to dispose of the Company’s Distribution sector. The Company completed the sale of the net assets of the Distribution sector on January 12, 2005 to the Company’s Chairman and former Chief Executive Officer. The effective date of the transaction was December 31, 2004. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the disposal of Distribution sector is accounted for as a discontinued operation. The aggregate gross consideration from the sale was $4,150, less a working capital adjustment of $575 and estimated closing costs and other direct costs of $349. The Company recorded a $3,400 loss on the disposal of discontinued operations based on the fair value of the net assets held for sale. Amounts in the financial statements and related notes for the periods December 31, 2003 and December 31, 2002 have been reclassified to reflect treatment as held for sale.
      In connection with the sale of the Distribution business, the Company entered into a Supply Agreement with the Buying Group operation and Wise Optical. The Supply Agreement is a four year commitment to purchase, on a non-exclusive basis, $4,200 of optical products per year through the Buying Group from certain designated manufacturers and suppliers. This annual commitment includes the purchase of $1,275 of contact lenses a year from Wise Optical. In addition, the Company is also obligated to pay the Buying Group an annual fee based on the total of all purchases it makes under the Supply Agreement. The Supply Agreement also contains certain buyout provisions depending on when the Supply Agreement is terminated.
      Also in connection with the sale of the Distribution business, the lease obligation on the facility occupied by Wise Optical and located in Yonkers, New York will remain with the Company. The lease term on the facility expires in June 2011. The Company has estimated its potential exposure on the lease to be $1,300 and has recorded a provision for this amount which is included in the loss on disposal of discontinued operations.
      In May 2002, the Company’s Board of Directors approved management’s plan to dispose of substantially all of the net assets relating to the retail optical business and professional optometry practice locations it operated in North Carolina (“NCOP”). Accordingly, during the quarter ended June 30, 2002 the Company recorded a $3,940 loss on disposal of discontinued operations based on the estimated fair value of the net assets held for sale. On August 12, 2002 the Company consummated the sale of the NCOP net assets to Optometric Eye Care Center, P.A. (“OECC”), an independent professional association owned by two former officers of the Company and recorded an additional loss on disposal of $494, including income tax expense of $342. In connection with the sale, the Company received $4,200 in cash and a $1,000 promissory note. Additional consideration included OECC’s surrender of 1,321,010 shares of the Company’s common stock (for retirement) with an estimated fair market value of $357 and OECC’s assumption of $135 of certain other liabilities. The aggregate gross consideration from the sale of approximately $5,692 was offset by approximately $477 of closing and other direct costs associated with the sale. The Company paid $3,074 to its bank from the proceeds it received from the sale, of which $500 was applied as a payment on the term loan and $2,574 was applied as a payment on the outstanding credit facility. This sale was accounted for as a disposal group under SFAS No. 144. Accordingly, amounts in the financial statements and related notes for all periods presented have been reclassified to reflect SFAS No. 144 treatment.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Operating results of the discontinued operations are as follows:

	2004	2003	2002(1)

External revenue	$57,254	$64,603	$47,455

Intercompany revenue	$5,663	$4,436	$9,221

Income (loss)from discontinued operations before tax	$(3,973)	$(5,300)	$559
Income tax expense (benefit)	—	—	222

Income (loss) from discontinued operations	(3,973)	(5,300)	337
Loss on disposal of discontinued operations, net of income tax of $342 in 2002	(4,405)	—	(4,434)

Total loss from discontinued operations	$(8,378)	$(5,300)	$(4,097)

Loss per share from discontinued operations	$(0.28)	$(0.18)	$(0.33)

(1)	The 2002 operating results of the discontinued operations exclude Wise Optical, which was acquired by the Company in February 2003.

5.	Segment Information
      During the third quarter of 2004, the Company sold its Technology business, CC Systems, Inc. and on January 12, 2005 sold its Distribution business which was comprised of Wise Optical and the Buying Group with an effective date of December 31, 2004. As a result of selling these businesses, the Company has the following two reportable operating segments: (1) Managed Vision and (2) Consumer Vision. These operating segments are managed separately, offer separate and distinct products and services, and serve different customers and markets, although there is some cross-marketing and selling between the segments. Discrete financial information is available for each of these segments and the Company’s President assesses performance and allocates resources among these two operating segments.
      The Managed Vision segment contracts with insurers, insurance fronting companies, employer groups, managed care plans and other third party payers to manage claims payment administration of eye health benefits for those contracting parties. The Consumer Vision segment sells retail optical products to consumers and operates integrated eye health centers and surgical facilities where comprehensive eye care services are provided to patients.
      In addition to its reportable operating segments, the Company’s “All Other” category includes other non-core operations and transactions, which do not meet the quantitative thresholds for a reportable segment. Included in the “All Other” category is revenue earned under the Company’s HSO operation, which receives fee income for providing certain support services to individual ophthalmology and optometry practices. While the Company continues to meet its contractual obligations by providing the requisite services under its HSO agreements, the Company is in the process of disengaging from a number of these arrangements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management assesses the performance of its segments based on income before income taxes, interest expense, depreciation and amortization, and other corporate overhead. Summarized financial information, by segment, for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Year Ended December 31,

	2004	2003	2002

Revenues:
Managed vision	$25,495	$28,111	$29,426
Consumer vision	32,455	30,871	28,842

Reportable segment totals	57,950	58,982	58,268
All other	1,849	2,869	3,282
Elimination of inter-segment revenues	(896)	(752)	(695)

Total net revenue	$58,903	$61,099	$60,855

Segment income (loss):
Managed vision	$1,183	$1,271	$2,631 (1)
Consumer vision	3,406	2,973	1,463

Total reportable segment income	4,589	4,244	4,094
All other	1,341	2,053	2,335
Depreciation	(848)	(1,168)	(1,721)
Amortization expense	(117)	(114)	(119)
Interest expense	(1,190)	(2,044)	(3,010)
Corporate	(3,686)	(3,201)	(3,010)
Gain (loss) on early extinguishment of debt	—	(1,896)	8,789

Income (loss) from continuing operations before income taxes	$89	$(2,126)	$7,358

(1)	Includes a $600 reduction in claims expense due to a favorable adjustment to the reserve.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2004	2003	2002

Assets:
Managed vision	$15,766	$15,567	$15,133
Consumer vision	10,716	10,229	10,200

Segment totals	26,482	25,796	25,333
Discontinued operations	9,044	16,248	7,456
Corporate and other	4,288	3,811	12,316

Total	$39,814	$45,855	$45,105

Capital expenditures:
Managed vision	$10	$135	$51
Consumer vision	716	591	518

Segment totals	726	726	569
Discontinued operations	73	142	391
Corporate and other	7	22	184

Total	$806	$890	$1,144

6.	Restructuring and Other One-Time Charges

Operations Restructuring
      In the fourth quarter of 2000, the Company recorded $2,306 of restructuring charges related to the canceled sale of the Connecticut operations. The Company’s restructuring plans included closing and consolidating facilities, reducing overhead and streamlining operations and was completed in 2001.
      During the years ended December 31, 2004, 2003 and 2002, $59, $206 and $119, respectively, was charged against the restructuring accrual, representing primarily severance and lease related payments on vacant facilities that were closed as part of the Company’s restructuring activities. In 2004, the Company increased its restructuring reserve by $22 due to a change in estimated future rent payments. The remaining restructuring liability at December 31, 2004 of $434 principally relates to lease obligations on excess office space that are not expected to be utilized over the terms of the remaining leases.

7.	Receivables
      Activity in the allowance for doubtful accounts consisted of the following for the years ended December 31:

	2004	2003	2002

Balance at beginning of period	$285	$256	$268
Additions charged (reductions credited) to expense	(46)	162	173
Deductions	(74)	(133)	(185)

Balance at end of period	$165	$285	$256

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Property and Equipment
      Property and equipment consist of the following:

	December 31,

	2004	2003

Leasehold improvements	$3,758	$3,567
Furniture and equipment	4,922	4,495
Computer hardware and software	3,501	3,852

Total	12,181	11,914
Accumulated depreciation and amortization	(9,553)	(9,153)

Property and equipment, net	$2,628	$2,761

9.	Goodwill and Other Intangible Assets
      Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. The standard changed the accounting for goodwill and intangible assets with an indefinite life whereby such assets are no longer amortized; however the standard does require at least annually a test for impairment, and a corresponding write-down, if appropriate. The first step of the goodwill impairment test identifies potential impairment and the second step of the test is used to measure the amount of impairment loss, if any. The Company completed its transitional test for impairment in the second quarter of 2002 and its annual test for impairment during the fourth quarter of 2002. No impairment charges were required in connection with these tests and there were no changes to the carrying value of goodwill during 2002.
      The Company performed its annual test for goodwill impairment for its Managed Vision and Consumer Vision reporting units as of December 31, 2004 and no impairment charge was required. The increase in goodwill of $98 relates to an immaterial acquisition of a managed care company made in the third quarter of 2004. The purchase agreement related to this acquisition includes a provision whereby the previous owners may be entitled to receive additional proceeds, if certain future profitability thresholds are achieved. Future contingent payments related to this acquisition could increase goodwill in the future.
      In 2003, the Company recorded a $1,639 goodwill impairment charge that was due to a decline in Buying Group sales and significant operating losses at Wise Optical. Both operations comprised the Company’s Distribution business which was sold on January 12, 2005. As a result of the sale, the 2003 goodwill impairment charge was reclassified on the Company’s 2003 consolidated statement of operations from operating expenses to loss from discontinued operations, net of income tax. In addition, the remaining Buying Group goodwill of $1,327 was charged to expense in December 2004 and is included in loss from discontinued operations in the Company’s consolidated statement of operations.
      Changes in the carrying amount of goodwill for the year ended December 31, 2004, by segment, are as follows:

	Managed	Consumer
	Vision	Vision	Total

Balance, December 31, 2003	$11,819	$4,746	$16,565
Goodwill from acquisition	98	—	98

Balance, December 31, 2004	$11,917	$4,746	$16,663

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Intangible assets subject to amortization are as follows as of December 31:

	2004			2003

	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Balance	Amount	Amortization	Balance

Service Agreement	$1,658	$(590)	$1,068	$1,658	$(479)	$1,179
Non-compete agreements	265	(265)	—	265	(265)	—

Total	$1,923	$(855)	$1,068	$1,923	$(744)	$1,179

      The weighted average amortization period for the service agreements and non-compete agreements are 15 years and 3.5 years, respectively.
      Amortization expense for the years ended December 31, 2004, 2003 and 2002 was $111, $114 and $119, respectively. Annual amortization expense is expected to be $111 for each of the years 2005 through 2008.

10.	Long-Term Debt
      The details of the Company’s long-term debt at December 31, 2004 and 2003 are as follows:

	2004	2003

Term note payable to CapitalSource, due January 25, 2006. Monthly principal payments of $25 with balance due at maturity	$1,775	$2,075
Revolving credit note to CapitalSource, due January 25, 2007	8,388	10,394
Subordinated notes payable due at various dates through 2004. Principal and interest payments are due monthly or annually. Interest is payable at rates ranging from 7% to 11.4%	193	124
Total	10,356	12,593
Less current portion	332	10,818

Total Long-Term Debt	$10,024	$1,775

      Aggregate maturities of long-term debt by year are $332 in 2005, $1,475 in 2006 and $8,549 in 2007.
      The loan agreement with CapitalSource requires the Company to maintain a lock-box arrangement with its banks whereby amounts received into the lock-boxes are applied to reduce the revolving credit note outstanding. The agreement also contained certain subjective acceleration clauses in the event of a material adverse event. Emerging Issues Task Force Issue (“EITF”) 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement” required the Company to classify outstanding borrowings under the revolving credit note as current liabilities. In accordance with this pronouncement, the Company classified its revolving credit facility as a current liability in the amount of $9,694 at December 31, 2003. In addition, $700 of an over advance from CapitalSource was included in current liabilities for 2003.
      On August 27, 2004, the Company amended its loan agreement with CapitalSource to eliminate the lenders ability to declare a default based upon subjective criteria as described in the EITF. Palisade Concentrated Equity Partnership, L.P. (“Palisade”), provided a $1,000 guarantee against the loan balance due to CapitalSource related to this amendment. As a result of this amendment, the Company has classified the loan balance related to the revolving credit facility as long-term at December 31, 2004.
      The Company had standby letters of credit outstanding at December 31, 2004 and 2003 for $1,160 and $900, respectively. There were no draw downs against these standby letters of credit in 2004 and 2003. The letters of credit outstanding at December 31, 2004 and 2003 were secured by restricted certificates of deposit and security deposits, respectively.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The CapitalSource Loan and Security Agreement
      Prior to January 2002, the Company was a party to a loan agreement (the “Credit Facility”) with Bank Austria. The Credit Facility made available to the Company a $21,500 term loan and up to a $12,700 revolving loan facility secured by a security interest in substantially all of the assets of the Company. On January 25, 2002 Bank Austria forgave approximately $10,000 of principal and interest and sold this loan to CapitalSource. CapitalSource, as lender, and the Company, as borrower, amended and restated the terms of the indebtedness as described below.
      In January 2002 the Company entered into an Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Amended Credit Facility”) with CapitalSource. CapitalSource acquired this agreement from the Company’s previous senior secured lender, Bank Austria, discussed below. The Amended Credit Facility made available to the Company a $3,000 term loan and up to a $10,000 revolving loan facility (the “Revolver”) secured by a security interest in substantially all of the assets of the Company. The revolver agreement, prior to its amendment in 2004 required the Company to maintain a lock-box arrangement whereby amounts received into the lock-box is applied to reduce the revolver debt outstanding.
      On February 7, 2003, in connection with the Company’s acquisition of Wise Optical, the Company’s credit facility with CapitalSource was amended. The amendment primarily resulted in an increase in the Company’s Revolver from $10,000 to $15,000.
      On November 14, 2003 the Company amended the terms of the Amended Credit Facility which, among other things, (i) increased the term loan by $314 and extended the maturity date of the term loan from January 25, 2004 to January 25, 2006, (ii) extended the maturity date of the revolver from January 25, 2005 to January 25, 2006, (iii) permanently increased the advance rate on eligible receivables of Wise Optical from 80% to 85%, (iv) temporarily increased the advance rate on eligible inventory of Wise Optical from 50% to 55% through March 31, 2004, (v) provided access to a $700 temporary over-advance bearing interest at prime plus 5.5      % due March 31, 2004 (which was prepaid in full by March 1, 2004) and was guaranteed by Palisade Concentrated Equity Partnership, L.P. (“Palisade”), (vi) waived the Company’s non-compliance with the minimum fixed charge ratio financial covenant through March 31, 2004 and (vii) changed the net worth covenant from ($27,000) to tangible net worth of ($10,000). In connection with this amendment, the Company agreed to pay CapitalSource $80 in financing fees. The amendment also included an additional $150 termination fee if the Company terminates the Revolver prior to December 31, 2004. Additionally, if the Company terminates the Revolver pursuant to a refinancing with another commercial financial institution, it shall pay CapitalSource, in lieu of a termination fee, a yield maintenance amount which shall mean an amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2006 and (ii) the total interest and fees actually paid to CapitalSource on the Revolver prior to the termination date or date of prepayment.
      On March 29, 2004 we entered into the Second Amended Credit Facility with CapitalSource which incorporates all of the changes embodied in the above amendments and: (i) confirmed that the temporary over-advance was repaid as of February 29, 2004 (ii) changed the expiration date of the waiver of our fixed ratio covenant from March 31, 2004 to February 29, 2004 (iii) reduced the tangible net worth covenant from $(10) million to $(2) million.
      As a result of continued operating losses incurred at Wise Optical, we were not in compliance with the minimum fixed charge ratio covenant under our term loan and revolving credit facility with CapitalSource as of March 31, 2004. In addition, we were not in compliance with this covenant as of April 30, 2004 or May 31, 2004. We were in compliance with the covenant as of June 30, 2004. In connection with a waiver and amendment to the term loan and revolving credit facility with CapitalSource entered into on August 16, 2004, we received a waiver from CapitalSource for any non-compliance with this covenant as of March 31, 2004, April 30, 2004, May 31, 2004 and June 30, 2004.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The August 16, 2004 waiver and amendment also amended the term loan and revolving credit facility to, among other things, extend the maturity date of the revolving credit facility from January 25, 2006 to January 25, 2007, (ii) provide access to a $2,000 temporary over-advance bearing interest at prime plus 5.5%, and in no event less than 6%, which is to be repaid in eleven monthly installments of $100 commencing on October 1, 2004 with the remaining balance to be repaid in full by August 31, 2005, which is guaranteed by our largest stockholder, Palisade Concentrated Equity Partnership, L.P., (iii) change the fixed charge ratio covenant from between 1.5 to 1 to not less than 1 and to extend the next test period for this covenant to March 31, 2005, (iv) decrease the minimum tangible net worth financial covenant from $(2.0) million to $(3.0) million and (v) add a debt service coverage ratio covenant of between 0.7 to 1.0 for the period October 31, 2004 to February 28, 2005. In addition, the waiver and amendment increased the termination fee payable if we terminate the revolving credit facility by 2% and increased the yield maintenance amount payable, in lieu of the termination fee, if we terminate the revolving credit facility pursuant to a refinancing with another commercial financial institution, by 2%. The yield maintenance amount was also changed to mean an amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2007 and (ii) the total interest and fees actually paid to CapitalSource on the revolving credit facility prior to the termination or repayment date. On August 17, 2004, we paid CapitalSource $25,000 in financing fees in connection with this waiver and amendment.
      In addition, on August 27, 2004, the Company amended its loan agreement with CapitalSource to eliminate a material adverse change as an event of default or to prevent further advances under the loan agreement. This amendment eliminates the lender’s ability to declare a default based upon subjective criteria as described in consensus 95-22 issued by the Financial Accounting Standards Board Emerging Issues Task Force. Palisade Concentrated Equity Partnership, L.P., provided a $1,000 guarantee against the loan balance due to CapitalSource related to this amendment.
      On January 12, 2005, the Company, and certain of its wholly-owned subsidiaries, entered into the Third Amendment to the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement with CapitalSource LLC. The Loan Amendment amends the terms of the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of March 29, 2004, as amended by the Waiver and First Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 16, 2004, and the Second Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 27, 2004, to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3,000,000) to ($6,500,000). Without this Amendment, the Company would have been in violation of the tangible net worth covenant at December 31, 2004. Under the Loan Agreement as amended by the Loan Amendment, the Company, as borrower, must maintain a tangible net worth of at least ($3,000,000) after February 1, 2005.
      The term loan and revolving credit facility with CapitalSource are subject to a second amended and restated revolving credit, term loan and security agreement. The revolving credit, term loan and security agreement contains certain restrictions on the conduct of our business, including, among other things, restrictions on incurring debt, purchasing or investing in the securities of, or acquiring any other interest in, all or substantially all of the assets of any person or joint venture, declaring or paying any cash dividends or making any other payment or distribution on our capital stock, and creating or suffering liens on our assets. We are required to maintain certain financial covenants, including a minimum fixed charge ratio, as discussed above and to maintain a minimum net worth. Upon the occurrence of certain events or conditions described in the Loan and Security Agreement (subject to grace periods in certain cases), including our failure to meet the financial covenants, the entire outstanding balance of principal and interest would become immediately due and payable. As discussed above, we have not complied with our fixed charge ratio covenant in the past.
      Pursuant to the revolving credit, term loan and security agreement, as amended on August 16, 2004, August 27, 2004 and January 12, 2005, our term loan with CapitalSource matures on January 25, 2006 and

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
our revolving credit facility matures on January 25, 2007. We are required to make monthly principal payments of $25 on the term loan with the balance due at maturity. Although we may borrow up to $15 million under the revolving credit facility, the maximum amount that may be advanced is limited to the value derived from applying advance rates to eligible accounts receivable and inventory. The advance rate under our revolving credit facility is 85% of all eligible accounts receivable and 55% of all eligible inventory. The interest rate applicable to the term loan equals the prime rate plus 3.5% (but not less than 9%) and the interest rate applicable to the revolving credit facility is prime rate plus 1.5% (but not less than 6.0%).
      If we terminate the revolving credit facility prior to December 31, 2005, we must pay CapitalSource a termination fee of $600,000. If we terminate the revolving credit facility after December 31, 2005 but prior to the expiration of the revolving credit facility the termination fee is $450,000. Additionally, if we terminate the revolving credit facility pursuant to a refinancing with another commercial financial institution, we must pay CapitalSource, in lieu of the termination fee, a yield maintenance amount equal to the difference between (i) the all-in effective yield which could be earned on the revolving balance through January 25, 2007, and (ii) the total interest and fees actually paid to CapitalSource on the revolving credit facility prior to the termination date or date of prepayment.
      Our subsidiaries guarantee payments and other obligations under the revolving credit facility and we (including certain subsidiaries) have granted a first-priority security interest in substantially all our assets to CapitalSource. We also pledged the capital stock of certain of our subsidiaries to CapitalSource.

Senior Subordinated Secured Notes
      In January 2002, Palisade made a subordinated loan to the Company of $13,900 and Ms. Yimoyines made a subordinated loan to the Company of $100 (collectively, the “Senior Secured Loans”), which were evidenced by senior subordinated secured notes. These notes were subordinated to the Company’s senior indebtedness with CapitalSource, and were secured second priority security interests in substantially all of the Company’s assets. Principal was due on January 25, 2012 and interest was payable quarterly at a rate of 11.5% per annum. In the first and second years of the notes, the Company had the right to defer 100% and 50%, respectively, of interest to maturity by increasing the principal amount of the note by the amount of interest so deferred.
      On May 12, 2003, Palisade and Ms. Yimoyines exchanged the entire amount of principal and interest due to them under the Senior Secured Loans, totaling an aggregate of $16,246, for a total of 406,158 shares of Series C Preferred Stock, of which 403,256 shares were issued to Palisade and 2,902 shares were issued to Ms. Yimoyines. The aggregate principle and interest was exchanged at a rate equal to $.80 per share, the agreed upon value of our common stock on May 12, 2003, divided by 50 (or $40.00 per share).

11.	Gain (Loss) on Early Extinguishment of Debt
      On January 25, 2002, the Company recorded a gain on the early extinguishment of debt of $8,789 before income tax as a result of the Company’s debt restructuring. The $8,789 gain was comprised principally of approximately $10,000 of debt and interest forgiveness by Bank Austria, the Company’s former senior secured lender, which was partially offset by $1,200 of unamortized deferred financing fees and debt discount. (See Note 10)
      On May 12, 2003, the Company recorded a $1,847 loss on the exchange of $16,246 of debt for Series C Preferred Stock. The $1,847 loss represents the write-off of the unamortized deferred debt issuance costs and debt discount associated with the extinguished debt. (See Notes 10 and 15)
      On November 14, 2003, the Company amended the Amended Credit Facility with CapitalSource and recorded a $49 loss on the extinguishment of debt, representing financing fees and the write-off of

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
unamortized deferred debt issuance costs associated with the original loans under the Amended Credit facility. (See Note 10)

12.	Leases
      The Company leases certain furniture, machinery and equipment under capital lease agreements that expire through 2007. The Company primarily leases its facilities under cancelable and non-cancelable operating leases expiring in various years through 2014; including leases with related parties (see Note 16). Several facility leases have annual rental terms comprised of base rent at the inception of the lease adjusted by an amount based, in part, upon the increase in the consumer price index. Lease expense charged to continuing operations during the years ended December 31, 2004, 2003 and 2002 was $2,557, $2,344 and $3,929, respectively.
      Property and equipment includes the following amounts for capital leases at December 31:

	2004	2003

Furniture, machinery and equipment	$233	$197
Less accumulated amortization	(203)	(189)

	$30	$8

      Future minimum lease payments, by year and in the aggregate, under capital leases and operating leases with remaining terms of one year or more consisted of the following at December 31, 2004:

	Capital	Operating
	Leases	Leases

2005	$11	$2,572
2006	13	2,486
2007	6	2,275
2008	—	1,885
2009	—	1,504
Thereafter	—	10,062

Total minimum lease payments	$30	$20,784

13.	401(k) Savings Plan
      The Company provides a defined contribution 401(k) savings plan to substantially all employees who meet certain age and employment criteria. Eligible employees are allowed to contribute a portion of their income in accordance with specified guidelines. The Company matches a percentage of employee contributions up to certain limits. Employer contributions are made on a discretionary basis as authorized by the Board of Directors. Employer contributions for the years ended December 31, 2004, 2003, and 2002 were $259, $243 and $288, respectively.

14.	Redeemable Convertible Preferred Stock
      On January 25, 2002 the Company designated and issued 3,204,959 shares of Series B Preferred Stock having a liquidation preference of $1.40 per share. Subject to a senior liquidation preference of the Series C Preferred Stock (see Note 15) and Series D Preferred Stock (see Note 2), the Series B Preferred Stock ranks senior to all other currently issued and outstanding classes or series of the Company’s stock with respect to dividends, redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution. Each share of Series B Preferred Stock is, at the holder’s option, immediately convertible into a number of

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
shares of common stock equal to such share’s current liquidation value, divided by a conversion price of $0.14, subject to adjustment for dilutive issuances. The number of shares of common stock into which each share of Series B Preferred Stock is convertible will increase over time because the liquidation value of the Series B Preferred Stock increases at a rate of 12.5% per year compounded annually.
      Each share of Series B Preferred Stock must be redeemed in full by the Company on December 31, 2008, at a price equal to the greater of (i) the aggregate adjusted redemption value of the Series B Preferred Stock ($1.40 per share) plus accrued but unpaid dividends or (ii) the amount the preferred stockholders would be entitled to receive if the Series B Preferred Stock plus accrued dividends were converted at that time into common stock and the Company were to liquidate and distribute all of its assets to its common stockholders. As of December 31, 2004, cumulative accrued and unpaid dividends on the Series B Preferred Stock totaled $1,857 or $0.58 per preferred share. As of December 31, 2004 there were 3,204,959 shares of Series B Preferred Stock outstanding with a liquidation value of $1.98 per share.

15.	Stockholders’ Equity

Series C Preferred Stock
      On May 12, 2003, the Company issued 406,158 shares of Series C preferred stock to Palisade and Ms. Yimoyines, collectively, in exchange for amounts due to them by the Company under Senior Secured Loans (See Note 10). Subject to the rights of the Series D Preferred Stock, the Series C Preferred Stock ranks senior to all other currently issued and outstanding classes or series of our stock with respect to liquidation rights. Each share of Series C Preferred Stock is, at the holder’s option, convertible into 50 shares of common stock and has the same dividend rights, on an as converted basis, as the Company’s common stock.

Warrants
      As of December 31, 2004, the following warrants to purchase common stock of the Company were outstanding and exercisable with expiration dates ranging from 2005 to 2014:

Outstanding	Exercise
Warrants	Price

275,000	$0.14
20,000	$0.16
150,000	$0.29
750,000	$0.40
2,000,000	$1.00
50,000	$3.50
30,000	$4.50

3,275,000

      In December 2002 warrants to purchase 17,500,000 common shares of the Company were exercised at a price of $0.14 per share. These warrants were scheduled to expire in 2012. In connection with the immaterial acquisition of a managed care company made in the third quarter of 2004, the Company issued 150,000 warrants at $0.29.

Employee Stock Purchase Plan
      The Company provides an Employee Stock Purchase Plan (the “ESPP”) to substantially all eligible employees who meet certain employment criteria. Under the terms of the ESPP, eligible employees may have up to 20% of eligible compensation deducted from their pay to purchase common stock. The per share

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase price is 85% of the average high and low per share trading price of common stock on the American Stock Exchange on the last trading date prior to the investment date, as defined in the ESPP. The amount that may be offered pursuant to this plan is 450,000 shares. Effective July 2001, the Company suspended the purchase of shares by employees under the ESPP. As of December 31, 2004, the purchase of shares under the ESSP remained suspended and, therefore, no shares were purchased by employees during 2004, 2003 and 2002.

Stock Plans
      The Company’s stock plans provide for the grant of incentive stock options and non-qualified stock options as well as restricted stock. Stock options generally are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of grant, have a 10-year term and vest within four years from the date of grant. The weighted average fair value of stock options, calculated using the Black-Scholes option pricing model, granted during 2004, 2003 and 2002 was $0.26, $0.37 and $0.11 per share, respectively. There were 282,500, 225,000 and 25,000 shares of restricted common stock issued in 2004, 2003 and 2002, respectively, with a weighted average fair value at the date of grant of $0.64, $0.65 and $0.16, respectively. As of December 31, 2004, 8,734,791 shares were reserved for issuance under the stock plans, including 1,721,348 shares available for future grant.
      Presented below is a summary of the status of the Company’s stock options and the related transactions for the years ended December 31, 2004, 2003 and 2002.

	Options	Weighted Average
	Outstanding	Exercise Price

December 31, 2001	920,458	$5.62
Granted	4,732,500	$0.33
Canceled	(68,892)	$5.71

December 31, 2002	5,584,066	$1.14
Granted	888,000	$0.66
Exercised	(580,000)	$0.25
Canceled	(368,604)	$0.66

December 31, 2003	5,523,462	$1.19
Granted	1,567,000	$0.50
Exercised	(92,500)	$0.21
Canceled	(359,519)	$3.62

December 31, 2004	6,638,443	$0.90

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes in more detail information regarding the Company’s stock options outstanding at December 31, 2004.

	Options Outstanding			Options Exercisable

		Weighted Average
		Remaining
	Outstanding	Contractual Life	Weighted Average	Exercisable	Weighted Average
Exercise Price	Options	(Years)	Exercise Price	Options	Exercise Price

$0.15 - $0.16	1,300,000	7.0	$0.15	975,000	$0.15
$0.20 - $0.30	2,207,500	8.2	$0.25	1,005,000	$0.23
$0.31 - $0.36	540,000	7.9	$0.36	535,000	$0.36
$0.45	220,000	9.3	$0.45	220,000	$0.45
$0.65 - $0.77	1,145,000	8.8	$0.67	270,750	$0.65
$1.00 - $1.78	245,000	7.2	$1.14	145,000	$1.24
$2.00 - $2.56	545,131	5.7	$2.35	445,131	$2.43
$5.85	428,750	4.6	$5.85	428,750	$5.85
$6.37 - $19.12	7,062	4.6	$12.74	7,062	$12.74

Total	6,638,443	7.6	$0.90	4,031,693	$1.17

16.	Related Party Transactions
      The Company incurred rent expense of $106 in 2002, which was paid to certain doctors for the use of equipment.
      The Company incurred rent expense of $1,153, $1,086 and $1,780 in 2004, 2003 and 2002, respectively, which was paid to entities in which the former Chief Executive Officer of the Company had an interest, for the lease of facilities. (See Note 21)
      At December 31, 2004, the Company owed Palisade Concentrated Equity Partnership, L.P. $216 for expenses that Palisade incurred on behalf of the Company. This liability was subsequently paid in the first quarter of 2005.
      In the normal course of business, the Company contracts with OptiCare P.C. to provide medical, surgical and optometric services to patients. The Company’s former Chief Executive Officer is the sole nominee stockholder of OptiCare P.C. (See Note 21)
      On August 27, 2004, the Company amended its loan agreement with CapitalSource to eliminate a material adverse change as an event of default or to prevent further advances under the loan agreement. This amendment eliminates the lender’s ability to declare a default based upon subjective criteria as described in consensus 95-22 issued by the Financial Accounting Standards Board Emerging Issues Task Force. Palisade Concentrated Equity Partnership, L.P., provided a $1,000 guarantee against the loan balance due to CapitalSource related to this amendment.
      A subsidiary of the Company remains a guarantor with respect to two leases where the lessee is an entity owned by two former officers of the Company. Aggregate annual rent under the leases is $194,392. Each of the guarantees and its underlying lease involved the professional optometry practice locations and retail optical business the Company operated in the State of North Carolina, which was sold to Optometric Eye Care Center, P.A. (“OECC”) in August 2002. Although, in connection with that sale, OECC assumed from the Company any obligations the Company or its subsidiaries or affiliates may have had as lessee under those leases, OECC and the Company were unable to obtain landlord consent to the assignment of the Company’s guarantees with respect to the leases, which expire in 2005. As a guarantor, performance by the Company

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
would be required if the borrowing entity defaulted, however the Company had deemed that its performance as a guarantor is not likely to occur. In addition, if the Company were called upon to perform in the event of default by OECC, the Company would have recourse against OECC.
      In January 2002, the Company issued senior subordinated secured notes payable to Palisade, a significant shareholder, for $13,900 and to Ms. Yimoyines, wife of the Company’s Chief Executive Officer, for $100. For the years ended December 31, 2002, interest expense on the notes to Palisade and Ms. Yimoyines was $1,577 and $11, respectively, which was paid in kind. In May 2003, Palisade and Ms. Yimoyines exchanged the entire amount of principal and interest due to them under these notes for shares of Series C Preferred Stock, of which 403,256 shares were issued to Palisade and 2,902 shares were issued to Ms. Yimoyines. Interest expense on the notes payable to Palisade and Ms. Yimoyines in 2003, prior to the exchange for Series C Preferred Stock, was $658 and $5, respectively.
      In January 2002, in connection with providing the Senior Secured Loans to the Company, Palisade and Ms. Yimoyines received warrants to purchase 17,375,000 and 125,000 shares, respectively, of the Company’s common stock at an exercise price of $0.14. These warrants were exercised in December 2002.
      In January 2002, Palisade purchased 2,571,429 shares of the Company’s Series B Preferred Stock for $3,600 in cash and Ms. Yimoyines purchased 285,714 shares of Series B Preferred Stock for $400 in cash. Also in January 2002, the Company issued an additional 309,170.5 shares of Series B Preferred Stock to Palisade to satisfy an outstanding loan of $400 of principal and $33 of accrued interest and issued an additional 38,646.3 shares of Series B Preferred Stock to Ms. Yimoyines to satisfy an outstanding loan of $50 of principal and $4 of accrued interest due to Ms. Yimoyines. As of December 31, 2004, accrued and unpaid dividends on these shares owned by Palisade and Ms. Yimoyines totaled $1,669 and $188, respectively.
      We had an unsecured promissory note payable to a former officer of the Company related to an amount owed in connection with our purchase of Cohen Systems (now “CC Systems”) in 1999. On September 10, 2004, CC Systems was sold back to the former officer and the unpaid balance on the promissory note at the time of the sale of approximately $71 was settled in the form of consideration from the sale.

17.	Earnings (Loss) Per Common Share
      The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended December 31,

	2004	2003	2002

Income (loss) from continuing operations	$38	$(7,053)	$4,842
Preferred stock dividends	(709)	(618)	(531)

Income (loss) from continuing operations applicable to Common stockholders	(671)	(7,671)	4,311
Discontinued operations	(8,378)	(5,300)	(4,097)

Net income (loss) applicable to common shareholders	$(9,049)	$(12,971)	$214

Weighted average common shares — basic	30,598,203	30,066,835	12,552,185
Effect of dilutive securities:
Options	*	*	790,102
Warrants	*	*	7,887,094
Preferred Stock	*	*	29,942,229

Weighted average common shares — dilutive	30,598,203	30,066,835	51,171,610

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2004	2003	2002

Basic Earnings Per Share:
Income (loss) from continuing operations	$(0.02)	$(0.25)	$0.35
Discontinued operations	(0.28)	(0.18)	(0.33)

Net income (loss) per common share	$(0.30)	$(0.43)	$0.02

Diluted Earnings Per Share:
Income (loss) from continuing operations	$(0.02)	$(0.25)	$0.09
Discontinued operations	(0.28)	(0.18)	$(0.08)

Net income (loss) per common share	$(0.30)	$(0.43)	$0.01

*	Anti-dilutive
      The following table reflects the potential common shares of the Company at December 31, 2004, 2003 and 2002 that have been excluded from the calculation of diluted earnings per share due to anti-dilution.

	2004	2003	2002

Options	6,638,443	5,523,462	2,111,566
Warrants	3,275,000	3,125,000	2,830,000
Convertible preferred stock	65,621,514	60,574,323	—

Total	75,534,957	69,222,785	4,941,566

18.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of historic available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company recorded income tax expense of $51 for the year ended December 31, 2004. The 2004 valuation allowance is required due to the substantial operating losses that the Company has historically recognized.
      Significant components of the Company’s deferred tax assets and liabilities consisted of the following at December 31, 2004 and 2003:

	2004	2003

Deferred tax assets (liabilities):
Net operating loss carryforwards	$4,976	$2,956
Accruals	1,687	1,336
Allowance for bad debts	—	138
Depreciation and amortization	1,974	2,279
Other	366	420

Total deferred tax assets	9,003	7,129
Valuation allowance	(9,003)	(7,129)

Total deferred tax assets, net	$—	$—

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, the Company has net operating loss carryforwards available of approximately $12,900 for federal tax purposes. These NOL carryforwards expire in the years 2021 through 2024.
      The components of income tax expense for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002

Current:
Federal	$3	$—	$—
State	48	127	80

Total current	51	127	80

Deferred:
Federal	—	3,980	2,020
State	—	820	416

Total deferred	—	4,800	2,436

Total income tax expense	$51	$4,927	$2,516

      A reconciliation of the tax provision (benefit) at the U.S. Statutory Rate to the effective income tax rate as reported is as follows:

	2004	2003	2002

Tax provision at U.S. Statutory Rate	34%	(34)%	34%
State income taxes, net of federal benefit	36%	29%	5%
Non-deductible expenses and other	(355)%	(37)%	(5)%
Change in valuation allowance	342%	274%	—

Effective income tax rate	57%	232%	34%

19.	Commitments and Contingencies

Health Service Organization Lawsuits
      In September and October 2001, the following actions were commenced: Charles Retina Institute, P.C. and Steven T. Charles, M.D. v. OptiCare Health Systems, Inc., filed in Chancery Court of Tennessee for the Thirtieth Judicial District at Memphis; Eye Associates of Southern Indiana, P.C. and Bradley C. Black, M.D. v. PrimeVision Health, Inc., filed in United States District Court, Southern District of Indiana; and Huntington & Distler, P.S.C., John A. Distler, M.D. and Anne C. Huntington, M.D. v. PrimeVision Health, Inc., filed in United States District Court, Western District of Kentucky. Plaintiffs (ophthalmology or optometry practices) in each of these actions alleged that our subsidiary, PrimeVision Health, Inc. (referred to as “PrimeVision”) defaulted under agreements effective as of April 1, 1999 entitled Services Agreement (HSO Model) (referred to as “Services Agreements”) by failing to provide the services allegedly required under those agreements in exchange for annual fees (referred to as “HSO Fees”) to be paid to PrimeVision. Plaintiffs also alleged that PrimeVision repudiated any duty to perform meaningful services under the Services Agreements and never intended to provide meaningful services. Plaintiffs seek declaratory relief that they are not required to make any payments of HSO Fees to PrimeVision under the Services Agreements for a variety of reasons, including that plaintiffs are discharged of any duty to make payments, there was no termination of the Services Agreements that would trigger an obligation by plaintiffs to pay PrimeVision the amounts designated in the agreements as being owed upon early termination (referred to as the “Buy-out Price”), the agreements contained an unenforceable penalty, there was lack of consideration, and there was a mutual and

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
material misunderstanding. Plaintiffs also seek damages for non-performance and breach of duty of good faith and fair dealing, and seek to rescind the Services Agreements for fraud in the inducement, material misrepresentation, and mistake. Finally, plaintiffs seek punitive damages and attorneys’ fees, interest and costs. PrimeVision also filed denials of all of the material allegations of the complaints in the Huntington & Distler and Eye Associates of Southern Indiana cases, and asserted counterclaims to recover HSO Fees and the Buy-out Price.
      In November 2001, PrimeVision commenced the following action: PrimeVision Health, Inc. v. Charles Retina Institute and Steven T. Charles, M.D. filed in United States District Court for the Eastern District of North Carolina, Western District. In this action, PrimeVision sued in North Carolina, which is its principal place of business, one of the practices which had, in an action cited above, sued it in Tennessee. PrimeVision alleged that the Services Agreement and a Transition Agreement, also entered into by Defendant and PrimeVision in April 1999, were part of an integrated transaction in which many practices (referred to as the “Practices”) that had previously entered into a physician practice management (referred to as “PPM”) arrangement with PrimeVision converted to a health service organization (referred to as “HSO”) model. As part of that integrated transaction, the Practices (including Defendant) repurchased assets that they had sold to PrimeVision in or about 1996 and were able to terminate agreements entered into with PrimeVision in 1996 and the obligations there under. PrimeVision sought a declaratory judgment that the Services Agreement is enforceable and that Defendant must pay to PrimeVision the annual HSO Fees required under the Services Agreement or, alternatively, the Buy-out Price.
      The Multidistrict Litigation. On March 18, 2002, PrimeVision filed a motion with the Judicial Panel on Multidistrict Litigation in Washington, D.C. (referred to as the “Judicial Panel”) to transfer the foregoing matters to a single federal district court for consolidated or coordinated pretrial proceedings. Over the opposition of the plaintiffs, the Judicial Panel granted the motion and ordered that all of the cases be consolidated in the U.S. District Court for the Western District of Kentucky under the caption In re PrimeVision Health, Inc. Contract Litigation, MDL 1466 (“MDL 1466”).
      In October and November 2002, PrimeVision commenced the following actions:

A. PrimeVision Health, Inc. v. The Brinkenhoff Medical Center, Inc., Michael Brinkenhoff, M.D., Tri-County Eye Institute, and Mark E. Schneider, M.D., filed in the United States District Court for the Central District of California;

B. PrimeVision Health, Inc. v. Robert M. Thomas, Jr., M.D., a medical corporation, Robert M. Thomas, Jr., M.D., Jeffrey P. Wasserstrom, M.D., a medical corporation, Jeffrey P. Wasserstrom, M.D., Lawrence S. Rice, a medical corporation and Lawrence S. Rice, M.D., filed in the United States District Court for the Southern District of California;

C. PrimeVision Health, Inc. v. The Milne Eye Medical Center, P.C. and Milton J. Milne, M.D., filed in the United States District Court for the District of Maryland;

D. PrimeVision Health, Inc. v. Eye Surgeons of Indiana, P.C., Michael G. Orr, M.D., Kevin L. Waltz, M.D. and Surgical Care, Inc., in the United States District Court for the Southern District of Indiana, Indianapolis Division;

E. PrimeVision Health, Inc. v. Downing-McPeak Vision Centers, P.S.C. and John E. Downing, M.D., in the United States District Court for the Western District of Kentucky, Bowling Green Division;

F. Prime Vision Health, Inc. v. HCS Eye Institute, P.C., Midwest Eye Institute of Kansas City, John C. Hagan, III, M.D. and Michael Somers, M.D., filed in the United States District Court for the Western District of Missouri; and

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

G. PrimeVision Health, Inc. v. Delaware Eye Care Center, P.A., a professional corporation; and Gary Markowitz, M.D., filed in the Superior Court of the State of Delaware, New Castle County.
      PrimeVision requested the Judicial Panel to transfer all of the actions except No. 7 to Kentucky and consolidate them as part of MDL 1466. (Action 7 could not be transferred because it was filed in state court.) The Judicial Panel entered a conditional transfer order for such actions, and because there was no opposition to transfer and consolidation in Actions 4, 5 and 6, they are now part of MDL 1466. One practice defendant in Action 1, and the defendants in Actions 2 and 3 opposed transfer to MDL 1466. On April 11, 2003, the Judicial Panel denied those defendants’ motions to vacate the Judicial Panel’s order to conditionally transfer the actions to the Western District of Kentucky and ordered the remaining three actions transferred to the Western District of Kentucky for inclusion in the coordinated or consolidated pretrial proceedings occurring there.
      The actions filed by PrimeVision contain similar allegations as the action PrimeVision filed against Charles Retina Institute in North Carolina District Court as described above. Instead of declaratory relief, however, PrimeVision seeks money damages for payment of the contractual Buy-Out Price.
      All of the defendants have denied the material allegations of the complaints, and the defendants in Actions 3, 4, 5, 6 and 7 above have asserted counterclaims and seek relief similar to the claims asserted and relief sought by the practices in the Charles Retina, Eye Associates of Southern Indiana and Huntington & Distler cases. PrimeVision has denied all of the material allegations of the counterclaims.
      The parties have exchanged written discovery and have begun taking depositions. PrimeVision also has discussed settlement with all of the Practices. To date, we have reached settlement with ten HSO Practices with which we were in litigation and with twelve other Practices with which we were not in litigation but where there was a mutual desire to disengage from the Services Agreements. We also have an agreement in principle to settle with an additional Practice with which we were in litigation. The Company is continuing to discuss settlement with the three remaining Practices; however there can be no assurance that the parties will be able to reach mutually agreeable settlement terms. While we continue to meet our contractual obligations by providing the requisite services under our Services Agreements, we are in the process of disengaging from a number of these arrangements. At this stage of the actions, we are unable to form an opinion as to the likely outcome or the amount or range of potential loss, if any.

Other Litigation
      OptiVest, LLC v. OptiCare Health Systems, Inc., OptiCare Eye Health Centers, Inc. and Dean Yimoyines, filed in the Superior Court, Judicial District of Waterbury, Connecticut on January 14, 2002. Plaintiff is a Connecticut limited liability corporation that entered into an Asset Purchase Agreement for certain of our assets. We believe we properly cancelled the Asset Purchase Agreement pursuant to its terms. Plaintiff maintains that it incurred expenses in investigating a potential purchase of certain assets, and that we misled it with respect to our financial condition, and, as a result, Plaintiff has suffered damages. Plaintiff seeks specific performance of the Asset Purchase Agreement and an injunction prohibiting us from interfering with concluding the transactions contemplated by the Asset Purchase Agreement. Further, Plaintiff alleges a breach of contract with regard to the Asset Purchase Agreement. Plaintiff further alleges we engaged in innocent misrepresentation, negligent misrepresentation, intentional and fraudulent misrepresentation and unfair trade practices with respect to the Asset Purchase Agreement.
      The parties agreed to non-binding mediation, which began in April 2003. At the mediation, OptiVest, LLC agreed to withdraw its lawsuit and continue to attempt to resolve this matter through non-binding mediation. Optivest, LLC has withdrawn its lawsuit, however, non-binding mediation has not been successful and the parties have exchanged discovery information and will proceed with an arbitration hearing which was originally scheduled for March 2005 but was postponed and has not yet been rescheduled.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In the normal course of business, the Company is both a plaintiff and defendant in lawsuits incidental to its current and former operations. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2004 cannot be ascertained. Management is of the opinion that, after taking into account the merits of defenses and established reserves, the ultimate resolution of these matters will not have a material adverse effect in relation to the Company’s consolidated financial position or results of operations.

20.	Quarterly Financial Information (unaudited)
      Historical quarterly results for 2003 have been restated, as presented below, to reflect the Distribution Division as Discontinued Operations.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2004
Net revenue	$14,642	$15,704	$14,179	$14,378
Gross profit	6,859	7,509	6,307	6,622
Income (loss) from continuing operations	149	453	(850)	286
Discontinued operations	(1,113)	(1,409)	(1,324)	(4,532)
Net loss	(964)	(956)	(2,174)	(4,246)
Preferred stock dividend	(174)	(177)	(177)	(181)
Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	0.00	0.01	(0.03)	0.00
Net loss	(0.04)	(0.04)	(0.08)	(0.14)
2003
Net revenue	$16,383	$15,661	$15,213	$13,842
Gross profit	7,891	7,223	6,191	5,956
Income (loss) from continuing operations	510	(1,318)	(5,605)	(640)
Discontinued operations	(350)	(856)	(2,874)	(1,220)
Net income (loss)	160	(2,174)	(8,479)	(1,860)
Preferred stock dividend	(140)	(160)	(159)	(159)
Basic earnings (loss) per share:
Income (loss) from continuing operations	0.01	(0.05)	(0.19)	(0.03)
Net income (loss)	0.00	(0.08)	(0.29)	(0.07)
Diluted earnings (loss) per share:
Income (loss) from continuing operations	0.01	(0.05)	(0.19)	(0.03)
Net income (loss)	0.00	(0.08)	(0.29)	(0.07)
      Quarterly and year-to-date computations of earnings per share amounts are made independently. Therefore, the sum of earnings per share amounts for the quarters may not agree with the per share amounts for the year.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Subsequent Events

New Capital Structure
      On January 12, 2005, we (including certain of our subsidiaries) closed a series of transactions which resulted in a major restructuring of our debt, equity and voting capital stock. Taken together, these transactions lowered our long-term debt and accounts payable by approximately $6.1 million and $1.5 million, respectively and increased our equity by approximately $4.4 million.
      The transactions included, among other things, the following:

•	Palisade Concentrated Equity Partnership, L.P., our majority stockholder, purchased, for approximately $4.0 million in cash, 252,525 shares of our Series D Preferred Stock, par value $0.001 per share, which are convertible into 10,101,000 shares of our common stock and Linda Yimoyines, the spouse of our Chairman and former Chief Executive Officer, purchased for approximately $0.445 million in cash, 28,093 shares of our Series D Preferred Stock which are convertible into 1,123,720 shares of our common stock. Each holder of Series D Preferred Stock is entitled to vote, on an as converted basis, on all matters with the holders of common stock and receive dividends equally and ratably with the holders of common stock in an amount equal to the dividends such holder would receive if it had converted its Series D Preferred Stock into Common Stock on the date the dividends are declared.

•	OptiCare Acquisition Corp., our wholly-owned subsidiary entered into an Asset Purchase Agreement with Wise Optical, LLC and AECC/ Pearlman Buying Group, LLC, both entities formed by Dean J. Yimoyines, M.D. our former Chief Executive Officer, current President and Chief Executive Officer of our medical affiliate, OptiCare P.C., and a current member of our Board of Directors, pursuant to which we sold, effective as of December 31,2004, substantially all of the assets and certain liabilities of our Distribution Division, which consisted of our contact lens distributor, Wise Optical, and our Optical Buying Group, for an aggregate purchase price of $4,150,000, less a working capital adjustment of $575,000 and closing costs and other direct costs of $349,000.

•	We, together with certain of our subsidiaries, entered into the Third Amendment to the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement with CapitalSource Finance LLC, our senior lender. The Loan Amendment amends the terms of the Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of March 29, 2004, as amended by the Waiver and First Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 16, 2004, and the Second Amendment to Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 27, 2004, to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3,000,000) to ($6,500,000). Without this Amendment, the Company would have been in violation of the tangible net worth covenant at December 31, 2004. Under the revolving credit, term loan and security agreement, as amended, we must maintain a tangible net worth of at least ($3,000,000) after February 1, 2005.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth our capitalization as of December 31, 2004 and the pro forma capitalization to reflect the transactions that closed on January 12, 2005, as if the transactions occurred on December 31, 2004.
Capitalization Table

	As of December 31, 2004

	Actual	Pro forma

	(Amounts in thousands)
	(Unaudited)
Long-term debt (including current portion):
Term note payable	$1,775	$1,725
Revolving credit note	8,388	2,293
Subordinated notes payable	193	193

Total long-term debt (including current portion)	10,356	4,211
Series B 12.5% Voting, Redeemable, Cumulative Convertible Participating Preferred Stock; $0.001 Par value, 3,500,000 authorized, 3,204,959 shares issued and outstanding	6,344	6,344
Stockholders’ equity:
Series C Preferred Stock, $0.001 par value; ($16,251 aggregate liquidation preference); 406,158 shares issued and outstanding	1	1
Series D Preferred Stock, $0.001 par value; ($4,445 aggregate liquidation preference); no shares issued or outstanding (actual); 280,618 shares issued and outstanding (pro forma)	—	—
Common Stock, $0.001 par value; 150,000,000 shares authorized; 30,638,283 shares issued and outstanding	31	31
Additional paid-in capital	79,192	83,637
Accumulated deficit	(73,659)	(73,659)

Total stockholders’ equity	5,565	10,010

Total Capitalization	$22,265	$20,565

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 30, 2005 (unaudited) and December 31, 2004

	September 30,	December 31,
	2005	2004

	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,142	$2,228
Accounts receivable, net	2,122	2,164
Inventory	1,808	1,851
Assets held for sale	—	7,894
Other current assets	750	681

TOTAL CURRENT ASSETS	6,822	14,818

Property and equipment, net	2,084	2,628
Goodwill	16,888	16,663
Intangible assets, net	985	1,068
Assets held for sale, non-current	—	1,150
Other assets	3,385	3,487

TOTAL ASSETS	$30,164	$39,814

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,028	$2,727
Accrued expenses	6,030	6,514
Current portion of long-term debt	1,519	332
Current portion of long-term debt — related party	1,000	—
Current portion of capital lease obligations	54	11
Liabilities of held for sale business	—	5,683
Other current liabilities	897	1,119

TOTAL CURRENT LIABILITIES	10,528	16,386

Long-term debt, less current portion	898	10,024
Capital lease obligations, less current portion	115	19
Other liabilities	352	1,476

TOTAL NON-CURRENT LIABILITIES	1,365	11,519

Series B 12.5% mandatorily redeemable, convertible preferred stock — related party	6,929	6,344
STOCKHOLDERS’ EQUITY:
Series C & D preferred stock — related party	1	1
Common stock	31	31
Additional paid-in-capital	83,051	79,192
Accumulated deficit	(71,741)	(73,659)

TOTAL STOCKHOLDERS’ EQUITY	11,342	5,565

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,164	$39,814

See notes to condensed consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2005 and 2004 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Amounts in thousands, except share data)
NET REVENUES:
Managed vision	$6,653	$6,547	$19,439	$18,864
Product sales	2,871	2,860	8,837	8,931
Other services	5,317	4,771	15,088	15,271
Other income	75	—	848	1,458

Total net revenues	14,916	14,178	44,212	44,524

OPERATING EXPENSES:
Medical claims expense	4,779	4,913	14,216	14,274
Cost of product sales	1,022	1,092	3,108	3,200
Cost of services	2,088	1,865	5,730	6,374
Selling, general and administrative	6,300	6,617	18,724	19,275
Depreciation	254	232	750	645
Amortization	28	31	83	86
Interest	175	298	553	886

Total operating expenses	14,646	15,048	43,164	44,740

Income (loss) from continuing operations before income tax	270	(870)	1,048	(216)
Income tax expense (benefit)	—	(20)	50	32

Income (loss) from continuing operations	270	(850)	998	(248)
Discontinued operations:
Income (loss) from discontinued operations	920	(1,324)	920	(3,846)
Income tax expense (benefit)	—	—	—	—

Income (loss) from discontinued operations	920	(1,324)	920	(3,846)
Net income (loss)	1,190	(2,174)	1,918	(4,094)
Preferred stock dividends	(199)	(177)	(585)	(528)

Net income (loss) available to common stockholders	$991	$(2,351)	$1,333	$(4,622)

EARNINGS (LOSS) PER SHARE:
Earnings Per Share — Basic:
Income (loss) from continuing operations applicable to common stockholders	$0.00	$(0.01)	$0.00	$(0.01)
Income (loss) from continuing operations applicable to participating securities	$0.00	$(0.02)	$0.01	$(0.02)
Discontinued operations	$0.03	$(0.05)	$0.03	$(0.12)

Net income (loss) per common share	$0.03	$(0.08)	$0.04	$(0.15)

Earnings Per Share — Diluted:
Income (loss) from continuing operations	$0.00	$(0.03)	$0.00	$(0.03)
Discontinued operations	$0.01	$(0.05)	$0.01	$(0.12)

Net income (loss) per common share	$0.01	$(0.08)	$0.01	$(0.15)

See notes to condensed consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 and 2004 (unaudited)

	For the Nine Months
	Ended September 30,

	2005	2004

	(Amounts in
	thousands)
OPERATING ACTIVITIES:
Net income (loss)	$1,918	$(4,094)
(Income) loss on discontinued operations	(920)	3,846

Income (loss) from continuing operations	998	(248)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	750	645
Amortization	83	86
Non-cash interest expense	105	115
Non-cash gain on contract settlements	(153)	—
Changes in operating assets and liabilities:
Accounts receivable	42	(107)
Inventory	43	(76)
Other assets	95	(426)
Accounts payable and accrued expenses	(2,203)	3,101
Other liabilities	(184)	271
Cash (used in) provided by discontinued operations	(157)	68

Net cash (used in) provided by operating activities	(581)	3,429

INVESTING ACTIVITIES:
Cash received on notes receivable	110	111
Purchase of fixed assets, net of disposals	(206)	(292)
Investment in acquisition	(225)	(25)
Net proceeds from the sale of discontinued operations	3,361	700
Purchase of restricted certificates of deposit	(204)	(260)

Net cash provided by investing activities	2,836	234

FINANCING ACTIVITIES:
Net decrease in revolving credit facility	(7,528)	(2,184)
Principal payments on long-term debt	(275)	(278)
Proceeds from related party subordinated debt	1,000	—
Principal payments on capital lease obligations	(39)	(13)
Payment of financing costs	(14)	(5)
Proceeds from issuance of Series D preferred stock	4,445	—
Equipment financing	55	117
Payment of bank financing fees	(13)	(65)
Proceeds from issuance of common stock	28	20

Net cash used in financing activities	(2,341)	(2,408)

Increase (decrease) in cash and cash equivalents	(86)	1,255
Cash and cash equivalents at beginning of period	2,228	1,695

Cash and cash equivalents at end of period	$2,142	$2,950

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$474	$765
Cash paid for income taxes, net of refunds	$57	$59
See notes to condensed consolidated financial statements.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2005 and 2004

1.	Basis of Presentation
      The accompanying condensed consolidated financial statements of OptiCare Health Systems, Inc., a Delaware corporation, and its subsidiaries (collectively the “Company”) for the three and nine months ended September 30, 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, and are unaudited. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the condensed consolidated financial statements have been included. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet as of December 31, 2004 was derived from the Company’s audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
      In September 2004, the Company sold its Technology business, CC Systems, Inc., and in January 2005, sold its Distribution business, which was comprised of Wise Optical and the Buying Group. The effective date of the Distribution transaction was December 31, 2004. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” both sales were accounted for as discontinued operations. Amounts in the financial statements and related notes for the 2004 period have been reclassified to reflect treatment of these businesses as held for sale.

2.	Management’s Plan
      The Company incurred operating losses in 2004 due primarily to significant operating losses at Wise Optical. In January 2005, the Company sold its Distribution business, which included the Wise Optical operation. In September 2004, the Company also sold its Technology business, CC Systems, Inc. The sale of these operations generated cash proceeds and reduced demands on working capital and corporate personnel. In addition, in January 2005, the Company sold 280,618 shares of newly created Series D preferred stock for an aggregate price of $4,445.
      In 2003 the Managed Vision segment began shifting away from the lower margin and long sales cycle of our third party administrator (“TPA”) style business to the higher margin and shortened sales cycle of a direct-to-employer business. This new direct-to-employer business also removes some of the volatility that is often experienced in the Company’s TPA-based revenues. The Company continues to grow its direct-to-employer business, however; the direct-to-employer business continues to be relatively small in comparison to the overall Managed Vision business. The Company experienced significant improvements in revenue and profitability in the Consumer Vision segment from 2003 to 2004, largely from growth in existing store sales and enhanced margins as a result of sales incentives. In the nine month period ended September 30, 2005, revenue and profitability in the Consumer Vision segment have remained relatively constant with the comparable period of 2004.
      The Company believes the combination of these initiatives executed in the operating segments will continue to improve the Company’s liquidity and should ensure compliance with covenants in the loan agreement with CapitalSource Finance LLC (“CapitalSource”) in the future.
      On August 22, 2005, the Company announced that it had entered into an agreement and plan of merger with Refac, the details of which are included in Note 10 — Merger Proposal.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	New Accounting Pronouncements
      In March 2004, the Financial Accounting Standards Board (“FASB”) approved Emerging Issues Task Force (“EITF”) Issue 03-6 “Participating Securities and the Two — Class Method under SFAS 128.” EITF 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share,” and requires the use of the two-class method of participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“Opinion 25”) and FASB’s Statement 123R “Share-Based Payments” (“Statement 123R”), EITF 03-6 is effective for the reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The adoption of EITF 03-6 did not have a material impact on the Company’s condensed consolidated financial statements.
      In December 2004, the FASB issued Statement 123R. Statement 123R eliminates the option to apply the intrinsic value measurement provisions of Opinion 25. Rather Statement 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, (usually the vesting period). Statement 123R will also require companies to measure the cost of employee services received in exchange for Employee Stock Purchase Plan (“ESPP”) awards and the Company will be required to expense the grant date fair value of the Company’s ESPP awards. Statement 123R became effective for the Company’s fiscal quarter beginning July 1, 2005. Based on the number of stock options outstanding as of December 31, 2004, the effect of the adoption of Statement 123R would be to increase annual compensation expense by approximately $0.2 million commencing in the Company’s fiscal quarter beginning July 1, 2005. However, based on Securities and Exchange Commission Release 2005-57, we have elected to defer the adoption of Statement 123R until January 1, 2006. As a result, the Company will not incur any compensation expense in 2005 related to stock options.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which supersedes APB Opinion No. 20, “Accounting Changes” and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It established, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retroactively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154, which is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material impact on its consolidated financial statements.

4.	Stock Based Compensation
      The Company accounts for its stock-based compensation plans under Opinion 25, and related interpretations in accounting for the stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than fair market value at the measurement date.

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      SFAS No. 123 “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure an amendment of Statement of Financial Accounting Standards No. 123” requires that companies which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. If the Company applied the recognition provisions of SFAS No. 123, the Company’s reported net income (loss) and earnings (loss) per share available to common stockholders, using the Black-Scholes option pricing model, would have been adjusted to the pro forma amounts indicated below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net income (loss) available to common stockholders, as reported	$991	$(2,351)	$1,333	$(4,622)
Less: Total stock-based employee compensation expense, net of related tax effects, determined under the fair value method for all awards	(47)	(45)	(127)	(104)

Pro forma net income (loss)	$944	$(2,396)	$1,206	$(4,726)

Earnings (loss) per share — basic:
As reported	$0.03	$(0.08)	$0.04	$(0.15)
Pro forma	$0.03	$(0.08)	$0.04	$(0.15)
Earnings (loss) per share — diluted:
As reported	$0.01	$(0.08)	$0.01	$(0.15)
Pro forma	$0.01	$(0.08)	$0.01	$(0.15)

5.	Discontinued Operations
      In May 2004, the Company’s Board of Directors approved management’s plan to exit the technology business, which was comprised of CC Systems, Inc. (formerly reported in the Company’s Distribution and Technology segment). The Company completed the sale of the net assets of CC Systems, Inc. on September 10, 2004. In accordance with SFAS No. 144 the disposal of CC Systems, Inc. is accounted for as a discontinued operation. In connection with the sale, the Company received $700 in cash. Additional consideration provided by the buyer included the surrender of 82,500 shares of the Company’s common stock which had a fair market value of approximately $21 and the forgiveness of an unsecured promissory note payable by the Company which had an outstanding balance of $71 at the time of the sale. In the third quarter of 2004, the Company recorded a $1,005 loss on the disposal of discontinued operations based on the fair value of the net assets held for sale. The results of operations of CC Systems, Inc. are included in the condensed consolidated financial statements as part of discontinued operations for the period ended September 30, 2004.
      In December 2004, the Company’s Board of Directors approved management’s plan to exit the Distribution business which experienced substantial operating losses in 2003 and 2004, which was comprised of the distribution business the Company purchased from Wise Optical Vision Group, Inc. (“Wise Optical”), a New York corporation, in February, 2003 and the Buying Group, (formerly reported in the Company’s Distribution segment) and to dispose of the Company’s Distribution business. The Company completed the sale of the net assets of the Distribution business on January 12, 2005 to entities formed by the Company’s Chairman and former Chief Executive Officer. The effective date of the transaction was December 31, 2004. In accordance with SFAS No. 144 the disposal of the Distribution business is accounted for as a discontinued operation. The aggregate gross consideration from the sale was $4,150, less a working capital adjustment of $575 and estimated closing costs and other direct costs of $349. The Company recorded a $3,400 loss on the

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
disposal of discontinued operations based on the fair value of the net assets held for sale. The results of operations of Wise Optical are included in the condensed consolidated financial statements as part of discontinued operations for the period ended September 30, 2004.
      In connection with the sale of the Distribution business, the Company entered into a supply agreement with the buyers of the Distribution business. The supply agreement is a four year commitment to purchase, on a non-exclusive basis, $4,200 of optical products per year from certain designated manufacturers and suppliers. This annual commitment includes the purchase of $1,275 of contact lenses a year. In addition, the Company is also obligated to pay an annual fee based on the total of all purchases it makes under the supply agreement. The supply agreement also contains certain buyout provisions depending on when the supply agreement is terminated. During the nine months ended September 30, 2005, the Company had approximately $2,966 in product purchases related to this supply agreement which included the purchase of approximately $973 in contact lenses.
      Also in connection with the sale of the Distribution business, the lease obligation on the facility occupied by Wise Optical located in Yonkers, New York remained with the Company. The lease term on the facility was scheduled to expire in June 2011. At December 31, 2004, the Company estimated its potential exposure on the lease to be $1,300 and recorded a provision for this amount which was included in the loss on disposal of discontinued operations for the year ended December 31, 2004. During the nine months ended September 30, 2005, the Company paid $157 in rent payments related to this lease. On October 21, 2005, the Company entered into a surrender agreement with the landlord of the Yonkers facility. The Company paid $125 to the landlord and also agreed to forego $85 in a rent deposit that it had paid at the inception of the lease in January 2003. In return, the landlord released the Company from any and all financial obligations regarding the lease of the Yonkers facility, effective September 30, 2005, and the landlord will release the Company from all other obligations under the lease agreement, effective December 31, 2005. As a result of this transaction, the Company adjusted its estimated provision to cover any potential exposure on the Yonkers lease obligation down to $125 at September 30, 2005. The offset to this adjustment was treated as income from discontinued operations in 2005 since the original provision was included in the loss on disposal of discontinued operations for the year ended December 31, 2004.
      Operating results of the discontinued operations for the three and nine months ended September 30, 2004 are as follows:

	Three Months Ended	Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2004

External revenue	$14,182	$45,285

Intercompany revenue	$1,616	$4,704

Loss from discontinued operations before tax	$(1,324)	$(3,846)
Income tax expense	—	—

Loss from discontinued operations	$(1,324)	$(3,846)

Loss per share from discontinued operations	$(0.05)	$(0.12)

6.	Intangible Assets
      Intangible assets subject to amortization are comprised of a service agreement and non-compete agreements. The fifteen year service agreement has a gross carrying amount of $1,658 and accumulated amortization of $673 and $590 at September 30, 2005 and December 31, 2004, respectively. The non-compete agreements, which had a gross carrying amount of $265, were fully amortized at September 30, 2005 and December 31, 2004. Amortization expense for the three months ended September 30, 2005 and 2004 was $28

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and $31, respectively, and for the nine months ended September 30, 2005 and 2004 was $83 and $86, respectively. Estimated annual amortization expense is expected to be approximately $111 in each of the years 2005 through 2008.

7.	Debt
      The loan agreement with CapitalSource requires the Company to maintain a lock-box arrangement with its banks whereby amounts received into the lock-boxes are applied to reduce the revolving credit note outstanding. The agreement also contained certain subjective acceleration clauses in the event of a material adverse event. EITF Issue 95-22 “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement” required the Company to classify outstanding borrowings under the revolving credit note as current liabilities.
      On August 27, 2004, the Company amended its loan agreement with CapitalSource to eliminate the lender’s ability to declare a default based upon subjective criteria as described in EITF Issue 95-22. Palisade Concentrated Equity Partnership, L.P. (“Palisade”), provided a $1,000 guarantee against the loan balance due to CapitalSource related to this amendment. As a result of this amendment, the Company has classified the loan balance related to the revolving credit facility as long-term at September 30, 2005 and December 31, 2004.
      On January 12, 2005, we amended the term loan and revolving credit facility with CapitalSource to reduce the tangible net worth covenant for December 2004 and January 2005 from ($3,000) to ($6,500). Without this Amendment, we would have been in violation of the tangible net worth covenant at December 31, 2004. Under the term loan and revolving credit facility, as amended, we must maintain a tangible net worth of at least ($3,000) after February 1, 2005. We paid CapitalSource approximately $13 in financing fees in connection with this amendment.
      The Company’s temporary over advance facility with CapitalSource expired on August 31, 2005. On September 1, 2005, in connection with the proposed merger between the Company and Refac (see Note 10), Refac made a subordinated loan to the Company of $1,000. This loan is evidenced by a subordinated secured note and is subordinate to the Company’s senior indebtedness with CapitalSource. Pursuant to the terms and conditions of the loan agreement with Refac, the principal balance together with any accrued but unpaid interest shall be due and payable by the Company on January 25, 2007. However, if the merger provided for in the agreement and plan of merger, dated August 22, 2005, between Refac, OptiCare Merger Sub, Inc. and the Company is not completed on or before January 31, 2006, the maturity date shall be March 31, 2006. The Company did not incur any loan origination fees associated with the subordinated loan from Refac. The note bears interest at a rate equivalent to prime plus 5.5%. The entire amount of loan proceeds was used by the Company to repay a portion of our outstanding indebtedness under the revolving credit facility with CapitalSource.
      The Company had standby letters of credit outstanding at September 30, 2005 and December 31, 2004 of $1,100, respectively. There were no draw downs against these standby letters of credit in 2005 or 2004. The letters of credit outstanding at September 30, 2005 and December 31, 2004 were secured by restricted certificates of deposit and security deposits.

8.	Segment Information
      During the third quarter of 2004, the Company sold its Technology business, CC Systems, Inc., and on January 12, 2005 sold its Distribution business, which was comprised of Wise Optical and the Buying Group, with an effective date of December 31, 2004. As a result of selling these businesses, the Company has the following two reportable operating segments: (1) Managed Vision and (2) Consumer Vision. These operating segments are managed separately, offer separate and distinct products and services and serve different

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
customers and markets, although there is some cross-marketing and selling between the segments. Discrete financial information is available for each of these segments and the Company’s Chief Executive Officer and President assesses performance and allocates resources among these two operating segments.
      The Managed Vision segment contracts with insurers, insurance fronting companies, employer groups, managed care plans and other third party payers to manage claims payment administration of eye health benefits for those contracting parties. The Consumer Vision segment sells retail optical products to consumers and operates integrated eye health centers and surgical facilities where comprehensive eye care services are provided to patients.
      In addition to its reportable operating segments, the Company’s “Other” category includes other non-core operations and transactions, which do not meet the quantitative thresholds for a reportable segment. Included in the “Other” category is revenue earned under the Company’s health service organization (“HSO”) operation, which receives fee income for providing certain support services to individual ophthalmology and optometry practices. While the Company continues to meet its contractual obligations by providing the requisite services under its HSO agreements, the Company is in the process of disengaging from a number of these arrangements.
      Management assesses the performance of the Company’s segments based on income before income taxes, interest expense, depreciation and amortization, and other corporate overhead. Summarized financial information, by segment, for the three and nine months ended September 30, 2005 and 2004 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenues:
Managed vision	$6,653	$6,547	$19,439	$18,864
Consumer vision	8,426	7,861	24,684	24,797

Reportable segment totals	15,079	14,408	44,123	43,661
Other	81	15	866	1,539
Elimination of inter-segment revenues	(244)	(245)	(777)	(676)

Total net revenue	$14,916	$14,178	$44,212	$44,524

Segment income:
Managed vision	$534	$251	$1,259	$657
Consumer vision	942	678	2,760	2,739

Total reportable segment totals	1,476	929	4,019	3,396
Other	83	(171)	795	1,009
Depreciation	(254)	(232)	(750)	(645)
Amortization expense	(28)	(31)	(83)	(86)
Interest expense	(175)	(298)	(553)	(886)
Corporate	(832)	(1,067)	(2,380)	(3,004)

Income from continuing operations before tax	$270	$(870)	$1,048	$(216)

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Earnings (Loss) Per Common Share
      The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations	$270	$(850)	$998	$(248)
Preferred stock dividend	(199)	(177)	(585)	(528)

Income (loss) from continuing operations applicable to common stockholders and participating securities	$71	$(1,027)	$413	$(776)

Income (loss) from continuing operations applicable to common stockholders	$20	$(332)	$117	$(250)
Income (loss) from continuing operations applicable to participating securities	51	(695)	296	(526)
Discontinued operations	920	(1,324)	920	(3,846)

Net income (loss) applicable to common stockholders	$991	$(2,351)	$1,333	$(4,622)

Weighted average common shares — basic	30,664,991	30,685,060	30,649,686	30,579,558
Effect of dilutive securities:
Options	708,727	*	938,264	*
Warrants	86,045	*	106,045	*
Preferred Stock	76,846,234	*	76,846,234	*

Weighted average common shares — diluted	108,305,997	30,685,060	108,540,229	30,579,558

Earnings Per Share — Basic:
Income (loss) from continuing operations applicable to common stockholders	$0.00	$(0.01)	$0.00	$(0.01)
Income (loss) from continuing operations applicable to participating securities	$0.00	$(0.02)	$0.01	$(0.02)
Discontinued operations	$0.03	$(0.05)	$0.03	$(0.12)

Net income (loss) per common share	$0.03	$(0.08)	$0.04	$(0.15)

Earnings Per Share — Diluted:
Income (loss) from continuing operations	$0.00	$(0.03)	$0.00	$(0.03)
Discontinued operations	$0.01	$(0.05)	$0.01	$(0.12)

Net income (loss) per common share	$0.01	$(0.08)	$0.01	$(0.15)

*	Anti-dilutive

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reflects the potential common shares of the Company for the nine months ended September 30, 2005 and 2004 that are not included in the dilutive securities for purposes of computing weighted average common shares — diluted. The amounts reflected for the three and nine months ended September 30, 2004 have been excluded from the calculation of diluted earnings per share due to anti-dilution.

	2005	2004

Options	4,806,179	6,195,943
Warrants	3,168,955	3,275,000
Convertible Preferred Stock	—	64,343,513

	7,975,134	73,814,456

10.	Merger Proposal
      On April 8, 2005, the Company announced that Refac, an affiliated company, expressed interest in exploring an acquisition of the Company in a stock transaction and that the Company and Refac had entered into discussions regarding the same. On August 22, 2005, the Company announced that it had entered into an agreement and plan of merger with Refac. The Company originally expected the merger to close before the end of 2005. The Company now expects that the merger will be consummated on or before April 30, 2006. Under the terms of the merger agreement, as amended on November 11, 2005, (i) each of the Company’s preferred stockholders will receive 0.04029244 shares of Refac common stock for each share of the Company’s common stock underlying the Company’s preferred stock they hold, (ii) Palisade will receive 0.04029244 shares of Refac common stock for each share of the Company’s common stock it holds and (iii) each other of the Company’s stockholders will receive 0.0472 shares of Refac common stock for each share of the Company’s common stock they hold and the Company will become a wholly-owned subsidiary of Refac. As a condition to the merger, the Company’s preferred stockholders have agreed to convert all of their preferred stock into the Company’s common stock prior to the merger. The merger requires the approval of the holders of at least 55% of the outstanding shares of Refac common stock. Palisade, as the Company’s majority stockholder, has executed a written consent approving the merger, which consent shall be effective within 20 days after the Company mails an information statement to its stockholders.
      Refac also announced that it has entered into a definitive agreement with U.S. Vision, Inc., another affiliated company, which is privately-held and operates the 6th largest retail optical chain in the United States, under which Refac will acquire U.S. Vision, Inc.
      The Company, Refac and U.S. Vision are all controlled by Palisade which beneficially owns approximately 89% of the Company’s outstanding common stock (on a fully diluted basis), 90% of Refac’s outstanding common stock and 88% of U.S. Vision’s outstanding common stock.
      Refac was incorporated in 1952 and for most of its history, was engaged in intellectual property licensing activities. During the period from 1997 to 2002, it was also engaged in the business of product development and graphic design and had invested these creative resources, together with its licensing skills, in certain product development ventures. In March 2002, Refac announced plans to reposition itself for sale or liquidation and by the end of 2002, it had disposed of all of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. On February 28, 2003, Refac completed a merger with a wholly-owned subsidiary of Palisade pursuant to which Palisade acquired control of Refac and, in May 2003, Palisade increased its ownership to approximately 90% through an additional cash investment of $17,000. Palisade had indicated that it intended to use Refac as a vehicle for making acquisitions and the purpose of the stock purchase transaction was to provide Refac with additional capital for making these acquisitions. As of

OPTICARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, Refac reported a net worth of $31,197 with approximately $29,000 available for acquisitions.
      U.S. Vision, a privately held company, is a leading store-within-a-store retailer of optical products and services with net revenues of approximately $128,000 during its most recent fiscal year. It operates 518 locations in 47 states and Canada, consisting of 506 licensed departments and 12 freestanding stores.

11.	Contingencies
      The Company is both a plaintiff and defendant in lawsuits incidental to its current and former operations. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2005 cannot be ascertained. Management is of the opinion that, after taking into account the merits of defenses and established reserves, the ultimate resolution of these matters will not have a material adverse impact on the Company’s consolidated financial position or results of operations.

U.S. Vision Report of Independent Registered Public Accounting Firm
Board of Directors
U.S. Vision, Inc.
      We have audited the accompanying consolidated balance sheets of U.S. Vision, Inc. as of January 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended January 31, 2005, the period from May 31, 2003 to January 31, 2004 (Successor Period), and the period from February 1, 2003 to May 30, 2003 (Predecessor Period). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Vision, Inc. at January 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the year ended January 31, 2005, the period from May 31, 2003 to January 31, 2004 (Successor Period), and the period from February 1, 2003 to May 30, 2003 (Predecessor Period), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
April 8, 2005, except for the second
paragraph of Note 4 and the last
paragraph of Note 16, as to which
the date is September 30, 2005

U.S. VISION, INC.
CONSOLIDATED BALANCE SHEETS
At January 31, 2005 and 2004

	January 31,

	2005	2004

	(Amounts in
	thousands, except share
	and per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$1,613	$678
Accounts receivable, net	8,435	9,242
Inventory	17,447	17,536
Prepaid expenses and other	404	334

Total current assets	27,899	27,790
Property, plant, and equipment, net	33,049	36,083
Licensed department agreements	11,481	11,481
Other	449	491

Total assets	$72,878	$75,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,466	$6,721
Accrued wages	1,741	1,055
Accrued rent expense	1,283	1,272
Other accrued expenses	4,326	3,260
Customer deposits	2,944	3,321
Current portion of senior term loan	4,225	3,641
Current portion of other long-term debt and capital leases	1,063	2,002

Total current liabilities	21,048	21,272
Senior term loan	2,177	5,577
Subordinated vendor debt	10,000	8,723
Other long-term debt and capital leases, less current portion	3,528	3,853
Revolving line of credit	11,433	15,616
Other long-term liabilities	—	208
Shareholders’ Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000, none issued and outstanding	—	—
Common stock, $0.001 par value:
Authorized shares — 20,000,000 and 15,000,000, issued shares — 15,232,733 and 12,975,416, at January 31, 2005 and 2004, respectively	15	13
Additional paid-in capital	29,114	24,489
Accumulated deficit	(4,437)	(3,906)

Total shareholders’ equity	24,692	20,596

Total liabilities and shareholders’ equity	$72,878	$75,845

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended January 31, 2005, Successor Period and Predecessor Period

			Period from
		Period from	February 1, 2003 to
		May 31, 2003 to	May 30, 2003
	Year Ended	January 31, 2004	(Predecessor
	January 31, 2005	(Successor Period)	Period)

	(Amounts in thousands, except per share data)
Net sales	$128,026	$78,123	$41,088
Cost of sales	40,077	24,194	12,582

Gross profit	87,949	53,929	28,506
Operating expenses:
Selling, general, and administrative expenses	79,692	51,783	25,486
Other charges	—	430	543
Depreciation and amortization	5,174	3,356	1,549

	84,866	55,569	27,578

Operating income (loss)	3,083	(1,640)	928
Interest expense, net	2,115	1,669	1,017

Income (loss) from continuing operations	968	(3,309)	(89)
Loss from discontinued operations	(1,499)	(597)	(227)

Net loss	$(531)	$(3,906)	$(316)

Income (loss) per common share — basic and diluted:
Income (loss) from continuing operations	$0.07	$(0.28)	$(0.01)
Loss from discontinued operations	(0.11)	(0.05)	(0.03)

Net loss per common share	$(0.04)	$(0.33)	$(0.04)

Weighted average shares outstanding	14,068	11,999	8,193

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Year Ended January 31, 2005, Successor Period and Predecessor Period

	Common Stock
	($0.001 Par Value
	per Share)		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

	(Amounts in thousands, except share data)
Predecessor Period:
Balance at February 1, 2003	7,802,942	$8	$6,138	$(1,639)	$4,507
Capital contribution	—	—	543	—	543
Net loss	—	—	—	(316)	(316)

Balance at May 30, 2003	7,802,942	$8	$6,681	$(1,955)	$4,734

Successor Period:
Balance at May 31, 2003	11,697,200	$12	$21,870	$—	$21,882
Purchase of common stock	(673,004)	(1)	(1,379)	—	(1,380)
Issuance of common stock	1,951,220	2	3,998	—	4,000
Net loss	—	—	—	(3,906)	(3,906)

Balance at January 31, 2004	12,975,416	13	24,489	(3,906)	20,596
Issuance of common stock	2,257,317	2	4,625	—	4,627
Net loss	—	—	—	(531)	(531)

Balance at January 31, 2005	15,232,733	$15	$29,114	$(4,437)	$24,692

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended January 31, 2005, Successor Period and Predecessor Period

		Period from	Period from
		May 31, 2003 to	February 1, 2003 to
	Year Ended	January 31, 2004	May 30, 2003
	January 31, 2005	(Successor Period)	(Predecessor Period)

	(Dollars in thousands)
Cash flows from operating activities
Net loss	$(531)	$(3,906)	$(316)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,174	3,356	1,549
Changes in operating assets and liabilities:
Accounts receivable	807	116	(80)
Inventory	1,366	957	707
Other	(27)	214	(727)
Accounts payable	(1,255)	1,068	840
Accrued expenses	1,554	(2,009)	(18)
Customer deposits	(377)	180	—

Net cash provided by (used in) operating activities	6,711	(24)	1,955
Cash flows from investing activities
Additions/disposals of property, plant, and equipment, net	(1,706)	(1,473)	(436)

Net cash used in investing activities	(1,706)	(1,473)	(436)
Cash flows from financing activities
Net (repayments) borrowings on revolving credit line	(4,183)	9,334	(3,745)
Contribution of capital by principal shareholder	—	—	543
Proceeds from issuance of common stock	4,627	4,000	—
Proceeds from subordinated debt	—	—	3,000
Purchase of common stock	—	(1,380)	—
Principal payments on long-term debt and capital leases	(1,398)	(1,002)	(462)
Principal payments on subordinated debt	(300)	(4,250)	—
Principal payments on senior term loan	(2,816)	(4,982)	(400)

Net cash (used in) provided by financing activities	(4,070)	1,720	(1,064)

Net change in cash and cash equivalents	935	223	455
Cash and cash equivalents at beginning of period	678	455	—

Cash and cash equivalents at end of period	$1,613	$678	$455

Supplemental disclosure of cash flow information:
Interest paid	$2,089	$1,722	$962

Supplemental schedule of noncash investing and financing activities:
Inventory acquired through vendor subordinated debt	$1,277	$1,723	$—

Purchases of property, plant, and equipment financed through capital lease obligations and other indebtedness	$434	$877	$7

See notes to consolidated financial statements.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended January 31, 2005 and 2004

1.	Organization and Basis of Presentation
      U.S. Vision, Inc. (the “Company”) is a retailer of optical products and services through retail optical departments licensed to operate within national and regional department stores and through a limited number of freestanding retail locations. The Company’s retail optical departments are full service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories. As of January 31, 2005, the Company operated 521 locations in 47 states and Canada, consisting of 509 licensed departments and 12 freestanding stores. Approximately 68% of the Company’s locations operate within one national department store.
      For purposes of these notes, the period from May 31, 2003 to January 31, 2004 is the Successor Period and the period from February 1, 2003 to May 30, 2003 is the Predecessor Period.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2.	Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Revenue Recognition
      Revenue is recognized upon customer acceptance of the merchandise. Funds received from customers prior to customer acceptance are considered to be customer deposits.
      The Company classifies costs associated with shipping and handling activities within selling, general, and administrative expenses in the consolidated statement of operations.
      Shipping and handling costs for the year ended January 31, 2005 and for the Successor Period and Predecessor Period were $1,521,000, $1,048,000 and $568,000, respectively.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments
      The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value because of their short-term nature. The carrying amounts of the revolving line of credit, long-term debt and capital lease obligations approximates fair value because the interest rates reflect rates that the Company would be able to obtain on debt with similar terms and conditions.

Advertising
      The Company expenses advertising costs as incurred. Advertising expense was $8,191,000, $5,272,000 and $3,047,000 for the year ended January 31, 2005, for the Successor Period and Predecessor Period, respectively.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory
      Inventory, consisting principally of frames and lenses, is valued at the lower of cost or market, determined by the first-in, first-out method.

Property, Plant, and Equipment
      Property, plant, and equipment are stated at cost. Depreciation, which includes assets under capital leases, is computed using the straight line method. The general range of useful lives is 10 to 30 years for buildings and improvements, and 5 to 10 years for automobiles, machinery and equipment, data processing equipment, and furniture and fixtures.

Licensed Department Agreements
      Intangible assets consist of licensed department agreements to operate in certain host department stores. Management anticipates that these licenses will provide substantial benefit for a period of time that extends beyond the foreseeable horizon. In addition, the Company historically has obtained renewals and extensions of these licenses for nominal costs without any material modifications to the agreements. Accordingly, these licenses have been determined to have an indefinite life.
      The recoverability of licensed department agreements is evaluated in accordance with Financial Accounting Standards Board Statement 142, Goodwill and Other Intangible Assets, by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the goodwill would be reduced by the estimated shortfall of future discounted cash flows.

Long Lived Assets
      The Company evaluates impairment of its intangible assets subject to amortization and other long-lived assets, other than goodwill and intangible assets not subject to amortization, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted cash flows.

Store Openings and Closings
      The noncapital expenditures incurred in opening new stores or remodeling existing stores are expensed as incurred. When a store is closed, the remaining investment in leasehold improvements and the amount estimated to terminate the lease are expensed.

Stock-Based Compensation
      The Company follows Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options and warrants. Under APB 25, if the exercise price of stock options granted equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”) requires pro forma information regarding net income (loss) and earnings per share as if the Company had accounted for its employee stock awards under the fair value method of SFAS No. 123. The fair value of each award granted was estimated on the date of grant using the minimum value method.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following assumptions were used in the minimum value method pricing model for the year ended January 31, 2005 and for the Successor Period:

	January 31,	Successor
	2005	Period

Expected life of the award	3.9 years	5 years
Dividend yield	0%	0%
Risk-free interest rate	2.58%	5%
      For purposes of pro forma disclosures, the estimated fair value of the award is amortized to expense over the respective vesting period. Had compensation costs for the Company’s awards been determined based on the fair value at the grant date for awards under these plans been consistent with the methods provided by SFAS No. 123, the impact on the Company’s results of operations for the year ended January 31, 2005, and for the Successor period would have been as follows (in thousands):

	January 31,	Successor
	2005	Period

Net loss as reported	$(531)	$(3,906)
Pro forma compensation expense	(125)	(56)

Pro forma net loss	$(656)	$(3,962)

Basic and diluted loss per share as reported	$(0.04)	$(0.33)
Pro forma compensation cost per share	(0.01)	(0.00)

Pro forma net loss per share	$(0.05)	$(0.33)

      The effect of applying the fair value provision of SFAS No. 123 would have had no impact to the results of operations for Predecessor Period.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after December 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123(R) in the first quarter of the fiscal year ended January 31, 2007. Under SFAS No. 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective methods requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retrospective method would record compensation expense for all unvested stock options beginning with the first period presented. The Company is currently evaluating the requirements of SFAS No. 123(R) and its impact on the Company’s consolidated financial position and consolidated results of operations. The Company has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures.

Earnings Per Share
      Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income by the weighted average

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
shares outstanding for the period, and diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year plus the dilutive impact of stock options and warrants. The weighted-average number of shares used to compute basic and diluted loss per share is the same since the effect of the dilutive securities is anti-dilutive.

3.	Acquisition
      On May 30, 2003, Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”) acquired 81% of the common stock of U.S. Vision, Inc. Due to the significant change in ownership, the accompanying consolidated financial statements reflect the push-down of the acquirer’s cost for their 81% interest. The allocation of the purchase price was as follows (in thousands):

Purchase price	$13,016
Transaction costs	1,043

Total consideration	14,059
Fair value of identifiable tangible assets	2,578

Licensed department agreements	$11,481

      In a simultaneous transaction, the Company issued 3,894,258 shares of common stock for total consideration of approximately $7,983,000. The proceeds from this equity issuance were used to retire certain indebtedness and for working capital requirements of the Company.
      Assuming the acquisition had occurred on February 1, 2003, the pro forma results of operations for the Predecessor Period would have been as follows (in thousands):

Revenues	$41,344

Net loss	$(281)

4.	Discontinued Operations
      The Company closes nonperforming stores in the ordinary course of business. The decision to close stores is primarily based on the cash flows generated by each respective store. As such, upon the closing of the store, the Company treats the operating results of that store as a discontinued operation.
      Operating results (exclusive of interest expense) from discontinued operations for the year ended January 31, 2005, the Successor Period and the Predecessor Period are as follows (in thousands):

	January 31,	Successor	Predecessor
	2005	Period	Period

Net sales	$5,195	$4,199	$3,028
Cost of sales	1,642	1,339	965

Gross profit	3,553	2,860	2,063
Operating expenses:
Selling, general, and administrative expenses	5,052	3,457	2,290

Loss from discontinued operations	$(1,499)	$(597)	$(227)

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Property, Plant, and Equipment
      Property, plant, and equipment is as follows (in thousands):

	January 31,

	2005	2004

Land and buildings	$7,039	$6,972
Leasehold improvements	1,818	1,937
Machinery and equipment	10,590	9,901
Data processing equipment and related capitalized costs	15,275	14,478
Furniture and fixtures	6,708	6,151

	41,430	39,439
Less accumulated depreciation	8,381	3,356

	$33,049	$36,083

6.	Long Term Debt
      Long term debt is as follows (in thousands):

	January 31,

	2005	2004

Senior Term Loan with Commerce Bank, N.A. Requires monthly payments of interest at 9% and quarterly principal payments based on a graduated schedule ranging from $400,000 to $925,000 with the final payment due in October 2006. The loan is secured by substantially all assets of the Company.	$6,402	$9,218
$17,500,000 Revolving Line of Credit with Commerce Bank, N.A., which expires on October 31, 2006. Interest is payable monthly at the lower of prime plus 150 basis points, or 30-day LIBOR plus 375 basis points (6.31% at January 31, 2005). The rate cannot drop below 5.5%. The revolving line of credit is secured by substantially all assets of the Company.	11,433	15,616
Vendor I Subordinated Note due November 2007. Requires quarterly interest payments at 6.0%. The entire principal balance is due on November 1, 2007.	4,000	4,000
Vendor II Subordinated Note due January 2008. Requires quarterly interest payments at 6%. The entire principal balance is due on January 31, 2008.	3,000	3,000
Vendor III Subordinated Note due April 2007. Requires quarterly interest payments at 6% which increases to 16.0% in certain cases as defined below. The entire principal balance is due on April 15, 2007.	3,000	1,723
Subordinated Note payable to the Chief Executive Officer is due October 2005. This note is noninterest bearing and requires monthly payments of $25,000.	200	500
Other	3,696	4,165

	31,731	38,222
Less current portion	4,944	4,923

	$26,787	$33,299

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has long-term supply agreements with Vendor I, II and III above. The supply agreements require the Company to purchase certain amounts of its frame, lens and contact purchases from these suppliers at market rates and, these supply agreements expire on the same date that the subordinated notes are due. The supply agreements and subordinated notes also provide for the extension of the due date on the subordinated notes to match the term of any extension of the supply agreement.
      The arrangement with Vendor III provides the Company the ability to obtain up to $3.0 million of financing of purchases from this vendor. These advances bear interest at the rate of 6% per annum and increase to 16.0% if the Company does not meet certain purchase targets as defined in the supply agreements.
      The Senior Term Loan and the Revolving Credit Agreement contain various financial covenants including maintaining a specified net worth level, current ratio, and a leverage ratio. The Company was in compliance with these covenants at January 31, 2005. The Senior Term Loan and the Revolving Line of Credit restrict the declaration and payment of dividends or any distributions to any shareholder and limit total capital expenditures to $7,000,000 in any fiscal year. The Senior Term Loan and the Revolving Credit Agreement contain a subjective acceleration provision whereby the lender can cause either of these facilities to be in default upon a material adverse change in the Company’s business operations. The Company does not believe any such matters exist.
      The carrying amounts of the Company’s debt approximate their fair values based on the nature of these accounts, and the fact that the interest rate embedded in the long-term debt agreements was consistent with current market rates for debt with similar attributes.
      Maturities of long term debt for each of the next five years and thereafter are as follows (in thousands):

Year ended January 31,
2006	$4,944
2007	13,988
2008	10,182
2009	175
2010	415
Thereafter	2,027

$31,731

7.	Lease Commitments
      Capital lease obligations are machinery and equipment leases which expire on various dates through 2010. Assets under capital leases at January 31, 2005, were $1,851,136 net of accumulated amortization of $186,563 and are included as a component of property, plant, and equipment in the consolidated balance sheets.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future minimum payments required under capital leases and noncancellable operating leases with lease terms in excess of one year as of January 31, 2005, are as follows (in thousands):

	Capital	Operating
	Leases	Leases

Year ended January 31,
2006	$431	$389
2007	234	188
2008	74	133
2009	45	98
2010	29	55

Total lease payments	813	$863

Less amount representing interest	118

Present value of minimum capitalized lease obligations	695

Less current portion	344

Long-term portion	$351

      At January 31, 2005, the Company operated 12 of its retail stores under operating leases with varying terms. The leases expire at various dates from fiscal 2005 to fiscal 2009, and many have renewal options for up to five additional years. The leases provide for minimum lease payments and, in many cases, require payment of additional rents if sales exceed stipulated levels. These additional rents are not significant. The leases also require, in most cases, payment of taxes and common area expenses such as maintenance, security, and other expenses.
      The Company also operated 509 licensed optical departments under leases with expiration dates ranging from 60 days to 5 years. These leases provide for monthly lease payments calculated as a percentage of sales. Rent expense from continuing operations under these leases was $14,570,000, $8,971,000 and $4,631,000 for the year ended January 31, 2005, for the Successor Period and Predecessor Period, respectively. Approximately 70% of the rent expense under these leases are with one large national retailer. The Company’s master lease provides that only a limited number of the Company’s optical centers with this retailer may be closed in any calendar year without cause.
      The Company also operates other facilities under operating leases. Rent expense for all operating leases, including those on its retail stores and licensed optical departments described above, was $15,025,000, $9,203,000 and $4,741,000 for the year ended January 31, 2005, for the Successor Period and Predecessor Period, respectively.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes
      Deferred income tax liabilities and assets result from differences in the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Significant components of the Company’s deferred income taxes are as follows as of January 31, 2005 and 2004 (in thousands):

	January 31,

	2005	2004

Deferred tax assets:
Net operating loss carryforward	$7,777	$7,974
Inventory costs	794	889
Alternative Minimum Tax Credit Carryover	261	261
Other	2,374	1,848

Total deferred tax assets	11,206	10,972
Valuation allowance	(1,051)	(620)

Net deferred tax assets	10,155	10,352
Deferred tax liability:
Depreciation	5,531	5,728
Licensed department agreements	4,363	4,363

Net deferred tax asset	$261	$261

      Management has recorded a valuation allowance against the net deferred tax asset (except for the Alternative Minimum Tax Credit Carryover which has an indefinite life), as management believes that it is more likely than not that the benefit from the operating losses will not be realized.
      As of January 31, 2005, the Company had federal and state net operating loss carryforwards of approximately $38.1 million, which will begin to expire in the year 2006. Approximately $7.8 million of these carryforwards are available to offset future taxable income without limitation and approximately $30.3 million of these carryforwards (the “Restricted NOLs”) are significantly limited in this obligation due to ownership changes. Approximately $732,000 of the Restricted NOLs will become available for use each year through the year 2023. Approximately $17.6 million of the Restricted NOLs are expected to expire unutilized.

9.	Shareholders’ Equity
      During the year ended January 31, 2005, the Company issued 1,707,317, 500,000 and 50,000 shares of common stock to Palisade, Pinnacle Advisors Limited and Marc Cornstein for consideration of $3,500,000, $1,025,000 and $102,500, respectively. The proceeds from these equity issuances were used primarily to pay down the Company’s revolving line of credit.
      During the period ended January 31, 2004, the Company purchased 673,004 shares for $1,379,568 pursuant to a put/call option that was issued to the former majority shareholder of the Company in connection with Palisade’s acquisition of the Company. These shares were returned to the treasury and are available for issuance. Also during this period, the Company issued 1,951,220 shares of common stock to Palisade for a total consideration of $4,000,000. The proceeds from this equity issuance were used to retire certain indebtedness of the Company.

10.	Stock Options and Warrants
      During the year ended January 31, 2005, the Company granted options to purchase 500,000 shares of common stock of the Company to Pinnacle Advisors Limited in connection with Pinnacle’s common stock

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase (see Note 9). The exercise price is $2.05 per share and the options vest immediately. The option grant and significant terms were approved by the Board of Directors.
      During the period ended January 31, 2004, the Company granted options to purchase 525,000 shares of common stock of the Company. 375,000 of these options were granted to employees and 125,000 of these options were granted to Pinnacle Advisors Limited, whose principal shareholder is a consultant and a Board member of the Company, at exercise prices ranging from $2.05 per share (estimated fair market value of the Company’s common stock on the date of the grant) to $4.20 per share. The options granted to employees vested immediately upon grant. The options granted to the consultant vest in three installments of 1/3 on the first anniversary of the initial grant date, an additional 1/3 on the second anniversary of the initial grant date, and the remaining 1/3 on the third anniversary of the initial grant date. All of the option grants and significant terms were approved by the Board of Directors.
      The 150,000 options granted to the consultant were in exchange for services pursuant to the terms of a consultant agreement. The Company will remeasure the value of these options using an Alternative Minimum Pricing Model over the term of the vesting of the options and will record a charge to earnings if the options have a fair value. No charge was recorded during the year ended January 31, 2005 or the period ended January 31, 2004, as the options were deemed to have insignificant value at the end of these reporting periods.
      A summary of the stock option awards activity for the year ended January 31, 2005 and Successor Period is as follows:

		Weighted Average
	Shares	Exercise Price

Options outstanding at May 31, 2003	—	$—
Options granted	555,000	$3.17

Options outstanding at January 31, 2004	555,000	$3.17
Options granted	500,000	$2.05

Options outstanding at January 31, 2005	1,055,000	$2.62

Option exercisable at end of period	925,000	$2.54

      The weighted average remaining contractual life of the options is 3.9 years and the weighted average fair value of the options granted during the year ended January 31, 2005 was $0.12 per share.
      At January 31, 2005, 390,147 fully vested warrants to purchase common stock were outstanding with an exercise price of $0.001 per share. The warrants expire on May 30, 2013.
      The 1,445,147 shares of common stock issuable upon exercise of the options and warrants have been reserved for future issuance.

11.	Commitments and Contingencies
      The Company is subject to various pending and threatened litigation from time to time in the ordinary course of business. Although all litigation involves some degree of uncertainty, in the opinion of management, liabilities, if any, arising from such litigation or threat thereof are not expected to have a material adverse effect on the Company.

12.	Segment Information
      The Company operates exclusively in the business of marketing, distribution, and production of optical products through retail optical stores. On January 31, 2005, the Company operated in 47 states and in Canada. Approximately 69%, 70% and 70% of the Company’s sales were in licensed departments of one retailer for the

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
year ended January 31, 2005, the Successor Period and the Predecessor Period, respectively. Sales in licensed departments of another retailer were approximately 13% for the same periods. Approximately 54% and 68% of the Company’s accounts receivable are with these two retailers at January 31, 2005 and 2004, respectively. A termination of either of these licenses would cause a significant loss of sales and affect operating results adversely.
      The Company’s sales to customers, operating income and net property, plant, and equipment are summarized below by geographical areas. Sales to customers before discontinued operations are attributed to the geographical areas based on the point of sale.

	United States	Canada	Consolidated

As of and for the year ended January 31, 2005
Sales to customers	$121,516	$6,510	$128,026
Operating income	2,969	114	3,083
Property, plant, and equipment, net	31,435	1,614	33,049
As of and for the Successor Period
Sales to customers	$74,441	$3,682	$78,123
Operating income (loss)	(1,475)	(165)	(1,640)
Property, plant, and equipment, net	34,645	1,438	36,083
Predecessor Period
Sales to customers	$39,367	$1,721	$41,088
Operating income	1,003	(75)	928

13.	Employee Benefit Plan
      The Company has an employee savings plan (the “plan”) pursuant to Section 401(k) of the Internal Revenue Code. All employees who are 18 years of age and have been with the Company for three consecutive months are eligible to participate in the plan. Employees may elect to contribute to the plan through payroll deductions in an amount not to exceed the amount permitted under the Internal Revenue Code. The Company has the discretion to make matching contributions on behalf of the participants, which it elected to stop as of October 2003. Employees are fully vested in their contributions. Company contributions vest at a rate of 20% on each participant’s anniversary date in the plan provided that the participant has completed 1,000 hours of service with the Company as of such date. The Company contributed $64,316 and $59,432 for the Successor Period and Predecessor Period, respectively.

14.	Certain Relationships and Related Party Transactions
      The Company leased a retail store, office and administrative space located in a 7,000 square foot building in Philadelphia, Pennsylvania, from a limited partnership in which William A. Schwartz, Jr. and Gayle E. Schmidt, each of whom is an executive officer and shareholder of the Company, are 10% limited partners. Mr. Schwartz is also the general partner of the partnership. The Company made payments to the partnership of $64,144, $89,801 and $51,315 for the year ended January 31, 2005, the Successor Period and the Predecessor Period, respectively. Management believes that the lease terms are comparable to those that could have been obtained pursuant to an arm’s length transaction with an unaffiliated party. The partnership sold the building in fiscal 2004 to an unrelated third party.
      The Company’s Revolving Line of Credit and Senior Term Loan (Note 6) are with Commerce Bank, N.A. Commerce National Insurance Services, Inc., a subsidiary of Commerce Bank, provides insurance brokerage services to the Company, for which it receives customary fees. George E. Norcross III was a director and the majority shareholder of the Company until May 30, 2003 and the Chairman and Chief

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Executive Officer of Commerce National Insurance Services, Inc. Both Mr. Norcross and Mr. Schwartz are members of the Board of Directors of Commerce Bank.
      During the Predecessor Period, the Company issued secured promissory notes of $60,000 to William A. Schwartz, Jr., $20,000 to Gayle E. Schmidt, and $10,000 each to George T. Gorman and Carmen J. Nepa III, each of whom is an executive officer and shareholder of the Company. These loans were made to cover the tax liabilities that resulted from a grant of the Company’s common stock to the executive officers in the prior year. These notes are due and payable, together with the interest, on the earlier of: (i) termination of Borrower’s employment with the Company or (ii) May 30, 2008; provided, that on each anniversary of the effective date, (i) the principal outstanding shall be reduced by an amount equal to one-fifth of the initial principal amount, and (ii) any interest which has accrued on such reduction amount shall be cancelled and shall not be due or payable. Interest shall accrue at a rate of 3.15% per annum. The balance due under these notes as of January 31, 2005 is $66,673.
      For the Successor Period and the Predecessor Period, the Company paid $7,464 and $72,502, respectively, in professional fees to Parker McCay & Criscuolo P.A. Philip A. Norcross is the managing stockholder and chief executive officer of this law firm and he was a director and shareholder in the Company until May 30, 2003.
      For the year ended January 31, 2005 and the Successor Period, the Company paid $223,500 and $127,600, respectively, to Pinnacle Advisors Limited for consulting services. David Cornstein is the principal stockholder of Pinnacle Advisors Limited and he became a director of U.S. Vision on October 27, 2003.

15.	Other Charges
      On May 30, 2003 (“Predecessor Period”), the majority shareholders of the Company at that time made a capital contribution of $543,000 to the Company. This contribution was funded from the proceeds of the sale of 81% of the common stock of the Company to Palisade (see Note 3) and was used to pay a special bonus to certain members of management.
      During the Successor Period, the Company terminated certain employees and recorded nonrecurring charges related to severance to these terminated employees in the amount of $430,097.

16.	Subsequent Events
      On March 21, 2005, WRS Advisors III LLC purchased 244,000 shares of the Company’s common stock for $500,200. The proceeds from this equity issuance will be used for working capital requirements.
      On April 8, 2005, it was announced that Refac had entered into acquisition discussions with the Company and Opticare Health Systems, Inc. Refac, the Company and Opticare are all controlled by Palisade Concentrated Equity Partnership, L.P. with Palisade beneficially owning more than 80% of the outstanding common stock (on a fully diluted basis) of all these entities.
      During the period February 1, 2005 through July 31, 2005, the Company closed five nonperforming stores. Accordingly, the Company has reclassified the results of operations for these stores to discontinued operations in the accompanying consolidated statements of operations and notes to consolidated financial statements for all periods presented.

Report of Independent Registered Public Accounting Firm
Board of Directors
U.S. Vision, Inc.
      We have audited the accompanying consolidated balance sheet of U.S. Vision, Inc. as of January 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from November 1, 2002 to January 31, 2003 (“Successor Period”) and for the period from February 1, 2002 to October 31, 2002 (“Predecessor Period”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Vision, Inc. at January 31, 2003, and the consolidated results of its operations and its cash flows for the period from November 1, 2002 to January 31, 2003 (“Successor Period”) and for the period from February 1, 2002 to October 31, 2002 (“Predecessor Period”), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
July 22, 2005, except for the second
paragraph of Note 8 and the last
paragraph of Note 15, as to which
the date is September 30, 2005

U.S. VISION, INC.
CONSOLIDATED BALANCE SHEET
At January 31, 2003

(In thousands)
ASSETS
Current assets:
Accounts receivable, net of allowances of $105	$10,056
Amount due from vendor	3,000
Inventory	16,274
Prepaid expenses and other	375

Total current assets	29,705
Property, plant, and equipment, net	36,453
Other	516

Total assets	$66,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,394
Accrued acquisition costs	392
Accrued wages	1,061
Accrued rent expense	1,164
Other accrued expenses	4,656
Current portion of senior term loan	1,875
Current portion of subordinated vendor debt	4,000
Current portion of other long-term debt and capital leases	1,344

Total current liabilities	18,886
Senior term loan	12,725
Subordinated vendor debt	7,000
Other subordinated debt	4,436
Other long-term debt and capital leases, less current portion	4,556
Revolving line of credit	14,324
Other long-term liabilities	240
Shareholders’ equity:
Common stock, $0.001 par value:
Authorized shares — 15,000,000, issued and outstanding shares — 7,802,942	8
Additional paid-in capital	6,138
Accumulated deficit	(1,639)

Total shareholders’ equity	4,507

Total liabilities and shareholders’ equity	$66,674

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Successor and Predecessor Periods

	Period from	Period from
	November 1, 2002 to	February 1, 2002 to
	January 31, 2003	October 31, 2002
	(Successor Period)	(Predecessor Period)

	(In thousands, except per share amounts)
Net sales	$26,336	$92,035
Cost of sales	8,552	27,736

Gross profit	17,784	64,299
Operating expenses:
Selling, general, and administrative expenses	17,116	59,886
Other charges	—	1,344
Depreciation and amortization	1,134	4,278

	18,250	65,508

Operating loss	(466)	(1,209)
Interest expense	770	575

Loss before income tax provision and discontinued operations	(1,236)	(1,784)
Income tax provision	—	33

Loss before discontinued operations	(1,236)	(1,817)
Loss from discontinued operations	(403)	(1,210)

Net loss	$(1,639)	$(3,027)

Loss per common share — basic and diluted:
Loss from continuing operations	$(0.15)	$(0.23)
Discontinued operations	(0.05)	(0.16)

Net loss per common share	$(0.20)	$(0.39)

Weighted average shares outstanding	8,193	7,804

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Successor and Predecessor Periods

	Common Stock
	($0.01 Par Value
	per Share)		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

	(Dollars in thousands, except share data)
Predecessor Period
Balance at January 31, 2002	7,802,942	$78	$115,765	$(66,743)	$49,100
Issuance of stock and warrants	—	—	344	—	344
Net loss	—	—	—	(3,027)	(3,027)

Balance at October 31, 2002	7,802,942	$78	$116,109	$(69,770)	$46,417

	Common Stock
	($0.001 Par Value
	per Share)		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity

	(Dollars in thousands, except share data)
Successor Period
Balance at November 1, 2002	7,802,942	$8	$6,138	$—	$6,146
Net loss	—	—	—	(1,639)	(1,639)

Balance at January 31, 2003	7,802,942	$8	$6,138	$(1,639)	$4,507

See notes to consolidated financial statements.

U.S. VISION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Successor and Predecessor Periods

	Period from	Period from
	November 1, 2002 to	February 1, 2002 to
	January 31, 2003	October 31, 2002
	(Successor Period)	(Predecessor Period)

	(Dollars in thousands)
Cash flows from operating activities
Net loss	$(1,639)	$(3,027)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,134	4,278
Stock compensation expense	—	344
Asset write-offs on discontinued operations	74	77
Changes in operating assets and liabilities:
Accounts receivable	(186)	541
Inventory	617	(1,396)
Other	26	(1,267)
Accounts payable	(1,888)	5,412
Accrued acquisition costs	(1,871)	—
Accrued expenses	(1,050)	1,229

Net cash (used in) provided by operating activities	(4,783)	6,191
Cash flows from investing activities
Additions/disposals of property, plant, and equipment, net	(256)	(1,681)

Net cash used in investing activities	(256)	(1,681)
Cash flows from financing activities
Net borrowings (payments) on revolving credit line	5,293	(2,882)
Principal payments on long-term debt and capital leases	(640)	(1,199)
Principal payments on senior term loan	(400)	—

Net cash provided by (used in) financing activities	4,253	(4,081)

Net change in cash	(786)	429
Cash at beginning of period	786	357

Cash at end of period	$—	$786

Supplemental disclosure of cash flow information
Interest paid	$706	$573

Supplemental schedule of noncash investing and financing activities
Inventory acquired through vendor subordinated debt	$3,000	$—

Purchases of property, plant, and equipment financed through capital lease obligations and other indebtedness	$555	$480

See notes to consolidated financial statements.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Year Ended January 31, 2003

1.	Organization and Basis of Presentation
      U.S. Vision, Inc. is a retailer of optical products and services through retail optical departments licensed to operate within national and regional department stores and through a limited number of freestanding retail locations. The Company’s retail optical departments are full service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories. As of January 31, 2003, the Company operated 586 locations in 47 states and Canada, consisting of 565 licensed department and 21 freestanding stores.
      For purposes of these financial statements, the period from November 1, 2002 to January 31, 2003 is known as the Successor Period and the period from February 1, 2002 to October 31, 2002 is known as the Predecessor Period.
      On May 14, 2002, U.S. Vision, Inc (“USV”) and Kayak Acquisition Corp., a Delaware corporation (“Kayak”) formed by a group of investors that included George E. Norcross, III, one of the Company’s directors and a significant stockholder of USV, Joseph J. Roberts, Jr., one of the Company’s directors, Philip A. Norcross, and William A. Schwartz, Jr., the Chairman of the Board, President and Chief Executive Officer of USV, entered into an Agreement and Plan of Merger pursuant to which USV would be acquired by Kayak and become a private company. In connection with the merger, each outstanding share of USV’s common stock, other than shares of USV stock owned by any stockholder of Kayak, was exchanged for $4.25 per share in cash. On October 31, 2002, the transaction was closed and Kayak was merged with and into USV. The $29.3 million acquisition was funded by a $15 million term loan, $8 million of vendor-subordinated debt, $4.4 million of management subordinated notes and $1.9 million from USV’s revolving line of credit (Note 5).

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2.	Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Revenue Recognition
      Revenue is recognized when merchandise is delivered to the customer. Funds received from customers prior to customer acceptance are considered to be customer deposits.
      The Company classifies costs associated with shipping and handling activities within selling, general, and administrative expenses in the consolidated statements of operations. Shipping and handling costs from continuing operations for the Successor Period and Predecessor Period were approximately $332,000 and $1,217,000, respectively.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments
      The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value because of their short-term nature. The carrying amounts of the revolving line of credit, long-term debt and capital lease obligations approximate their fair value because the interest rates reflect rates that the Company would be able to obtain on debt with similar terms and conditions.

Advertising
      The Company expenses advertising costs as incurred. Advertising expense for the Successor Period and Predecessor Period were approximately $1,173,000 and $6,930,000, respectively.

Inventory
      Inventory, consisting principally of frames and lenses, is valued at the lower of cost or market, determined by the first in, first out method.

Property, Plant, and Equipment
      Property, plant, and equipment are stated at cost. Depreciation, which includes assets under capital leases, is computed using the straight line method. The general range of useful lives is 10 to 30 years for buildings and improvements, and 5 to 10 years for automobiles, machinery and equipment, data processing equipment, and furniture and fixtures.

Long Lived Assets
      The Company evaluates impairment of its intangible assets subject to amortization and other long-lived assets, other than goodwill, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted cash flows.

Store Openings and Closings
      The noncapital expenditures incurred in opening new stores or remodeling existing stores are expensed as incurred. When a store is closed, the remaining investment in leasehold improvements and the amount estimated to terminate the lease are expensed.

Stock-Based Compensation
      The Company follows Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options and warrants. Under APB 25, if the exercise price of stock options granted equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”) requires pro forma information regarding net income (loss) and earnings per share as if the Company had accounted for its employee stock awards under the fair value method. The fair value of each award granted is estimated on the date of grant using the minimum value method. For purposes of pro forma disclosures, the estimated fair value of the award is amortized to expense over the respective vesting period. The effect of applying the fair value provision of SFAS No. 123 would have had no impact to the results of operations for the Successor Period or the Predecessor Period.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after December 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123(R) in the first quarter of the fiscal year ended January 31, 2007. Under SFAS No. 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective methods require that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retrospective method would record compensation expense for all unvested stock options beginning with the first period presented. The Company is currently evaluating the requirements of SFAS No. 123(R) and its impact on the Company’s consolidated financial position and consolidated results of operations. The Company has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R). However, the effect of the adoption is not anticipated to be material to the Company’s financial statements.

Earnings Per Share
      Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income by the weighted average shares outstanding for the period, and diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding for the year plus the dilutive impact of stock options and warrants. The weighted-average number of shares used to compute basic and diluted loss per share is the same since the effect of the dilutive securities is anti-dilutive.

Reclassification
      Certain amounts in the Successor Period financial statements have been reclassified to conform with the presentation of the Predecessor Period.

3.	Acquisition
      On October 31, 2002, Kayak Acquisition Corp. (“Kayak”) acquired 85% of the outstanding common stock of the Company for $26.4 million and U.S. Vision simultaneously became a private company. The purchase price included $4.1 million of acquisition costs. In connection with the acquisition, the recapitalized Company reduced its basis in goodwill by $6.0 million and identifiable tangible assets by $4.2 million. The incremental debt incurred that relates to the acquisition was $26.4 million.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property, Plant, and Equipment
      Property, plant, and equipment is as follows (in thousands):

January 31,
2003

Land and buildings	$7,052
Leasehold improvements	1,938
Machinery and equipment	8,021
Data processing equipment and related capitalized costs	14,420
Furniture and fixtures	6,151

37,582
Less accumulated depreciation	1,129

$36,453

5.	Long Term Debt
      Long term debt is as follows (in thousands):

January 31,
2003

Senior Term Loan with Commerce Bank, N.A. Requires monthly payments of interest at 9% and quarterly principal payments based on a graduated schedule ranging from $400,000 to $975,000 with the final payment on October 31, 2007. The loan is secured by substantially all assets of the Company.	$14,600
$17,500,000 Revolving Line of Credit with Commerce Bank, N.A., which expires on October 31, 2004. Interest is payable monthly at the lower of prime plus 150 basis points, or 30-day LIBOR, plus 375 basis points. The rate cannot drop below 5.5%. The revolving line of credit is secured by substantially all the assets of the Company.	14,324
Vendor I Subordinated Note due December 2003. Requires quarterly interest payments at 8.75%. The entire principal balance is due on December 1, 2003.	4,000
Vendor II Subordinated Note due November 2007. Requires monthly interest payments at 6.0%. The entire principal balance is due on November 1, 2007.	4,000
Vendor III Subordinated Note due January 2008. Requires quarterly interest payments at 6.0%. The entire principal balance is due on January 31, 2008.	3,000
Management Subordinated Notes due October 2007. Requires monthly interest payments at prime plus 1% (rate at January 31, 2003 was 5.25%). The entire principal balance is due on October 30, 2007.	3,400
Management Subordinated Note due October 2007. This note is non-interest bearing and the entire principal balance is due on October 30, 2007.	1,036
Other	3,743

48,103
Less current portion	6,224

$41,879

      In connection with the receipt of the $4 million subordinated note, the Company granted Vendor I a right of first refusal with respect to any potential sale of the Company’s interests in its Sears leases and related

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
leasehold improvements, store fixtures, furniture, signage and inventory (“Sears Assets”). In addition, Vendor I has an option to acquire the Sears Assets at fair market value 90 days after the occurrence of an uncured event of default with respect to its note. Fair market value is to be the cash price in United States Dollars that an unrelated party would pay for the Sears Assets in light of all relevant factors, as applicable, including, without limitation, earnings, cash flow, return on investment, the terms of any relevant contracts, and the current market value of such assets, in an arm’s length transaction in which neither party is compelled to buy or sell as negotiated by the Vendor and the Company. If the Vendor and the Company cannot agree on the fair market value, then the parties will select a mutually agreeable accounting firm, investment banking firm or other firm with significant experience in the valuation of retail businesses and retail equipment and property to determine the fair market value. Notwithstanding the foregoing, in no event shall the fair market value be more than 80% or less than 60% of the aggregate gross sales net of returns of the respective Sears stores. For the twelve months ended January 31, 2003, the aggregate gross sales, net of returns, of the 65 Sears Optical stores operated by the Company were $16,588,000.
      The Company is a national provider of managed vision care through a subsidiary of Vendor I. Approximately 37% of our revenue was generated from sales to members of Vendor I’s vision care benefit plans. The Company’s vision care contract was extended through December 31, 2003 in connection with the $4 million subordinated note transaction described above.
      The Company has long-term supply agreements with Vendor II and Vendor III above. The supply agreements require the Company to purchase certain amounts of its frame and lens purchases from these suppliers at market rates and expire on the same date that the subordinated notes are due. The supply agreements and subordinated notes also provide for the automatic extension of the due date on the subordinated notes to match the term of any extension of the supply agreement. The subordinated note and supply agreement with Vendor III was entered into prior to January 31, 2003; however, the Company did not receive the cash advance from the vendor until February 2003.
      The senior term loan and the revolving credit agreement contains various financial covenants including maintaining a specified net worth level, current ratio, and a leverage ratio. As of January 31, 2003, the Company was in compliance with these ratios. The senior term loan and the revolving credit agreement restricts the declaration and payment of dividends or any distributions to any shareholder and limits the total capital expenditures to $7,000,000 in any fiscal year. The senior term loan and the revolving credit agreement contains a subjective acceleration provision whereby the lender can cause either of these facilities to be in default upon a material adverse change in the Company’s business operations. The Company does not believe any such matters exist.
      The carrying amounts of the Company’s debt approximate their fair values based on the nature of these accounts, and the fact that the interest rate embedded in the long-term debt agreements was consistent with current market rates for debt with similar attributes.
      Maturities of long term debt for each of the next five years and thereafter are as follows (in thousands):

Year ended January 31,
2004	$6,224
2005	17,905
2006	3,563
2007	3,829
2008	14,332
Thereafter	2,250

$48,103

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Lease Commitments
      Capital lease obligations are machinery and equipment leases which expire on various dates through 2007. Assets under capital leases at January 31, 2003, were $2,778,000, net of accumulated amortization of $92,000, and are included as a component of property, plant, and equipment in the consolidated balance sheet. Amortization costs for the Successor Period and the Predecessor Period were $92,500 and $223,500, respectively.
      Future minimum payments required under capital leases and noncancelable operating leases with lease terms in excess of one year as of January 31, 2003, are as follows (in thousands):

	Capital	Operating
	Leases	Leases

Year ended January 31,
2004	$1,109	$608
2005	789	343
2006	340	161
2007	202	42
2008	11	69

Total lease payments	2,451	$1,223

Less amount representing interest	294

Present value of minimum capitalized lease payments	2,157
Less current portion	995

Long-term portion	$1,162

      At January 31, 2003, the Company operated 21 of its retail stores under operating leases with varying terms. The leases expire at various dates from fiscal 2003 to fiscal 2006, and many have renewal options for up to five additional years. The leases provide for minimum lease payments and, in many cases, require payment of additional rents if sales exceed stipulated levels. These additional rents are not significant. The leases also require, in most cases, payment of taxes and common area expenses such as maintenance, security, and other expenses.
      The Company also operated 565 licensed optical departments under leases with expiration dates ranging from 60 days to 5 years. These leases provide for monthly lease payments calculated as a percentage of sales. Rent expense from continuing operations under these leases was $2,996,000 and $11,694,000 for the Successor Period and the Predecessor Period, respectively. Approximately 69% of these leases are with one large national retailer. The Company’s master lease provides that only a limited number of the Company’s optical centers with this retailer may be closed in any calendar year without cause.
      The Company also operates other facilities under operating leases. Rent expense for all operating leases, including those on its retail stores and licensed optical departments described above, was $3,084,000 and $12,045,000 for the Successor Period and the Predecessor Period, respectively.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes
      Deferred income tax liabilities and assets result from differences in the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Significant components of the Company’s deferred income taxes are as follows (in thousands):

January 31,
2003

Deferred tax assets:
Net operating loss carryover	$5,200
Inventory costs	1,013
Alternative Minimum Tax Credit Carryover	261
Other	2,668

Total deferred tax assets	9,142
Valuation allowance	(4,418)

Net deferred tax assets	4,724
Deferred tax liability:
Depreciation	4,463

Net deferred tax asset	$261

      Management has recorded a valuation allowance against the net deferred tax asset (except for the Alternative Minimum Tax Credit Carryover which has an indefinite life), as management believes that it is more likely than not that the benefit from the operating losses will not be realized.
      As of January 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $28,200,000, which will begin to expire in the year 2006. Approximately $4,800,000 of these carryforwards are available to offset future taxable income without limitation and approximately $23,400,000 of these carryforwards (the “Restricted NOLs”) are significantly limited due to ownership changes. Approximately $450,000 of the Restricted NOLs will become available for use each year through the year 2023. Approximately $14,500,000 of the Restricted NOLs are expected to expire unutilized.

8.	Discontinued Operations
      The Company closes nonperforming stores in the ordinary course of business. The decision to close stores is primarily based on the cash flows generated by each store. As such, upon the closing of the store, the Company treats the operating results of that store as a discontinued operation.
      Operating results (exclusive of interest expense) from discontinued operations for the Successor Period and the Predecessor Period are as follows (in thousands):

	Successor	Predecessor
	Period	Period

Net sales	$2,620	$11,026
Cost of sales	888	3,488

Gross profit	1,732	7,538
Operating expenses:
Selling, general, and administrative expenses	2,135	8,748

Loss from discontinued operations	$(403)	$(1,210)

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Commitments and Contingencies
      The Company is subject to various pending and threatened litigation from time to time in the ordinary course of our business. Although all litigation involves some degree of uncertainty, in the opinion of management, liabilities, if any, arising from such litigation or threat thereof are not expected to have a material adverse effect on the Company.

10.	Segment Information
      The Company operates exclusively in the business of marketing, distribution, and production of optical products through retail optical stores. On January 31, 2003, the Company operated in 47 states and in Canada. Approximately 70% of the Company’s sales were in licensed departments of one retailer for the Successor Period and for the Predecessor Period. Sales in licensed departments of another retailer were approximately 13% for the Successor Period and for the Predecessor Period. A termination of either of these licenses could cause a significant loss of sales, which would affect operating results adversely.
      The Company’s sales to customers, operating income and net property, plant, and equipment are summarized below by geographical areas. Sales to customers before discontinued operations are attributed to the geographical areas based on the point of sale.

	United States	Canada	Consolidated

	(In thousands)
As of January 31, 2003 and for the Successor Period
Sales to customers	$25,295	$1,041	$26,336
Operating loss	(342)	(124)	(466)
Property, plant, and equipment, net	33,651	2,802	36,453
Predecessor Period
Sales to customers	$88,656	$3,379	$92,035
Operating loss	(658)	(551)	(1,209)

11.	Employee Benefit Plan
      The Company has an employee savings plan (the “plan”) pursuant to Section 401(k) of the Internal Revenue Code. All employees who have been credited with at least 250 hours of service within three consecutive months are eligible to participate in the plan. Employees may elect to contribute to the plan through payroll deductions in an amount not to exceed the amount permitted under the Internal Revenue Code. The Company has the discretion to make matching contributions on behalf of the participants. Employees are fully vested in their contributions. Company contributions vest at a rate of 20% on each participant’s anniversary date in the plan provided that the participant has completed 1,000 hours of service with the Company as of such date. The Company contributed $57,800 and $174,200 for the Successor Period and Predecessor Period, respectively.

12.	Certain Relationships and Related Party Transactions
      The Company leased until June 2004 retail office and administrative space from a limited partnership in which Gayle E. Schmidt and William A. Schwartz, Jr., each of whom is an executive officer of the Company, were 10% limited partners. Mr. Schwartz was also general partner of the partnership. The Company made payments to the partnership of $38,500 and $115,500 for the Successor Period and the Predecessor Period, respectively. Management believes that the lease terms were comparable to those that could have been obtained pursuant to an arm’s length transaction with unaffiliated partners.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s Revolving Line of Credit and Senior Term Loan (Note 5) are with Commerce Bank, N.A. Commerce National Insurance Services, Inc., a subsidiary of Commerce Bank, provides insurance brokerage services to the Company, for which it receives customary fees. George E. Norcross III was the majority shareholder of the Company until May 30, 2003 and is the Chairman and Chief Executive Officer of Commerce National Insurance Services, Inc. Both Mr. Norcross and Mr. Schwartz are members of the Board of Directors of Commerce Bank.
      During the Successor Period, the Company paid approximately $60,000 in professional fees to Parker McCay & Criscuolo P.A. Philip A. Norcross is the managing stockholder and chief executive officer of this law firm and was a shareholder in the Company until May 30, 2003.

13.	Stock Options and Warrants
      Immediately preceding the acquisition, the Company granted fully vested warrants to purchase 390,147 shares of common stock at an exercise price of $0.001 per share and awarded certain officers 780,294 shares of common stock in the recapitalized Company. The warrant expires on May 30, 2013. In connection with these transactions, the Company recorded compensation expense of $343,600 in the Predecessor Period. The warrant and stock grants and significant terms were approved by the Board of Directors. The 390,147 shares of common stock issuable upon exercise of the warrants have been reserved for future issuance.

14.	Other Charges
      During the Predecessor Period, the Company paid a vendor $1,000,000 to resolve a dispute that arose in connection with the renewal of its vision care agreement related to transaction fees and shared advertising obligations and the Company recognized $343,600 of compensation expense related to the grant of stock and warrants (see Note 13).

15.	Subsequent Events
      On May 30, 2003, Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”) acquired 81% of the common stock of U.S. Vision, Inc. In a simultaneous transaction, the Company issued 3,894,258 shares of common stock for total consideration of approximately $7,983,000. The proceeds from this equity issuance were used to retire certain indebtedness and for working capital requirements of the Company.
      During the period ended January 31, 2004, the Company purchased 673,004 shares for $1,379,568 pursuant to a put/call option that was issued to the former majority shareholder of the Company in connection with Palisade’s acquisition of the Company. These shares were returned to the treasury and are available for issuance. Also, in November 2003, the Company issued 1,951,220 shares of common stock to Palisade for a total consideration of $4,000,000. The proceeds from this equity issuance were used to retire certain indebtedness of the Company.
      On April 2, 2004, Palisade purchased an additional 731,707 shares of the Company’s common stock for $1,500,000.

U.S. VISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the year ended January 31, 2005, the Company issued 1,707,317, 500,000, and 50,000 shares of common stock to Palisade, Pinnacle Advisors Limited, and Marc Cornstein for consideration of $3,500,000, $1,025,000, and $102,500, respectively. The proceeds from these equity issuances were used primarily to pay down the Company’s revolving line of credit.
      On March 21, 2005, WRS Advisors III LLC purchased 244,000 shares of the Company’s common stock for $500,200. The proceeds from this equity issuance will be used for working capital requirements.
      On April 8, 2005, it was announced that Refac had entered into acquisition discussions with the Company and Opticare Health Systems, Inc. (“Opticare”). Refac, U.S. Vision, and Opticare are all controlled by Palisade with Palisade beneficially owning more than 80% of the outstanding common stock (on a fully diluted basis) of all these entities.
      During the period February 1, 2005 through October 31, 2005, the Company closed five nonperforming stores. Accordingly, the Company has reclassified the results of operations for these stores to discontinued operations in the accompanying consolidated statements of operations and notes to consolidated financial statements for all periods presented.

U.S. VISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 31, 2005 (unaudited) and January 31, 2005

	October 31,	January 31,
	2005	2005

	(Amounts in thousands,
	except share and
	per share data)
ASSETS
Current Assets:
Cash	$1,713	$1,613
Accounts receivable	8,294	8,435
Inventory	19,006	17,447
Prepaid expenses and other	441	404

Total current assets	29,454	27,899
Property, plant, and equipment, net	32,026	33,049
Licensed department agreements	11,481	11,481
Other	427	449

Total assets	$73,388	$72,878

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable — trade	$6,428	$5,466
Accrued wages	2,095	1,741
Accrued rent	1,111	1,283
Other accrued expenses	4,051	4,326
Customer deposits	4,260	2,944
Current portion of senior term loan	3,927	4,225
Current portion of other long-term debt and capital leases	948	1,063

Total current liabilities	22,820	21,048
Senior term loan	0	2,177
Subordinated vendor debt	10,000	10,000
Other long-term debt and capital leases, less current portion	3,720	3,528
Revolving line of credit	10,047	11,433
Shareholders’ Equity:
Common stock, $0.001 par value:
Authorized shares — 20,000,000, issued and outstanding shares — 15,476,733 and 15,232,733 at October 31 and January 31, 2005, respectively	15	15
Additional paid-in capital	29,614	29,114
Accumulated deficit	(2,828)	(4,437)

Total shareholders’ equity	26,801	24,692

Total liabilities and shareholders’ equity	$73,388	$72,878

See accompanying notes to condensed consolidated financial statements.

U.S. VISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For Three and Nine Months Ended October 31, 2005 and 2004 (unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2005	2004	2005	2004

	(Dollars in thousands, except per share amounts)
Net sales	$35,089	$31,552	$107,785	$95,043
Cost of sales	11,064	9,653	33,933	29,604

Gross profit	24,025	21,899	73,852	65,439
Operating expenses:
Selling, general, and administrative expenses	22,530	19,870	66,833	59,602
Depreciation and amortization	1,362	1,280	4,013	3,839

Operating income (loss)	133	749	3,006	1,998
Interest expense, net	429	528	1,264	1,615

Income (loss) before income tax provision and discontinued operations	(296)	221	1,742	383
Income tax provision	22	12	48	33

Income (loss) from continuing operations	(318)	209	1,694	350
Loss from discontinued operations (net of tax)	(61)	(281)	(86)	(779)

Net income (loss)	$(379)	$(72)	$1,608	$(429)

Income (loss) per common share — basic and diluted:
Income (loss) from continuing operations	$(.02)	$.01	$.11	$.03
Loss from discontinued operations	(.00)	(.02)	(.01)	(.06)

Net income (loss) per common share	$(.02)	$(.01)	$.10	$(.03)

Weighted average shares outstanding	15,867	14,097	15,828	13,974

See accompanying notes to condensed consolidated financial statements.

U.S. VISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended October 31, 2005 and 2004 (unaudited)

	Nine Months Ended
	October 31,

	2005	2004

	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$1,608	$(429)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,013	3,839
Changes in operating assets and liabilities:
Accounts receivable	141	(67)
Inventory	(1,559)	1,075
Other	(15)	(110)
Accounts payable — trade	962	(1,787)
Customer deposits	1,317	852
Accrued expenses	(92)	2,670

Net cash provided by operating activities	6,375	6,043
Cash flows from investing activities:
Additions to property, plant, and equipment, net	(1,977)	(1,260)

Net cash used in investing activities	(1,977)	(1,260)
Cash flows from financing activities:
Net borrowings (payments) on revolving credit line	(1,386)	(2,387)
Issuance of common stock	500	1,500
Principal payments on long-term debt and capital leases	(737)	(1,055)
Principal payments on sub debt	(200)	(225)
Principal payments on senior term loan	(2,475)	(2,141)

Net cash used in financing activities	(4,298)	(4,308)

Net increase (decrease) in cash	100	475
Cash at beginning of period	1,613	678

Cash at end of period	$1,713	$1,153

See accompanying notes to condensed consolidated financial statements.

U.S. VISION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended October 31, 2005 and 2004 (unaudited)

1.	Basis of Financial Statement Presentation
      The accompanying unaudited consolidated condensed financial statements of U.S. Vision, Inc. (collectively, “USV” or the “Company”) have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for the presentation of financial position, results of operations, and cash flows required by generally accepted accounting principles for complete financial statements. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations, and cash flows for the interim periods presented. The financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended January 31, 2005. The Company’s results of operations are seasonal in nature; accordingly, results of operations for the nine months ended October 31, 2005 are not necessarily indicative of the results to be expected for the full year.

2.	Significant Accounting Policies and Use of Estimates
      The Company’s significant accounting policies are set forth in Note 2 of the Notes to Consolidated Financial Statements for the fiscal year ended January 31, 2005.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

3.	Stock-Based Compensation
      The Company follows Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options and warrants. Under APB 25, if the exercise price of stock options granted equals or exceeds the market price of the underlying common stock on the date of grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”) requires pro forma information regarding net income (loss) and earnings per share as if the Company had accounted for its employee stock awards under the fair value method of SFAS No. 123. Had compensation costs for the Company’s awards been determined based on the fair value at the grant date for awards under these plans been consistent with the methods provided by SFAS No. 123, the impact on the Company’s results of operations for the three and nine month periods ended October 31, 2005 and October 31, 2004 would have been as follows (in thousands):

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2005	2004	2005	2004

Net income (loss) as reported	$(379)	$(72)	$1,608	$(429)
Pro forma compensation expense	(61)	(11)	(183)	(33)

Pro forma net income (loss)	$(440)	$(83)	$1,425	$(462)

Basic and diluted loss per share as reported	$(0.02)	$(0.01)	$0.10	$(0.03)
Pro forma compensation cost per share	(0.00)	(0.00)	(0.01)	(0.00)

Pro forma net loss per share	$(0.02)	$(0.01)	$0.09	$(0.03)

      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)), which replaces SFAS No. 123 and supersedes APB Opinion No. 25.

U.S. VISION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after December 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The Company is required to adopt SFAS No. 123(R) in the first quarter of the fiscal year ended January 31, 2007. Under SFAS No. 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The permitted transition methods include either retrospective or prospective adoption. Under the retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective methods requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retrospective method would record compensation expense for all unvested stock options beginning with the first period presented. The Company is currently evaluating the requirements of SFAS No. 123(R) and its impact on the Company’s consolidated financial position and consolidated results of operations. The Company has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures.

4.	Income Taxes
      As of January 31, 2005, the Company had federal and state net operating loss carry forwards of approximately $38.1 million, which will begin to expire in the year 2006. Approximately $7.8 million of these carry forwards are available to offset future taxable income without limitation and approximately $30.3 million of these carry forwards (the “Restricted NOLs”) are significantly limited in this obligation due to ownership changes. Approximately $732,000 of the Restricted NOLs will become available for use each year through the year 2023. Approximately $17.6 million of the Restricted NOLs are expected to expire unutilized. A valuation allowance has been established to fully reserve the future benefit of all the net operating loss carryforwards.
      The difference between the Company’s effective tax rate and the taxes computed at the federal statutory tax rate is due to the utilization of net operating loss carryforwards.

5.	Discontinued Operations
      The Company closes nonperforming stores in the ordinary course of business. The decision to close stores is primarily based on the cash flows generated by each respective store. Upon the closing of the store, the Company treats the operating results of that store as a discontinued operation.
      Operating results (exclusive of interest expense) from discontinued operations for the three and nine month periods ended October 31, 2005 and October 31, 2004 are as follows (in thousands):

	Three Months		Nine Months
	Ended October 31,		Ended October 31,

	2005	2004	2005	2004

Net sales	$0	$1,215	$170	$3,971
Cost of sales	0	371	55	1,255

Gross profit	0	844	115	2,716
Operating expenses:
Selling, general, and administrative expenses	61	1,125	201	3,495

Loss from discontinued operations	$(61)	$(281)	$(86)	$(779)

U.S. VISION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	Pending Merger
      On August 23, 2005 we announced that we had signed a definitive merger agreement with Refac (AMEX: REF), an affiliate, pursuant to which we will become a wholly owned subsidiary. Refac is currently controlled by Palisade Concentrated Equity Partnership, L.P., which owns 88% of U.S. Vision, Inc and its wholly owned subsidiaries (collectively, “USV” or the “Company”) common stock. Under the terms of the merger agreement, each USV stockholder will receive 0.4141 shares of Refac common stock for each share of USV common stock. USV stockholders have unanimously approved the merger, which will occur pending the approval of the holders of at least 55% of the outstanding shares of Refac common stock. After consummation, Palisade is expected to remain the controlling stockholder of Refac, with approximately 87% of the outstanding common stock. Refac expects that the merger will close in the first or second calendar quarter of 2006.

Annex A
AGREEMENT AND PLAN OF MERGER
Dated as of August 22, 2005,
By and Among
REFAC,
OptiCare Merger Sub, Inc.,
and
OptiCare Health Systems, Inc.

A-i

A-ii

A-iii

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 22, 2005, by and among REFAC, a Delaware corporation (“Parent”), OptiCare Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), OptiCare Health Systems, Inc. a Delaware corporation (the “Company”), solely with respect to Sections 6.06 and 6.07, Dr. Dean Yimoyines, whose principal address is 9 Bristol Road, Middlebury, Connecticut 06762 (“Dr. Yimoyines”), solely with respect to Section 6.06, Linda Yimoyines, whose address is 9 Bristol Road, Middlebury, Connecticut 06762 (“L. Yimoyines”), and, solely with respect to Sections 6.01(a),(d), (e) and (g), 6.02(c), 6.04, 6.06 and 7.03(a)(ii), Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”).
      WHEREAS, the respective boards of directors of Parent and the Company have, consistent with the recommendation of the respective special committees of such boards of directors, (i) determined that the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), is advisable and fair to and in the best interests of Parent and the Company, respectively, and the respective stockholders of Parent and the Company, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended approval of this Agreement and the Merger by the respective stockholders of Parent and the Company;
      WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the Merger on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by the Company shall be converted into the right to receive the Merger Consideration (as defined below);
      WHEREAS, Parent, as the sole stockholder of Merger Sub, is concurrently with the execution of this Agreement approving this Agreement; and
      WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
      Section 1.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity after the Merger (the “Surviving Entity”).
      Section 1.02     Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, as soon as possible after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions which can only be satisfied at the Closing) or such time and date as agreed by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
      Section 1.03     Effective Time. Prior to the Closing Parent shall prepare, and on the Closing Date the Surviving Entity shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      Section 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL.
      Section 1.05     Certificate of Incorporation and By-laws.
      (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity (except that the name of the Surviving Entity shall be “OptiCare Health Systems, Inc.”) until thereafter changed or amended as provided therein or by the DGCL or applicable Law.
      (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity (except that the name of the Surviving Entity shall be “OptiCare Health Systems, Inc.”) until thereafter changed or amended as provided therein or by applicable Law.
      Section 1.06     Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.07     Officers. The officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
      Section 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
      (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Entity.
      (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (or any of its direct or indirect wholly-owned subsidiaries) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor.
      (c) Conversion of Common Stock.

(1) Subject to Section 2.01(b), (w) each share of Company Common Stock issued upon conversion of the Series B Preferred Stock (as defined in Section 3.03) as a result of the dividends thereon from and after June 30, 2005 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor, (x) each other share of Company Common Stock owned by Dr. Yimoyines and L. Yimoyines which was issued by the Company from and after the date hereof upon conversion of Preferred Stock (as defined in Section 3.03) pursuant to Section 6.06 shall be converted into the right to receive 0.0403 shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), (y) each share of Company Common Stock owned by Palisade immediately prior to the Effective Time shall be converted into the right to receive 0.04029244 shares of Parent Common Stock, and (z) each other share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.0472 shares of Parent Common Stock ((w), (x), (y) and (z) the “Exchange Ratios”).

(2) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratios shall be correspondingly adjusted.

      (d) Options and Warrants. As of the Effective Time, each outstanding option, warrant or other right to acquire shares of Company Common Stock then outstanding (each, a “Company Stock Option”), whether or not then exercisable, shall be assumed by Parent and converted into an option, warrant or other right to purchase shares of Parent Common Stock in accordance with this Section 2.01(d). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such Company Stock Option was issued immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable subject to such Company Stock Option immediately prior to the Effective Time multiplied by 0.0472, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for each share of Parent Common Stock subject to each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by 0.0472, rounded to the nearest whole cent. The Company shall use its reasonable best efforts to obtain all consents necessary to allow for the conversion of the Company Stock Options as provided in this Section 2.01(d), which consents are set forth in Section 2.01(d) of the Company Disclosure Letter.
      To the extent any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.
      No later than 30 days following the filing of its first Annual Report on Form 10-K after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such options assumed by Parent in accordance with this Section 2.01 (d) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options awards remain outstanding.
      Section 2.02     Exchange of Certificates.
      (a) Exchange Agent. As soon as practicable following the date of this Agreement, Parent shall select a bank or trust company to act as exchange agent (the “Exchange Agent”) for payment of Merger Consideration upon surrender of certificates representing Company Common Stock. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article II through the Exchange Agent (i) certificates representing the Merger Consideration and (ii) cash in an amount sufficient for payment in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(d) (such shares of Parent Common Stock and cash being hereinafter referred to as the “Exchange Fund”).
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock, if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
      (c) No Further Ownership Rights in Common Stock. The Merger Consideration issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time of the Merger there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
      (d) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.

(ii) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled and (B) an amount equal to the average of the closing sale prices for Parent Common Stock on the American Stock Exchange for each of the five consecutive trading days ending with (and including) the trading day which is two days prior to the date of the Effective Time.
      (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Entity will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock which sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Entity for payment of its claim for Merger

Consideration (including any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(d)), without any interest thereon.
      (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the relevant Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of all claims or interest of any person previously entitled thereto.
      Section 2.03     Federal Income Tax Treatment. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as expressly set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:
      Section 3.01     Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent true and complete copies of the certificate of incorporation of the Company, as amended (as so amended, the “Company Charter”), and the by-laws of the Company, as amended (as so amended, the “Company By-laws”). The Company is not in violation of any of the provision of the Company Charter or the Company By-laws.
      Section 3.02     The Company Subsidiaries; Equity Interests.
      (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, except for such Liens set forth on Section 3.02 of the Company Disclosure Letter;
      (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any person.
      Section 3.03     Capital Structure
      (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 550,000 are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 3,500,000 are designated as Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock (the “Series B Preferred Stock”), 406,158 are designated as Series C Preferred Stock (the “Series C Preferred Stock”) and 280,618 are designated as Series D Preferred Stock (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”). As of the

date hereof, there are 30,664,991 shares of Company Common Stock issued and outstanding. No shares of Company Common Stock are held by the Company in its treasury. As of the date hereof, (i) 9,019,443 shares of Company Common Stock are subject to outstanding Company Stock Options, (ii) no shares of Series A Preferred Stock are issued or outstanding, (iii) 3,204,959.8 shares of Series B Preferred Stock with accumulated dividends convertible into 48,086,684 shares of Company Common Stock are issued and outstanding, (iv) 406,158 shares of Series C Preferred Stock convertible into 20,307,900 shares of Company Common stock are issued and outstanding and (v) 280,618 shares of Series D Preferred Stock convertible into 11,224,720 shares of Company Common Stock are issued and outstanding. Section 3.03(a) of the Company Disclosure Letter sets forth (1) the names, addresses of all of the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as of the date hereof (the “Preferred Stockholders”) and the number of shares of Preferred Stock held thereby and (2) the outstanding Company Stock Options, including their holders, number of underlying shares, vesting schedule, term and exercise price. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.
      (b) All outstanding shares of Company Common Stock and Preferred Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Certificates of Designations of Preferred Stock, the Company By-laws or any Contract to which the Company is a party or otherwise bound.
      (c) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock and Preferred Stock may vote (“Voting Company Debt”).
      (d) Except as set forth above, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 3.05 below), arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock or Preferred Stock.
      (e) There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
      Section 3.04     Authority; Execution and Delivery; Enforceability
      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      (b) Each of the special committee of the board of directors of the Company (the “Company Board”) formed in connection with the Merger and the other transactions contemplated hereby (the “Company Special Committee”) and the Company Board, at meetings duly called and separately held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders and (iii) recommending that the Company’s stockholders adopt this Agreement. No state takeover statute or similar statute or regulation, including Section 203 of the DGCL, is applicable to or purports to be applicable to the Merger or any other transactions contemplated hereby.
      (c) The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the approval of this Agreement, at a stockholders meeting or by written consent, by a majority of the outstanding shares of Company Common Stock and Preferred Stock entitled to vote thereon, voting together as a single class (the “Company Stockholder Approval”).
      Section 3.05     No Conflicts; Consents.
      (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) any contract, management agreement, development agreement, consulting agreement, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets.
      (b) No consent, approval, license, order or authorization (“Consent”) of, or registration, declaration or filing with, or Permit (as defined in Section 3.10 below) from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Joint Proxy Statement (as defined in Section 6.01 below) and such other reports under, or other applicable requirements of, the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
      Section 3.06     Company SEC Documents; Undisclosed Liabilities.
      (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 pursuant to Sections 13(a) and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, the “Company SEC Documents”). As of its respective date, or if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements of the Company and the Company Subsidiaries as of December 31, 2004 and for the year then ended (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) in all material respects applied on a consistent basis during the periods involved and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of clauses (ii) and (iii), to normal year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and the absence of footnotes in the case of unaudited interim financial statements). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
      (c) The Company has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. To the Company’s knowledge, there are no (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Company’s knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer would not be able to timely give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers.
      (d) Except as and to the extent disclosed or reserved against on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2004, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, except for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
      (e) None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act.
      Section 3.07     Absence of Certain Changes or Events. Since December 31, 2004, the Company has conducted its business in all material respects only in the ordinary course consistent with past practice, and since such date there has not been any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
      Section 3.08     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders or the Company’s stockholders or at the time of the Parent Stockholders Meeting or the effectiveness of the Company Action by Written Consent (as such terms are defined in Section 6.01 below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or any Parent Subsidiary and/or by the Parent’s auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or Joint Proxy Statement.

      Section 3.09     Litigation. There is no suit, claim, action, investigation or proceeding (“Claim”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any Judgment outstanding against the Company or any Company Subsidiary.
      Section 3.10     Compliance With Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law. The Company and the Company Subsidiaries have in effect all permits, findings of suitability, licenses, variances, certificates of occupancy, exemptions, authorizations, operating certificates, franchises, entitlements, consents, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets (including the Real Property, as defined in Section 3.16(a)(iv) below) and to carry on their businesses as now conducted or proposed to be conducted. Neither the Company nor any Company Subsidiary is in conflict with or in default (or would be in default with the giving of notice, the passage of time or both) with, or in violation of, any Permit except to the extent that, individually or in the aggregate, such conflict or default has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no event which caused or, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.
      Section 3.11     Environmental.
      (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety, including, without limitation, Laws relating to Releases (as defined in Section 3.11(a)(iii) below) or threatened Releases of Hazardous Substances (as defined in Section 3.11(a)(ii) below) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(ii) “Hazardous Substances” shall mean (1) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas; (2) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (3) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Laws.

(iii) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

      (b) The Company and the Company Subsidiaries have obtained all material permits, licenses and other authorizations which are required under the Environmental Laws (“Environmental Permits”) for the operation of their businesses and the ownership, use and operation of the Real Property, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any Environmental Permit and the Company and the Company Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits.
      (c) The Company and the Company Subsidiaries have been, and are, in material compliance with all applicable Environmental Laws.
      (d) Neither the Company nor any Company Subsidiary has received written notice of any existing or pending material civil, criminal or administrative Claim, hearing, notice of violation or demand letter (collectively, “Allegations”), or, to the knowledge of the Company, threatened Allegations, relating to the Company or any Company Subsidiary, the Real Property or any other property or facility previously owned, operated or leased by the Company or any Company Subsidiary, relating in any way to the Environmental Laws. None of the Company and the Company Subsidiaries are subject to any material administrative or judicial Judgment or any other enforceable or voluntary agreement with a Governmental Entity relating in any way to the Environmental Laws.
      (e) The Company and the Company Subsidiaries have not, and, to the knowledge of the Company, no other person has, Released, discharged, or otherwise disposed of any Hazardous Substances on, beneath or adjacent to the Real Property or any property formerly owned, operated or leased by the Company or any of the Company Subsidiaries, except for Releases of Hazardous Substances that are not likely to result in a material Claim against the Company or any of the Company Subsidiaries.
      Section 3.12     Intellectual Property.
      (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Company Intellectual Property” means all Intellectual Property owned, singly or jointly, by the Company or any of the Company Subsidiaries;

(ii) “Intellectual Property” means all copyrights, copyright registrations and applications, patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, trade secrets, financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, Software (as defined in Section 3.12(a)(iii) below), and similar property anywhere in the world, together with the rights to sue for past infringement thereof; and

(iii) “Software” means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.
      (b) Section 3.12(b)(i) of the Company Disclosure Letter sets forth a complete list of all United States, foreign, international and state: (i) patents and patent applications; (ii) trademark or trade name registrations and applications and material unregistered trademarks; (iii) domain names; and (iv) copyright registrations and applications and material unregistered copyrights, that are Company Intellectual Property. Section 3.12(b)(ii) of the Company Disclosure Letter sets forth a complete list of all material Intellectual Property agreements (other than standard off-the-shelf licenses for commercially available Software).
      (c) The Intellectual Property set forth on Sections 3.12(b)(i) and 3.12(b)(ii) of the Company Disclosure Letter are sufficient for the continued conduct of the Company after the Effective Time in the same manner as the Company was conducted prior to such time. The Company or a Company Subsidiary owns or has the valid and enforceable right to use all Intellectual Property, free and clear of all Liens.
      (d) There is no pending or, to the knowledge of the Company, threatened Claim against the Company or any Company Subsidiary (i) with respect to any Intellectual Property owned or used by Company or any Company Subsidiary, (ii) alleging that the Company Intellectual Property infringes the rights of any person or (iii) challenging the Company’s or any Company Subsidiary’s ownership or use of, or the validity, enforceability or registrability of any Intellectual Property, and, to the knowledge of the Company, there is no reasonable basis for a Claim regarding any of the foregoing. Neither Company nor any Company Subsidiary has brought or threatened a Claim against any person (x) alleging infringement of Intellectual Property rights owned or used by the Company or any Company Subsidiary or (y) challenging any person’s ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property, and, to the knowledge of the Company, there is no reasonable basis for a Claim regarding any of the foregoing.
      Section 3.13     Employee Benefit Plans.
      (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment , termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of the Company Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”).
      (b) Each Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) with respect to such qualification, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
      (c) Neither the Company nor any ERISA Affiliate maintains or has ever maintained a Plan that is subject to Title IV of ERISA. Neither the Company or any of the Company Subsidiaries nor an ERISA Affiliate has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time.
      (d) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendments thereto; (ii) any related trust or other funding vehicle; (iii) the most recent IRS determination letter for such Plans as well as the application materials submitted to the IRS; (iv) the most recent summary plan description and related summaries of material modifications for each Plan that is governed by ERISA; (v) for the three most recent plan years, all annual reports (5500 Series) for each Plan that have been filed with any governmental agency and (vi) all other material documents relating to any Plan as may reasonably be requested by Parent.
      (e) Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any Plan. The Company or any Company Subsidiary may amend or terminate any such Plan at any time without incurring any liability thereunder.
      (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, (iii) cause the Company or any Company Subsidiary to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (iv) result in any payments under, any of the Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

      (g) None of the Company, any of the Company Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Company’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of the Company Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.
      (h) Each of the Plans has been operated and administered in all material respects in accordance with the terms of each Plan, applicable Laws, including but not limited to ERISA and the Code.
      (i) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company or any of the Company Subsidiaries.
      (j) The purchase of shares of Company Common Stock under the Company’s Employee Stock Purchase Plan is suspended, and no such shares were purchased by any employee of the Company since January 1, 2002.
      (k) There are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).
      Section 3.14     Labor Matters. Since January 1, 2001, neither the Company nor any Company Subsidiary has experienced any labor strikes or, to the knowledge of the Company, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements, and, to the knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material Liability (as defined in Section 9.04(a) below) to the Company.
      Section 3.15     Material Agreements.
      (a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, including any license for Software, that provides for either (A) annual payments by or to the Company or any Company Subsidiary of $100,000 or more or (B) aggregate payments by or to the Company or any Company Subsidiary of $500,000 or more;

(iii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which the Company or any Company Subsidiary serves as a general partner or otherwise has unlimited liability or any other material similar agreement or arrangement;

(iv) any agreement relating to the acquisition or disposition of any business of the Company, any Company Subsidiary or any other person (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement or arrangement relating thereto;

(vi) any lease of real property;

(vii) any license, franchise or similar agreement material to the Company or any Company Subsidiary, taken as a whole;

(viii) any material marketing or other similar agreement and any agreement under which the Company or any Company Subsidiary has granted any exclusive marketing or other right to any person;

(ix) any agreement that restricts or prohibits the Company or any Company Subsidiary from competing with any person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit the Company or any Company Subsidiary after the Effective Time;

(x) any agreements to which the Company or any Company Subsidiary is a party or otherwise bound which contain provisions (a) granting to any person rights in Intellectual Property used by the Company or any Company Subsidiary; (b) granting to the Company or any Company Subsidiary any rights in Intellectual Property owned or controlled by any person; (c) restricting the Company’s or any Company Subsidiary’s use of Intellectual Property that is used by the Company or any Company Subsidiary; or (d) transferring ownership of Intellectual Property rights to the Company or any Company Subsidiary;

(xi) any material agreement containing a “change in control” or similar provisions relating to a change in control of the Company or any Company Subsidiary;

(xii) any powers of attorney other than those entered into in the ordinary course of business;

(xiii) any agreements material to the Company or any Company Subsidiary taken as a whole pursuant to which the Company or Company Subsidiary is obligated to indemnify any other person;

(xiv) any agreement with any Governmental Entity;

(xv) any agreement with any current or former officer, director, stockholder, employee, consultant, agent or other representative of the Company or any Company Subsidiary (or with a person in which any of the foregoing is a controlling person);

(xvi) any agreement having a duration of six months or more and not terminable without penalty upon 60 days or less prior notice by the Company or any Company Subsidiary that are a party thereto; or

(xvii) any agency, broker, exclusive dealing, distributor, dealer, manufacturer, representative, reseller, agency and sales promotion agreements involving payments in excess of $50,000 or any other agreement that compensates any person, other than employees or consultants of the Company or any Company Subsidiary, based on any sales by the Company or any Company Subsidiary.
      Such contracts, agreements and instruments, each as amended or modified (including all waivers with respect thereto), are referred to herein as the “Material Agreements.”
      (b) The Company has heretofore furnished or made available to Parent complete and correct copies of the Material Agreements. (i) Each of the Material Agreements is in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity); (ii) neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination of or, to the knowledge of the Company, any expression or indication of an intention or desire to cancel or terminate any of the Material Agreements; (iii) no Material Agreement is the subject of or, to the knowledge of the Company, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; (iv) with respect to any Material Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Agreement is exercised, neither the Company nor any Company Subsidiary has received any written notice, or otherwise has any knowledge, that any such Material Agreement will not be so renewed or that any such extension option will not be exercised; and (v) there exists no material event of default or occurrence, condition or act on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, on the part of the other parties to the Material Agreements, which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Material Agreements.
      Section 3.16     Properties. (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Lease” means the lease, sublease, license or other agreement relating to the use and/or occupancy of any of the Leased Premises.

(ii) “Leased Premises” means all the real property that is leased or operated by the Company and the Company Subsidiaries and used or held for use by the Company or any Company Subsidiary in the operation or conduct of their business.

(iii) “Owned Real Property” means all the real property that is owned and used or held for use by the Company and the Company Subsidiaries in the operation or conduct of their business.

(iv) “Real Property” means, collectively, the Leased Premises under the Leases and the Owned Real Property.
      (b) Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the Leased Premises and the Leases, the lessor and lessee (or sublessor and sublessee, or licensor or licensee, as the case may be) and any guarantor under each Lease and the current use (or uses) of such Leased Premises. Prior to the date hereof, Parent has been provided with a true, correct and complete copy of each Lease and all amendments thereto. The Company and the Company Subsidiaries have good, valid and binding license, leasehold or equivalent interest in all Leased Premises, free and clear of any Liens except for Permitted Liens. Each Lease is the legal, valid and binding obligation of the Company or the Company Subsidiaries thereunder and is enforceable and is in full force and effect. No event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute such a breach or default by the Company or any Company Subsidiary, or the lessor or sublessor or licensor or licensee, or which would permit the termination, modification or acceleration of performance of the obligations of the Company or any of the Company Subsidiaries, or the lessor or sublessor or licensor or licensee, under any Lease.
      (c) Section 3.16(c) of the Company Disclosure Letter contains a true, correct and complete list of the Owned Real Property, including the entity which owns such Owned Real Property and the current use (or uses) of such Owned Real Property. Prior to the date hereof, Parent has been provided with a true, correct and complete copy of all deeds, mortgages, surveys, title insurance policies (including any underlying documents relating to Liens), if any, or equivalent documentation with respect to the Owned Real Property and other material documents relating to or affecting the title to the Owned Real Property. The Company or one of the Company Subsidiaries has good, valid and marketable title in fee simple to each of the Owned Real Property and to all buildings, structures and other improvements thereon and all fixtures thereto, in each case, free and clear of any Liens except for Permitted Liens. Neither the Company nor any of the Company Subsidiaries has granted to any person any right to use or occupy any of the applicable Owned Real Property, other than rights or grants which appear of record.
      (d) No options or rights of first offer or rights of first refusal or similar rights or options have been granted by the Company or any Company Subsidiary to any person to purchase, lease, license or otherwise acquire any interest in any of the Real Property. Neither the Company nor any of its Subsidiaries has mortgaged, hypothecated, pledged or otherwise encumbered any of the Real Property or their interest in any Real Property.
      (e) All the plants, structure and equipment of the Company and the Company Subsidiaries that are material to the operations of their business are in good operating condition and repair.
      Section 3.17     Tax Matters.
      (a) Each of the Company and the Company Subsidiaries has filed or will file or cause to be filed all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date.

All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.
      (b) Each of the Company and the Company Subsidiaries has paid or accrued adequate reserves for all material Taxes due with respect to any period ending prior to or as of the Closing Date.
      (c) There are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made.
      (d) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns filed by or on behalf of the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has been informed in writing by any taxing authority that the jurisdiction or agency believes that the Company or any of the Company Subsidiaries was required to file any Tax Return that was not filed.
      (e) There are no outstanding requests, Contracts, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Company Subsidiaries.
      (f) Neither the Company nor any of the Company Subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement.
      (g) Neither the Company nor any of the Company Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision or comparable provision of other Law) by reason of any change in accounting method. Neither the Company nor any of its Subsidiaries has an application pending as to any such change in accounting method and no Tax authority has proposed such a change in accounting method.
      (h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Laws has been entered into by or with respect to the Company or the Company Subsidiaries.
      (i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
      Section 3.18     Products Liability.
      (a) (i) Neither the Company nor any Company Subsidiary has received any written notice (of violation or otherwise), Claim or hearing of a civil, criminal or administrative nature by or before any Governmental Entity against or involving the Company or any Company Subsidiary (past or present) or concerning any product or service relating to the businesses of the Company and the Company Subsidiaries (past or present) which is pending or, to the knowledge of the Company, threatened, relating to or resulting from: (x) an alleged defect in design, manufacture, materials or workmanship of any product manufactured, designed, distributed or sold by, or on behalf of, the Company or any Company Subsidiary (past or present); (y) any alleged failure to warn; or (z) from any alleged breach of express or implied warranties or representations (nor is there any valid basis for any such notice (of violation or otherwise), Claim or hearing); (ii) there has not been any Occurrence (as defined below); (iii) there has not been any product recall, rework, retrofit or post-sale warning (collectively, “Recalls”) by the Company or any Company Subsidiary (past or present) concerning any products relating to the businesses of the Company and the Company Subsidiaries (past or present) which are manufactured, designed, distributed or sold by the businesses of the Company and the Company Subsidiaries (past or present) (nor is there, or has there been, any investigation or consideration or decision made by any person concerning whether to undertake or not to undertake any Recalls); and (iv) there are no defects in design, manufacturing, materials or workmanship (including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product relating to the businesses of the Company and the Company Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
      For purposes of this Section 3.18, the term “Occurrence” shall mean any accident, happening or event which is caused, or allegedly caused by, any alleged hazard or alleged defect in manufacture, design, materials or workmanship (including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to), or otherwise involves a product (including any parts or components) relating to the businesses of the Company and the Company Subsidiaries (past or present) manufactured, designed, distributed or sold by, or on behalf of, the Company and the Company Subsidiaries (past or present) which results, or is alleged to have resulted in, injury or death to any person or damage to or destruction of property or other consequential damages, at any time.
      Section 3.19     Brokers. No broker, investment banker, financial advisor or other person, other than The Woodward Group, Ltd., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and The Woodward Group, Ltd. relating to the Merger and the other transactions contemplated hereby.
      Section 3.20     Opinion of Financial Advisor. The Company Board has received the written opinion of The Woodward Group, Ltd., dated as of August 17, 2005, to the effect that, as of such date and subject to the considerations set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock other than Palisade, Dr. Yimoyines and L. Yimoyines, is fair to such holders from a financial point of view, a copy of which will be promptly delivered to Parent upon receipt by the Company.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT
      Parent hereby represents and warrants to the Company as follows:
      Section 4.01     Organization, Standing and Power. Each of Parent and each of its subsidiaries (the “Parent Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”). Parent is not in violation of any of the provision of the Parent Charter or the Parent By-laws.
      Section 4.02     The Parent Subsidiaries; Equity Interests. (a) All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent free and clear of all Liens.
      (b) Except for its interests in the Parent Subsidiaries, Parent does not own, directly or indirectly, any Equity Interest (as defined in Section 9.04(a) below) in any person.
      Section 4.03     Capital Structure.
      (a) As of the date hereof, the authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (i) 7,051,393 shares of Parent Common Stock are issued and outstanding, (ii) 22,656 shares of Parent Common Stock are held by Parent in its treasury, (iii) 598,500 shares of Parent Common Stock are subject to outstanding stock options, (iv) 5,000 shares are reserved for additional stock options that the Parent is authorized to issue under its 2003 Stock Incentive Plan and (v) no shares of preferred stock are issued or outstanding. Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding.
      (b) All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.
      (c) There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).
      (d) Except as set forth in this Section 4.03 and for the transactions (the “USV Transaction”) contemplated by the Agreement and Plan of Merger (the “USV Merger Agreement”) by and among Parent, U.S. Vision, Inc., a Delaware corporation (“USV”), USV Merger Sub, Inc., a Delaware corporation, and the stockholders of USV substantially in the form attached hereto as Exhibit C, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock.
      (e) There are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent, except in connection with the put option under the Agreement and Plan of Merger, dated August 19, 2002, among Palisade, Palisade Merger Corp. and Parent, as amended.
      (f) As of the date hereof Parent’s only business operations relate to managing its cash, government securities, accounts receivable, notes receivable, contract rights receivable and agreements related to its licensing business and leasehold. In addition, it is positioning itself to manage its investment in the Company contemplated hereby and its investment in USV, and the businesses of such companies.
      Section 4.04     Authority; Execution and Delivery; Enforceability.
      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Parent Stockholder Approval (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the Parent Stockholder Approval (as defined in Section 4.04(c) below). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
      (b) Each of the special committee of the Parent board of directors (the “Parent Board”) formed in connection with the Merger and the other transactions contemplated hereby (the “Parent Special Committee”) and the Parent Board, at meetings duly called and separately held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the increase in the authorized share capital of Parent and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement.
      (c) The increase in the authorized capital stock of Parent and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement require the approval of a majority of the outstanding shares of Parent Common Stock entitled to vote (the “Parent Stockholder Approval”). Parent, as the sole stockholder of Merger Sub, has approved the Merger (which approval has not been rescinded or modified).
      Section 4.05     No Conflicts; Consents.
      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, the Parent By-laws or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets.
      (b) No Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Form S-4 and the Joint Proxy Statement and such other reports under, or other applicable requirements of, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.
      Section 4.06     Parent SEC Documents; Undisclosed Liabilities.
      (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, the “Parent SEC Documents”). As of its respective date, or if amended prior to the date hereof, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) The consolidated financial statements of Parent and the Parent Subsidiaries as of December 31, 2004 and for the year then ended (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of clauses (ii) and (iii), to normal year-end adjustments, none of which, individually or in the aggregate, would be material, and the absence of footnotes in the case of unaudited interim financial statements). The books and records of Parent and the Parent

Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
      (c) To the Parent’s knowledge, based upon Parent’s assets and operations as of the date hereof, there is no reason to believe that its auditors and its chief executive officer and chief financial officer would not be able to timely give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
      (d) Except as and to the extent disclosed or reserved against on the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 2004, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and the Parent Subsidiaries or in the notes thereto, except for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.04(a) below) on Parent.
      Section 4.07     Absence of Certain Changes or Events. Since December 31, 2004, Parent has conducted its business in all material respects only in the ordinary course consistent with past practice except that it has engaged Cole Limited, Inc. as a consultant and entered into an employment agreement with J. David Pierson as part of its positioning itself to manage its investments in the Company as contemplated hereby, USV and their respective businesses. Since December 31, 2004, there has not been any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
      Section 4.08     Form S-4; Joint Proxy Statement. (i) The Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement, at the date it is first mailed to Parent’s stockholders or the Company’s stockholders or at the time of the Parent Stockholders Meeting or effectiveness of the Company Action by Written Consent (as such terms are defined in Section 6.01 below), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except, in the case of clauses (i), (ii) and (iii) above, that no representation is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.
      Section 4.09     Opinion of Financial Advisor. The Parent Board has received the written opinion of Mufson Howe Hunter & Company, LLC dated as of August 8, 2005, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration to be paid by Parent in respect of shares of Company Common Stock is fair, from a financial point of view, to Parent and its stockholders other than Palisade.
      Section 4.10     Litigation. There is no Claim pending or, to the Knowledge of Parent, threatened against Parent, that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
      Section 4.11     Compliance with Applicable Laws. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (a) any Law or Judgment applicable to Parent or any Parent Subsidiary or by which any of their respective properties is bound, or (b) whether after the giving of notice or passage of time or both, any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective properties is bound, except for any such conflicts, defaults or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

      Section 4.12     Ownership of Company Shares. As of the date hereof, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.
ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.01     Covenants Relating to Conduct of Business.
      (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (x) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees and (y) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, lessors, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall not, and shall not permit any of its subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a wholly owned subsidiary to its security holders, (B) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests or (C) purchase, redeem or otherwise acquire any of its shares of capital stock or other Equity Interests, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than, in respect of any of the foregoing clauses (B) or (C), pursuant to the terms of Company Stock Options outstanding as of the date hereof or pursuant to the conversion of Preferred Stock or convertible debt outstanding as of the date hereof;

(ii) except in connection with the conversion of Preferred Stock as provided in Section 6.06, issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of its or any of its subsidiaries’ capital stock, other than, in respect of any of the foregoing, pursuant to the terms of Company Stock Options outstanding as of the date hereof or pursuant to the conversion of Preferred Stock or convertible debt outstanding as of the date hereof;

(iii) amend or otherwise change its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any person or (B) any material assets, except for purchases of inventory in the ordinary course of business consistent with past practice;

(v) (A) grant to any current or former director, officer, independent contractor or employee (each a “Participant”) any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date hereof or in the ordinary course of business consistent with past practice, (B) grant to any

Participant any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any Participant, except in the ordinary course of business consistent with past practice, (D) enter into any change of control, severance or similar agreement with any Participant, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, except in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into, terminate or amend any collective bargaining agreement or benefit plan, except in the ordinary course of business consistent with past practice, (G) amend, waive or otherwise modify any of the terms of any employee option, warrant or stock option plan or (H) take any action to accelerate any rights or benefits or make any material determinations, under any collective bargaining agreement or benefit plan;

(vi) make any change in accounting methods, principles or practices materially affecting its reported consolidated assets, liabilities or results of operations, other than as may have been required by a change in GAAP or any Governmental Entity;

(vii) sell, lease, license, transfer, pledge or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

(viii) (A) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof this or any refinancing thereof not to exceed the amount borrowable thereunder, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in any direct or indirect wholly owned subsidiary), individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

(ix) make or agree to make any new capital expenditure or expenditures other than capital expenditures for emergency repairs necessary to avoid significant disruption to its business consistent with past practices;

(x) make any material Tax election or settle or compromise any material Tax Liability or refund, other than tax elections required by Law;

(xi) except in the ordinary course of business consistent with past practice, (A) cancel any indebtedness owed to it or waive any of its claims or rights of substantial value or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it or any of its subsidiaries is a party;

(xii) enter into any Contract otherwise addressed in this Section 5.01(a) having a duration of more than one year and total payment obligations of in excess of $1,000,000 (other than Contracts terminable within one year or the renewal, on substantially similar terms, of any Contract existing on the date hereof);

(xiii) except in the ordinary course of business consistent with past practice, cancel, terminate or adversely modify or amend any Material Agreement, or waive, release, assign, settle or compromise any material rights or Claims, or any material litigation or arbitration; or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b) Conduct of Business by Parent. Except for the USV Transaction or as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees and (ii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, lessors, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time of the Merger. In addition, and without limiting the generality of the foregoing, or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a wholly owned subsidiary to its security holders, (B) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests or (C) purchase, redeem or otherwise acquire any of its shares of capital stock or other Equity Interests, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than, in respect of any of the foregoing clauses (B) or (C), pursuant to the terms of Company Stock Options outstanding as of the date hereof or pursuant to the conversion of convertible debt outstanding as of the date hereof, and other than, in respect of the foregoing clause (C), pursuant to the terms of the put option under the Agreement and Plan of Merger, dated August 19, 2002, among Palisade, Palisade Merger Corp. and Parent, as amended;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Parent, other than (x) pursuant to the terms of Parent stock options or warrants or the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date hereof, (y) grants of Parent equity awards and Parent stock options pursuant to existing Parent benefits plans or (z) in connection with the USV Transaction;

(iii) amend or otherwise change its certificate of incorporation or by-laws, except to increase the authorized capital stock of Parent;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any person or (B) any material assets, except for purchases of inventory in the ordinary course of business consistent with past practice and except for the USV Transaction;

(v) sell, lease, license, transfer, pledge or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $250,000 or, in the aggregate, in excess of $2,500,000;

(vi) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof this or any refinancing thereof not to exceed the amount borrowable thereunder, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(vii) except in the ordinary course of business consistent with past practice, (A) cancel any indebtedness owed to it or waive any of its claims or rights of substantial value or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it or any of its subsidiaries is a party;

(viii) authorize any of, or commit or agree to take any of, the foregoing actions.
      Section 5.02     Other Actions. Each of the Company and Parent shall not, directly or indirectly, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or (ii) any condition to the Merger set forth in Article VII not being satisfied.
      Section 5.03     Advice of Changes. Each of the Company and Parent shall promptly advise the other in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, the Parent, respectively. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VI.
ADDITIONAL AGREEMENTS
      Section 6.01     Preparation of the Form S-4 and Joint Proxy Statement.
      (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare, together with USV, and Parent shall file with the SEC, a joint proxy statement/ information statement (the “Joint Proxy Statement”) in preliminary form and the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and the Company shall use their reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after such filing and to ensure that it complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Parent and the Company shall also take any other action required to be taken under any applicable federal and state securities laws in connection with the issuance of Parent Common Stock in the Merger and each of the Parent and the Company shall furnish all information concerning itself and its stockholders as may be reasonably requested by the other in connection with the Joint Proxy Statement or any such action. Parent and the Company shall each be solely responsible for any statement, information or omission in the Form S-4 or the Joint Proxy Statement relating to it based upon information provided by it for inclusion therein. Palisade agrees to cause USV to furnish all information concerning USV as may be reasonably requested by Parent or Company in connection with the Joint Proxy Statement or pursuant to this Article VI.
      (b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 or the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Joint Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s or the Company’s stockholders.
      (c) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to the Parent, any Parent Subsidiary, or any change occurs with respect to other information supplied by the Parent for inclusion in the Form S-4 or the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, the Parent shall promptly notify the Company of such event, and the Parent and Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Joint Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s or the Company’s stockholders.

      (d) If, at any time prior to the receipt of the Company Stockholder approval or the Parent Stockholder Approval, to Palisade’s knowledge, any event occurs with respect to USV, or any change occurs with respect to other information supplied by USV for inclusion in the Form S-4 or the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, Palisade shall cause USV to (x) promptly notify the Company of such event and (y) to cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Joint Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s or the Company’s stockholders.
      (e) Palisade agrees that, concurrently with the execution and delivery of this Agreement, it shall, deliver to the Company a duly executed written consent (the “Company Written Consent”) with respect to all shares of the Company owned by it in favor of the Merger and approval of this Agreement. The Company shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement.
      (f) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold an annual meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of, among other things, seeking the Parent Stockholder Approval. Parent shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval.
      (g) Palisade agrees that, by its execution and delivery of this Agreement, it agrees to (i) vote all shares of the Parent owned by it in favor of the Merger when called upon by the Parent to do so; (ii) vote all shares of USV owned by it in favor of the USV Transaction when called upon by USV to do so; and (iii) vote all shares of Parent owned by it in favor of the USV Transaction when called upon by Parent to do so.
      Section 6.02     Access to Information. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause each of its subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.
      (b) Parent shall afford to the Company and its representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records reasonably required by the Company and its representatives in connection with the consummation of the Merger and, during such period, shall, and shall cause each of its subsidiaries to, furnish promptly to Company all such information concerning its business, properties and personnel as Company may reasonably request.
      (c) Palisade shall cause USV to afford to the Company and its representatives reasonable access during normal business hours during the period prior to the Effective Time to all of USV’s properties, books, contracts, commitments, personnel and records reasonably required by the Company and its representatives in connection with the consummation of the Merger and, during such period, shall, and shall cause each of its subsidiaries to, furnish promptly to Company all information concerning its business, properties and personnel as Company may reasonably request.
      Section 6.03     Reasonable Efforts; Notification.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,

(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby.
      (b) Each party shall, subject to applicable Law, (i) promptly notify the other party of any written communication to that party from any Governmental Entity with respect to this Agreement and the Merger and permit the other party to review in advance any proposed written communication to the foregoing, (ii) consult with the other parties in advance with respect to, and give the other party the opportunity to attend and participate at, any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger and (iii) furnish the other party with copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand and any Governmental Entity on the other hand, with respect to this Agreement and the Merger.
      Section 6.04     Public Announcements. Parent, Palisade and the Company shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
      Section 6.05     Tax Free Reorganization Treatment. Neither the Company nor Parent shall, nor shall either of them permit any of their respective subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use all reasonable efforts, and shall cause their respective subsidiaries to use their reasonable efforts, to take or cause to be taken any action that would cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
      Section 6.06     Conversion of Preferred Stock. On or before the Closing Date, each Preferred Stockholder shall convert all of its outstanding shares of Preferred Stock into shares of Company Common Stock in accordance with the terms of such Preferred Stock.
      Section 6.07     Services and Support Agreement. At the Closing, the Company shall cause its wholly-owned subsidiary, OptiCare Eye Health Centers, Inc., and Dr. Yimoyines shall cause Opticare P.C., a Connecticut professional corporation of which he is the sole shareholder, to execute the Amended and Restated Professional Services and Support Agreement substantially in the form agreed to by Refac.
      Section 6.08     Section 16b-3. Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.01 and any other disposition of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent by each individual who (a) is a director or officer of the Company, or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      Section 6.09     American Stock Exchange. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Stock Options and warrants) to be eligible for listing on the American Stock Exchange (or other national market or exchange on which Parent Common Stock is then traded or quoted) prior to the Effective Time.
      Section 6.10     Indemnification.
      (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Entity to honor all the Company’s obligations to indemnify (including any obligations to advance funds or expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company’s certificate of incorporation and by-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger. The certificate of incorporation of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation of the Surviving Entity to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are set forth as of the date hereof in the Company’s certificate of incorporation and by-laws.
      (b) For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the “Maximum Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium, provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least 60 days prior to the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth in Section 6.10 of the Company Disclosure Letter.
      (c) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successor and assigns of Parent or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.10. The obligations of Parent and the Surviving Entity under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).
ARTICLE VII.
CONDITIONS PRECEDENT
      Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval.
      (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to the Merger.
      (c) Consents, Approvals and Authorizations. All material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby shall have been obtained or made.

      (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.
      (e) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or that would otherwise cause a Material Adverse Effect on Parent (after giving effect to the Merger).
      (f) The closing of the USV Transaction shall have taken place prior to or shall take place simultaneously with the Merger.
      Section 7.02     Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on the Company and Parent shall have received a certificate signed on behalf of Parent by an executive officer of the Company to such effect.
      (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
      (c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
      (d) Affiliate Letters. The Company shall have delivered to Parent duly executed letters, in substantially the form of Exhibit A hereto, from each person who was, as of the date of the approval of this Agreement and the Merger by the Company’s stockholders, an “affiliate” for purpose of Rule 145 under the Securities Act.
      (e) Certificate of Good Standing. The Company shall have delivered to Parent a certificate from the Secretary of State of Delaware, dated as of the Closing Date or such date as soon as practicable before the Closing Date, as to the corporate good standing of the Company.
      (f) Preferred Stock. All outstanding shares of Preferred Stock shall have been converted by the Preferred Stockholders into shares of Company Common Stock in accordance with the terms of their respective Certificates of Designations and no shares of Preferred Stock shall be outstanding.
      (g) Professional Services and Support Agreement. OptiCare Eye Health Centers, Inc., a Connecticut corporation and wholly-owned subsidiary of the Company, and Opticare P.C., a Connecticut professional corporation of which Dr. Yimoyines is the sole shareholder, shall have executed the Amended and Restated Professional Services and Support Agreement substantially in the form agreed to by Refac.

      Section 7.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Representations and Warranties.

(i) The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(ii) The representations and warranties of USV contained in the USV Merger Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the effective time of the merger contemplated thereby as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on USV. The Company shall have received, and Palisade shall cause USV to deliver to the Company, a certificate signed on behalf of USV by an executive officer of USV to such effect.

      (b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and USV shall have performed in all material respects all obligations required to be performed by USV under the USV Merger Agreement at or prior to the earlier of (i) the Closing Date and (ii) the closing date of the USV Transaction, and the Company shall have received certificates signed on behalf of Parent and USV by their executive officers to such effect.
      (c) Federal Income Tax Opinion. The Company shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01     Termination. This Agreement may be terminated at any time prior to the Effective Time:
      (a) by mutual written consent of Parent and the Company;
      (b) by written notice of either Parent or the Company in the event that either:

(i) the Merger is not consummated on or before December 31, 2005; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

(ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
      (c) by written notice of Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform

(i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 10 days after the giving of written notice to the Company of such breach;
      (d) by written notice of the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 10 days after the giving of written notice to Parent of such breach;
      Section 8.02     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than this Section 8.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from a material breach by a party of any of its representations, warranties or covenants set forth in this Agreement.
      Section 8.03     Amendment. This Agreement (including the Exhibits and disclosure letters hereto) may be amended prior to the Effective Time by Parent and the Company, by action taken by the Board of Directors of Parent and the Board of Directors of the Company (provided, that no amendment shall be approved by the Board of Directors of the Company unless such amendment shall have been recommended by the Special Committee), at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      Section 8.04     Extension; Waiver. At any time prior to the Effective Time (whether before or after approval of the stockholders of the Company), Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any extension or waiver on behalf of the Company shall be taken only upon the recommendation of the Special Committee. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX.
GENERAL PROVISIONS
      Section 9.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.02     Fees and Expenses. All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
      Section 9.03     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(a) if to Parent or Merger Sub, to

REFAC
One Bridge Plaza
Fort Lee, NJ 07024
Attn: Robert L. Tuchman
Fax: (201) 585-2020

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Attn: Stephen M. Banker

Fax: (917) 777-2760

(b) if to the Company, to

OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708
Attn: Christopher J. Walls
Fax: (203) 596-2227

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Michael L. Fantozzi
Fax: (617) 542-2241
      Section 9.04     Definitions.
      (a) For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“knowledge” of any person means what such person (and, if such person is not an individual, such person’s executive officers and any other officer having primary responsibility for the specific matter) knew or should have known after reasonable inquiry.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other Claims of third parties of any kind.

“Material Adverse Effect” on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or (iii) the ability of such person to consummate the Merger and the other transactions to be performed or consummated by such person hereunder, in each case other than any state of facts, event, change, effect, development, condition or occurrence relating to (A) the economy in general in the U.S. which do not disproportionately affect such person relative to the other participants in the industry in which it operates or (B) any change in such person’s stock price or trading volume, in and of itself.

“Merger Consideration” with respect to any stockholder of the Company shall mean the consideration to be received by such stockholder in the Merger pursuant to Section 2.01 hereof.

“Permitted Lien” means (x) any Lien for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made, (y) any mechanics’, materialmen’s, warehousemen’s, contractors’, workmen’s, repairmens’, carriers’ or similar Lien attaching by operation of Law, incurred in the ordinary course of business and securing payments not yet due or delinquent or which are being contested in good faith or (z) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Lien applies.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person in which it owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such entity).

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Authority, and shall include any Liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, report, declaration, information return or other document (including any related or supporting information) required to be filed with respect to Taxes, including any amendments thereof.

      Section 9.05     Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
      Section 9.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 9.07     Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

      Section 9.08     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein), taken together with the Company Disclosure Letter, (a) constitutes the entire agreement and supersede all prior agreements and understandings, whether written or oral, among the parties with respect to the Merger and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
      Section 9.09     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
      Section 9.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 9.11     Disputes; Waiver of Jury Trial.
      (a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state court located in the State of Delaware, and that the Court of Chancery shall be the exclusive jurisdiction in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of Delaware in the State of Delaware. Each of the parties agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by Law.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
[Signature Page Follows]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

REFAC

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	Chief Executive Officer

OPTICARE MERGER SUB, INC.

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	Chief Executive Officer

OPTICARE HEALTH SYSTEMS, INC.

By:	/s/ Christopher J. Walls

Name: Christopher J. Walls

Title:	President and CEO
Solely with respect to Sections 6.06 and 6.07:

/s/ Dr. Dean Yimoyines

DR. DEAN YIMOYINES
Solely with respect to Section 6.06:

/s/ Linda Yimoyines

LINDA YIMOYINES
Solely with respect to Sections 6.01(a), (d), (e) and (g), 6.02(c) 6.04, 6.06 and 7.03(a)(ii):
PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By:	Palisade Concentrated Holdings, L.L.C.,

General Partner

/s/ Steven E. Berman

Name: Steven E. Berman

Title:	Member

Annex A-1
AMENDMENT NO. 1
      This Amendment No. 1, dated November 11, 2005 (this “Amendment”), amends the Agreement and Plan of Merger, (the “Agreement”), dated as of August 22, 2005, by and among REFAC, a Delaware corporation (“Parent”), OptiCare Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), OptiCare Health Systems, Inc., a Delaware corporation (the “Company”), solely with respect to Sections 6.06 and 6.07, Dr. Dean Yimoyines, whose principal address is 9 Bristol Road, Middlebury, Connecticut 06762, solely with respect to Section 6.06, Linda Yimoyines, whose address is 9 Bristol Road, Middlebury, Connecticut 06762, and, solely with respect to Sections 6.01(a), (d), (e) and (g), 6.02(c), 6.04, 6.06 and 7.03(a)(ii), Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
      WHEREAS, Parent, Merger Sub and the Company entered into the Agreement;
      WHEREAS, pursuant to Section 8.03 of the Agreement, the Agreement may be amended by an instrument in writing signed on behalf of Parent, Merger Sub and the Company;
      WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.
      NOW, THEREFORE, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree to the following amendments to the Agreement:

1. Amendment to Section 8.01(b)(i). Section 8.01(b)(i) is hereby amended and restated in its entirety as follows:

“the Merger is not consummated on or before April 30, 2006; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or”

2. Limited Effect. Except as expressly specified herein, the terms and provisions of the Agreement shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

3. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Amendment, all as of the date first written above.

REFAC

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	Chief Executive Officer

OPTICARE MERGER SUB, INC.

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	President

OPTICARE HEALTH SYSTEMS, INC.

By:	/s/ Christopher J. Walls

Name: Christopher J. Walls

Title:	President and Chief Executive Officer

Annex B
AGREEMENT AND PLAN OF MERGER
Dated as of August 22, 2005,
By and Among
REFAC,
USV Merger Sub, Inc.,
U.S. Vision, Inc.,
and
the Stockholders of U.S. Vision, Inc.

B-i

B-ii

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 22, 2005, by and among REFAC, a Delaware corporation (“Parent”), USV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), U.S. Vision, Inc., a Delaware corporation (the “Company”), Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”), William A. Schwartz, Jr., Gayle E. Schmidt, George T. Gorman, Carmen J. Nepa, III, Pinnacle Advisors Limited, a New York corporation, WRS Advisors III, LLC, a New York limited liability company, and Marc Cornstein (Palisade, William A. Schwartz, Jr., Gayle E. Schmidt, George T. Gorman, Carmen J. Nepa, III, Pinnacle Advisors Limited, WRS Advisors III, LLC, and Marc Cornstein together, the “Stockholders”). Certain capitalized terms used but not otherwise defined herein are defined in Section 10.04 hereof.
      WHEREAS, the respective boards of directors of Parent and the Company have approved this Agreement and the Merger and the other transactions contemplated hereby and determined that they are advisable;
      WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the Merger on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by the Company shall be converted into the right to receive the Merger Consideration (as defined below);
      WHEREAS, Parent, as the sole stockholder of Merger Sub, and the Stockholders, being the holders of all of the outstanding shares of Company Common Stock, are concurrently with the execution of this Agreement approving this Agreement;
      WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, Parent, Merger Sub, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
      Section 1.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03 below). At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity after the Merger (the “Surviving Entity”).
      Section 1.02     Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, as soon as possible after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions which can only be satisfied at the Closing) or such time and date as agreed by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
      Section 1.03     Effective Time. Prior to the Closing Parent shall prepare, and on the Closing Date the Surviving Entity shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
      Section 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL.

      Section 1.05     Certificate of Incorporation and By-laws.
      (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity (except that the name of the Surviving Entity shall be “U.S. Vision, Inc.”) until thereafter changed or amended as provided therein or by the DGCL or applicable Law.
      (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity (except that the name of the Surviving Entity shall be “U.S. Vision, Inc.”) until thereafter changed or amended as provided therein or by applicable Law.
      Section 1.06     Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.07     Officers. The officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
      Section 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
      (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Entity.
      (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (or any of its direct or indirect wholly-owned subsidiaries) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor.
      (c) Conversion of Common Stock.

(1) Other than shares cancelled pursuant to Section 2.01(b), each issued and outstanding share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4141 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).

(2) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be correspondingly adjusted.
      (d) Options and Warrants. As of the Effective Time, each outstanding option, warrant or other right to acquire shares of Company Common Stock then outstanding (each, a “Company Stock Option”), whether or not then exercisable, shall be assumed by Parent and converted into an option, warrant or other right to purchase shares of Parent Common Stock in accordance with this Section 2.01(d). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such Company Stock Option was issued immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. The Company shall use its reasonable best efforts to obtain all consents necessary to allow for the conversion of the Company Stock Options as provided in this Section 2.01(d).
      Section 2.02     Exchange of Certificates.
      (a) Exchange Procedures. At the Closing, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (the “Certificates”), shall surrender such Certificate to Parent or an agent designated thereby in exchange for the Merger Consideration. Upon surrender of a Certificate to Parent or to such other agent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c).
      (b) No Further Ownership Rights in Common Stock. The Merger Consideration issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time of the Merger there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
      (c) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.

(2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled and (B) an amount equal to the average of the closing sale prices for Parent Common Stock on the American Stock Exchange for each of the five consecutive trading days ending with (and including) the trading day which is two days prior to the date of the Effective Time.
      (d) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law (as defined in Section 3.05 below). To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Entity will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, respectively, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
      Section 2.03     Federal Income Tax Treatment. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as expressly set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows (for the avoidance of doubt, if any section of the Company Disclosure Letter includes an appropriate cross-reference with respect to a specific matter to the disclosure included in another section of the Company Disclosure Letter, the matter shall be deemed to have been disclosed in such section of the Company Disclosure Letter):
      Section 3.01     Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the certificate of incorporation of the Company, as amended (as so amended, the “Company Charter”), and the by-laws of the Company, as amended (as so amended, the “Company By-laws”). The Company is not in violation of any provision of the Company Charter or the Company By-laws.
      Section 3.02     The Company Subsidiaries; Equity Interests.
      (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, except Permitted Liens.
      (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any person.
      Section 3.03     Capital Structure.
      (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (i) 15,476,733 shares of Company Common Stock are issued and outstanding, (ii) 673,003 shares of Company Common Stock are held by the Company in its treasury, (iii) 1,495,147 shares of Company Common Stock are subject to outstanding Company Stock Options and (iv) no shares of preferred stock are issued or outstanding. Section 3.03(a) of the Company Disclosure Letter contains a list of the outstanding Company Stock Options, including their holders, number of underlying shares, vesting schedule, term and exercise price. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.

      (b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05 below) to which the Company is a party or otherwise bound.
      (c) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).
      (d) Except as set forth above, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock.
      (e) There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
      Section 3.04     Authority; Execution and Delivery; Enforceability.
      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
      (b) The board of directors of the Company (the “Company Board”), at meetings duly called and held, duly adopted resolutions (which resolutions have not been rescinded or modified) approving this Agreement and approving the Merger and the other transactions contemplated hereby and determining they are advisable. No state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transactions contemplated hereby.
      (c) The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the approval of this Agreement, at a stockholders meeting or by written consent, by a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The Company has received a duly executed written consent (which consent has not been rescinded or modified) of the holders of all of the outstanding shares of Company Common Stock entitled to vote thereon approving the Merger and the other transactions contemplated hereby, a copy of which has been delivered to Parent.

      Section 3.05     No Conflicts; Consents.
      (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) any contract, management agreement, development agreement, consulting agreement, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets.
      (b) No consent, approval, license, order or authorization (“Consent”) of, or registration, declaration or filing with, or Permit (as defined in Section 3.10 below) from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
      Section 3.06     Financial Statements; Undisclosed Liabilities.
      (a) Section 3.6 of the Company Disclosure Letter sets forth the (a) audited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2004, (b) audited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2005 (the “Company 2005 Balance Sheet”), (c) related consolidated statements of income and cash flows for each of the years ended January 31, 2004 and January 31, 2005, (d) unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2005, and (e) related consolidated statements of income and cash flow for the five months ended June 30, 2005 (collectively, the “Company Financial Statements”).
      (b) The Company Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) in all material respects applied on a consistent basis during the periods involved and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of clauses (ii) and (iii), to normal year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to have a company Material Adverse Effect, and the absence of footnotes in the case of unaudited interim financial statements). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
      (c) Except as and to the extent disclosed or reserved against on the Company 2005 Balance Sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, except for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      (d) Neither the Company nor any of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      Section 3.07     Absence of Certain Changes or Events. Since January 31, 2005, the Company has conducted its business in all material respects only in the ordinary course consistent with past practice, and since such date there has not been any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
      Section 3.08     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 3.09     Litigation. There is no suit, claim, action, investigation or proceeding (“Claim”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary.
      Section 3.10     Compliance With Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law. The Company and the Company Subsidiaries have in effect all permits, findings of suitability, licenses, variances, certificates of occupancy, exemptions, authorizations, operating certificates, franchises, entitlements, consents, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets (including the Real Property, as defined in Section 3.16(a)(iv) below) and to carry on their businesses as now conducted or proposed to be conducted. Neither the Company nor any Company Subsidiary is in conflict with or in default (or would be in default with the giving of notice, the passage of time or both) with, or in violation of, any Permit, except to the extent that, individually or in the aggregate, such conflict or default has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no event which caused or, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.
      Section 3.11     Environmental.
      (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety, including, without limitation, Laws relating to Releases (as defined in Section 3.11(a)(iii) below) or threatened Releases of Hazardous Substances (as defined in Section 3.11(a)(ii) below) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(ii) “Hazardous Substances” shall mean (1) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas; (2) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (3) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Laws.

(iii) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

      (b) The Company and the Company Subsidiaries have obtained all material permits, licenses and other authorizations which are required under the Environmental Laws (“Environmental Permits”) for the operation of their businesses and the ownership, use and operation of the Real Property, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any Environmental Permit and the Company and the Company Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits.
      (c) The Company and the Company Subsidiaries have been, and are, in material compliance with all applicable Environmental Laws.
      (d) Neither the Company nor any of Company Subsidiary has received written notice of any existing or pending material civil, criminal or administrative Claim, hearing, notice of violation or demand letter (collectively, “Allegations”), or, to the Knowledge of the Company, threatened Allegations, relating to the Company or any Company Subsidiary, the Real Property or any other property or facility previously owned, operated or leased by the Company or any Company Subsidiary, relating in any way to the Environmental Laws. None of the Company and the Company Subsidiaries are subject to any material administrative or judicial Judgment or any other enforceable or voluntary agreement with a Governmental Entity relating in any way to the Environmental Laws.
      (e) The Company and the Company Subsidiaries have not, and, to the Knowledge of the Company, no other person has, Released, discharged, or otherwise disposed of any Hazardous Substances on, beneath or adjacent to the Real Property or any property formerly owned, operated or leased by the Company or any of the Company Subsidiaries, except for Releases of Hazardous Substances that are not likely to result in a material Claim against the Company or any of the Company Subsidiaries.
      (f) Neither the execution of this Agreement nor the consummation of the Merger will require compliance with any Environmental Laws relating to the transfer of property or businesses, including, without limitation, the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.
      Section 3.12     Intellectual Property.
      (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Company Intellectual Property” means all Intellectual Property owned, singly or jointly, by the Company or any of the Company Subsidiaries;

(ii) “Intellectual Property” means all copyrights, copyright registrations and applications, patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, trademarks, service marks, trade names, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, trade secrets, financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, Software (as defined in Section 3.12(a)(iii) below), and similar property anywhere in the world, together with the rights to sue for past infringement thereof; and

(iii) “Software” means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.
      (b) Section 3.12(b)(i) of the Company Disclosure Letter sets forth a complete list of all United States, foreign, international and state: (i) patents and patent applications; (ii) trademark or trade name registrations and applications and material unregistered trademarks; (iii) domain names; and (iv) copyright registrations and applications and material unregistered copyrights, that are Company Intellectual Property. Section 3.12(b)(ii) of the Company Disclosure Letter sets forth a complete list of all material Intellectual Property agreements (other than standard off-the-shelf licenses for commercially available Software).
      (c) The Intellectual Property set forth on Sections 3.12(b)(i) and 3.12(b)(ii) of the Company Disclosure Letter are sufficient for the continued conduct of the Company after the Effective Time in the same manner as the Company was conducted prior to such time. The Company or a Company Subsidiary owns all Company Intellectual Property and has the valid and enforceable right to use all Company Intellectual Property and any other Intellectual Property used by the Company or any Company Subsidiary, in each case, free and clear of all Liens, except Permitted Liens.
      (d) There is no pending or, to the Knowledge of the Company, threatened Claim against the Company or any Company Subsidiary (i) with respect to any Company Intellectual Property or any other Intellectual Property used by Company or any Company Subsidiary, (ii) alleging that the Company Intellectual Property infringes the rights of any person or (iii) challenging the Company’s or any Company Subsidiary’s ownership of any Company Intellectual Property or use of any Intellectual Property, or the validity, enforceability or registrability of any Company Intellectual Property or any other Intellectual Property used by the Company or any Company Subsidiary, and, to the Knowledge of the Company, there is no reasonable basis for a Claim regarding any of the foregoing. Neither Company nor any Company Subsidiary has brought or threatened a Claim against any person (x) alleging infringement of any Company Intellectual Property or any other Intellectual Property used by the Company or any Company Subsidiary or (y) challenging any person’s ownership or use of, or the validity, enforceability or registrability of, any Company Intellectual Property or any other Intellectual Property used by the Company or any Company Subsidiary, and, to the Knowledge of the Company, there is no reasonable basis for a Claim regarding any of the foregoing.
      Section 3.13     Employee Benefit Plans.
      (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment , termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of the Company Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”).
      (b) Each Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) with respect to such qualification, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
      (c) Neither the Company nor any ERISA Affiliate maintains or has ever maintained a Plan that is subject to Title IV of ERISA. Neither the Company or any of the Company Subsidiaries nor an ERISA

Affiliate has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time.
      (d) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendments thereto; (ii) any related trust or other funding vehicle; (iii) the most recent IRS determination letter for such Plans as well as the application materials submitted to the IRS; (iv) the most recent summary plan description and related summaries of material modifications for each Plan that is governed by ERISA; (v) for the three most recent plan years, all annual reports (5500 Series) for each Plan that have been filed with any Governmental Entity and (vi) all other material documents relating to any Plan as may reasonably be requested by Parent.
      (e) Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any Plan. The Company or any Company Subsidiary may amend or terminate any such Plan at any time without incurring any liability thereunder.
      (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, (iii) cause the Company or any Company Subsidiary to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (iv) result in any payments under, any of the Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
      (g) None of the Company, any of the Company Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of the Company Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.
      (h) Each of the Plans has been operated and administered in all material respects in accordance with the terms of each Plan, applicable Laws, including but not limited to ERISA and the Code.
      (i) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company or any of the Company Subsidiaries.
      (j) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).
      Section 3.14     Labor Matters. Since January 1, 2001, neither the Company nor any Company Subsidiary has experienced any labor strikes or, to the Knowledge of the Company, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements, and, to the Knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of the Company, threatened against the

Company or any Company Subsidiary that would reasonably be expected to result in material Liability (as defined in Section 10.04(a) below) to the Company.
      Section 3.15     Material Agreements.
      (a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by:

(i) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, including any license for Software, that provides for either (A) annual payments by the Company or any Company Subsidiary of $100,000 or more or (B) aggregate payments by the Company or any Company Subsidiary of $500,000 or more;

(ii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which the Company or any Company Subsidiary serves as a general partner or otherwise has unlimited liability or any other material similar agreement or arrangement;

(iii) any agreement relating to the acquisition or disposition of any business of the Company, any Company Subsidiary or any other person (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement or arrangement relating thereto;

(v) any lease of real property;

(vi) any license, franchise or similar agreement material to the Company or any Company Subsidiary, taken as a whole;

(vii) any material marketing or other similar agreement and any agreement under which the Company or any Company Subsidiary has granted any exclusive marketing or other right to any person;

(viii) any agreement that restricts or prohibits the Company or any Company Subsidiary from competing with any person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit the Company or any Company Subsidiary after the Effective Time;

(ix) any agreements to which the Company or any Company Subsidiary is a party or otherwise bound which contain provisions (a) granting to any person rights in Intellectual Property used by the Company or any Company Subsidiary; (b) granting to the Company or any Company Subsidiary any rights in Intellectual Property owned or controlled by any person; (c) restricting the Company’s or any Company Subsidiary’s use of Intellectual Property that is used by the Company or any Company Subsidiary; or (d) transferring ownership of Intellectual Property rights to the Company or any Company Subsidiary;

(x) any material agreement containing a “change in control” or similar provisions relating to a change in control of the Company or any Company Subsidiary;

(xi) any powers of attorney other than those entered into in the ordinary course of business;

(xii) any agreements material to the Company or any Company Subsidiary taken as a whole pursuant to which the Company or Company Subsidiary is obligated to indemnify any other person;

(xiii) any agreement with any Governmental Entity;

(xiv) any agreement with any of the Stockholders or any of their affiliates or any current or former officer, director, stockholder, employee, consultant, agent or other representative of the Company or any Company Subsidiary (or with a person in which any of the foregoing is a controlling person);

(xv) any agreement having a duration of six months or more and not terminable without penalty upon 60 days or less prior notice by the Company or any Company Subsidiary that are a party thereto; or

(xvi) any agency, broker, exclusive dealing, distributor, dealer, manufacturer, representative, reseller, agency and sales promotion agreements involving payments in excess of $50,000 or any other agreement that compensates any person, other than employees or consultants of the Company or any Company Subsidiary, based on any sales by the Company or any Company Subsidiary.

      Such contracts, agreements and instruments, each as amended or modified (including all waivers with respect thereto), are referred to herein as the “Material Agreements.”
      (b) The Company has heretofore furnished or made available to Parent complete and correct copies of the Material Agreements. (i) Each of the Material Agreements is in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity); (ii) neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination of or, to the Knowledge of the Company, any expression or indication of an intention or desire to cancel or terminate any of the Material Agreements; (iii) no Material Agreement is the subject of or, to the Knowledge of the Company, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; (iv) with respect to any Material Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Agreement is exercised, neither the Company nor any Company Subsidiary has received any written notice, or otherwise has any Knowledge, that any such Material Agreement will not be so renewed or that any such extension option will not be exercised; and (v) there exists no material event of default or occurrence, condition or act on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of the other parties to the Material Agreements, which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Material Agreements.
      Section 3.16     Properties.
      (a) For the purpose of this Agreement, the following defined terms shall have the following meanings:

(i) “Lease” means the lease, sublease, license or other agreement relating to the use and/or occupancy of any of the Leased Premises.

(ii) “Leased Premises” means all the real property that is leased or operated by the Company and the Company Subsidiaries and used or held for use by the Company or any Company Subsidiary in the operation or conduct of their business.

(iii) “Owned Real Property” means all the real property that is owned and used or held for use by the Company and the Company Subsidiaries in the operation or conduct of their business.

(iv) “Real Property” means, collectively, the Leased Premises under the Leases and the Owned Real Property.
      (b) Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the Leased Premises and the Leases, the lessor and lessee (or sublessor and sublessee, or licensor or licensee, as the case may be) and any guarantor under each Lease and the current use (or uses) of such Leased Premises. Prior to the date hereof, Parent has either been provided with a true, correct and complete copy of each Lease and all amendments thereto or has been given access to the Company’s files to examine and copy each Lease and all amendments thereto. The Company and the Company Subsidiaries have good, valid and binding license, leasehold or equivalent interest in all Leased Premises, free and clear of any Liens except for Permitted Liens. Each Lease is the legal, valid and binding obligation of the Company or the Company Subsidiaries thereunder and is enforceable and is in full force and effect. No event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute such a breach or default by the Company or any Company Subsidiary, or, to the Knowledge of the Company, the lessor or sublessor or licensor or licensee, or which would permit the termination, modification or acceleration of performance of the obligations of the Company or any of the Company Subsidiaries, or the lessor or sublessor or licensor or licensee, under any Lease.
      (c) Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list of the Owned Real Property, including the entity which owns such Owned Real Property and the current use (or uses) of such Owned Real Property. Prior to the date hereof, Parent has been provided with a true, correct and complete copy of all deeds, mortgages, surveys, title insurance policies (including any underlying documents relating to Liens), if any, or equivalent documentation with respect to the Owned Real Property and other material documents relating to or affecting the title to the Owned Real Property. The Company or one of the Company Subsidiaries has good, valid and marketable title in fee simple to each of the Owned Real Property and to all buildings, structures and other improvements thereon and all fixtures thereto, in each case, free and clear of any Liens except for Permitted Liens. Neither the Company nor any of the Company Subsidiaries has granted to any person any right to use or occupy any of the applicable Owned Real Property, other than rights or grants which appear of record.
      (d) No options or rights of first offer or rights of first refusal or similar rights or options have been granted by the Company or any Company Subsidiary to any person to purchase, lease, license or otherwise acquire any interest in any of the Real Property. Neither the Company nor any of its Subsidiaries has mortgaged, hypothecated, pledged or otherwise encumbered any of the Real Property or their interest in any Real Property.
      (e) All the plants, structure and equipment of the Company and the Company Subsidiaries that are material to the operations of their business are in good operating condition and repair, ordinary wear and tear excepted.
      Section 3.17     Tax Matters.
      (a) Each of the Company and the Company Subsidiaries has filed or will file or cause to be filed all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.
      (b) Each of the Company and the Company Subsidiaries has paid or accrued adequate reserves for all material Taxes due with respect to any period ending prior to or as of the Closing Date.
      (c) There are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made.
      (d) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns filed by or on behalf of the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has been informed in writing by any taxing authority that the jurisdiction or agency believes that the Company or any of the Company Subsidiaries was required to file any Tax Return that was not filed.
      (e) There are no outstanding requests, Contracts, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Company Subsidiaries.
      (f) Neither the Company nor any of the Company Subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement.
      (g) Neither the Company nor any of the Company Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision or comparable provision of other Law) by reason of any change in accounting method. Neither the Company nor any of its Subsidiaries has an application pending as to any such change in accounting method and no Tax authority has proposed such a change in accounting method.

      (h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Laws has been entered into by or with respect to the Company or the Company Subsidiaries.
      (i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
      Section 3.18     Products Liability.
      (a) (i) Neither the Company nor any Company Subsidiary has received any written notice (of violation or otherwise), Claim or hearing of a civil, criminal or administrative nature by or before any Governmental Entity against or involving the Company or any Company Subsidiary (past or present) or concerning any product relating to the businesses of the Company and the Company Subsidiaries (past or present) which is pending or, to the Knowledge of the Company, threatened, relating to or resulting from: (x) an alleged defect in design, manufacture, materials or workmanship of any product manufactured, designed, distributed or sold by, or on behalf of, the Company or any Company Subsidiary (past or present); (y) any alleged failure to warn; or (z) from any alleged breach of express or implied warranties or representations (nor, to the Knowledge of the Company, is there any valid basis for any such notice (of violation or otherwise), Claim or hearing); (ii) there has not been any Occurrence (as defined below); (iii) there has not been any product recall, rework, retrofit or post-sale warning (collectively, “Recalls”) by the Company or any Company Subsidiary concerning any products relating to the businesses of the Company and the Company Subsidiaries which are manufactured, designed, distributed or sold by the businesses of the Company and the Company Subsidiaries (nor is there, or has there been, any investigation or consideration or decision made by the Company or any Company Subsidiary concerning whether to undertake or not to undertake any Recalls); and (iv) there are no defects in design, manufacturing, materials or workmanship (including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product relating to the businesses of the Company and the Company Subsidiaries) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
      (b) For purposes of this Section 3.18, the term “Occurrence” shall mean any accident, happening or event which is caused, or allegedly caused by, any alleged hazard or alleged defect in manufacture, design, materials or workmanship (including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to), or otherwise involves a product (including any parts or components) relating to the businesses of the Company and the Company Subsidiaries manufactured, designed, distributed or sold by, or on behalf of, the Company and the Company Subsidiaries (past or present) which results, or is alleged to have resulted in, injury or death to any person or damage to or destruction of property or other consequential damages, at any time.
      Section 3.19     Brokers. No broker, investment banker, financial advisor or other person, other than Sanders Morris Harris, Inc. (“Sanders”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Sanders relating to the Merger and the other transactions contemplated hereby.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
      Except as contained in the Stockholder Agreement (which agreement terminates upon the consummation of the Merger) and except as expressly set forth in the corresponding section of the disclosure letter delivered by each Stockholder to Parent prior to the execution of this Agreement (the “Stockholder

Disclosure Letter”), each Stockholder, severally and not jointly, hereby represents and warrants to Parent that:
      Section 4.01     Authorization. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary actions on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
      Section 4.02     Ownership of Shares. Such Stockholder owns beneficially and of record the number of shares of Company Common Stock and any other securities of the Company that is listed in Section 4.02 to the Stockholder Disclosure Letter (the “Company Securities”). Subject to the Stockholder Agreement, such Stockholder has a good and valid title, right and interest to the Company Securities, free and clear of any Liens, and there are no options, warrants, calls, rights, commitments or agreements of any kind to which such Stockholder is a party or by which such Stockholder (or the Company Securities) is bound which contain any obligations of such Stockholder, relating to the sale, issuance or the granting of rights to acquire, any of such shares or evidencing the right to purchase any of such shares or obligating the Stockholder to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Such Stockholder is not a party to, and neither such Stockholder nor the shares of Company Common Stock owned by such Stockholder is bound by, any voting trust, proxy, or other agreement or understanding with respect to the manner it which it may or should vote of any of such shares.
      Section 4.03     Appraisal Rights. By execution of this Agreement, such Stockholder waives its appraisal rights under the DGCL in connection with the Merger.
      Section 4.04     Acknowledgement. Such Stockholder has received the August 2005 report of Sanders and has reviewed and understands the report and its views with respect to the Merger Consideration to be received by such Stockholder.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT
      Except as expressly set forth in any Parent SEC Document (as defined in Section 5.06 below) filed since January 1, 2003 and publicly available prior to the date hereof, Parent hereby represents and warrants to the Company as follows:
      Section 5.01     Organization, Standing and Power. Each of Parent, Merger Sub and OptiCare Merger Sub, Inc., a Delaware corporation (“OptiCare Merger Sub”), Parent’s only subsidiaries (the “Parent Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in Section 10.04(a) below). Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”). Parent is not in violation of any of the provision of the Parent Charter or the Parent By-laws.

      Section 5.02     The Parent Subsidiaries; Equity Interests.
      (a) All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent free and clear of all Liens, except Permitted Liens.
      (b) Except for its interests in the Parent Subsidiaries, Parent does not own, directly or indirectly, any Equity Interest (as defined in Section 10.04(a) below) in any person.
      (c) Merger Sub is a direct wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
      Section 5.03     Capital Structure.
      (a) As of the date hereof, the authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (i) 7,051,393 shares of Parent Common Stock are issued and outstanding, (ii) 22,656 shares of Parent Common Stock are held by Parent in its treasury, (iii) 598,500 shares of Parent Common Stock are subject to outstanding stock options, (iv) 5,000 shares are reserved for additional stock options that the Parent is authorized to issue under its 2003 Stock Incentive Plan and (v) no shares of preferred stock are issued or outstanding. Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub common stock, of which, as of the date hereof, 100 are issued and outstanding. The shares of Parent Common Stock to be issued in the Merger will, upon issuance, be validly issued, fully paid, nonassessable, not subject to any preemptive rights, and free and clear of all Liens).
      (b) All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.
      (c) There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).
      (d) Except as set forth in this Section 5.03 and for the Agreement and Plan of Merger by and among the Parent, OptiCare Merger Sub and OptiCare Health Systems, Inc., a Delaware corporation (“Opticare”), as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock.
      Section 5.04     Authority; Execution and Delivery; Enforceability.
      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Parent Stockholder Approval (as defined in Section 5.04(e) below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the Parent Stockholder Approval (as defined in Section 5.04(c) below). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
      (b) Each of the special committee of the Parent board of directors (the “Parent Board”) formed in connection with the Merger and the other transactions contemplated hereby (the “Parent Special Committee”) and the Parent Board, at meetings duly called and separately held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the increase in the authorized capital stock of Parent and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement.
      (c) The increase in the authorized capital stock of Parent requires the approval of a majority of the outstanding shares of Parent Common Stock entitled to vote and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement requires the approval of the holders of at least 55% of the outstanding shares of Parent Common Stock (collectively, the “Parent Stockholder Approval”). Parent, as the sole stockholder of Merger Sub, has approved the Merger (which approval has not been rescinded or modified).
      Section 5.05     No Conflicts; Consents.
      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, the Parent By-laws or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets.
      (b) No Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Form S-4 and the Proxy Statement and such other reports under, or other applicable requirements of, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.
      Section 5.06     Parent SEC Documents; Undisclosed Liabilities.
      (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, the “Parent SEC Documents”). As of its respective date, or if amended, as of the date of the last such amendment, each Parent SEC Document (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of clauses (i) and (ii) above, that no representation is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company or any Stockholder for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
      (b) The consolidated financial statements of Parent and the Parent Subsidiaries (including, in each case, any related notes thereto) as of December 31, 2004 and for the year then ended (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of clauses (ii) and (iii), to normal year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and the absence of footnotes in the case of unaudited interim financial statements). The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
      (c) To Parent’s Knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer would not have been able to timely give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers had Parent been subject to such rules and regulations.
      (d) Except as and to the extent disclosed or reserved against on the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 2004, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and the Parent Subsidiaries or in the notes thereto, except for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      Section 5.07     Absence of Certain Changes or Events. Since December 31, 2004, Parent has conducted its business in all material respects only in the ordinary course consistent with past practice, and since such date there has not been any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 5.08     Form S-4; Proxy Statement. (i) The Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting (as defined below), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except, in the case of clauses (i), (ii) and (iii) above, that no representation is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company or any Stockholder for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.
      Section 5.09     Litigation. There is no Claim pending or, to the Knowledge of Parent, threatened against Parent that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
      Section 5.10     Compliance with Applicable Laws. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (a) any Law or Judgment applicable to Parent or any Parent Subsidiary or by which any of their respective properties is bound, or (b) whether after the giving of notice or passage of time or both, any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective properties is bound, except for any such conflicts, defaults or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      Section 5.11     Ownership of Company Shares. As of the date hereof, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.
      Section 5.12     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
      Section 5.13     Opinion of Financial Advisor. The Parent Board has received the written opinion of Mufson Howe Hunter & Company LLC, dated as of August 8, 2005, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration to be paid by Parent in respect of shares of Company Common Stock is fair, from a financial point of view, to Parent and its stockholders other than Palisade.
ARTICLE VI.
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 6.01     Covenants Relating to Conduct of Business.
      (a) Conduct of Business by the Company. Except for matters set forth in Section 6.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees and (ii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, lessors, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a wholly owned subsidiary to its security holders, (B) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests or (C) purchase, redeem or otherwise acquire any of its shares of capital stock or other Equity Interests, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than, in respect of any of the foregoing clauses (B) or (C), pursuant to the terms of Company Stock Options outstanding as of the date hereof or pursuant to the conversion of convertible debt outstanding as of the date hereof;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of its or any Company Subsidiaries’ capital stock, other than, in respect of any of the foregoing, pursuant to the terms of Company Stock Options outstanding as of the date hereof or pursuant to the conversion of convertible debt outstanding as of the date hereof;

(iii) amend or otherwise change the Company Charter, the Company By-laws or the certificate or articles of incorporation, by-laws or other comparable charter or organizational documents of any Company Subsidiary;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any person or (B) any material assets, except for purchases of inventory in the ordinary course of business consistent with past practice;

(v) (A) grant to any current or former director, officer, independent contractor or employee (each a “Participant”) any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date hereof or in the ordinary course of business consistent with past practice, (B) grant to any Participant any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any Participant, except in the ordinary course of business consistent with past practice, (D) enter into any change of control, severance or similar agreement with any Participant, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, except in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into, terminate or amend any collective bargaining agreement or benefit plan, except in the ordinary course of business consistent with past practice, (G) amend, waive or otherwise modify any of the terms of any Company Stock Option or stock option plan or (H) take any action to accelerate any rights or benefits or make any material determinations, under any collective bargaining agreement or benefit plan;

(vi) make any change in accounting methods, principles or practices materially affecting its reported consolidated assets, liabilities or results of operations, other than as may have been required by a change in GAAP or any Governmental Entity;

(vii) sell, lease, license, transfer, pledge or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

(viii) (A) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof or any refinancing thereof not to exceed the amount borrowable thereunder, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in any direct or indirect wholly owned subsidiary), individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000;

(ix) make or agree to make any new capital expenditure or expenditures other than capital expenditures for emergency repairs necessary to avoid significant disruption to its business consistent with past practices;

(x) make any material Tax election or settle or compromise any material Tax Liability or refund, other than tax elections required by Law;

(xi) except in the ordinary course of business consistent with past practice, (A) cancel any indebtedness owed to it or waive any of its claims or rights of substantial value or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it or any of its subsidiaries is a party;

(xii) enter into any Contract otherwise addressed in this Section 6.01(a) having a duration of more than one year and total payment obligations of in excess of $1,000,000 (other than Contracts terminable within one year or the renewal, on substantially similar terms, of any Contract existing on the date hereof);

(xiii) except in the ordinary course of business consistent with past practice, cancel, terminate or adversely modify or amend any Material Agreement, or waive, release, assign, settle or compromise any material rights or Claims, or any material litigation or arbitration; or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.
      (b) Conduct of Business by Parent. Except as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees and (ii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, lessors, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time of the Merger. In addition, and without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a wholly owned subsidiary to its security holders, (B) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests or (C) purchase, redeem or otherwise acquire any of its shares of capital stock or other Equity Interests, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than, in respect of any of the foregoing clauses (B) or (C), pursuant to the terms of Parent stock options or warrants outstanding as of the date hereof or pursuant to the conversion of convertible debt outstanding as of the date hereof, and other than, in respect of the foregoing clause (C), pursuant to the terms of the put option under the Agreement and Plan of Merger, dated August 19, 2002, among Palisade, Palisade Merger Corp. and Parent, as amended;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock or other Equity Interests, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Parent, other than (x) pursuant to the terms of Parent stock options or warrants or the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date hereof, (y) grants of Parent equity awards and Parent stock options pursuant to existing Parent benefits plans or (z) in connection with the proposed acquisition of OptiCare;

(iii) amend or otherwise change the Parent Charter or Parent By-laws, except to increase the authorized capital stock of Parent;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any person or (B) any material assets, except for purchases of inventory in the ordinary course of business consistent with past practice and except for the proposed acquisition of OptiCare;

(v) sell, lease, license, transfer, pledge or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $250,000 or, in the aggregate, in excess of $2,500,000;

(vi) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof this or any refinancing thereof not to exceed the amount borrowable thereunder, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(vii) except in the ordinary course of business consistent with past practice, (A) cancel any indebtedness owed to it or waive any of its claims or rights of substantial value or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which it or any of its subsidiaries is a party; or

(viii) authorize any of, or commit or agree to take any of, the foregoing actions.
      Section 6.02     Other Actions. The Company, each Stockholder and Parent shall not, directly or indirectly, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or (ii) any condition to the Merger set forth in Article VIII not being satisfied.
      Section 6.03     Advice of Changes. Each of the Company and the Stockholders, on the one hand, and Parent, on the other hand, shall promptly advise the other in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively. The Company and each Stockholder shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VII.
ADDITIONAL AGREEMENTS
      Section 7.01     Preparation of the Form S-4 and Proxy Statement.
      (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare, together with OptiCare, and Parent shall file with the SEC, an proxy statement (the “Proxy Statement”) in preliminary form and the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and the Company shall use their reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after such filing and to ensure that it complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Parent and the Company shall also take any other action required to be taken under any applicable federal and state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company and the Stockholders shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with the Proxy Statement or any such action. Parent, the Company and the Stockholders shall each be solely responsible for any statement, information or omission in the Form S-4 or the Proxy Statement relating to it based upon information provided by it for inclusion therein.

      (b) If, at any time prior to the receipt of the Parent Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company or any Stockholder for inclusion in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, the Company or such Stockholder shall promptly notify Parent of such event, and the Company, the Stockholders and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.
      (c) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold an annual meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of, among other things, seeking the Parent Stockholder Approval. Parent shall use its reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval.
      Section 7.02     Access to Information. Each of the Company and Parent shall, and shall cause each of its subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause each of its subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request. In addition, each party shall cause its officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as the other party may reasonably request, including any internal control recommendations made by such party’s or any of its subsidiaries’ independent auditors in connection with any audit of such party or any of its subsidiaries.
      Section 7.03     Reasonable Efforts; Notification.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby.
      (b) Each party shall, subject to applicable Law, (i) promptly notify the other party of any written communication to that party from any Governmental Entity with respect to this Agreement and the Merger and permit the other party to review in advance any proposed written communication to the foregoing, (ii) consult with the other parties in advance with respect to, and gives the other party the opportunity to attend and participate at, any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger and (iii) unless subject to any applicable privilege, furnish the other party with copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand and any Governmental Entity on the other hand, with respect to this Agreement and the Merger.
      Section 7.04     Public Announcements. Parent, the Stockholders and the Company shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
      Section 7.05     Tax Free Reorganization Treatment. Neither the Company nor Parent shall, nor shall they permit any of their respective subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use all reasonable efforts, and shall cause their respective subsidiaries to use their reasonable efforts, to take or cause to be taken any action that would cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
      Section 7.06     Indemnification.
      (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the current or former directors, officers, employees, fiduciaries or agents (the “Indemnified Parties”) of the Company and its Subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement in connection with any pending, threatened or actual claim, action, suit, proceeding or investigation (each, a “Claim”) based upon or arising out this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted to indemnify its current or former directors, officers, employees or agents under applicable law (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent that a corporation may do so with respect to its current or former directors, officers, employees or agents under applicable law).
      (b) In the event any such Claim is brought against any Indemnified Parties, the indemnifying party shall have the right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Parties shall cooperate in the defense of any such matter, provided the indemnifying party shall reimburse the Indemnified Parties’ reasonable out-of-pocket expenses in connection therewith. The Indemnified Parties shall have the right to participate with their own counsel and at their own expense in (but not control) the defense of any such matter.
      (c) Any Indemnified Party wishing to claim indemnification under this Section 7.06 shall promptly notify the Surviving Corporation upon learning of any claim, action, suit, proceeding or investigation giving rise to such claim for indemnification and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. If neither Parent nor the Surviving Corporation assumes the defense of any Claim within a reasonable period of time, or if, after commencing or undertaking such defense or withdraws from the defense thereof, the Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case the Indemnified Parties may retain separate counsel. The Company (or, after the Effective Time, the Surviving Corporation) shall, and Parent shall cause the Surviving Corporation to, pay all reasonable fees and expenses of counsel retained by the Indemnified Parties pursuant to the preceding sentence as promptly as statements therefor are received. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent; provided that if such indemnifying party elected not to assume and direct the defense of such action, such indemnifying party’s consent to such settlement shall not be unreasonably withheld or delayed.
      (d) The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the organizational documents of the Surviving Corporation, under the DGCL or otherwise.
      (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.
ARTICLE VIII.
CONDITIONS PRECEDENT
      Section 8.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Stockholder Approvals. Parent shall have obtained the Parent Stockholder Approval.
      (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to the Merger.
      (c) Consents, Approvals and Authorizations. All material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby shall have been obtained or made.
      (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.
      (e) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or that would otherwise cause a Parent Material Adverse Effect (after giving effect to the Merger).
      Section 8.02     Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect, and Parent shall have received a certificate signed by an executive officer of the Company to such effect; and (ii) the representations and warranties of each Stockholder contained in this Agreement shall be true and correct at and as of the Effective Time of the Merger as if made at and as of such time, and Parent shall have received certificates signed by each Stockholder (or by an executive officer of such Stockholder, in the case of a Stockholder that is not an individual) to such effect.
      (b) Performance of Obligations. The Company and each Stockholder shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company and by each Stockholder (or by an executive officer of such Stockholder, in the case of a Stockholder that is not an individual) to such effect.
      (c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

      (d) Affiliate Letters. The Company shall have delivered to Parent duly executed letters, in substantially the form of Exhibit A hereto, from each person who was, as of the date of the approval of this Agreement and the Merger by the Stockholders, an “affiliate” for purpose of Rule 145 under the Securities Act.
      (e) Certificate of Good Standing. The Company shall have delivered to Parent a certificate from the Secretary of State of Delaware, dated as of the Closing Date or such date as soon as practicable before the Closing Date, as to the good standing of the Company.
      Section 8.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
      (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
      (b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
      (c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
      (d) Certificate of Good Standing. Parent shall have delivered to the Company certificates from the Secretary of State of Delaware, dated as of the Closing Date or such date as soon as practicable before the Closing Date, as to the good standing of Parent and Merger Sub.
ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER
      Section 9.01     Termination. This Agreement may be terminated at any time prior to the Effective Time:
      (a) by mutual written consent of Parent and the Company;
      (b) by written notice of either Parent or the Company:

(i) if the Merger is not consummated on or before December 31, 2005; provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
      (c) by written notice of Parent, if the Company or any Stockholder breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b), and (ii) cannot be or has not been cured within 10 days after the giving of written notice to the Company of such breach;

      (d) by written notice of the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b), and (ii) cannot be or has not been cured within 10 days after the giving of written notice to Parent of such breach;
      Section 9.02     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or any of the Stockholders, other than this Section 9.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from a material breach by a party of any of its representations, warranties or covenants set forth in this Agreement.
      Section 9.03     Amendment. This Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (except that any amendment affecting any representation, warranty or covenant of any Stockholder shall not be made without the consent of such Stockholder).
      Section 9.04     Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company and any Stockholder) and the Company (with respect to Parent and Merger Sub) may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X.
GENERAL PROVISIONS
      Section 10.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 10.02     Fees and Expenses. All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
      Section 10.03     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(a) if to Parent or Merger Sub, to

REFAC
One Bridge Plaza
Fort Lee, NJ 07024
Attn: Robert L. Tuchman
Fax: (201) 585-2020

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Stephen M. Banker
Fax: (917) 777-2760

(b) if to USV, to

U.S. Vision, Inc.
Glen Oaks Industrial Park
One Harmon Drive
Glendora, NJ 08029
Attn: William A. Schwartz, Jr.
Fax: (856) 228-1004

with a copy to:

Lidji & Dorey
500 N. Akard Street
Dallas, TX 75201
Attn: Brian M. Lidji
Fax: (214) 774-1212
      Section 10.04     Definitions.
      (a) For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Company Material Adverse Effect” means any change, event, fact, development, circumstance or effect that, individually or in the aggregate, would reasonably be expected to be materially adverse to (i) the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Merger and the other transactions to be performed by the Company hereunder, in each case other than any change, event, fact, development, circumstance or effect relating to (A) the economy in general in the U.S. or (B) regulatory or political conditions in general in the U.S., including acts of war or terrorism, in each of clauses (A) and (B), which do not disproportionately affect the Company relative to the other participants in the industry in which it operates.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Knowledge” of any person means what such person (and, if such person is not an individual, such person’s executive officers and any other officer having primary responsibility for the specific matter) knew or should have known after reasonable inquiry.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other Claims of third parties of any kind.

“Parent Material Adverse Effect” means any change, event, fact, development, circumstance or effect that, individually or in the aggregate, would reasonably be expected to be materially adverse to (i) the business, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, (ii) the ability of Parent to perform its obligations under this Agreement or (iii) the ability of Parent to consummate the Merger and the other transactions to be performed by Parent hereunder, in each case other than any change, event, fact, development, circumstance or effect relating to (A) the economy in general in the U.S., (B) regulatory or political conditions in general in the U.S., including acts of war or terrorism, or (C) Parent’s stock price or trading volume, in each of clauses (A) and (B), which do not disproportionately affect Parent relative to the other participants in the industry in which it operates.

“Permitted Lien” means (a) any Lien for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made, (b) any mechanics’, materialmen’s, warehousemen’s, contractors’, workmen’s, repairmens’, carriers’ or similar Lien attaching by operation of Law, incurred in the ordinary course of business and securing payments not yet due or delinquent or which are being contested in good faith, (c) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises or equipment rented, to the extent that no payment or performance under any such lease or rental agreement is in arrears or otherwise due, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements, in each case, not in default and incurred in the ordinary course of business consistent with past practice or (e) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Lien applies.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person in which it owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of such entity).

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Entity, and shall include any Liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, report, declaration, information return or other document (including any related or supporting information) required to be filed with respect to Taxes, including any amendments thereof.

      Section 10.05     Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
      Section 10.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 10.07     Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
      Section 10.08     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein), taken together with the Company Disclosure Letter, the Stockholder Disclosure Letters and the Confidentiality Agreement, dated March 23, 2005, by and between Parent and the Company, (a) constitutes the entire agreement and supersede all prior agreements and understandings, whether written or oral, among the parties with respect to the Merger and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
      Section 10.09     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
      Section 10.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 10.11     Disputes; Waiver of Jury Trial.
      (a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state court located in the State of Delaware, and that the Court of Chancery shall be the exclusive jurisdiction in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of Delaware in the State of Delaware. Each of the parties agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by Law.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
[Signature Page Follows]

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have duly executed this Agreement, all as of the date first written above.

REFAC

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	Chief Executive Officer

USV MERGER SUB, INC.

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title:	President

U.S. VISION, INC.

By:	/s/ Carmen Nepa, III

Name: Carmen Nepa, III

Title:	Chief Financial Officer

PALISADE CONCENTRATED EQUITY
PARTNERSHIP, L.P.

By:	Palisade Concentrated Holdings, L.L.C.,

General Partner

/s/ Steven E. Berman

Name: Steven E. Berman

Title:	Member

/s/ William A. Schwartz, Jr.

WILLIAM A. SCHWARTZ, JR.

/s/ Gayle E. Schmidt

GAYLE E. SCHMIDT

/s/ George T. Gorman

GEORGE T. GORMAN

/s/ Carmen J. Nepa, III

CARMEN J. NEPA, III

PINNACLE ADVISORS LIMITED

By:	/s/ David Cornstein

Name: David Cornstein

Title:	Chief Executive Officer

WRS ADVISORS III, LLC

By:	/s/ William L. Mack

Name: William L. Mack

Title:	Managing Member

/s/ Marc Cornstein

MARC CORNSTEIN

Annex B-1
AMENDMENT NO. 1
      This Amendment No. 1, dated December 5, 2005 (this “Amendment”), amends the Agreement and Plan of Merger, (the “Agreement”), dated as of August 22, 2005, by and among REFAC, a Delaware corporation (“Parent”), USV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), U.S. Vision, Inc., a Delaware corporation (the “Company”), Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership, William A. Schwartz, Jr., Gayle E. Schmidt, George T. Gorman, Carmen J. Nepa, III, Pinnacle Advisors Limited, a New York corporation, WRS Advisors III, LLC, a New York limited liability company, and Marc Cornstein. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
      WHEREAS, Parent, Merger Sub, the Company and the Stockholders entered into the Agreement;
      WHEREAS, pursuant to Section 9.03 of the Agreement, the Agreement may be amended by an instrument in writing signed on behalf of Parent, Merger Sub and the Company;
      WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.
      NOW, THEREFORE, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree to the following amendment to the Agreement:

1. Amendment to Section 9.01(b)(i). Section 9.01(b)(i) is hereby amended and restated in its entirety as follows:

“if the Merger is not consummated on or before April 30, 2006; provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;”

2. Limited Effect. Except as expressly specified herein, the terms and provisions of the Agreement shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

3. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Amendment, all as of the date first written above.

REFAC

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title: Chief Executive Officer

USV MERGER SUB, INC.

By:	/s/ Robert L. Tuchman

Name: Robert L. Tuchman

Title: President

U.S. VISION, INC.

By:	/s/ Carmen J. Nepa, III

Name: Carmen J. Nepa, III

Title: Chief Financial Officer

Annex C

The complete text of Refac’s Certificate of Incorporation, as proposed to be restated, is set forth below. New text is underlined and deleted text is crossed out.
RESTATED
CERTIFICATE OF INCORPORATION
OF
REFAC

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

      The undersigned, Robert L. Tuchman, certifies that he is the Chief Executive Officer of Refac, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is Refac.

(2) The name under which the Corporation was originally incorporated was Resources and Facilities Corporation and the original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on November 10, 1952.

(3) This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(4) This Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(5) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

First. The name of the Corporation is Refac Optical Group (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation shall have authority to issue is ~~20,000,000~~25,000,000 shares of Common Stock, par value of $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share, making a total of ~~21,000,000~~26,000,000 shares of stock.
      The Board of Directors shall have the power by resolution to issue from time to time in whole or in part the kinds and classes of shares of stock herein authorized. The voting powers and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

A. Preferred Stock

(a) The Board of Directors is hereby authorized by resolution to divide and issue the shares of Preferred Stock in classes or series and to fix the voting powers and any designations, preferences, qualifications, limitations, restrictions and relative, participating, conditional or other special rights of any such class or series of Preferred Stock as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors is hereby further authorized by resolution (i) to increase or decrease the authorized number of shares of each class or series (but not below the number of shares then outstanding), and (ii) unless stockholder approval is otherwise required by the laws of the State of Delaware, to modify or adjust the voting powers, the stated value, the dividend rate, the liquidation preferences, the redemption price and the conversion price of any class or series, or any or all of the foregoing, so as to maintain the relative rights of any such class or series with those of the other classes or series of stock of the Corporation.

(b) The holders of Preferred Stock of any class or of any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of stock, and cumulative or non-cumulative as shall be so stated and expressed. When dividends upon the Preferred Stock, if any, to the extent of the preference to which such stock is entitled, shall have been paid or declared and set apart for payment, a dividend on the remaining class or classes or series of stock may then be paid out of the remaining assets of the Corporation available for dividends as provided by law.

(c) The holders of Preferred Stock of any class or of any series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

(d) Any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

(e) Any Preferred Stock of any class or of any series thereof may be made redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, at such time or times, such price or prices, or such rate or rates, and with such adjustments, as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

(f) The holders of Preferred Stock of any class or of any series thereof shall have full, limited, multiple, fractional, conditional or no voting rights as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

B. Common Stock

(a) The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors.

(b) In the event of voluntary or involuntary liquidation of the Corporation, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the

Corporation available for distribution to its stockholders after all amounts to which the holders of shares of Preferred Stock are entitled have been paid or set aside in cash for payment.

(c) Each holder of record of each share of Common Stock shall be entitled to one vote for each such share standing in such holder’s name on the books of the Corporation.

~~Fifth. The directors of the Corporation shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the annual meeting of stockholders next ensuing, the initial term of office of the second class of directors to expire one year thereafter and the initial term of office of the third class of directors to expire two years thereafter, in each case upon the election and qualification of their successors. Commencing with the 2003 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.~~

Fifth. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The number of directors may be increased from time to time by the stockholders or by the Board of Directors or may be decreased by the stockholders.

C. Each director shall hold office until the next annual meeting of the stockholders and until his or her successor shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office, as hereinafter provided in this Certificate of Incorporation, or as otherwise provided by statute or the Corporation’s By-Laws.

D. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of Delaware, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.

Sixth. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter, or repeal the By-Laws of the Corporation as and to the extent permitted therein.

Seventh. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No repeal or modification of this Article Seventh shall adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

Eighth. The Corporation shall indemnify and advance expenses to any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify and advance expenses to any current or former employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), to the fullest extent permissible under Delaware law, as then in effect. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of any indemnified person existing at the time of such repeal or modification. The rights to indemnification and to the advancement of expenses conferred in this Article Eighth shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Ninth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Tenth. The Corporation shall not be subject to or governed by Section 203 of the Delaware General Corporation Law.

Annex D-1
August 24, 2005
Board of Directors
Refac, Inc.
One Bridge Plaza
Suite 550
Fort Lee, NJ 07024
Members of the Special Committee and Board of Directors;
      You have informed us that Refac, Inc. (“Refac”) intends to enter into a merger agreement with OptiCare Health Systems, Inc.(“OptiCare”) pursuant to which OptiCare will become a wholly-owned subsidiary of Refac (the “OptiCare Merger”). Pursuant to the Agreement and Plan of Merger holders of OptiCare preferred stock have agreed to convert such shares to OptiCare common stock prior to the closing of the OptiCare merger. All shares of OptiCare common stock held by Palisade Concentrated Equity Partnership, L.P. and shares of OptiCare common stock issued upon conversion of preferred stock will receive 0.0403 shares of Refac common stock for each share of OptiCare common stock and each other share of OptiCare common stock will receive 0.0472 shares of Refac common stock. The aggregate number of shares of Refac common stock to be issued in the OptiCare Merger, after conversion of the preferred stock, equates to an average exchange ratio of 0.041 shares of Refac common stock for each outstanding share of OptiCare common stock. The terms and conditions of the OptiCare Merger are set forth in more detail in the Agreement and Plan of Merger between Refac and OptiCare dated August 22, 2005.
      You have requested our opinion as to the fairness, from a financial point of view, to Refac stockholders (other than Palisade Concentrated Equity Partnership, L.P.) of the consideration to be paid for OptiCare in the OptiCare Merger. In arriving at our opinion, we have, among other things:

(a) reviewed a draft of the Agreement and Plan of Merger and related documents dated August 22, 2005;

(b) reviewed OptiCare’s 10-Qs for the three months ended June 30, and March 31, 2005 and its 10-Ks for the years ended December 31, 2002, 2003 and 2004;

(c) reviewed Opticare’s budget for the year ending December 31, 2005 and forecasts prepared by the management of OptiCare for the four years ending December 31, 2008 and prepared discounted cash flow analyses from such forecasts;

(d) reviewed the terms of recent financing transactions between OptiCare, its stockholders and Palisade;

(e) discussed with members of the senior management of OptiCare, the company’s business, operating results, financial condition, prospects and the implications of the merger;
Member of National Association of Securities Dealers and Securities Investor Protection Corporation

(f) compared stock prices, operating results, earnings estimates and financial condition of publicly traded eyewear manufacturers and specialty retailers, and managed care providers we deemed reasonably comparable to OptiCare, to similar data for OptiCare;

(g) compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of eyewear manufacturers and specialty retailers, and managed care providers we deemed reasonably comparable to OptiCare, to similar data for OptiCare;

(h) analyzed Refac’s stock price trading history, and reviewed its 10-Qs for the three months ended March 31, and June 30, 2005 and its 10-K for the year ended December 31, 2004; and

(i) reviewed certain other information and performed other analyses that we deemed appropriate.
      In arriving at our opinion, we assumed that all information publicly available to us or furnished to us by Refac and OptiCare was accurate and complete. We are not aware of any facts or circumstances that would make such information inaccurate or misleading, but we have not independently verified and do not assume any responsibility or liability for such information. With respect to the forecasts furnished to us by OptiCare, we assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of OptiCare’s management as to the future results of operations and financial condition of OptiCare. OptiCare furnished us with revised forecasts on August 1, 2005 which assumed faster growth and higher profitability, but we did not rely on these forecasts because OptiCare’s management did not provide information on the underlying assumptions supporting the revised forecasts. We conducted only a limited physical inspection of OptiCare’s facilities and did not appraise any of the assets of OptiCare. We have assumed that the OptiCare Merger will be completed as described in the Agreement and Plan of Merger, and have also assumed that all governmental, regulatory or other consents required to consummate the OptiCare Merger will be obtained without any material restrictions imposed on Refac or OptiCare. Our opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Our opinion is for the use and benefit of the Board of Directors of Refac in its evaluation of the OptiCare Merger and is not intended for any other purpose. Our opinion does not constitute a recommendation to Refac stockholders as to how they should vote with respect to the OptiCare Merger.
      Based upon and subject to the foregoing, we are of the opinion as of the date of this letter that the consideration to be paid in the OptiCare Merger is fair, from a financial point of view, to Refac stockholders (other than Palisade Concentrated Equity Partnership, L.P.).
      We acted as the exclusive financial advisor to Refac in connection with the OptiCare Merger and the U.S. Vision Merger. Refac will pay us a fee for our services, a portion of which has already been paid to us and the remainder is payable upon delivery of this opinion and the U.S. Vision opinion. Refac has also agreed to reimburse us for our reasonable expenses and to indemnify us for certain liabilities relating to or arising from this opinion.
      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed in connection with the transaction. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mufson Howe Hunter & Partners LLC
Mufson Howe Hunter & Partners LLC
Member of National Association of Securities Dealers and Securities Investor Protection Corporation

Annex D-2
August 24, 2005
Board of Directors
Refac, Inc.
One Bridge Plaza
Suite 550
Fort Lee, NJ 07024
Members of the Special Committee and Board of Directors;
      You have informed us that Refac, Inc. (“Refac”) intends to enter into a merger agreement with U.S. Vision, Inc. (“U.S. Vision”) pursuant to which U.S. Vision stockholders will receive 0.4141 shares of Refac common stock for each share of U.S. Vision common stock they own immediately prior to the merger and U.S. Vision will become a wholly-owned subsidiary of Refac (the “U.S. Vision Merger”). The terms and conditions of the U.S. Vision Merger are set forth in more detail in the Agreement and Plan of Merger between Refac and U.S. Vision dated August 22, 2005.
      You have requested our opinion as to the fairness, from a financial point of view, to Refac stockholders (other than Palisade Concentrated Equity Partnership, L.P.) of the consideration to be paid for U.S. Vision in the U.S. Vision Merger. In arriving at our opinion, we have, among other things:

(a) reviewed a draft of the Agreement and Plan of Merger and related documents dated August 22, 2005;

(b) reviewed the audited financial statements of U.S. Vision as of and for the years ended January 31, 2001, 2002, (2003 audited financial statements have not been prepared), 2004 and 2005;

(c) reviewed internally prepared interim financial statements for the six months ended June 30, 2005 and forecasts for the fiscal year ending January 31, 2006;

(d) reviewed forecasts prepared by the management of U.S. Vision for the five years ending January 31, 2010 and prepared discounted cash flow analyses from such forecasts;

(e) reviewed the terms of recent financing transactions between U.S. Vision, its stockholders and Palisades Concentrated Equity Partnership, L.P.;

(f) discussed with members of the senior management of U.S. Vision, the company’s business, operating results, financial condition, prospects and the implications of the merger;

(g) compared stock prices, operating results, earnings estimates and financial condition of publicly traded eyewear manufacturers and specialty retailers we deemed reasonably comparable to U.S. Vision, to similar data for U.S. Vision;
Member of National Association of Securities Dealers and Securities Investor Protection Corporation

(h) compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of eyewear manufacturers and specialty retailers we deemed reasonably comparable to U.S. Vision, to similar data for U.S. Vision;

(i) analyzed Refac’s stock price trading history, and reviewed its 10-Q for the three months ended March 31, 2005 and its 10-K for the year ended December 31, 2004; and

(j) reviewed certain other information and performed other analyses that we deemed appropriate.
      In arriving at our opinion, we assumed that all information publicly available to us or furnished to us by Refac and U.S. Vision was accurate and complete. We are not aware of any facts or circumstances that would make such information inaccurate or misleading, but we have not independently verified and do not assume any responsibility or liability for such information. With respect to the forecasts furnished to us by U.S. Vision, we assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of U.S. Vision’s management as to the future results of operations and financial condition of U.S. Vision. However, we also modified U.S. Vision’s forecasts, assuming slower same store sales growth and fewer new store openings for use in our analyses. We conducted only a limited physical inspection of U.S. Vision’s facilities and did not appraise any of the assets of U.S. Vision. We have assumed that the U.S. Vision Merger will be completed as described in the Agreement and Plan of Merger, and have also assumed that all governmental, regulatory or other consents required to consummate the U.S. Vision Merger will be obtained without any material restrictions imposed on Refac or U.S. Vision. Our opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Our opinion is for the use and benefit of the Board of Directors of Refac in its evaluation of the U.S. Vision Merger and is not intended for any other purpose. Our opinion does not constitute a recommendation to Refac stockholders as to how they should vote with respect to the U.S. Vision Merger.
      Based upon and subject to the foregoing, we are of the opinion as of the date of this letter that the consideration to be paid in the U.S. Vision Merger is fair, from a financial point of view, to Refac stockholders (other than Palisade Concentrated Equity Partnership, L.P.).
      We acted as the exclusive financial advisor to Refac in connection with the U.S. Vision Merger and the Opticare Merger. Refac will pay us a fee for our services, a portion of which has already been paid to us and the remainder is payable upon delivery of this opinion and the Opticare opinion. Refac has also agreed to reimburse us for our reasonable expenses and to indemnify us for certain liabilities relating to or arising from this opinion.
      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed in connection with the transaction. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mufson Howe Hunter & Partners LLC
Mufson Howe Hunter & Partners LLC
Member of National Association of Securities Dealers and Securities Investor Protection Corporation

Annex E
August 18, 2005
Special Committee of the Board of Directors of OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708
Dear Sirs:
      The Woodward Group, Ltd. (“Woodward”) has been engaged by the Special Committee of the Board of Directors of OptiCare Health Systems, Inc. (“OptiCare” or the “Company”) to provide an opinion as to fairness, from a financial point of view, to the Company’s shareholders, other than Palisade Concentrated Equity Partnership, L.P. and any related entities and affiliates (collectively, “Palisade”) and Dr. and Mrs. Yimoyines and their affiliates and assigns (collectively, “the Yimoyines”), of the financial terms of a merger of the Company into a wholly owned subsidiary of REFAC (“Refac”). Concomitant with the OptiCare merger, U.S. Vision will also merge into a wholly owned subsidiary of Refac. The OptiCare and U.S. Vision mergers are, collectively, referred to as the “Merger”.
      This letter should be read in its entirety and represents our opinion as of August 17, 2005, based on the materials received and reviewed as of August 17, 2005, the statement of assumptions and limitations included herein and the analyses provided in our report.
Transaction Description and Background
      The Merger will occur in part though an exchange of OptiCare common stock, other than OptiCare common stock owned by Palisade or the Yimoyines, for Refac common stock, whereby each such share of OptiCare common stock not owned by Palisade or the Yimoyines (the “Minority Shares”) will be exchanged for a .0472 share of Refac common stock (the “Exchange Ratio”). OptiCare options and warrants will also be adjusted using the Exchange Ratio. Non-Minority Shares, other than a portion owned by the Yimoyines, will be exchanged for a ..0403 share of Refac common stock. With respect to U.S. Vision, each share of its common stock will be exchanged for a .4141 share of Refac common stock.
      In accordance with the terms of our engagement letter dated June 7, 2005, we submit this letter, which sets forth our opinion that the Transaction, from a financial point of view, is fair as of August 17, 2005 to OptiCare’s shareholders, other than Palisade or the Yimoyines (the “Minority Shareholders”).
Assumptions and Limitations
      The materials included herein should be read in their entirety, including the following assumptions and limitations.
      1. This opinion speaks only to fairness, from a financial perspective, to OptiCare’s Minority Shareholders as of August 17, 2005. Confidential forecasts and related information, including Woodward’s assumptions
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 1 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
Web        www.woodwardgroup.com

based on information contained within its report, should not be relied upon by any parties or used for any other purpose.
      2. Woodward makes no representation or assumptions regarding the price per share of Refac common stock post-Merger. Woodward assumes the Refac stock received by Minority Shareholders through the Merger will be at least as liquid as the existing Minority Shares.
      3. Woodward’s opinion does not speak to the solvency, prior to or after giving effect to the Merger, of OptiCare, U.S. Vision or Refac. Accordingly, Woodward’s analyses assume that Refac will be a going-concern business post-Merger.
      4. Woodward notes that the OptiCare merger is intended to be a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; however, Woodward’s opinion does not speak to or reflect the tax or accounting treatment(s) to the Minority Shareholders or to Refac. Woodward assumes that any accounting or tax treatments resulting from the Merger will not impact on the implied Fair Value of Refac; Fair Value for purposes of Woodward’s analyses is as defined in its report.
      5. Woodward’s opinion does not speak to how Minority Shareholders should vote with respect to any OptiCare merger related issues, to the extent any such vote occurs, or any related investment decisions by Minority Shareholders, in the aggregate and/or individually.
      6. Woodward’s opinion is based on market, economic, financial and other conditions as they existed and could be evaluated as of August 17, 2005 and speaks to no other time period.
      7. Woodward has made no independent verification of the financial and operating data contained in OptiCare, U.S. Vision or Refac internal, unaudited and audited financial statements and other data, including the most recent unaudited financial statements and information dated June 30, 2005. We have accepted the information as presented, including the assumption that these materials do not contain a material misstatement of fact or omit a material fact and that the unaudited financial statements have been prepared in conformance with US generally accepted accounting principles.
      8. Woodward relied on the representations of OptiCare, U.S. Vision and Refac management that all unaudited financial information provided to Woodward by the respective parties is complete, true, accurate, was prepared in conformance with generally accepted accounting principles and that no material changes to such information or to the business and prospects of OptiCare, U.S. Vision or Refac have occurred since December 31, 2004, January 31, 2005 and December 31, 2004, respectively.
      9. Woodward relies on the representations of OptiCare, U.S. Vision and Refac management that there are no known, contingent or other liabilities not represented on each company’s respective balance sheets, including employee benefit-related obligations, all as prepared and presented in conformance with US generally accepted accounting principles, as of June 30, 2005.
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 2 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
Web        www.woodwardgroup.com

      10. Woodward assumes that completion of the Merger will not result in significant cash, accrued or contingent expenditures by OptiCare or U.S. Vision to their existing suppliers, lessors, lenders, employees or any other entities or persons with which OptiCare and U.S. Vision currently conduct their operations. Furthermore, Woodward assumes that OptiCare, U.S. Vision or Refac will not pay any material severance costs to existing or former employees or consultants as a result of the Merger and that OptiCare, U.S. Vision and Refac will execute their respective duties under the Merger related documents in a manner that will not create any additional liabilities to Refac post-Merger.
      11. Woodward relies on the representations of OptiCare, U.S. Vision and Refac management that there are no known assets in which each respective business has a direct or indirect interest, which are not represented on their respective balance sheets, prepared in conformance with US generally accepted accounting principles.
      12. Woodward assumes that the merger of OptiCare and U.S. Vision into Refac will be concomitant and that no more than 18.3 million shares of Refac, including in-the-money stock options and warrants for OptiCare, U.S. Vision and Refac, as adjusted per the OptiCare and U.S. Vision merger agreements, will be outstanding post-Merger.
      13. Woodward assumes that the shares outstanding calculations, including information on OptiCare options and warrants, provided by OptiCare management as of June 30, 2005, are correct and true.
      14. Woodward assumes OptiCare Series B dividends ceased accruing as of June 30, 2005 for all shareholders.
      15. Woodward assumes .0403 is the exchange ratio for all OptiCare common stock owned or to be owned by Palisade and the Yimoyines, other than the stock specified in the Yimoyines Stock Agreement letter dated August 10, 2005.
      16. Woodward assumes that Refac will manage and invest its existing cash and investments conservatively, through investing in U.S. Treasury securities with maturities of six months or less and that such cash and investments will not be distributed through dividends, but will be used to support the businesses of OptiCare and U.S. Vision.
      17. Woodward assumes that the Merger is and will be, in all respects, lawful, comply with generally accepted accounting principles and that Refac will not violate any covenants applicable to its corporate finance, governance or other related matters. In addition, we assume that Refac is and will be, after giving effect to the Merger, in compliance with all legal, tax and regulatory matters.
      18. Woodward assumes the financial projections provided to Woodward by OptiCare and U.S. Vision management and the 2005 budget provided by Refac are the best available estimates and judgments made by OptiCare, U.S. Vision and Refac management, respectively, of the future financial performance of OptiCare, U.S. Vision and Refac as currently configured pre-Merger and that post-Merger there will be no additional
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 3 of 8

Telephone                   610.627.1636
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expenses incurred by Refac, other than those disclosed to Woodward and provided for in these financial projections.
      19. Woodward assumed a debt-to-capital ratio of 49% in its discounted cashflow analysis of U.S. Vision; we requested from U.S. Vision an estimate as to the anticipated ratio, but did not receive this information. To the extent this ratio is different, the results of Woodward’s analysis could change.
      20. Woodward assumes that upon completion of the Merger, Refac will be in compliance with all bank and other covenants through amended credit agreements and loan notes, as required, and that any debt owed by OptiCare or U.S. Vision will be, if not paid in the ordinary course of business under existing terms, refinanced or renewed on the same or better commercial terms than is currently the case.
      21. Woodward’s opinion does not speak to the fairness of any future potential acquisitions, corporate restructurings or other transactions that may be completed by Refac.
      22. Woodward assumes that members of management of Opticare, U.S. Vision and Refac will continue to serve in their existing capacities and with existing remuneration terms with respect to business operations post-Merger and that none of these individuals are or will be engaged in any conflicting business investments or enterprises.
      23. Woodward assumes that assets required to be maintained by various regulatory authorities for the conduct of OptiCare and U.S. Vision business operations will continue to be maintained and that each respective company will continue its current business operations.
      24. Woodward assumes that the exchange ratios applicable to the shares of OptiCare and U.S. Vision do not and will not serve as disincentives to the management of OptiCare or U.S. Vision in fulfilling their respective duties and that there does not and will not exist within the foreseeable future any extraordinary cash payments, bonuses or similar plans not previously disclosed to Woodward.
      25. Woodward assumes that the information provided to Woodward and all verbal representations made to Woodward by OptiCare, U.S. Vision and Refac are true, accurate and complete. We have accepted the information as presented, including the assumption that these materials do not contain a material misstatement of fact or omit a material fact.
      26. Woodward assumes that all publicly available information it has reviewed is correct, true and accurate.
      27. Woodward assumes there exist no offers, written or otherwise, by any potential acquirers with respect to acquiring the stock, business, or assets of OptiCare, U.S. Vision or Refac or their respective business units or subsidiaries, other than the offer represented by the Merger.
      28. We assume that the draft Merger documents provided to Woodward represent all material agreements by and between the indicated parties with respect to the Merger and that there are no additional
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 4 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
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agreements by or between such parties, their consultants or advisors, that have not been provided to Woodward and are material.
      29. We assume that all representations and warranties made by OptiCare, U.S. Vision and Refac in the Merger related agreements are complete, true and accurate.
Materials Reviewed
      Materials provided to and reviewed by Woodward with respect to OptiCare, U.S. Vision and Refac include:

OPTICARE
      1. OptiCare forms 10-Q and 10-Q/ A for the periods ended June 30, 2005, March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004; Form 10-K for the fiscal year ended December 31, 2002-2004; and other public filings, including forms 8-K.
      2. Unaudited latest twelve month calculations regarding OptiCare’s financial results as of June 30, 2005.
      3. Shares outstanding and related calculations provided by OptiCare management as of June 30, 2005.
      4. Forecasted financial results provided by OptiCare management as of August 1, 2005, July 28, 2005 and June 16, 2005.
      5. Draft, unaudited financial statements for the period ended June 30, 2005.
      6. OptiCare Vision Insurance Company, Inc. financial statements for the period December 16, 2002 through December 31, 2004.
      7. Certificate of Incorporation and Amendments and various corporate documents.
      8. Various Merger related documents, including the draft Merger agreements provided to Woodward on August 12, 2005 and August 17, 2005, and the Yimoyines Stock Agreement letter dated August 10, 2005.
      9. Various supply contracts, agreements, licenses, distributor and distribution agreements, and organizational charts.
      10. Information regarding OptiCare accounts payable, employee benefit plans, employment agreements, summaries of litigation, and marketing materials.
      11. Board of Directors meeting minutes as of various dates.
      12. Publicly available information regarding OptiCare.
      13. Information provided by management through various discussions.
      14. Board presentation regarding the potential Merger provided to Woodward on June 24, 2005.
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 5 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
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      15. Publicly available information regarding OptiCare.

U.S. VISION
      1. Audited financial statements for the fiscal years ended January 31, 2000-2005.
      2. Monthly unaudited financial data for the period May 31, 2003-June 30, 2005 provided by U.S. Vision management.
      3. Forecasted financial results provided by U.S. Vision management to Woodward on June 14, 2005.
      4. Articles of Incorporation and By-Laws and amendments thereto.
      5. Various loan agreements, notes, and amendments thereto, including various vendor subordinated loan and note agreements.
      6. Licensing Agreements.
      7. Organization chart, various employment agreements, marketing materials and marketing agreements.
      8. Summary information regarding U.S. Vision’s vendor payments, accounts payable and accounts receivable and customer guarantee forms.
      9. Board of Directors meeting minutes as of various dates.

REFAC
      1. Refac forms 10-Q for the periods ended June 30, 2005, March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004; Form 10-K for the fiscal years ended December 31, 2002-2004 and other public filings, including forms 8-K.
      2. Refac 2005 budget provided by Refac management.
      3. Sales, general and administrative detail for 2002-2004 provided by Refac management.
      4. Memorandum to the OptiCare Special Committee from Steven Berman dated July 14, 2005 provided to Woodward by Refac.
      5. Memorandum to a member of OptiCare’s Board of Directors from Refac dated July 26, 2005.
      6. Auditor correspondence.
      7. Bylaws and amendments thereto and Certificate of Incorporation, restated.
      8. Organization chart.
      9. Monthly unaudited financial information January 31, 2003 through March 31, 2005.
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 6 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
Web        www.woodwardgroup.com

      10. Various employment and consulting agreements and correspondence, employee information, stock option plan and stock options.
      11. Various agreements between Refac and vendors.
      12. Publicly available information regarding Refac.
Persons Interviewed
      During the course of our analyses, we conducted meetings and interviews with persons who, in our judgment, were capable of providing us with information necessary to complete various analyses. These interviews and meetings were held with members of management of OptiCare, U.S. Vision and Refac.
Access to Information and Personnel
      In conducting our review and analyses, we received access to all personnel who we deemed necessary in formulating the opinion expressed in this letter. Woodward notes that it requested certain information that was not supplied and has made certain assumptions with respect to that information, all as indicated herein and in our report.
Conclusion
      In preparing our opinion, we have relied on the completeness and accuracy of the information and data furnished to us by OptiCare, U.S. Vision and Refac, in written and oral format, and its respective advisors as of August 17, 2005. We have not independently verified such data or data obtained from regularly published sources.
      There are no present or contemplated relationships between OptiCare, U.S. Vision and/or Refac and Woodward that, in our opinion, would affect our ability to render a fair and independent opinion in this matter. Our opinion pertains only to the fairness of the Merger, from a financial perspective, to the Minority Shareholders as of August 17, 2005 and does not constitute a recommendation to OptiCare’s shareholders as to how they should vote, if there is provision for any such vote, or act with respect to the Merger or any related matters.
      Our opinion is based on economic, market and other conditions in effect on and the information made available to us as of August 17, 2005. We are not expressing any opinion as to the price or prices at which Refac will trade post-Merger.
      In preparing our opinion, we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of OptiCare, U.S. Vision or Refac. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to OptiCare or its underlying business decision to effect the Merger.
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 7 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
Web        www.woodwardgroup.com

      Woodward’s analyses are summarized in its report; selecting portions of Woodward’s analyses or focusing on information in tabular form, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses performed by Woodward. Woodward arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and we believe the totality of the factors considered and analyses performed collectively support the determination of fairness of the Merger, from a financial point of view, to the Minority Shareholders.
      Based on the foregoing analyses and review, other matters we considered relevant, our general knowledge and experience in matters involving mergers and acquisitions and corporate recapitalizations, and subject to the materials reviewed and assumptions and limitations detailed above, it is our opinion that the Merger is fair, from a financial perspective, to Minority Shareholders as of August 17, 2005.

Sincerely,

/s/ The Woodward Group, Ltd.
The Woodward Group, Ltd.
6 and 8 South Plum Street                                                                                             Special Committee of the Board

Media, Pennsylvania 19063	of Directors of OptiCare Page 8 of 8

Telephone                   610.627.1636
Facsimile                     610.627.1511
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Annex F
REFAC
AMENDMENT NO. 1 TO
2003 STOCK INCENTIVE PLAN
      Refac, a Delaware corporation (the “Company”), having heretofore adopted the 2003 Stock Incentive Plan (the “Plan”), effective March 28, 2003, and having reserved the right under Section 8(e) thereof to amend the Plan, does hereby amend, subject to stockholder approval at the next annual or special meeting of stockholders, the first sentence of Section 5 of the Plan to read as follows:

“The maximum number of shares of Stock authorized and reserved for issuance pursuant to the Plan shall be 1,250,000.”

F-1

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law, Refac’s Restated Certificate of Incorporation, and Refac’s Amended and Restated By-Laws.
      Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of Refac, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.
      Refac’s Restated Certificate of Incorporation provides that no director shall be personally liable to Refac or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Refac or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.
      Refac’s Amended and Restated By-Laws provide for indemnification of its directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively, to the fullest extent permitted by the Delaware General Corporation Law. Article X of the Amended and Restated By-Laws also requires Refac to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding upon receipt of an undertaking from such director or officer to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to indemnification. Article Eighth of the Restated Certificate of Incorporation provides similar indemnification rights to directors and officers and, at the discretion of the board of directors, employees and agents. The indemnification protections afforded under the Restated Certificate of Incorporation and the Amended and Restated By-Laws are not exclusive of one another.
      In addition, Refac’s Amended and Restated By-Laws also authorize it to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not Refac would have the power to indemnify him against such liability under the provisions of the Certificate of Incorporation or Section 145 of the Delaware General Corporation Law.

Item 21.	Exhibits and Financial Statement Schedules
      (a) See Exhibit Index.
      (b) Financial Statement Schedules — None

Item 22.	Undertakings
      The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) To respond to requests for information that is incorporated by reference into the joint proxy statement/ prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

(d) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lee, state of New Jersey, on February 13, 2006.

REFAC

By:	/s/ Robert L. Tuchman

Robert L. Tuchman, Chief

Executive Officer and General Counsel

Dated: February 13, 2006
      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	* Raymond A. Cardonne, Jr.	Chief Financial Officer	Dated: February 13, 2006

By:	* Eugene K. Bolton	Director	Dated: February 13, 2006

By:	* Clark A. Johnson	Director	Dated: February 13, 2006

By:	* Mark N. Kaplan	Director	Dated: February 13, 2006

By:	* Melvin Meskin	Director	Dated: February 13, 2006

By:	* Mark S. Newman	Director	Dated: February 13, 2006

By:	* Jeffrey D. Serkes	Director	Dated: February 13, 2006

By:	/s/ Robert L. Tuchman Robert L. Tuchman	Director	Dated: February 13, 2006

By:	* Dennison T. Veru	Director	Dated: February 13, 2006

*By:	/s/ Robert L. Tuchman Name: Robert L. Tuchman Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of August 22, 2005, by and among Refac, OptiCare Merger Sub, Inc., and OptiCare Health Systems, Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Refac on August 23, 2005)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 11, 2005, by and among Refac, OptiCare Merger Sub, Inc. and OptiCare Health Systems, Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Refac on November 15, 2005)

2.3	Agreement and Plan of Merger, dated as of August 22, 2005, by and among Refac, USV Merger Sub, Inc., and U.S. Vision, Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Refac on August 23, 2005)

2.4	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 5, 2005, by and among Refac, USV Merger Sub, Inc. and U.S. Vision, Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Refac on December 8, 2005)

3.1	Restated Certificate of Incorporation of Refac. (Incorporated by reference to Exhibit 1 to Refac’s Registration Statement on Form 8-A filed with the SEC on February 28, 2003, SEC file number 001-12776)

3.2	By-Laws of Refac. (Incorporated by reference to Exhibit 3.1 to Refac’s Current Report on Form 8-K filed with the SEC on June 20, 2005)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities offered hereby**

8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to tax matters*

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP**

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of Exhibit 8.1 hereto)*

23.3	Consent of Grant Thornton LLP*

23.4	Consent of Deloitte & Touche LLP*

23.5	Consent of Ernst & Young LLP*

23.6	Consent of Mufson, Howe, Hunter & Company LLC**
23.7	Consent of Mufson, Howe, Hunter & Company LLC**
23.8	Consent of The Woodward Group. Ltd.**
24.1	Power of Attorney**

99.1	Proxy Card of Refac*

99.2	Proxy Card of OptiCare*

99.3	Amendment to Refac Stock Incentive Plan**

99.4	Opinion of Mufson, Howe, Hunter & Company LLC**
99.5	Opinion of Mufson, Howe, Hunter & Company LLC**
99.6	Opinion of The Woodward Group. Ltd.**
99.7	Form of Restated Certificate of Incorporation of Refac. (included as Annex C)*

*	Filed herewith.

**	Included as an exhibit to the Registration Statement on Form S-4 filed by Refac on December 15, 2005.

II-4